    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 17, 2003


                                                     REGISTRATION NO. 333-101052
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                               NEW DECEMBER, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                      2024                                     02-0623497
      (STATE OR OTHER JURISDICTION OF              (PRIMARY STANDARD INDUSTRIAL            (I.R.S. EMPLOYER IDENTIFICATION NO.)
      INCORPORATION OR ORGANIZATION)                CLASSIFICATION CODE NUMBER)

                             ---------------------

                              5929 COLLEGE AVENUE
                           OAKLAND, CALIFORNIA 94618
                                 (510) 652-8187
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ---------------------

                     MARK LEHOCKY, ESQ.                                          KRISTIN ADRIAN, ESQ.
                      GENERAL COUNSEL                                              GENERAL COUNSEL
               DREYER'S GRAND ICE CREAM, INC.                                   NESTLE HOLDINGS, INC.
                    5929 COLLEGE AVENUE                                          C/O NESTLE USA, INC.
                 OAKLAND, CALIFORNIA 94618                                    800 NORTH BRAND BOULEVARD
                       (510) 652-8187                                         GLENDALE, CALIFORNIA 91203
                                                                                    (818) 549-6703

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                             ---------------------

                                   COPIES TO:

                    SETH A. KAPLAN, ESQ.                                       MARY ELLEN KANOFF, ESQ.
               WACHTELL, LIPTON, ROSEN & KATZ                                      LATHAM & WATKINS
                    51 WEST 52ND STREET                                   633 WEST FIFTH STREET, SUITE 4000
                  NEW YORK, NEW YORK 10019                                  LOS ANGELES, CALIFORNIA 90071
                       (212) 403-1000                                               (213) 485-1234

                             ---------------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE PUBLIC: As soon as practicable after this registration statement becomes effective and the conditions to the transactions described herein have been satisfied or waived.

       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE SUCH OFFER AND SALE IS NOT PERMITTED.

                           [DREYER'S ICE CREAM LOGO]


       PRELIMINARY DRAFT DATED JANUARY 17, 2003 -- SUBJECT TO COMPLETION


To the Stockholders of Dreyer's Grand Ice Cream, Inc.:


        Dreyer's Grand Ice Cream, Inc., which we refer to as "Dreyer's," has entered into the Agreement and Plan of Merger and Contribution, which we refer to as the "merger agreement," with Nestle Holdings, Inc., which we refer to as "Nestle," and its affiliates to combine Dreyer's with Nestle's United States frozen dessert business. The combination will result in both Dreyer's and Nestle Ice Cream Company, LLC, which holds Nestle's United States frozen dessert business, becoming wholly-owned subsidiaries of a newly formed Delaware corporation, which is named "New December, Inc." and which will be renamed "Dreyer's Grand Ice Cream Holdings, Inc.," and which we refer to as "New Dreyer's."



        If the transactions contemplated by the merger agreement are completed, in exchange for each share of Dreyer's common stock you own, you will receive one share of New Dreyer's common stock in the form of a new class A callable puttable common stock. Subject to the terms and conditions of a new amended and restated certificate of incorporation of New Dreyer's, New Dreyer's class A callable puttable common stock will permit its holders to sell (put) some or all of their shares to New Dreyer's for $83.00 per share during two periods, the first beginning on December 1, 2005 and ending on January 13, 2006, and the second beginning on April 3, 2006 and ending on May 12, 2006. New Dreyer's class A callable puttable common stock will also be subject to redemption (call) by New Dreyer's at the request of Nestle at $88.00 per share during a six-month period beginning on January 1, 2007. For the contribution of Nestle's United States frozen dessert business, an affiliate of Nestle, NICC Holdings, Inc., will receive approximately 55 million shares of New Dreyer's common stock in the form of a new class B common stock, which, together with the approximately 9.6 million shares of Dreyer's common stock Nestle currently owns (that will be converted into the same number of shares of New Dreyer's class B common stock), will constitute approximately 67% of the diluted (and approximately 72% of the outstanding) New Dreyer's common stock. If the transactions contemplated by the merger agreement are completed, Nestle, Nestle S.A. and New Dreyer's will enter into a governance agreement that, together with the New Dreyer's amended and restated certificate of incorporation and the New Dreyer's amended and restated by-laws, will contain agreements concerning the redemption of New Dreyer's class A callable puttable common stock, the corporate governance of New Dreyer's and the future acquisitions or dispositions of securities of New Dreyer's by Nestle and its affiliates.


        Dreyer's will hold a special meeting of stockholders to consider and vote on the transactions. Whether or not you plan to attend the special meeting, please take the time to submit a proxy by following the instructions on your proxy card.


        THE DREYER'S BOARD OF DIRECTORS, WITHOUT THE PARTICIPATION OF THE TWO DIRECTORS NOMINATED BY NESTLE, HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, AND RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. For a discussion of interests of the directors and management of Dreyer's in the transactions contemplated by the merger agreement, see "The Transactions -- Interests of Directors and Management of Dreyer's in the Transactions" beginning on page 55. Information about the merger agreement and the transactions contemplated by the merger agreement is contained in the accompanying proxy statement/prospectus. BEFORE VOTING, WE URGE YOU TO READ THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS CAREFULLY IN ITS ENTIRETY, INCLUDING THE SECTION DESCRIBING RISK FACTORS BEGINNING ON PAGE 20.


  Sincerely,

/s/ T. GARY ROGERS                               /s/ WILLIAM F. CRONK, III

T. Gary Rogers                                   William F. Cronk, III
Chairman and Chief Executive Officer             President
Dreyer's Grand Ice Cream, Inc.                   Dreyer's Grand Ice Cream, Inc.

        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF NEW DREYER'S CLASS A CALLABLE PUTTABLE COMMON STOCK TO BE ISSUED UNDER THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

             This proxy statement/prospectus is dated [          ]
  and is being first mailed to Dreyer's stockholders on or about [          ].

                                [Dreyer's Logo]

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD [          ]

To the Stockholders of Dreyer's Grand Ice Cream, Inc.:


        We will hold a special meeting of the stockholders of Dreyer's Grand Ice Cream, Inc. on [ ], at [ ] a.m. local time at Dreyer's, 5929 College Avenue, Oakland, California, 94618, to consider and vote on the following:


             1. To approve and adopt the Agreement and Plan of Merger and Contribution, dated as of June 16, 2002, and amended as of October 25, 2002, which we refer to as the "merger agreement," by and among Dreyer's, New December, Inc., a wholly-owned subsidiary of Dreyer's and which we refer to as "New Dreyer's," December Merger Sub, Inc., a wholly-owned subsidiary of New Dreyer's and which we refer to as "Merger Sub," Nestle Holdings, Inc., which we refer to as "Nestle," and NICC Holdings, Inc., a wholly-owned indirect subsidiary of Nestle and which we refer to as "NICC Holdings," and to approve the transactions contemplated by the merger agreement under which the combination of Dreyer's and Nestle's United States frozen dessert businesses will be effected by:

               - the contribution to New Dreyer's by NICC Holdings of all of the outstanding membership interests of Nestle Ice Cream Company, LLC, which holds Nestle's United States frozen dessert business and which we refer to as "NICC," such that NICC will become a wholly-owned subsidiary of New Dreyer's, in return for 55,001,299 shares of New Dreyer's class B common stock;

               - the contribution of the 9,563,016 shares of Dreyer's common stock held by Nestle and its affiliates in exchange for the issuance of one share of New Dreyer's class B common stock for each share of Dreyer's common stock contributed; and

               - the merger of Merger Sub with and into Dreyer's, such that
                 Dreyer's will become a wholly-owned subsidiary of New Dreyer's, and each issued and outstanding share of Dreyer's common stock (other than shares held in treasury, if any, which will be canceled) will be converted into the right to receive one share of New Dreyer's class A callable puttable common stock.

             2. To transact any other business as may properly come before the special meeting, or any adjournments or postponements of the special meeting.

        FOR MORE INFORMATION ABOUT THE PROPOSAL DESCRIBED ABOVE, PLEASE REVIEW THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS AND THE MERGER AGREEMENT ATTACHED TO IT AS ANNEX A.

        Only Dreyer's stockholders of record at the close of business on
[          ], the record date for the special meeting, are entitled to notice of and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of Dreyer's stockholders of record entitled to vote at the special meeting will be available for inspection at the special meeting.


        Your vote is very important. Please sign, date and return the enclosed proxy card as soon as possible to make sure that your shares of Dreyer's common stock are represented at the special meeting. You may vote by completing and mailing the enclosed proxy card. If your shares of Dreyer's common stock are held in "street name," which means shares of Dreyer's common stock held of record by a broker, bank or other nominee, you may be entitled to vote by telephone. Please review the instructions in the accompanying proxy statement/prospectus and the proxy card or the information forwarded by your broker, bank or other nominee regarding each of these options. If you do not vote or do not instruct your broker, bank or other nominee how to vote, it will have the same effect as voting against the approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement.

        THE DREYER'S BOARD OF DIRECTORS, WITHOUT THE PARTICIPATION OF THE TWO DIRECTORS NOMINATED BY NESTLE, UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. For a discussion of interests of the directors and management of Dreyer's in the transactions contemplated by the merger agreement, see "The Transactions -- Interests of the Directors and Management of Dreyer's in the Transactions" beginning on page 55.


                                          By Order of the
                                          Dreyer's Board of Directors,

                                          Edmund R. Manwell
                                          Secretary


[          ], 2003

Oakland, California

                      REFERENCES TO ADDITIONAL INFORMATION


        This proxy statement/prospectus incorporates important business and financial information about Dreyer's from other documents that are not included in or delivered with this proxy statement/prospectus. For a listing of the documents incorporated by reference in this proxy statement/prospectus, please see "Where You Can Find More Information" beginning on page 146. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this proxy statement/prospectus by requesting them in writing from Dreyer's at the following address or by telephone:


                         DREYER'S GRAND ICE CREAM, INC.
                         ATTENTION: INVESTOR RELATIONS
                              5929 COLLEGE AVENUE
                           OAKLAND, CALIFORNIA 94618
                                 (510) 652-8187

        IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY [          ], IN
ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.

        In addition, if you have any questions about the merger agreement or the transactions contemplated by the merger agreement, you may contact:

                               Morrow & Co., Inc.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                                 (800) 607-0088


        See "Where You Can Find More Information" beginning on page 146.

                               TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS................     1
SUMMARY.....................................................     3
SELECTED HISTORICAL FINANCIAL DATA..........................    11
SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA........    15
UNAUDITED PER SHARE DATA....................................    17
MARKET PRICE AND DIVIDEND INFORMATION.......................    19
RISK FACTORS RELATING TO THE TRANSACTIONS...................    20
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...    25
THE SPECIAL MEETING.........................................    26
     Date, Time and Place...................................    26
     Purpose of the Special Meeting.........................    26
     Record Date; Shares Entitled to Vote; Quorum...........    26
     Vote Required..........................................    26
     Voting Commitments.....................................    26
     Voting by Telephone....................................    27
     Voting of Proxies......................................    27
     Revocability of Proxies................................    28
     Solicitation of Proxies................................    28
THE TRANSACTIONS............................................    29
     Background of the Transactions.........................    29
     Recommendation of the Dreyer's Board of Directors;
      Reasons of Dreyer's for the Transactions..............    34
     Reasons of Nestle for the Transactions.................    38
     Opinion of Dreyer's Financial Advisor..................    39
     Certain Financial Projections and Synergies............    48
     Material United States Federal Income Tax
      Consequences..........................................    49
     Accounting Treatment...................................    54
     Regulatory Approvals...................................    54
     Resales of Securities..................................    55
     Interests of Directors and Management of Dreyer's in
      the Transactions......................................    55
     Contracts, Arrangements, Understandings or
      Relationships between Nestle and NICC or New
      Dreyer's..............................................    58
     Contracts, Arrangements, Understandings or
      Relationships between Dreyer's and Nestle.............    61
     Absence of Appraisal Rights............................    62
     Name Change............................................    63
     Listing of New Dreyer's Class A Callable Puttable
      Common Stock..........................................    63
     Dividends..............................................    63
THE MERGER AGREEMENT........................................    64
     The Merger.............................................    64
     The Contributions......................................    64
     Completion and Effectiveness of the Transactions.......    64
     The New Dreyer's Amended and Restated Certificate of
      Incorporation and the New Dreyer's Amended and
      Restated By-Laws......................................    64
     Officers and Directors.................................    64
     The Merger Consideration...............................    65
     Exchange of Dreyer's Stock Certificates................    65
     Representations and Warranties.........................    67
     Regulatory Filings; Obtaining Regulatory Approval......    68
     Other Covenants........................................    69

     General Restrictions on Interim Operations............................................................         70
     Additional Restrictions on NICC's Interim Operations..................................................         71
     Additional Restrictions on Dreyer's Interim Operations................................................         72
     No-Solicitation.......................................................................................         73
     The Special Meeting and the Recommendation of the Dreyer's Board of Directors.........................         75
     Employee Benefits.....................................................................................         75
     Conditions to the Completion of the Transactions......................................................         77
     Termination of the Merger Agreement...................................................................         78
     Termination Fees......................................................................................         79
     Expenses..............................................................................................         80
     Amendments and Waivers................................................................................         80
THE GOVERNANCE AGREEMENT...................................................................................         81
     Nestle................................................................................................         81
     Redemption and Repurchase of New Dreyer's Class A Callable Puttable Common Stock......................         81
     Options...............................................................................................         82
     Affiliate Transactions................................................................................         83
     Nestle Standstill.....................................................................................         83
     Nestle Payments and Option to Purchase Directly from New Dreyer's Stockholders........................         83
     Composition of the New Dreyer's Board of Directors....................................................         84
     Categories of Directors...............................................................................         85
     Nominations to the New Dreyer's Board of Directors....................................................         85
     Committees of the New Dreyer's Board of Directors.....................................................         86
     Dividends.............................................................................................         87
     Approval Rights.......................................................................................         87
     Agreements of Nestle as to Voting.....................................................................         88
     Restrictions on Transfers of New Dreyer's Class B Common Stock by Nestle..............................         88
     Covenants.............................................................................................         88
     Indemnification of Officers and Directors.............................................................         89
     Amendments; Termination; Beneficiaries................................................................         89
THE VOTING AGREEMENT.......................................................................................         91
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.............................................         93
     Security Ownership of Certain Beneficial Owners.......................................................         93
     Security Ownership of Management......................................................................         94
DIRECTORS AND MANAGEMENT OF NEW DREYER'S FOLLOWING THE TRANSACTIONS........................................         96
     Directors.............................................................................................         96
     Committees of the New Dreyer's Board of Directors.....................................................         97
     Compensation of Directors.............................................................................         97
     Management............................................................................................         97
NICC BUSINESS..............................................................................................         99
     General...............................................................................................         99
     Frozen Dessert Industry...............................................................................         99
     Products..............................................................................................         99
     Marketing and Advertising.............................................................................        101
     Customers.............................................................................................        102
     Distribution..........................................................................................        103
     Manufacturing.........................................................................................        103
     Competition...........................................................................................        104
     Seasonality...........................................................................................        105

     Regulation.............................................   105
     Intellectual Property..................................   106
     Employees..............................................   106
     Properties.............................................   106
     Legal Proceedings......................................   107
DESCRIPTION OF NEW DREYER'S CAPITAL STOCK...................   108
     Authorized Shares......................................   108
     Voting Rights..........................................   108
     The Put Right Generally................................   110
     The Call Right Generally...............................   112
     Triggering Event.......................................   113
     Adjustments............................................   114
     Conditions to New Dreyer's Obligations.................   115
     Enforcement of Nestle's Performance....................   115
     Segregation of Funds...................................   115
     Redeemed Shares........................................   116
     Conversion.............................................   116
     Dividends; Reclassifications; Mergers..................   116
     Legend.................................................   117
     Amendment to the New Dreyer's Amended and Restated
      By-Laws...............................................   117
     Amendment to the New Dreyer's Amended and Restated
      Certificate of Incorporation..........................   118
     Limitation of Liability of Directors...................   118
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL
  INFORMATION...............................................   119
COMPARISON OF RIGHTS OF STOCKHOLDERS AND GOVERNANCE
  MATTERS...................................................   132
LEGAL OPINIONS..............................................   145
EXPERTS.....................................................   145
STOCKHOLDER PROPOSALS.......................................   146
OTHER MATTERS...............................................   146
WHERE YOU CAN FIND MORE INFORMATION.........................   146
NICC'S SELECTED FINANCIAL DATA..............................   F-1
NICC'S MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS.......................   F-3
NICC'S FINANCIAL STATEMENTS
     Independent Auditors' Report...........................  F-15
     Consolidated Balance Sheets............................  F-16
     Consolidated Statements of Operations..................  F-17
     Consolidated Statements of Members' Equity.............  F-18
     Consolidated Statements of Cash Flows..................  F-19
     Notes to Consolidated Financial Statements.............  F-20
NEW DREYER'S FINANCIAL STATEMENTS
     Report of Independent Accountants......................  F-41
     Consolidated Balance Sheet.............................  F-42
     Notes to Consolidated Balance Sheet....................  F-43

                                    ANNEXES

Annex A  Agreement and Plan of Merger and Contribution and Amendment
         No. 1 thereto
Annex B  Form of Governance Agreement (Exhibit D to the Agreement and
         Plan of Merger and Contribution)
Annex C  Form of New Dreyer's Amended and Restated Certificate of
         Incorporation (Exhibit B to the Agreement and Plan of Merger and Contribution)
Annex D Form of New Dreyer's Amended and Restated By-Laws (Exhibit C to the Agreement and Plan of Merger and Contribution)
Annex E  Stockholder Voting Agreement (Exhibit A to the Agreement and
         Plan of Merger and Contribution)
Annex F  Opinion of Merrill Lynch, Pierce, Fenner & Smith
         Incorporated

                  QUESTIONS AND ANSWERS ABOUT THE TRANSACTIONS

Q:  WHEN AND WHERE IS THE SPECIAL MEETING?


A:  The special meeting will take place on [          ], at [      ] a.m. local
    time at Dreyer's, 5929 College Avenue, Oakland, California, 94618.



Q:  WHAT STOCKHOLDER APPROVALS ARE REQUIRED?


A: The affirmative vote of a majority of the shares of Dreyer's common stock outstanding and entitled to vote as of the record date is required to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement.

Q:  IF I WOULD LIKE TO VOTE ON THE PROPOSAL, WHAT DO I NEED TO DO NOW?

A: If you are a stockholder of record of Dreyer's common stock, after carefully reading and considering the information contained in this proxy statement/prospectus, please complete and sign your proxy card and return it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented at the special meeting.

    If you sign, date and send your proxy and do not indicate how you want to vote, your proxy will be voted for the proposal.

    If you hold your shares of Dreyer's common stock in "street name," which means your shares are held of record by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Your broker, bank or other nominee will vote your shares of Dreyer's common stock for you only if you provide instructions to it on how to vote. Please refer to the voting instruction card used by your broker, bank or other nominee to see if you may submit voting instructions using the telephone or Internet.

    If you do not give voting instructions to your broker, bank or other nominee, your vote will not be counted as voting for the approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, unless you appear and vote in person at the special meeting.

    If your broker, bank or other nominee holds your shares of Dreyer's common stock and you attend the special meeting, please bring a letter from your broker, bank or other nominee identifying you as the beneficial owner of the shares and authorizing you to vote at the special meeting.

Q:  WHAT DO I DO IF I WANT TO CHANGE MY VOTE?

A: If you are a stockholder of record of Dreyer's common stock, there are three ways to change your vote after you have submitted your proxy card:


     - you may send a later-dated, signed proxy card to the secretary of Dreyer's which must be received prior to the special meeting;


     - you may attend the special meeting in person and vote; or

     - you may send a notice of revocation to the secretary of Dreyer's, which must be received prior to the special meeting.


     Simply attending the special meeting without voting will not revoke your proxy. Correspondence to the secretary of Dreyer's should be sent to the address listed under "Summary -- The Companies" beginning on page 3.


     If you hold your shares of Dreyer's common stock in "street name" and you have instructed your broker, bank or other nominee to vote your shares, you must follow the directions provided by your broker, bank or other nominee to change your vote.

Q:  WHAT WILL HAPPEN IF I ABSTAIN FROM VOTING OR FAIL TO VOTE?


A: An abstention or failure to vote will have the same effect as a vote against the approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement.


Q:  WHEN DO YOU EXPECT TO COMPLETE THE TRANSACTIONS?

A: We are working to complete the transactions contemplated by the merger agreement as soon as possible. Our goal is to complete the
transactions during the [     ] calendar quarter of [     ]. However, because
the transactions are subject to governmental approval and other conditions, we cannot predict the exact timing of the completion of the transactions.

Q:  SHOULD I SEND IN MY DREYER'S STOCK CERTIFICATES NOW?


A: No. After the merger and other transactions contemplated by the merger agreement are completed, we will send you written instructions for exchanging your Dreyer's stock certificates.


Q:  WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have any questions about the transactions or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact:

    Morrow & Co., Inc.
    445 Park Avenue, 5th Floor
    New York, New York 10022
    (800) 607-0088

    or

    Dreyer's Grand Ice Cream, Inc.
    Attention: Investor Relations
    5929 College Avenue
    Oakland, California 94618
    (510) 652-8187

                                    SUMMARY


        This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the transactions fully and for a more complete description of the legal terms of the transactions contemplated by the merger agreement, you should read this proxy statement/prospectus carefully in its entirety, including the Annexes and the other documents to which we have referred you. For information on how to obtain documents that we have filed with the Securities and Exchange Commission, which we refer to as the "SEC," see "References to Additional Information" on the inside front cover of this proxy statement/prospectus and "Where You Can Find More Information" beginning on page
146. For a discussion of the risk factors that you should consider in evaluating the transactions, see "Risk Factors Relating to the Transactions" beginning on page 20.



        Throughout this proxy statement/prospectus, when we use the term "Dreyer's," we are referring to Dreyer's Grand Ice Cream, Inc.; when we use the term "New Dreyer's," we are referring to New December, Inc., the newly formed holding company that will be issuing New Dreyer's class A callable puttable common stock; when we use the term "Merger Sub," we are referring to December Merger Sub, Inc., the newly formed subsidiary of New Dreyer's; when we use the term "Nestle," we are referring to Nestle Holdings, Inc.; when we use the term "NICC," we are referring to Nestle Ice Cream Company, LLC, a wholly-owned indirect subsidiary of Nestle; when we use the term "NICC Holdings," we are referring to NICC Holdings, Inc., a wholly-owned indirect subsidiary of Nestle that directly holds the membership interests of NICC; when we use the term the "merger agreement," we are referring to the Agreement and Plan of Merger and Contribution, dated as of June 16, 2002, and amended as of October 25, 2002, by and among Dreyer's, New Dreyer's, Merger Sub, Nestle, and NICC Holdings, which is attached as Annex A to this proxy statement/prospectus.


        Additionally, throughout this proxy statement/prospectus, when we use the term "transactions" or the phrase "the transactions contemplated by the merger agreement" we are referring to:

        - the contribution by NICC Holdings of all of the membership interests of NICC to New Dreyer's in return for 55,001,299 shares of New Dreyer's class B common stock;

        - the contribution by Nestle of all of its shares of Dreyer's common stock to New Dreyer's in exchange for the issuance of one share of New Dreyer's class B common stock for each share of Dreyer's common stock contributed; and

        - the merger of Merger Sub with and into Dreyer's, with Dreyer's surviving as a wholly-owned subsidiary of New Dreyer's.

THE COMPANIES

DREYER'S GRAND ICE CREAM, INC.
5929 College Avenue
Oakland, California 94618
(510) 652-8187


Dreyer's is a manufacturer and distributor of frozen dessert products, with a broad line of products sold under the Dreyer's and Edy's(R) brand names in retail outlets serving more than 91% of the households in the United States. For additional information about Dreyer's and its business, see "Where You Can Find More Information" beginning on page 146.


NEW DECEMBER, INC.
c/o Dreyer's Grand Ice Cream, Inc.
5929 College Avenue
Oakland, California 94618
(510) 652-8187

Dreyer's formed New Dreyer's in June 2002 as a Delaware corporation, solely for the purpose of effecting the transactions. To date, New Dreyer's has not conducted any activities other than those related to its formation, the execution of the merger agreement and the preparation of this proxy statement/prospectus. Upon completion of the transactions, Dreyer's and NICC will become wholly-owned subsidiaries of New Dreyer's and the business of New Dreyer's will be the busi-

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

nesses currently conducted by Dreyer's and NICC.

DECEMBER MERGER SUB, INC.
c/o Dreyer's Grand Ice Cream, Inc.
5929 College Avenue
Oakland, California 94618
(510) 652-8187

New Dreyer's formed Merger Sub in June 2002 as a Delaware corporation, solely for the purpose of effecting the transactions. To date Merger Sub has not conducted any activities other than those related to its formation, the execution of the merger agreement and the preparation of this proxy statement/prospectus. Upon completion of the transactions, Merger Sub will have been merged with and into Dreyer's, with Dreyer's surviving as a wholly-owned subsidiary of New Dreyer's and Merger Sub will cease to exist.

NESTLE S.A.
c/o Nestle USA, Inc.
800 North Brand Boulevard
Glendale, California 91203
(818) 549-6539

Nestle S.A., organized in 1866 under the laws of Switzerland, is Switzerland's largest industrial company and the world's largest food company. Nestle S.A. is a holding company that holds interests in worldwide operating companies that manufacture and sell food and beverage products throughout the world, engage in research and development activities, manufacture and sell cosmetic products and develop, manufacture and sell pharmaceutical products. NICC and NICC Holdings each are wholly-owned indirect subsidiaries of Nestle S.A., and Nestle is a wholly-owned direct subsidiary of Nestle S.A. Through its operating companies, Nestle S.A. manufactures and sells products under well-known brands, including:
Nestle(R), Nestle Crunch(R), Baby Ruth(R), Butterfinger(R), Stouffer's(R), PowerBar(R), Nescafe(R), Taster's Choice(R), Perrier(R), S. Pellegrino(R), Arrowhead(R), Poland Springs(R), Nestea(R), Nesquik(R), Carnation(R), Cross & Blackwell(R), L'Oreal(R), Friskies(R), Fancy Feast(R), Alpo(R), Purina Dog Chow(R), Mighty Dog(R), Gourmet(R), Mon Petit(R) and Felix(R).

NESTLE HOLDINGS, INC.
c/o Nestle USA, Inc.
800 North Brand Boulevard
Glendale, California 91203
(818) 549-6539

Nestle, incorporated in 1983 under the laws of Delaware, is a wholly-owned subsidiary of Nestle S.A. Nestle principally is engaged in the business of holding Nestle S.A.'s United States food and beverage operating subsidiaries, other than Nestle S.A.'s United States bottled water business.

NICC HOLDINGS, INC.
c/o Nestle USA, Inc.
800 North Brand Boulevard
Glendale, California 91203
(818) 549-6539

NICC Holdings, incorporated in 2002 under the laws of Delaware, is a wholly-owned indirect subsidiary of Nestle. NICC Holdings is the sole member of NICC and owns 100% of the equity interest in NICC.

NESTLE ICE CREAM COMPANY, LLC
12647 Alcosta Boulevard, Suite 300
San Ramon, California 94583
(925) 327-8208

NICC, organized in October 1999, is a leading manufacturer and marketer of frozen desserts, including frozen yogurt, gelato, sorbet and other frozen novelties. NICC's products include Haagen-Dazs(R) ice cream, Nestle(R) Drumstick(R) ice cream sundae cones, Dole(R) frozen juice bars and Nestle Crunch(R) and Butterfinger(R) ice cream bars. NICC's products are available in all 50 states. NICC's products are sold and distributed by NICC and its independent distributors to grocery stores, convenience stores, club stores, Haagen-Dazs(R) ice cream stores, restaurants, movie theaters, hotels and other retailers. NICC is devoted to creating and producing high-quality ice cream and other frozen dessert products.


THE SPECIAL MEETING (PAGE 26)



At the special meeting, Dreyer's stockholders will be asked to consider and vote on a proposal to approve and adopt the merger agreement and to approve the transactions contemplated by the merger agreement.

RECORD DATE; VOTE REQUIRED (PAGE 26)


Only Dreyer's stockholders at the close of business on the record date,
[          ], will be entitled to notice of, and to vote at, the special meeting.

The affirmative vote of the holders of a majority of the shares of Dreyer's common stock outstanding is required for the approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement.


THE TRANSACTIONS (PAGE 29)


The transactions will take place in several steps:

(1) Immediately prior to the merger, NICC Holdings will contribute all of the membership interests of NICC to New Dreyer's in return for 55,001,299 shares of New Dreyer's class B common stock.

(2) Immediately prior to the merger, Nestle will contribute all of its shares of Dreyer's common stock to New Dreyer's in exchange for the issuance of one share of New Dreyer's class B common stock for each share of its Dreyer's common stock contributed.

(3) Merger Sub then will be merged with and into Dreyer's, with Dreyer's surviving as a wholly-owned subsidiary of New Dreyer's.

WHAT YOU WILL RECEIVE

In the merger, each share of Dreyer's common stock you own will be converted into the right to receive one share of New Dreyer's class A callable puttable common stock.

OWNERSHIP OF NEW DREYER'S FOLLOWING THE TRANSACTIONS


Dreyer's common stockholders, other than Nestle and its affiliates, will own approximately 33% of the diluted New Dreyer's common stock after completion of the transactions in the form of New Dreyer's class A callable puttable common stock. Nestle and its affiliate, NICC Holdings, will own approximately 67% of the diluted (or approximately 72% of the outstanding) New Dreyer's common stock after completion of the transactions in the form of New Dreyer's class B common stock.



THE GOVERNANCE AGREEMENT (PAGE 81)

Nestle, Nestle S.A. and New Dreyer's have agreed to enter into a governance agreement, which will contain agreements of the parties concerning the redemption of New Dreyer's class A callable puttable common stock, the corporate governance of New Dreyer's and the future acquisitions or dispositions of securities of New Dreyer's by Nestle. The form of this governance agreement is attached as Annex B to this proxy statement/prospectus and we encourage you to read it carefully in its entirety.


THE PUT RIGHT (PAGES 81 AND 110)


Subject to the terms and conditions of the New Dreyer's amended and restated certificate of incorporation, you will have the option to require New Dreyer's to redeem (put) all or part of New Dreyer's class A callable puttable common stock you hold at a price of $83.00 per share during two periods:

- the first beginning on December 1, 2005 and ending on January 13, 2006; and

- the second beginning on April 3, 2006 and ending on May 12, 2006.

New Dreyer's will be required to give you notice of the availability of the put right by mailing you a put notification on the first day of each put period.


THE CALL RIGHT (PAGES 81 AND 112)


Your New Dreyer's class A callable puttable common stock may be redeemed (called) by New Dreyer's at the request of Nestle, in whole but not in part, at a price of $88.00 per share during the call period beginning on January 1, 2007 and ending on June 30, 2007.

Upon the occurrence of a triggering event (which generally means a substantial adverse change determination or an insolvency event), your New Dreyer's class A callable puttable common stock will be redeemed by New Dreyer's, in whole but not in part, at a price per share equal to the triggering event price, which will be determined on the basis of a discount to the put price of $83.00 per share and will depend on the date of the triggering event.

When we use the term "substantial adverse change determination," we generally are referring to the good faith determination by the independent directors of New Dreyer's, made prior to January 1, 2007, that there has been a substantial adverse change in the business viability or financial viability of New Dreyer's and its subsidiaries, taken as a whole, since the completion of the transactions.


BOARD COMPOSITION FOLLOWING THE TRANSACTIONS (PAGE 84)


At the completion of the transactions, the New Dreyer's board of directors will consist of 10 members, including:

- five nominees nominated by Nestle, including Peter Brabeck-Letmathe, chief executive officer of Nestle S.A., who will serve as vice chairman of the New Dreyer's board of directors;

- T. Gary Rogers, chairman of the Dreyer's board of directors and chief executive officer of Dreyer's, who will serve as chairman of the New Dreyer's board of directors so long as he is chief executive officer of New Dreyer's;

- William F. Cronk, III, a member of the Dreyer's board of directors and current president of Dreyer's; and

- Jan L. Booth, John W. Larson and Timothy P. Smucker, directors of Dreyer's, who will serve as independent directors of New Dreyer's.

Prior to July 1, 2007, 50% of the then-serving members of the New Dreyer's board of directors will be persons nominated by Nestle, and Nestle has agreed to use its reasonable best efforts to make sure that the Nestle directors do not comprise more than 50% of the then-serving members of the New Dreyer's board of directors. Nestle also has agreed that, from July 1, 2007 to July 1, 2008, it will use its reasonable best efforts to cause at least three directors of New Dreyer's to be directors meeting the independence standards of the National Association of Securities Dealers, Inc., which we refer to as "NASD."

Nestle has the right to nominate any replacement for a Nestle director. The three independent directors have the right to nominate any replacement for an independent director.

Additionally, if the rules and listing standards of NASD are amended so that New Dreyer's is required to increase the number or percentage of directors on the New Dreyer's board of directors meeting NASD independence standards, then Nestle will use its reasonable best efforts to cause the resignation of one or, if necessary, two Nestle directors from the New Dreyer's board of directors. The directors filling these vacancies will be nominated by:

- Nestle, if permissible under NASD rules; or

- if not permissible under NASD rules, then by the affirmative vote of a majority of the then-authorized number of directors of New Dreyer's.

If, after Nestle has caused the resignation of two Nestle directors, an additional independent director is required under NASD rules, then New Dreyer's and the non-Nestle directors will be required to use their reasonable best efforts to cause the resignation of the non-Nestle director who is:

- not an independent director; and

- not then serving as chief executive officer of New Dreyer's.


NESTLE STANDSTILL (PAGE 83)


Nestle has agreed, with some exceptions, that prior to July 1, 2007, Nestle and its affiliates may not, directly or indirectly:

- purchase or otherwise acquire equity securities of New Dreyer's; or

- propose or offer to purchase or acquire equity securities of New Dreyer's, whether by tender offer, exchange offer, market purchase, privately negotiated purchase or merger;

if, as a result of the acquisition, the voting interest of Nestle and its affiliates in New Dreyer's would exceed 67% on a diluted basis.

Also, Nestle has agreed that it and its affiliates may not propose any of the transactions described above during the one-year period beginning on July 1, 2007, unless New Dreyer's stockholders, other than Nestle and its affiliates, receive in the transaction a cash price per share equal to or greater than the redemption price of $88.00 per share.

RESTRICTIONS ON TRANSFERS OF NEW DREYER'S CLASS B COMMON STOCK BY NESTLE (PAGE
88)


Nestle has agreed that it and its affiliates may not transfer any shares of their New Dreyer's class B common stock prior to July 1, 2007, except to a subsidiary that is, directly or indirectly, majority owned by Nestle S.A. or except to comply with law. Any transferee of shares of New Dreyer's class B common stock also must be bound by the governance agreement as if it were a party to the governance agreement.


DIVIDENDS (PAGE 87)


Under the governance agreement, New Dreyer's dividend policy will be to pay a dividend no less than the greater of:

- $0.24 per share of New Dreyer's common stock on an annualized basis; or

- 30% of New Dreyer's net income per share of New Dreyer's common stock for the preceding calendar year, excluding ongoing non-cash impact of accounting entries arising from the accounting for the transactions;

except that the New Dreyer's board of directors, in discharging its fiduciary duties, may determine not to declare a dividend for any given period.


APPROVAL RIGHTS (PAGE 87)


The governance agreement and the New Dreyer's amended and restated by-laws provide that, prior to July 1, 2007, in addition to any other vote required by law, the affirmative vote of a majority of the then-authorized number of directors will be required to approve or authorize New Dreyer's to take specified significant actions, which actions include mergers, consolidations and other combinations involving New Dreyer's.

Additionally, the New Dreyer's amended and restated certificate of incorporation provides that, prior to July 1, 2007, in addition to any other vote required by law, if the then-serving continuing Nestle directors constitute less than 50% of the total authorized number of directors of New Dreyer's, the affirmative vote of the holders of a majority of the outstanding shares of New Dreyer's class B common stock will be required to approve or authorize New Dreyer's to take these significant actions.


THE NEW DREYER'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (PAGE 118)


The New Dreyer's amended and restated certificate of incorporation sets forth the rights, preferences, powers and restrictions of New Dreyer's class A callable puttable common stock and of New Dreyer's class B common stock, and also sets forth the terms and conditions under which New Dreyer's class A callable puttable common stock may be redeemed by New Dreyer's under the put right or call right.

The form of the New Dreyer's amended and restated certificate of incorporation is attached as Annex C to this proxy statement/prospectus. We encourage you to read the New Dreyer's amended and restated certificate of incorporation carefully in its entirety.


RECOMMENDATIONS OF THE DREYER'S BOARD OF DIRECTORS (PAGE 34)



Based on Dreyer's reasons for the merger described in this proxy statement/prospectus, including the fairness opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated, which we refer to as "Merrill Lynch," with respect to the merger, the Dreyer's board of directors, without the participation of the two directors nominated by Nestle, unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to and in the best interests of Dreyer's stockholders, and has approved the merger agreement and the transactions contemplated by the merger agreement. The Dreyer's board of directors recommends that you vote "FOR" the approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement. For a discussion of interests of the directors and management of Dreyer's in the transactions contemplated by the merger agreement, see "The Transactions -- Interests of Directors and Management of Dreyer's in the Transactions" beginning on page 55.



OPINION OF DREYER'S FINANCIAL ADVISOR (PAGE 39)


In deciding to approve the merger agreement and transactions contemplated by the merger agreement, the Dreyer's board of directors considered the oral opinion of Merrill Lynch delivered on June 14, 2002, and subsequently confirmed by delivery of a written opinion, dated June 16, 2002, that the exchange of Dreyer's common stock for New Dreyer's class A callable puttable common stock in the merger was fair from a financial point of view to Dreyer's common stockholders, other than Nestle and its affiliates. The written opinion of Merrill Lynch is attached as Annex F to this proxy statement/prospectus. We encourage you to read Merrill Lynch's opinion carefully in its entirety.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES (PAGE 49)



We have structured the transactions in a manner that we believe generally should not require you to recognize any gain or loss for United States federal income tax purposes on the exchange of your Dreyer's common stock for New Dreyer's class A callable puttable common stock. We have conditioned the completion of the transactions on our receipt of a legal opinion from Wachtell, Lipton, Rosen & Katz to support this. Under the merger agreement, Dreyer's is permitted to, but does not intend to, waive the receipt of the tax opinion as a condition to its obligation to consummate the transactions. In the event Dreyer's waives this condition and the change in tax consequences is material, Dreyer's will recirculate a revised proxy statement/prospectus and resolicit the vote of Dreyer's stockholders. Tax matters can be complicated and the tax consequences of the transactions to you will depend on your particular tax situation. You are urged to consult your tax adviser to understand fully the tax consequences of the transactions.



ACCOUNTING TREATMENT (PAGE 54)



The transactions will be accounted for as a reverse acquisition under the purchase method of accounting under United States generally accepted accounting principles, which we refer to as "U.S. GAAP." For this purpose, NICC will be deemed to be the acquirer and Dreyer's will be deemed to be the acquired entity.



REGULATORY APPROVALS (PAGE 54)



Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the "HSR Act," and the rules and regulations promulgated thereunder by the United States Federal Trade Commission, which we refer to as the "FTC," Dreyer's and Nestle may not complete the transactions contemplated by the merger agreement until they have furnished information and materials to the Antitrust Division of the United States Department of Justice, which we refer to as the "Antitrust Division," and the FTC, and the applicable waiting period has expired or been terminated. The relevant filings by both Dreyer's and Nestle were made on July 3, 2002. On August 2, 2002, the FTC made a request for additional information and documentary material, as a result of which the statutory waiting period will expire 30 days after Dreyer's and Nestle each substantially comply with this request, unless the waiting period is terminated earlier or extended with the consent of Dreyer's and Nestle. Both Dreyer's and Nestle declared substantial compliance with the FTC's request by December 26, 2002. Dreyer's and Nestle consented to extend the FTC waiting period until February 14, 2003. The waiting period can be extended further with the consent of Dreyer's and Nestle. Dreyer's and Nestle are continuing to work closely with the FTC staff on its request.



INTERESTS OF DIRECTORS AND MANAGEMENT OF DREYER'S IN THE TRANSACTIONS (PAGE 55)


Some members of Dreyer's management and of the Dreyer's board of directors have interests in the transactions or relationships with Nestle that are different from, or in addition to, the interests of the other Dreyer's stockholders. The Dreyer's board of directors was aware of these interests and relationships, and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.


ABSENCE OF APPRAISAL RIGHTS (PAGE 62)


Under Delaware law, you will not have any appraisal rights as a result of the merger because you will be receiving a share of New Dreyer's common stock in the form of New Dreyer's class A callable puttable common stock that will be approved for quotation on the Nasdaq National Market.

CONDITIONS TO THE COMPLETION OF THE TRANSACTIONS (PAGE 77)


Completion of the transactions is subject to the satisfaction or waiver of a number of conditions, including the following:

- the merger agreement is adopted by a majority of the outstanding shares of Dreyer's common stock entitled to vote;

- no legal prohibition on the completion of the transactions is in effect;

- the applicable waiting period under the HSR Act has expired or been terminated;

- the SEC has declared effective the registration statement of which this proxy statement/ prospectus is a part;

- the representations and warranties of Dreyer's and Nestle in the merger agreement are true and correct to the extent required by the merger agreement;

- Dreyer's and Nestle each have complied with their respective covenants and agreements in the merger agreement in all material respects;

- an opinion from Dreyer's legal counsel has been received by Dreyer's regarding the United States federal income tax consequences of the merger to Dreyer's stockholders;

- an opinion from Nestle's legal counsel has been received by Nestle regarding the qualification of the contribution, and the contributions and merger collectively, as a transfer of property under Section 351 of the Internal Revenue Code of 1986, as amended, which we refer to as the "Internal Revenue Code", together with the rules and regulations promulgated thereunder by the Internal Revenue Service, which we refer to as the "IRS"; and


- there are no more than 41,393,348 shares of Dreyer's common stock outstanding on a diluted basis and no shares of Dreyer's preferred stock outstanding.



NO-SOLICITATION (PAGE 73)



The merger agreement contains detailed provisions prohibiting Dreyer's from seeking an alternative business combination. The no solicitation covenant generally prohibits Dreyer's, as well as officers, directors, subsidiaries, employees, agents and representatives of Dreyer's, from taking any action to solicit an alternative business combination as described in "The Merger Agreement -- No-Solicitation" beginning on page 73 or engaging in any discussions or negotiations with a third party with respect to an alternative business combination. The merger agreement, however, does not prohibit Dreyer's or the Dreyer's board of directors from considering, and potentially terminating the merger agreement in favor of, an unsolicited bona fide written superior proposal from a third party in the circumstances described under "The Merger Agreement -- No-Solicitation" beginning on page 73.



TERMINATION OF THE MERGER AGREEMENT (PAGE 78)


Dreyer's and Nestle jointly can agree to terminate the merger agreement at any time. Either Dreyer's or Nestle also may terminate the merger agreement if:

- the transactions are not completed on or before June 16, 2003, so long as the failure to complete the transactions before that date is not the result of the failure by the terminating party to fulfill any of its obligations under the merger agreement;

- a governmental order or other action does not permit the completion of the transactions, so long as the terminating party has used its reasonable best efforts to obtain all necessary governmental approvals and lift any injunctions;

- Dreyer's stockholders fail to approve and adopt the merger agreement and approve the merger at the special meeting; or

- the other party breaches or fails to perform any of its representations, warranties, covenants or other agreements contained in the merger agreement and the breach or failure cannot be cured on or before June 16, 2003 and causes a condition to the completion of the transactions to be incapable of being satisfied prior to June 16, 2003.

In addition, Nestle unilaterally may terminate the merger agreement if the Dreyer's board of directors:

- withdraws its recommendation that Dreyer's stockholders approve and adopt the merger agreement and approve the merger;

- changes its recommendation, or approves or determines to recommend to Dreyer's stockholders that they approve an alternative business combination; or

- fails to call the special meeting by the fifth business day prior to June 16, 2003 (but only if Dreyer's materially breaches its obligation under the merger agreement to call the special meeting).


In addition, Dreyer's may terminate the merger agreement if the Dreyer's board of directors has received a superior proposal prior to the special meeting and Nestle fails to match or improve upon the superior proposal. See "The Merger Agreement -- Termination of the Merger Agreement" beginning on page 78.



TERMINATION FEES (PAGE 79)


Dreyer's has agreed to pay a termination fee of $75 million to Nestle if the merger agreement is terminated:


- by Dreyer's in connection with accepting a superior proposal, as described under "The Merger Agreement -- Termination of the Merger Agreement" beginning on page 78, prior to receipt of Dreyer's stockholders' approval and adoption of the merger agreement and approval of the merger;


- by Nestle, if the Dreyer's board of directors:

     - withdraws, or modifies in a manner adverse to Nestle, its recommendation that Dreyer's stockholders approve and adopt the merger agreement and approve the merger, or resolves to take this action; or


     - approves or recommends, or resolves to approve or recommend, to Dreyer's stockholders an alternative business combination (as described under "The Merger Agreement -- No-Solicitation" beginning on page 73); or


     - fails to hold the special meeting by the fifth business day prior to the termination date of June 16, 2003 (but only if Dreyer's materially breaches its obligation under the merger agreement to call the special meeting); or

     - if Dreyer's stockholders fail to approve and adopt the merger agreement and approve the merger, and an offer or proposal that would be an alternative business combination has been announced publicly and known to Dreyer's stockholders, and it is not withdrawn or rejected by Dreyer's, and Dreyer's enters into (including by endorsing a tender offer) or completes the alternative business combination within six months of the termination of the merger agreement.

In addition, if the merger agreement is terminated due to either Dreyer's or Nestle breaching or failing to perform any of its obligations under the merger agreement, the breaching party will pay the other party's reasonable expenses relating to the transactions, not to exceed $25 million.


VOTING COMMITMENTS (PAGES 26 AND 91)


Concurrently with the execution and delivery of the merger agreement, Nestle entered into a stockholder voting agreement with T. Gary Rogers, chairman of the Dreyer's board of directors and chief executive officer of Dreyer's, and William
F. Cronk, III, a member of the Dreyer's board of directors and current president of Dreyer's, and certain of their affiliates beneficially owning approximately 16% of the voting power of Dreyer's common stock as of the date of the merger agreement. Under the voting agreement, Messrs. Rogers and Cronk and their affiliates have agreed to vote their shares of Dreyer's common stock in favor of approval and adoption of the merger agreement and approval of the merger and the transactions contemplated by the merger agreement and against any alternative business combination or any other action, proposal, transaction or agreement that would result in the breach of any obligation of Dreyer's under the merger agreement or of Messrs. Rogers and Cronk under the voting agreement.

In the merger agreement, Nestle has agreed to vote the shares of Dreyer's common stock owned by Nestle (which is approximately 27.5% of the voting power of Dreyer's common stock as of the date of the merger agreement) in favor of approval and adoption of the merger agreement and approval of the merger and the transactions contemplated by the merger agreement.

                       SELECTED HISTORICAL FINANCIAL DATA

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF DREYER'S


        Dreyer's is providing the following financial information to aid you in your analysis of the financial aspects of the transactions. The selected financial data of Dreyer's has been derived from the consolidated financial statements and related notes of Dreyer's for each of the years in the five-year period ended December 29, 2001, and the unaudited consolidated financial statements for the thirty-nine weeks ended September 28, 2002 and September 29, 2001. This information is only a summary, and you should read it in conjunction with the historical consolidated financial statements of Dreyer's and the related notes contained in the annual reports and other information that Dreyer's has previously filed with the SEC. See "Where You Can Find More Information" beginning on page 146.



                           THIRTY-NINE WEEKS ENDED                                FISCAL YEAR ENDED(1)
                        -----------------------------   ------------------------------------------------------------------------
                        SEPTEMBER 28,   SEPTEMBER 29,   DECEMBER 29,   DECEMBER 30,   DECEMBER 25,   DECEMBER 26,   DECEMBER 27,
                            2002            2001            2001           2000           1999           1998           1997
                        -------------   -------------   ------------   ------------   ------------   ------------   ------------
                                 (unaudited)
                                                    (Dollars in thousands, except per share amounts)
Operations:
  Net sales(2)........   $1,050,823       $936,473       $1,211,245     $1,040,788      $961,111       $902,109       $858,316
  Income (loss) before
    cumulative effect
    of change in
    accounting
    principle(3)......       23,330          8,657            8,829         25,378        11,587        (46,510)         8,774
  Net income
    (loss)(3).........       23,330          8,657            8,829         25,378        10,992        (46,510)         8,028
  Net income (loss)
    available to
    common
    stockholders(3)...       23,330          8,097            8,269         24,220         9,872        (47,630)         3,968

Per Common Share:
Basic:
  Income (loss) before
    cumulative effect
    of change in
    accounting
    principle(3)......          .67            .26              .26            .86           .38          (1.75)           .18
  Net income
    (loss)(3).........          .67            .26              .26            .86           .36          (1.75)           .15
Diluted:
  Income (loss) before
    cumulative effect
    of change in
    accounting
    principle(3)......          .62            .24              .24            .72           .35          (1.75)           .17
  Net income
    (loss)(3).........          .62            .24              .24            .72           .33          (1.75)           .14
Dividends
  declared(4).........          .18            .18              .24            .12           .12            .12            .12

Balance Sheet:
  Total assets........   $  537,946        539,705          498,689        468,451       441,065        461,721        502,146
  Working
    capital(5)........       93,357         95,406           84,018         58,006        29,513         61,059         78,576
  Long-term debt(6)...      146,429        156,771          148,671        121,214       104,257        169,781        165,913
  Redeemable
    convertible
    preferred
    stock(7)..........                                                     100,540       100,078         99,654         99,230
  Stockholders'
    equity(7).........      233,039        208,445          208,365        100,372        73,694         61,174        108,688


---------------

(1) Dreyer's fiscal year is a 52-week or a 53-week period ending on the last Saturday in December. Fiscal years 2001, 1999, 1998 and 1997 consisted of 52 weeks, while fiscal year 2000 consisted of 53 weeks.

(2) As a result of EITF 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)," certain expenses previously classified as selling, general and administrative expenses are now recorded as a reduction of sales beginning in the first quarter of 2002. In accordance with this pronouncement, these figures reflect this retroactive reclassification which had no effect on net income
    (loss) as previously reported.

(3) On January 1, 2002, Dreyer's adopted SFAS No. 142, "Goodwill and Other Intangible Assets" which requires that goodwill and other indefinite-lived intangible assets no longer be amortized. In accordance with this pronouncement, no goodwill amortization was recognized for the thirty-nine weeks ended September 28, 2002.

(4) On February 14, 2001, the Dreyer's board of directors declared its intention to increase the regular quarterly dividend from $.03 to $.06 per common share for each quarter of 2001.

(5) Certain reclassifications have been made to prior years' financial data to conform to the current year presentation.

(6) Excludes current portion of long-term debt.

(7) Dreyer's redeemable convertible preferred stock was converted to common stock in the second quarter of 2001.

SELECTED HISTORICAL FINANCIAL DATA OF NICC

        NICC is providing the following financial information to aid you in your analysis of the financial aspects of the transactions. The selected consolidated financial data of NICC has been derived from the audited consolidated financial statements and accompanying notes of NICC for the years ended December 31, 2001 and December 31, 2000, for the nine months ended September 29, 2002 and the period from October 8, 1999 (inception) to December 31, 1999, the fiscal quarter in which NICC began operations. Information with respect to the nine months ended September 30, 2001 is unaudited and is presented for comparative purposes. The following selected consolidated financial information of NICC should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and accompanying notes of NICC included in this proxy statement/prospectus. The information set forth below is not necessarily indicative of NICC's results of future operations and should be read in conjunction with "NICC's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "NICC's Financial Statements."

        NICC's selected consolidated financial data does not include information prior to NICC's inception on October 8, 1999 because NICC does not have the information necessary to allocate costs and expenses or to comply with EITF 01-9. NICC was created as a 50/50 joint venture between Nestle Prepared Foods and Pillsbury and consisted of Nestle's United States frozen dessert business and Pillsbury's United States Haagen-Dazs(R) frozen dessert business excluding the franchising of Haagen-Dazs(R) retail shops. Haagen-Dazs(R) branded frozen dessert products have historically been the largest revenue-generating component of NICC's frozen dessert business. The United States Haagen-Dazs(R) frozen dessert business was operated within a larger division of Pillsbury prior to NICC's inception. Pillsbury did not separately allocate costs and expenses between such division and the United States Haagen-Dazs(R) frozen dessert business. The costs and expenses not separately allocated included shared-services costs, costs of sales, inventory accounts, payroll costs, benefits costs, payroll taxes and other employee costs. Additionally, NICC has adopted EITF 01-9 for all periods since its inception. EITF 01-9 requires that NICC's promotion costs be presented as a reduction of revenue. The information for any period prior to October 8, 1999 that would be necessary to accurately make the required allocations and to adjust revenues to reflect the impact of EITF 01-9 does not exist and the personnel necessary to make such allocations and adjustments are no longer employed by Pillsbury and were never employed by NICC.

                                                                                                             PERIOD FROM
                                                   NINE MONTHS ENDED             FISCAL YEARS ENDED        OCTOBER 8, 1999
                                             -----------------------------   ---------------------------   (INCEPTION) TO
                                             SEPTEMBER 29,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                                2002(4)          2001            2001           2000            1999
                                             -------------   -------------   ------------   ------------   ---------------
                                                              (UNAUDITED)
                                                                        (DOLLARS IN THOUSANDS)
Operations:
  Net sales to external customers..........    $494,816        $478,852        $588,394       $627,008        $ 98,649
  Net sales to affiliates..................       3,368          27,690          33,170         41,930          12,148
                                               --------        --------        --------       --------        --------
    Total net sales........................     498,184         506,542         621,564        668,938         110,797
  Cost of goods sold.......................     398,072         381,143         493,526        508,195          92,419
  Selling, general and administrative......      93,276          99,045         114,021        109,876          30,820
  Royalty expense to affiliates............      20,190          33,672          38,640         43,650           9,507
  Company formation costs paid to
    affiliates.............................          --              --              --             --          10,400
  Interest and other non-operating expense
    to affiliates..........................       1,511             514             746            790              47
                                               --------        --------        --------       --------        --------
  (Loss) income before income taxes........     (14,865)         (7,832)        (25,369)         6,427         (32,396)
  Provision (benefit) for income
    taxes(1)...............................      (5,010)             --           3,362             --              --
                                               --------        --------        --------       --------        --------
  Net (loss) income to members.............      (9,855)         (7,832)        (28,731)         6,427         (32,396)
                                               ========        ========        ========       ========        ========
  Pro forma provision (benefit) for income
    taxes (unaudited):
  (Loss) income before income taxes........                      (7,832)        (25,369)         6,427         (32,396)
  Pro forma provision (benefit) for income
    taxes(2)...............................                      (2,164)         (8,561)         3,667         (12,295)
  Pro forma net (loss) income to
    members(3).............................                    $ (5,668)       $(16,808)      $  2,760        $(20,101)
                                                               --------        --------       --------        --------
Balance Sheet (as of period end):
  Total assets.............................    $849,397        $408,379        $875,772       $331,168        $292,241
  Working capital..........................      13,647          50,616          22,212         66,920          58,221
  Total members' equity....................     662,847         251,461         680,683        251,138         229,727

---------------

(1) NICC is a limited liability company and until December 26, 2001, was treated as a partnership for United States income tax purposes. Effective December 26, 2001, NICC became a wholly-owned subsidiary of Nestle Prepared Foods and taxed as a division of its corporate owner. See Notes 2(p) and 8 to NICC's Consolidated Financial Statements for further discussion.

(2) Pro forma provision (benefit) for income taxes is presented as if NICC had been a taxable entity for all periods prior to becoming a taxable entity. The pro forma effective tax rate differs from the statutory rate of 35% primarily due to state taxes and certain non-deductible items.

(3) Pro forma net (loss) income to members is calculated as (loss) income before income taxes plus pro forma provision (benefit) for income taxes.

(4) For the period from October 8, 1999 (inception) to December 31, 2001, NICC maintained a calendar fiscal year and interim periods. Subsequent to Nestle Prepared Foods' acquisition of the remaining 50% interest in NICC, NICC adopted a modified 52-week fiscal year. Interim periods are based on a four or five week month (13 weeks per quarter) with the exception that the full fiscal year ends on December 31.

              SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL DATA

        The following selected unaudited pro forma combined financial data has been derived from and should be read together with the unaudited pro forma combined condensed financial information and accompanying notes. This information is based on the historical consolidated balance sheets and statements of income (operations) of both Dreyer's and NICC. The pending merger will be accounted for as a reverse acquisition under the purchase method of accounting. For this purpose, NICC will be deemed the acquirer and Dreyer's will be deemed the acquiree. The financial data presented below gives effect to the transaction using the accounting methods described above. In addition, the unaudited pro forma combined condensed financial information is based on estimates and assumptions set forth in the notes to such statements, which estimates are preliminary and have been made solely for the purposes of developing such pro forma information.

        The businesses may have performed differently had they been combined during the periods presented. Therefore, the selected unaudited pro forma combined financial data is not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented or the results that New Dreyer's will experience after the merger is consummated.


                                                         PERIOD ENDED(1)
                                              --------------------------------------
                                              SEPTEMBER 29, 2002   DECEMBER 31, 2001
                                              ------------------   -----------------
                                                  (DOLLARS IN THOUSANDS, EXCEPT
                                                        PER SHARE AMOUNTS)
Operations:(2)
  Net sales.................................      $1,494,679          $1,752,481
  Net loss..................................          (1,617)            (36,119)
  Net loss available to common
     stockholders...........................         (77,452)           (137,792)
Per Common Share:
  Basic:(3)
     Net loss...............................      $     (.86)         $    (1.59)
  Diluted:(3)
     Net loss...............................            (.86)              (1.59)
  Dividends declared(4).....................             .18                 .24



                                                                    AS OF
                                                            SEPTEMBER 29, 2002(1)
                                                            ----------------------
                                                            (DOLLARS IN THOUSANDS)
Balance Sheet:
  Total assets............................................        $3,647,688
  Working capital.........................................            97,142
  Long-term debt(5).......................................           146,429
  Class A callable puttable common stock..................         1,796,029
  Stockholders' equity....................................           860,787


---------------

(1) The Unaudited Pro Forma Combined Condensed Statement of Operations for the calendar year ended December 31, 2001 combines the fifty-two week period ended December 29, 2001 for Dreyer's with the full year ended December 31, 2001 for NICC. The Unaudited Pro Forma Combined Condensed Statement of Operations for the period ended September 29, 2002 combines the thirty-nine week period ended September 28, 2002 for Dreyer's with the nine month period ended September 29, 2002 for NICC. In addition, the accompanying Unaudited Pro Forma Combined Condensed Balance Sheet combines the balance sheet of Dreyer's at September 28, 2002 with the balance sheet of NICC at September 29, 2002.

(2) On the first day of fiscal 2002, NICC and Dreyer's adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets"

    (which we refer to as "SFAS No. 142"), which requires that goodwill and other indefinite-lived intangible assets no longer be amortized. In accordance with this pronouncement, no goodwill amortization expense was recorded for the nine months ended September 29, 2002. Amortization expense was recorded for the year ended December 31, 2001 on goodwill acquired by NICC and Dreyer's prior to the SFAS No. 142 implementation. No amortization expense will be recorded on the goodwill resulting from the transactions contemplated by the merger agreement.

(3) Pro forma net loss per common share was calculated by dividing pro forma net loss available to common stockholders by the pro forma weighted-average shares outstanding as if the merger had occurred on January 1, 2001. The Unaudited Pro Forma Combined Condensed Statements of Operations report net losses. Therefore, diluted net loss per common share is equal to basic net loss per common share, because the effect of common stock equivalents is antidilutive.


(4) Pro forma cash dividends declared represent the historical cash dividends declared of Dreyer's. New Dreyer's dividend policy will be to pay a dividend not less than the greater of $.24 per share of New Dreyer's common stock on an annualized basis or 30% of New Dreyer's net income per share of New Dreyer's common stock for the preceding calendar year, excluding ongoing non-cash impact of accounting entries arising from the accounting for the transactions. In addition, the New Dreyer's board of directors, in discharging its fiduciary duties, may determine not to declare a dividend for any given period. See Note 5 of the Notes to Unaudited Pro Forma Combined Condensed Statements of Operations on page 126.


(5) Excludes current portion of long-term debt.


     Please see "Unaudited Pro Forma Combined Condensed Financial Information" beginning on page 119 for a description of the accounting treatment of the transactions, the Unaudited Pro Forma Combined Condensed Statements of Operations and Notes thereto, the Unaudited Pro Forma Combined Condensed Balance Sheet and Notes thereto, and the pro forma adjustments to the historical financial information of Dreyer's and NICC showing the effect of the transactions contemplated by the merger agreement.

                            UNAUDITED PER SHARE DATA

        Set forth below are net income (loss), cash dividends declared and book value per common share amounts for Dreyer's(1) on a historical basis at September 28, 2002 and for the thirty-nine weeks ended September 28, 2002 and the year ended December 29, 2001, and for New Dreyer's on an unaudited pro forma combined basis at September 29, 2002, and for the nine months ended September 29, 2002 and the year ended December 31, 2001.

        The pro forma combined data was derived from and should be read together with the unaudited pro forma combined condensed financial statements and accompanying notes. This information is based on the historical consolidated balance sheets and related adjusted historical consolidated statements of income (operations) of Dreyer's and NICC, and gives effect to the transactions using the purchase method of accounting for business combinations as a reverse acquisition in which NICC will be deemed to be the acquirer of Dreyer's.

        The businesses may have performed differently had they been combined during the periods presented. You should not rely on the selected unaudited pro forma combined per share data as being indicative of the historical results that would have been achieved had the businesses been combined during the periods presented or the results that New Dreyer's will experience after the transactions.


        The Dreyer's historical data was derived from and should be read together with the consolidated financial statements and accompanying notes of Dreyer's included in the documents that are described under "Where You Can Find More Information" beginning on page 146 and which are incorporated in this proxy statement/prospectus by reference, as well as the historical financial information included in this proxy statement/prospectus.


                                                        THIRTY-NINE
                                                        WEEKS ENDED     YEAR ENDED
                                                       SEPTEMBER 28,   DECEMBER 29,
                                                          2002(2)        2001(2)
                                                       -------------   ------------
DREYER'S HISTORICAL DATA, PER COMMON SHARE
  Income (loss) from continuing
     operations -- Basic.............................     $  .67          $  .26
  Income (loss) from continuing
     operations -- Diluted...........................        .62             .24
  Dividends declared(3)..............................        .18             .24

  Consolidated book value at the end of the period...       6.69            6.05


                                                        NINE MONTHS
                                                           ENDED        YEAR ENDED
                                                       SEPTEMBER 29,   DECEMBER 31,
                                                          2002(2)        2001(2)
                                                       -------------   ------------
NEW DREYER'S UNAUDITED PRO FORMA COMBINED DATA, PER
  COMMON SHARE
  Income (loss) from continuing
     operations -- Basic.............................     $  (.86)        $(1.59)
  Income (loss) from continuing
     operations -- Diluted...........................        (.86)         (1.59)
  Dividends declared(4)..............................         .18            .24

  Consolidated book value at the end of the period...       13.33          13.53


---------------

(1) NICC is a privately-held limited liability company. Effective December 26, 2001, NICC became a wholly-owned subsidiary of Nestle Prepared Foods. Accordingly, per share data for NICC is omitted.


(2) On January 1, 2002, Dreyer's adopted SFAS No. 142, "Goodwill and Other Intangible Assets", which requires that goodwill and other indefinite-lived intangible assets no longer be amortized. In accordance with this pronouncement, no goodwill amortization was recorded for the thirty-nine weeks ended September 28, 2002. For the year ended December 31, 2001, goodwill amortization for the portion of goodwill previously held by NICC and Dreyer's was recorded prior to the implementation of SFAS No. 142. No amortization expense will be recorded on the goodwill resulting from the transactions.

(3) The Dreyer's board of directors declared quarterly dividends of $.06 per common share outstanding as of March 30, 2002, as of June 29, 2002 and as of September 28, 2002. Dreyer's revolving line of credit agreement prohibits the declaration and payment of dividends in excess of $15,000,000 in 2002 and in excess of $20,000,000 in each of the years 2003, 2004 and 2005. Dreyer's is currently in the process of negotiating modifications to its revolving line of credit agreement, including modifications relating to dividends permitted under such credit agreement.

(4) New Dreyer's dividend policy will be to pay a dividend not less than the greater of $.24 per share of New Dreyer's common stock on an annualized basis or 30% of New Dreyer's net income per share of New Dreyer's common stock for the preceding calendar year, excluding ongoing non-cash impact of accounting entries arising from the accounting for the transactions, except that the New Dreyer's board of directors, in discharging its fiduciary duties, may determine not to declare a dividend for any given period.

                     MARKET PRICE AND DIVIDEND INFORMATION

MARKET PRICE

        Dreyer's common stock is quoted on the Nasdaq National Market under the ticker symbol "DRYR." The equity of NICC, a wholly-owned indirect subsidiary of Nestle, is not publicly traded.

        The table below sets forth, for the calendar quarters indicated, the high and low intraday sale prices per share of Dreyer's common stock as reported on the Nasdaq National Market, and the dividends per share of Dreyer's common stock declared by Dreyer's during those periods.


                                                     DREYER'S COMMON STOCK
                                                -------------------------------
                                                  HIGH       LOW      DIVIDENDS
                                                --------   --------   ---------
2000
First Quarter.................................  $26.00     $14.00       $.03
Second Quarter................................  $27.00     $20.00       $.03
Third Quarter.................................  $25.1875   $20.1875     $.03
Fourth Quarter................................  $34.625    $20.875      $.03
2001
First Quarter.................................  $37.50     $23.25       $.06
Second Quarter................................  $31.60     $23.1875     $.06
Third Quarter.................................  $31.21     $26.17       $.06
Fourth Quarter................................  $40.53     $26.95       $.06
2002
First Quarter.................................  $44.88     $36.75       $.06
Second Quarter................................  $69.60     $40.21       $.06
Third Quarter.................................  $70.25     $66.63       $.06
Fourth Quarter................................  $71.24     $69.50       $.06
2003
First Quarter (through [        ], 2003)......  [    ]     [    ]      [   ]



        Dreyer's revolving line of credit agreement prohibits the declaration and payment of dividends in excess of $15,000,000 in 2002 and in excess of $20,000,000 in each of the years 2003, 2004 and 2005. Dreyer's is currently in the process of negotiating modifications to its revolving line of credit agreement, including modifications relating to dividends permitted under such credit agreement.


RECENT CLOSING PRICES


        The following table sets forth the closing price of Dreyer's common stock as reported on the Nasdaq National Market on June 14, 2002, the last full trading day prior to the public announcement of the merger agreement, and
[          ], 2003, the last full trading day for which the closing price was available at the time of the printing of this proxy statement/prospectus.



                                                              DREYER'S
                                                               COMMON
DATE                                                           STOCK
----                                                          --------
June 14, 2002...............................................   $42.79
[        ], 2003............................................   $ [  ]


        The New Dreyer's class A callable puttable common stock will not be issued until completion of the transactions, which cannot occur prior to the time the Dreyer's stockholders vote on approval of the merger agreement and the transactions contemplated by the merger agreement; as a result, market prices for the New Dreyer's class A callable puttable common stock will not be available at or prior to the time of the special meeting.

                   RISK FACTORS RELATING TO THE TRANSACTIONS


        In addition to the other information included in "Cautionary Statement Regarding Forward-Looking Statements" on page 25 or incorporated by reference in this proxy statement/prospectus, Dreyer's stockholders should consider carefully the matters described below in determining whether to vote in favor of the approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement.


        THE INTEGRATION OF NICC AND DREYER'S FOLLOWING THE TRANSACTIONS MAY BE DIFFICULT AND MAY RESULT IN A FAILURE TO REALIZE SOME OF THE ANTICIPATED POTENTIAL BENEFITS TO NEW DREYER'S.


        The business combination of Dreyer's and NICC involves the integration of two businesses that previously operated independently. It is possible that New Dreyer's will not be able to integrate operations of Dreyer's and NICC without encountering difficulties. Any difficulty in integrating the operations of the two businesses successfully could have a material adverse effect on the business, financial condition, results of operations or liquidity of New Dreyer's, and could lead to a failure to realize the anticipated synergies of the combination. New Dreyer's management will be required to dedicate substantial time and effort to the integration of Dreyer's and NICC. During the integration process, these efforts could divert management's focus and resources from other strategic opportunities and operational matters.


        THE COMPLETION OF THE TRANSACTIONS IS SUBJECT TO THE REVIEW PROCESSES OF GOVERNMENT ENTITIES THAT COULD DELAY COMPLETION OF THE TRANSACTIONS, OR RESULT IN THE IMPOSITION OF CONDITIONS THAT COULD HAVE AN ADVERSE EFFECT ON NEW DREYER'S OR CAUSE DREYER'S AND NESTLE TO ABANDON THE TRANSACTIONS.


        Completion of the transactions is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. On August 2, 2002, the FTC made a request for additional information and documentary material, thereby extending the statutory waiting period until 30 days after Dreyer's and Nestle each substantially comply with this request, unless the waiting period is terminated earlier or extended with the consent of Dreyer's and Nestle. Both Dreyer's and Nestle declared substantial compliance with the FTC's request by December 26, 2002. Dreyer's and Nestle consented to extend the FTC waiting period until February 14, 2003. The waiting period can be extended further with the consent of Dreyer's and Nestle. Dreyer's and Nestle are continuing to work closely with the FTC staff on its request. However, a substantial delay in obtaining satisfactory approvals or the imposition of unfavorable terms or conditions by government entities could have a material adverse effect on the business, financial condition or results of operations of either or both of Dreyer's and NICC, or may cause the transactions to be abandoned.



        THE CORPORATE GOVERNANCE STRUCTURE OF NEW DREYER'S PROVIDES THAT THE INDEPENDENT DIRECTORS OF NEW DREYER'S HAVE THE RESPONSIBILITY OF MAKING CERTAIN DECISIONS THAT RELATE DIRECTLY TO KEY RIGHTS OF NEW DREYER'S CLASS A CALLABLE PUTTABLE COMMON STOCKHOLDERS. THOSE DIRECTORS MAY MAKE DECISIONS THAT ARE DIFFERENT FROM DECISIONS THAT AN INDIVIDUAL NEW DREYER'S CLASS A STOCKHOLDER MIGHT MAKE IN THE SAME SITUATION.


        We have entrusted a number of key decisions relating to the rights of New Dreyer's class A callable puttable common stockholders to groups of directors of New Dreyer's who are not nominated by Nestle, including the following:

        - the independent directors are entrusted with the determination of whether a substantial adverse change in New Dreyer's business has occurred, which would lead to an acceleration of the redemption of New Dreyer's class A callable puttable common stock;

        - approval by a majority of the non-Nestle directors is required to amend the New Dreyer's amended and restated certificate of incorporation and to amend the New Dreyer's amended and restated by-laws (if the by-laws are being amended by the board of directors);

        - approval by a majority of the non-Nestle directors is required to amend the governance agreement on behalf of New Dreyer's;

        - the non-Nestle directors will have the exclusive right to make decisions relating to the enforcement of New Dreyer's rights against Nestle or Nestle S.A. under the governance agreement; and

        - approval by a majority of the non-Nestle directors is required for any material transaction between Nestle and its affiliates, on the one hand, and New Dreyer's, on the other hand, in which Nestle or its affiliates have a material interest.


        As directors of a public company, the non-Nestle directors (including the independent directors) will make their own independent decisions, in accordance with their fiduciary duties, and may make decisions that are different from ones New Dreyer's class A callable puttable common stockholders might make themselves.


        IN A BANKRUPTCY OR SIMILAR PROCEEDING INVOLVING NEW DREYER'S, OR IN A CLAIM INVOLVING FRAUDULENT CONVEYANCE, YOUR RIGHT TO RECEIVE PAYMENT UNDER THE PUT RIGHT OR CALL RIGHT COULD BE DELAYED OR FOUND TO BE UNENFORCEABLE OR YOU MAY BE REQUIRED TO RETURN ANY AMOUNTS PAID TO YOU UNDER THESE RIGHTS.


        If New Dreyer's becomes insolvent or unable to pay its debts as they become due, engages in a business or transaction for which its assets constitute unreasonably small capital to carry on its business or becomes the subject of a liquidation, dissolution, reorganization, bankruptcy or similar proceeding, whether voluntarily or involuntarily instituted, your claim as a New Dreyer's class A callable puttable common stockholder under the put right or call right may be subordinated to all of New Dreyer's debt obligations or may otherwise be adversely affected. If any of the foregoing events occur, the amounts that you actually receive with respect to your claim as a New Dreyer's class A callable puttable common stockholder, if any, may not have a value equal to the amounts due on the put right or call right under the terms of the New Dreyer's amended and restated certificate of incorporation, any amounts previously paid to you on account of those claims may be subject to disgorgement and a court might take other actions detrimental to you as a New Dreyer's class A callable puttable common stockholder. Moreover, Nestle's or Nestle S.A.'s agreement to fund the proceeds for the put right or call right may be set aside by a court, under a provision in the United States Bankruptcy Code, which we refer to as the "Bankruptcy Code," as a contract for the purchase of securities that New Dreyer's may not be able to assume or enforce. Nestle and Nestle S.A. have agreed in the governance agreement that their agreement to fund the proceeds for the put right or call right does not constitute a contract for the purchase of securities and have agreed not to assert any rights under this provision with respect to the governance agreement.


        NESTLE'S RIGHTS AS NEW DREYER'S CONTROLLING STOCKHOLDER AND ITS MEMBERSHIP ON THE NEW DREYER'S BOARD OF DIRECTORS MAY CREATE CONFLICTS OF INTEREST, AND MAY INHIBIT THE ABILITY OF THE MANAGEMENT OF NEW DREYER'S TO CONTINUE TO OPERATE THE BUSINESS OF NEW DREYER'S IN THE MANNER DREYER'S IS CURRENTLY BEING OPERATED.


        Upon the completion of the transactions, Nestle and its affiliate, NICC Holdings, will own approximately 67% of the diluted (or approximately 72% of the outstanding) New Dreyer's common stock and five Nestle nominees will be members of the 10-member New Dreyer's board of directors. Nestle's control relationship could give rise to conflicts of interest, including:


        - conflicts between Nestle, as New Dreyer's controlling stockholder, and other New Dreyer's stockholders, whose interests may differ with respect to the strategic direction or significant corporate transactions of New Dreyer's; and

        - conflicts related to corporate opportunities that could be pursued by New Dreyer's, on the one hand, or by Nestle and its other affiliates, on the other hand.


        Because Nestle and its affiliate, NICC Holdings, will own approximately 67% of the diluted (or approximately 72% of the outstanding) New Dreyer's common stock and because of the put right and call right associated with the class A callable puttable common stock, Nestle's business perspective with respect to prospective actions by New Dreyer's may be different from those of New Dreyer's class A callable puttable common stockholders.

        In addition, persons serving as directors of New Dreyer's may be employees and officers of Nestle and may have potential conflicts of interest. For example, it currently is contemplated that Peter Brabeck-Letmathe, chief executive officer of Nestle S.A., will serve on the New Dreyer's board of directors as vice chairman of the New Dreyer's board of directors and will remain the chief executive officer of Nestle S.A., which could create potential conflicts of interest. The governance agreement provides that, until July 1, 2008, affiliated transactions in which Nestle has a material interest must be approved by the non-Nestle directors.

        Under the governance agreement and the New Dreyer's amended and restated certificate of incorporation, a number of key corporate actions, including the proposal of the annual operating plan, cannot be taken until a majority of the New Dreyer's board of directors approves these actions. If Nestle nominees constitute less than 50% of the New Dreyer's board of directors, these actions will require the approval of Nestle as a New Dreyer's stockholder. As a result of this and the fact that Nestle will, in most cases, nominate five of the 10 members of the New Dreyer's board of directors, there is a possibility that the New Dreyer's board of directors will "deadlock" with respect to matters submitted for its consideration or a matter proposed to stockholders will be voted down because Nestle votes against the proposal.

        THE MARKET PRICE OF NEW DREYER'S CLASS A CALLABLE PUTTABLE COMMON STOCK IS NOT GUARANTEED, MAY BE ADVERSELY AFFECTED BY MATTERS BEYOND OUR CONTROL AND MAY DECLINE SIGNIFICANTLY AFTER THE EXPIRATION OF THE TWO PUT PERIODS.

        Prior to the expiration of the two put periods, the existence of the put right will likely be influential in determining the market price at which the New Dreyer's class A callable puttable common stock will trade. However, the market price of the New Dreyer's class A callable puttable common stock is not guaranteed at the completion of the transactions or thereafter, and may be adversely affected in the event that the ability of New Dreyer's class A callable puttable common stockholders to exercise the put right or to receive proceeds upon exercise of the call right is impaired or diminished. After the expiration of the two put periods, the market price of New Dreyer's class A callable puttable common stock, to the extent still outstanding, may decline significantly. Although Nestle is prohibited from proposing a business combination transaction during the period beginning on July 1, 2007 and ending on July 1, 2008 at a price lower than $88.00 per share of New Dreyer's class A callable puttable common stock, there are no price protections after July 1, 2008.

        AFTER THE EXPIRATION OF THE CALL PERIOD, NEW DREYER'S CLASS A CALLABLE PUTTABLE COMMON STOCK WILL CONVERT INTO NEW DREYER'S CLASS B COMMON STOCK AND NESTLE WILL NOT BE SUBJECT TO ANY TRANSFER RESTRICTIONS OR ANY SIGNIFICANT RESTRICTIONS ON ITS ABILITY TO CONTROL NEW DREYER'S.

        At the expiration of the call period on July 1, 2007, New Dreyer's class A callable puttable common stock will convert into New Dreyer's class B common stock and Nestle will no longer be contractually restricted from controlling more than 50% of the New Dreyer's board of directors, and may use its controlling vote as a New Dreyer's stockholder to elect any number or all of the members of New Dreyer's board of directors. In the governance agreement, Nestle has agreed to nominate at least three independent directors to the New Dreyer's board of directors for the one-year period beginning on July 1, 2007 and ending on July 1, 2008.

        In addition, after July 1, 2007, Nestle will have no restrictions on its ability to sell or transfer its New Dreyer's common stock on the open market, in privately negotiated transactions or otherwise, these sales or transfers could create a substantial decline in the price of the outstanding shares of New Dreyer's common stock or, if these sales or transfers were made to a single buyer or group of buyers, could transfer control of New Dreyer's to a third party.


        THE EXISTENCE OF THE CALL RIGHT MIGHT HAVE A DETRIMENTAL EFFECT ON THE POTENTIAL FOR NEW DREYER'S CLASS A CALLABLE PUTTABLE COMMON STOCKHOLDERS TO TRADE ABOVE $88.00.



        The existence of the call right in 2007 at a fixed price of $88.00 may act as a substantial barrier to the New Dreyer's class A callable puttable common stock trading above the call price of $88.00 per share even if New Dreyer's future growth and/or market conditions were to otherwise warrant a per share valuation of New Dreyer's in excess of that price. If the call right is exercised, New Dreyer's class A callable puttable common stockholders would participate in this increased valuation only to the extent of the $88.00 per share of New Dreyer's class A callable puttable common stock redemption price.


        THERE IS A RISK THAT DIVIDENDS ON NEW DREYER'S CLASS A CALLABLE PUTTABLE COMMON STOCK WILL NOT BE DECLARED AND PAID.


        The governance agreement states that the New Dreyer's dividend policy will be to pay to common stockholders a dividend no less than the greater of:

        - $0.24 per share of New Dreyer's common stock on an annualized basis;
          or

        - 30% of New Dreyer's net income per share of New Dreyer's common stock for the preceding calendar year, excluding ongoing non-cash impact of accounting entries arising from the accounting for the transactions.


        The New Dreyer's board of directors, however, in discharging its fiduciary duties, may determine not to declare any dividend and it is possible that a dividend on the New Dreyer's class A callable puttable common stock will never be declared and paid. In addition, Dreyer's revolving line of credit agreement prohibits the declaration and payment of dividends in excess of $15 million in 2002 and in excess of $20 million in each of the years 2003, 2004 and 2005. The $20 million limit would not be sufficient to permit New Dreyer's to pay annual dividends at a quarterly rate of $0.06 per common share following the completion of the transactions contemplated by the merger agreement. Dreyer's is currently in the process of negotiating modifications to its revolving line of credit agreement, including modifications relating to dividends permitted under such credit agreement and we do not yet know whether it will be successful in doing so.


        THE TRANSACTIONS MAY HAVE A NEGATIVE EFFECT ON NEW DREYER'S RELATIONSHIPS WITH THIRD PARTIES.


        As a result of the transactions, Nestle and its affiliate, NICC Holdings, will own approximately 67% of the diluted (or approximately 72% of the outstanding) New Dreyer's common stock. It is possible that some of Dreyer's and NICC's suppliers, partner brands, independent distributors and other third parties could decide to decrease or terminate their business relationships with New Dreyer's, Dreyer's or NICC as compared to periods prior to the announcement of the transactions. It is not possible to assess the nature and degree of the impact of the increase in Nestle's and its affiliates' ownership on New Dreyer's relationships with third parties at this time.



        THERE IS A RISK THAT THE TRANSACTIONS MAY RESULT IN TAX LIABILITY OR HAVE OTHER ADVERSE TAX CONSEQUENCES TO YOU.



        We have structured the transactions in a manner that we believe generally should not require you to recognize any gain or loss for United States federal income tax purposes. However, due to a lack of definitive judicial and administrative interpretation, uncertainties exist with respect to various tax consequences:



        - In the event that the put right or call right were to cause New Dreyer's class A callable put-table common stock to be characterized as other than "qualified stock" (stock that can be received tax-free in transactions like the merger) of New Dreyer's, you may be required to recognize gain or loss with respect to each share exchanged by virtue of the merger;



        - In the event that New Dreyer's class A callable puttable common stock were considered qualified stock of New Dreyer's, but the put right were to be considered a property right separate from New Dreyer's class A callable puttable common stock, you may be required to recognize gain, but not loss, in the merger;



        - In the event that the put right were considered to be a property right separate from New Dreyer's class A callable puttable common stock, you may be subject to limitations on recognition of losses and certain other adverse consequences with respect to the New Dreyer's class A callable puttable common stock;

        - In the event that New Dreyer's class A callable puttable common stock were to be considered as "not participating in corporate growth to any significant extent," as a holder of New Dreyer's class A callable puttable common stock, you would be required, during the period beginning at the completion of the transactions and ending during the put period, to include currently in gross income a portion of the excess of $83.00 per share over the fair market value of the share at issuance;



        - In the event that New Dreyer's class A callable puttable common stock were to be considered "Section 306 stock", a sale of the New Dreyer's class A callable puttable common stock may give rise to ordinary income and not to capital gain, and losses on the disposition may be disallowed;



        - The application of certain actual and constructive ownership rules could cause the redemption of New Dreyer's class A callable puttable common stock to give rise to ordinary income and not to capital gain;



        - Throughout the period from the closing of the transactions to the expiration of the put right, the application of certain tax rules may cause you, as a holder of appreciated stock, to recognize gain as if the New Dreyer's class A callable puttable common stock was sold at fair market value and immediately repurchased; and



        - The put right could prevent your holding period for the New Dreyer's class A callable puttable common stock from increasing and prevent you from obtaining long-term capital gain on any gain recognized on the disposition of such stock.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS


        This proxy statement/prospectus contains forward-looking information. Forward-looking information includes statements relating to future actions, prospective products, future performance or results of current or anticipated products, sales and marketing efforts, costs and expenses, interest rates, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, cost savings, objectives of management of Dreyer's and New Dreyer's, and other matters. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information may be included in this proxy statement/prospectus or may be incorporated by reference from other documents filed with the SEC by Dreyer's or New Dreyer's, and may include statements for the periods from and after the completion of the transactions. You can find many of these statements by looking for words including, for example, "believes," "expects," "anticipates," "estimates" or similar expressions in this proxy statement/prospectus or in documents incorporated by reference in this proxy statement/prospectus.


        These forward-looking statements involve risks and uncertainties. Actual results may differ materially from those contemplated by these forward-looking statements. You should understand that various factors, in addition to those discussed elsewhere in this proxy statement/prospectus and in the documents referred to in this proxy statement/prospectus, could affect the future results of the combined company following the completion of the transactions, and could cause results to differ materially from those expressed in these forward-looking statements, including:


        - risk factors described under "Risk Factors Relating to the Transactions" beginning on page 20;


        - the level of consumer spending for frozen dessert products;

        - our ability to achieve efficiencies in manufacturing and distribution operations without negatively affecting sales;

        - the cost of energy used in manufacturing and distribution;

        - the cost of dairy raw materials and other commodities used in our products;

        - our ability to develop, market, and sell new frozen dessert products;

        - the success of our marketing and promotion campaigns and competitors' marketing and promotion responses;

        - market conditions affecting the prices of our products; and

        - responsiveness of both the trade and consumers to our new products and our marketing and promotional programs.

        You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or, in the case of documents incorporated by reference in this proxy statement/prospectus, the dates of those documents.


        All subsequent written or oral forward-looking statements attributable to Dreyer's or New Dreyer's or any person acting on any of their behalves are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Dreyer's and New Dreyer's do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable United States securities law. New Dreyer's further acknowledges that the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to its initial public offering of New Dreyer's class A callable puttable common stock.

                              THE SPECIAL MEETING

        We are furnishing this proxy statement/prospectus to Dreyer's stockholders as part of the solicitation of proxies by the Dreyer's board of directors for use at the special meeting.

DATE, TIME AND PLACE


        Dreyer's will hold the special meeting on [            ], at [     ]
a.m. local time at Dreyer's, 5929 College Avenue, Oakland, California, 94618.


PURPOSE OF THE SPECIAL MEETING


        At the special meeting, we are asking holders of record on the record date of Dreyer's common stock to consider and vote on a proposal to approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement. See "The Transactions" beginning on page 29 and "The Merger Agreement" beginning on page 64.



        The Dreyer's board of directors, without the participation of the two directors nominated by Nestle, has unanimously determined that the merger agreement and the transactions contemplated by the merger agreement are advisable, fair to, and in the best interests of Dreyer's stockholders, and approved the merger agreement and the transactions contemplated by the merger agreement. THE DREYER'S BOARD OF DIRECTORS RECOMMENDS THAT DREYER'S STOCKHOLDERS VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. For a discussion of interests of the directors and management of Dreyer's in the transactions contemplated by the merger agreement, see "The Transactions -- Interests of Directors and Management of Dreyer's in the Transactions" beginning on page 55.


RECORD DATE; SHARES ENTITLED TO VOTE; QUORUM

        Only holders of record of Dreyer's common stock at the close of business
on [            ], the record date, are entitled to notice of, and to vote at, the special meeting. On the record date, approximately [ ] shares of Dreyer's common stock were issued and outstanding and held by approximately [ ] holders of record. A quorum will be present at the special meeting if the holders of a majority of the shares of Dreyer's common stock outstanding and entitled to vote on the record date are present, in person or by proxy. Adjournments of the special meeting may be made for the purpose of soliciting additional proxies in favor of the proposal. An adjournment of the special meeting may be made from time to time for up to 30 days by the holders of shares of Dreyer's common stock representing a majority of the votes present in person or by proxy at the special meeting without further notice other than by an announcement made at the special meeting. No proxies voted against approval of the proposal will be voted in favor of adjournment of the special meeting for the purpose of soliciting additional proxies. Holders of record of Dreyer's common stock on the record date are entitled to one vote per share at the special meeting.

VOTE REQUIRED

        The approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement by Dreyer's stockholders require the affirmative vote of the holders of a majority of the shares of Dreyer's common stock outstanding and entitled to vote at the special meeting as of the record date, either in person or by proxy, voting as a single class.

VOTING COMMITMENTS

        T. Gary Rogers, the chairman of the Dreyer's board of directors and chief executive officer of Dreyer's, and William F. Cronk, III, a member of the Dreyer's board of directors and current president of Dreyer's, and certain of their affiliates, beneficially owning approximately 16% of the voting power of Dreyer's common stock as of the date of the merger agreement, have entered into a voting agreement.

Under the voting agreement, Messrs. Rogers and Cronk and their affiliates have granted to Nestle an irrevocable proxy to vote all of their shares of Dreyer's common stock in favor of approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement and against any alternative business combination proposal or any other action, proposal, transaction or agreement that would result in the breach of any obligation of Dreyer's under the merger agreement or of any of their obligations under the voting agreement.

        In the merger agreement, Nestle has agreed to vote its shares of Dreyer's common stock, which is approximately 27.5% of the voting power of Dreyer's common stock as of the date of the merger agreement, in favor of the transactions contemplated by the merger agreement.


VOTING BY TELEPHONE



 Shares Registered Directly in the Name of the Stockholder



        Stockholders with shares registered directly with Dreyer's transfer agent may vote telephonically by calling 1-800-690-6903.



 Shares Registered in the Name of a Brokerage Firm or Bank



        A number of brokerage firms and banks are participating in a program provided through ADP Investor Communication Services that offer telephone voting options. If your shares are held in account at a brokerage firm or bank participating in the ADP Investor Communication Services program, you may vote those shares telephonically by calling the telephone number referenced on your proxy.


VOTING OF PROXIES

        All shares of Dreyer's common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by Dreyer's stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted for the proposal.

        Dreyer's common stock represented at the special meeting but not voting, including Dreyer's common stock for which proxies have been received but for which Dreyer's stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Only shares of Dreyer's common stock affirmatively voted for the approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, including properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposal to approve and adopt the merger agreement and to approve the transactions contemplated by the merger agreement. AN ABSTENTION OR FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT. Also, under Nasdaq National Market rules, brokers, banks or other nominees that hold shares of Dreyer's common stock in "street name" for customers that are the beneficial owners of those shares of Dreyer's common stock may not give a proxy to vote those shares of Dreyer's common stock without specific instructions from those customers. If you own shares of Dreyer's common stock through a broker, bank or other nominee and attend the special meeting, you should bring a letter from your broker, bank or other nominee identifying you as the beneficial owner of the shares of Dreyer's common stock and authorizing you to vote.

        The persons named as proxies by you may vote for one or more adjournments of the special meeting, including adjournments of the special meeting to permit further solicitations of proxies. No proxy voted against a proposal will be voted in favor of any adjournment of the special meeting.

        Dreyer's does not expect that any matter other than the proposal described above will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with the recommendation of the Dreyer's board of directors.

REVOCABILITY OF PROXIES

        Submitting a proxy on the enclosed form does not preclude you from voting in person at the special meeting. You may revoke a proxy at any time before it is voted by:

        - submitting, prior to the special meeting, a duly executed proxy to the secretary of Dreyer's with a later date than the one previously submitted;

        - appearing at the special meeting and voting in person; or

        - sending to the secretary of Dreyer's a revocation of proxy, which must be received prior to the special meeting.


        Attendance at the special meeting without voting will not itself revoke a proxy. If sending a later-dated proxy or a revocation, send it to the secretary of Dreyer's to the address listed under "Summary -- The Companies" on page 3. You may revoke a proxy by any of these methods, regardless of the method used to deliver a previous proxy. If you have instructed your broker, bank or other nominee to vote your shares of Dreyer's common stock, you must follow the directions provided by your broker, bank or other nominee to change your vote.


SOLICITATION OF PROXIES

        Dreyer's will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. In addition to solicitation by mail, the directors, officers and employees of Dreyer's and its subsidiaries, who will not be specially compensated, may solicit proxies from Dreyer's stockholders by telephone, facsimile, telegram or other electronic means, or in person. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of Dreyer's common stock held of record by those persons, and Dreyer's will reimburse them for their reasonable out-of-pocket expenses.

        Dreyer's will mail a copy of this proxy statement/prospectus to each holder of record of Dreyer's common stock on the record date.

        You should not send in any Dreyer's stock certificates with your proxy card. A letter of transmittal with instructions for the surrender of your Dreyer's stock certificates will be mailed to you as soon as practicable after completion of the transactions.

        Dreyer's has retained Morrow & Co., Inc. to assist in the solicitation of proxies from brokers, banks, other nominees, institutional holders and individual investors for a fee of $5,000 plus reimbursement for expenses.

                                THE TRANSACTIONS

        The discussion in this proxy statement/prospectus of the transactions and the principal terms of the merger agreement is subject to, and is qualified in its entirety by reference to, the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated in this proxy statement/prospectus by reference.

BACKGROUND OF THE TRANSACTIONS


        On June 14, 1994, Nestle acquired six million shares of Dreyer's common stock under a stock and warrant purchase agreement Nestle entered into with Dreyer's on May 6, 1994, which we refer to as the "1994 purchase agreement." Between October 1994 and July 2001, Nestle acquired, in three unrelated transactions, an aggregate of 163,016 additional shares of Dreyer's common stock under right of first refusal agreements also dated as of May 6, 1994 with T. Gary Rogers, chairman of the Dreyer's board of directors and chief executive officer of Dreyer's, and William F. Cronk, III, a member of the Dreyer's board of directors and current president of Dreyer's, and certain of their affiliates. See "-- Contracts, Arrangements, Understandings or Relationships between Dreyer's and Nestle -- Right of First Refusal Agreements" on page 62. Further, on July 5, 2001, Nestle acquired an additional 3.4 million shares of Dreyer's common stock from affiliates of General Electric Company. In addition, under the 1994 purchase agreement, Nestle acquired warrants exercisable for two million shares of Dreyer's common stock, with the right to purchase one million shares expiring in each of 1997 and 1999 (adjusted to two million shares after a 1997 two-for-one Dreyer's common stock split). All of the warrants expired without being exercised. As of the date of the merger agreement, Nestle owned a total of 9,563,016 shares of Dreyer's common stock, representing approximately 23% of the diluted (or approximately 27.5% of the outstanding) Dreyer's common stock.


        The 1994 purchase agreement contains a standstill provision that restricts Nestle's ability to purchase Dreyer's common stock if such purchase would result in Nestle owning above 25% of Dreyer's common stock on a diluted basis or to make an offer for a business combination with Dreyer's until June 2004. The 1994 purchase agreement also provides that, so long as Nestle beneficially owns 10% or more of Dreyer's common stock on a diluted basis, Nestle is entitled to nominate to the Dreyer's board of directors a number of nominees in proportion to its holdings. Nestle currently is entitled to nominate two directors to the Dreyer's board of directors and has nominated M. Steven Langman and Robert Helman, who currently serve on the Dreyer's board of directors. From time to time, Mr. Helman and his law firm, Mayer, Brown, Rowe & Maw provide legal services to Nestle and its affiliates. Mr. Langman is managing director of Rhone Group LLC, the investment banking firm engaged by Nestle and Nestle S.A. in connection with the transactions that are the subject of this proxy statement/prospectus and other transactions.

        In the fall of 2001, Dreyer's and Nestle held discussions concerning the possibility of Dreyer's assuming responsibility for United States distribution of the Nestle ice cream brands, as well as other aspects of the business relationship between Dreyer's and Nestle. In connection with these discussions, Nestle inquired whether Dreyer's would be interested in discussing a potential increase by Nestle in its investment in Dreyer's. At that time, Mr. Rogers expressed to Nestle that he did not believe such a discussion would be in Dreyer's best interest.


        On March 28, 2002, Mr. Langman met with Messrs. Rogers and Cronk. Timothy F. Kahn, vice president of finance and administration and chief financial officer of Dreyer's, was also present for much of this meeting. During this meeting, Mr. Langman indicated that he thought Nestle might be willing to structure a transaction in which Dreyer's stockholders would have the opportunity to sell their shares of Dreyer's common stock at a price reflecting the assumed realization by Dreyer's of its strategic goal of earning $3.00 per share in 2005. Mr. Langman also raised the idea that Nestle might be willing to exchange its United States frozen dessert business for Dreyer's common stock. Also at the March 28, 2002 meeting, Mr. Langman indicated that Nestle might be willing to agree to a governance model that would ensure that Dreyer's would remain a public company, with publicly tradeable stock, for a number of years. Mr. Rogers said he would consider Mr. Langman's comments and get back to him.


        On April 22, 2002, Mr. Rogers telephoned Mr. Langman and invited him to a meeting in Oakland, California on April 30, 2002 to further discuss the possibility of a potential transaction between Dreyer's and Nestle.

        At the April 30, 2002 meeting among Messrs. Rogers, Cronk, Kahn and Langman, Mr. Rogers proposed certain core principles as the basis upon which Dreyer's would be willing to pursue exploratory discussions with Nestle. In particular, the core principles were that:

        - Nestle would have the ability to increase its ownership of Dreyer's (for example, through a call mechanism triggered under certain circumstances), with Dreyer's stockholders having downside protection in that they would be assured of the right to receive value on a non-contingent basis that assumed earnings of $3.00 per share of Dreyer's common stock in 2005 (for example, through a put mechanism);

        - Dreyer's would acquire NICC, Nestle's United States frozen dessert business, for Dreyer's common stock;

        - at least one-third of Dreyer's common stock would remain publicly traded for five years and Nestle would do whatever was necessary to keep Dreyer's common stock eligible for listing on the New York Stock Exchange;

        - Nestle would enter into a five-year governance agreement with Dreyer's and contracts with key executives of Dreyer's that would provide for continuing independence of Dreyer's and would limit Nestle's ability to control Dreyer's; and

        - Dreyer's would maintain management compensation practices that would provide ongoing value to management of Dreyer's at least equivalent to those in place at the time.


        At the conclusion of the meeting, both Mr. Rogers and Mr. Langman agreed that Mr. Langman would communicate Dreyer's interest to Nestle including the five core principles of a potential transaction structure proposed by Mr. Rogers.


        After the April 30, 2002 meeting, representatives of Rhone Group initially contacted James M. Singh, senior vice president, acquisitions and business development of Nestle S.A., and, later, Peter Brabeck-Letmathe, chief executive officer of Nestle S.A., to advise Nestle S.A. of the discussions with Dreyer's and to inquire whether Nestle would be interested in pursuing exploratory discussions regarding a potential transaction on the basis proposed by Mr. Rogers.

        On May 2, 2002, Dreyer's executed an engagement letter to formally retain Merrill Lynch as financial advisor with respect to a possible transaction.


        On May 7, 2002, during the course of a Dreyer's board of directors pre-meeting dinner in San Francisco, California, Mr. Langman indicated to Mr. Rogers that Nestle was willing to pursue exploratory discussions regarding a potential transaction on the basis of the core principles regarding the structure of a potential transaction articulated by Mr. Rogers at the April 30, 2002 meeting. Messrs. Langman and Rogers determined that representatives of Rhone Group should next meet with representatives of the Dreyer's financial advisor, Merrill Lynch, to discuss ways in which a transaction could be structured.


        On May 8, 2002, at a regularly scheduled meeting of the Dreyer's board of directors immediately prior to Dreyer's 2002 annual meeting of stockholders, the Dreyer's board of directors reviewed the preliminary discussions between Dreyer's and Mr. Langman. The Dreyer's board of directors expressed its support for the exploration of a possible transaction with Nestle.

        On May 14, 2002, representatives of Rhone Group and Merrill Lynch met in New York, New York, to discuss ways in which a transaction could be structured. At the meeting, Merrill Lynch presented Dreyer's proposal, subject to a number of conditions, to consider a transaction that included a put price of

$90.00 per share, exercisable in June 2005. Merrill Lynch derived the $90.00 figure by applying an estimated multiple of 30 times to an earnings-per-share ("EPS") estimate of $3.00 in the year 2005. The 30 times multiple was based upon a review of the multiples obtained by comparing Dreyer's historical stock prices to the Institutional Broker Estimate System's mean EPS estimate for the next 12 months and the multiples obtained by comparing the price per share to EPS for selected comparable public food industry transactions.



        On May 16, 2002, after consulting with Mr. Singh and other Nestle representatives, representatives of Rhone Group indicated to Merrill Lynch in a telephone conversation that the put price proposed by Merrill Lynch was not acceptable to Nestle. From May 17, 2002 through May 20, 2002, in telephone conversations, representatives of Rhone Group and Merrill Lynch discussed potential methods of resolving the differences between Dreyer's and Nestle. In these discussions, Merrill Lynch proposed a put price of $90.00 per share exercisable in June 2005, while Rhone Group proposed a call price of $75.00 per share exercisable from January 2006 to January 2007, with the price accreting quarterly during that period (at the rate of 5% per year), and a put price of $80.00 per share exercisable for some period after January 2007.


        On May 21, 2002, during a meeting in New York, New York, Mr. Kahn, William C. Collett, treasurer of Dreyer's, Mark LeHocky, general counsel of Dreyer's, and representatives of Merrill Lynch and Rhone Group reviewed and discussed limited financial and business due diligence materials and information of Dreyer's and potential synergies.

        On May 23, 2002, Mr. Rogers made arrangements with Mr. Langman for a meeting with Mr. Brabeck-Letmathe in Paris, France, on May 29, 2002.

        On May 27, 2002, Nestle executed an engagement letter to formally retain Rhone Group as its financial advisor with respect to a possible transaction.

        On May 28, 2002, the Dreyer's board of directors held a telephonic special meeting to consider the upcoming discussions between Mr. Rogers and Mr. Brabeck-Letmathe. Mr. Rogers stated his belief that the terms of a transaction with Nestle might include:

        - an opportunity for Dreyer's stockholders to sell their shares of Dreyer's common stock at a price reflecting the assumed realization by Dreyer's of its internal strategic goal of earning $3.00 per share in 2005, involving a non-contingent put and call exercisable sometime in 2005 or later, for a per share value somewhere between the $75.00 previously proposed by Rhone Group and the $90.00 proposed by Merrill Lynch (with $80.00 to $83.00 per share being the more likely valuation range);

        - an upfront cash tender offer by Nestle for additional shares of Dreyer's common stock;

        - a dividend payment based on a percentage of earnings;

        - Dreyer's acquiring NICC for Dreyer's common stock;

        - Dreyer's remaining a public company for up to five years (with three years being more likely), with one-third of Dreyer's common stock remaining in public hands until the expiration of the put and call periods; and

        - the likely replacement of Dreyer's current option program by a phantom stock or similar long-term incentive plan.

        The Dreyer's board of directors expressed its continued support for further discussions with Nestle.

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

        Also on May 28, 2002, Dreyer's and Nestle confirmed in writing that the discussions between Dreyer's and Nestle prior to that date did not violate the standstill or transfer restrictions of the 1994 purchase agreement and that the terms of the 1994 purchase agreement could be waived or modified only in writing and not through any course of conduct by either of Dreyer's and Nestle.


        On May 29, 2002, Mr. Rogers and Mr. Brabeck-Letmathe met in Paris, France, to discuss a potential transaction between Dreyer's and Nestle. During this meeting, Messrs. Rogers and Brabeck-Letmathe made significant progress on several key financial and structuring issues relating to a potential transaction, including discussing a put price in the range of $80.00 to $86.00 per share and a call price in the range of $84.00 to $90.00 per share as well as an acquisition of NICC by Dreyer's for Dreyer's common stock so that Nestle, upon consummation of the merger, would hold approximately 67% of Dreyer's common stock on a diluted basis. At the conclusion of the meeting, Messrs. Rogers and Brabeck-Letmathe decided that Dreyer's and Nestle should continue to explore the possible terms of a transaction together with their respective financial and legal advisors on the basis of a framework for further negotiations, which framework included the following principles:


        - a put price of $83.00 per share (representing the midpoint of the discussed range), exercisable January 1, 2006 through January 1, 2007, subject to the resolution on terms satisfactory to both parties of a number of outstanding deal structure and related issues;

        - the put right would be non-contingent in the sense that the ability to exercise the put right would not be dependent on any financial or other measure of performance by the combined company, and the transaction itself would reflect a strong commitment by Dreyer's and Nestle to do what was necessary to obtain regulatory consents;

        - a call price of $88.00 per share, beginning on January 1, 2007 and effective for so long as Dreyer's common stock is outstanding, subject to the resolution on terms satisfactory to both parties of a number of outstanding deal structure and related issues;

        - possible accretion of the put and call prices at $1.25 per quarter;

        - the transaction should not be currently taxable to Dreyer's stockholders;

        - an acquisition of NICC by Dreyer's for Dreyer's common stock so that Nestle would hold approximately 67% of Dreyer's common stock on a diluted basis;

        - a commitment by Nestle to keep Dreyer's a public company, trading on the Nasdaq National Market with a minimum of 33% of Dreyer's common stock on a diluted basis owned by parties other than Nestle or its affiliates;

        - a 10-member board of directors for the combined company, with five directors nominated by Nestle and Mr. Rogers as chairman of the combined company's board of directors and Mr. Brabeck-Letmathe as vice chairman of the combined company's board of directors;

        - a dividend policy of no less than 30% of trailing earnings of the combined company; and

        - various arrangements with respect to employees and compensation arrangements with management of the combined company.

        Following the May 29, 2002 meeting, on May 30 and May 31, 2002, Mr. Brabeck-Letmathe informed members of the Nestle S.A. board of directors of the results of that meeting and received support from members of the Nestle S.A. board of directors for the continued exploration of a possible transaction with Dreyer's.

        On June 1, 2002, Dreyer's outside legal advisors delivered to Nestle and its outside legal advisors a form of merger agreement, form of governance agreement and form of amendments to the Dreyer's or New Dreyer's certificate of incorporation in order to begin negotiating certain terms of a possible transaction. On June 7, 2002, Nestle's outside legal advisors delivered a form of voting agreement to Dreyer's outside legal advisors.

        On June 6, 2002, Dreyer's and Nestle entered into a confidentiality agreement governing the exchange of confidential information during each company's due diligence review of the other. On June 8, 2002, Dreyer's made available to Nestle certain non-public legal due diligence materials regarding Dreyer's, and, beginning on June 10, 2002, Nestle made available to Dreyer's and its legal and financial advisors' data rooms containing legal and business due diligence materials regarding NICC. On June 10, 2002, in New York, New York, representatives of Dreyer's, Nestle, Merrill Lynch and the Rhone Group met to review and discuss financial and business due diligence materials and information. Until the execution of the definitive documentation on June 16, 2002, Dreyer's, Nestle and their various advisors continued to review the financial, business and legal due diligence materials and information that was exchanged and conducted additional due diligence both in person and by telephone.


        From June 4, 2002 through June 16, 2002, representatives and legal advisors of Dreyer's and Nestle engaged in negotiations both in person and by telephone regarding the agreements related to the proposed transaction, including appropriate deal protection provisions in the merger agreement. The initial draft of the form of merger agreement provided by counsel to Dreyer's contemplated the ability of Dreyer's to terminate the merger agreement to accept a superior proposal, which was defined to mean a proposal to acquire 20% or more of the business, assets, or voting power of Dreyer's that the board of Dreyer's determined in its good faith judgment was more favorable to Dreyer's stockholders than the transaction proposed by Nestle. Nestle's representatives stated that a superior proposal should be limited to a proposal for a transaction that would result in the acquisition of 50% or more of Dreyer's voting power and that was fully financed. After negotiations, the parties agreed to a definition of superior proposal that incorporated the 50% threshold. See "The Merger Agreement -- No-Solicitation" beginning on page 73. The initial draft of the form of merger agreement also provided that Dreyer's could terminate the merger agreement at any time after Dreyer's received a superior proposal. Representatives of Nestle stated that, following receipt by Dreyer's of a superior proposal, Dreyer's should provide Nestle with a reasonable opportunity to revise the merger agreement and related agreements so that the proposal which constituted a superior proposal would no longer be a superior proposal. Dreyer's eventually agreed to Nestle's request. See "The Merger Agreement -- No-Solicitation" beginning on page 73. The initial draft of the form of merger agreement further contained a provision that permitted the Dreyer's board to withdraw or change its recommendation of the merger agreement to its stockholders if the board concluded, in good faith, that such action was required for the members of the board to comply with their fiduciary duties to stockholders under applicable law. Nestle stated that this provision should be modified to permit a withdrawal or change in recommendation only following receipt of a superior proposal. The parties eventually agreed to include the provisions initially proposed by Dreyer's, but also agreed that the Dreyer's board would still be required to use reasonable best efforts to solicit and obtain stockholders' approval notwithstanding the withdrawal or change in recommendation. See "The Merger Agreement -- The Special Meeting and the Recommendation of the Dreyer's Board of Directors" beginning on page 75. Following receipt of the initial draft of the form of merger agreement, Nestle's representatives proposed a termination fee of $150 million in the event Dreyer's terminated the merger agreement after receiving a superior proposal. After negotiations, the parties agreed to a termination fee of $75 million.



        Dreyer's also requested, and the initial draft of the form of voting agreement contained, a clause providing for the termination of the voting agreement in the event of a termination of the merger agreement (including by Dreyer's to accept a superior proposal).



        Also during the period between June 4, 2002 through June 16, 2002, but primarily at the end of this period, representatives and legal advisors of Dreyer's and Nestle also engaged in discussions related to employment agreements for certain key employees of Dreyer's and retention and severance plans for employees of NICC. Also during this period, the parties resolved the outstanding deal structure issues on terms satisfactory to both parties.


        After the close of business Eastern Standard Time on June 14, 2002, Mr. Bernard Daniel, senior vice president and general secretary of Nestle S.A., informed members of the Nestle S.A. board of directors of the principal terms of the merger agreement, and obtained the consent of the members of the Nestle S.A. board of directors, effective June 14, 2002, for Nestle S.A. to enter into the transactions contemplated by the merger agreement. Also, the Nestle board of directors, by unanimous written consent, effective June 14, 2002, approved the merger agreement and the transactions contemplated by the merger agreement.

        On June 14, 2002, the Dreyer's board of directors held a special meeting in San Francisco, California, without the participation of Messrs. Helman and Langman, at which senior management of Dreyer's and the financial and outside legal advisors of Dreyer's were present. Senior management of Dreyer's made presentations on the background and strategic rationale for the proposed transaction with Nestle. A representative of Wachtell, Lipton, Rosen & Katz, Dreyer's outside legal counsel, reviewed with the Dreyer's board of directors the terms of the proposed agreements and the fiduciary duties of the Dreyer's board of directors. A representative of Merrill Lynch made a presentation on the financial aspects of the proposed transaction, and delivered Merrill Lynch's oral opinion, subsequently confirmed in writing on June 16, 2002, that the exchange of Dreyer's common stock for New Dreyer's class A callable puttable common stock in the merger was fair from a financial point of view to Dreyer's common stockholders, other than Nestle and its affiliates. Following further discussion, the Dreyer's board of directors, by the unanimous vote of those directors present, determined that the terms of the merger agreement and the transactions contemplated by the merger agreement were advisable, fair to and in the best interests of Dreyer's and Dreyer's stockholders, adopted resolutions approving the merger agreement and the transactions contemplated by the merger agreement and recommending that Dreyer's stockholders approve and adopt the merger agreement and approve the transactions contemplated by the merger agreement.

        On June 16, 2002, Messrs. Rogers and Cronk, and certain of their affiliates, executed the voting agreement, and Dreyer's, New Dreyer's, Nestle, Merger Sub and NICC Holdings executed the merger agreement.

        On June 17, 2002, both Nestle S.A., prior to the opening of virt-x investment exchange in Switzerland, and Dreyer's, prior to the opening of the Nasdaq National Market, issued separate press releases announcing the execution of the merger agreement.

RECOMMENDATION OF THE DREYER'S BOARD OF DIRECTORS; REASONS OF DREYER'S FOR THE TRANSACTIONS

  Recommendation of the Board of Directors


        The Dreyer's board of directors believes that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Dreyer's and Dreyer's stockholders. Accordingly, the Dreyer's board of directors has, without the participation of the two directors nominated by Nestle, unanimously approved the merger agreement and the transactions contemplated by the merger agreement, and recommends that Dreyer's stockholders vote "FOR" approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement. For a discussion of interests of the directors and management of Dreyer's in the transactions contemplated by the merger agreement, see "The Transactions -- Interests of the Directors and Management of Dreyer's in the Transactions" beginning on page 55.


  Reasons of Dreyer's for the Transactions

        The Dreyer's board of directors, without the participation of the two directors nominated by Nestle, in reaching its decision to approve the merger agreement and the transactions contemplated by the merger agreement, consulted with management of Dreyer's, as well as with Dreyer's financial and legal advisors, reviewed a significant amount of information, and considered a variety of factors, including:

        - the fact that the put price of $83.00 per share, payable during two periods in 2006, provides a substantial premium to Dreyer's stockholders and represents an attractive multiple on Dreyer's strategic goal of earning $3.00 per share in 2005, which management of Dreyer's and the Dreyer's board of directors believe is aggressive, and that there are significant uncertainties associated with achieving that goal;

        - the fact that the call price of $88.00 per share, payable if the call right is exercised during a six-month period beginning on January 1, 2007, provides effectively the same substantial premium as the $83.00 per share put price, taking into account the time value of money;

        - the fact that the put feature of New Dreyer's class A callable puttable common stock is non-contingent and is not conditioned on the financial or other business performance of New Dreyer's;

        - its high degree of confidence that Nestle and Nestle S.A. would perform their agreements under the governance agreement;

        - Nestle's commitment to cooperate in keeping New Dreyer's class A callable puttable common stock listed on the Nasdaq National Market and its agreement that no more than 67% of the diluted New Dreyer's common stock would be held by Nestle and its affiliates, in each case, until July 1, 2007, and the possibility that New Dreyer's would continue as an independent, publicly traded company beyond July 1, 2007;

        - the fact that Dreyer's current management team would operate New Dreyer's and that T. Gary Rogers would be chief executive officer of New Dreyer's and chairman of the New Dreyer's board of directors while Peter Brabeck-Letmathe, chief executive officer of Nestle S.A., would be vice chairman of the New Dreyer's board of directors, and that the governance agreement creates a framework designed to limit Nestle's right to control or change the New Dreyer's board of directors, management of New Dreyer's and culture of New Dreyer's;

        - the current industry, economic and market conditions and trends, and the belief that a larger company would be better positioned to maximize value in the frozen dessert industry;

        - the strategic advantages of the combination of Dreyer's with Nestle's United States frozen dessert business that would permit the expansion of the range of package and novelty ice cream brands offered by New Dreyer's, and the anticipated significant synergies expected to be generated as a result of the transactions, in terms of operational efficiencies, growth opportunities and cost reductions;

        - the fact that the combination of NICC with Dreyer's would be achieved through a stock issuance rather than through payment of cash;

        - the business, operations, financial condition, earnings and prospects of each of Dreyer's and NICC;

        - the results of the due diligence review of NICC conducted by Dreyer's management and legal and financial advisors;

        - the alternatives reasonably available to Dreyer's and the risks and difficulties associated with these alternatives, and the Dreyer's board of directors' belief that the transactions would create the best available opportunity to enhance stockholder value, in light of the following factors:

         - the expiration, in June 2004, of most of the standstill restrictions on Nestle's ability to purchase additional shares of Dreyer's common stock or to propose an acquisition of Dreyer's; and

         - the belief that acquisition valuations for food companies currently are very high by historical standards, and that there is no assurance that Dreyer's could obtain a comparable or better premium for Dreyer's stockholders in a transaction in the future;

        - the recommendation of the transactions by management of Dreyer's;

        - the financial presentation of Merrill Lynch, including its opinion that, as of the date of its opinion and based on and subject to the matters described in its opinion, the exchange of Dreyer's common stock for New Dreyer's class A callable puttable common stock in the merger was fair from a financial point of view to Dreyer's common stockholders, other than Nestle and its affiliates. See "-- Opinion of Dreyer's Financial Advisor" beginning on page 39;


        - the terms of the merger agreement relating to third-party offers, including:

         - the limitation on the ability of Dreyer's to solicit offers for business combination proposals; and

         - the ability of Dreyer's, under certain circumstances, to terminate the merger agreement to accept a superior proposal;

        - other terms of the merger agreement, including:

         - the covenants of Dreyer's and Nestle, including the efforts that each of them would be required to use to obtain regulatory approval of the transactions and the continuing assurances provided by Nestle on liabilities unrelated to the frozen dessert business and on certain assets of Nestle's frozen dessert business;

         - the conditions to the completion of the transactions, including that the materiality standard in the representations and warranties for purposes of the condition to the completion of the transactions would be evaluated from the perspective of a long-term strategic acquirer; and

         - the events permitting each of Dreyer's and Nestle to terminate the agreement;

        - the fact that Messrs. Rogers and Cronk, and certain of their affiliates, beneficially owning approximately 16% of the voting power of Dreyer's common stock as of the date of the merger agreement, would enter into the voting agreement to vote their shares of Dreyer's common stock in favor of approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, and the fact that their obligations under the voting agreement would cease upon the termination of the merger agreement;

        - the fact that Nestle, holding approximately 27.5% of the voting power of Dreyer's common stock as of the date of the merger agreement, would agree in the merger agreement to vote its shares of Dreyer's common stock in favor of approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement;

        - the fact that the New Dreyer's board of directors would be comprised of an equal number of Nestle directors and non-Nestle directors until July 1, 2007 (and that this ratio would be required to be maintained by the mechanism for replacement of directors in the governance agreement), and that, from July 1, 2007 to July 1, 2008, the New Dreyer's board of directors would include three directors meeting NASD independence standards;

        - the fact that a number of significant decisions would only be made by, or require a vote of a majority of, non-Nestle directors, including:

         - the determination of the occurrence of a substantial adverse change, which would lead to an acceleration of the redemption of New Dreyer's class A callable puttable common stock (which determination will be made by the independent directors);

         - the amendment of the New Dreyer's amended and restated certificate of incorporation or the amendment of the New Dreyer's amended and restated by-laws by the New Dreyer's board of directors;

         - the amendment of the governance agreement on behalf of New Dreyer's;

         - the exclusive right to make decisions relating to the enforcement of New Dreyer's rights against Nestle or Nestle S.A. under the governance agreement; and

         - approval of Nestle engaging in a material transaction with New Dreyer's in which Nestle or its affiliates have a material interest;

        - additional arrangements contemplated by the governance agreement, the New Dreyer's amended and restated certificate of incorporation and the New Dreyer's amended and restated by-laws, including:

         - Nestle's agreement that, prior to July 1, 2007, neither it nor its affiliates would transfer any of their New Dreyer's class B common stock, except to a subsidiary that is, directly or indirectly, majority owned by Nestle S.A. and agrees to become a signatory to the governance agreement;

         - the requirement that Nestle effect a short form merger of New Dreyer's with Nestle when Nestle and its affiliates beneficially own at least 90% of New Dreyer's outstanding voting stock;

         - the requirement that any merger or other business combination in which New Dreyer's class A callable puttable common stock is converted into other consideration be approved by a majority vote of New Dreyer's class A callable puttable common stockholders;

         - the circumstances under which the redemption would be accelerated, and the fact that a substantial adverse change determination (to be made by the independent directors) only could be invoked if the business viability or financial viability of New Dreyer's were adversely affected;

         - the fact that, for the one-year period beginning on July 1, 2007, Nestle would not be able to acquire any shares of New Dreyer's at a price less than the $88.00 per share call price; and

         - the requirement that, in most cases relating to elections of directors (other than those directors nominated by Nestle), Nestle vote its shares in proportion to the votes cast by New Dreyer's class A callable puttable common stockholders;


        - the expectation that the transactions should generally be tax free for United States federal income tax purposes, and that Dreyer's stockholders should have a tax-free exchange of Dreyer's common stock for New Dreyer's class A callable puttable common stock. See
          "-- Material United States Federal Income Tax Consequences" beginning on page 49;


        - the likelihood that the transactions would receive the necessary regulatory approvals and the anticipated timing of and possible conditions that may be imposed with respect to those regulatory approvals;

        - the proposed new long-term incentive compensation plan and the terms of new three-year employment agreements to be entered into by five members of senior management and to be offered to 23 other members of Dreyer's management. The Dreyer's board of directors believed the long-term incentive compensation plan and the three-year employment agreements would provide ongoing value at least equivalent to the compensation practices currently in place. The Dreyer's board of directors also took into account that the same terms would be available to executives of Dreyer's in the case of a potential acquirer of Dreyer's, other than Nestle; and


        - the interests that certain directors and management of Dreyer's may have with respect to the transactions in addition to their general interests as Dreyer's stockholders. See "-- Interests of Directors and Management of Dreyer's in the Transactions" beginning on page 55.


        In addition to these factors, the Dreyer's board of directors also considered the potential adverse impact of other factors relating to the transactions, including:


        - that the existence of the call right at a fixed price of $88.00 per share might have a detrimental effect on the potential for New Dreyer's class A callable puttable common stockholders to trade above $88.00, even if the future growth and/or market conditions might arguably warrant a per share valuation of New Dreyer's in excess of such price;

        - the issuance of 55,001,299 shares of New Dreyer's class B common stock, or approximately 67% of the diluted New Dreyer's common stock, to Nestle for the contribution of NICC and the consequent dilution of Dreyer's common stockholders' interests as well as the expected earnings dilution as a result of the proposed transaction;


        - the risk that, in the event of a bankruptcy or similar proceeding of New Dreyer's, or in a lawsuit involving fraudulent conveyance, New Dreyer's class A callable puttable common stockholders' right to receive payment under the put right or call right may be delayed or unenforceable, and any amounts already paid to New Dreyer's class A callable puttable common stockholders under the put right or call right may be required to be returned;

        - the requirement that Dreyer's pay a termination fee of $75 million if the merger agreement is terminated in the circumstances specified in the merger agreement, including if Dreyer's decides to accept a superior proposal;

        - the fact that the representations and warranties of Nestle with respect to NICC expire at the completion of the transactions and do not survive for purposes of indemnification;

        - the limitations imposed by the merger agreement on the conduct of Dreyer's business prior to the completion of the transactions;

        - the fact that the governance and transfer restrictions on Nestle end on July 1, 2007, and that Nestle can elect the entire New Dreyer's board of directors at that time (subject to Nestle's commitment to keep three directors who would be directors meeting NASD independence standards) and can transfer its shares without restriction;

        - the fact that, after the expiration of the put period, there would be no market price support for New Dreyer's class A callable puttable common stock other than the requirement that Nestle would not be able to acquire any shares of New Dreyer's at a price less than the $88.00 per share call price for the one-year period beginning on July 1, 2007;

        - the risk that regulatory authorities may delay or refuse to approve the transactions or impose conditions that could adversely affect the business or financial condition of New Dreyer's;

        - the lack of assurance that dividends would be declared and paid on New Dreyer's class A callable puttable common stock; and


        - the other risks associated with the transactions described under "Risk Factors Relating to the Transactions" beginning on page 20.


        The Dreyer's board of directors, without the participation of the two directors nominated by Nestle, concluded that the positive aspects of the transactions significantly outweighed the other factors.

        This discussion of the information and factors considered by the members of Dreyer's board of directors, other than the two directors nominated by Nestle, is not intended to be exhaustive but is believed to include all material factors considered by the Dreyer's board of directors. In reaching its determination to approve the merger agreement and to recommend the transactions contemplated by the merger agreement, the Dreyer's board of directors, without the participation of the two directors nominated by Nestle, did not assign any relative or specific weights to the various factors that it considered in reaching its determination that the merger agreement and the transactions contemplated by the merger agreement are advisable and fair to, and in the best interests of, Dreyer's and Dreyer's stockholders. Rather, the Dreyer's board of directors, without the participation of the two directors nominated by Nestle, viewed its position and recommendation as being based on the totality of the information presented to and factors considered by the Dreyer's board of directors.

REASONS OF NESTLE FOR THE TRANSACTIONS

        Nestle S.A., the world's largest food company, believes that the transactions will provide it with an excellent opportunity to expand its presence in the fast-growing frozen dessert business through an expanded investment in Dreyer's, an established leader in the United States frozen dessert business. Nestle S.A. views the frozen dessert business as a strategic growth area worldwide. Nestle S.A., through its operating companies, currently manufactures and sells frozen dessert products in 40 countries with worldwide sales in 2001 of over $2.5 billion. Nestle S.A., through its operating companies, recently has engaged in other frozen dessert products-related transactions. In October 1999, Nestle
USA -- Prepared Foods Division, Inc., which we refer to as "Nestle Prepared Foods," entered into a 50/50 joint venture with The Pillsbury Company and certain of its affiliates, which we refer collectively to as "Pillsbury," which combined Nestle's United States frozen dessert business with Pillsbury's United States Haagen-Dazs(R) frozen dessert business. In December 2001, Nestle Prepared Foods acquired the 50% interest in the joint venture originally held by Pillsbury, and, subsequently, renamed the former joint venture "NICC." In February 2002, Nestle S.A. purchased Germany's Schoeller Holding Group, a leading manufacturer of ice cream in Germany.


        Nestle S.A. views the transactions as both a strategic opportunity and a worthwhile long-term investment. The transactions will expand Nestle S.A.'s presence in the fast-growing United States market and combine its successful frozen dessert business with an experienced management team and a company that is known for its climate of entrepreneurial creativity. At the completion of the transactions, Nestle and its affiliate, NICC Holdings, immediately will own approximately 67% of New Dreyer's common stock on a diluted basis (or approximately 72% of the outstanding New Dreyer's common stock), with an opportunity to cause New Dreyer's to purchase the remaining equity interest in New Dreyer's under the call at $88.00 per share beginning on January 1, 2007 and ending on June 30, 2007.



        As described under "-- Background of the Transactions" beginning on page 29, the terms of the merger agreement and the transactions were negotiated at arm's length among Nestle S.A., Nestle and Dreyer's. Nestle S.A. and Nestle did not independently consider the fairness of the transactions to Dreyer's stockholders. Nestle S.A. and Nestle did not receive any report, opinion or appraisal from an outside party relating to the fairness of the merger agreement or the transactions to Dreyer's or any of Dreyer's stockholders, including Nestle S.A. and Nestle.


OPINION OF DREYER'S FINANCIAL ADVISOR

        Dreyer's has retained Merrill Lynch to act as its financial advisor in connection with the transactions. On June 14, 2002, Merrill Lynch rendered its oral opinion to the Dreyer's board of directors, subsequently confirmed by delivery of a written opinion dated June 16, 2002, to the effect that, as of that date, and based upon and subject to the factors and assumptions set forth in its opinion, the exchange of Dreyer's common stock for New Dreyer's class A callable puttable common stock in the merger was fair from a financial point of view to Dreyer's common stockholders, other than Nestle and its affiliates.


        The full text of the Merrill Lynch opinion, which sets forth the assumptions made and matters considered by Merrill Lynch, is attached as Annex F to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. Dreyer's stockholders are urged to read the Merrill Lynch opinion carefully in its entirety. The Merrill Lynch opinion was provided to the Dreyer's board of directors and is directed only to the fairness from a financial point of view of the exchange of Dreyer's common stock for New Dreyer's class A callable puttable common stock to Dreyer's common stockholders, other than Nestle and its affiliates. The Merrill Lynch opinion does not address the merits of the underlying decision by Dreyer's to engage in the transactions and does not constitute a recommendation to Dreyer's stockholders as to how the Dreyer's stockholders should vote on the transactions or any matter related to the transactions. Merrill Lynch has not expressed any opinion as to the price at which Dreyer's common stock will trade between the announcement and the completion of the transactions or as to the price at which any shares of New Dreyer's will trade following completion of the transactions. Merrill Lynch has not expressed any opinion on the exchange of Nestle's current shares of Dreyer's common stock for shares of New Dreyer's class B common stock or the receipt by Nestle and its affiliates of 55,001,299 shares of New Dreyer's class B common stock in return for its contribution of NICC to New Dreyer's.


        Merrill Lynch has consented to the use of Annex F, containing the Merrill Lynch opinion, in this proxy statement/prospectus, and to the references to Merrill Lynch in "Summary" and in "The

Transactions" in this proxy statement/prospectus. In giving its consent, Merrill Lynch does not admit that it comes within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder by the SEC, nor does Merrill Lynch admit that it is an expert with respect to any part of the registration statement of which this proxy statement/prospectus is a part, within the meaning of the term "experts" as used in the Securities Act or the rules and regulations promulgated thereunder by the SEC.

        The summary set forth below does not purport to be a complete description of the analyses underlying the Merrill Lynch opinion or the presentation made by Merrill Lynch to the Dreyer's board of directors on June 14, 2002. The preparation of a fairness opinion is a complex and analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, the Merrill Lynch opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Merrill Lynch did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Merrill Lynch believes that its analyses must be considered as a whole, and that selecting portions of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying the Merrill Lynch opinion.

        In performing its analyses, numerous assumptions were made with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Merrill Lynch or Dreyer's. Any estimates contained in the analyses performed by Merrill Lynch are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by the analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which the businesses or securities might actually be sold. Accordingly, the analyses and estimates are inherently subject to substantial uncertainty. In addition, the requirement for the delivery of the Merrill Lynch opinion was among several factors taken into consideration by the Dreyer's board of directors in making its determination to approve the merger agreement and transactions contemplated by the merger agreement. Consequently, the Merrill Lynch analyses described below should not be viewed as determinative of the decision of the Dreyer's board of directors or management of Dreyer's with respect to fairness of the exchange of Dreyer's common stock for New Dreyer's class A callable puttable common stock.

        In arriving at its opinion, Merrill Lynch, among other things:

        - reviewed certain publicly available business and financial information relating to Dreyer's and NICC that Merrill Lynch deemed to be relevant;

        - reviewed certain information, including financial forecasts relating to the business, earnings, cash flows, assets, liabilities and prospects of Dreyer's and NICC, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the transactions, which we refer to as the "expected synergies," based on publicly available information and information furnished to Merrill Lynch by senior management of Dreyer's and Nestle S.A. prior to the execution of the merger agreement;

        - conducted discussions with members of senior management of Dreyer's concerning the matters described above, as well as their respective businesses and prospects before and after giving effect to the transactions and the expected synergies;

        - reviewed the market prices and valuation multiples for Dreyer's common stock and compared it with those of certain publicly traded companies that Merrill Lynch deemed to be relevant;

        - reviewed the results of operations of Dreyer's and compared them with those of a number of selected publicly traded companies that Merrill Lynch deemed to be relevant;

        - compared the proposed financial terms of the merger with the financial terms of a number of other transactions that Merrill Lynch deemed to be relevant;

        - participated in a number of discussions and negotiations among representatives of Dreyer's and Nestle and their legal advisors;

        - reviewed the potential pro forma impact of the transactions;

        - reviewed a draft of the merger agreement, dated as of June 16, 2002, and drafts of the governance agreement and the New Dreyer's amended and restated certificate of incorporation received on June 16, 2002; and

        - reviewed other financial studies and analyses, and took into account other matters as Merrill Lynch deemed necessary, including Merrill Lynch's assessment of general economic, market and monetary conditions.

        In preparing its opinion, Merrill Lynch assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to Merrill Lynch, discussed with or reviewed by or for Merrill Lynch, or publicly available, and Merrill Lynch has not assumed any responsibility for independently verifying this information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of Dreyer's or NICC or been furnished with any evaluation or appraisal. In addition, Merrill Lynch has not assumed any obligation to conduct any physical inspection of the properties or facilities of Dreyer's or NICC. With respect to the financial forecast information and the expected synergies furnished to or discussed with Merrill Lynch by Dreyer's, Merrill Lynch assumed that they had been reasonably prepared and reflected the best then currently available estimates and judgment of management of Dreyer's as to the expected future financial performance of Dreyer's or NICC and the expected synergies. Merrill Lynch also assumed that the final form of the merger agreement and the related documents would be substantially similar to the last drafts that it reviewed. Merrill Lynch also assumed that New Dreyer's class A callable puttable common stock would be listed on the Nasdaq National Market.


        The Merrill Lynch opinion is necessarily based upon market, economic and other conditions as they existed and could be evaluated on, and on the information made available to Merrill Lynch as of the date of the Merrill Lynch opinion. Merrill Lynch assumed no responsibility to update or revise the Merrill Lynch opinion based upon events or circumstances occurring after the date of the Merrill Lynch opinion. Merrill Lynch has assumed that, in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the transactions. Merrill Lynch also assumed that the merger would be consummated on a tax-free basis. In connection with the preparation of its opinion, Merrill Lynch was not authorized by Dreyer's or the Dreyer's board of directors to solicit, nor did it solicit, third-party indications of interest for the acquisition of all or any part of Dreyer's.


        Each of the analyses conducted by Merrill Lynch was carried out to provide a different perspective on the transactions. Merrill Lynch did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support its opinion. Merrill Lynch did not place any specific reliance or weight on any individual analysis, but, instead, concluded that its analyses, taken as a whole, supported its determination.

        Certain of the following summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Merrill Lynch, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data set forth in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Merrill Lynch.

  Present Value of Put Price


        Merrill Lynch calculated the present values of the put price of $83.00 per share on January 1, 2006 by applying discount rates ranging from 4.0% to 8.0% and a discount period of 3.5 years. Merrill

Lynch selected the discount rates based on an estimated base rate of 4% and applied estimated risk premiums of 1, 2, 3 and 4 percentage points to the base rate. This calculation resulted in present values of between $63.40 and $72.35 per share. At a 7.0% discount rate, the calculation resulted in a present value of $65.50 per share. Merrill Lynch compared these present values to the price per share for Dreyer's common stock as of June 12, 2002, and at the 52-week-high, the 52-week-low and the 52-week-average (Dreyer's share prices ranged between $26.17 and $48.99 per share at these reference points) and calculated the premium represented by these present values of the put price. Based on the present value of the put price at the different discount rates, Merrill Lynch also analyzed enterprise value, calculated as equity value plus net debt as of March 30, 2002, as a multiple of last-twelve-month, which we refer to as "LTM," earnings before interest, taxes, depreciation and amortization, which we refer to as "EBITDA," and estimated 2002 EBITDA. Merrill Lynch also calculated the present value of the put price as a multiple of the estimated 2002 earnings per share, which we refer to as "EPS," and the estimated 2003 EPS. In connection with performing this analysis and certain other analyses described below, Merrill Lynch used two analytic cases provided by Dreyer's management that assumed two different projected EPS, the first, which we refer to as the "conservative management case," assumed an EPS of $2.36 in 2005, and the second, which we refer to as the "$3.00 by 2005 management case," assumed an EPS of $3.00 in 2005. The projections were developed by Dreyer's management based on their expectations for earnings growth using a range of assumptions for operating and market conditions. In the conservative management case, the projected EPS for the years 2002 to 2005 are $1.30, $1.56, $2.03 and $2.36, respectively. In the $3.00 by 2005 management case, the projected EPS for the years 2002 to 2005 are $1.30, $1.80, $2.40 and $3.00, respectively. The results of these analyses are set forth below:


                                                               LOW        HIGH
                                                             --------   --------
                                                             (PRESENT   (PRESENT
                                                             VALUE OF   VALUE OF
                                                             $63.40)    $72.35)
PRESENT VALUE OF PUT PRICE AS A PREMIUM TO:
Per Share Price as of 06/12/02.............................    46.7%      67.4%
52-Week High...............................................    29.4%      47.7%
52-Week Low................................................   142.3%     176.5%
52-Week Average............................................    73.8%      98.4%
ENTERPRISE VALUE AS A MULTIPLE OF:
LTM EBITDA.................................................    39.4x      44.9x
2002E EBITDA...............................................    22.0x      25.1x
PRESENT VALUE OF PUT PRICE AS A MULTIPLE OF:
2002E EPS -- both management cases.........................    48.8x      55.7x
2003E EPS -- conservative management case..................    40.6x      46.4x
2003E EPS -- $3.00 by 2005 management case.................    35.2x      40.2x

  Discounted Cash Flow Analysis

        A discounted cash flow analysis is one method used to value businesses and involves an analysis of the present value of projected cash flows of a business for a specified number of years into the future and the present value of the projected value of the business at the end of that period of years, which is commonly referred to as the "terminal value." The present value of the expected cash flows that would be generated by Dreyer's is discounted at a rate that reflects the uncertainty of the estimated future cash flows.

        Merrill Lynch performed discounted cash flow analyses of the projected after-tax, free cash flow of Dreyer's applying the "EBITDA multiple method" and the "perpetuity growth method" to calculate the projected terminal value of the business. The EBITDA multiple method derives a terminal value by applying an EBITDA multiple to the terminal year EBITDA. The perpetuity growth method is a mathematical formula that derives a terminal value by taking the projected free cash flow in the terminal year and applying an average growth rate at which the free cash flow can be expected to grow from that point on. In each analysis, Merrill Lynch used a terminal year of 2007 and discounted back to June 30, 2002. These analyses were based upon operating and financial assumptions that were provided by senior management of Dreyer's prior to the execution of the merger agreement. Using these projections, Merrill Lynch calculated implied equity values for Dreyer's by applying discount rates ranging from 9% to 11% per year, determined by analyzing the weighted average cost of capital for selected comparable publicly traded companies in the food industry, and EBITDA multiples ranging from 10.0x to 14.0x, determined by analyzing the trading characteristics of the common stock of the selected comparable companies and selected comparable transactions, and perpetuity growth rates of 3% to 5%, determined by estimates of the long-range growth characteristics of the selected comparable companies. Based on the estimated 2007 EBITDA and the EBITDA multiple method, Merrill Lynch calculated that the implied equity value per share of Dreyer's common stock ranged from $34.70 to $50.90 based on the conservative management case and from $47.50 to $69.70 based on the $3.00 by 2005 management case. Based on the estimated 2007 free cash flow of $102.5 million in the conservative management case and $147.6 million in the $3.00 by 2005 management case and the perpetuity growth method, Merrill Lynch calculated that the implied equity value per share of Dreyer's common stock ranged from $23.85 to $46.80 based on the conservative management case and from $33.90 to $66.95 based on the $3.00 by 2005 management case. These compare to the closing price per share of Dreyer's common stock on June 12, 2002 of $43.23 and a reference range of the present value of the put price of between $65.50 and $72.35 (using a 4.0% to 7.0% discount rate range and a discount period of 3.5 years).

  Selected Comparable Public Company Analysis

        Merrill Lynch reviewed and compared financial, operating and stock market information related to Dreyer's with the following publicly held companies in the food industry:

        - Wm. Wrigley Jr. Company;

        - McCormick & Co., Inc.;

        - The Hain Celestial Group, Inc.;

        - Nestle S.A.;

        - Hershey Foods Corporation;

        - Groupe DANONE;

        - Unilever N.V.; and

        - Dean Foods Company.

        Merrill Lynch analyzed the enterprise value, calculated as equity value plus net debt as of March 30, 2002, as a multiple of LTM EBITDA and estimated calendar year 2002 EBITDA, for each of these selected comparable companies and Dreyer's. Merrill Lynch also analyzed calendar year 2002 and 2003 price to earnings ratio, which we refer to as "P/E," and the price to earnings to growth ratio, which we refer to as "P/E/G," for each of the selected comparable companies and Dreyer's. All multiples and ratios were based on closing stock prices on June 12, 2002. Estimated EPS for these selected comparable companies and Dreyer's were obtained from First Call. Estimated long-term growth rates for these selected comparable companies and Dreyer's were obtained from the Institutional Broker Estimate System, which is commonly known as "I/B/E/S." All other estimated financial data for these selected comparable companies and Dreyer's was based on publicly available research analysts' estimates. This analysis indicated the following multiples:

FINANCIAL MEASURE                                              MEAN    DREYER'S
-----------------                                             ------   --------
Enterprise value as a multiple of LTM EBITDA................  14.2x     27.1x
Enterprise value as a multiple of 2002E EBITDA..............  12.3x     15.5x
Calendar Year 2002 P/E......................................  22.8x     32.3x
Calendar Year 2003 P/E......................................  20.1x     26.4x
Calendar Year 2002 P/E/G....................................   2.03x     1.90x
Calendar Year 2003 P/E/G....................................   1.80x     1.55x

        Using the above means as a guide, Merrill Lynch calculated the implied equity value ranges for the conservative management case. Based on a multiple range of 10.0x to 16.0x estimated 2002 EBITDA of $121.8 million, the analysis implied an equity value range for Dreyer's common stock of between $28.00 and $45.70 per share. Based on a multiple P/E range of 20.0x to 30.0x calendar year 2003 EPS of $1.56, the analysis implied an equity value range for Dreyer's common stock of between $31.20 and $46.80 per share. Based on a multiple range of 1.9x to 2.4x P/E/G of 17% on calendar year 2002 EPS of $1.30, the analysis implied an equity value range for Dreyer's common stock of between $42.00 and $53.00 per share. These compare to the closing price per share of Dreyer's common stock on June 12, 2002 of $43.23 and a reference range of the present value of the put price of between $65.50 and $72.35.

        Merrill Lynch also performed these calculations using the $3.00 by 2005 management case. Based on a multiple range of 10.0x to 16.0x estimated 2002 EBITDA of $122.0 million, the analysis implied an equity value range for Dreyer's common stock of between $28.10 and $45.80 per share. Based on a multiple range of 20.0x to 30.0x calendar year 2003 EPS of $1.80, the analysis implied an equity value range for Dreyer's common stock of between $36.00 and $54.00 per share. Based on a multiple range of 1.9x to 2.4x P/E/G of 17% on calendar year 2002 EPS of $1.30, the analysis implied an equity value range for Dreyer's common stock of between $42.00 and $53.00 per share. These compare to the closing price per share of Dreyer's common stock on June 12, 2002 of $43.23 and a reference range of the present value of the put price of between $65.50 and $72.35.


        None of the selected comparable companies is identical to Dreyer's. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of these selected comparable companies and other factors that could affect the public trading value of Dreyer's and these selected comparable companies.

  Selected Comparable Transactions Analysis

        Using publicly available information, Merrill Lynch reviewed and compared the purchase prices, including net debt, and implied transaction value multiples paid in the following 12 selected merger and acquisition transactions in the food industry with the merger:

ACQUIRER(S)                             TARGET
-----------                             ------
Kellogg Company                         Worthington Foods, Inc.
Nestle S.A.                             Ralston Purina Company
PepsiCo, Inc. (through BeverageCo       Quaker Oats Co.
  Inc.)
Suiza Foods Corp. (through SF           The Morningstar Group Inc.
  Acquisition Corporation)
Unilever PLC                            Bestfoods
Unilever N.V.                           Ben & Jerry's Homemade, Inc.
Danone International Brands Inc.,       McKesson Water Products Company
  Groupe DANONE
Philip Morris Companies Inc.            Nabisco Holdings Corp.
Unilever N.V.                           Slimfast Foods Company
PepsiCo, Inc.                           Tropicana Products Inc.
Procter & Gamble                        The Iams Co.
Kellogg Company                         Keebler Foods Company

        Merrill Lynch compared the transaction values implied by the purchase prices in these selected merger and acquisition transactions as multiples of LTM EBITDA and LTM earnings before interest and taxes, which we refer to as "EBIT." For each selected merger and acquisition transaction, LTM EBITDA and LTM EBIT were based on publicly available financial information for the four quarters preceding the transaction announcement date. The analysis indicated the following multiples:

                                                        HIGH     LOW    MEAN
                                                        -----   -----   -----
Transaction value as a multiple of LTM EBITDA.........  17.2x   11.5x   14.1x
Transaction value as a multiple of LTM EBIT...........  25.1x   13.9x   19.2x

        Merrill Lynch reviewed this information in relation to both the conservative management case and the $3.00 by 2005 management case. Based on the range of multiples of 13.0x to 17.0x for Dreyer's estimated 2002 EBITDA of $121.8 million in the conservative management case and $122.0 million in the $3.00 by 2005 management case, this analysis implied an equity value range for Dreyer's common stock of between $36.85 and $48.70 per share. Based on the range of multiples of 17.0x to 25.0x for Dreyer's estimated 2002 EBIT of $85.8 million in the conservative management case and $86.0 million in the $3.00 by 2005 management case, this analysis implied an equity value range for Dreyer's common stock of between $33.85 and $50.55 per share. These compare to the closing price per share of Dreyer's common stock on June 12, 2002 of $43.23 and a reference range of the present value of the put price of between $65.50 and $72.35.

        No company or merger and acquisition transaction used in the selected comparable transactions analysis is identical to Dreyer's or the transactions. Accordingly, an analysis of the results of the selected comparable transactions analysis involved complex considerations of the companies and transactions and other factors that could affect the transaction value of the companies and Dreyer's.

  Present Value of Future Stock Prices

        Merrill Lynch also analyzed the level at which Dreyer's common stock might trade in the future in the absence of the transactions based on management of Dreyer's projections and then current market conditions, which we refer to as the "future stock prices," which were then discounted 3.5 years to June 30, 2002 at an assumed 11.5% cost of equity, which is the mid-point of the estimated cost of equity for Dreyer's and the selected comparable companies. Estimated future stock prices were calculated based on 2005 P/E ratios ranging from 20.0x to 30.0x, assuming a 2005 EPS of $2.36 and $3.00, respectively. In the conservative management case, based on the range of multiples of 20.0x to 30.0x for the 2005 EPS of $2.36, this analysis implied an equity value range for Dreyer's common stock of between $32.25 and $48.35 per share. In the $3.00 by 2005 management case, based on the range of multiples of 20.0x to 30.0x for the 2005 EPS of $3.00, this analysis implied an equity value range for Dreyer's common stock of between $41.00 and $61.50 per share. These compare to the closing price per share of Dreyer's common stock on June 12, 2002 of $43.23 and a reference range of the present value of the put price of between $65.50 and $72.35.

  52-Week Trading

        Merrill Lynch also reviewed the trading history of Dreyer's common stock for the 52-week period ending June 12, 2002, and observed that the low and the high closing share prices during that period for Dreyer's common stock were $26.17 and $48.99 per share, respectively. The average during this 52-week period was $36.48 per share of Dreyer's common stock. These compare to the closing price per share of Dreyer's common stock on June 12, 2002 of $43.23 and a reference range of the present value of the put price of between $65.50 and $72.35.

  Contribution of NICC


        Although Merrill Lynch did not opine on the contribution of NICC, it performed an analysis of the potential pro forma financial impact of the contribution on the future EPS of Dreyer's and its ability to pay dividends in accordance with the governance agreement for the years 2002 to 2007, based on estimates provided by management of Dreyer's prior to the execution of the merger agreement, with input from management of Nestle S.A. in the case of NICC. In performing this analysis, neither audited historical financials of NICC nor projections prepared by Nestle or NICC were available to Merrill Lynch. In addition, Merrill Lynch made a number of assumptions, including among such assumptions the following:


        - the completion of the transactions as of December 31, 2002;

        - accounting treatment as a reverse purchase with full value of the purchase premium allocated to goodwill;

        - issuance by Dreyer's of a total of approximately 55 million shares of New Dreyer's class B common stock to an affiliate of Nestle and the assumption by Dreyer's of $68.0 million of NICC debt at a rate of LIBOR plus 29 basis points;

        - in the base case, fully phased-in synergies of $194.5 million by 2004 and $86.9 million in 2003, and in the conservative case, fully phased-in synergies of $157.6 million by 2005 and $57.9 million in 2003;

        - in the base case, estimated cash costs to achieve synergies at $86.9 million ($65.2 million and $21.7 million in 2003 and 2004, respectively), and in the conservative case, estimated cash costs to achieve synergies at $72.4 million ($54.3 million and $18.1 million in 2003 and 2004, respectively);

        - a quarterly dividend rate to the New Dreyer's stockholders of the greater of (i) 30% of New Dreyer's income per share for the preceding year, paid 25% per quarter, and (ii) $0.06 per share; and

        - transaction expenses estimated at approximately $17.6 million.

        This analysis resulted in the following impact on the pro forma EPS and expected future dividends to current Dreyer's stockholders:

                       PRO FORMA EPS ACCRETION/(DILUTION)
                            TO DREYER'S STOCKHOLDERS

                                                 PROJECTED FISCAL YEAR ENDING DECEMBER 31,
                                            ---------------------------------------------------
                                             2002     2003     2004     2005     2006     2007
                                            ------   ------   ------   ------   ------   ------
$3.00 by 2005 Management Case/Basic
  Synergies...............................  $(0.70)  $(0.38)  $ 0.06   $(0.11)  $(0.18)  $(0.23)
Conservative Management Case/Conservative
  Synergies...............................  $(0.71)  $(0.43)  $(0.32)  $(0.04)  $ 0.01   $ 0.06
$3.00 by 2005 Management Case/Conservative
  Synergies...............................  $(0.70)  $(0.57)  $(0.53)  $(0.42)  $(0.49)  $(0.57)

                           PRO FORMA DIVIDEND PAYOUT
                            TO DREYER'S STOCKHOLDERS

                                                    PROJECTED FISCAL YEAR ENDING DECEMBER 31,
                                                  ---------------------------------------------
                                                  2002    2003    2004    2005    2006    2007
                                                  -----   -----   -----   -----   -----   -----
Conservative Management Case/Conservative
  Synergies.....................................  $0.24   $0.24   $0.34   $0.51   $0.70   $0.74
$3.00 by 2005 Management Case/Conservative
  Synergies.....................................  $0.24   $0.24   $0.37   $0.56   $0.77   $0.85


        The financial forecasts that underlie this analysis are subject to substantial uncertainty, and accordingly, actual results may be substantially different. See "Cautionary Statement Regarding Forward-Looking Statements" on page 25.


  Merrill Lynch Financial Advisor Fee

        Under an engagement letter, dated May 2, 2002, Dreyer's retained Merrill Lynch to act as its financial advisor in connection with the transactions. Under the engagement letter, Dreyer's has agreed to pay Merrill Lynch a fee equal to 50 basis points of the purchase price, contingent and payable upon the completion of the transactions. "Purchase price" means an amount equal to the sum of:

        - the aggregate fair market value (based on the public trading price) of all Dreyer's outstanding equity securities immediately prior to the completion of the transactions; and

        - the amount of all indebtedness and preferred stock of Dreyer's or any subsidiary of Dreyer's immediately prior to the completion of the transactions.


        While the exact amount of the fee payable to Merrill Lynch will not be ascertainable until the completion of the transactions, based upon the closing price per Dreyer's common share as of January 14, 2003 and the balance sheet information set forth in Dreyer's Quarterly Report on Form 10-Q for the quarterly period ended September 28, 2002, the fee would have been approximately $14.8 million.


        Dreyer's also has agreed to reimburse Merrill Lynch for its reasonable out-of-pocket expenses incurred in connection with its engagement, including reasonable fees and disbursements of its legal counsel, and to indemnify Merrill Lynch and its affiliates and their respective directors, officers, employees, agents and controlling persons from and against certain liabilities, including liabilities under the United States federal securities laws, arising out of its engagement.

        Dreyer's has retained Merrill Lynch as its financial advisor based upon Merrill Lynch's experience and expertise. Merrill Lynch is an internationally recognized investment banking and advisory firm. Merrill Lynch, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. Merrill Lynch had, in the past two years, provided financial advisory, investment banking and financing services to Dreyer's and Nestle unrelated to the transactions, and may continue to do so, and has received, and may receive, fees for the rendering of these services. During 2001 and 2002, Merrill Lynch had provided financial advisory and financing services from time to time to Nestle S.A., including acting as a joint lead manager for Nestle S.A. on the secondary public offering of 7.5 million shares of common stock of Interstate Bakeries Corporation owned by Tower Holding Company, Inc., a subsidiary of Nestle Purina PetCare Company, and acting as a joint lead manager and co-bookrunner for Nestle S.A. on the initial public offering of 69,750,000 common shares of Alcon, Inc., a subsidiary of Nestle S.A. During 2001 and 2002, the aggregate consideration received by Merrill Lynch for services provided to Nestle S.A. was approximately $24.9 million. In the ordinary course of its business, Merrill Lynch and its affiliates may actively trade Dreyer's common stock and other securities of Dreyer's, for their own accounts and for the accounts of customers, and, accordingly, may, at any time, hold a long or short position in these securities.



CERTAIN FINANCIAL PROJECTIONS AND SYNERGIES



 Projections


        Dreyer's does not as a matter of course make public projections as to its future performance or earnings. However, in connection with the discussions concerning the proposed transaction, Dreyer's and its financial advisors furnished to Nestle and its representatives certain information that was not publicly available, including certain projected financial data constituting Dreyer's strategic plan for the fiscal years 2003 to 2005. These projections included the following forecasts of Dreyer's gross revenue, earnings before interest, taxes, depreciation and amortization, referred to in this proxy statement/prospectus as "EBITDA," earnings before interest and taxes, referred to in this proxy statement/prospectus as "EBIT," and earnings per share:

                                 STRATEGIC PLAN

                                                   2003       2004       2005
                                                 --------   --------   --------
                                                    (IN MILLIONS, EXCEPT FOR
                                                        PER SHARE DATA)
Gross Revenue(1)...............................  $1,741.2   $1,851.4   $1,969.4
EBITDA.........................................  $  155.8   $  197.0   $  239.5
EBIT...........................................  $  117.8   $  158.0   $  199.0
Earnings Per Share.............................  $   1.80   $   2.40   $   3.00

       (1) Gross revenue amounts used in the Strategic Plan do not reflect the sales deductions required under EITF 01-9, and, therefore, are not comparable to the net sales amounts reflected in "Selected Historical Consolidated Financial Data of Dreyer's."


        Important Information About the Projections. The projections referred to above were not prepared with a view toward public disclosure, and are included in this proxy statement/prospectus only because such information was made available to Nestle and its representatives. The projections were developed by Dreyer's management based on their expectations for earnings growth using a range of assumptions for operating and market conditions. The projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, or U.S. GAAP. Neither PricewaterhouseCoopers, LLP, the independent auditors of Dreyer's, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the projections included in this proxy statement/prospectus, nor has PricewaterhouseCoopers, LLP nor any other independent auditors expressed any opinion or given any form of assurance on such information or its achievability. The PricewaterhouseCoopers, LLP report included in this proxy statement/prospectus relates only to Dreyer's historical financial information. The projections are included in this proxy statement/ prospectus to give the stockholders of Dreyer's access to information that was not publicly available and that Dreyer's provided to Nestle.


        The projections are not guarantees of performance. The projections are forward-looking statements that are subject to a number of risks, uncertainties and assumptions and should be read with caution. See "Cautionary Statement Concerning Forward-Looking Information" on page 25. The projections are subjective in many respects and thus susceptible to interpretation and periodic revision based on actual experience and recent developments. While presented with numeric specificity, the projections reflect numerous assumptions made by the management of Dreyer's with respect to industry performance, general business, economic, market and financial conditions and other matters, including assumed interest rates and effective tax rates consistent with historical levels for Dreyer's, all of which are difficult to predict, many of which are beyond the control of Dreyer's and none of which were subject to approval by Nestle. In addition, the projections do not take into account any of the transactions contemplated by the merger agreement. Accordingly, there can be no assurance that the assumptions made in preparing the projections or the projections themselves will prove accurate. You should not place undue reliance on the projections contained in this proxy statement/prospectus. Actual results can be materially greater or less than the projections. Neither Dreyer's nor New Dreyer's intends to make publicly available any update or other revisions to the projections to reflect circumstances existing after the date of the preparation of the projections or the occurrence of future events even in the event that any or all of the assumptions are shown to be in error.



  Synergies



        In connection with the discussions concerning the proposed transaction, Dreyer's and its financial advisors furnished to Nestle and its representatives projected synergy estimates ranging from $167.1 million to $188.0 million on an annual basis. Dreyer's expects that projected synergies will be derived primarily from the elimination of duplicative cost structures in selling, distribution and administration. Additional components of the synergies include the reallocation of production between factories in order to improve logistics costs and the potential in-house manufacturing of product currently outsourced by Dreyer's.



        Important Information About the Synergies. The projected synergies referred to above were not prepared with a view toward public disclosure, and are included in this proxy statement/prospectus only because such information was made available to Nestle and its representatives. The projected synergies are forward-looking statements that are subject to a number of risks, uncertainties and assumptions and should be read with caution. See "Cautionary Statement Concerning Forward-Looking Information" beginning on page 25. You should not place undue reliance on the projected synergies contained in this proxy statement/prospectus. Actual synergies may be materially greater or less than the projected synergies. Neither Dreyer's nor New Dreyer's intends to make publicly available any update or other revisions to the projected synergies to reflect circumstances existing after the date of the preparation of the projected synergies or the occurrence of future events even if any or all of management's assumptions are shown to be in error.


MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

  Overview

        The following discussion summarizes the material United States federal income tax consequences of the transactions to Dreyer's stockholders who are individuals. This discussion is based on the Internal Revenue Code, final, temporary and proposed treasury regulations promulgated thereunder by the IRS, and administrative and judicial interpretations thereof, each as in effect and available on the date of this proxy statement/prospectus, and all of which are subject to change, possibly with retroactive effect. Due to a lack of definitive judicial or administrative interpretation, uncertainties exist with respect to various tax consequences, as described below. This discussion is addressed only to Dreyer's stockholders who are United States citizens and residents who hold their Dreyer's common stock as capital assets. This discussion does not address all of the United States federal income tax consequences that may be relevant to particular Dreyer's stockholders in light of their individual circumstances, including potential application of the alternative minimum tax, or any aspect of United States federal, state or local tax laws, or to Dreyer's stockholders that are subject to special tax treatment under the Internal Revenue Code, such as tax-exempt entities, corporations, dealers or brokers in securities or foreign currencies, broker-dealers, insurance companies or financial institutions, investors in pass-through entities, persons who acquired Dreyer's common stock through exercise of an employee stock option or otherwise as compensation, and Dreyer's stockholders that hold Dreyer's common stock as part of a hedge, straddle, constructive sale or conversion transaction or whose functional currency is not United States dollars. In addition, this discussion does not apply to holders of options and warrants to purchase Dreyer's common stock.


        Based upon and subject to the foregoing, in the opinion of Wachtell, Lipton, Rosen & Katz, the following discussion summarizes accurately in all material respects the material United States federal income tax consequences of the transactions to Dreyer's shareholders who are individuals. In rendering this opinion, counsel relied on representations, unverified by counsel, contained in certificates from New Dreyer's, Dreyer's and others. This discussion is not binding on the IRS and no ruling has been or will be sought from the IRS regarding the tax consequences of the transactions.


        TAX MATTERS ARE COMPLEX AND DREYER'S URGES ALL DREYER'S STOCKHOLDERS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP, EXCHANGE, REDEMPTION OR SALE OF NEW DREYER'S CLASS A CALLABLE PUTTABLE COMMON STOCK, INCLUDING THE APPLICATION OF UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE FUTURE CHANGES IN UNITED STATES FEDERAL TAX LAWS.


        It is a condition to the obligation of Dreyer's to complete the transactions that Dreyer's receive an opinion from its counsel, Wachtell, Lipton, Rosen & Katz, that the Dreyer's stockholders should not recognize gain or loss on the exchange of Dreyer's common stock for New Dreyer's class A callable puttable common stock in the merger. See "The Merger
Agreement -- Conditions to the Completion of the Transactions" on page 77. Under the merger agreement, Dreyer's is permitted to, but does not intend to, waive the receipt of the tax opinion as a condition to its obligation to consummate the transactions. In the event Dreyer's waives this condition and the change in tax consequences is material, Dreyer's will recirculate a revised proxy statement/prospectus and resolicit the vote of Dreyer's stockholders. In rendering this opinion, counsel may receive and rely upon representations, unverified by counsel, contained in certificates from New Dreyer's, Dreyer's and others.


  Consequences of the Transactions


        Although, due to a lack of definitive judicial or administrative interpretation, the issue is not free from doubt, except as described below, a Dreyer's stockholder whose shares of Dreyer's common stock are exchanged for New Dreyer's class A callable puttable common stock by virtue of the merger should not recognize gain or loss with respect to each share so exchanged, and the Dreyer's stockholder's basis for New Dreyer's class A callable puttable common stock received should be equal to the Dreyer's stockholder's basis in the shares of Dreyer's common stock exchanged as a part of the merger. The holding period of New Dreyer's class A callable puttable common stock received in the merger should include the period during which Dreyer's common stock surrendered in the merger was held by the Dreyer's stockholder. The circumstances in which such gain or loss would be recognized on the exchange of Dreyer's common stock for New Dreyer's class A callable puttable common stock in the merger and the determination of the amount of such gain or loss is summarized below.

        In connection with the merger, Dreyer's and Nestle have undertaken certain obligations with respect to Dreyer's stockholders' put right and New Dreyer's call right. See "Description of New Dreyer's Capital Stock -- The Put Right Generally" beginning on page 110 and "Description of New Dreyer's Capital Stock -- The Call Right Generally" beginning on page 112. The put right should be treated as an integral and incidental part of New Dreyer's class A callable puttable common stock. In addition, the put right and call right should not, due in part to the participating features of the New Dreyer's class A callable puttable common stock (including dividends based on earnings that are expected to be made under the dividend policy in the governance agreement), cause New Dreyer's class A callable puttable common stock to be characterized, in whole or in part, as anything other than "qualified stock" of New Dreyer's for United States federal income tax purposes. For this purpose and as used herein, "qualified stock" means New Dreyer's stock that is not "nonqualified preferred stock" within the meaning of Section 351(g) of the Internal Revenue Code. New Dreyer's intends to treat New Dreyer's class A callable puttable common stock as qualified stock of New Dreyer's and the put right as an integral and incidental part of New Dreyer's class A callable puttable common stock. Due to a lack of definitive judicial or administrative interpretation, these issues are not free from doubt, however. If the put right or call right were to cause New Dreyer's class A callable puttable common stock to be characterized as other than qualified stock of New Dreyer's, a Dreyer's stockholder would recognize gain or loss with respect to each share exchanged in the merger equal to the difference between the fair market value of New Dreyer's class A callable puttable common stock received by the Dreyer's stockholder and the Dreyer's stockholder's adjusted tax basis in the share. Also, if New Dreyer's class A callable puttable common stock were considered qualified stock of New Dreyer's but the put right were to be considered a property right separate from New Dreyer's class A callable puttable common stock, the value of the put right could be treated as taxable consideration received by the Dreyer's stockholders in the merger, and, in such case, each Dreyer's stockholder would recognize gain but not loss in the merger equal to the lesser of:


        - the fair market value of the put right with respect to New Dreyer's class A callable puttable common stock received by the Dreyer's stockholder in the merger; and

        - the excess of:

         (1) the fair market value of the put right and New Dreyer's class A callable puttable common stock received by the Dreyer's stockholder, over

         (2) the Dreyer's stockholder's adjusted tax basis in the shares of Dreyer's common stock surrendered in the merger.

        In the event the put right were considered a separate property right, it is possible that New Dreyer's class A callable puttable common stock and the put right may be treated as a straddle under Section 1092 of the Internal Revenue Code, in which case a Dreyer's stockholder may be subject to limitations on recognition of losses and certain other adverse consequences with respect to New Dreyer's class A callable puttable common stock and the put right under Section 1092.

        There is an issue as to whether the call right and put right to which New Dreyer's class A callable puttable common stock is subject could cause New Dreyer's class A callable puttable common stock to be characterized, for United States federal income tax purposes, as not "participating in corporate growth to any significant extent." If so characterized, New Dreyer's callable puttable common stock would be treated as preferred stock for purposes of Section 305 of the Internal Revenue Code. In such event, a holder of New Dreyer's class A callable puttable common stock would be required, during the period beginning at the completion of the transactions and ending during the put period, to include currently in gross income (to the extent of New Dreyer's applicable earnings and profits) a portion (determined by analogy to the original issue discount rules for debt instruments) of the excess of $83.00 per share (the put price) over the fair market value of the share at issuance, unless the excess does not exceed a de minimis amount. New Dreyer's class A callable puttable common stock should not be treated as preferred stock under Section 305 of the Internal Revenue Code, although, due to a lack of definitive judicial or administrative interpretation, this conclusion is not free from doubt. New Dreyer's does not intend to treat New Dreyer's class A callable puttable common stock as preferred stock.



        Certain stock that is received in a reorganization or in a Section 351 transaction, such as New Dreyer's class A callable puttable common stock, may be classified as "Section 306 stock" under Section 306 of the Internal Revenue Code. The disposition of Section 306 stock, under certain circumstances, may give rise to ordinary income and not to capital gain, and, under certain circumstances, losses on the disposition are disallowed. Under Section 1258 of the Internal Revenue Code, gain from the sale or other disposition of stock that is recognized on the disposition or other termination of a position that was held as part of a "conversion transaction" will be treated as ordinary income. A "conversion transaction" includes certain transactions from which substantially all of the Dreyer's stockholder's expected return is attributable to the time value of the Dreyer's stockholder's investment in the transaction. New Dreyer's class A callable puttable common stock should not be treated as Section 306 stock within the meaning of Section 306(c) of the Internal Revenue Code, nor should the holder of the stock be considered to have engaged in a "conversion transaction" within the meaning of Section 1258(c) of the Internal Revenue Code. Consequently, the provisions of Sections 306 and 1258 of the Internal Revenue Code should not be applicable to New Dreyer's class A callable puttable common stock. However, due to a lack of definitive judicial or administrative interpretation, these issues are not free from doubt.



        Under certain circumstances, a holder of an appreciated share of stock is required to recognize gain under Section 1259 of the Internal Revenue Code, as if the stock was sold at fair market value and immediately repurchased. The terms of New Dreyer's class A callable puttable common stock should not cause
Section 1259 to apply to New Dreyer's class A callable puttable common stock. Due to a lack of definitive judicial or administrative interpretation this issue is not free from doubt, however.


        Distributions, if any, paid with respect to New Dreyer's class A callable puttable common stock will be taxable dividends to the extent of New Dreyer's applicable earnings and profits. To the extent that distributions on New Dreyer's class A callable puttable common stock exceed New Dreyer's applicable earnings and profits, the amount distributed will be applied to reduce the tax basis in the New Dreyer's class A callable puttable common stock, and, to the extent that the amount distributed exceeds the tax basis, will constitute long- or short-term capital gain, depending on the holding period for the New Dreyer's class A callable puttable common stock.

        Gain or loss on the sale of New Dreyer's class A callable puttable common stock will be long- or short-term capital gain or loss depending on a stockholder's holding period of New Dreyer's class A callable puttable common stock. These sales include:

        - a redemption under the call right, subject to Section 302 of the Internal Revenue Code, as described below;

        - the exercise of the put right by the stockholder with respect to all of New Dreyer's class A callable puttable common stock held or considered to be held through the application of certain ownership attribution rules by the stockholder;

        - the exercise of the put right by the stockholder with respect to less than all of New Dreyer's class A callable puttable common stock held or considered to be held through the application of certain ownership attribution rules by the stockholder, subject to Section 302 of the Internal Revenue Code, as described below;

        - the exercise of the put right that is satisfied by a direct purchase by Nestle or Nestle S.A., under their right to elect to offer to purchase directly from New Dreyer's class A callable puttable common stockholders at the put price all of the shares that the stockholders elect to have purchased;

        - the exercise of the call right that is satisfied by a direct purchase by Nestle or Nestle S.A., under their right to elect to offer to purchase directly from New Dreyer's class A callable puttable common stockholders at the call price all the shares that the stockholders elect to have purchased; and

        - a redemption in the event of a triggering event (which generally means a substantial adverse change or an insolvency event), or the direct purchase by Nestle or Nestle S.A., under their right to elect to offer to purchase directly from New Dreyer's class A callable puttable common stockholders, in each case, at a triggering price determined (depending on the date of the triggering event) on the basis of a discount to the put price.

        The redemption of New Dreyer's class A callable puttable common stock by New Dreyer's under the exercise of the put right by a stockholder of all or less than all of New Dreyer's class A callable puttable common stock the stockholder holds or is considered to hold through the application of certain ownership attribution rules will be subject to the stock redemption rules of Section 302 of the Internal Revenue Code. In addition, the redemption of New Dreyer's class A callable puttable common stock under the call right will be subject to the rules of Section 302 of the Internal Revenue Code. Under the rules of Section 302, the entire cash proceeds from the redemption received will be treated as a distribution taxable as a dividend (to the extent of New Dreyer's available earnings and profits), unless the redemption is "substantially disproportionate" with respect to the stockholder, is "not essentially equivalent to a dividend" with respect to the stockholder, or is in complete redemption of all of the stock the stockholder holds or is considered to hold through the application of certain ownership attribution rules.


        In determining whether a redemption is "substantially disproportionate," "not essentially equivalent to a dividend" or is in complete redemption of all of the stock held with respect to a stockholder, the stockholder must take into account its shares of stock actually owned as well as the shares of stock constructively owned by reason of certain constructive ownership rules set forth in the Internal Revenue Code. Under these constructive ownership rules, a stockholder will be deemed to own any shares of stock that are either actually or constructively owned by certain related individuals or entities and any shares of stock that the stockholder has a right to acquire by exercise of an option or by conversion or exchange of a security. If all of a stockholder's actually owned shares of New Dreyer's class A callable puttable common stock are redeemed and not all of the stockholder's constructively owned shares are redeemed, the stockholder may be able to waive constructive ownership of certain constructively owned shares of New Dreyer's class A callable puttable common stock. Stockholders in this position are urged to consult their tax advisors as to the availability of this waiver. In addition, in applying the "substantially disproportionate," "not essentially equivalent to a dividend" or "is in complete redemption" tests, a stockholder must also take into account acquisitions or dispositions of stock that are treated for United States federal income tax purposes as integrated with the redemption.


        The redemption of the stock of a New Dreyer's class A callable puttable common stockholder will be "substantially disproportionate" with respect to the stockholder if, among other things, the percentage of shares of New Dreyer's stock actually and constructively owned by the stockholder immediately following the redemption is less than 80% of the percentage of shares of stock actually and constructively owned by the stockholder immediately prior to the redemption.

        The redemption of the stock of a New Dreyer's class A callable puttable common stockholder will be treated as "not essentially equivalent to a dividend" with respect to the stockholder if the stockholder experiences a "meaningful reduction" in its percentage interest as a result of the redemption. For this purpose, a stockholder will compare its percentage interest in New Dreyer's represented by its shares actually and constructively owned immediately prior to the redemption with its percentage interest in New Dreyer's represented by shares actually and constructively owned immediately after the redemption. Depending on a particular stockholder's facts and circumstances, even a small reduction in the stockholder's proportionate equity interest may satisfy the meaningful reduction test. For example, the IRS has held that any reduction in the percentage interest of a stockholder whose relative stock interest in a publicly held corporation is minimal (e.g., an interest of less than 1%) and who exercises no control over corporate affairs constitutes a "meaningful reduction."


        Under certain circumstances, where a taxpayer has an option to sell stock (such as through the exercise of the put right), Section 1233 of the Internal Revenue Code prevents a taxpayer's holding period from increasing (for purposes of obtaining long-term capital gain). The terms of New Dreyer's class A callable puttable common stock should not cause Section 1233 to apply to New Dreyer's class A callable puttable common stock. Section 1233 should not apply since the put right was acquired on the same day as New Dreyer's class A callable puttable common stock and can be used to put only New Dreyer's class A callable puttable common stock to New Dreyer's. Due to a lack of definitive judicial or administrative interpretation, this issue is not free from doubt, however. New Dreyer's class A callable puttable common stockholders are urged to consult their tax advisors concerning the "identification" requirement contained in Section 1233(c).


  Backup Withholding

        Under certain circumstances, a stockholder may be subject to "backup withholding." This withholding applies only if the stockholder, among other things:

        - has failed to furnish the exchange agent with his or her social security number or other taxpayer identification number;

        - has furnished the exchange agent with an incorrect taxpayer identification number;

        - has failed to properly report interest or dividends; or

        - under certain circumstances, fails to provide the exchange agent or his or her securities broker with a certified statement, under penalty of perjury, that he or she is not subject to backup withholding.

        The backup withholding rate currently is 30% of "reportable payments." Reports will be furnished to New Dreyer's class A callable puttable common stockholders and the IRS for each calendar year stating the amount of reportable payments paid during the year and the amount of tax withheld, if any, with respect thereto.

ACCOUNTING TREATMENT

        The transactions will be accounted for as a reverse acquisition under the purchase method of accounting under U.S. GAAP. For this purpose, NICC will be deemed to be the acquirer and Dreyer's will be deemed to be the acquiree.

REGULATORY APPROVALS

        Certain regulatory requirements must be complied with before the transactions are completed. Dreyer's and Nestle are not aware of any material governmental consents or approvals that are required prior to the completion of the transactions, other than those described below. Dreyer's and Nestle have agreed that, if any additional governmental consents and approvals are required, Dreyer's and Nestle will each use their reasonable best efforts to obtain these governmental consents and approvals.


        Under the HSR Act, the transactions cannot be completed until notifications have been given and information has been furnished to the FTC and the Antitrust Division, and the specified waiting periods have expired or have been terminated. Dreyer's and Nestle filed notification and report forms under the HSR Act with the FTC and the Antitrust Division on July 3, 2002. On August 2, 2002, the FTC made a request for additional information and documentary material, thereby extending the statutory waiting period until 30 days after Dreyer's and Nestle each substantially comply with this request, unless the waiting period is terminated earlier or extended with the consent of Dreyer's and Nestle. Both Dreyer's and Nestle declared substantial compliance with the FTC's request by December 26, 2002. Dreyer's and Nestle consented to extend the FTC waiting period until February 14, 2003. The waiting period can be extended further with the consent of Dreyer's and Nestle. Dreyer's and Nestle are continuing to work closely with the FTC staff on their request.


        At any time before or after completion of the transactions, the Antitrust Division or the FTC or any state could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the transactions, to rescind the transactions or to seek divestiture of particular assets of Dreyer's or Nestle. Private parties also may seek to take legal action under the antitrust laws under certain circumstances. A challenge to the transactions on antitrust grounds may be made, and, if such a challenge is made, it is possible that neither Dreyer's nor Nestle will prevail.

        It is possible that any of the regulatory authorities with which filings are made may seek regulatory concessions as conditions for granting approval of the transactions. Under the merger agreement, each of Dreyer's and Nestle has agreed to use its reasonable best efforts to complete the transactions, including gaining clearance from regulatory authorities and obtaining other required approvals. However, under the merger agreement, neither Dreyer's nor Nestle (nor any of their respective parents, subsidiaries or affiliates) will be required to agree to any disposition of or any limitation on the control or exercise of full rights of ownership of any of the respective asset(s) of the respective parties that would be material (from the perspective of Dreyer's and Nestle, respectively, as of the date of the merger agreement) in relation to the continuing operations of the combined company.

RESALES OF SECURITIES

        All shares of New Dreyer's class A callable puttable common stock received by Dreyer's stockholders in the merger will be freely transferable, except that shares of New Dreyer's class A callable puttable common stock received by persons who are deemed to be "affiliates" of Dreyer's under the Securities Act at the time of the special meeting may be resold by them only in transactions permitted by Rule 145 under the Securities Act or as otherwise permitted under the Securities Act. Persons that may be deemed to be affiliates of Dreyer's for these purposes generally include persons or entities that control, are controlled by or are under common control with Dreyer's and include the members of the Dreyer's board of directors.

        This proxy statement/prospectus does not cover any resales of New Dreyer's class A callable puttable common stock to be received by the Dreyer's stockholders upon completion of the transactions, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

INTERESTS OF DIRECTORS AND MANAGEMENT OF DREYER'S IN THE TRANSACTIONS


        In considering the recommendation of the Dreyer's board of directors to vote for the approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement, Dreyer's stockholders should be aware that members of the Dreyer's board of directors and certain key members of the management team of Dreyer's who are described beginning on page 56 in "-- Employment Agreements with Executive Officers of New Dreyer's" have agreements or arrangements that provide them with interests in the transactions that differ from those of the Dreyer's stockholders. The Dreyer's board of directors was aware of these agreements and arrangements during its deliberations on the merits of the transactions and in determining to recommend to Dreyer's stockholders to vote for the approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement.


 Stock Options


        The Dreyer's stock option plans provide that all outstanding unvested stock options to purchase Dreyer's common stock vest upon a "change of control," and approval of the transactions by the Dreyer's board of directors is considered a "change of control" for purposes of the Dreyer's stock option plan. However, with the exception of William F. Cronk, III, a member of the Dreyer's board of directors and current president of Dreyer's, and Edmund R. Manwell, a member of the Dreyer's board of directors and secretary of Dreyer's, the executive officers of New Dreyer's have waived their rights to accelerated vesting of their unvested stock options in conjunction with entering employment agreements with New Dreyer's, which employment agreements are described below.



        As of the time of approval of the transactions by the Dreyer's board of directors, directors and executive officers of Dreyer's held unvested stock options to purchase a total of approximately 1.06 million shares of Dreyer's common stock. The aggregate in-the-money value of the unvested stock options held by executive officers of Dreyer's, all of which would have vested but for the employment agreements, was approximately $17.95 million. None of the unvested options held by directors of Dreyer's (other than Messrs. Rogers and Cronk, who are included as executive officers of Dreyer's) were in-the-money as of the time of approval of the transactions by the Dreyer's board of directors. The aggregate in-the-money value of the unvested stock options held by Mr. Rogers, all of which would have vested but for his employment agreement, was approximately $5.3 million. The aggregate in-the-money value of the unvested stock options held by Mr. Cronk was approximately $5.3 million.


 Employment Agreements with Executive Officers of New Dreyer's


        As of June 16, 2002, Dreyer's entered into an employment agreement with
T. Gary Rogers, chief executive officer of Dreyer's, under which Mr. Rogers will serve as chief executive officer of New Dreyer's beginning on the date the transactions are completed. As of June 16, 2002, Dreyer's also entered into employment agreements with the following other executive officers: Thomas M. Delaplane, vice president of sales of Dreyer's; Timothy F. Kahn, vice president of finance and administration and chief financial officer of Dreyer's; William
R. Oldenburg, vice president of operations of Dreyer's; and J. Tyler Johnston, vice president of marketing of Dreyer's. Under the employment agreements, the executive officers will continue to serve Dreyer's and New Dreyer's in their respective capacities as of the date of completion of the transactions. Each employment agreement will go into effect the day the transactions are completed. If the transactions are not completed, each employment agreement will go into effect on the day of any other "change in control" of Dreyer's as defined in the employment agreements, but only if the executive officer expressly reaffirms the waiver of accelerated vesting described below. Each employment agreement will be effective for three years after the completion of the transactions or until January 1, 2006, whichever period is longer.


        Each employment agreement includes a waiver by the executive officer of the accelerated vesting of the executive officer's unvested stock options as a result of the approval of the transactions by the Dreyer's board of directors. Under the employment agreement, these stock options will vest, instead, in three equal annual installments beginning on the first anniversary of the completion of the transactions, subject to acceleration in certain cases, described below. If the transactions are not completed, the waiver of vesting by the executive officer will be void, and the stock options will become vested, unless the executive officer expressly reaffirms the waiver of vesting in connection with another change in control.

        During his employment under the new employment agreement, Mr. Rogers will continue to have full authority to operate the day-to-day business affairs of New Dreyer's to the same extent as he did prior to the completion of the transactions, and will devote substantially his full time and attention to the business and affairs of Dreyer's and New Dreyer's. During their employment under the employment agreements, the other executive officers will have substantially the same position, authority, duties and responsibilities as those they held immediately preceding the completion of the transactions, and will devote substantially their full time and attention to the business and affairs of Dreyer's and New Dreyer's. The executive officers' services will be performed at Dreyer's current headquarters or at a new location within 30 miles of Dreyer's current location.


        Each executive officer's base salary during the term of his employment agreement will be not less than his annual base salary as in effect on the date the employment agreement was signed, as it may be increased in accordance with Dreyer's normal salary adjustment practices in March 2003. In addition, the executive officer will be awarded an annual cash bonus on terms and conditions not less favorable than those in effect as of the date the employment agreement was signed. The executive officer also will be offered long-term incentive compensation opportunities comparable to those currently provided to the executive officer by Dreyer's through stock options. In addition, the executive officer will be entitled to other benefits and perquisites on par with other executives of New Dreyer's, and not less favorable than those provided to the executive officer on the date the employment agreement was signed.

        If the executive officer's employment is terminated by New Dreyer's for cause, or by the executive officer without "good reason" as defined in the employment agreement, the executive officer will receive a lump-sum payment of any accrued but unpaid base salary, annual bonus and vacation pay and the executive officer's unvested stock options that were deferred under the employment agreement will be forfeited.

        If New Dreyer's terminates the executive officer's employment other than for death, disability, or cause, or if the executive officer resigns for good reason, the executive officer will:

        - receive a lump-sum payment of:

         - his base salary for the remaining term of the employment agreement;

         - an amount equal to the annual bonus percentage that applies if all performance targets are met at 100%, times the total amount of his base salary for the remaining term of the employment agreement; and

         - the value of additional 401(k) benefits he would have received had he continued to be employed by Dreyer's for the remaining term of the employment agreement;

        - receive any accrued but unpaid base salary, vacation pay and annual bonus as of the date of termination;

        - continue to earn long-term incentive compensation, on the same terms as if the executive officer's employment had not been terminated, for the remaining term of the employment agreement;

        - be entitled to receive welfare and fringe benefits for the remaining term of the employment agreement; and


        - be entitled to immediate vesting of the stock options that were deferred under the employment agreement, with continued exercisability as provided by their terms, or, if longer, for the put period described in "Description of New Dreyer's Capital Stock -- The Put Right Generally" beginning on page 110.



        New Dreyer's will pay the executive officer's legal fees and expenses incurred in any contest involving the employment agreement, unless the court hearing the contest in question finds that the executive officer's claim was frivolous or maintained in bad faith. New Dreyer's also will provide outplacement services to the executive officer. If any payments or benefits the executive officer receives are subject to the United States federal excise tax on excess parachute payments under Section 4999 of the Internal Revenue Code, he will receive an additional payment to restore him to the after-tax position that he would have been in if the United States federal excise tax had not been imposed.



        If the employment of each of Dreyer's executive officers were terminated by New Dreyer's without cause or the executive were to terminate his employment for good reason immediately after the completion of the transactions, the estimated lump-sum payment (consisting of the base salary, annual bonus and 401(k) benefit amounts) that would be payable to the executive officers under the employment agreements, based on certain assumptions and currently available information, would be: $4,311,300 for Mr. Rogers; $2,233,800 for Mr. Delaplane; $2,304,900 for Mr. Kahn; $2,233,800 for Mr. Oldenburg; and $2,085,300 for Mr.
Johnston. Such lump sum payment estimates do not include the long term incentive compensation such executive officers would be entitled to continue to earn for the remaining term of the employment agreements.

 Letter Agreement with William F. Cronk, III


        As of June 16, 2002, William F. Cronk, III, a member of the Dreyer's board of directors and current president of Dreyer's, executed a letter agreement with Dreyer's under which Mr. Cronk agreed to waive the accelerated vesting of a portion of his stock options, to the extent necessary to prevent the imposition of the federal excise tax on excess parachute payments. It has since been determined that no such tax is expected to be imposed even without any waiver of vesting. Accordingly, no waiver will be required and the letter agreement has been terminated.


 Indemnification and Insurance


        The governance agreement includes provisions relating to indemnification and insurance for directors and officers of Dreyer's. See "The Governance Agreement -- Indemnification of Officers and Directors" beginning on page 89.


CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS BETWEEN NESTLE AND NICC OR NEW DREYER'S

        All of the frozen dessert products manufactured and sold by NICC incorporate technology and other intellectual property and/or bear trademarks (including the Nestle(R) and Haagen-Dazs(R) brands) that are not owned by NICC but are, instead, licensed or sublicensed to NICC by affiliates of Nestle and, to a lesser extent, by other third parties. NICC's use of these brands, trademarks and other intellectual property is restricted by the terms and conditions of these licenses and sublicenses.

 Pillsbury Trademark/Technology and Other Proprietary Information Sublicenses

        Under the terms of a sublicense agreement, Societe des Produits Nestle S.A., an affiliate of Nestle S.A., which we refer to as "SPN," and Nestec Ltd., an affiliate of Nestle S.A., granted NICC an exclusive sublicense to use certain trademarks (including the Haagen-Dazs(R) trademark), patents, inventions, trade secrets and other intellectual property and proprietary information licensed to SPN and Nestec Ltd. by Pillsbury in connection with:

        - the manufacture, promotion, marketing, distribution and sale of frozen dessert products in the United States; and

        - to the extent requested by Pillsbury or Nestle Prepared Foods or its affiliates, co-packing frozen dessert products for and supplying frozen dessert products to Pillsbury and affiliates of Nestle S.A. outside of the United States under the terms of existing co-pack agreements.

        NICC pays monthly royalties to SPN and Nestec Ltd. based on a percentage of net sales of frozen dessert products that incorporate either Pillsbury licensed trademarks or technology. In connection with the transaction under which Nestle Prepared Foods purchased Pillsbury's 50% interest in NICC in December 2001, SPN and Nestec Ltd. purchased the rights to which this sublicense relates.

        Under the terms of a separate sublicense agreement, Nestle Prepared Foods granted NICC an exclusive, fully paid-up sublicense to use certain trade secrets and other information licensed to it from Pillsbury in connection with its frozen dessert products business. In connection with the transaction under which Nestle Prepared Foods purchased Pillsbury's 50% interest in NICC in December 2001, Nestle Prepared Foods purchased the rights to which this sublicense relates.


        Subject to a cure period, SPN, Nestec Ltd. and Nestle Prepared Foods may terminate either of their respective sublicense agreements if NICC breaches any of the terms or covenants of the sublicense agreements. In addition, the applicable sublicensor has the right to terminate the applicable sublicense agreement if NICC is liquidated or ceases to carry on its business or if Nestle S.A. ceases to own, directly or indirectly, at least a 66% equity interest in NICC. Unless earlier terminated, both of the sublicense agreements will expire by their terms on December 31, 2009.


        Under the terms of the underlying licenses from Pillsbury to SPN, Nestec Ltd. and Nestle Prepared Foods, from and after December 26, 2016, Pillsbury may use the technology and other proprietary information (but not trademarks) sublicensed to NICC in connection with the manufacture, purchase, marketing, distribution, promotion and sale of frozen dessert products in the United States, but Pillsbury may not sublicense, transfer or assign this right to any person or entity other than NICC.

 Pillsbury/Nestec Ltd. Transition Services Agreement


        In December 2001, prior to the time that Nestle Prepared Foods acquired the 50% interest in the joint venture originally held by Pillsbury, Pillsbury was performing research and development and other transition services for the joint venture using technology owned by or licensed to Pillsbury. Under the terms of this acquisition agreement, Nestec Ltd. and Pillsbury entered into a transition services agreement whereby Pillsbury agreed, following the acquisition, to train Nestec Ltd.'s or its affiliates' personnel with respect to Pillsbury's research and development projects and assist in the orderly transition of the projects to Nestec Ltd.'s or its affiliates' research and development facilities, as well as to have Pillsbury continue to provide research and development and other transition services with respect to the projects pending at the time of the transition. Nestec Ltd. sublicenses these services and resulting technology to NICC under the sublicense agreements described under "-- Contracts, Arrangements, Understandings or Relationships between Nestle and NICC or New Dreyer's -- Pillsbury Trademark/Technology and Other Propriety Information Sublicenses" beginning on page 58. All material amounts payable to Pillsbury under the transition services agreement are expected to have been paid prior to the completion of the transactions. Pillsbury is not required to provide transition services after December 31, 2002.


 Nestle Trademark/Technology and Other Proprietary Information License
 Agreements

        Under the terms of a license agreement, Nestle S.A., Nestec Ltd. and SPN granted NICC an exclusive license to use certain trademarks (including "Bon Bons(R)," "Carnation(R)," "Nestle Crunch(R)," "Push-Up(R)," "Drumstick(R)," "Butterfinger(R)," "Baby Ruth(R)," "Nesquik(R)" and "Sweetarts(TM)"), patents, inventions, trade secrets and other intellectual property and proprietary information in connection with:

        - the manufacture, promotion, marketing, distribution and sale of frozen dessert products in the United States; and

        - to the extent requested by Pillsbury or Nestle Prepared Foods or its affiliates, co-packing frozen dessert products for and supplying frozen dessert products to Pillsbury and affiliates of Nestle S.A. outside of the United States under the terms of existing co-pack agreements.

        NICC pays monthly royalties to Nestle S.A., Nestec, Ltd. and SPN based on a percentage of net sales of frozen dessert products that incorporate either Nestle licensed trademarks or technology.

        In addition, under the terms of a separate license agreement, Nestle Prepared Foods granted NICC an exclusive, fully paid-up license to use certain trade secrets and other information in connection with its frozen dessert products business.

        Nestle S.A., Nestec Ltd., SPN and their affiliates retain the exclusive right to use the trademarks, technology and other intellectual property covered by the license agreements with NICC in connection with their frozen dessert products businesses outside of the United States and in connection with their businesses involving products other than frozen dessert products in and outside the United States.

        Subject to a cure period, Nestle S.A., SPN, Nestec Ltd. and Nestle Prepared Foods may terminate either of their respective license agreements if NICC breaches any of the terms or covenants of the license agreements. In addition, Nestle S.A. and its affiliates have the right to terminate the license agreements if NICC is liquidated or ceases to carry on its business or if Nestle S.A. ceases to own, directly or indirectly, at least a 66% equity interest in NICC.

 Nestle International Co-Pack Agreement

        On October 8, 1999, Nestle Prepared Foods and NICC entered into a co-pack agreement whereby NICC, on a non-exclusive basis, agreed to produce, package and supply certain products to Nestle Prepared Foods for resale outside the United States, subject to Nestle Prepared Foods-imposed specifications and quality standards. During the term of the co-pack agreement, NICC is obligated to provide requested products by Nestle Prepared Foods through purchase orders in annual amounts not to exceed 2.5 million cases per year, subject to reduction as described in the co-pack agreement. Nestle Prepared Foods is obligated to pay NICC for all costs incurred by NICC that are allocable to the production, packaging, storage and supply of the products provided by NICC as well as a share of NICC's fixed costs, regardless of Nestle Prepared Foods' actual purchases. During 2000, 2001 and the first nine months of 2002, NICC had sales of approximately $5.8 million, $5.0 million and $3.4 million, respectively, to Nestle Prepared Foods. The co-pack agreement will terminate on October 8, 2006, unless terminated sooner by mutual written consent of Nestle Prepared Foods and NICC, or unilaterally by Nestle Prepared Foods upon 12 months' prior written notice to NICC.

 Nestle's Provision of Services and Corporate Support Functions to NICC

        Nestle and its affiliates provide several services and corporate support functions to NICC, including purchasing and sourcing, consumer relations, public relations, government affairs, environmental, legal, human resources, payroll, risk management, workers' compensation, tax, information technology services and support, cash management and treasury services. The services and support functions are generally provided to NICC at Nestle's or its affiliates' cost to provide the services or support functions. The services and corporate support functions, including human resources, payroll, risk management, cash management, legal, research and development, will not be made available to NICC by Nestle or its affiliates after the completion of the transactions. The parties intend to enter in a new agreement to provide some of these services after the completion of the transactions.

 Demand Notes

        NICC executed two demand notes in favor of Nestle USA, Inc. in the aggregate principal amounts of $50 million and $60 million on each of November 17, 2000 and September 4, 2001, respectively. Subsequent to the execution of the demand notes, Nestle USA, Inc. extended credit to NICC under the demand notes in an amount that exceeded the combined and overall agreed upon amounts under the demand notes. The excess borrowing by NICC did not constitute an event of default and the excess borrowing is subject to the same terms and provisions as amounts borrowed within the limits stated in the demand notes. Interest accrues on the demand notes each month at the rate of LIBOR plus 29 basis points and the accrued interest is payable in arrears on the last day of each month. The principal of each of the demand notes is payable upon the demand of Nestle USA, Inc. regardless of whether or not an event of default exists under the demand note. As of October 27, 2002, an aggregate of approximately $63.9 million remained outstanding under the demand notes. On or soon after the consummation of the transactions contemplated by the merger agreement, Nestle USA, Inc. intends to request repayment of all amounts then outstanding under the demand notes and thereafter will not extend any additional credit to NICC under such demand notes.

 Registration Rights


        The governance agreement provides for registration rights in favor of Nestle. See "The Governance Agreement" beginning on page 81 for a summary of other material terms of the governance agreement. Under the governance agreement, at any time after July 1, 2007 or the date that it becomes illegal for Nestle, Nestle S.A. or any of their affiliates to continue to own shares of New Dreyer's class B common stock, New Dreyer's will:

        - upon Nestle's request, prepare and file with the SEC one or more, but not more than three, registration statements covering the number of shares of New Dreyer's class A callable puttable common stock and New Dreyer's class B common stock requested by Nestle;

        - use its best efforts to cause the registration statements to be declared effective by the SEC as soon as practicable after the filings; and

        - keep the registration statements effective for a period (up to three months) sufficient for the complete distribution of the shares of New Dreyer's class A callable puttable common stock and New Dreyer's class B common stock covered by the registration statements.

        The governance agreement provides that all or any portion of the registration rights of New Dreyer's class B common stock may be assigned by Nestle to a transferee or assignee of New Dreyer's class B common stock that:

        - is an affiliate of Nestle; or

        - acquires shares of New Dreyer's class A callable puttable common stock and New Dreyer's class B common stock with a market value of at least $10 million (based on the final sale price of New Dreyer's class A callable puttable common stock, or, if not listed or quoted, the final sales price of New Dreyer's class B common stock, as of the date of the transfer).

CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS BETWEEN DREYER'S AND NESTLE

 Distribution Agreement

        In June 1994, an affiliate of Dreyer's and Nestle entered into a distribution agreement which was later replaced by a distribution agreement between NICC and Dreyer's, dated as of November 12, 2001. Under the current distribution agreement, NICC appointed Dreyer's as its exclusive distributor of frozen dessert products in Alaska, Colorado and various counties in Washington and Texas with respect to "grocery outlets," including club stores, supercenters, drug stores and grocery stores, as its exclusive distributor of specified Nestle and Dole(R) branded frozen novelty products in Indiana, Wisconsin, Illinois, Missouri, Kansas and various counties of Ohio with respect to "grocery outlets," and as a non-exclusive distributor of frozen dessert products in Alaska, Missouri and various counties in Kansas with respect to non-grocery retail outlets including convenience stores, theme parks, street vending, sports and other special events, schools, theaters and cafeterias. Dreyer's pays NICC for products based on NICC's then-prevailing distributor price list in effect at the time of the shipment of the order. Dreyer's accounted for approximately 11%, 11%, and 10% of NICC's total net sales for 2000, 2001, and the first nine months of 2002, respectively. We anticipate that there will be no distribution agreement between New Dreyer's and Nestle following the completion of the transactions.

 Initial Purchases of Dreyer's Common Stock


        Under the 1994 purchase agreement, Nestle acquired six million shares of Dreyer's common stock and warrants to purchase additional Dreyer's common stock. The aggregate purchase price for the shares and warrants was $106 million. Between October 1994 and July 2001, Nestle acquired, in three unrelated transactions, an aggregate of 163,016 shares of Dreyer's common stock under the right of first refusal agreements with T. Gary Rogers, chairman of the Dreyer's board of directors and chief executive officer of Dreyer's, and William F. Cronk, III, a member of the Dreyer's board of directors and current president of Dreyer's, entered into in connection with the 1994 purchase agreement. See
"-- Contracts -- Right of First Refusal Agreements" on page 62. Further, on July 5, 2001, Nestle acquired an additional 3.4 million shares of Dreyer's common stock from General Electric Capital Corporation, the trustees of General Electric Pension Trust and GE Investment Private Placement Partners I. In addition, under the 1994 purchase agreement, Nestle acquired warrants exercisable for two million shares of Dreyer's common


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stock, with the right to purchase one million shares expiring in each of 1997 and 1999 (adjusted to two million shares after the 1997 two-for-one Dreyer's stock split), all of which warrants expired without being exercised. As of the date of this proxy statement/prospectus, as a result of the purchases and stock splits affecting Dreyer's common stock, Nestle and its affiliates are the record holders of 9,563,016 shares of Dreyer's common stock or approximately 27.5% of the outstanding (and 23% of the diluted) Dreyer's common stock as of the date of the merger agreement.

        In connection with the 1994 purchase agreement, Nestle agreed to certain "standstill" restrictions, including limitations on the number of shares of Dreyer's common stock that Nestle can beneficially own, with the ownership limitations ranging from 25% to less than 35% of the total number of shares of Dreyer's common stock on a diluted basis. The standstill provisions have been waived by Dreyer's to permit the completion of the transactions. The terms of the 1994 purchase agreement also grant Nestle the right to nominate persons to serve on the Dreyer's board of directors. Nestle nominated M. Steven Langman and Robert Helman, and both currently are members of the Dreyer's board of directors. The merger agreement provides that the 1994 purchase agreement, including the standstill restrictions, will terminate upon the date of completion of the transactions contemplated by the merger agreement.

  Right of First Refusal Agreements

        On June 14, 1994, in connection with the 1994 purchase agreement, Nestle entered into right of first refusal agreements with each of T. Gary Rogers and his wife, Kathleen T. Rogers, individually and as co-trustees of the Rogers Revocable Trust and the Four Rogers Trust, and William F. Cronk, III and his wife, Janet M. Cronk, individually and as co-trustees of the Cronk Revocable Trust, which we refer to as the "right of first refusal agreements." Under the right of first refusal agreements, so long as Nestle beneficially owns 10% or more of the outstanding shares of Dreyer's common stock, if the Rogers, the Cronks or the respective trusts listed above elect to sell any or all shares of Dreyer's common stock beneficially owned by any of them, including shares of Dreyer's common stock issuable upon exercise of stock options, then Nestle has the right to purchase the shares prior to their transfer to any third party. The voting agreement provides that the right of first refusal agreements will terminate upon the completion of the transactions contemplated by the merger agreement.

  Registration Rights Agreement

        On June 14, 1994, in connection with the 1994 purchase agreement, Nestle entered into a registration rights agreement with Dreyer's. Under the registration rights agreement, Nestle was granted registration rights with respect to the shares of Dreyer's common stock purchased by it under the terms of the 1994 purchase agreement and the shares of Dreyer's common stock issuable upon exercise of the warrants. These registration rights generally include Nestle's ability to make three "demand" registrations and an unlimited number of "piggyback" registrations. In addition, on June 14, 1994, Dreyer's amended a registration rights agreement, dated May 6, 1994, that it entered into with affiliates of General Electric Company. This amendment provides for consistent treatment of Nestle, on the one hand, and the affiliates of General Electric Company, on the other hand, with respect to demand and piggyback registrations of certain shares of Dreyer's common stock beneficially owned by them. The registration rights agreement will terminate upon the completion of the transactions contemplated by the merger agreement.

ABSENCE OF APPRAISAL RIGHTS

        Under the Delaware General Corporation Law Dreyer's stockholders will not have any appraisal rights as a result of the transactions because they will be receiving a share of common stock in the form of New Dreyer's class A callable puttable common stock that will be approved for quotation on the Nasdaq National Market.

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NAME CHANGE

        Under the merger agreement, the name of New Dreyer's, which currently is "New December, Inc.," will be changed to "Dreyer's Grand Ice Cream Holdings, Inc." at the completion of the transactions.

LISTING OF NEW DREYER'S CLASS A CALLABLE PUTTABLE COMMON STOCK

        The merger agreement states that the parties to the merger agreement will cooperate and use reasonable best efforts to cause New Dreyer's class A callable puttable common stock to be approved for listing on the Nasdaq National Market. If the transactions are completed, Dreyer's common stock will cease to be listed on the Nasdaq National Market and will be deregistered under the Securities Act.

DIVIDENDS

        The governance agreement states that the New Dreyer's dividend policy will be to pay to New Dreyer's common stockholders a dividend no less than the greater of:

        - $0.24 per share of New Dreyer's common stock on an annualized basis;
          or

        - 30% of New Dreyer's net income per share of New Dreyer's common stock for the preceding calendar year, excluding ongoing non-cash impact of accounting entries arising from the accounting for the transactions.


        The New Dreyer's board of directors, however, in discharging its fiduciary duties, may determine not to declare any dividend, so there is a risk that dividends will not be declared and paid.


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                              THE MERGER AGREEMENT

        The following summary describes the material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. This summary may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully in its entirety.

THE MERGER

        Dreyer's has formed a wholly-owned subsidiary, New Dreyer's. New Dreyer's has, in turn, formed a wholly-owned merger subsidiary, Merger Sub. In the merger, Merger Sub will be merged with and into Dreyer's, with Dreyer's surviving as a wholly-owned subsidiary of New Dreyer's.

THE CONTRIBUTIONS


        Immediately prior to completion of the merger, Nestle will cause a wholly-owned indirect subsidiary, NICC Holdings, to contribute all of the membership interests of NICC to New Dreyer's in return for 55,001,299 shares of New Dreyer's class B common stock. As a result of the contribution, NICC will become a wholly-owned subsidiary of New Dreyer's. Also, immediately prior to completion of the merger, Nestle and its affiliates will contribute their shares of Dreyer's common stock to New Dreyer's in exchange for the issuance of one share of New Dreyer's class B common stock for each share of Dreyer's common stock contributed.


COMPLETION AND EFFECTIVENESS OF THE TRANSACTIONS


        The merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware. The completion of the transactions contemplated by the merger agreement will occur as promptly as practicable, but no later than the fifth business day following the date on which all of the conditions to the completion of the transactions under the merger agreement are satisfied or waived, unless the parties to the merger agreement agree otherwise in writing. See "-- Conditions to the Completion of the Transactions" beginning on page 77.


        We are working to complete the transactions quickly. Our goal is to
complete the transactions as early as the [     ] calendar quarter of [     ].
However, because completion of the transactions is subject to regulatory approvals and other conditions, we cannot predict the actual timing of the completion of the transactions.

THE NEW DREYER'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION AND THE NEW DREYER'S AMENDED AND RESTATED BY-LAWS


        Upon completion of the transactions, the New Dreyer's amended and restated certificate of incorporation will be in the form attached as Annex C to this proxy statement/prospectus and the New Dreyer's amended and restated by-laws will be substantially in the form attached as Annex D to this proxy statement/prospectus. For a summary of the material provisions of the New Dreyer's amended and restated certificate of incorporation and the New Dreyer's amended and restated by-laws, see "Description of New Dreyer's Capital Stock" beginning on page 108 and "Comparison of Rights of Stockholders and Governance Matters" beginning on page 132.


OFFICERS AND DIRECTORS

        The officers of Dreyer's at the time of the completion of the transactions will be the officers of New Dreyer's until their resignation, removal or replacement. Dreyer's has agreed to take, and to cause New Dreyer's to take, all actions necessary to cause the New Dreyer's board of directors immediately after the completion of the transactions to be comprised of 10 directors, five of whom will be nominated by

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Nestle. See "Directors and Management of New Dreyer's Following the
Transactions" beginning on page 96 and "The Governance Agreement" beginning on page 81.


THE MERGER CONSIDERATION


        The merger agreement provides that, upon completion of the transactions, each share of Dreyer's common stock issued and outstanding immediately prior to the completion of the transactions, other than shares of Dreyer's common stock held in treasury, if any, will be canceled and cease to exist, and will be converted into the right to receive one share of New Dreyer's class A callable puttable common stock. The rights of New Dreyer's class A callable puttable common stock will be set forth in the New Dreyer's amended and restated certificate of incorporation. See "Description of New Dreyer's Capital Stock" beginning on page 108 for a description of the rights of New Dreyer's class A callable puttable common stockholders.



        As discussed in "-- Completion and Effectiveness of the Transactions" on page 64 prior to the completion of the transactions, each share of Dreyer's common stock held by Nestle or its affiliates will be contributed to New Dreyer's in exchange for the issuance of one share of New Dreyer's class B common stock.


        Each outstanding stock option to purchase Dreyer's common stock under the Dreyer's stock option plans will, at the completion of the transactions, be converted into a stock option to acquire:

        - prior to the date New Dreyer's class A callable puttable common stock is redeemed under the call right or prior to the completion of a short form merger of New Dreyer's with Nestle or an affiliate of Nestle S.A., as described in the governance agreement, that number of shares of New Dreyer's class A callable puttable common stock equal to the number of shares of Dreyer's common stock subject to stock options immediately prior to the completion of the transactions, at the price or prices per share in effect immediately prior to the completion of the transactions; and

        - at or after the date New Dreyer's class A callable puttable common stock is redeemed under the call right or after the completion of a short form merger of New Dreyer's with Nestle or an affiliate of Nestle S.A., the same consideration that the holder of the stock options would have received had the holder exercised the stock options prior to the redemption or short form merger and received consideration under the redemption or short form merger at the price or prices in effect at that time.

        The New Dreyer's stock options will otherwise be subject to the same terms and conditions applicable to the Dreyer's stock options immediately prior to the completion of the transactions.

EXCHANGE OF DREYER'S STOCK CERTIFICATES

        Promptly after the completion of the transactions, an exchange agent selected by New Dreyer's will mail the following documents to each holder of record of shares of Dreyer's common stock, other than Nestle or its affiliates:

        - a form of letter of transmittal for use in submitting their shares of Dreyer's common stock to the exchange agent for exchange; and

        - instructions explaining what Dreyer's stockholders must do to effect the exchange of Dreyer's stock certificates for stock certificates representing shares of New Dreyer's class A callable puttable common stock.

        Holders of record of shares of Dreyer's common stock held in book entry form also will receive instructions explaining how to exchange the book entry shares of Dreyer's common stock for shares of New Dreyer's class A callable puttable common stock.

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

        Dreyer's stockholders should not return their Dreyer's stock certificates with the enclosed proxy card. Dreyer's stockholders should not send their Dreyer's stock certificates until they receive a letter of transmittal from the exchange agent with instructions for the surrender and exchange of the Dreyer's stock certificates.

        Dreyer's stockholders should complete and sign the letter of transmittal and return it to the exchange agent together with their Dreyer's stock certificates or book entry shares in accordance with the instructions. Upon surrender of Dreyer's stock certificates or book entry shares, together with an executed letter of transmittal and any other required documents, each Dreyer's stockholder will be entitled to receive for each share of Dreyer's common stock represented by the Dreyer's stock certificates or book entry shares one share of New Dreyer's class A callable puttable common stock, and the Dreyer's stock certificates so surrendered or book entry shares so exchanged will be canceled.

        Until surrendered to the exchange agent after the completion of the transactions, the Dreyer's stock certificates and book entry shares will represent only the right to receive shares of New Dreyer's class A callable puttable common stock. No dividends or other distributions that are declared after the completion of the transactions on shares of New Dreyer's class A callable puttable common stock and payable to record holders of New Dreyer's class A callable puttable common stock will be paid to persons entitled by reason of the merger to receive shares of New Dreyer's class A callable puttable common stock until their Dreyer's stock certificates are surrendered or book entry shares are exchanged. When their Dreyer's stock certificates are surrendered or book entry shares are exchanged, any unpaid dividends to date will be paid without interest.

        If any stock certificate representing shares of New Dreyer's class A callable puttable common stock is to be issued in a name other than that in which the Dreyer's stock certificate surrendered in exchange for New Dreyer's shares of class A common stock is registered, it will be a condition to the exchange that the surrendered Dreyer's stock certificate be:

        - properly endorsed and otherwise in proper form for transfer; and

        - that the person requesting the exchange either:

         - pay to the exchange agent any transfer or other taxes required by reason of the issuance of stock certificates for the shares of New Dreyer's class A callable puttable common stock in a name other than that of the registered holder of the surrendered Dreyer's stock certificate; or

         - establish to the satisfaction of the exchange agent that the transfer tax has been paid or is not applicable.

        Any certificates representing shares of New Dreyer's class A callable puttable common stock that remain unclaimed by the former holders of Dreyer's common stock for six months after the completion of the transactions will be delivered to New Dreyer's, upon demand of New Dreyer's. After this time, any former holders of Dreyer's common stock may only look to New Dreyer's for payment of their claim for the shares of New Dreyer's class A callable puttable common stock. If, after the completion of the transactions, Dreyer's stock certificates or unexchanged book entry shares of Dreyer's common stock outstanding prior to the completion of the transactions are presented to New Dreyer's, they will be canceled and exchanged for shares of New Dreyer's class A callable puttable common stock in accordance with the procedures described above.

        Either New Dreyer's or any affiliate or the exchange agent will be entitled to deduct and withhold from the consideration otherwise payable under the merger agreement to any holder of shares of Dreyer's common stock the amounts as New Dreyer's or any affiliate or the exchange agent are required to deduct and withhold with respect to payments under any applicable United States federal, state or local tax law or any foreign tax law. To the extent that amounts are so withheld by New Dreyer's or any affiliate or the exchange agent, the withheld amounts will be treated for all purposes of the merger agreement as having been paid to the holder of the shares of Dreyer's common stock in respect of whom the deduction and withholding were made by New Dreyer's.

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REPRESENTATIONS AND WARRANTIES

        The merger agreement contains customary representations and warranties of Dreyer's and Nestle relating to the following:

        - corporate organization and authority;

        - capitalization and structure;

        - financial statements;

        - absence of undisclosed liabilities;

        - absence of certain changes or events since December 31, 2001;

        - litigation and orders;

        - intellectual property;

        - government licenses, permits, franchises and other authorizations;

        - labor matters;

        - compliance with applicable laws;

        - insurance;

        - material contracts;

        - brokers' and finders' fees;

        - board of director approval of the transactions;

        - environmental compliance;

        - employee benefit plans;

        - required vote of holders of capital stock; and

        - taxes and tax treatment of the transactions.

        The merger agreement also contains the additional representations and warranties of Nestle relating to the following:

        - sufficiency of assets;

        - affiliated transactions; and

        - acquisition of New Dreyer's class B common stock for investment purposes.

        The merger agreement also contains the additional representations and warranties of Dreyer's relating to the following:

        - SEC filings;

        - applicability of state anti-takeover laws;

        - opinion of a financial advisor; and

        - the Dreyer's existing stockholder rights agreement.


        Many of the representations and warranties contained in the merger agreement are qualified by knowledge, materiality or a material adverse effect standard. When we use the term "material adverse effect" to qualify representations and warranties in the merger agreement, we mean a material adverse effect on the assets, liabilities, business, financial condition, results of operations and prospects of an entity and its subsidiaries, taken as a whole. See "-- Conditions to the Completion of the Transactions" on page 77 for what we mean when we use "material adverse effect" with respect to the satisfaction of


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conditions to the completion of the transactions. The representations and warranties contained in the merger agreement expire at the completion of the transactions.

REGULATORY FILINGS; OBTAINING REGULATORY APPROVAL

        Dreyer's and Nestle have agreed to use, and have agreed to cause their respective subsidiaries, officers and directors to use their respective reasonable best efforts to cause their affiliates, employees, agents, attorneys, accountants and representatives, to use, their respective reasonable best efforts as soon as practicable to do or cause to be done all things necessary, proper or advisable on their respective parts under the merger agreement, the governance agreement and any applicable law to complete the transactions, including:


        - preparing and filing with the SEC the registration statement of which this proxy statement/prospectus is a part, along with all necessary amendments and supplements;


        - preparing and filing all documentation and other information to effect all necessary licenses, permits, consents, approvals, authorizations, qualifications or other permissions or actions necessary or advisable to be obtained from any government entity or any other person in order to complete the transactions;

        - furnishing to each other party to the merger agreement information concerning the party, its subsidiaries and its officers, directors, employees, members, partners and affiliates as may be necessary or reasonably may be requested in connection with the actions described above; and

        - avoiding the issuance or entry of, or vacation or termination of, any decree, order, injunction or other determination that would, in whole or in part, restrain, prevent or delay the completion of the transactions.

        In furtherance of the foregoing, Dreyer's and Nestle have agreed to take or cause to be taken the following actions:

        - promptly provide information and documents reasonably requested by persons authorized to enforce any applicable law to permit the completion of the transactions;

        - commit to take all necessary steps if the action would be reasonably necessary or advisable to avoid the entry or issuance of any decree, injunction or judgment that could delay the completion of the transactions beyond June 16, 2003;

        - use reasonable best efforts to defend through litigation any claim asserted in any court; and

        - in the event that any permanent or preliminary injunction or other decree or order is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any lawsuit, action or proceeding that would make completion of the transactions unlawful or that would prevent or delay completion of the transactions, to promptly take any and all steps necessary to vacate, modify or suspend the decree or order so as to permit the completion of the transactions to occur on a schedule as close as possible to that contemplated in the merger agreement and the governance agreement.

        However, neither Dreyer's nor Nestle (nor any of their respective parents, subsidiaries or affiliates) is required to commit to any disposition of, or any limitation on, the control or exercise of full rights of ownership of any of the respective assets that would be material (from the perspective of Dreyer's and Nestle as of the date of the merger agreement) in relation to the continuing operations of the combined businesses of Dreyer's and NICC.

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OTHER COVENANTS

        The merger agreement contains additional covenants relating to cooperation between Dreyer's and Nestle with respect to assets and liabilities, including that:

        - each of the parties to the merger agreement will execute and deliver conveyance documents and take the other steps to carry out the intent of the merger agreement;

        - prior to completion of the transactions, each of the parties to the merger agreement will use their reasonable best efforts to ensure that NICC will hold only assets and liabilities related to the frozen dessert business of Nestle and its affiliates in the United States;

        - after the completion of the transactions, if any material tangible assets primarily related to Nestle's United States frozen dessert products manufacturing and distribution business have been retained by Nestle and its affiliates, specifically excluding:

         - intellectual property rights owned by NICC and its subsidiaries or owned by an affiliate of NICC and licensed to NICC;

         - intellectual property rights sublicensed to NICC referred to in the merger agreement; and

         - assets used in the international business of Nestle or its affiliates;

         then Nestle will and will cause its affiliates to use their respective reasonable best efforts to convey these assets to NICC as promptly as practicable and, pending the conveyance, to provide NICC with the benefit of these assets;

        - after completion of the transactions, if any material tangible assets related to, but not primarily related to, NICC (specifically excluding certain intellectual property rights and certain other assets) have been retained by another Nestle affiliate, these assets will be made available to NICC on commercially reasonable terms;

        - Nestle agrees that, after the completion of the transactions, NICC will not hold any of Nestle's or its affiliates' obligations or liabilities unrelated to Nestle's United States frozen dessert business or any past ice cream or frozen novelty products of Nestle or its affiliates, and agrees to indemnify Dreyer's for these obligations and liabilities; and

        - upon completion of the transactions, NICC will hold a valid license or sublicense to specified business intellectual property on financial terms that are substantially the same as the financial terms under which NICC and its subsidiaries currently use the intellectual property (including a duration of no less than five years).

        Dreyer's and Nestle have further agreed that:

        - Dreyer's and Nestle will use their respective reasonable best efforts to obtain all necessary state securities approvals prior to completion of the transactions;

        - Dreyer's and Nestle will cooperate and use reasonable best efforts to cause New Dreyer's class A callable puttable common stock to be approved for listing on the Nasdaq National Market;

        - Dreyer's will take action to assure that the Dreyer's existing stockholder rights agreement will not be triggered against Nestle as a result of the merger agreement, and that the Dreyer's existing stockholder rights agreement will terminate upon completion of the transactions; and

        - the completion of the transactions will not violate the standstill provisions of the 1994 purchase agreement, and that the standstill provisions of the 1994 purchase agreement will terminate upon completion of the transactions.


        New Dreyer's and Nestle also agreed that each will enter into the governance agreement. See "The Governance Agreement" beginning on page 81.


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GENERAL RESTRICTIONS ON INTERIM OPERATIONS

        Dreyer's has agreed that Dreyer's and its subsidiaries will, and Nestle has also agreed with respect to NICC that NICC and its subsidiaries will, prior to the completion of the transactions:

        - conduct their business in the ordinary and usual course; and

        - use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other persons with which they or their respective subsidiaries, as a group, have significant business relations.

        Dreyer's also has agreed that, prior to the completion of the transactions, without the written consent of Nestle, Dreyer's will not and will cause its subsidiaries not to, directly or indirectly, do or commit to do any of the actions listed below, and Nestle also has agreed with respect to NICC that, prior to the completion of the transactions, without the written consent of Dreyer's, NICC will not and will cause its subsidiaries not to, directly or indirectly, do or commit to do any of the actions listed below:

        - adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

        - enter into any agreement or exercise any right to provide for acceleration of payment or performance as a result of a change of control of it or any of its subsidiaries;

        - complete or enter into an agreement with respect to a merger, consolidation or other business combination;

        - sell, lease, license or otherwise dispose of it or any of its subsidiaries or any assets, securities, rights or property of it or any of its subsidiaries, other than:

         - sales or leases of inventory and equipment in the ordinary course of business consistent with past practice; or

         - transactions that are in the ordinary course and not individually in excess of $5 million or in the aggregate in excess of $10 million;

        - enter into, adopt or amend any benefit arrangement, except as:


         - expressly permitted in the merger agreement (see "-- Employee Benefits" beginning on page 75);


         - required by applicable law; or

         - does not materially increase the aggregate expenses of providing benefits;

        - adopt any material change in its accounting policies, procedures or practices, other than as required by U.S. GAAP;

        - sell, license, lease or otherwise dispose of any material license agreement;

        - incur or commit to incur any capital expenditures in excess of $55 million in the aggregate in fiscal year 2002 and $55 million in the aggregate in fiscal year 2003;

        - settle or compromise any litigation, or waive, release or assign any material uninsured claims, liabilities or obligations, with a value, in its reasonable judgment, in excess of $7.5 million individually;

        - renew, enter into, amend in any material respect or waive any material right under any distributor agreement that is not terminable on one year's notice or less other than distributor agreements with small regional distributors entered into in the ordinary course of business;

        - enter into any new collective bargaining agreement, except for renewals in the ordinary course of business;

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        - renew or enter into any noncompete or other exclusivity agreement, excluding distribution agreements, which would restrict or limit the operations of Nestle or any of its subsidiaries or, after the completion of the transactions, of New Dreyer's or its subsidiaries;

        - modify or amend in any material respect or terminate any material contract of it or any of its subsidiaries other than distributor agreements, except in the ordinary course of business; or

        - agree or commit to do any of the foregoing.

ADDITIONAL RESTRICTIONS ON NICC'S INTERIM OPERATIONS

        In addition, Nestle has agreed, with respect to NICC, that, prior to the completion of the transactions, without the written consent of Dreyer's, NICC will not and will cause its subsidiaries not to, directly or indirectly, do or commit to do any of the following:

        - declare or pay any dividend or other distribution with respect to any of its equity interests, other than dividends and distributions of cash consistent with past practices;

        - repurchase, redeem or otherwise acquire any equity interests or other securities of NICC or any of its subsidiaries;

        - issue, deliver, pledge, encumber or sell any equity interests in NICC or any of its subsidiaries, or any securities convertible into any equity interests, or any rights, warrants or stock options to acquire any of these equity interests;

        - amend the organizational documents or amend any terms of the outstanding equity interests of NICC or any of its subsidiaries;

        - incur any indebtedness for borrowed money, guarantee any indebtedness for borrowed money or enter into any new or amend existing facilities relating to indebtedness;

        - issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, other than indebtedness incurred to fund working capital and capital expenditures;

        - enter into, modify or amend any employment agreement or arrangement with, or grant any bonuses, salary increases, or retention pay to, any officer, director, consultant or employee, other than:

         - in the ordinary course of business consistent with past practice with respect to non-officer employees;


         - as expressly permitted in the merger agreement (see "-- Employee Benefits" beginning on page 75);


         - in connection with promotions or other changes in positions or responsibilities of employees that do not involve an increase in compensation, severance or benefits;

         - salary increases for 2002 consistent with past practices for executives who report directly to the chief executive officer of NICC;

         - as may be required by applicable law, except that, if the completion of the transactions has not occurred on or prior to April 1, 2003, NICC may make base salary increases for employees of NICC consistent with past practice; and


        - enter into, modify or amend any plan, agreement or arrangement so as to provide for new or increased severance benefits to any employee or director, except as provided in the merger agreement (see "-- Employee Benefits" beginning on page 75);


        - make any change in any method of accounting for tax purposes, make any tax election, settle or compromise any tax liability or waive or extend the period for assessment or collection of

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

          any taxes, or file any tax return, in each case, other than in a manner consistent with past practice as would, individually or in the aggregate, reasonably be expected to have a material adverse effect on NICC and its subsidiaries; or

        - agree or commit to do any of the foregoing.

ADDITIONAL RESTRICTIONS ON DREYER'S INTERIM OPERATIONS

        In addition, Dreyer's has agreed that, prior to the completion of the transactions, without the written consent of Nestle, Dreyer's will not and will cause its subsidiaries not to, directly or indirectly, do or commit to do any of the following:

        - in the case of Dreyer's only (and not its subsidiaries):

         - amend the Dreyer's certificate of incorporation or the Dreyer's by-laws, or amend, modify or terminate the Dreyer's existing stockholder rights agreement, except as expressly permitted under the merger agreement;

         - declare, set aside, make or pay any dividend or other distribution with respect to any Dreyer's capital stock, other than regular quarterly dividends consistent with past practice;

         - split, combine or reclassify the outstanding shares of Dreyer's capital stock;

         - repurchase, redeem or otherwise acquire any shares of Dreyer's capital stock or any securities convertible into or exchangeable or exercisable for any shares of Dreyer's capital stock, except in connection with any employee benefit plans or arrangements or permit any of Dreyer's subsidiaries to purchase or otherwise acquire any shares of Dreyer's capital stock or any securities convertible into or exchangeable or exercisable for any shares of Dreyer's capital stock;

        - issue, deliver, pledge, encumber or sell any equity interests, or any securities convertible into any equity interests, or any rights, warrants or stock options to acquire any of these equity interests, other than issuances of shares of Dreyer's common stock upon exercise of an outstanding stock option to purchase Dreyer's common stock, including under the Dreyer's employee stock purchase plan;

        - enter into, modify or amend any employment agreement or arrangement with, or grant any bonuses, salary increases, or retention pay to, any officer, director, consultant or employee, other than:

         - in the ordinary course of business consistent with past practice with respect to non-officer employees;


         - as expressly permitted in the merger agreement (see "-- Employee Benefits" beginning on page 75);


         - in connection with promotions or other changes in positions or responsibilities of employees that do not involve an increase in compensation, severance or benefits; and

         - as may be required by applicable law, except that, if the completion of the transactions has not occurred on or prior to February 1, 2003, Dreyer's may make base salary increases for its employees consistent with past practice;

        - engage in butter trading activities involving amounts in excess of current limits approved by the Dreyer's board of directors;

        - modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Dreyer's is a party and that relates to a business combination involving Dreyer's;

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

        - take any action that would render a third party exempt from Section 203 of the Delaware General Corporation Law or any other state anti-takeover law that purports to restrict business combinations or the ability to acquire or vote shares;

        - modify or amend the existing joint venture licenses or partner brand agreements or enter into any new material joint venture or partner brand license agreements;


        - enter into, modify or amend any plan, agreement or arrangement so as to provide for new or increased severance benefits to any employee or director, except as provided in the merger agreement (see "-- Employee Benefits" beginning on page 75) or in the ordinary course of business consistent with past practices; or


        - agree or commit to do any of the foregoing.

NO-SOLICITATION

        Under the terms of the merger agreement, subject to the specified exceptions described below, Dreyer's has agreed that neither it nor any of its subsidiaries nor any of the officers and directors of any of them will, and that Dreyer's will use its reasonable best efforts to cause its and its subsidiaries' employees, agents and representatives not to, directly or indirectly:

        - solicit, initiate, encourage or otherwise facilitate any inquiries, including by way of furnishing any non-public information or otherwise, or the making of any inquiry, proposal or offer from any person that constitutes, or would reasonably be expected to lead to, a business combination proposal with respect to Dreyer's; or

        - participate or engage in any discussions or negotiations regarding a business combination proposal with respect to Dreyer's, although Dreyer's may notify any person as to the existence of the no-solicitation provisions of the merger agreement.

        Notwithstanding the prohibitions contained in the merger agreement, Dreyer's or the Dreyer's board of directors is permitted to furnish non-public information to or engage in discussions with any person or entity in connection with an unsolicited bona fide written business combination proposal by that person or entity if and only to the extent that:

        - Dreyer's is not otherwise in breach of the no-solicitation provisions of the merger agreement;

        - the Dreyer's board of directors believes, in good faith, after consultation with its financial advisor and outside legal counsel, that the business combination proposal constitutes, or would reasonably be expected to result in, a superior proposal; and

        - before providing any non-public information to, or engaging in any discussions or negotiations with, any person or entity in connection with any business combination proposal by that person or entity, the Dreyer's board of directors receives from that person or entity an executed confidentiality agreement with terms no less restrictive than the terms contained in the confidentiality agreement entered into between Dreyer's and Nestle on June 6, 2002.

        Additionally, no provision of the merger agreement restricts Dreyer's or the Dreyer's board of directors from complying with Rule 14d-9 or Rule 14e-2 under the Securities Exchange Act of 1934, as amended, which we refer to as the "Exchange Act," and the rules and regulations of the SEC promulgated thereunder.

        Under the merger agreement, a "business combination proposal" means any, direct or indirect, inquiry, proposal or offer relating to any:

        - direct or indirect acquisition or purchase of a business or asset of Dreyer's or any of its subsidiaries that constitutes 20% or more of the net revenues, income or assets of Dreyer's and its subsidiaries, taken as a whole;

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

        - direct or indirect acquisition or purchase of 20% or more of any class of equity securities, or 20% of the voting power, of Dreyer's or any of its subsidiaries whose business constitutes 20% or more of net revenues, net income or assets of Dreyer's and its subsidiaries, taken as a whole;

        - tender or exchange offer that, if completed, would result in any person beneficially owning 20% or more of any class of equity securities, or 20% or more of the voting power, of Dreyer's or any of its subsidiaries whose business constitutes 20% or more of net revenues, net income or assets of Dreyer's and its subsidiaries, taken as a whole; or

        - merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Dreyer's or any of its subsidiaries whose business constitutes 20% or more of net revenues, net income or assets of Dreyer's and its subsidiaries, taken as a whole, other than the transactions contemplated by the merger agreement.

        Under the merger agreement, a "superior proposal" means any bona fide written proposal:

        - for a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving Dreyer's as a result of which the other party or its stockholders will own 50% or more of the combined voting power of the entity surviving or resulting from the transaction or of the surviving entity's ultimate parent company; and

        - that is obtained not in breach of the no-solicitation provisions of the merger agreement, and on terms that the Dreyer's board of directors, or a committee of Dreyer's board of directors, determines, in good faith, after consultation with its financial advisor and outside legal counsel, and after taking into account all of the terms and conditions of the business proposal, including, without limitation, legal and regulatory terms, any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of completion and the ability of the party making the proposal to obtain financing, to be superior, from a financial point of view, to its stockholders (other than Nestle and its affiliates).

        Under the merger agreement, Dreyer's must promptly, but in any event within one business day, notify Nestle orally and in writing, of Dreyer's receipt of any business combination proposal or any request for non-public information or inquiry that Dreyer's reasonably believes could lead to a business combination proposal. This notice is required to include the name of the person making the business combination proposal or inquiry, the terms and conditions of the business combination proposal, request or inquiry and a copy of all written materials provided in connection with the business combination proposal. Dreyer's also is required to keep Nestle informed in all material respects of the status and details of the business combination proposal, request or inquiry. In addition, if the Dreyer's board of directors or a committee of the Dreyer's board of directors determines that a business combination proposal constitutes a superior proposal, Dreyer's is required to promptly provide written notice to Nestle of this determination, which notice must include a description of all of the material terms and conditions of the superior proposal.

        Unless the merger agreement has been terminated in accordance with its terms, the Dreyer's board of directors is prohibited from:

        - approving any letter of intent, agreement in principle, acquisition agreement or similar agreement, other than a confidentiality agreement, providing for any business combination proposal; or

        - approving or recommending, or publicly proposing to approve or recommend, any business combination proposal.

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        The merger agreement may be unilaterally terminated by Dreyer's at any time prior to the approval of the transactions by Dreyer's stockholders if each of the following conditions is met:

        - Dreyer's has not breached the no-solicitation provisions of the merger agreement;

        - Dreyer's receives a superior proposal prior to the date of the special meeting and delivers notice of the superior proposal to Nestle as well as notification of its intent to terminate the merger agreement;

        - during the five business days after Nestle's receipt from Dreyer's of a notice of a superior proposal, upon Nestle's request, Dreyer's provides Nestle with a reasonable opportunity to revise the merger agreement and the related agreements so that the business combination proposal that constituted a superior proposal no longer is a superior proposal;

        - Nestle fails to make an offer to Dreyer's that the Dreyer's board of directors reasonably concludes, in good faith, after consultation with its financial advisor and outside legal counsel, would cause the business combination that is the subject of the notice of superior proposal notice, in light of the offer, to no longer be a superior proposal; and

        - Dreyer's pays to Nestle the termination fee of $75 million.


See "-- Termination Fees" beginning on page 79 for a more detailed discussion of when the termination fee is payable to Nestle.


THE SPECIAL MEETING AND THE RECOMMENDATION OF THE DREYER'S BOARD OF DIRECTORS

        Dreyer's has agreed to convene the special meeting at which Dreyer's stockholders will consider the approval and adoption of the merger agreement and approval of the merger and the transactions contemplated by the merger agreement as promptly as practicable after the registration statement of which this proxy statement/prospectus is a part is declared effective by the SEC.

        Under the merger agreement, the Dreyer's board of directors has agreed to:

        - recommend the approval and adoption of the merger agreement and approval of the merger and the transactions contemplated by the merger agreement;

        - use its reasonable best efforts to obtain the necessary approvals by Dreyer's stockholders of the merger agreement and the merger, subject to applicable law; and

        - otherwise comply with all legal requirements applicable to the special meeting.

        Notwithstanding these requirements, the Dreyer's board of directors may, to the extent required, withdraw or modify its recommendation if it determines, in good faith, after consultation with its financial advisor and outside legal counsel, that this action is required in order for the directors of Dreyer's to comply with their fiduciary duties to Dreyer's stockholders under applicable law. The obligation of Dreyer's and the Dreyer's board of directors to use reasonable best efforts to solicit and obtain this approval and to otherwise comply with their other obligations under the merger agreement will not be affected by the Dreyer's board of directors' decision to withdraw or modify in a manner adverse to Nestle its recommendation, except for the act of this withdrawal or modification. The special meeting will be held, regardless of any withdrawal or modification of the recommendation of the Dreyer's board of directors.

EMPLOYEE BENEFITS

        At any time prior to the completion of the transactions, Nestle and its subsidiaries may adopt a severance plan and a retention plan for NICC employees under terms that previously will have been disclosed to Dreyer's. New Dreyer's will continue the severance plan and the retention plan until all payments required to be made under them have been made. Prior to being adopted or disseminated to employees of NICC, all severance plan and retention plan documents, summaries and other communications setting forth the terms and conditions of such plans are subject to review, comment and

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

approval by Dreyer's. NICC has adopted a severance plan and a retention plan for employees of NICC and has advised Dreyer's that the cost of benefits under them is not expected to exceed $75 million.


        Since the completion of the transactions will occur after December 31, 2002, NICC may establish new performance periods under the NICC annual bonus and long-term incentive plans beginning on January 1, 2003, on terms and conditions consistent with its past practice. Any performance periods so established must be terminated by the date of completion of the transactions and pro rata bonuses paid to the participants based on actual performance up until the date of termination.



        Under the merger agreement, Dreyer's is permitted to enter into employment agreements with certain of Dreyer's key executive staff members providing the executives employment with New Dreyer's upon completion of the transactions. The terms and conditions of employment and severance pay and benefits provided by these employment agreements will be no more favorable to the key executive staff members than those provided by the employment agreements Dreyer's already has entered into with the named executive officers of Dreyer's (excluding Mr. Rogers) as of the date of the merger agreement. See "The Transactions -- Interests of Directors and Management of Dreyer's in the Transactions" beginning on page 55. As of the date of this proxy statement/prospectus, Dreyer's has entered into employment agreements with nine of its key executive staff members, which are in addition to the employment agreements entered into with the named executive officers of Dreyer's.


        No new enrollment period will be offered under the Dreyer's employee stock purchase plan, which we refer to as the "ESPP," after June 16, 2002. The open offering period ending on August 12, 2002 has been completed in accordance with the terms of the ESPP. The rights of ESPP participants to purchase shares of Dreyer's common stock during the open offering period ending on February 25, 2003 will be converted into rights to acquire shares of New Dreyer's class A callable puttable common stock at the same exercise price. As required by the merger agreement, the ESPP will be terminated effective as of February 25, 2003.

        Dreyer's is also required to take actions to ensure that no additional options or awards with respect to Dreyer's common stock will be granted under any of Dreyer's stock option plans after the completion of the transactions.

        As soon as practicable after the completion of the transactions, New Dreyer's will implement a long-term incentive plan providing long-term incentive compensation opportunities comparable to those currently provided by Dreyer's through stock options.

        Dreyer's has agreed that, from the date of completion of the transactions through December 31, 2005, New Dreyer's will provide all employees of Dreyer's, NICC and their respective subsidiaries who remain employed by New Dreyer's or any of its subsidiaries (other than those subject to collective bargaining agreements) compensation and benefits substantially comparable, in the aggregate, to those earlier provided to employees of Dreyer's immediately before the completion of the transactions, excluding any stock option, stock purchase or other equity compensation plans maintained by Dreyer's and its subsidiaries prior to the completion of the transactions. Compensation and benefits are subject to those changes as New Dreyer's deems necessary to remain competitive with changes in market practice.

        Under the merger agreement, Nestle has agreed to indemnify and hold harmless Dreyer's, NICC and their respective subsidiaries from any liability of Nestle or its subsidiaries (other than NICC and its subsidiaries) under the controlled group liability provisions of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder, and other similar statutes and regulations.

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CONDITIONS TO THE COMPLETION OF THE TRANSACTIONS

        Dreyer's and Nestle's obligation to complete the transactions is subject to the satisfaction or waiver of the following conditions upon or prior to completion of the transactions:

        - the approval and adoption of the merger agreement and approval of the merger by Dreyer's stockholders;

        - the absence of any law, order or injunction having the effect of preventing or prohibiting completion of the transactions;

        - the expiration or termination of the applicable waiting periods under the HSR Act;


        - the receipt of all other governmental and regulatory consents, approvals and actions required to complete the transactions, unless not obtaining all other governmental and regulatory consents or approvals would not have, or would not reasonably be expected to have, a material adverse effect, as described below;


        - the declaration of effectiveness by the SEC of the registration statement of which this proxy statement/prospectus is a part, without a stop order issued by the SEC, without the SEC suspending its effectiveness, and without proceedings initiated or threatened by the SEC for that purpose;

        - the execution of the governance agreement by New Dreyer's and Nestle;

        - the representations and warranties of the other party, disregarding all qualifications and exceptions relating to materiality or material adverse effect, being accurate on the date of the merger agreement and on the date of completion of the transactions (except to the extent that the representations and warranties speak to another date), except where the failure of the representations and warranties to be accurate, individually or when aggregated with any other failures, does not constitute a material adverse effect, as described below, on the representing party, and the receipt of a certificate of an executive officer of the other party to that effect;

        - the other party having performed or complied in all material respects with all agreements and covenants required to be performed by it under the merger agreement, and the receipt of a certificate of an executive officer of the other party to that effect;

        - with respect to Dreyer's, the receipt of a written opinion from Wachtell, Lipton, Rosen & Katz to the effect that, for United States federal income tax purposes, Dreyer's stockholders should not recognize gain or loss on the exchange of Dreyer's common stock for New Dreyer's class A callable puttable common stock in the merger;

        - with respect to Nestle, the receipt of a written opinion from Latham & Watkins to the effect that, for United States federal income tax purposes, the merger, exchange and contribution, taken together, will be treated as a transfer of property to New Dreyer's qualifying under
          Section 351 of the Internal Revenue Code; and

        - with respect to Nestle, as of the completion of the transactions, there will be no more than 41,393,348 shares of Dreyer's common stock outstanding, calculated on a diluted basis and including all shares of Dreyer's common stock issuable upon exercise of vested or unvested stock options, and there will be no shares of or rights to acquire Dreyer's preferred stock outstanding.

        When we use the term "material adverse effect" in connection with the conditions to the transactions, we mean a material adverse effect on the value of Dreyer's or Nestle's business from the perspective of a long-term strategic acquirer, taken as a whole, or, in the case of Nestle only, on the ability

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of Nestle and NICC to complete the transactions. None of the following will be considered in determining whether a material adverse effect has occurred in this context:

        - changes in general economic conditions in the United States or in conditions affecting the frozen dessert manufacturing and distribution industry generally; or

        - changes resulting from the announcement of the transactions.

        Changes in the assets, liabilities, business, financial condition, results of operations and prospects of either Dreyer's or Nestle (other than those resulting from the items described in the preceding sentence) may be taken into account solely for the purposes of determining whether a material adverse effect has occurred.

TERMINATION OF THE MERGER AGREEMENT

  Termination by Dreyer's or Nestle

        Dreyer's or Nestle may terminate the merger agreement and abandon the transactions at any time prior to the completion of the transactions:

        - by mutual written consent of Dreyer's and Nestle;

        - if the completion of the transactions does not occur on or before June 16, 2003, except that this right to terminate the merger agreement will not be available to either of Dreyer's or Nestle if their respective failure to fulfill any obligation under the merger agreement has been the cause of, or has resulted in, the failure of the merger to be completed by that date;

        - if any government entity issues an order, decree or ruling or takes any other action permanently restraining, enjoining or otherwise prohibiting the transactions, and the order, decree, ruling or other action has become final and nonappealable; or

        - if Dreyer's stockholders fail to approve and adopt the merger agreement and approve the merger at the special meeting.

  Termination by Nestle

        Nestle may terminate the merger agreement and abandon the transactions at any time prior to the completion of the transactions if:

        - Dreyer's has breached in any material respect any of its representations and warranties or failed to perform in any material respect any of its covenants or other agreements contained in the merger agreement, which breach or failure to perform:

         -  is incapable of being cured by Dreyer's prior to June 16, 2003; and

         - renders the conditions to the completion of the transactions with respect to the accuracy of Dreyer's representations and warranties and performance by Dreyer's of covenants and other agreements under the merger agreement incapable of being satisfied prior to June 16, 2003; or

        -  the Dreyer's board of directors:

         - has withdrawn, or modified in any manner adverse to Nestle, its recommendation that Dreyer's stockholders approve and adopt the merger agreement and approve the merger, or has resolved to take any of the foregoing actions;

         - has approved or recommended, or has resolved to approve or recommend, to Dreyer's stockholders a business combination proposal; or

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         -  has failed to hold the special meeting by the fifth business day prior to June 16, 2003, unless Dreyer's has not materially breached its obligation to call the special meeting under the merger agreement.

  Termination by Dreyer's

        Dreyer's may terminate the merger agreement and abandon the transactions at any time prior to the completion of the transactions if:

        - Nestle has breached in any material respect any of its representations and warranties or failed to perform in any material respect any of its covenants or other agreements contained in the merger agreement, which breach or failure to perform:

         - is incapable of being cured by Nestle prior to June 16, 2003; and

         - renders the conditions to the completion of the transactions with respect to the accuracy of Nestle's representations and warranties and performance by Nestle of covenants and other agreements under the merger agreement incapable of being satisfied prior to June 16, 2003; or

        - prior to the special meeting, each of the following conditions is met:

         - Dreyer's has not breached the no-solicitation provisions of the merger agreement;

         - Dreyer's receives a superior proposal prior to the date of the special meeting and delivers notice of the superior proposal to Nestle as well as notification of its intent to terminate the merger agreement;

         - during the five business days after Nestle's receipt from Dreyer's of a notice of a superior proposal:

           - upon Nestle's request, Dreyer's provides Nestle with a reasonable opportunity to revise the merger agreement and the related agreements so that the business combination proposal that constituted a superior proposal no longer is a superior proposal; and

           - Nestle fails to make an offer to Dreyer's that the Dreyer's board of directors reasonably concludes, in good faith, after consultation with its financial advisor and outside legal counsel, would cause the business combination that is the subject of the notice of superior proposal notice, in light of the offer, to no longer be a superior proposal; and

         - Dreyer's pays to Nestle the termination fee of $75 million.

TERMINATION FEES

        Dreyer's has agreed to pay Nestle a termination fee of $75 million if the merger agreement is terminated:


        - by Dreyer's in connection with accepting a superior proposal (see clause 2 under "-- Termination by Dreyer's" above and "-- No-Solicitation" beginning on page 73);


        - by Nestle if the Dreyer's board of directors:

         - has withdrawn or modified in any manner adverse to Nestle its recommendation that Dreyer's stockholders approve the transactions or has resolved to take any of the foregoing actions;


         - has approved or recommended, or has resolved to approve or recommend, to Dreyer's stockholders a business combination proposal (see
           "-- No-Solicitation" beginning on page 73); or


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         - has failed to hold the special meeting by the fifth business day prior to June 16, 2003, unless Dreyer's has not materially breached its obligation to call the special meeting under the merger agreement; or

        - by either Dreyer's or Nestle if Dreyer's stockholders do not approve and adopt the merger agreement at the special meeting, and an offer or proposal that would be a business combination proposal:

         - has been publicly announced and known to Dreyer's stockholders before the special meeting, and it is not withdrawn or rejected by Dreyer's; and

         - Dreyer's enters into a definitive agreement with respect to or completes the business combination proposal within six months of the termination.

        An endorsement of a tender offer by the Dreyer's board of directors within six months of a termination of the merger agreement will be treated as though Dreyer's has entered into a definitive agreement with respect to the tender offer. For this purpose, the percentages in the definition of "business combination proposal" will be 50% in lieu of 20%.

EXPENSES

        If the merger agreement is terminated due to the breach or failure to perform any representations, warranties, covenants or other agreements by either Dreyer's or Nestle, the breaching party has agreed to pay the other party's expenses, including all reasonable out-of-pocket expenses (including all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants) incurred by one of the parties or on its behalf in connection with the merger agreement and the transactions contemplated by the merger agreement in an amount not to exceed $25 million.

        Except as provided above, whether or not the transactions are completed, all expenses incurred in connection with the merger agreement will be paid by the party to the merger agreement incurring the costs and expenses. Dreyer's and Nestle will share equally all costs associated with filings under the HSR Act and any filing with and notice to any government entity.

AMENDMENTS AND WAIVERS

        The merger agreement may not be modified or amended, except in writing, signed by the party to the merger agreement against whom the enforcement of the amendment is sought, except that, after the completion of the transactions, an amendment by Dreyer's will require action by a majority of the non-Nestle directors. On October 25, 2002, we entered into an amendment to the merger agreement, to change the name of New Dreyer's at the completion of the transactions from "Dreyer's Grand Ice Cream, Inc." to "Dreyer's Grand Ice Cream Holdings, Inc." This amendment is included in Annex A to this proxy statement/prospectus.

        Any party to the merger agreement may, in writing, waive compliance by another party with any term or provision of the merger agreement on the part of the other party to be performed or complied with. The waiver by any party to the merger agreement of a breach of any term or provision of the merger agreement shall not be construed as a waiver of any subsequent breach.

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                            THE GOVERNANCE AGREEMENT

        The following summary describes the material provisions of the form of governance agreement, which is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. This summary may not contain all of the information about the governance agreement that is important to you. We encourage you to read the governance agreement carefully in its entirety.

NESTLE

        Nestle, Nestle S.A. and New Dreyer's have agreed to enter into a governance agreement at or immediately prior to the completion of the transactions. Nestle S.A. will be a party to the governance agreement only with respect to Article I (which relates to the redemption and repurchase of New Dreyer's class A callable puttable common stock), Article II (which relates to Nestle's standstill and the payment provisions relating to the redemption of New Dreyer's class A callable puttable common stock) and Article VIII (which contains miscellaneous provisions, including indemnification provisions). The governance agreement will contain agreements of the parties to the governance agreement concerning the redemption of New Dreyer's class A callable puttable common stock, corporate governance of New Dreyer's and future acquisitions or dispositions of securities of New Dreyer's by Nestle and its affiliates.

REDEMPTION AND REPURCHASE OF NEW DREYER'S CLASS A CALLABLE PUTTABLE COMMON STOCK

 The Put Right


        As discussed in "Description of New Dreyer's Capital Stock -- The Put Right Generally" beginning on page 110, under the New Dreyer's amended and restated certificate of incorporation, each New Dreyer's class A callable puttable common stockholder will have the option to require New Dreyer's to redeem out of legally available funds all or part of New Dreyer's class A callable puttable common stock held by the holder at a price of $83.00 per share during each of the following put periods:


        - the period beginning on December 1, 2005 and ending on January 13, 2006; and

        - the period beginning on April 3, 2006 and ending on May 12, 2006.

        Under the governance agreement, prior to the start of each put period, New Dreyer's will be required to:

        - designate a depositary for making payments to and receiving shares from New Dreyer's class A callable puttable common stockholders exercising the put right in accordance with the terms of the New Dreyer's amended and restated certificate of incorporation;

        - notify Nestle of the designation of the depositary; and

        - give notice of the availability of the put right to New Dreyer's class A callable puttable common stockholders.

 The Call Right


        As discussed in "Description of New Dreyer's Capital Stock -- The Call Right Generally" beginning on page 112, under the New Dreyer's amended and restated certificate of incorporation, subject to and in accordance with the terms of the governance agreement, during the call period beginning on January 1, 2007 and ending on June 30, 2007, New Dreyer's class A callable puttable common stock may be redeemed by New Dreyer's out of legally available funds, in whole but not in part, at a price of $88.00 per share, upon Nestle's request. Upon the occurrence of a triggering event (which generally will mean a substantial adverse change determination or the occurrence of an insolvency event), New Dreyer's class A callable puttable common stock will be redeemed, in whole but not in part, at a price per share equal to the triggering event price. The triggering event price will be determined on the basis of a discount to the put price of $83.00 per share of New Dreyer's class A callable puttable common stock and will


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depend on the date of the triggering event. See "Description of New Dreyer's
Capital Stock -- The Call Right Generally" beginning on page 112 for more information regarding how the triggering event price is calculated. See also "Risk Factors Relating to the Transactions" beginning on page 20 for a discussion of the risk that New Dreyer's may not be able to redeem shares of New Dreyer's class A callable puttable common stock and pay the triggering event price in a bankruptcy or similar proceedings involving New Dreyer's or in a claim involving fraudulent conveyance.


        Under the governance agreement, upon New Dreyer's receipt of a written request from Nestle for the redemption of New Dreyer's class A callable puttable common stock under the call right, including in connection with a triggering event, New Dreyer's will be required to:

        - designate a depositary for the redemption of New Dreyer's class A callable puttable common stock in accordance with the terms of the New Dreyer's amended and restated certificate of incorporation;

        - notify Nestle of the designation of the depositary; and

        - give notice of the exercise of the call right and the redemption of New Dreyer's class A callable puttable common stock to New Dreyer's class A callable puttable common stockholders.

        The governance agreement provides that New Dreyer's will be required to set as the redemption date the date contained in Nestle's written request for redemption so long as the redemption date is:

        - consistent with the notice requirements of the New Dreyer's amended and restated certificate of incorporation; and

        - set for a date prior to June 30, 2007.


        See "Description of New Dreyer's Capital Stock -- The Call Right Generally" beginning on page 112 for more information regarding the notice requirements in connection with the exercise of the call right.


 Short Form Merger

        Under the governance agreement, if Nestle and its affiliates own at least 90% of the outstanding voting stock of New Dreyer's and all of the outstanding shares of New Dreyer's class A callable puttable common stock are converted into shares of New Dreyer's class B common stock as required in that event by the terms of the New Dreyer's amended and restated certificate of incorporation, then:

        - Nestle S.A. has agreed to cause a short form merger of New Dreyer's with Nestle or another affiliate of Nestle S.A.; and

        - the remaining shares of New Dreyer's class B common stock resulting from the conversion of New Dreyer's class A callable puttable common stock into New Dreyer's class B common stock, other than those shares owned by Nestle and its affiliates, will be converted into cash consideration per share equal to the put price, or, if the short form merger follows a triggering event, the triggering event price.

OPTIONS

        Under the governance agreement, upon the occurrence of a redemption or a short form merger, Nestle and New Dreyer's have agreed to make appropriate arrangements to make available consideration of the same type and amount, less the amount of any exercise price, as the holders of Dreyer's stock options would have received had they exercised their Dreyer's stock options prior to the redemption date or on the effective date of the short form merger, to:

        - the holders of valid and vested options to purchase New Dreyer's class A callable puttable common stock; or

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        - in the case of a triggering event, to the holders of options to purchase New Dreyer's class A callable puttable common stock, whether or not fully vested, issued by New Dreyer's that are outstanding on the redemption date or on the date the short form merger is completed.

AFFILIATE TRANSACTIONS


        Under the governance agreement, prior to July 1, 2007, with limited specified exceptions for transactions contemplated by the governance agreement, such as the exercise of the call right, Nestle has agreed that Nestle and its affiliates may not engage in any material transaction with New Dreyer's in which they have a material interest without the approval of a majority of the non-Nestle directors. However, the governance agreement provides that, without violating this restriction, Nestle or its affiliates may request that the independent directors consider making a substantial adverse change determination. See "-- Categories of Directors" on page 85 for a discussion of the directors whom we refer to as non-Nestle directors and the directors whom we refer to as independent directors. See also the "Description of New Dreyer's Capital Stock -- The Put Right Generally" beginning on page 110 for a discussion of what would constitute a substantial adverse change determination.


NESTLE STANDSTILL

        Under the governance agreement, prior to July 1, 2007, with limited specified exceptions for transactions contemplated by the governance agreement, such as the exercise of the call right, Nestle has agreed that it and its affiliates may not, directly or indirectly:

        - purchase or otherwise acquire shares of New Dreyer's; or

        - propose or offer to purchase or acquire shares of New Dreyer's, whether by tender offer, exchange offer, market purchase, privately negotiated purchase or merger;

if, as a result of the acquisition, the voting interest of Nestle and its affiliates in New Dreyer's would exceed 67% of New Dreyer's common stock on a diluted basis.

        Additionally, under the governance agreement, during the one-year period beginning on July 1, 2007, Nestle has agreed that it and its affiliates may not propose any of the acquisitions proposed above and may not engage in any of the acquisitions described above, unless the acquisition results in New Dreyer's stockholders, other than Nestle and its affiliates, receiving a cash price per share equal to or greater than the redemption price of $88.00 per share.

NESTLE PAYMENTS AND OPTION TO PURCHASE DIRECTLY FROM NEW DREYER'S STOCKHOLDERS

        Under the governance agreement, in connection with the exercise of the put right or call right, Nestle or Nestle S.A. have agreed to deposit the aggregate put price, redemption price or triggering event price, whichever is applicable, with a depositary to enable New Dreyer's to fund the repurchase or redemption of the shares of New Dreyer's class A callable puttable common stock. In exchange for this payment, New Dreyer's will issue to Nestle or Nestle S.A. shares of New Dreyer's class B common stock equal to the number of shares of New Dreyer's class A callable puttable common stock acquired by New Dreyer's from the exercise of the put or the call, including in connection with a triggering event.

        The governance agreement also provides that, rather than funding the amounts described above, Nestle or Nestle S.A. may elect to offer to purchase shares of New Dreyer's class A callable puttable common stock directly from New Dreyer's stockholders. If this election is made by Nestle or Nestle S.A., other than transaction-related costs, neither of Nestle nor Nestle S.A. will be required to expend any amounts in excess of the aggregate put price, redemption price or the aggregate triggering event price, whichever is applicable, to purchase the shares of New Dreyer's class A callable puttable common stock. Upon the occurrence of a triggering event, New Dreyer's will be relieved of its obligations under the put right and any amounts deposited with the depositary and not yet paid to New Dreyer's class A callable puttable common stockholders shall not be used to pay the put price.

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        Notwithstanding the foregoing, the governance agreement provides that, in the event that New Dreyer's is released from its obligations to redeem shares of New Dreyer's class A callable puttable common stock in this circumstance, New Dreyer's will cause the depositary to refund promptly to Nestle or Nestle S.A. any amounts held by the depositary that have not been paid to New Dreyer's class A callable puttable common stockholders in connection with the put right. To the extent any amount is not refunded to Nestle or Nestle S.A., as the case may be, consistent with the preceding sentence, any payments made by Nestle or Nestle S.A. in connection with a triggering event will be correspondingly reduced.

        Under the governance agreement and the New Dreyer's amended and restated certificate of incorporation, New Dreyer's will instruct the depositary to cause any funds delivered by Nestle or Nestle S.A. to the depositary under the governance agreement to:


        - always be held in a segregated account by the depositary, and not be subject to any lien or attachment of any creditor of any person (including, without limitation, the depositary) or entity (see "Risk Factors Relating to the Transactions" beginning on page 20);


        - never, whether in whole or in part, be transferred directly to New Dreyer's or become subject to New Dreyer's control or dominion;

        - not be commingled with any other funds of New Dreyer's or any other person or entity; and

        - be used solely by the depositary for the purposes expressly described in governance agreement.

        Under the governance agreement, Nestle or Nestle S.A. will be entitled to receive any interest or income on funds held by the depositary, and the depositary will return the interest or income on funds held by the depositary to Nestle or Nestle S.A. promptly after the end of each put period or redemption date. Additionally, the governance agreement provides that any and all funds held by the depositary, other than any interest or investment returns on these funds, only will be paid to, or, in the case of any withholdings, on behalf of, New Dreyer's class A callable puttable common stockholders, and no other person or entity will be paid any portion or all of the funds held by the depositary or have any interest in or rights to these funds. Any agreements between New Dreyer's and any depositary will expressly include provisions effectuating the limitations contained in this paragraph.

        Under the governance agreement, Nestle or Nestle S.A. will be entitled to deduct and withhold from the consideration payable to any New Dreyer's class A callable puttable common stockholder those amounts as Nestle or Nestle S.A. may determine, in good faith, they are required to deduct and withhold with respect to the making of the payment under the Internal Revenue Code or any provision of applicable state, local or foreign tax law.

        The agreement of Nestle or Nestle S.A. to perform under Article I of the governance agreement, which relates to the redemption and repurchase of New Dreyer's class A callable puttable common stock, and Article II of the governance agreement, which relates to Nestle's standstill and the payment agreement, is non-contingent and is not conditioned in any way on the performance of New Dreyer's or any other party under the governance agreement, the merger agreement or any agreement related to the transactions. However, the governance agreement provides that Nestle's or Nestle S.A.'s performance under the governance agreement may be delayed for a period of time if caused by New Dreyer's failure to perform its obligations. Under the governance agreement, Nestle and Nestle S.A. have agreed to not take any action or engage in any transactions or series of actions with the intention of causing any benefits created under Article I or Article II of the governance agreement not to be realized.

COMPOSITION OF THE NEW DREYER'S BOARD OF DIRECTORS

        The governance agreement provides that, at the completion of the transactions under the merger agreement, the New Dreyer's board of directors will consist of 10 members, including:

        - five nominees nominated by Nestle, including Peter Brabeck-Letmathe, chief executive officer of Nestle S.A., who will serve as vice chairman of the New Dreyer's board of directors;
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        - T. Gary Rogers, chairman of the Dreyer's board of directors and chief executive officer of Dreyer's, who will serve as chairman of the New Dreyer's board of directors so long as he is the chief executive officer of New Dreyer's;

        - William F. Cronk, III, a member of the Dreyer's board of directors and current president of Dreyer's; and

        - three directors meeting NASD independence standards.


        See "Directors of New Dreyer's Following the Transactions" beginning on page 96 for additional information regarding the expected composition of the New Dreyer's board of directors at the completion of the transactions.


CATEGORIES OF DIRECTORS

 Nestle Directors and Continuing Nestle Directors


        We refer to the directors nominated by Nestle as the "Nestle directors." When we refer to "continuing Nestle directors," we mean any Nestle directors other than any independent directors that were required to be nominated to the New Dreyer's board of directors to comply with NASD independence standards as described under "-- Nominations to the New Dreyer's Board of Directors" beginning below. New Dreyer's will use its reasonable efforts to solicit proxies for the Nestle directors.


        Under the governance agreement, prior to July 1, 2007, at all times 50% of the then-serving members of the New Dreyer's board of directors will be Nestle directors, and Nestle has agreed to use its reasonable best efforts to make sure that Nestle directors do not comprise more than 50% of the then-serving members of the New Dreyer's board of directors. Nestle also has agreed that, from July 1, 2007 to July 1, 2008, at least three directors of New Dreyer's will be directors meeting NASD independence standards, and Nestle has agreed to use its reasonable best efforts to cause compliance with this condition.

 Independent Directors

        When we refer to "independent directors," we mean the three initial directors meeting NASD independence standards as of the completion of the transactions, and who are nominated as the initial independent directors under the governance agreement, and any successors nominated by the independent directors. At the completion of the transactions, the initial independent directors are expected to be Jan L. Booth, John W. Larson and Timothy P. Smucker, current directors of Dreyer's.

 Non-Nestle Directors

        When we refer to the "non-Nestle directors," we mean the independent directors, together with Messrs. Rogers and Cronk, for so long as they are directors of New Dreyer's.

NOMINATIONS TO THE NEW DREYER'S BOARD OF DIRECTORS

        The governance agreement provides for the nomination of new directors to the New Dreyer's board of directors in the event of vacancies. Nestle has the right to nominate any replacement for a Nestle director at the end of that Nestle director's term. The three independent directors have the right to nominate any replacement for an independent director.

        Under the governance agreement, upon the termination of Mr. Cronk's term as director:

        - Nestle has agreed to cause one of its Nestle directors to resign from the New Dreyer's board of directors; and

        - Nestle and New Dreyer's have agreed to cause the size of the New Dreyer's board of directors to be reduced to eight directors.

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        Under the governance agreement, upon the termination of the term of Mr.
Rogers (or any successor chairman and chief executive officer of New Dreyer's) as director:

        - the vice chairman of the New Dreyer's board of directors will be elected the interim chairman until a new chairman is selected; and

        - Nestle has agreed to cause one of the Nestle directors not to vote on the actions of the New Dreyer's board of directors until a replacement chairman and chief executive officer is elected by the New Dreyer's board of directors.

        The governance agreement provides that, if, prior to July 1, 2007, NASD rules and listing standards are amended so that New Dreyer's will be required to increase the number or percentage of directors meeting NASD independence standards on the New Dreyer's board of directors in order for New Dreyer's class A callable puttable common stock to remain quoted on the Nasdaq National Market, then Nestle must use its reasonable best efforts to cause the resignation of one or, if necessary, two, Nestle directors from the New Dreyer's board of directors, with directors meeting NASD independence standards filling the vacancies being nominated by:

        - Nestle, if permissible under NASD rules, in which case the directors would become Nestle directors but would not be considered continuing Nestle directors; or

        - if not permissible under NASD rules, then by the affirmative vote of the then-authorized directors.

        Additionally, under the governance agreement, if, after Nestle has caused the resignation of two Nestle directors, an additional independent director is required for New Dreyer's class A callable puttable common stock to remain quoted on the Nasdaq National Market, then New Dreyer's and the non-Nestle directors will be required to use their reasonable best efforts to cause the resignation of the non-Nestle director who is:

        - not an independent director; and

        - not then serving as chief executive officer of New Dreyer's;

with the director filling the vacancy being nominated by the non-Nestle directors. Notwithstanding the foregoing, the governance agreement provides that in no event will Nestle be entitled to nominate fewer than three continuing Nestle directors to the New Dreyer's board of directors. Under the recently proposed Nasdaq corporate governance rules, any company (a controlled company) where more than 50% of the voting power is held by an individual, group or another company, is exempt from the Nasdaq rules requiring that a majority of the company's board of directors be independent directors under the Nasdaq rules, that independent directors must have regularly scheduled executive sessions and that the compensation and nomination committees must be comprised solely of independent directors. After the consummation of the transactions contemplated by the merger agreement, Nestle will own more than 50% of the voting power of New Dreyer's and it is intended that New Dreyer's will take advantage of such exemptions afforded to controlled companies if the proposed Nasdaq rules are enacted.

COMMITTEES OF THE NEW DREYER'S BOARD OF DIRECTORS

        Any committee of the New Dreyer's board of directors, except the audit committee, maintained after the completion of the transactions must contain at least one continuing Nestle director.

  Audit Committee

        The governance agreement provides that the audit committee will consist only of independent directors, except that any director meeting NASD independence standards nominated by Nestle may be added to the audit committee if the independent director is appointed by the affirmative vote of a majority of the directors then serving on the New Dreyer's board of directors.

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  Compensation Committee

        The governance agreement provides that the entire New Dreyer's board of directors, excluding directors who are or who have been in the last five years officers of New Dreyer's or Dreyer's, will function as the compensation committee.

DIVIDENDS

        Under the governance agreement, New Dreyer's dividend policy will be to pay a dividend no less than the greater of:

        - $0.24 per share of New Dreyer's common stock on an annualized basis;
          or

        - 30% of New Dreyer's net income per share of New Dreyer's common stock for the preceding calendar year excluding ongoing non-cash impact of accounting entries arising from the accounting from the transactions;

except that the New Dreyer's board of directors, in discharging its fiduciary duties, may determine not to declare a dividend for any given period.

        The governance agreement provides that the calculation of net income will exclude the ongoing non-cash impact of accounting entries arising from the accounting for the transactions under the merger agreement, including increases in amortization or depreciation expenses resulting from any required write-ups on New Dreyer's consolidated balance sheet, and any journal entries related to the recording of the put right or call right.


        See "Description of New Dreyer's Capital Stock -- Dividends; Reclassifications; Mergers" beginning on page 116 for a discussion of the provisions relating to dividends and other distributions contained in the New Dreyer's amended and restated certificate of incorporation. See also the first risk factor on page 23 included in "Risk Factors Relating to the Transactions" regarding the risk that a dividend will never be paid.


APPROVAL RIGHTS


        The governance agreement and the New Dreyer's amended and restated by-laws provide that, prior to July 1, 2007, in addition to any other vote required by law, the affirmative vote of a majority of the then-authorized number of directors will be required to approve or authorize New Dreyer's to take certain significant actions. See "Description of New Dreyer's Capital Stock -- Voting Rights -- Class B Voting Rights" beginning on page 109 for a complete list of actions subject to this approval right. Additionally, the New Dreyer's amended and restated certificate of incorporation provides that, prior to July 1, 2007, in addition to any other vote required by law, if the then-serving continuing Nestle directors constitute less than 50% of the total authorized number of directors of New Dreyer's, the affirmative vote of the holders of a majority of the outstanding shares of New Dreyer's class B common stock will be required to approve or authorize New Dreyer's to take these significant actions. This means that, during the time period that the then-serving continuing Nestle directors constitute less than 50% of the total authorized number of directors of New Dreyer's, the approval of both a majority of the then-authorized number of directors and the holders of a majority of the outstanding shares of New Dreyer's class B common stock will be required to approve or authorize New Dreyer's to take these significant actions.



        The governance agreement and the New Dreyer's amended and restated by-laws also provide that, prior to July 1, 2007, New Dreyer's and the officers, directors, employees and agents of New Dreyer's, will not take, and each will have no power or authority to take or agree or commit to take, any of the significant actions described above without the approval of the directors of New Dreyer's, as described above. See "Description of New Dreyer's Capital
Stock -- Voting Rights -- Class B Voting Rights" beginning on page 109 for a complete list of actions subject to these approval rights. The New Dreyer's amended and restated certificate of incorporation provides that, prior to July 1, 2007, if the then-serving continuing Nestle directors constitute less than 50% of the total authorized number of directors of


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New Dreyer's, the officers, directors, employees and agents of New Dreyer's will not take, and each will have no power or authority to take or agree or commit to take, any of these significant actions without the affirmative vote of the holders of a majority of the outstanding shares of New Dreyer's class B common stock.

AGREEMENTS OF NESTLE AS TO VOTING

        Under the governance agreement, in any election of directors, Nestle and its affiliates have agreed to vote their shares of New Dreyer's voting stock for all nominees in proportion to the votes cast by New Dreyer's class A callable puttable common stockholders. However, Nestle and its affiliates may cast all of their votes in favor of any nominee nominated or proposed for nomination by Nestle under the governance agreement.

        Notwithstanding the foregoing, under the governance agreement, if any person or group, other than any person or group having a Schedule 13D or
Schedule 13G on file with the SEC on or prior to June 14, 2002, becomes the beneficial owner of 15% or more of the then outstanding shares of New Dreyer's class A callable puttable common stock, then Nestle has agreed that it and its affiliates will vote their shares of New Dreyer's common stock in favor of:

        - the nominees nominated by Nestle; and

        - the nominees nominated by the non-Nestle directors.

RESTRICTIONS ON TRANSFERS OF NEW DREYER'S CLASS B COMMON STOCK BY NESTLE

        Under the governance agreement, prior to July 1, 2007, Nestle has agreed that it and its affiliates may not transfer any shares of their New Dreyer's class B common stock, except to a subsidiary that is, directly or indirectly, majority owned by Nestle S.A. Any transferee of the shares of New Dreyer's class B common stock also must be bound by the governance agreement as if the transferee were a party under the governance agreement. However, the governance agreement provides that Nestle and its affiliates will have the right to transfer any shares of New Dreyer's class B common stock to the extent necessary to comply with law.

COVENANTS

        Under the governance agreement, New Dreyer's will agree to perform a number of actions, including:

        - causing management of New Dreyer's to present to the New Dreyer's board of directors an annual plan, which annual plan will include a budget, for the following year;

        - causing management of New Dreyer's to present a three-year business plan to the New Dreyer's board of directors for its review and approval each year;

        - not exceeding the capital spending levels specified in the prior year's annual plan in the event that the New Dreyer's board of directors does not approve a new annual plan prior to the start of a fiscal year;

        - providing Nestle and any affiliate of Nestle with financial statements and related financial materials;

        - granting representatives of Nestle and its affiliates inspection rights;

        - submitting its written quality standards regarding the production, manufacturing, packaging, transfer and supply of its product to the representatives of Nestle and its affiliates for their review; and

        - cooperating with the representatives of Nestle and its affiliates to consider any modifications or revisions to the quality standards requested by the representatives of Nestle and its affiliates.

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        In addition to the above, subject to specified exceptions, under the governance agreement, each of New Dreyer's and Nestle will agree that, without the prior written consent of the other party, it will not disclose to a third party any confidential information relating to the other party or any of its affiliates that was provided to it.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

        Under the governance agreement, New Dreyer's will be required to maintain, for the benefit of the directors and officers of New Dreyer's, an insurance and indemnification policy that provides coverage for acts or omissions with coverage limits and other terms at reasonable levels consistent with industry practice.

        The governance agreement also provides that, after the completion of the transactions, the New Dreyer's amended and restated certificate of incorporation will contain provisions no less favorable with respect to limitation of liabilities of directors or officers and indemnification than are contained in the New Dreyer's amended and restated certificate of incorporation on the date that the governance agreement is executed. Additionally, under the governance agreement, the provisions of the New Dreyer's amended and restated certificate of incorporation may not be amended, repealed or otherwise modified in a manner that would adversely affect the rights of persons who at the completion of the transactions were directors or officers of New Dreyer's.


        Under the governance agreement, so long as New Dreyer's is using reasonable best efforts to pursue reimbursement from the New Dreyer's director and officer insurance policies, Nestle has agreed to indemnify the directors and officers of New Dreyer's against all losses, claims, damages, liabilities and expenses arising out of the redemption, under the put right or call right, of New Dreyer's class A callable puttable common stock in accordance with the governance agreement or the short form merger, other than any losses, claims, damages, liabilities and expenses that primarily result from actions taken or omitted in bad faith by the indemnified person or from the indemnified person gross negligence or willful misconduct. However, this indemnification obligation will apply only to the extent the losses, claims, damages, liabilities and expenses incurred by the directors and officers of New Dreyer's are not reimbursed or advanced by New Dreyer's or the insurers under the New Dreyer's director and officer insurance policies. Nestle will have any subrogation rights of the indemnitee against New Dreyer's or the insurer. See "Description of New Dreyer's Capital Stock -- Limitation of Liability of Directors" on page 118 for a discussion of the provisions relating to indemnification of directors and officers of New Dreyer's contained in the New Dreyer's amended and restated by-laws.


AMENDMENTS; TERMINATION; BENEFICIARIES

        The governance agreement provides that the provisions of the governance agreement may not be waived or amended without the approval of each of New Dreyer's, Nestle and Nestle S.A. No amendment or waiver by New Dreyer's will be effective without the approval of a majority of the non-Nestle directors.

        The governance agreement will terminate when Nestle and its affiliates beneficially own 100% of New Dreyer's voting stock. However, New Dreyer's and Nestle's agreements under the governance agreement with respect to the following provisions will survive the termination of the governance agreement:

        - the treatment of New Dreyer's stock options following any redemption; and

        - provisions related to the indemnification of directors and officers of New Dreyer's.

        Additionally, Article III (which relates to the corporate governance of New Dreyer's) and Article IV (which relates to restrictions on the transfer of New Dreyer's class B common stock) will terminate on:

        - July 1, 2007 (except for the provision that requires at least three directors of New Dreyer's to be independent directors from July 1, 2007 to July 1, 2008); or

        - the date Nestle and its affiliates beneficially own 100% of New Dreyer's voting stock.

        Under the governance agreement, other than with respect to New Dreyer's obligation to maintain in effect for the benefit of all of the directors and officers of New Dreyer's an insurance and indemnification policy, nothing expressed, referred to, or implied, directly or indirectly, by or in the governance agreement will be construed to give any person or entity, other than New Dreyer's, Nestle and Nestle S.A., any legal or equitable right, remedy, or claim under or with respect to the governance agreement or any provision of the governance agreement. The governance agreement and all of its provisions and conditions will be for the sole and exclusive benefit of New Dreyer's, Nestle and Nestle S.A. and their permitted successors and assigns under the governance agreement.

                              THE VOTING AGREEMENT

        The following summary describes the material provisions of the voting agreement, which is attached as Annex E to this proxy statement/prospectus and is incorporated by reference in this proxy statement/prospectus. This summary may not contain all of the information about the voting agreement that is important to you. We encourage you to read the voting agreement carefully in its entirety.

        Concurrently with the signing of the merger agreement, Nestle entered into the voting agreement with T. Gary Rogers, chairman of the board of the Dreyer's board of directors and chief executive officer of Dreyer's, and his wife, Kathleen T. Rogers, individually and as co-trustees of each of the Rogers Revocable Trust and the Four Rogers Trust, and William F. Cronk, III, a member of the Dreyer's board of directors and current president of Dreyer's, and his wife, Janet M. Cronk, individually and as co-trustees of the Cronk Revocable Trust, which we refer to collectively as the "Rogers and Cronk stockholders." As of June 16, 2002, the Rogers and Cronk stockholders beneficially owned shares of Dreyer's common stock representing approximately 16% of the voting power of Dreyer's common stock.

        Under the voting agreement, the Rogers and Cronk stockholders have agreed to vote their shares of Dreyer's common stock in favor of the approval and adoption of the merger agreement and approval of the transactions contemplated by the merger agreement and against any business combination proposal or any other action, proposal, transaction or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Dreyer's contained in the merger agreement or of any Rogers and Cronk stockholder contained in the voting agreement. The Rogers and Cronk stockholders also have agreed to vote their Dreyer's common stock against the following actions or proposals, other than the transactions contemplated by the merger agreement, except with the written consent of Nestle:


        - any business combination proposal (as described under "The Merger Agreement -- No-Solicitation" beginning on page 73);


        - any change in the persons who constitute the Dreyer's board of directors that is not approved in advance by at least a majority of the persons who were members of the Dreyer's board of directors on June 16, 2002 (or their successors who were so approved);

        - any material change in the capitalization of Dreyer's or any amendment of the Dreyer's certificate of incorporation or the Dreyer's by-laws;

        - any material change in the Dreyer's corporate structure or business;
          or

        - any other action or proposal involving Dreyer's or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions.

        The voting agreement does not limit or affect any actions taken by any Rogers and Cronk stockholder solely in the stockholder's capacity as a member of the Dreyer's board of directors or as an officer of Dreyer's. The Rogers and Cronk stockholders have given Nestle an irrevocable proxy to vote their shares of Dreyer's common stock on the matters set forth above.

        Under the voting agreement, the Rogers and Cronk stockholders have agreed not to transfer any of their shares of Dreyer's common stock until the termination of the voting agreement.

        The Rogers and Cronk stockholders also have agreed:

        - not to, or act in concert with any person to, participate in a solicitation of proxies or powers of attorney or similar rights to vote, or seek to advise or influence any person with respect to the voting of, any shares of Dreyer's common stock in connection with any vote or other action on any matter related to a business combination proposal, other than to recommend that Dreyer's stockholders vote in favor of the approval and adoption of the merger agreement;

        - not to, or act in concert with any person to, deposit any shares of Dreyer's common stock in a voting trust or subject any shares of Dreyer's common stock to any arrangement with any person with respect to the voting of the shares of Dreyer's common stock, except as permitted by the voting agreement; and

        - not to take any action in contravention of, or that could reasonably be deemed to be in contravention of, the no-solicitation provisions imposed upon Dreyer's as set forth in the merger agreement.

        The voting agreement will terminate upon the earliest to occur of:

        - the mutual consent of Nestle and the Rogers and Cronk stockholders;

        - the date following the conclusion of the special meeting; and

        - the date the merger agreement is terminated under its terms.


        Under the terms of the voting agreement, the right of first refusal agreements, as discussed in "The Transactions -- Contracts, Arrangements, Understandings or Relationships between Dreyer's and Nestle" beginning on page 61, will terminate as of the completion of the transactions.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS


        The following table sets forth information as of December 31, 2002, concerning the beneficial ownership of the Dreyer's common stock by each person (including any "group" as that term is used in Section 13(d)(3) of the Exchange Act who is known to Dreyer's to be the beneficial owner of more than five percent of such class):



                                                   AMOUNT OF BENEFICIAL   PERCENT OF
NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNERSHIP*          CLASS*
------------------------------------               --------------------   ----------
Nestle Holdings, Inc.(1).........................       9,563,016           27.33%
  c/o Nestle USA, Inc.
  800 North Brand Boulevard
  Glendale, California 91203

T. Gary Rogers(2)(4).............................       3,728,808           10.38%
  5929 College Avenue
  Oakland, California 94618

William F. Cronk, III(3)(5)......................       2,548,182            7.02%
  5929 College Avenue
  Oakland, California 94618


---------------
 * The amounts and percentages indicated as beneficially owned were calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act which provides that beneficial ownership of a security is acquired by a person if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of a right such as the exercise of an option or the conversion of a convertible security into common stock. Any securities not outstanding which are subject to options or conversion privileges are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by the person who owns the option or conversion privilege but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.


(1) Nestle Holdings, Inc., a wholly-owned subsidiary of Nestle S.A., has sole voting power and sole investment power with respect to all of these shares; provided, however, that because Nestle and Nestle S.A. have filed a joint statement on Schedule 13D, Nestle S.A. may be deemed to have sole voting power and sole investment power with respect to these shares. The shares listed include 6,000,000 shares purchased from Dreyer's in 1994 and 3,400,000 shares purchased from General Electric Capital Corporation, Trustees of General Electric Pension Trust and GE Investment Private Placement Partners I, Limited Partnership (see "The
    Transactions -- Contracts, Arrangements, Understandings or Relationships between Dreyer's and Nestle"). The shares listed do not include shares subject to the voting agreement entered into by Nestle, Mr. Rogers and Mr. Cronk. See "The Voting Agreement" beginning on page 91.


(2) Included in this number are: (a) options to purchase 203,960 shares of common stock under the Dreyer's Stock Option Plan (1992), which we refer to as the "1992 Plan," exercisable within 60 days; and (b) options to purchase 735,760 shares of common stock under the Dreyer's Stock Option Plan (1993), which we refer to as the "1993 Plan," exercisable within 60 days.

(3) Included in this number are: (a) options to purchase 203,960 shares of common stock under the 1992 Plan exercisable within 60 days; and (b) options to purchase 1,044,300 shares of common stock under the 1993 Plan exercisable within 60 days.


(4) Included in this number are 2,567,072 and 200,000 shares which are held directly by the Rogers Revocable Trust and the Four Rogers Trust, respectively, and for which Mr. Rogers and his wife serve as co-trustees. Mr. Rogers and his wife share the voting and investment power with respect to such shares. Also included in this number are 22,016 shares held in Mr. Rogers' account in the Dreyer's Grand Ice Cream, Inc. Savings Plan, a 401(k) plan. Mr. Rogers has sole investment power but no voting power with respect to such shares.

(5) Included in this number are 1,299,922 shares which are held directly by the Cronk Revocable Trust, for which Mr. Cronk and his wife serve as co-trustees. Mr. Cronk and his wife share the voting and investment power with respect to such shares. Excluded from this number are 84,000 shares held in irrevocable trusts for the benefit of Mr. Cronk's adult sons. Neither Mr. Cronk nor his wife have voting or investment power with respect to these 84,000 shares, and Mr. Cronk and his wife disclaim beneficial ownership of all of the shares held in these irrevocable trusts.

SECURITY OWNERSHIP OF MANAGEMENT


        The following table sets forth information as of December 31, 2002, concerning the beneficial ownership of the Dreyer's common stock by each director of Dreyer's, the chief executive officer and each of the four other most highly compensated executive officers of Dreyer's, and all directors and executive officers of Dreyer's as a group.* Except as otherwise noted, each person has sole voting and sole investment power with respect to the shares shown:



                                                   AMOUNT OF BENEFICIAL   PERCENT OF
NAME OF BENEFICIAL OWNER                               OWNERSHIP**         CLASS**
------------------------                           --------------------   ----------
T. Gary Rogers(1)(2).............................       3,728,808           10.38%

William F. Cronk, III(3)(4)......................       2,548,182            7.03%

Thomas M. Delaplane(5)...........................         303,478             ***

William R. Oldenburg(6)..........................         167,056             ***

Timothy F. Kahn(7)...............................          96,774             ***

Edmund R. Manwell(8).............................          82,000             ***

John W. Larson(8)(9).............................          65,500             ***

Jan L. Booth(10)(11).............................          35,000             ***

Timothy P. Smucker(11)...........................          30,000             ***

M. Steven Langman(11)............................          28,000             ***

Robert A. Helman(12).............................          25,000             ***

Directors and executive officers as a group
  (12 persons)(13)...............................       7,306,618           19.23%


---------------


   * Certain executive officers of New Dreyer's have waived their rights to accelerated vesting of their unvested stock options in conjunction with entering employment agreements with New Dreyer's, which employment agreements are described above under "Interests of Directors and Management of Dreyer's in the Transactions -- Employment Agreements with Executive Officers of New Dreyer's" beginning on page 56.


  ** The amounts and percentages indicated as beneficially owned were calculated pursuant to Rule 13d-3(d)(1) under the Exchange Act which provides that beneficial ownership of a security is acquired by a person if that person has the right to acquire beneficial ownership of such security within 60 days through the exercise of a right such as the exercise of an option or the conversion of a convertible security into common stock. Any securities not outstanding which are subject to options or conversion privileges are deemed outstanding for the purpose of computing the percentage of outstanding securities of the class owned by the person who owns the option or conversion privilege but are not deemed outstanding for the purpose of computing the percentage of the class owned by any other person.

 *** Less than one percent.

 (1) Included in this number are: (a) options to purchase 203,960 shares of common stock under the 1992 Plan exercisable within 60 days; and (b) options to purchase 735,760 shares of common stock under the 1993 Plan exercisable within 60 days.

 (2) Included in this number are 2,567,072 and 200,000 shares which are held directly by the Rogers Revocable Trust and the Four Rogers Trust, respectively, and for which Mr. Rogers and his wife serve as co-trustees. Mr. Rogers and his wife share the voting and investment power with respect to such shares. Also included in this number are 22,016 shares held in Mr. Rogers' account in the Dreyer's Grand Ice Cream, Inc. Savings Plan, a 401(k) plan (Mr. Rogers has sole investment power but no voting power with respect to such shares).


 (3) Included in this number are: (a) options to purchase 203,960 shares of common stock under the 1992 Plan exercisable within 60 days; and (b) options to purchase 1,044,300 shares of common stock under the 1993 Plan exercisable within 60 days.

 (4) Included in this number are 1,299,922 shares which are held directly by the Cronk Revocable Trust for which Mr. Cronk and his wife serve as co-trustees. Mr. Cronk and his wife share the voting and investment power with respect to such shares. Excluded from this number are 84,000 shares held in irrevocable trusts for the benefit of Mr. Cronk's adult sons. Neither Mr. Cronk nor his wife have voting or investment power with respect to these 84,000 shares, and Mr. Cronk and his wife disclaim beneficial ownership of all of the shares held in these irrevocable trusts.


 (5) Included in this number are: (a) 40,454 shares which are held by Mr. Delaplane and his wife as co-trustees of the Delaplane Family Trust; (b) options to purchase 3,240 shares of common stock under the 1992 Plan exercisable within 60 days; (c) options to purchase 226,260 shares of common stock under the 1993 Plan exercisable within 60 days; (d) 32,954 shares held in Mr. Delaplane's account in the Dreyer's Grand Ice Cream, Inc. Savings Plan, a 401(k) plan (Mr. Delaplane has sole investment power but no voting power with respect to such shares); and (e) 570 shares held in Mr. Delaplane's name.


 (6) Included in this number are: (a) options to purchase 120,980 shares of common stock under the 1993 Plan exercisable within 60 days; and (b) 46,076 shares held by the William R. Oldenburg and Deborah Oldenburg Trust.

 (7) This number represents options to purchase 96,774 shares of common stock under the 1993 Plan exercisable within 60 days.

 (8) Included in this number are options to purchase 34,000 shares of common stock under the 1993 Plan exercisable within 60 days.

 (9) Included in this number are 31,500 shares held directly by trusts for the benefit of Mr. Larson's adult children for which Mr. Larson serves as trustee.

(10) Included in this number are: (a) 4,000 shares held directly by the Herrero/Booth Revocable Trust for which Ms. Booth and her husband serve as co-trustees and share the voting and investment power with respect to such shares; and (b) 3,000 shares held by the Herrero Bros. Inc. Employee Profit Sharing and Retirement Plan & Trust, for which Ms. Booth's husband serves as a co-trustee and is a plan participant. Ms. Booth and her husband disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(11) Included in this number are options to purchase 28,000 shares of common stock under the 1993 Plan exercisable within 60 days.

(12) This number represents options to purchase 25,000 shares of common stock under the 1993 Plan exercisable within 60 days.

(13) Included in this number are: (a) options to purchase 436,554 shares of common stock under the 1992 Plan exercisable within 60 days; and (b) options to purchase 2,571,250 shares of common stock under the 1993 Plan exercisable within 60 days.

      DIRECTORS AND MANAGEMENT OF NEW DREYER'S FOLLOWING THE TRANSACTIONS

DIRECTORS

        The governance agreement provides that, upon the completion of the transactions, the New Dreyer's board of directors will consist of 10 members, with five members being Nestle directors. At the completion of the transactions, we expect that the New Dreyer's board of directors will include T. Gary Rogers, chairman of the Dreyer's board of directors and chief executive officer of Dreyer's, who will serve as chairman of the New Dreyer's board of directors, Peter Brabeck-Letmathe, chief executive officer of Nestle S.A., who will serve as vice chairman of the New Dreyer's board of directors, William F. Cronk, III, a member of the Dreyer's board of directors and current president of Dreyer's, and three independent directors nominated by New Dreyer's (Jan L. Booth, John W. Larson and Timothy P. Smucker, current directors of Dreyer's).


        The following table sets forth information as to the persons who are expected to serve as directors of New Dreyer's upon consummation of the transactions contemplated by the merger agreement.



    NAME AND YEAR
    FIRST BECAME A
 DIRECTOR OF DREYER'S    AGE   BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS AND OTHER INFORMATION
 --------------------    ---   --------------------------------------------------------------------
     Jan L. Booth        52    Private Investor.
      1997
                               From 1988 to 1990, Ms. Booth was self-employed as a business consultant. Ms. Booth served as vice president -- marketing of
                               Dreyer's from 1981 to 1987. Before joining Dreyer's, Ms. Booth was employed by Crown Zellerbach's Consumer Products Division.

William F. Cronk, III    60    President, Dreyer's Grand Ice Cream, Inc.
        1977
                               Mr. Cronk has served on the board of directors since Dreyer's incorporation in 1977. Since April 1981, he has served as Dreyer's president.

    John W. Larson       65    Private Investor.
       1993
                               From 1989 to early 1993, Mr. Larson served as chief operating officer of The Chronicle Publishing Company, a privately-held, diversified media company. From 1984 to 1989, Mr. Larson was a
                               General Partner of J.H. Whitney & Co., a venture capital and buyout firm. Prior to joining J.H. Whitney & Co., Mr. Larson was the managing director of the San Francisco office of McKinsey & Company,
                               Inc.

    T. Gary Rogers       60    Chairman of the Board of Directors and Chief Executive Officer,
       1977                    Dreyer's Grand Ice Cream, Inc.
                               Mr. Rogers has served as the chairman of the board of directors and chief executive officer of Dreyer's since its incorporation in 1977.
                               Mr. Rogers is also a director of Levi Strauss & Company.
  Timothy P. Smucker     58    Chairman and Co-Chief Executive Officer, The J.M. Smucker Company.
        1997
                               Mr. Smucker has been employed by The J.M. Smucker Company, a food products manufacturer, for over 32 years, and has held a variety of positions prior to his appointment as chairman and co-chief executive officer. He has been a director of The J.M. Smucker
                               Company since 1973 and is also a director of Huntington BancShares
                               Incorporated, a regional bank holding company.

        For further details on the roles and responsibilities of Mr. Rogers see "The Transactions -- Interests of Directors and Management of Dreyer's in the Transactions -- Employment Agreements with Executive Officers of New Dreyer's" beginning on page 56. See also "The Transactions -- Interests of Directors and Management of Dreyer's in the Transactions" beginning on page 55.


COMMITTEES OF THE NEW DREYER'S BOARD OF DIRECTORS

 Audit Committee

        The governance agreement provides that the audit committee will consist only of independent directors, except that any director meeting NASD independence standards nominated by Nestle may be added to the audit committee if the independent director is appointed by the affirmative vote of a majority of the directors then serving on the New Dreyer's board of directors.

 Compensation Committee


        The entire New Dreyer's board of directors, excluding directors who are or who have been, in the last five years, officers of New Dreyer's or Dreyer's, will function as the compensation committee.


COMPENSATION OF DIRECTORS

        The directors of New Dreyer's may be paid expenses, if any, for attendance at each meeting of the New Dreyer's board of directors, and will receive compensation for their services as directors of New Dreyer's as will be determined by the New Dreyer's board of directors. Members of the committees of the New Dreyer's board of directors also may be compensated for attending committee meetings.

MANAGEMENT


        Upon completion of the transactions, Mr. Rogers will serve as chairman of the New Dreyer's board of directors and chief executive officer of New Dreyer's. As described in "The Transactions -- Interests of Directors and Management of Dreyer's in the Transactions" beginning on page 55, Dreyer's has entered into an employment agreement with Mr. Rogers that will become effective upon completion of the transactions. Under Mr. Rogers' employment agreement, Mr. Rogers will continue to have authority, duties and responsibilities commensurate in all material respects with those held or exercised by him prior to the transactions. Dreyer's has also entered into employment agreements with the following executive officers: Thomas M. Delaplane, vice president of sales; Timothy F. Kahn, vice president of finance and administration and chief financial officer; William R. Oldenburg, vice president of operations; and J. Tyler Johnston, vice president of marketing, under which these executive officers will continue to serve in their respective capacities as of the date of completion of the transactions. Each employment agreement will go into effect the day the transactions are completed, or, if the transactions are not completed, the day of any other change in control of Dreyer's as defined in the employment agreements, and will be effective for three years after the completion of the transactions or until January 1, 2006, whichever period is longer.

        The following table sets forth information as to the persons who are expected to serve as executive officers of New Dreyer's upon consummation of the transactions contemplated by the merger agreement. There is no family relationship among the following individuals. Additional executive officers of New Dreyer's may be selected from time to time.



    NAME AND YEAR
   FIRST BECAME AN
  EXECUTIVE OFFICER
     OF DREYER'S        AGE   BUSINESS EXPERIENCE DURING THE PAST FIVE YEARS AND OTHER INFORMATION
  -----------------     ---   --------------------------------------------------------------------
   T. Gary Rogers       60    Mr. Rogers has served as the chairman of the board of directors and
        1977                  chief executive officer of Dreyer's since its incorporation in
                              February 1977.

   Timothy F. Kahn      49    Mr. Kahn has served as vice president -- finance and administration
        1998                  and chief financial officer of Dreyer's since March 1998 and as president of New Dreyer's since its formation in June 2002. From
                              1994 through October 1997, Mr. Kahn served in the positions of senior vice president, chief financial officer and vice president for several divisions of PepsiCo, Inc., including Pizza Hut, Inc., and from November 1997 to February 1998 was employed by Tricon,
                              Inc., following PepsiCo's spin-off of Pizza Hut to Tricon.

    Mark LeHocky        48    Mr. LeHocky has served as general counsel of Dreyer's since
        2000                  September 2000 and as secretary of New Dreyer's since its formation in June 2002. From 1988 through September 2000, Mr. LeHocky was a partner in the law firm of Freeland Cooper LeHocky and Hamburg.

 Thomas M. Delaplane    58    Mr. Delaplane has served as vice president -- sales of Dreyer's
        1987                  since May 1987.

  J. Tyler Johnston     49    Mr. Johnston has served as vice president -- marketing of Dreyer's
        1995                  since March 1996. From September 1995 to March 1996, he served as vice president -- new business of Dreyer's. From May 1988 to August
                              1995, he served as Dreyer's director of marketing.

William R. Oldenburg    56    Mr. Oldenburg has served as vice president -- operations of Dreyer's
        1986                  since September 1986.

                                 NICC BUSINESS

GENERAL

        NICC is a leading manufacturer and marketer of frozen dessert products, including ice cream, frozen yogurt, gelato, sorbet and other frozen novelties. NICC's products include Haagen-Dazs(R) ice cream, Drumstick(R) ice cream sundae cones, Carnation(R) ice cream sandwiches, Dole(R) frozen juice bars and Nestle Crunch(R) and Butterfinger(R) ice cream bars. NICC's products are available in all 50 states. NICC's products are sold by NICC and its independent distributors to a variety of retail outlets, including grocery stores, convenience stores, club stores, restaurants, movie theaters, hotels and other retailers. NICC also provides ice cream in bulk to sit-down food service outlets, to Pillsbury for export and to Haagen-Dazs(R) retail shops. Additionally, NICC's frozen novelties are provided to affiliates of Nestle and Pillsbury for export.


        NICC, a Delaware limited liability company, began operations on October 8, 1999 under the name Ice Cream Partners USA, LLC. NICC was created as a 50/50 joint venture between Nestle Prepared Foods and Pillsbury, and is comprised of Nestle's United States frozen dessert business and Pillsbury's United States Haagen-Dazs(R) frozen dessert business, excluding the franchising of Haagen-Dazs(R) retail shops. Effective December 26, 2001, Nestle Prepared Foods acquired the remaining 50% interest in the joint venture that was originally held by Pillsbury. In connection with the acquisition, two Swiss affiliates of Nestle Prepared Foods purchased a 99-year, fully paid-up license for use of the Haagen-Dazs(R) brand in the United States in connection with frozen dessert products, which rights were sublicensed to NICC. See "The
Transactions -- Contracts, Arrangements, Understandings or Relationships between Nestle and NICC or New Dreyer's -- Pillsbury Trademark/Technology and Other Proprietary Information Sublicenses" beginning on page 58. In January 2002, NICC changed its name from Ice Cream Partners USA, LLC to Nestle Ice Cream Company, LLC.



        During 2001 and 2002, NICC acquired several independent ice cream distributors, including Tom Rogers Distributor, Inc., Rock Island Foods, Inc. and Tropic Ice, Inc. These acquired companies distributed frozen dessert products throughout Oregon and southern Washington, northern and southern California, and Florida, respectively.


FROZEN DESSERT INDUSTRY

        The frozen dessert industry includes ice cream, frozen yogurt, sherbet, sorbet, gelato and frozen novelties. The total retail value of the frozen dessert industry has been estimated to be approximately $20 billion in 2001, with ice cream comprising the largest part of the frozen dessert industry. Approximately one-third of consumer expenditures on frozen dessert products are made through grocery stores, and the remainder is made through a wide variety of other outlets, including convenience stores, club stores, drug stores, gas stations, restaurants, hotels and ice cream parlor shops.

PRODUCTS

        NICC's product offerings include both frozen novelties and other ice cream products. NICC's frozen novelties consist of a variety of products under well-known brands including Nestle(R), Haagen-Dazs(R), Dole(R) and Carnation(R). NICC's packaged ice cream products primarily consist of Haagen-Dazs(R) branded products.


        All of the frozen dessert products manufactured and sold by NICC incorporate technology and other intellectual property and/or bear trademarks that are not owned by NICC but are, instead, licensed or sublicensed to NICC by affiliates of Nestle and, to a lesser extent, by other third parties. These trademarks that NICC has licensed or sublicensed from affiliates of Nestle include "Nestle Ice Cream(R)," "Haagen-Dazs(R)," "Bon Bons(R)," "Toll House(R)," "Carnation(R)," "Nestle Crunch(R)," "Push-Up(R)," "Drumstick(R)," "Butterfinger(R)," "Baby Ruth(R)," "Nesquik(R)" and "Sweetarts(TM)." See "The Transactions -- Contracts, Arrangements, Understandings or Relationships between Nestle and NICC or New Dreyer's" beginning on page 58. NICC also manufactures and sells frozen novelties that use the Dole(R) and

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Flintstones(R) trademarks under long term agreements with Dole Food Company,
Inc. and AOL Time Warner, respectively.

        NICC's frozen novelties include sherbet, ice cream, fruit juice and water ice in stick bars, bite-sized pieces, cones, sandwiches, cups and stickless bars. Products in NICC's frozen novelties portfolio include:

        - Nestle Crunch(R), Butterfinger(R), Baby Ruth(R) and Nesquik(R) ice cream bars;

        - Sweetarts(TM) water ice pops;

        - Push-Up(R) frozen treats;

        - Drumstick(R) ice cream sundae cones;

        - Toll House(R), Carnation(R) and Tandem(R) ice cream sandwiches;

        - Bon Bons(R) ice cream treats;

        - Carnation(R) sundae cups;

        - Dole(R) fruit juice bars and chocolate dipped creamy fruit bars; and

        - Haagen-Dazs(R) sorbet, sorbet and frozen yogurt and ice cream bars.

        The Nestle(R) brand is becoming one of the leading names in frozen novelties sold in both grocery and non-grocery retail stores. Nestle(R) branded frozen novelties have a history of innovation. Drumstick(R) ice cream sundae cones are the original ice cream sundae cones, first introduced 74 years ago. Bon Bons(R) ice cream treats are the first national bite-sized frozen novelty. Dole(R) branded frozen novelties are offered in seven flavors and three different forms. Dole(R) fruit juice bars are among the best selling fruit juice bars in grocery and convenience stores.

        NICC's Haagen-Dazs(R) branded products span both frozen novelties and other packaged forms. These products include ice cream, gelato, sorbet and frozen yogurt. NICC also manufactures a low fat ice cream and soft serve frozen yogurt mixes for use in the Haagen-Dazs(R) retail shops. Haagen-Dazs(R) branded products are available in various forms, including single serve cups, half pints, pints, quarts, half gallons, stick bars, stickless bars, ice cream cakes and bulk tubs.

        There are approximately 68 Haagen-Dazs(R) flavors available, including bulk products and limited edition pints. Examples of some well-known Haagen-Dazs(R) ice cream flavors include Vanilla Swiss Almond, Butter Pecan and Dulce De Leche. The special limited edition pints feature new flavors and returning seasonal favorites. There is a variety of flavors in other Haagen-Dazs(R) products as well, including Orchard Peach sorbet, Vanilla Raspberry Swirl frozen yogurt and Hazelnut gelato.

        Haagen-Dazs(R) branded products are made with a philosophy of using "kitchen cupboard" ingredients. Sweet cream, skim milk, egg yolks and sugar are used, while preservatives, artificial flavors and colorings are avoided. In addition, vanilla from Madagascar, premium coffee beans from Brazil and Colombia, macadamia nuts from Hawaii, mangoes from India and chocolate from Belgium are used in Haagen-Dazs(R) products.


        NICC regularly introduces new flavors to provide consumers greater variety in their frozen dessert choices. Additionally, NICC's products are periodically renovated. In this way, NICC seeks to extend the life cycle of its products. Product application development in connection with NICC's frozen dessert products is conducted in several manners. NICC develops new product applications in-house at its facility in Bakersfield, California. NICC also engages the services of third-party flavor houses. Under a transition services agreement between an affiliate of Nestle and Pillsbury, Pillsbury provides Haagen-Dazs(R) product research and development services to NICC. See "The Transactions -- Contracts, Arrangements, Understandings or Relationships between Nestle and NICC or New Dreyer's -- Pillsbury/Nestec Ltd. Transition Services Agreement" beginning on page 59. Pillsbury is not required to provide transition services to NICC after December 31, 2002. NICC is currently expanding its product application facility in


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Bakersfield, California, including building a new pilot facility. NICC believes the expanded facility will enhance product application development for both its frozen novelties and other ice cream products.

        NICC plans to introduce new products or flavors in the future. The successful introduction of new products and flavors on a periodic basis is important to NICC's business, financial condition, liquidity and results of operations. The degree of consumer acceptance of any of NICC's new products or flavors is largely dependent on consumer preferences that are difficult to predict. A number of factors influence consumer preferences and their purchasing habits with respect to frozen dessert products, including ingredients, taste, reputation, quality and price. NICC's ability to maintain and increase its current market share will depend on its ability to develop and introduce new products and flavors, as well as on its ability to refresh or enhance existing products and flavors, that satisfy consumer preferences and gain market acceptance. If NICC does not successfully meet these challenges in a timely and cost-effective manner, demand for its products may decrease and this may have a material adverse effect on NICC's business, financial condition, liquidity and results of operations.

        NICC also distributes products for other manufacturers. In 2001, NICC's distribution of products for other manufacturers represented in the aggregate less than 6% of NICC's total net sales. The most significant, in terms of sales, have been for the distribution of:

        - Breyer's(R) branded products of Unilever United States, Inc.;

        - half gallon ice cream, sundae cups and rolls of Friendly Ice Cream Corporation;

        - Tofutti(R) branded cuties and sticks of Tofutti Brands, Inc.;

        - Weight Watchers(R), Welch's(R), Tropicana(R), Eskimo Pie(R), Yoplait(R) and Great American Chilly(R) branded products of Integrated Brands, Inc.;

        - half gallon ice cream and frozen novelties of Dean Foods Company;

        - Guilt Free(R) branded products of Yarnell Ice Cream Co., Inc.;

        - Dolly Madison(R) branded sherbets, ice cream bars, sandwiches, twin ice pops and bars of Calip Dairies, Inc.;

        - Snickers(R), Trix(R) and M&M(R) branded cones or sandwiches of Mars, Incorporated; and

        - Carvel(R) branded ice cream cakes and frozen novelties for Carvel Corporation.

Other than agreements with Friendly Ice Cream Corporation, Integrated Brands, Inc., Calip Dairies, Inc., and Carvel Corporation, NICC does not have written agreements for the distribution of these products. NICC's agreement with Friendly Ice Cream Corporation expires in April 2006, its agreements with Integrated Brands, Inc. and Calip Dairies, Inc. expire in December 2003, and its agreement with Carvel Corporation expires in August 2003.

MARKETING AND ADVERTISING

        Marketing activities for Nestle(R) and Dole(R) branded frozen novelties are directed towards enhancing an image of products for families in metropolitan areas across the United States. Key initiatives include advertising on television, providing freestanding inserts, in-pack and on-pack promotions, in-store advertising, web-based promotions and other public relations activities. An initiative into consumer relationship marketing led to NICC's partnership with Upromise, Inc., in which purchases of NICC's frozen novelties from participating retailers can produce a contribution to a consumer's educational savings fund. Marketing activity is concentrated in the key May through September selling season. From time to time, NICC has jointly promoted its products in the United States with other Nestle food brands.

        NICC's Haagen-Dazs(R) marketing activities are designed to enhance a high quality product image. NICC utilizes targeted print advertising, in-store point of sale and continuity-based consumer promotions to communicate and promote the quality and innovation of Haagen-Dazs(R) branded products. Under the terms of a supply agreement with Pillsbury, NICC contributes funds to Pillsbury to be used for
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marketing, advertising and promotional activities relating to the Haagen-Dazs(R)
retail shops. See "-- Customers" beginning below for more information regarding the supply agreement. In addition, from time to time, NICC coordinates marketing activities with the programs conducted by Pillsbury or franchisees for the Haagen-Dazs(R) retail shops.


        Additional marketing activities include signage, freezer graphics and menu light boxes, additional in-store point of sale and account specific practices. Because Nestle(R), Haagen-Dazs(R) and Dole(R) branded products are merchandised together in NICC freezers, common point of sale materials are often employed.

        NICC also believes that placing its freezers in a wide variety of locations to enhance the overall availability of NICC products is a significant marketing activity to enhance sales. NICC implemented a program to place and stock its freezers that has increased the number of freezer placements by more than 50% from 1999 through the end of 2001. Locations for potential freezer placement include truck stops, military installations, hospitals, marinas, car washes, hotels and resorts, pet stores, movie theaters, businesses, hardware stores, campgrounds, bakeries, video stores, amusement parks, schools, vending machines, restaurants and a wide variety of other locales.

CUSTOMERS

        NICC sells packaged half pints, pints, quarts, half gallons, single-serve containers and frozen novelties through grocery stores, convenience stores and a wide variety of other retail outlets. Approximately 65% of NICC's total net sales are derived from sales to grocery store customers. NICC products are sold either directly to retail distribution outlets or to independent ice cream distributors, which then sell to retailers. NICC also provides ice cream in bulk to sit-down food service outlets, including restaurants, cafeterias and hotels, to Pillsbury for export and to Haagen-Dazs(R) retail shops. Additionally, NICC's frozen novelties are provided to affiliates of Nestle and Pillsbury for export.


        Under NICC's distribution agreement with Dreyer's, NICC appointed Dreyer's as its exclusive distributor of frozen dessert products in Alaska, Colorado and various counties in Washington and Texas with respect to "grocery outlets," including club stores, supercenters, drugstores and grocery stores, as its exclusive distributor of specified Nestle and Dole(R) branded frozen novelty products in Indiana, Wisconsin, Illinois, Missouri, Kansas and various counties of Ohio with respect to "grocery outlets," and as a non-exclusive distributor of frozen dessert products in Alaska, Missouri and various counties in Kansas with respect to non-grocery retail outlets including convenience stores, theme parks, street vending, sports and other special events, schools, theaters and cafeterias. Dreyer's pays NICC for products based on NICC's then-prevailing distributor price list in effect at the time of the shipment of the order. These products are then resold by Dreyer's. See "The Transactions -- Contracts, Arrangements, Understandings or Relationships between Dreyer's and
Nestle -- Distribution Agreement" beginning on page 61. Dreyer's, NICC's largest customer, accounted for approximately 11%, 11%, and 10% of NICC's total net sales for 2000, 2001, and the first nine months of 2002, respectively. Loss of Dreyer's as a customer could have a material adverse effect on NICC.


        Under the terms of a supply agreement between NICC and Pillsbury, NICC produces, packages, supplies and delivers products to Haagen-Dazs(R) retail shops that serve Haagen-Dazs(R) products scooped, dipped or dispensed from a soft serve machine. Haagen-Dazs(R) retail shops are franchised by The Haagen-Dazs Shoppes Company, Inc., which is owned by Pillsbury, a wholly-owned subsidiary of General Mills, Inc. The Haagen-Dazs(R) franchisees are not required to purchase any minimum quantity of products under the supply agreement. NICC is the exclusive supplier to the Haagen-Dazs(R) retail shops. If NICC fails to provide the products or otherwise breaches the supply agreement, Pillsbury has the right to arrange for an alternative supply to the Haagen-Dazs(R) franchisees and affiliates of NICC have agreed to grant a limited license or sublicense to any Nestle technology required to permit a third party to produce the products NICC failed to produce. NICC pays Pillsbury 6% of net sales of the products sold by NICC to the Haagen-Dazs(R) franchisees for the prior year. These payments are used for marketing, advertising and promotional activities that relate to the Haagen-Dazs(R) retail shops. The term of the supply agreement continues indefinitely unless terminated by mutual written consent of the parties.

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        NICC also sells Haagen-Dazs(R) products produced in the United States to affiliates of Pillsbury for sale in overseas markets. Sales to Pillsbury have eroded substantially in the past several years, as Pillsbury has increasingly sourced products from its own overseas production facilities.

DISTRIBUTION

        NICC uses a variety of distribution methods to reach retailer shelves. A majority of NICC's total volume is distributed through company operated or independent direct store delivery distributors. Direct store delivery involves distributor placement of products directly into the retail ice cream cabinet or into on-site freezers owned by NICC or its distributors. The remaining distribution is done through direct shipments to retailer warehouses, limited service distribution or by broad-line foodservice distributors. Dreyer's is NICC's largest independent distributor, accounting for approximately 10% of NICC's total net sales historically.

        NICC personnel distribute products, referred to as "partner brand products," of other frozen dessert producers in some regions. NICC has contracts with Friendly Ice Cream Corporation, Calip Dairies, Inc., Integrated Brands, Inc. and Carvel Corporation for distribution of their products in limited geographical areas. Other partner brand products are distributed by NICC on a purchase order basis. In total, distribution of partner brand products comprised less than 6% of NICC's total net sales during the first nine months of 2002.

        In connection with the expansion of NICC's distribution network, NICC recently acquired three previously independent distributors. On June 8, 2001, NICC acquired the principal assets of Tom Rogers Distributor, Inc., which was NICC's independent distributor in Oregon and southern Washington. On October 26, 2001, NICC acquired the stock of Rock Island Foods, Inc., which was NICC's independent distributor in northern and southern California. On April 5, 2002, NICC acquired the principal assets of Tropic Ice, Inc., which was one of NICC's independent distributors in Florida. NICC has also expanded its distribution network by commencing company operated distribution in new areas. In 2001, NICC began company operated distribution in Utah and in 2002, NICC began company operated distribution in Washington.

MANUFACTURING

        NICC manufactures its products in three manufacturing facilities:
Bakersfield, California; Tulare, California; and Laurel, Maryland. NICC also has a long-term contract with Wells' Dairy, Inc. for the production of Haagen-Dazs(R) products by Wells' Dairy, Inc. at its facility in Le Mars, Iowa. Wells' Dairy, Inc. produced approximately 16% of NICC's total products by volume in 2001. Additionally, NICC has short term co-packing agreements with Rhino Foods, Kemp's, Ice Cream Specialties, Lawler's Foods, Ltd. and Nestle Canada to produce a number of specialized products, including several Nestle(R) branded frozen novelties and Haagen-Dazs(R) soft serve mix and sorbet bars. During 2001, approximately 3% of NICC's total production by volume was produced under these five co-packing agreements. NICC's total production by volume, including products manufactured through co-packing arrangements, was approximately 178 million liters during 2001.

        NICC has an active program to source raw materials, packaging and equipment needed to support manufacturing of NICC's frozen dessert products. The goal of NICC's review process is to ensure that quality, regulatory and product safety requirements are satisfied prior to approval of any new suppliers.

        Raw material costs, principally dairy ingredients, chocolate, liquid sugar and flavoring components, such as vanilla, comprise the largest component of NICC's cost of production. The cost of dairy ingredients and vanilla have fluctuated significantly over the last three years.

        The primary factor causing volatility in NICC's dairy costs is the price of butter. Although butter is not used by NICC for the preparation of its products, the price of butterfat is linked to the price of butter as traded on the Chicago Mercantile Exchange. As the price of butter trading on the Chicago Mercantile Exchange increases, so does the cost of butterfat, which is a major component of many of the

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dairy ingredients used in the manufacturing of NICC's frozen dessert products.
Because Haagen-Dazs(R) ice cream products contain high amounts of butterfat and low levels of added air, which is described as "overrun," the cost fluctuations have been more significant for NICC than competitors that produce ice cream with lower amounts of butterfat or higher levels of overrun. The butter market on the Chicago Mercantile Exchange is inherently volatile. The Chicago Mercantile Exchange butter market is characterized by low trading volumes and a limited number of participants. Because of the low trading volume, large seasonal price fluctuations can occur. NICC believes that the general trend of volatility in dairy ingredient commodity costs may continue. The available futures markets for butter are still in the early stages of development and, even if NICC were to participate in such markets, they do not have sufficient liquidity to provide a hedge for any more than a very limited amount of NICC's requirements.

        In 2001, butterfat costs rose an average of $0.80 per pound. During 2001, dairy raw material costs increased by approximately $19 million as compared to 2000. During the first nine months of 2002, dairy raw material costs have been approximately 20% lower than during the comparable period in 2001. NICC has entered into two agreements in an attempt to reduce the impact of the volatility of dairy ingredient costs in 2002. Despite efforts to mitigate this risk, commodity price volatility still has the potential to materially and negatively affect NICC's business, financial condition, results of operations or liquidity.

        Vanilla is another significant component of the raw materials used to manufacture NICC's products. During the spring of 2000, Cyclone Hudah struck Madagascar, which damaged and significantly reduced the vanilla crop that would be used by manufacturers in 2001. Due to this reduction in the supply of vanilla from Madagascar, worldwide prices of vanilla have increased from approximately $5.00 per pound in 2000 to approximately $22.00 per pound in 2002. NICC's total cost impact from the cyclone's effect on vanilla prices will be higher in 2002 than 2001, in part because NICC had purchased much of its vanilla requirements for 2001 before the price increases.

        Nestle(R) branded frozen novelties were reformulated at the end of 2001 to use both natural and artificial vanilla, after research showed the new formulation was preferred by consumers. No vanilla ingredient changes were made to Haagen-Dazs(R) branded products, which use only Madagascar vanilla, maintaining NICC's commitment to the use of natural ingredients when possible in manufacturing Haagen-Dazs(R) products. NICC has entered into two volume-based supply contracts with suppliers of Madagascar vanilla. These supply contracts generally provide for the supply of one calendar year's volume of vanilla at a fixed price.

        Although NICC has sought to compensate for the increased cost of raw materials through product price increases, the frozen dessert industry is highly competitive and there can be no guarantee that NICC will be able to raise prices to levels sufficient to offset increased costs of raw materials. Also, price increases on NICC's frozen dessert products negatively affect sales volume. In 2001, NICC implemented a number of price increases on some of its products. These price increases only partially offset the increased costs of raw materials. The competitive environment of the frozen dessert industry, the inability to raise prices enough to completely offset the increased cost of raw materials and the negative impacts of price increases on sales all combined to negatively influence NICC's results of operations in 2001. NICC cannot predict the cost of raw materials in the future, and additional increases in the cost of raw materials such as butterfat and vanilla could have a material adverse effect on NICC's business, financial condition, liquidity and results of operations.

        Other cost increases, such as fruit, packaging materials, labor and general and administrative costs, may affect the profitability of NICC's frozen dessert business. While the cost of raw materials has increased, NICC has not experienced a shortage of raw materials in the past and generally has good relationships with its suppliers.

COMPETITION

        NICC's frozen dessert products compete primarily on the basis of quality, flavor, price and product image. The frozen dessert industry is fragmented and highly competitive and competitors include
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full line dairies, major grocery chains, diversified food companies and independent frozen dessert processors. Key competitors of NICC include Unilever, Dean Foods Company, Mars Incorporated, National Dairy Holdings, Cool Brands International, ConAgra Foods, Blue Bell Creameries, Wells' Dairy, Inc., Safeway, The Kroger Company and a wide variety of regional brands and private label products. Unilever is the largest player with a portfolio of brands that includes Breyer's(R), Ben & Jerry's(R), Good Humor(R), Klondike(R) and Popsicle(R). Safeway, an example of a significant private label competitor, introduced a line of super premium products under the label Safeway Great Escapes in 2001.

        NICC expects strong competition in the industry to continue. Frozen dessert manufacturing involves readily available and widely known technology. Producers are capable of manufacturing and marketing a wide range of frozen dessert products at varying levels of quality. Market entry and expansion are relatively easy and occur regularly. NICC's products compete with a vast array of other available frozen and non-frozen dessert and snack products in response to relative changes in pricing, promotions, quality and nutritional perception. There has been significant flavor and packaging innovation in many competitive categories that put pressure on NICC to provide consumers with relevant, new competitive offerings. Significant product volume is sold on promotion as many consumers buy products on impulse. Thus, increasing product availability and freezer placements are important competitive initiatives for NICC. Moreover, refreshment of product lines with innovative flavors and novelties characterizes the competitive environment in which NICC operates. The success of innovation initiatives depends upon customer and consumer acceptance. NICC expects that new innovative and renovated products and flavors will continue to be important to its business in the future, but there can be no assurance that any new or renovated products will gain consumer acceptance.

SEASONALITY

        The frozen dessert industry is characterized by seasonal demand, and therefore NICC's business is highly seasonal. NICC's sales are highest during the spring and summer months when demand is greatest due to the warmer weather throughout the United States and when there are generally higher levels of promotional activity. During the same period, sales of new products, which traditionally are launched during the first part of the year, are typically higher. NICC typically experiences the lowest sales volume in the fall and winter months. Annual sales can be adversely affected by unseasonably cool weather during the summer months. Sales of NICC's frozen novelties are typically about 200% higher during the summer months than during the winter months, and sales of NICC's packaged ice cream are typically about 35% higher during the summer months than during the winter months.

REGULATION

        NICC is subject to regulation by various governmental agencies, including the United States Food and Drug Administration, the United States Department of Transportation, the Bureau of Alcohol, Tobacco and Firearms and various local health, agriculture and transportation regulatory authorities. Many of these agencies and authorities require NICC to maintain licenses in connection with its manufacturing, distributing and selling activities. NICC is also subject to a Decision and Order, dated June 7, 1995, by the FTC, which requires Haagen-Dazs to cease and desist from misrepresenting the existence or amount of fat, saturated fat, cholesterol or calories in any frozen dessert product.

        The Food and Drug Administration has recently indicated that it intends to issue new labeling regulations in 2003 for nutritional labeling requirements regarding trans fatty acids. Other governmental agencies may also promulgate new regulations or rules that may create new requirements or restrictions affecting NICC's business or operations. NICC is not aware of any pending or new legislation, regulations or rules that it expects is reasonably likely to have a material adverse effect on its business or operations.

        In addition, NICC must comply with federal and state environmental regulations relating to air and water quality, waste management and other environmental matters. NICC believes that it is in material compliance with all material operational permits relating to environmental regulations.

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INTELLECTUAL PROPERTY


        All of the frozen dessert products manufactured and sold by NICC incorporate technology and other intellectual property and/or bear trademarks that are not owned by NICC but are, instead, licensed or sublicensed to NICC by affiliates of Nestle and, to a lesser extent, by other third parties. NICC does not own the Nestle(R), Haagen-Dazs(R), Dole(R), Carnation(R) or Flintstones(R) trademarks, brands or related intellectual property and its use of such trademarks, brands and other intellectual property is restricted by the terms and conditions of licenses and sublicenses granted to NICC. See "The Transactions -- Contracts, Arrangements, Understandings or Relationships between Nestle and NICC or New Dreyer's" beginning on page 58 for a description of the licenses and sublicenses granted to NICC relating to the use of the Nestle(R) and Haagen-Dazs(R) brands and intellectual property. The licensing and sublicensing of trademarks to NICC, especially relating to Nestle(R) or Haagen-Dazs(R) trademarks, brands or related intellectual property, are central to the business of NICC.


EMPLOYEES


        As of January 10, 2003, NICC employed approximately 2,128 employees. As of January 10, 2003, approximately an additional approximately 131 workers were engaged through outside temporary agencies at NICC's manufacturing facilities and administrative offices. Due to the seasonal nature of NICC's frozen dessert business, from late April to August, temporary workers, including those hired by NICC and third-party temporary agencies, are added to supplement NICC's workforce.


        During 2001, a union-organizing effort took place at NICC's Laurel, Maryland manufacturing plant. By a 143-to-35 vote, those employees elected in a National Labor Relations Board election to remain union-free. This election had been requested by the International Brotherhood of Teamsters, Local 730. Sixteen warehouse employees in the Bronx, New York facility are represented by the Milk & Ice Cream Drivers and Employees Union, Local 584. The contract with the Milk & Ice Cream Drivers and Employees Union, Local 584 expires April 30, 2004. NICC believes its relationships with employees historically have been good. NICC has never experienced a strike or work stoppage by any of its employees.

PROPERTIES

        NICC's headquarters are located at 12647 Alcosta Boulevard, Suite 300, San Ramon, California. The headquarters' buildings include 21,333 square feet of office space utilized by NICC. NICC leases the headquarters pursuant to a sublease agreement that expires in March 2004.


        NICC manufactures its products in three manufacturing facilities, which are located in Bakersfield, California; Tulare, California; and Laurel, Maryland. NICC owns each of these manufacturing facilities. Frozen novelties are produced at both the Bakersfield and Laurel facilities. Haagen-Dazs(R) branded ice cream products are produced at the Tulare facility.


        The facility in Tulare is comprised of three buildings with approximately 145,536 square feet, of which approximately 121,136 square feet are used for production, approximately 14,200 square feet are used for both warehousing and office space and approximately 10,200 square feet are used solely for warehousing. The facility in Laurel has approximately 107,800 square feet, of which approximately 61,050 square feet are used for production, approximately 32,250 square feet are used for warehousing and approximately 14,500 square feet are used for office space. The facility in Bakersfield has approximately 249,000 square feet, of which approximately 140,500 square feet are used for production, approximately 77,000 square feet are used for warehousing and approximately 31,500 square feet are used for office space.

        NICC also owns or leases various other facilities, including a number of warehouse facilities, distribution centers, storage spaces for trucks and ice cream products and sales offices. One of these facilities includes a 24,779 square foot office space in Bakersfield, California that is used by NICC primarily for accounting, informational services and supply chain functions. NICC leases this office space under a lease that expires in May 1, 2005. Other than NICC's headquarters, the three manufacturing

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facilities and the Bakersfield leased office space, no facilities are critical to NICC's business and operations.

        NICC believes that its facilities together with its arrangements with third-party manufacturers, such as Wells' Dairy, Inc., are adequate to meet its current requirements and have capacity for increased product production. However, the addition of new products to its frozen dessert business likely will require NICC from time to time to either obtain additional equipment or make additional arrangements with third-party manufacturers.

LEGAL PROCEEDINGS

        NICC from time to time becomes involved in legal claims and litigation. NICC does not believe the resolution of litigation currently pending against NICC is likely to have a material adverse effect on NICC's business, financial position or results of operations.

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                   DESCRIPTION OF NEW DREYER'S CAPITAL STOCK


        The following is a summary of the material terms of New Dreyer's capital stock. Because it is only a summary, it may not contain all of the information that may be important to you. Accordingly, you should read the more detailed provisions of the New Dreyer's amended and restated certificate of incorporation attached as Annex C to this proxy statement/prospectus and the New Dreyer's amended and restated by-laws attached as Annex D to this proxy/prospectus carefully in their entirety, as well as applicable Delaware law. See "Comparison of Stockholder Rights and Governance Matters" beginning on page 132.



        At or immediately prior to completion of the transactions, the New Dreyer's certificate of incorporation will be amended to become the New Dreyer's amended and restated certificate of incorporation. Article Fifth of the New Dreyer's amended and restated certificate of incorporation sets forth the rights, preferences, powers and restrictions of New Dreyer's class A callable puttable common stock and New Dreyer's class B common stock, and also sets forth the terms and conditions under which New Dreyer's class A callable puttable common stock may be redeemed by New Dreyer's under the put right or call right. You also should review the summary of the governance agreement and read the governance agreement carefully in its entirety for additional information regarding the put right and the call right. See "The Governance Agreement" beginning on page 81.


AUTHORIZED SHARES

        Effective upon the completion of the transactions and the effectiveness of the New Dreyer's amended and restated certificate of incorporation, New Dreyer's authorized capital stock will consist of 128,224,979 shares, consisting of 31,830,332 shares of New Dreyer's class A callable puttable common stock, par value $0.01 per share, and 96,394,647 shares of New Dreyer's class B common stock, par value $0.01 per share. No New Dreyer's preferred stock will be authorized.

VOTING RIGHTS

 Generally

        Unless otherwise provided for in the New Dreyer's amended and restated certificate of incorporation or required by applicable law, on all matters submitted to New Dreyer's stockholders for vote, New Dreyer's class A callable puttable common stockholders and New Dreyer's class B common stockholders will be entitled to one vote per share, voting together as a single class.

 Class A Voting Rights


        In addition to any other vote required by law, prior to July 1, 2007, the affirmative vote of the holders of a majority of the outstanding shares of New Dreyer's class A callable puttable common stock, other than shares of New Dreyer's class A callable puttable common stock held by Nestle and its affiliates, will be required to approve any merger (other than a short form merger of New Dreyer's with Nestle or another affiliate of Nestle S.A. as described in the governance agreement), consolidation, or combination (except on the conversion date described below or in connection with the put right, the call right or any New Dreyer's class A callable puttable common stock that Nestle or its affiliates may elect to purchase under the governance agreement) in which shares of New Dreyer's class A callable puttable common stock are to be exchanged for or changed into any other stock or securities, cash and/or other property. Unless previously called for redemption, the date on which shares of New Dreyer's class A callable puttable common stock will convert into shares of New Dreyer's class B common stock either will be the close of business on June 30, 2007, or the date on which Nestle and its affiliates own at least 90% of the issued and outstanding New Dreyer's voting stock. See "-- Conversion" on page 116.

 Class B Voting Rights

        Prior to July 1, 2007, in addition to any other vote required by law, if the then-serving continuing Nestle directors constitute less than 50% of the total authorized number of directors of New Dreyer's, the affirmative vote of the holders of a majority of the outstanding shares of New Dreyer's class B common stock will be required to approve or authorize New Dreyer's to take any of the following actions:

        - any acquisition of any business or assets that would constitute a substantial portion of the business or assets of New Dreyer's and its subsidiaries, whether by merger, consolidation or stock or asset purchase, other than in the ordinary course of business;

        - any disposition of all or a substantial portion of the business or assets of New Dreyer's and its subsidiaries, whether by sale, lease, license, transfer or other means of disposal, other than in the ordinary course of business;

        - any issuance of securities, including debt, options, warrants and other convertible securities, or other capital stock of New Dreyer's or its subsidiaries, other than issuances of stock based on stock options outstanding on June 16, 2002;

        - execution of any joint venture or partnership arrangements involving New Dreyer's or its subsidiaries;

        - any amendment to the New Dreyer's amended and restated certificate of incorporation or the New Dreyer's amended and restated by-laws, whether by merger, consolidation or otherwise;

        - declaration or payment of any dividends or other distributions with respect to any New Dreyer's capital stock;

        - declaration of bankruptcy or institution of any proceeding for the winding-up, reorganization or dissolution of New Dreyer's;

        - termination of certain key executives of New Dreyer's;

        - adoption, approval, termination of any employee benefit plan, individual or group employee retirement plan or other welfare benefit plan or policy of New Dreyer's or any of its subsidiaries;

        - any modifications to any employee benefit plan, individual or group employee retirement plan or other welfare benefit plan or policy of New Dreyer's or any of its subsidiaries, other than changes or replacements of employee welfare plans that do not increase New Dreyer's anticipated annual expenses as compared to expenses under the plan to be modified or replaced, by more than $5 million;

        - removal or change of the New Dreyer's certified public accountants or material change in accounting procedures or principles;

        - approval of long-term plans, including entering into new lines of business outside of the frozen dessert business, and annual business plans of New Dreyer's and its subsidiaries;

        - approval of material transactions between New Dreyer's or its subsidiaries, on the one hand, and any director or officer of New Dreyer's, or an affiliate of a director or officer of New Dreyer's, on the other hand;

        - entering by New Dreyer's or any of its subsidiaries into long-term agreements or extensions or renewals of existing long-term agreements that are not terminable with 90 business days' notice after June 30, 2007, involving, in the reasonable judgment of management of New Dreyer's, aggregate payments in excess of $25 million;

        - exercise of the right of first refusal under the supply agreement dated October 8, 1999, entered into by Pillsbury and NICC;

        - determination to own or operate or franchise any new ice cream shops by New Dreyer's or any of its subsidiaries;

        - use of Nestle brands or trademarks on new products by New Dreyer's or any of its subsidiaries;

        - material change in insurance coverage, risk management, policies or standards or policies relating to manufacturing, safety or health of New Dreyer's or its subsidiaries;

        - settlement of any claim, suit, action, case or proceeding involving either:

         - a payment by New Dreyer's or its subsidiaries in excess of $7.5 million, after taking into account insurance proceeds payable in connection with the settlement to New Dreyer's; or

         - injunctive relief against New Dreyer's or any of its subsidiaries;

        - execution of leases or contracts by New Dreyer's or any of its subsidiaries outside the ordinary course of business involving aggregate payments in excess of $10 million;

        - entry into any noncompetition agreement or other agreement by New Dreyer's or any of its subsidiaries that purports to apply to or be binding on Nestle or any affiliates of Nestle, other than noncompetition agreements entered into in the ordinary course of business relating solely to the frozen dessert business of New Dreyer's and its subsidiaries within the territory of the United States so long as the noncompetition agreement would not cover or purport to cover the food service business of Nestle or its affiliates;

        - any determination of a condition of disability of certain key executives of New Dreyer's;

        - any increase in, material amendment to, or replacement of New Dreyer's existing revolving line of credit;

        - any incurrence of other indebtedness for borrowed money of more than $5 million individually or more than $25 million in the aggregate; and

        - any capital expenditures by New Dreyer's or any of its subsidiaries in excess of 115% of the capital expenditures specified in the then-applicable annual plan.

When we refer to "substantial portion," we mean a portion of the business or assets of New Dreyer's accounting for 10% of the consolidated total assets or revenues of New Dreyer's and its consolidated subsidiaries as reflected in the audited financial statements for and as of the most recently completed fiscal year.

THE PUT RIGHT GENERALLY


        Except as described in this section and under "-- Conditions to New Dreyer's Obligations" beginning on page 115 or as prohibited by applicable law, each New Dreyer's class A callable puttable common stockholder will have the option to require New Dreyer's to redeem out of legally available funds all or part of New Dreyer's class A callable puttable common stock held by the holder at a price of $83.00 per share during each of the following periods:


        - the period beginning on December 1, 2005 and ending on January 13, 2006; and

        - the period beginning on April 3, 2006 and ending on May 12, 2006.


        See "-- Triggering Event" beginning on page 113 for a discussion of how New Dreyer's would be relieved of the payment obligation in the event of a triggering event.


        On the first day of each put period, New Dreyer's will be required to mail:

        - to each New Dreyer's class A callable puttable common stockholder, a put notification; and

        - to each holder of a stock option to purchase shares of New Dreyer's class A callable puttable common stock, a form of put notice to be used in exercising the put right.

Additionally, New Dreyer's will be required to give a notice similar to the put notification in a newspaper of general circulation in the State of New York, City of New York, on the first day of each put period. The New Dreyer's board of directors may fix a record date for determination of New Dreyer's class A callable puttable common stockholders entitled to be given the put notification, but the record date may not be more than five days prior to the date of the put notice.

 First Put Period

        With respect to the first put period, no later than January 2, 2006, New Dreyer's will be required to deposit with the depositary funds sufficient to pay the put price for all shares of New Dreyer's class A callable puttable common stock with respect to which a put right has been exercised during the period beginning on December 1, 2005 and ending on or prior to December 30, 2005.


        Except as described under "-- The Put Right Generally" beginning on page 110 and "-- Conditions to New Dreyer's Obligations" beginning on page 115, each New Dreyer's class A callable puttable common stockholder that has:


        - properly exercised the put right on or prior to December 30, 2005; and

        - surrendered shares of New Dreyer's class A callable puttable common stock with respect to which the put right has been exercised during the period beginning on December 1, 2005 and ending on or prior to December 30, 2005;

will be paid promptly, after January 1, 2006, but not later than two business days after January 1, 2006.


        With respect to the first put period, during the 10-business-day period after December 30, 2005, New Dreyer's will be required to daily, but no more than once daily, on an as-needed basis, deposit with the depositary funds sufficient to pay the put price for all shares of New Dreyer's class A callable puttable common stock with respect to which the put right has been exercised.



        Except as described above under "-- Conditions to New Dreyer's Obligations" beginning on page 115, each New Dreyer's class A callable puttable common stockholder that has:



        - properly exercised the put right during the 10-business-day period after December 30, 2005; and


        - surrendered shares of New Dreyer's class A callable puttable common stock with respect to which the put right has been exercised;

will be paid promptly upon the surrender of shares of New Dreyer's class A callable puttable common stock.

 Second Put Period

        With respect to the second put period, no later than May 1, 2006, New Dreyer's will be required to deposit with the depositary funds sufficient to pay the put price for all shares of New Dreyer's class A callable puttable common stock with respect to which the put right has been exercised during the period beginning on April 3, 2006 and ending on or prior to April 28, 2006.


        Except as described under "-- Conditions to New Dreyer's Obligations" beginning on page 115, each New Dreyer's class A callable puttable common stockholder that has:


        - properly exercised the put right on or prior to April 28, 2006; and

        - surrendered shares of New Dreyer's class A callable puttable common stock with respect to which the put right has been exercised during the period beginning on April 3, 2006 and ending on or prior to April 28, 2006;

will be paid promptly after May 1, 2006, but not later than two business days after May 1, 2006.

        With respect to the second put period, during the 10-business-day period after April 28, 2006, New Dreyer's will be required to daily, but no more than once daily, on an as-needed basis, deposit with the depositary funds sufficient to pay the put price for all shares of New Dreyer's class A callable puttable common stock with respect to which the put right has been exercised.



        Except as described above and under "-- Conditions to New Dreyer's Obligations" beginning on page 115, each New Dreyer's class A callable puttable common stockholder that has:



        - properly exercised the put right during the 10-business-day period after April 28, 2006; and


        - surrendered shares of New Dreyer's class A callable puttable common stock with respect to which the put right has been exercised;

will be paid promptly upon the surrender of shares of New Dreyer's class A callable puttable common stock.

        If less than all of the shares of New Dreyer's class A callable puttable common stock represented by a stock certificate is exercised with respect to the put right, a new stock certificate representing shares of New Dreyer's class A callable puttable common stock as to which the put right was not exercised will be issued to applicable New Dreyer's class A callable puttable common stockholders.

        New Dreyer's may delay the dates to take the actions described above to later dates to the extent necessary to comply with the United States federal securities laws.

THE CALL RIGHT GENERALLY


        Subject to and in accordance with the terms of the governance agreement, during the call period beginning on January 1, 2007 and ending on June 30, 2007, New Dreyer's class A callable puttable common stock may be redeemed out of legally available funds, at the option of New Dreyer's, in whole but not in part, at a price of $88.00 per share. Under the governance agreement, Nestle may cause New Dreyer's to exercise the call right for the redemption of New Dreyer's class A callable puttable common stock by providing New Dreyer's written notice of this request. See "The Governance Agreement -- Redemption and Repurchase of New Dreyer's Class A Callable Puttable Common Stock -- The Call Right" beginning on page 81.


        Under the New Dreyer's amended and restated certificate of incorporation, New Dreyer's is required to provide notice of any proposed redemption to New Dreyer's class A callable puttable common stockholders by mailing a notice to the holders of record of shares of New Dreyer's class A callable puttable common stock 10 to 30 days prior to the date fixed for redemption.

        At least one business day prior to the date of any redemption of any New Dreyer's class A callable puttable common stock under the call right, New Dreyer's will be required to:

        - deposit the aggregate redemption price or triggering event price, whichever is applicable, in each case, together with declared and unpaid dividends up to the redemption date, of the shares of New Dreyer's class A callable puttable common stock to be redeemed with the depositary in trust for payment to New Dreyer's class A callable puttable common stockholders; and

        - deliver irrevocable written instructions authorizing the depositary to apply the deposit solely to the redemption of shares of New Dreyer's class A callable puttable common stock to be redeemed.

        The amount of funds required to be deposited in connection with the call right will be reduced by the aggregate redemption price or triggering event price, whichever is applicable, of any shares of New Dreyer's class A callable puttable common stock deposited by Nestle, if any, in lieu of the funds deposited by New Dreyer's.

        Upon the exercise of the call right, each New Dreyer's class A callable puttable common stockholder will be paid the redemption price or the triggering event price, whichever is applicable, for shares of New Dreyer's class A callable puttable common stock within three business days following the surrender of the stock certificate or stock certificates representing shares of New Dreyer's class A callable puttable common stock to the depositary, together with a properly executed letter of transmittal covering shares of New Dreyer's class A callable puttable common stock.

        After New Dreyer's gives the call notification or the depositary has been irrevocably authorized by New Dreyer's to give the call notification, if New Dreyer's deposits the redemption price or the triggering event price, whichever is applicable, of shares of New Dreyer's class A callable puttable common stock being redeemed, then:

        - all of the shares of New Dreyer's class A callable puttable common stock for which the deposit has been made under exercise of the call right will not be deemed outstanding for any purpose, regardless of whether or not the date fixed for redemption has occurred or the stock certificates for the shares of New Dreyer's class A callable puttable common stock have been surrendered for cancellation; and

        - all rights with respect to shares of New Dreyer's class A callable puttable common stock will cease and terminate, except the right to receive on the redemption date, the redemption price or the triggering event price, whichever is applicable, to which the stockholders are entitled, without interest.

TRIGGERING EVENT

        Notwithstanding the foregoing, upon the occurrence of a triggering event:

        - New Dreyer's immediately will be relieved of its redemption obligations in respect of any put right; and

        - shares of New Dreyer's class A callable puttable common stock will not be redeemable under the put right, regardless of the proper exercise of the put right prior to the triggering event.

        The term "triggering event" means either a substantial adverse change determination or an insolvency event as described below.


        The term "substantial adverse change determination" means the good faith determination by the New Dreyer's independent directors, in their sole discretion, after consulting with financial and legal experts of national standing, made prior to January 1, 2007, that there has been a substantial adverse change in the business viability or financial viability of New Dreyer's and its subsidiaries, taken as a whole, since the completion of the transactions. See "The Governance Agreement -- Categories of Directors" on page 85 for a discussion of the independent directors whom we refer to as independent directors.


        The term "insolvency event" means the occurrence of any of the following events:

        - the filing by New Dreyer's of a voluntary petition in bankruptcy, or seeking a reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Code, or under any United States federal or state law granting relief to debtors;

        - the filing or commencement of any involuntary petition or proceeding under the Bankruptcy Code or any other applicable United States federal or state law relating to bankruptcy, reorganization or other relief for debtors against New Dreyer's that is not dismissed within 30 days;

        - the filing by New Dreyer's of an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or

        - the adjudication of New Dreyer's as bankrupt, or the entry of an order for relief against New Dreyer's by any court of competent jurisdiction under the Bankruptcy Code or any other applicable United States federal or state law relating to bankruptcy, reorganization or other relief for debtors.

        If a triggering event occurs prior to January 1, 2007, New Dreyer's will be required to redeem out of legally available funds shares of New Dreyer's class A callable puttable common stock, in whole but not in part. The redemption price per share of New Dreyer's class A callable puttable common stock will be equal to the put price of $83.00 per share if a triggering event occurs after January 1, 2006 and prior to January 1, 2007. However, if a triggering event occurs prior to January 1, 2006, the redemption price per share of New Dreyer's class A callable puttable common stock will be the triggering event price, which is equal to the put price of $83.00 per share discounted at the rate of 4.6% per annum based on a 365-day year for the period beginning on the date of the triggering event and ending on January 1, 2006. This means that, if a triggering event occurs prior to January 1, 2006, the redemption price per share of New Dreyer's class A callable puttable common stock would be less than the put price of $83.00 per share. Examples of what the triggering event price would be if a triggering event occurred at the end of each quarter beginning after January 1, 2003 are summarized in the table below. You should understand, however, that a triggering event may occur on any date after the completion of the transactions and prior to January 1, 2007, and not just on the specific dates contained in the table below.

                                                              TRIGGERING
TRIGGERING EVENT DATE                                         EVENT PRICE
---------------------                                         -----------
March 31, 2003..............................................    $73.32
June 30, 2003...............................................    $74.15
September 30, 2003..........................................    $75.00
December 31, 2003...........................................    $75.85
March 31, 2004..............................................    $76.70
June 30, 2004...............................................    $77.56
September 30, 2004..........................................    $78.45
December 31, 2004...........................................    $79.34
March 31, 2005..............................................    $80.22
June 30, 2005...............................................    $81.13
September 30, 2005..........................................    $82.05
December 31, 2005...........................................    $82.99
January 1, 2006 through December 31, 2006...................    $83.00


        Notwithstanding the foregoing, in a bankruptcy or similar proceedings involving New Dreyer's or in a claim involving fraudulent conveyance, New Dreyer's may not be able to redeem shares of New Dreyer's class A callable puttable common stock and pay the triggering event price. See the first risk factor on page 21 included in "Risk Factors Relating to the Transactions" for a more detailed discussion of this risk. Additionally, the redemption of shares of New Dreyer's class A callable puttable common stock under the call right is conditioned upon the funding by Nestle or Nestle S.A. of the aggregate amounts necessary to redeem shares of New Dreyer's class A callable puttable common stock. See "-- Conditions to New Dreyer's Obligations" on page 115.


ADJUSTMENTS

        If New Dreyer's effects a subdivision or combination of New Dreyer's class A callable puttable common stock, whether by reclassification or otherwise, into a greater or lesser number of shares of New Dreyer's class A callable puttable common stock, then the put price, redemption price or the triggering event price, as applicable, will be adjusted by multiplying the put price, redemption price or the triggering event price, as applicable, in effect immediately prior to the event by the ratio of the number of shares of New Dreyer's class A callable puttable common stock outstanding immediately prior to the event to the number of shares of New Dreyer's class A callable puttable common stock outstanding immediately after the event. Additionally, if New Dreyer's pays any dividend on New Dreyer's class A callable puttable common stock payable in New Dreyer's class A callable puttable common stock, then the redemption price or the triggering event price, as applicable, will be adjusted based on this same formula.

CONDITIONS TO NEW DREYER'S OBLIGATIONS

        If the put right is exercised by New Dreyer's class A callable puttable common stockholders, New Dreyer's obligation to redeem New Dreyer's class A callable puttable common stock and pay the put price in respect of shares of New Dreyer's class A callable puttable common stock is conditioned upon New Dreyer's receipt of funds from Nestle or Nestle S.A. in an amount equal to the product of the number of shares of New Dreyer's class A callable puttable common stock with respect to which the put right has been properly exercised multiplied by the put price.

        If the call right is exercised, including in connection with a triggering event, New Dreyer's obligation to redeem New Dreyer's class A callable puttable common stock and pay the redemption price in respect of shares of New Dreyer's class A callable puttable common stock is conditioned upon New Dreyer's receipt of the aggregate redemption price or aggregate triggering event price (if the redemption follows a triggering event) from Nestle or Nestle S.A.


        Under the governance agreement, upon the exercise of the put right or call right, Nestle or Nestle S.A. has agreed to contribute to the depositary the aggregate funds under the put right or call right. However, the governance agreement provides that, rather than funding the aggregate amounts under the put right or call right, Nestle or Nestle S.A. may elect, in these circumstances, to offer to purchase shares of New Dreyer's class A callable puttable common stock directly from New Dreyer's stockholders. See "-- The Put Right Generally" beginning on page 110 and "-- The Call Right Generally" beginning on page 112 for a more detailed discussion.


ENFORCEMENT OF NESTLE'S PERFORMANCE


        Under the governance agreement, New Dreyer's will be required to take the actions as may be necessary to cause the performance of Nestle and Nestle S.A. under the governance agreement. All determinations on behalf of New Dreyer's with respect to Nestle's and Nestle S.A.'s performance under the governance agreement will be made by a majority of non-Nestle directors. See "The Governance Agreement -- Categories of Directors" beginning on page 85 for a discussion of the directors whom we refer to as non-Nestle directors.


SEGREGATION OF FUNDS

        Under the New Dreyer's amended and restated certificate of incorporation and the governance agreement, all funds delivered to the depositary under the put right or call right will:


        - always be held in a segregated account by the depositary, and not be subject to any lien or attachment of any creditor of any person (including, without limitation, the depositary) or entity (see "Risk Factors Relating to the Transactions" beginning on page 20);


        - never, whether in whole or in part, be transferred directly to New Dreyer's or become subject to New Dreyer's control or dominion;

        - not be commingled with any other funds of New Dreyer's or any other person or entity; and

        - be used solely by the depositary for the purposes expressly described in the New Dreyer's amended and restated certificate of incorporation.

        Except for any interest or investment returns on the funds held by the depositary, any and all funds held by the depositary will only be paid to, or, in the case of any withholdings for taxes, on behalf of, New Dreyer's class A callable puttable common stockholders, and no other entity will be paid any portion or all of the funds held by the depositary or have any interest in or rights to these funds.

REDEEMED SHARES

        All shares of New Dreyer's class A callable puttable common stock redeemed by New Dreyer's under the put right or call right will be retired and certificates representing the shares of New Dreyer's class A callable puttable common stock will be canceled promptly after the redemption. No shares of New Dreyer's class A callable puttable common stock will be issued after the date of redemption of New Dreyer's class A callable puttable common stock under the call right.

CONVERSION

        Unless previously called for redemption on or prior to the conversion date, each share of New Dreyer's class A callable puttable common stock outstanding following the conversion date automatically will convert into one share of New Dreyer's class B common stock. As discussed above, the conversion date either will be the close of business on June 30, 2007 or the date on which Nestle and its affiliates own at least 90% of the issued and outstanding New Dreyer's voting stock.

        Notice of the conversion date will be given by mail to the holders of record of shares of New Dreyer's class A callable puttable common stock, 10 to 30 days prior to the conversion date. When requested by any New Dreyer's class A callable puttable common stockholder, New Dreyer's will be required to issue and deliver to the holder, as promptly as practicable after the conversion date, a replacement certificate for the number of shares issuable upon conversion of New Dreyer's class A callable puttable common stock. No shares of New Dreyer's class A callable puttable common stock will be issued after the conversion date.

DIVIDENDS; RECLASSIFICATIONS; MERGERS

        If the New Dreyer's board of directors declares the payment of a dividend or distribution in cash or stock of any corporation (other than New Dreyer's) or New Dreyer's property, New Dreyer's class A callable puttable common stockholders and New Dreyer's class B common stockholders will be entitled to share equally, on a per share basis, in all of these dividends and other distributions. Any dividends or other distributions, if declared by the New Dreyer's board of directors, will be paid out of assets or funds of New Dreyer's that are legally available for the payment of dividends or other distributions.

        However, if the New Dreyer's board of directors declares dividends or other distributions that are payable in New Dreyer's stock, including distributions under stock splits or divisions of New Dreyer's stock, then:

        - only shares of New Dreyer's class B common stock will be paid or distributed with respect to shares of New Dreyer's class B common stock; and

        - only shares of New Dreyer's class A callable puttable common stock will be distributed in an amount per share equal to the amount per share paid or distributed with respect to New Dreyer's class B common stock.

        If any shares of New Dreyer's class A callable puttable common stock or New Dreyer's class B common stock are combined or reclassified, shares of New Dreyer's class A callable puttable common stock or New Dreyer's class B common stock, as applicable, will be combined or reclassified so that the number of shares of New Dreyer's class A callable puttable common stock outstanding immediately following the combination or reclassification will bear the same relationship to the number of shares of New Dreyer's class A callable puttable common stock outstanding immediately prior to the combination or reclassification as the number of shares of New Dreyer's class B common stock outstanding immediately following the combination or reclassification bears to the number of shares of New Dreyer's class B common stock outstanding immediately prior to the combination or reclassification.

        If New Dreyer's enters into any consolidation, merger, combination or other transaction in which shares of New Dreyer's class B common stock are exchanged for or changed into other stock, securities, cash and/or any other property, then each share of New Dreyer's class A callable puttable common stock similarly will be exchanged or changed into an amount per share, equal to the aggregate amount of stock, securities, cash and/or any other property, into which or for which each share of New Dreyer's class B common stock is changed or exchanged. However, any stock received in the exchange may be redeemable on terms no less favorable than the terms upon which New Dreyer's class A callable puttable common stock is redeemable. Additionally, any stock received in the exchange will be subject to terms no less favorable than the terms upon which New Dreyer's class A callable puttable common stock is required to be redeemed by New Dreyer's under the put right.

LEGEND

        Each certificate representing shares of New Dreyer's class A callable puttable common stock will bear the following legend:


        The shares of Class A Callable Puttable Common Stock represented hereby are subject to (i) redemption at the option of the Corporation during the periods, at the prices and on the terms and conditions specified in the Corporation's Certificate of Incorporation, (ii) an option on the part of the holder, under certain circumstances, to require the Corporation to redeem such shares of Class A Callable Puttable Common Stock, at the price and on the terms and conditions specified in the Corporation's Certificate of Incorporation, and (iii) conversion into Class B Common Stock, par value $0.01, of the Corporation on the date specified, and upon the terms and conditions set forth in, such Certificate of Incorporation. After redemption, the shares represented by this certificate shall cease to be outstanding for all purposes and the holder hereof shall be entitled to receive only the redemption price of such shares, without interest. After conversion, this certificate shall represent the shares of Class B Common Stock into which the shares of Class A Callable Puttable Common Stock represented hereby shall have been converted, and this certificate may be exchanged for a new certificate representing such shares of Class B Common Stock.


AMENDMENT TO THE NEW DREYER'S AMENDED AND RESTATED BY-LAWS


        The New Dreyer's board of directors is expressly authorized to make, repeal, alter, amend or rescind the New Dreyer's amended and restated by-laws. However, prior to July 1, 2007, any change to the New Dreyer's amended and restated by-laws, regardless of whether the change is caused by merger, consolidation or otherwise, will require, in addition to any other vote required by law, the affirmative vote of at least a majority of then-serving non-Nestle directors and continuing Nestle directors. See "The Governance Agreement -- Categories of Directors" beginning on page 85 for a discussion of the directors whom we refer to as non-Nestle directors and the directors whom we refer to as continuing Nestle directors.


        Additionally, the New Dreyer's amended and restated certificate of incorporation provides that New Dreyer's stockholders may adopt new by-laws or amend or repeal the existing by-laws. However, prior to July 1, 2007, in addition to any approval required by law or the New Dreyer's amended and restated certificate of incorporation, the affirmative vote of a majority of the voting power of the shares represented at a meeting of New Dreyer's stockholders and entitled to vote at the meeting of New Dreyer's stockholders, other than shares of New Dreyer's voting stock beneficially owned by Nestle and its affiliates, will be required to approve any adoption, amendment or repeal of the New Dreyer's amended and restated by-laws.

AMENDMENT TO THE NEW DREYER'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

        Prior to July 1, 2007, in addition to any affirmative vote required by law or the New Dreyer's restated certificate of incorporation, any amendment of the provisions of the New Dreyer's amended and restated certificate of incorporation, whether by merger, consolidation or otherwise, will require the affirmative vote of:

        - at least a majority of the then-serving non-Nestle directors;

        - at least a majority of the then-serving continuing Nestle directors;
          and

        - the holders of a majority of the voting power of the shares represented at a meeting of New Dreyer's stockholder and entitled to vote at the meeting of New Dreyer's stockholders, other than those shares beneficially owned by Nestle and its affiliates.


See "The Governance Agreement -- Categories of Directors" beginning on page 85 for a discussion of the directors whom we refer to as non-Nestle directors and the directors whom we refer to as continuing Nestle directors.


LIMITATION OF LIABILITY OF DIRECTORS

        A director of New Dreyer's will not be personally liable to New Dreyer's or New Dreyer's stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

        - for any breach of the director's duty of loyalty to New Dreyer's or New Dreyer's stockholders;

        - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

        - under Section 174 of the Delaware General Corporation Law, which we refer to as the "DGCL," which relates to the payment of a dividend or the repurchase or redemption of stock in violation of the DGCL; or

        - for any transaction from which the director derived an improper personal benefit.

        If the DGCL is later amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of New Dreyer's, in addition to the limitation on personal liability provided in the New Dreyer's amended and restated certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of the provisions in the New Dreyer's amended and restated certificate of incorporation by New Dreyer's stockholders relating to the limitation of the liability of directors of New Dreyer's will be prospective only and will not adversely affect any limitation on the personal liability of a director of New Dreyer's existing at the time of the repeal or modification.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION

        The Unaudited Pro Forma Combined Condensed Financial Information set forth below gives effect to the transactions contemplated by the merger agreement as if they had been consummated on September 29, 2002 for purposes of the balance sheet, and on January 1, 2001 for purposes of the statements of operations, subject to the assumptions and adjustments in the accompanying Notes to the Unaudited Pro Forma Combined Condensed Financial Information, which we refer to as the "Notes."


        The pro forma adjustments reflecting the consummation of the transactions contemplated by the merger agreement are based upon the purchase method of accounting in accordance with U.S. GAAP, and upon the assumptions set forth in the Notes herein. This unaudited pro forma combined condensed financial information should be read in conjunction with the financial information appearing under "Summary -- Selected Historical Financial Information" and the historical financial statements of Dreyer's and NICC included in this proxy statement/prospectus and incorporated by reference in this proxy statement/prospectus. See "Where You Can Find More Information" beginning on page 146.


        The pro forma adjustments do not reflect any operating efficiencies or inefficiencies which may result from the transactions contemplated by the merger agreement. Therefore, the Unaudited Pro Forma Combined Condensed Financial Information is not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented or the results that New Dreyer's will experience after the transactions contemplated by the merger agreement are consummated. In addition, the preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this pro forma information. Actual results could differ, perhaps materially, from these estimates and assumptions.

OVERVIEW OF THE ACCOUNTING FOR THE TRANSACTIONS


        The transactions contemplated by the merger agreement will be accounted for as a reverse acquisition under the purchase method of accounting. For this purpose, NICC will be deemed to be the acquirer and Dreyer's will be deemed to be the acquiree. In preparing the Unaudited Pro Forma Combined Condensed Financial Information, a price of $71.02 per Dreyer's common share was assumed, which we refer to as the "Assumed Closing Price." This price equals the closing market price of Dreyer's common stock on the Nasdaq National Market on January 8, 2003, which we refer to as the "Assumed Valuation Date." The actual purchase price of Dreyer's will be calculated based on the actual closing market price of Dreyer's common stock on the Nasdaq National Market on the actual completion date of the transactions contemplated by the merger agreement.


        The Financial Accounting Standards Board Statement of Financial Accounting Standards No. 141, "Accounting for Business Combinations," which we refer to as "SFAS No. 141," requires that the net assets of the acquiree, Dreyer's, be recognized at fair value. However, because Nestle already owns a portion of Dreyer's, 27.4%, which we refer to as the "Initial Nestle Ownership" (calculated as the Nestle-owned shares outstanding divided by the total common shares outstanding on the September 29, 2002 balance sheet date), only the portion of the net assets represented by the shares not already owned by Nestle, 72.6%, which we refer to as the "Non-Nestle Ownership," will be adjusted to fair value. The remaining portion (27.4%) of Dreyer's net assets represented by the Initial Nestle Ownership percentage will be adjusted to reflect Nestle's historical cost as calculated under the equity method of accounting in accordance with U.S. GAAP.

        The purchase price of Dreyer's consists of the following items:


                                                            (DOLLARS IN THOUSANDS)
(1) Non-Nestle Ownership shares at the Assumed Closing
  Price...................................................        $1,798,257
(2) Nestle's equity investment in Dreyer's................           196,208
(3) Fair value of existing vested and unvested stock
    options outstanding...................................           329,247
(4) Nestle's estimated merger transaction expenses........            28,000
                                                                  ----------
                                                                  $2,351,712
                                                                  ==========


---------------


        (1) The Non-Nestle Ownership of Dreyer's common stock (72.6%, or the Non-Nestle owned shares of 25,320,440) at September 29, 2002 multiplied by the Assumed Closing Price of $71.02 at the Assumed Valuation Date of January 8, 2003.



        (2) The Initial Nestle Ownership of Dreyer's common stock (27.4%, or the Nestle owned shares of 9,563,016) as calculated under the equity method of accounting in accordance with accounting principles generally accepted in the United States of America.



        (3) The fair value of the existing vested and unvested stock options is comprised of the following:



                                                     (DOLLARS IN THOUSANDS)
(i)    Fair value of the existing vested stock              $284,105
       options
(ii)   Fair value of the existing unvested stock              45,142
       options
                                                            --------
                                                            $329,247
                                                            ========
(i)    The fair value of the vested stock options of $284,105,000 was calculated using the number of vested stock options outstanding as of January 8, 2003 of 5,363,048 multiplied by the weighted-average fair value per vested option. The weighted-average fair value per vested option as determined using the Black-Scholes option pricing model is $52.97.
(ii)   The fair value of the unvested stock options of $45,142,000 was calculated using the number of unvested stock options outstanding as of January 8, 2003 of 963,548 multiplied by the weighted-average fair value per unvested option. The weighted-average fair value per unvested option as determined using the Black-Scholes option pricing model is $46.85.



        (4) Nestle's estimated merger transaction expenses incurred and to be incurred.

        Assuming a pro forma balance sheet date of September 29, 2002, the purchase price of Dreyer's will be allocated to the following assets and liabilities:



                                                            (DOLLARS IN THOUSANDS)
Working capital, excluding inventories...................         $   22,385
Inventories..............................................             89,606
Property, plant and equipment............................            215,485
Goodwill.................................................          1,897,368
Intangible assets:
  Flavor formulations...........................    4,789
  Brand licensing agreements....................    2,757
  Distribution agreements.......................    4,737
  Joint venture agreements......................    4,426
  Independent distributors......................    2,249
  Brands........................................  367,952
  Base formulations/brand processes.............   14,077
  Dreyer's historical intangible assets.........    1,849
                                                  -------
Total intangible assets..................................            402,836
Other long-term assets...................................             32,486
Long-term debt, less current portion.....................           (146,429)
Deferred income taxes....................................           (162,025)
                                                                  ----------
                                                                  $2,351,712
                                                                  ==========


        As discussed above, the portion of Dreyer's net assets represented by the Non-Nestle Ownership of Dreyer's common stock has been recorded at fair value in the Unaudited Pro Forma Combined Condensed Financial Information. This fair value was determined using a preliminary valuation study as of September 30, 2002, which was completed by an independent third-party expert. Assuming the transactions contemplated by the merger agreement are completed, a final valuation study will be performed and utilized by New Dreyer's to record the transactions contemplated by the merger agreement. This final valuation study may differ, perhaps materially, from the preliminary valuation study used herein. In addition, there are a number of other factors which would cause the actual financial position and results of operations to differ, perhaps materially, from the Unaudited Pro Forma Combined Condensed Financial Information presented herein. These factors include, but are not limited to, access to additional information, changes in the percentage ownership of Nestle and non-Nestle stockholders, changes in the market price of the common stock of Dreyer's between the Assumed Valuation Date and the actual completion date of the transactions contemplated by the merger agreement, changes in estimates, changes in assumptions, the discovery of unrecorded or contingent assets and liabilities, and changes in operating results between the dates of the Unaudited Pro Forma Combined Condensed Financial Information and the completion date of the transactions contemplated by the merger agreement.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 29, 2002


                                                                                                       NEW
                                                                                                     DREYER'S
                                                           NICC        DREYER'S      PRO FORMA      PRO FORMA
                                                        HISTORICAL    HISTORICAL    ADJUSTMENTS      COMBINED
                                                        ----------    ----------    -----------     ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.............................................   $498,184     $1,050,823     $(54,328)(a)   $1,494,679
                                                         --------     ----------     --------       ----------
Costs and expenses:
  Cost of goods sold..................................    398,072        912,650      (55,009)(b)    1,255,713
  Selling, general and administrative (Note 1)........     93,276         90,560       14,759 (c)      198,595
  Interest, net of amounts capitalized................      1,511          5,835                         7,346
  Royalty expense.....................................     20,190                                       20,190
  Other (income) expense..............................                      (386)      16,654 (d)       16,268
  Merger transaction expenses (Note 2)................                     5,711       (5,711)(e)
                                                         --------     ----------     --------       ----------
                                                          513,049      1,014,370      (29,307)       1,498,112
                                                         --------     ----------     --------       ----------
(Loss) income before tax (benefit) provision..........    (14,865)        36,453      (25,021)          (3,433)
Income tax (benefit) provision........................     (5,010)        13,123       (9,929)(f)       (1,816)
                                                         --------     ----------     --------       ----------
Net (loss) income.....................................     (9,855)        23,330      (15,092)          (1,617)
Accretion of class A callable puttable common stock to
  redemption value....................................                                 75,835 (g)       75,835
                                                         --------     ----------     --------       ----------
Net (loss) income available to common stockholders....   $ (9,855)    $   23,330     $(90,927)      $  (77,452)
                                                         ========     ==========     ========       ==========

Net income (loss) per common share (Notes 3, 4):
  Basic...............................................                $      .67                    $     (.86)
                                                                      ==========                    ==========
  Diluted.............................................                $      .62                    $     (.86)
                                                                      ==========                    ==========
Weighted-average shares outstanding (Notes 3, 4):
  Basic...............................................                    34,670                        89,671
                                                                      ==========                    ==========
  Diluted.............................................                    37,690                        89,671
                                                                      ==========                    ==========
Dividends declared per common share (Note 5)..........                $      .18                    $      .18
                                                                      ==========                    ==========


See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Operations.

         UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 2001


                                                                                                       NEW
                                                                                                     DREYER'S
                                                           NICC        DREYER'S      PRO FORMA      PRO FORMA
                                                        HISTORICAL    HISTORICAL    ADJUSTMENTS      COMBINED
                                                        ----------    ----------    -----------     ----------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.............................................   $621,564     $1,211,245     $ (80,328)(a)  $1,752,481
                                                         --------     ----------     ---------      ----------
Costs and expenses:
  Cost of goods sold..................................    493,526      1,080,889       (79,580)(b)   1,494,835
  Selling, general and administrative (Note 1)........    114,021        108,345        19,678 (c)     242,044
  Interest, net of amounts capitalized................        746         10,833                        11,579
  Royalty expense.....................................     38,640                                       38,640
  Other (income) expense..............................                    (2,405)       20,194 (d)      17,789
                                                         --------     ----------     ---------      ----------
                                                          646,933      1,197,662       (39,708)      1,804,887
                                                         --------     ----------     ---------      ----------
(Loss) income before tax (benefit) provision..........    (25,369)        13,583       (40,620)        (52,406)
Income tax provision (benefit)........................      3,362          4,754       (24,403)(f)     (16,287)
                                                         --------     ----------     ---------      ----------
Net (loss) income.....................................    (28,731)         8,829       (16,217)        (36,119)
Accretion of class A callable puttable common stock to
  redemption value....................................                                 101,113 (g)     101,113
Accretion of preferred stock to redemption value......                       212                           212
Preferred stock dividends.............................                       348                           348
                                                         --------     ----------     ---------      ----------
Net (loss) income available to common stockholders....   $(28,731)    $    8,269     $(117,330)     $ (137,792)
                                                         ========     ==========     =========      ==========

Net income (loss) per common share (Notes 3, 4):
  Basic...............................................                $      .26                    $    (1.59)
                                                                      ==========                    ==========
  Diluted.............................................                $      .24                    $    (1.59)
                                                                      ==========                    ==========
Weighted-average shares outstanding (Notes 3, 4):
  Basic...............................................                    31,633                        86,634
                                                                      ==========                    ==========
  Diluted.............................................                    36,381                        86,634
                                                                      ==========                    ==========
Dividends declared per common share (Note 5)..........                $      .24                    $      .24
                                                                      ==========                    ==========


See accompanying Notes to Unaudited Pro Forma Combined Condensed Statements of Operations.

                NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED
                            STATEMENTS OF OPERATIONS

        Pro forma adjustments related to the Unaudited Pro Forma Combined Condensed Statements of Operations for the nine months ended September 29, 2002 and the year ended December 31, 2001 are computed assuming the transactions contemplated by the merger agreement were consummated on January 1, 2001, and include adjustments which give effect to events that are directly attributable to the transactions that are expected to have a continuing impact on New Dreyer's and that are factually supportable.

(a)  The elimination of intercompany net sales.

(b)  The adjustments to cost of goods sold consist of the following:

                                                      SEPTEMBER 29,   DECEMBER 31,
                                                          2002            2001
                                                      -------------   ------------
                                                         (DOLLARS IN THOUSANDS)
Elimination of intercompany cost of goods sold......    $(54,116)       $(80,400)
Depreciation expense associated with the change to
  fair value of property, plant and equipment.......         615             820
Reclassification for comparative purposes of NICC's
  butter investment losses to other expense (see
  Note (d)(ii)).....................................      (1,508)
                                                        --------        --------
                                                        $(55,009)       $(79,580)
                                                        ========        ========

(c) The adjustments to selling, general and administrative expenses consist of the following:


                                                      SEPTEMBER 29,   DECEMBER 31,
                                                          2002            2001
                                                      -------------   ------------
                                                         (DOLLARS IN THOUSANDS)
(i)   Amortization expense..........................     $ 1,317        $ 1,756
(ii)  Stock compensation expense....................      10,921         14,561
(iii)  Accretion of unvested stock options..........       2,521          3,361
                                                         -------        -------
                                                         $14,759        $19,678
                                                         =======        =======


        -----------------------

        (i) Amortization expense on the newly acquired definite-lived intangibles in connection with the portion of Dreyer's net assets represented by the Non-Nestle Ownership of Dreyer's common stock.


        (ii) Adjustment to record amortization of deferred stock compensation relating to Dreyer's existing unvested stock options. Pursuant to Financial Accounting Standards Board Interpretation No. 44, paragraph 85, a portion of the intrinsic value of the unvested awards was allocated to unearned compensation to the extent future service is required in order to vest in the stock options. The unearned compensation amount of $43,683,000 was calculated as the number of unvested stock options for which future service is required of 963,548 multiplied by the weighted-average intrinsic value per option of $45.34.



             Stock compensation expense for the nine months ended September 29, 2002 of $10,921,000 reflects one-fourth of the deferred stock compensation balance relating to services rendered by certain employees who entered into three-year employment agreements; stock compensation expense for the year ended December 31, 2001 of $14,561,000 reflects one-third of the deferred stock compensation balance relating to services rendered by certain employees who entered into three-year employment agreements.


             This stock compensation expense results from the creation of a new measurement date of the existing stock options when certain executives and other employees signed three-year

           Employment Agreements and waived their accelerated vesting provided under the original stock option plans as a result of the signing of the merger agreement on June 16, 2002 (See "The Transactions -- Interests of Directors and Management of Dreyer's in the Transactions -- Employment Agreements with Executive Officers of New Dreyer's" beginning on page 56).


           The current and long-term portions of unearned compensation related to these employment agreements are explained under Note (e) of Notes to the Unaudited Pro Forma Combined Condensed Balance Sheet.


(iii) The fair value of Dreyer's existing unvested stock options of $45,142,000 at the Assumed Valuation Date will increase by $10,084,000 to $55,226,000 by December 1, 2005, which we will refer to as the "Initial Put Date." This difference must be accreted over time, from the Assumed Valuation Date of the transactions contemplated by the merger agreement to the Initial Put Date.


(d)  The adjustments to other (income) expense consist of the following:


                                                      SEPTEMBER 29,   DECEMBER 31,
                                                          2002            2001
                                                      -------------   ------------
                                                         (DOLLARS IN THOUSANDS)
(i)  Accretion of vested stock options..............     $15,146        $20,194
(ii) Reclassification of butter investment losses...       1,508
                                                         -------        -------
                                                         $16,654        $20,194
                                                         =======        =======


---------------


        (i) The fair value of Dreyer's existing vested stock options of $284,105,000 at the Assumed Valuation Date will increase by $60,582,000 to $344,687,000 by the Initial Put Date, assuming no stock option exercises. This difference must be accreted over time, from the Assumed Valuation Date of the transactions contemplated by the merger agreement to the Initial Put Date.


       (ii) Reclassification for comparative purposes of NICC's butter investment losses from cost of goods sold. See Note (b).

(e) The elimination of Dreyer's historical merger transaction expenses incurred.

(f) The adjustments to the income tax (benefit) provision consist of the following:


                                                      SEPTEMBER 29,   DECEMBER 31,
                                                          2002            2001
                                                      -------------   ------------
                                                         (DOLLARS IN THOUSANDS)
(i)   Income tax effect on pro forma adjustments....    $(11,985)       $(15,842)
(ii)  NICC pro forma tax benefit....................                      (8,561)
(iii) Income tax effect on merger transaction
      expenses......................................       2,056
                                                        --------        --------
                                                        $ (9,929)       $(24,403)
                                                        ========        ========


---------------

        (i) Adjustment to provide for income taxes related to the pro forma adjustments at the 39% statutory rate (combined federal and state) in effect during the periods.

       (ii) Adjustment assumes that NICC had been a taxable entity for all periods prior to becoming a taxable entity. The pro forma effective tax rate differs from the statutory rate of 35% primarily due to state taxes and certain non-deductible items.

      (iii) Adjustment to remove the income tax effect related to the Dreyer's historical merger transaction expenses incurred at the 36% effective tax rate in effect during the period. See Note (e).

(g) Accretion of New Dreyer's class A callable puttable common stock from the Assumed Closing Price to the put value of $83.00 per share on the Initial Put Date.


Note 1. On the first day of fiscal 2002, NICC and Dreyer's adopted SFAS No. 142, which requires that goodwill and other indefinite-lived intangible assets no longer be amortized. In accordance with this pronouncement, no goodwill amortization expense was recorded for the nine months ended September 29, 2002. Amortization expense was recorded for the year ended December 31, 2001 on goodwill acquired by NICC and Dreyer's prior to the SFAS No. 142 implementation. No amortization expense will be recorded on the goodwill resulting from the transactions contemplated by the merger agreement.

Note 2. Dreyer's merger transaction expenses of $30,000,000 incurred and to be incurred were excluded from the Unaudited Pro Forma Combined Condensed Statements of Operations for the nine months ended September 29, 2002 and the year ended December 31, 2001. In addition, the related tax effects of $10,800,000 and $10,500,000, respectively, were excluded.

Note 3. NICC is a limited liability company. Effective December 26, 2001, NICC became a wholly-owned subsidiary of Nestle Prepared Foods. Accordingly, share and per share data for NICC have been omitted.

Note 4. Pro forma net loss per common share was calculated by dividing pro forma net loss available to common stockholders by the pro forma weighted-average shares outstanding as if the transactions contemplated by the merger agreement had occurred on January 1, 2001. The Unaudited Pro Forma Combined Condensed Statements of Operations report net losses. Therefore, diluted net loss per common share is equal to basic net loss per common share, because the effect of common stock equivalents is antidilutive.

Note 5. The Board of Directors of Dreyer's declared a quarterly dividend of $.06 per common share outstanding for each quarter included in the year ended December 31, 2001 and in the nine months ended September 29, 2002. Dreyer's revolving line of credit agreement prohibits the declaration and payment of dividends in excess of $15,000,000 in 2002 and in excess of $20,000,000 in each of the years 2003, 2004 and 2005. Dreyer's is currently in the process of negotiating modifications to its revolving line of credit agreement, including modifications relating to dividends permitted under such credit agreement.


          New Dreyer's dividend policy will be to pay a dividend not less than the greater of $.24 per share of New Dreyer's common stock on an annualized basis or 30% of New Dreyer's net income per share of New Dreyer's common stock for the preceding calendar year, excluding the ongoing non-cash impact of accounting entries arising from the accounting for the transactions contemplated by the merger agreement. In addition, the New Dreyer's board of directors, in discharging its fiduciary duties, may determine not to declare a dividend for any given period. Under Delaware law, the law of New Dreyer's state of incorporation, dividends may be distributed out of retained earnings or out of net income for the current or prior fiscal year. There is a risk that dividends will not be paid on the New Dreyer's class A callable puttable common stock.

              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF SEPTEMBER 29, 2002


                                                                        ALIGNMENT AND
                                                                        INTERCOMPANY                       NEW DREYER'S
                                                 NICC       DREYER'S     ELIMINATION       PRO FORMA        PRO FORMA
                                              HISTORICAL   HISTORICAL      ENTRIES        ADJUSTMENTS        COMBINED
                                              ----------   ----------   -------------     -----------      ------------
                                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Assets
Current Assets:
  Cash and cash equivalents.................   $  4,360     $  1,859      $   1,198(a)    $                 $    7,417
  Trade accounts receivable, net............     79,718      116,640         (5,227)(a)                        191,131
  Other accounts receivable.................      4,056       14,384         (1,856)(a)                         16,584
  Inventories...............................     72,349       85,533                           4,073(d)        161,955
  Deferred income taxes.....................     10,322        1,698                                            12,020
  Other assets..............................      1,998       17,253                          14,561(e)         33,812
                                               --------     --------      ---------       ----------        ----------
  Total current assets......................    172,803      237,367         (5,885)          18,634           422,919

Property, plant and equipment, net..........    210,638      210,665                           4,820(d)        426,123
Goodwill....................................    453,161       84,701                       1,812,667(f)      2,350,529
Other intangibles, net......................                   1,849            583(b)       400,987(d)        403,419
Employee loans..............................      2,669                      (2,669)(b)
Other assets................................     10,126        3,364          2,086(b)        29,122(e)         44,698
                                               --------     --------      ---------       ----------        ----------
Total assets................................   $849,397     $537,946      $  (5,885)      $2,266,230        $3,647,688
                                               ========     ========      =========       ==========        ==========

Liabilities and Stockholders' Equity
Current Liabilities:
  Accounts payable and accrued
     liabilities............................   $ 75,866     $109,673      $  (5,885)(a)   $   28,496(g)     $  208,150
  Line of credit............................     66,306                                                         66,306
  Accrued payroll and employee benefits.....     16,984       32,194                                            49,178
  Current portion of long-term debt (Note
     1).....................................                   2,143                                             2,143
                                               --------     --------      ---------       ----------        ----------
  Total current liabilities.................    159,156      144,010         (5,885)          28,496           325,777

Long-term debt, less current portion (Note
  1)........................................                 146,429                                           146,429
Other long-term liabilities.................      2,462                                      329,247(h)        331,709
Deferred income taxes.......................     24,932       14,468                         147,557(f)        186,957
                                               --------     --------      ---------       ----------        ----------
Total liabilities...........................    186,550      304,907         (5,885)         505,300           990,872
                                               --------     --------      ---------       ----------        ----------

Commitments and contingencies

Class A callable puttable common stock......                                               1,796,029(i)      1,796,029
                                               --------     --------      ---------       ----------        ----------

Stockholders' Equity:
  Class B common stock, $.01 par value......                                                     646(j)            646
  NICC investment from members..............    743,299                    (743,299)(c)
  Common stock, $1.00 par value.............                  34,883                         (34,883)(k)
  Capital in excess of par..................                 166,962        743,299(c)        30,332(l)        940,593
  Notes receivable from stockholders........                  (2,228)                          2,228(i)
  (Accumulated deficit) retained earnings...    (80,452)      33,422                         (33,422)(m)       (80,452)
                                               --------     --------      ---------       ----------        ----------
Total stockholders' equity..................    662,847      233,039                         (35,099)          860,787
                                               --------     --------      ---------       ----------        ----------
Total liabilities and stockholders'
  equity....................................   $849,397     $537,946      $  (5,885)      $2,266,230        $3,647,688
                                               ========     ========      =========       ==========        ==========


See accompanying Notes to the Unaudited Pro Forma Combined Condensed Balance Sheet.

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET

        Pro forma adjustments related to the Unaudited Pro Forma Combined Condensed Balance Sheet assume the transactions contemplated by the merger agreement were consummated on September 29, 2002 and include adjustments which give effect to events that are directly attributable to the transactions and that are factually supportable regardless of whether they have a continuing impact on New Dreyer's or are nonrecurring.

(a) The elimination of intercompany receivable and payable balances, including cash in-transit related to such balances.

(b) The reclassification of employee loans of NICC to long-term other assets of New Dreyer's, and reclassification of certain intangibles included in NICC other assets to other intangibles, net, for comparative purposes.

(c) The reclassification of NICC investment from members into the capital in excess of par of New Dreyer's.

(d) The purchase accounting entry to adjust the Non-Nestle Ownership of Dreyer's tangible and intangible assets to fair value.

                                                             (DOLLARS IN THOUSANDS)
Tangible assets
  Inventory............................                       $  4,073
  Property, plant and equipment........                          4,820
                                                              --------
  Total tangible assets................                                    $  8,893

Intangible assets
  Definite-lived intangible assets       Lives
     Flavor formulations...............  10 years                4,789
     Brand licensing agreements........  10.25 years             2,757
     Distribution agreements...........  3.5 to 9.25 years       3,794
     Joint venture agreements..........  1.25 to 13 years        4,426
     Independent distributors..........  30 years                2,249
                                                              --------
                                                                18,015
                                                              --------
  Indefinite-lived intangible assets
     Brands............................                        367,952
     Base formulations/brand
       processes.......................                         14,077
     Distribution agreement............                            943
                                                              --------
                                                               382,972
                                                              --------
  Total intangible assets..............                                     400,987
                                                                           --------
                                                                           $409,880
                                                                           ========

        Brands and base formulations/brand processes have been determined to have indefinite lives and will not be amortized. The distribution agreement is an agreement in perpetuity and will not be amortized. These indefinite-lived intangible assets will be reviewed for impairment in accordance with the provisions of SFAS No. 142.


(e) The short-term of $14,561,000 and long-term of $29,122,000 portions of the unearned compensation from the waiver of accelerated vesting of existing stock options. See Note (c)(ii) of the Notes to the Unaudited Pro Forma Combined Condensed Statements of Operations.

(f)  The adjustments to goodwill consist of the following:


                                                             (DOLLARS IN THOUSANDS)
(i)     Excess of purchase price over the fair value of the
        net assets acquired................................        $1,219,284
(ii)    Goodwill associated with Nestle's initial equity
        investment in Dreyer's.............................           132,262
(iii)   Fair value of existing vested stock options
        outstanding........................................           284,105
(iv)    Fair value of existing unvested stock options
        outstanding........................................            45,142
(v)     Unearned compensation from waiver of accelerated
        vesting............................................           (43,683)
(vi)    Nestle's estimated merger transaction expenses.....            28,000
(vii)   Deferred tax liability.............................           147,557
                                                                   ----------
                                                                   $1,812,667
                                                                   ==========


---------------

        (i) The excess of the fair value of the Non-Nestle Ownership of the Dreyer's common stock, over the fair value of the Non-Nestle Ownership of Dreyer's net assets.

        (ii) The excess of Nestle's initial equity investment in Dreyer's common stock, over the Initial Nestle Ownership of the book value of Dreyer's historical identifiable net assets.

        (iii) The fair value of Dreyer's existing vested stock options outstanding on the Assumed Valuation Date that will be exchanged for vested stock options in New Dreyer's.

        (iv) The fair value of Dreyer's existing unvested stock options outstanding on the Assumed Valuation Date that will be exchanged for unvested stock options in New Dreyer's.

        (v) The unearned compensation from the waiver of accelerated vesting of existing stock options. See Note (c)(ii) of the Notes to the Unaudited Pro Forma Combined Condensed Statements of Operations.


        (vi) Nestle's estimated merger transaction expenses, which are included as a component of the purchase price. See Note (l)(viii)


        (vii) The deferred income taxes on the increase in the fair value of Dreyer's net assets.


(g) Estimated merger transaction expenses payable by Dreyer's of $28,496,000 (net of $1,504,000 of expenses accrued at September 29, 2002). As Dreyer's is deemed the acquiree, all of its merger transaction expenses will be charged to expense as incurred prior to closing (i.e., retained earnings).


(h)  The adjustments to other long-term liabilities consist of the following:


                                                            (DOLLARS IN THOUSANDS)
Fair value of Dreyer's existing vested stock options
  outstanding (see Note (f)(iii)).........................         $284,105
Fair value of Dreyer's existing unvested stock options
  outstanding (see Note (f)(iv))..........................           45,142
                                                                   --------
                                                                   $329,247
                                                                   ========

(i) The New Dreyer's class A callable puttable common stock is classified as temporary equity (mezzanine capital) because of its put and call features. Effective upon the completion of the transactions, New Dreyer's class A callable puttable common stock will consist of 31,830,332 authorized shares, with a par value of $.01 per share. All Non-Nestle Ownership shares will be converted into New Dreyer's class A callable puttable common stock, resulting in 25,320,440 shares issued and outstanding. The adjustments to the New Dreyer's class A callable puttable common stock consist of the following:


                                                              (DOLLARS IN THOUSANDS)
(i)    Par value...........................................         $      253
(ii)   Capital in excess of par............................          1,798,004
(iii)  Notes receivable from stockholders..................             (2,228)
                                                                    ----------
                                                                    $1,796,029
                                                                    ==========


---------------

        (i) The par value represents the non-Nestle owned Dreyer's common shares at the $.01 par value per common share.

        (ii) The capital in excess of par represents the non-Nestle owned Dreyer's common shares at the Assumed Closing Price, net of the related par value.

        (iii) The notes receivable from stockholders are secured by Dreyer's common stock. Therefore, the notes are considered a component of the New Dreyer's class A callable puttable common stock, since the Dreyer's common shares will be converted to class A callable puttable common shares.

(j) Effective upon the completion of the transactions, New Dreyer's class B common stock will consist of 96,394,647 authorized shares, with a par value of $.01 per share. All Initial Nestle Ownership shares will be converted into New Dreyer's class B common stock, in addition to the 55,001,299 shares of New Dreyer's class B common stock to be issued as a result of the transactions contemplated by the merger agreement. As a result, 64,564,315 shares will be issued and outstanding. The adjustments to the par value of New Dreyer's class B common stock consist of the following:

                                                             (DOLLARS IN THOUSANDS)
(i)   Par value of the Initial Nestle Ownership shares.....           $ 96
(ii)  Par value of the newly issued shares.................            550
                                                                      ----
                                                                      $646
                                                                      ====

---------------

        (i) The par value represents the Initial Nestle Ownership shares at the $.01 per share par value.

        (ii) The par value represents the shares issued in New Dreyer's in exchange for the outstanding membership interests in NICC at the $.01 per share par value.

(k) The elimination of historical Dreyer's common shares, $1.00 par value, which are to be converted into New Dreyer's class A callable puttable common stock for the Non-Nestle Ownership shares, or into New Dreyer's class B common stock for the Initial Nestle Ownership shares.

(l)  The adjustments to capital in excess of par consist of the following:


                                                             (DOLLARS IN THOUSANDS)
(i)     Adjust the fair value of Dreyer's identifiable
        assets.............................................       $   409,880
(ii)    Excess of purchase price over the fair value of the
        net assets acquired................................         1,219,284
(iii)   Goodwill associated with Nestle's initial equity
        investment in Dreyer's.............................           132,262
(iv)    New Dreyer's class B common stock par value........              (550)
(v)     New Dreyer's class A callable puttable common stock
        capital in excess of par...........................        (1,798,004)
(vi)    Initial Nestle Ownership shares....................             9,467
(vii)   Non-Nestle Ownership shares........................            25,067
(viii)  Nestle's estimated merger transaction expenses.....            28,000
(ix)    Excess of Dreyer's historical retained earnings....             4,926
                                                                  -----------
                                                                  $    30,332
                                                                  ===========


---------------

        (i) The purchase accounting entry to adjust the Non-Nestle Ownership of Dreyer's identifiable assets to fair value. See Note (d).

        (ii) The excess of the fair value of the Non-Nestle Ownership of the Dreyer's common stock, over the fair value of the Non-Nestle Ownership of Dreyer's net assets. See Note (f)(i).

        (iii) The excess of Nestle's initial equity investment in Dreyer's common stock, over the Initial Nestle Ownership of the book value of Dreyer's historical, identifiable net assets. See Note
               (f)(ii).

        (iv) The par value of the newly issued shares of New Dreyer's class B common stock, which were issued in exchange for all of the outstanding membership interests in NICC at the $.01 per share par value. See Note (j)(ii).

        (v) The Non-Nestle Ownership of Dreyer's common shares at the Assumed Closing Price, net of the related par value. See Note (i)(ii).

        (vi) The difference between the $1.00 par value of Dreyer's historical common stock and the $0.01 par value of New Dreyer's class B common stock, multiplied by the Initial Nestle Ownership shares.

        (vii) The difference between the $1.00 par value of Dreyer's historical common stock and the $0.01 par value of New Dreyer's class A callable puttable common stock, multiplied by the Non-Nestle Ownership shares of Dreyer's Common Stock.


        (viii) Estimated merger transaction expenses incurred and to be incurred, payable by Nestle and included as a component of the purchase price. See Note f(vi).



        (ix) The excess of Dreyer's historical retained earnings to be eliminated over the estimated merger transaction expenses to be incurred.


(m)  The elimination of Dreyer's historical retained earnings.

Note 1. As of September 29, 2002 and December 31, 2001, the fair value of Dreyer's long-term debt was determined to approximate the carrying amount. The fair value was based on quoted market prices for the same or similar issues or on the current rates offered to Dreyer's for a term equal to the same remaining maturities.

          COMPARISON OF RIGHTS OF STOCKHOLDERS AND GOVERNANCE MATTERS

        The following is a summary of the material differences between the rights of Dreyer's stockholders and the rights of New Dreyer's stockholders. Since both Dreyer's and New Dreyer's are organized under the laws of the State of Delaware and since both the Dreyer's common stock you currently hold and the New Dreyer's common stock you will be issued are common stock under the DGCL, the differences in the rights of stockholders arise mainly from differences between the various provisions of the respective certificates of incorporation and by-laws of Dreyer's and New Dreyer's. Several material differences between the governance provisions contained in the 1994 stock purchase agreement entered to by Dreyer's and Nestle and the governance agreement are also summarized. However, since all of the membership interests of NICC are owned solely by a subsidiary of Nestle, the rights of the sole member of NICC are not summarized.


        This summary is intended to cover the material differences between the rights of Dreyer's stockholders and the rights of New Dreyer's stockholders, but this summary may not contain all of the information that is important to you. This summary is not intended to be a complete discussion of the respective rights of Dreyer's stockholders and New Dreyer's stockholders, and it is qualified in its entirety by reference to the DGCL and the various documents of each of Dreyer's and New Dreyer's referred to in this summary. You should read this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus carefully in their entirety for a more complete understanding of the differences between being a Dreyer's stockholder and being a New Dreyer's stockholder. See "Where You Can Find More Information" beginning on page 146.


        Both Dreyer's and New Dreyer's are incorporated under the laws of the State of Delaware. Before the completion of the transactions, the rights of Dreyer's common stockholders will be governed by the DGCL, the Dreyer's certificate of incorporation and the Dreyer's by-laws. After the completion of the transactions, Dreyer's stockholders will become New Dreyer's stockholders, and their rights will be governed by the DGCL, the New Dreyer's amended and restated certificate of incorporation and the New Dreyer's amended and restated by-laws. When we refer to the "New Dreyer's amended and restated certificate of incorporation," we mean the New Dreyer's amended and restated certificate of incorporation that will amend and replace the current New Dreyer's certificate of incorporation at the completion of the transactions.


                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------
                                   AUTHORIZED CAPITAL STOCK

The Dreyer's certificate of incorporation          The New Dreyer's amended and restated
provides that the total number of authorized       certificate of incorporation provides that
shares of Dreyer's stock is 70 million,            the total number of authorized shares of New
which consists of 60 million shares of             Dreyer's stock is 128,224,979, which
common stock, par value $1.00 per share, and       consists of:
10 million shares of preferred stock, par
value $1.00 per share. Of the 10 million           - 31,830,332 shares of class A callable
shares of Dreyer's preferred stock:                  puttable common stock, par value $0.01 per
                                                     share; and
- 1,007,552 shares have been designated as
  series A convertible preferred stock, par        - 96,394,647 shares of New Dreyer's class B
  value $1.00 per share;                             common stock, par value $0.01 per share.

- 1,007,552 shares have been designated as         The New Dreyer's amended and restated
  series B convertible preferred stock, par        certificate of incorporation does not
  value $1.00 per share; and                       authorize any shares of preferred stock.

- 150,000 shares have been designated as series A participating preferred stock.

Except for series A participating preferred stock, no shares of preferred stock currently are authorized for issuance or are outstanding.

                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------
                                          REDEMPTION

None.                                              New Dreyer's class A callable puttable
                                                   common stock is subject to redemption under
                                                   the call right and the put right. See
                                                   "Description of New Dreyer's Capital Stock"
                                                   beginning on page 108.

                                SIZE OF THE BOARD OF DIRECTORS

The Dreyer's by-laws provide that the              The New Dreyer's amended and restated
authorized number of directors of Dreyer's         by-laws and the governance agreement provide
will be at least five but not more than            that the authorized number of directors of
nine. The number of directors of Dreyer's          New Dreyer's will be 10. Under the New
currently is fixed at eight.                       Dreyer's amended and restated by-laws, the
                                                   affirmative vote of a majority of the
The Dreyer's certificate of incorporation          then-authorized directors may adopt a
provides that the approval of either of the        resolution approving a lesser number so long
following is required to increase or reduce        as the number is not inconsistent with
the authorized number of directors of              provisions of the governance agreement.
Dreyer's:

- at least 75% of the Dreyer's board of
  directors; or

- at least 80% of the outstanding shares of Dreyer's stock.
                                       CUMULATIVE VOTING

None.                                              None.

                           CLASSIFICATION OF THE BOARD OF DIRECTORS

The Dreyer's certificate of incorporation          The New Dreyer's amended and restated
classifies the board of directors into three       certificate of incorporation does not
separate classes, as nearly equal in size as       provide for a classified board. Therefore,
possible, with staggered three-year terms.         each director of New Dreyer's will serve one
                                                   year, until his or her successor has been
                                                   elected and qualified or until his or her
                                                   death, resignation or removal.

                         NOMINATION OF DIRECTORS BY NESTLE AND OTHERS

The Dreyer's by-laws provide that nomination       The New Dreyer's amended and restated
of a person for election to the board of           by-laws provide that nomination of a person
directors may be made:                             for election to the board of directors may
                                                   be made:
- under Dreyer's notice of meeting;
                                                   - consistent with New Dreyer's notice of
- by or at the direction of the Dreyer's             meeting in accordance with the governance
  board of directors; or                             agreement;

- by any Dreyer's stockholder who is a             - by or at the direction of the New Dreyer's
  stockholder of record at the time.                 board of directors in accordance with the
                                                     governance agreement; or

                                                   - by any New Dreyer's stockholder, other
                                                     than Nestle and its affiliates prior to July
                                                     1, 2007, that is a stockholder of record
                                                     at the time.

Under the 1994 purchase agreement entered          Under the governance agreement, at the
into by Dreyer's and Nestle, Nestle is             completion of the transactions, the New
entitled to proportional representation on         Dreyer's board of directors will include
the Dreyer's board of directors, with a            five directors nominated by Nestle, which we
minimum of two directors. The description of       refer to as the "Nestle directors." The
the 1994 purchase agreement is subject in          number of Nestle directors may be reduced in
its entirety to the terms and conditions of        the event that any independent directors are
the 1994 purchase agreement. You should read       required to be nominated to the New Dreyer's
the 1994 purchase agreement carefully in its       board of directors

                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------

entirety. See "Where You Can Find More             in order to comply with NASD independence
Information" beginning on page 146.                standards. See "The Governance
                                                   Agreement -- Nominations to the New
                                                   Dreyer's Board of Directors" beginning on
                                                   page 85 for a discussion of the composition
                                                   of the New Dreyer's board of directors in
                                                   the event any independent directors are
                                                   required to be nominated to the New
                                                   Dreyer's board of directors in order to
                                                   comply with NASD independence standards.

                                                   Under the governance agreement, upon the
                                                   completion of the transactions, the
                                                   non-Nestle directors will be comprised of:

                                                   - T. Gary Rogers, the chairman of the board
                                                     of the Dreyer's board of directors and chief
                                                     executive officer of Dreyer's, who will
                                                     serve as chairman of the New Dreyer's
                                                     board of directors so long as he is the
                                                     chief executive officer of New Dreyer's;

                                                   - William F. Cronk, III, a member of the
                                                     Dreyer's board of directors and current
                                                     president of Dreyer's; and

                                                   - Jan L. Booth, John W. Larson and Timothy
                                                     P. Smucker, directors of Dreyer's, who will
                                                     serve as independent directors of New
                                                     Dreyer's.

                                                   See "The Governance Agreement -- Categories
                                                   of Directors" beginning on page 85 for the
                                                   names of the nominees expected to serve as
                                                   Nestle directors at the completion of the
                                                   transactions. We refer to any Nestle
                                                   director, other than any independent
                                                   directors that were required to be nominated
                                                   to the New Dreyer's board of directors in
                                                   order to comply with NASD independence
                                                   standards, as "continuing Nestle directors."

                                                   Under the governance agreement, New Dreyer's
                                                   has agreed to use its reasonable efforts to
                                                   solicit proxies for the Nestle nominees.
                                                   Under the governance agreement, prior to
                                                   July 1, 2007, at all times 50% of the
                                                   then-serving members of the New Dreyer's
                                                   board of directors will be Nestle directors,
                                                   and Nestle has agreed to use its reasonable
                                                   best efforts to make sure that the Nestle
                                                   directors do not comprise more than 50% of
                                                   the then-serving members of the New Dreyer's
                                                   board of directors. The governance agreement
                                                   also provides that, from July 1, 2007 to
                                                   July 1, 2008, Nestle agrees that at least
                                                   three directors of New Dreyer's will be
                                                   directors meeting NASD independence
                                                   standard, and Nestle has agreed to use its
                                                   reasonable best efforts to cause compliance
                                                   with this provision.

                                                   See "The Governance Agreement -- Categories
                                                   of Directors" beginning on page 85 for the
                                                   names of

                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------

                                                   the nominees expected to serve as initial
                                                   independent directors upon the completion of
                                                   the transactions.

                                                   We refer to "independent directors" when we
                                                   mean the three initial directors meeting
                                                   NASD independence standards as of the
                                                   completion of the transactions and are
                                                   nominated as the initial independent
                                                   directors under the governance agreement and
                                                   any successors nominated by the independent
                                                   directors. The independent directors,
                                                   together with Messrs. Rogers and Cronk, we
                                                   refer to as the "non-Nestle directors." See
                                                   "The Governance Agreement -- Categories of
                                                   Directors" beginning on page 85 for more
                                                   information regarding the categories of
                                                   directors.

                                     REMOVAL OF DIRECTORS

The Dreyer's by-laws provide that the              The New Dreyer's amended and restated
affirmative vote of the holders of a               certificate of incorporation does not
majority of the shares entitled to vote at         address the removal of directors by the
an election of directors may remove a              stockholders. However, the DGCL provides
director at any time, but only for cause.          that for a corporation, such as New
                                                   Dreyer's, without a classified board, the
                                                   corporation's stockholders holding a
                                                   majority of shares entitled to vote may
                                                   remove any director with or without cause.

                          FILLING VACANCIES ON THE BOARD OF DIRECTORS

The Dreyer's by-laws provide that any              The New Dreyer's amended and restated
vacancies on the board of directors for any        by-laws provide that any vacancies in the
reason, and any newly created directorships,       board of directors for any reason, and any
may be filled by the board of directors,           newly created directorships resulting from
acting by a majority of the directors then         an increase in the number of directors, may
in office, whether or not they constitute a        be filled by the board of directors in
quorum, or by a sole remaining director.           accordance with the governance agreement,
                                                   acting by a majority of the authorized
                                                   number of directors, or, if there is not
                                                   then serving on the New Dreyer's board of
                                                   directors a majority of the authorized
                                                   number of directors, acting by a majority of
                                                   the directors then in office, whether or not
                                                   they constitute a quorum, or by a sole
                                                   remaining director.

                                                   The governance agreement provides for the
                                                   nomination of new directors in the event of
                                                   vacancies. Under the governance agreement,
                                                   Nestle has the right to nominate any
                                                   replacement for Nestle directors, and the
                                                   three independent directors have the right
                                                   to nominate any replacement for an
                                                   independent director.

                                                   The governance agreement also provides for
                                                   the composition of the New Dreyer's board of
                                                   directors in the event that:

                                                   - either Mr. Rogers' or Mr. Cronk's term as
                                                     director is terminated; or

                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------
                                                   - any independent directors are required to
                                                     be nominated to comply with NASD
                                                     independence standards.

                                                   Notwithstanding the foregoing, the
                                                   governance agreement provides that in no
                                                   event will Nestle be entitled to nominate
                                                   fewer than three continuing Nestle
                                                   directors. See "The Governance
                                                   Agreement -- Nominations to the New Dreyer's
                                                   Board of Directors" beginning on page 85 for
                                                   a more detailed discussion of the above.

                               BOARD QUORUM AND VOTE REQUIREMENT

The Dreyer's by-laws provide that a majority       The New Dreyer's amended and restated
of the directors then in office constitutes        by-laws provide that, except as described
a quorum for transaction of business, except       below, a majority of the directors then in
that the number constituting a quorum cannot       office will constitute a quorum for
be less than the greater of:                       transaction of business. The affirmative
                                                   vote of a majority of directors present at a
- one-third of the authorized number of            meeting at which there is a quorum
  directors; or                                    constitutes action by the board of
                                                   directors.
- two directors;
                                                   The New Dreyer's amended and restated
unless the authorized number of directors is       by-laws, amended and restated certificate of
one.                                               incorporation and the governance agreement
                                                   provide that, prior to July 1, 2007, in
The affirmative vote of a majority of              addition to any other vote required by law,
directors present at a meeting at which            the affirmative vote of a majority of the
there is a quorum constitutes action by the        then-authorized number of directors will be
board of directors.                                required to approve or authorize New
                                                   Dreyer's to take certain significant
                                                   actions, which significant actions include
                                                   certain mergers, consolidations and other
                                                   combinations involving New Dreyer's. See
                                                   "Description of New Dreyer's Capital
                                                   Stock -- Voting Rights -- Class B Voting
                                                   Rights" beginning on page 109 for a complete
                                                   list of the actions requiring this approval.

                                                   Additionally, the New Dreyer's amended and
                                                   restated by-laws and the governance
                                                   agreement provide that prior to July 1,
                                                   2007, New Dreyer's and its officers,
                                                   directors, employees and agents, will not,
                                                   and each will have no power or authority to
                                                   take or agree or commit to take, any of the
                                                   significant actions described above without
                                                   obtaining the required vote of the directors
                                                   as described above.

                                                   As discussed in "-- Votes on Certain
                                                   Fundamental Issues" beginning on page 144
                                                   the New Dreyer's amended and restated
                                                   certificate of incorporation provides that
                                                   if, prior to July 1, 2007, the continuing
                                                   Nestle directors constitute less than 50% of
                                                   the total then-authorized number of
                                                   directors of New Dreyer's, then the
                                                   affirmative vote of the holders of a
                                                   majority of the class B common stock will be
                                                   required to approve or

                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------

                                                   authorize New Dreyer's to take any of the
                                                   significant actions described above.

                        AMENDMENTS TO THE CERTIFICATE OF INCORPORATION

Under Dreyer's certificate of incorporation,       Under the New Dreyer's amended and restated
Dreyer's reserves the right to amend, alter,       certificate of incorporation, prior to July
change or repeal any provision of the              1, 2007, the following approvals will be
certificate of incorporation.                      required to amend the New Dreyer's amended
                                                   and restated certificate of incorporation:
However, as provided in Dreyer's certificate
of incorporation, if there is a substantial        - a majority of the then-serving non-Nestle
stockholder that beneficially owns 10% or            directors;
more of the outstanding shares of Dreyer's
common stock or Dreyer's voting stock, any         - a majority of the then-serving continuing
amendment, alteration, change or repeal of           Nestle directors; and
certain provisions of the certificate of
incorporation will require the approval by         - the holders of a majority of the voting
the affirmative vote of:                             power of the shares represented at the
                                                     meeting, other than shares owned by Nestle
- holders of at least 80% of the total               and its affiliates.
  voting power of Dreyer's; and

- holders of a majority of the total voting power of Dreyer's, other than the substantial stockholder and its affiliates.

The provisions of the Dreyer's certificate of incorporation that, if amended, altered, changed or repealed, would require the additional approval described above generally relate to:

- amendments to the by-laws;

- classification of directors;

- stockholder action by written consent;

- special meetings of stockholders;

- approval of certain business combinations;

- definitions of terms; and

- amendments to the certificate of
  incorporation.

                                   AMENDMENTS TO THE BY-LAWS

The Dreyer's by-laws provide that the              Under the New Dreyer's amended and restated
Dreyer's by-laws may be amended or rescinded       certificate of incorporation, prior to July
by a vote of either:                               1, 2007, in order for the New Dreyer's board
                                                   of directors to amend the New Dreyer's
- a majority of directors; or                      amended and restated by-laws, the
                                                   affirmative vote of a majority of the
- a vote of at least 80% of the outstanding        then-serving non-Nestle directors and the
  Dreyer's stock entitled to vote.                 then-serving continuing Nestle directors
                                                   will be required. Additionally, prior to
However, as discussed in "-- Size of the           July 1, 2007, in order for the stockholders
Board of Directors" on page 133, Dreyer's          to amend the New Dreyer's amended and
certificate of incorporation provides that         restated by-laws, the affirmative vote of
the approval of either of the following is         the holders of a majority of the voting
required to increase or reduce the                 power of the shares represented at the
authorized number of directors:                    meeting, other than shares owned by Nestle
                                                   and

                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------
- at least 75% of the Dreyer's board of            its affiliates, will be required.
  directors; or

- at least 80% of the outstanding shares of Dreyer's stock.

                          ANNUAL MEETINGS OF STOCKHOLDERS AND NOTICE

The date, time and place of the annual             Same as Dreyer's.
meeting of stockholders is determined by the
Dreyer's board of directors. Notice must be
mailed to stockholders no fewer than 10 days
and no more than 60 days prior to the
meeting.

                                       SPECIAL MEETINGS

The Dreyer's by-laws provide that special          The New Dreyer's amended and restated
meetings of stockholders may be called at          by-laws provide that special meetings of
any time by the Dreyer's board of directors,       stockholders may be called at any time by
the chairman of the board of directors, the        the New Dreyer's board of directors, the
president or by a committee of the board of        chairman or vice chairman of the New
directors.                                         Dreyer's board of directors, the president
                                                   or by a committee of the New Dreyer's board
                                                   of directors.

                                            QUORUM

The Dreyer's by-laws provide that the              The New Dreyer's amended and restated
holders of a majority of the outstanding           by-laws provide that the holders of a
shares entitled to vote at the meeting of          majority of the voting power of the
stockholders, present in person or by proxy,       outstanding shares of stock entitled to vote
constitute a quorum for all purposes at any        at the meeting of stockholders, present in
meeting of stockholders.                           person or by proxy, constitute a quorum for
                                                   all purposes at any meeting of stockholders,
                                                   unless the vote of a larger number is
                                                   required by law, the certificate of
                                                   incorporation or the by-laws.

                             STOCKHOLDER ACTION BY WRITTEN CONSENT

Dreyer's stockholders may act by written           Same as Dreyer's.
consent.

           DELIVERY AND NOTICE REQUIREMENTS OF STOCKHOLDER NOMINATIONS AND PROPOSALS

The Dreyer's by-laws provide that, in order        The New Dreyer's amended and restated
for a stockholder to make a nomination for         by-laws provide that in order for a
the election of directors or propose               stockholder to make a nomination for the
business at any stockholder meeting, the           election of directors or propose business at
stockholder must give timely notice in             any meeting of stockholders, the stockholder
writing to the secretary of Dreyer's 60 to         must give timely notice in writing to the
90 days prior to the first anniversary of          secretary of New Dreyer's 90 to 120 days
the immediately preceding annual meeting of        prior to the first anniversary of the
stockholders.                                      immediately preceding annual meeting of
                                                   stockholders.
However, if the annual meeting of
stockholders is not held within 30 days            However, if the annual meeting of
before or 60 days after the anniversary date       stockholders is not held within 30 days
of the immediately preceding annual meeting        before or 70 days after the anniversary date
of stockholders, the stockholder notice must       of the immediately preceding annual meeting
be received no earlier than the 90th day           of stockholders, the stockholder notice must
prior to the annual meeting of stockholders        be received no earlier than the 120th day
and no later than the close of business on         prior to the annual meeting of stockholders
the later of:                                      and no later than the close of business on
                                                   the later of:
- the 60th day prior to the annual meeting
  of stockholders; and                             - the 90th day prior to the annual meeting
                                                     of stockholders; and

                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------
- the 10th day following the day on which         - the 10th day following the day on which
  the date of the annual meeting of                 the date of the annual meeting of
  stockholders was announced publicly.              stockholders was announced publicly.

                                                   The public announcement of an adjournment or
                                                   postponed annual meeting of stockholders
                                                   will not begin a new time period or extend
                                                   any time period for the giving of a
                                                   stockholder notice as described above.

To be in proper written form, the                  To be in proper written form, the
stockholder notice must contain:                   stockholder notice must contain:

- all information relating to any person the       - all information relating to any person the
  stockholder proposes to nominate for               stockholder proposes to nominate for
  election that would be required to be              election that would be required to be
  included in a proxy statement filed under          included in a proxy statement filed under
  the proxy rules of the SEC;                        the proxy rules of the SEC;

- a brief description of the business the          - a brief description of the business the
  stockholder desires to bring before the            stockholder desires to bring before the
  annual meeting of stockholders;                    annual meeting of stockholders, which will
                                                     include the text of any proposed
- the reason for conducting the business and         resolution for consideration and, if
  any material interest in the business of           applicable, the language of a proposed
  the stockholder and the beneficial owner,          amendment to the New Dreyer's amended and
  if any, on whose behalf the nomination or          restated by-laws;
  proposal is made; and
                                                   - the reason for conducting the business and
- the name and address of stockholder and            any material interest in the business of the
  the class and number of shares owned               stockholder and the beneficial owner, if
  beneficially and of record.                        any, on whose behalf the nomination or
                                                     proposal is made;

                                                   - the name and address of stockholder and
                                                     the class and number of shares owned
                                                     beneficially and of record;

                                                   - a representation that the stockholder is a
                                                     holder of record of New Dreyer's stock
                                                     entitled to vote at the annual meeting of
                                                     stockholders and intends to appear in
                                                     person or by proxy at the annual meeting;
                                                     and

                                                   - a representation whether the stockholder
                                                     or the beneficial owner, if any, intends or
                                                     is part of a group that intends to deliver
                                                     a proxy statement to New Dreyer's
                                                     stockholders or otherwise solicit proxies
                                                     from New Dreyer's stockholders in order to
                                                     seek approval or adoption of the proposal.

                                                   New Dreyer's may require any proposed
                                                   nominee to provide additional information as
                                                   may be reasonably required to determine the
                                                   eligibility of the proposed nominee to serve
                                                   as a director.

                                                   Additionally, if the stockholder or a
                                                   qualified representative of New Dreyer's
                                                   does not appear at the annual or special
                                                   meeting of stockholders to present a
                                                   nomination or proposed business, the

                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------
                                                   nomination will be disregarded and the
                                                   proposed business will not be transacted,
                                                   notwithstanding that proxies in respect of
                                                   the vote may have been received by New
                                                   Dreyer's.

                                           DIVIDENDS

The Dreyer's by-laws provide that dividends        The New Dreyer's amended and restated
may be declared by the Dreyer's board of           certificate of incorporation provides that,
directors at any regular or special meeting        if the New Dreyer's board of directors
of stockholders and may be paid in cash,           declares the payment of a dividend or
property or shares of Dreyer's capital             distribution in cash, stock of any
stock.                                             corporation, other than New Dreyer's stock,
                                                   or New Dreyer's property, New Dreyer's class
                                                   A callable puttable common stockholders and
                                                   New Dreyer's class B common stockholders
                                                   will be entitled to share equally, on a per
                                                   share basis, in all the dividends and other
                                                   distributions.

Under the Dreyer's by-laws, prior to paying        Under the New Dreyer's amended and restated
any dividends, the directors, in their             certificate of incorporation, dividends or
absolute discretion, may set aside out of          other distributions will be paid out of
Dreyer's funds that are available for              assets or funds of New Dreyer's that are
dividends, an amount that the directors            legally available for the payment of
think proper as a reserve or reserves to           dividends or other distributions.
meet contingencies, or for equalizing
dividends, or for repairing or maintaining         However, if the New Dreyer's board of
any property of Dreyer's or for any other          directors declares dividends or other
purpose that the directors think is                distributions that are payable in New
conducive to the interest of Dreyer's.             Dreyer's stock, including distributions as a
                                                   result of stock splits or divisions of New
Notwithstanding the foregoing, the directors       Dreyer's stock, then:
of Dreyer's may modify or abolish any
reserve for dividends or distributions in          - only shares of New Dreyer's class B common
the manner in which it was created.                  stock will be paid or distributed with
                                                     respect to shares of New Dreyer's class B
Dreyer's certificate of incorporation                common stock; and
provides that no dividend or distribution in
cash, shares of stock or other property on         - only shares of New Dreyer's class A
common stock can be declared or paid or set          callable puttable common stock in an amount
apart for payment, unless the same dividend          per share equal to the amount per share
or distribution is declared or paid or set           paid or distributed with respect to New
apart on the series A preferred stock.               Dreyer's class B common stock will be paid
                                                     or distributed with respect to shares of
                                                     class A callable puttable common stock.

                                                   The governance agreement provides that the
                                                   New Dreyer's dividend policy will be to pay
                                                   a dividend no less than the greater of:

                                                   - $0.24 per share of New Dreyer's common
                                                     stock on an annualized basis; or

                                                   - 30% of New Dreyer's net income per share
                                                     of New Dreyer's common stock for the
                                                     preceding calendar year;

                                                   - except that the New Dreyer's board of
                                                     directors, in discharging its fiduciary
                                                     duties, may determine not to declare a
                                                     dividend.

                                                   The calculation of net income for purposes
                                                   of the dividend policy will exclude the
                                                   ongoing non-cash

                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------
                                                   impact of accounting entries arising from
                                                   the accounting for the transactions,
                                                   including increases in amortization or
                                                   depreciation expenses resulting from
                                                   required write-ups, and entries related to
                                                   the recording of the put right or call
                                                   right. See also the first risk factor on
                                                   page 23 included in "Risk Factors Relating
                                                   to the Transactions" regarding the risk
                                                   that a dividend will never be paid.

                         LIMITATION OF PERSONAL LIABILITY OF DIRECTORS

In accordance with the DGCL, Dreyer's              Same as Dreyer's.
certificate of incorporation provides that a
director of Dreyer's will not be personally
liable to Dreyer's or its stockholders for
monetary damages for breach of fiduciary
duties as a director, except for liability
for:

- any breach of director's duty of loyalty to Dreyer's or its stockholders;

- acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

- payment of a dividend or the repurchase or redemption of the corporation's stock in violation of the DGCL; or

- any transaction from which the director or officer derived an improper personal benefit.

Dreyer's certificate of incorporation also provides that, if the DGCL is later amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of Dreyer's, in addition to the limitation on personal liability provided in Dreyer's certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL.

Additionally, Dreyer's certificate of
incorporation provides that any repeal or modification of the provisions in Dreyer's certificate of incorporation relating to indemnification by the Dreyer's stockholders will be prospective only and will not adversely affect any limitation on the personal liability of a director existing at the time of the repeal or modification.

                           INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Dreyer's by-laws require Dreyer's to           The New Dreyer's amended and restated
indemnify its officers, directors, employees       by-laws provide the same indemnification
and agents to the fullest extent permitted         rights as are provided under the Dreyer's
by the DGCL by reason of the fact that the         by-laws, except that the New Dreyer's
officer, director, employee or agent:              amended and restated by-laws provide such
                                                   indemnification for directors and officers
- is, or was, serving as an officer,               only.
  director, employee or agent of Dreyer's;
  or

                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------
- is, or was, serving at the request of
  Dreyer's as an officer, director, employee
  or agent of another company or of a
  partnership, joint venture, trust or other
  enterprise.

Under the Dreyer's by-laws, Dreyer's is
required to advance the expenses incurred by the director or officer in a proceeding prior to its final disposition. However, the director or officer is required to repay
Dreyer's for the amounts advanced if it is later determined that the director or officer is not entitled to indemnification by Dreyer's.

Notwithstanding the foregoing, except for actions seeking the advancement of expenses, the Dreyer's by-laws provide that Dreyer's will be required to indemnify any person in connection with a proceeding commenced by the person only if the commencement of the proceeding was authorized by the Dreyer's board of directors.

The right to indemnification and the payment
of expenses is a contract right and is not
exclusive of any other right which any
person may have or acquire under any
statute, provisions of Dreyer's certificate
of incorporation, the Dreyer's by-laws,
agreement, vote of stockholders or
disinterested directors, or otherwise.
                                                   In addition, the governance agreement
                                                   provides that New Dreyer's will maintain,
                                                   for the benefit of the directors and
                                                   officers of New Dreyer's, an insurance and
                                                   indemnification policy that provides
                                                   coverage for acts or omissions with coverage
                                                   limits and other terms at reasonable levels
                                                   consistent with industry practice. The
                                                   governance agreement also provides that,
                                                   after the completion of the transactions,
                                                   the amended and restated certificate of
                                                   incorporation will contain provisions no
                                                   less favorable with respect to limitation of
                                                   liabilities of directors or officers and
                                                   indemnification than are contained in the
                                                   New Dreyer's amended and restated
                                                   certificate of incorporation on the date
                                                   that the governance agreement is executed.

                                                   In addition, the governance agreement
                                                   provides that the provisions of the New
                                                   Dreyer's amended and restated certificate of
                                                   incorporation will not be amended, repealed
                                                   or otherwise modified in a manner that would
                                                   adversely affect the rights of persons who,
                                                   at the completion of the transactions, were
                                                   directors or officers of New Dreyer's.

                                                   Under the governance agreement, so long as
                                                   New Dreyer's is using reasonable best
                                                   efforts to pursue reimbursement from the New
                                                   Dreyer's director and officer insurance
                                                   policies, Nestle will

                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------
                                                   indemnify the officers and directors of
                                                   New Dreyer's against all losses, claims,
                                                   damages, liabilities and expenses arising
                                                   out of the redemption, under the put
                                                   right or under the call right, of New
                                                   Dreyer's class A callable puttable common
                                                   stock in accordance with the governance
                                                   agreement or the short form merger, other
                                                   than any losses, claims, damages,
                                                   liabilities and expenses that result
                                                   primarily from actions taken or omitted
                                                   in bad faith by the indemnified person or
                                                   from the indemnified person's gross
                                                   negligence or willful misconduct.

                                                   However, the foregoing indemnification
                                                   obligation will apply only to the extent
                                                   the losses, claims, damages, liabilities
                                                   and expenses incurred by the officers and
                                                   directors of New Dreyer's are not
                                                   reimbursed or advanced by New Dreyer's or
                                                   the insurers under the New Dreyer's
                                                   director and officer insurance policies,
                                                   except that Nestle will have any
                                                   subrogation rights of the indemnitee
                                                   against New Dreyer's or the insurer.

                    APPROVAL OF TRANSACTIONS WITH A SUBSTANTIAL STOCKHOLDER

Dreyer's certificate of incorporation              None.
provides that the approval or authorization
of any business combination of Dreyer's with
any substantial stockholder must have the
affirmative vote of not less than 80% of the
total voting power of all outstanding
Dreyer's stock and the affirmative vote of
the holders of not less than a majority of
the voting power of all outstanding Dreyer's
stock, except for the substantial
stockholder and its affiliates. A
"substantial stockholder" is defined as any
person that, with its affiliates, is (or was
at any time within the previous five years)
the beneficial owner of 10% or more of the
outstanding Dreyer's stock. These
requirements will not be applicable:

- if the business combination was approved by the Dreyer's board of directors before the substantial stockholder first became a substantial stockholder;

- if the business combination was approved by the Dreyer's board of directors after the substantial stockholder first became a substantial stockholder, but only if the substantial stockholder received the unanimous approval of the Dreyer's board of directors before becoming a substantial stockholder;

- if the business combination is solely
  between Dreyer's and another corporation,
  50% or more of Dreyer's voting stock of
  which is owned by Dreyer's (provided that certain conditions

                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------
  relating to the consideration in the
  transaction are satisfied); or

- in a transaction meeting certain specified conditions, including conditions relating to the fairness of the consideration to be received by relating to the consideration in the transaction are satisfied); or - in a transaction meeting certain specified conditions, including conditions relating to the fairness of the consideration to be received by Dreyer's stockholders and the absence of certain transactions between the substantial stockholder and Dreyer's prior to the completion of the business combination.

                                 STOCKHOLDER RIGHTS AGREEMENT

Dreyer's is party to a stockholder rights          Upon the completion of the transactions,
agreement, dated as of March 4, 1991, as           there will be no stockholder rights
amended on June 14, 1994, March 19, 1997 and       agreement in place for New Dreyer's.
May 15, 1997. The stockholder rights
agreement is generally triggered by the
acquisition by a third person of 20% of the
outstanding Dreyer's common stock. Nestle
and its affiliates are exempted from the
stockholder rights agreement for so long as
Nestle complies with the standstill
provisions of the 1994 purchase agreement.
If triggered, the stockholder rights
agreement would permit Dreyer's
stockholders, other than Nestle and its
affiliates, to purchase Dreyer's common
stock at a 50% discount. You should read the
stockholder rights agreement carefully in
its entirety. See "Where You Can Find More
Information" beginning on page 146.

                              VOTES ON CERTAIN FUNDAMENTAL ISSUES

Generally, as provided in Dreyer's                 The New Dreyer's amended and restated
certificate of incorporation, any business         certificate of incorporation provides that,
combination of Dreyer's with a substantial         in addition to any other vote required by
stockholder that owns over 10% of the common       law, prior to July 1, 2007, the affirmative
stock or voting stock of Dreyer's requires:        vote of the holders of a majority of the
                                                   outstanding shares of New Dreyer's class A
- the affirmative vote of 80% of total             callable puttable common stock, other than
  voting power of all outstanding shares of        shares held by Nestle and its affiliates,
  stock having the right to vote in respect        will be required, except on the conversion
  of the business combination; and                 date or in connection with the put right or
                                                   call right, to approve any merger, other
- the affirmative vote of majority of voting       than a short form merger, consolidation or
  power of all outstanding shares of stock         combination of New Dreyer's, in which shares
  entitled to vote in respect of the               of New Dreyer's class A callable puttable
  business combination held by stockholders,       common stock will be exchanged for or
  other than the substantial stockholder and       changed into any other stock or securities,
  its affiliates.                                  cash and/or other property.

This additional approval may not be required       The New Dreyer's amended and restated
if certain conditions described in Dreyer's        certificate of incorporation provides that,
certificate of incorporation are met.              prior to July 1, 2007, if the continuing
                                                   Nestle directors constitute less than 50% of
                                                   the total then-authorized number of
                                                   directors, in addition to any other vote
                                                   required by law, the affirmative vote of the
                                                   holders of a majority of the outstanding
                                                   shares of New Dreyer's class B common stock
                                                   will be required to approve or authorize New
                                                   Dreyer's to

                  DREYER'S                                         NEW DREYER'S
                  --------                                         ------------
                                                   take certain significant actions. See
                                                   "Description of New Dreyer's Capital
                                                   Stock -- Voting Rights -- Class B Voting
                                                   Rights" beginning on page 109 for a complete
                                                   list of the actions requiring this approval.

                                                   Additionally, the amended and restated
                                                   certificate of incorporation provides that,
                                                   prior to July 1, 2007, if the then-serving
                                                   continuing Nestle directors constitute less
                                                   than 50% of the total authorized number of
                                                   directors New Dreyer's and its officers,
                                                   directors, employees and agents, will not,
                                                   and each will have no power or authority to,
                                                   take or agree or commit to take any of these
                                                   significant actions without the affirmative
                                                   vote of the holders of a majority of the
                                                   outstanding shares of New Dreyer's class B
                                                   common stock.

                                                   As discussed above, the governance agreement
                                                   provides that, prior to July 1, 2007, in
                                                   addition to any other vote required by law,
                                                   the affirmative vote of a majority of the
                                                   then-authorized number of directors will be
                                                   required to approve or authorize New
                                                   Dreyer's to take these significant actions.


                                 LEGAL OPINIONS

        The validity of New Dreyer's class A callable puttable common stock offered by this proxy statement/prospectus will be passed upon for New Dreyer's by Mark LeHocky, Esq., secretary and general counsel of New Dreyer's.

                                    EXPERTS

        The consolidated financial statements of Dreyer's incorporated in this proxy statement/prospectus by reference to the Current Report on Form 8-K filed November 5, 2002 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

        The consolidated balance sheet of New December, Inc. as of October 7, 2002 included in this proxy statement/prospectus has been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


        The consolidated financial statements of NICC, included in this proxy statement/prospectus, have been included herein in reliance on the reports of KPMG LLP, independent accountants, appearing elsewhere herein, and upon the authority of said firm as experts in auditing and accounting.


        Representatives of PricewaterhouseCoopers LLP are expected to be present at the special meeting and are expected to be available to respond to appropriate questions from Dreyer's stockholders at the special meeting.

                             STOCKHOLDER PROPOSALS

        We expect that the Dreyer's 2003 annual meeting of stockholders will be held on or about May 21, 2003 unless the transactions close prior to such date. The SEC has adopted regulations that govern the inclusion of stockholder proposals in Dreyer's annual proxy materials. For a stockholder proposal to be included in the proxy statement for the Dreyer's 2003 annual meeting of stockholders, including a proposal for the election of a director, the proposal must have been received by Dreyer's at its principal offices no later than December 24, 2002. If Dreyer's is not notified of a stockholder proposal by March 9, 2003, then the Dreyer's board of directors will have discretionary authority to vote on the stockholder proposal, even though the stockholder proposal is not discussed in the proxy statement. In order to curtail any controversy as to the date on which a stockholder proposal was received by Dreyer's, it is suggested that stockholder proposals be submitted by certified mail, return receipt requested, and be addressed to the secretary of Dreyer's Grand Ice Cream, Inc., 5929 College Avenue, Oakland, California 94618.

                                 OTHER MATTERS

        As of the date of this proxy statement/prospectus, the Dreyer's board of directors does not know of any matter that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

        New Dreyer's filed a registration statement on Form S-4 on [          ]
to register with the SEC New Dreyer's class A callable puttable common stock to be issued to Dreyer's stockholders in the transactions. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of New Dreyer's in addition to being Dreyer's proxy statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Dreyer's files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that Dreyer's files with the SEC at the SEC's public reference rooms at Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

        Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.


        The SEC allows Dreyer's to "incorporate by reference" information to this proxy statement/prospectus, which means that Dreyer's and New Dreyer's can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later-filed documents incorporated by reference in this proxy statement/prospectus.


        This proxy statement/prospectus incorporates by reference the documents set forth below that Dreyer's has previously filed with the SEC. These documents contain important business and financial information about Dreyer's that is not included in or delivered with this proxy statement/prospectus.

DREYER'S FILINGS (FILE NO. 000-14190)            PERIOD/FILING DATE
-------------------------------------            -------------------
Annual Report on Form 10-K...........   Fiscal year ended December 29, 2001
Quarterly Reports on Form 10-Q.......   Periods ended March 30, June 29,
                                        2002, and September 28, 2002
Quarterly Reports on Form 10-Q.......   Periods ended March 31, June 30, and
                                        September 29, 2001
Proxy Statement on Schedule 14A......   Filed April 5, 2002 for the Dreyer's
                                        annual meeting of stockholders held
                                        on May 8, 2002
Current Reports on Form 8-K..........   January 30, 2002, June 17, 2002 (as
                                        amended on June 18, 2002), August 7,
                                        2002, October 25, 2002 and November
                                        5, 2002


        This proxy statement/prospectus also incorporates by reference all additional documents that may be filed by Dreyer's with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the special meeting. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

        Dreyer's has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Dreyer's. Dreyer's has jointly supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to New Dreyer's and Merger Sub.

        If you are a Dreyer's stockholder, we may have already sent you some of the documents incorporated by reference, but you can also obtain any of them through Dreyer's, the SEC or the SEC's Internet world wide web site as described above. Documents incorporated by reference in this proxy statement/prospectus are available from Dreyer's without charge, excluding all exhibits, except that, if Dreyer's has specifically incorporated by reference in this proxy statement/prospectus an exhibit in this proxy statement/prospectus, the exhibit also will be provided without charge. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing from Dreyer's at the following address or by telephone:

                         Dreyer's Grand Ice Cream, Inc.
                         Attention: Investor Relations
                              5929 College Avenue
                           Oakland, California 94618
                                 (510) 652-8187

        In addition, if you have any questions about the merger agreement or the transactions contemplated by the merger agreement, you may contact:

                               Morrow & Co., Inc.
                           445 Park Avenue, 5th Floor
                            New York, New York 10022
                                 (800) 607-0088

        If you would like to request documents, please do so by [          ], in
order to receive them before the special meeting.

        You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you.
This proxy statement/prospectus is dated [          ]. You should not assume
that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Dreyer's stockholders nor the issuance of New Dreyer's class A callable puttable common stock in the transactions creates any implication to the contrary. New Dreyer's acknowledges that the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (see "Cautionary Statements Regarding Forward-Looking Statements" on page 25) do not apply to its initial public offering of New Dreyer's class A callable puttable common stock.

                         NICC'S SELECTED FINANCIAL DATA

        The following selected consolidated financial data of NICC has been derived from the audited consolidated financial statements and accompanying notes of NICC for the years ended December 31, 2001 and December 31, 2000, for the nine months ended September 29, 2002 and the period from October 8, 1999 (inception) to December 31, 1999, the fiscal quarter in which NICC began operations. Information with respect to the nine months ended September 30, 2001 is unaudited and is presented for comparative purposes. The following selected consolidated financial data of NICC should be read in conjunction with, and is qualified in its entirety by reference to, the financial statements and the accompanying notes included in this proxy statement/prospectus. The information set forth below is not necessarily indicative of NICC's results of future operations and should be read in conjunction with "NICC's Management's Discussion and Analysis of Financial Condition and Results of Operations" and "NICC's Financial Statements."

        NICC's selected consolidated financial data does not include information prior to NICC's inception on October 8, 1999 because NICC does not have the information necessary to allocate costs and expenses or to comply with EITF 01-9. NICC was created as a 50/50 joint venture between Nestle Prepared Foods and Pillsbury and consisted of Nestle's United States frozen dessert business and Pillsbury's United States Haagen-Dazs(R) frozen dessert business excluding the franchising of Haagen-Dazs(R) retail shops. Haagen-Dazs(R) branded frozen dessert products have historically been the largest revenue-generating component of NICC's frozen dessert business. The United States Haagen-Dazs(R) frozen dessert business was operated within a larger division of Pillsbury prior to NICC's inception. Pillsbury did not separately allocate costs and expenses between such division and the United States Haagen-Dazs(R) frozen dessert business. The costs and expenses not separately allocated included shared-services costs, costs of sales, inventory accounts, payroll costs, benefits costs, payroll taxes and other employee costs. Additionally, NICC has adopted EITF 01-9 for all periods since its inception. EITF 01-9 requires that NICC's promotion costs be presented as a reduction of revenue. The information for any period prior to October 8, 1999 that would be necessary to accurately make the required allocations and to adjust revenues to reflect the impact of EITF 01-9 does not exist and the personnel necessary to make such allocations and adjustments are no longer employed by Pillsbury and were never employed by NICC.

                                                                                                             PERIOD FROM
                                                   NINE MONTHS ENDED             FISCAL YEARS ENDED        OCTOBER 8, 1999
                                             -----------------------------   ---------------------------   (INCEPTION) TO
                                             SEPTEMBER 29,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                                2002(4)          2001            2001           2000            1999
                                             -------------   -------------   ------------   ------------   ---------------
                                                              (UNAUDITED)
                                                                        (DOLLARS IN THOUSANDS)
Operations:
  Net sales to external customers..........    $494,816        $478,852       $ 588,394       $627,008        $ 98,649
  Net sales to affiliates..................       3,368          27,690          33,170         41,930          12,148
                                               --------        --------       ---------       --------        --------
    Total net sales........................     498,184         506,542         621,564        668,938         110,797
  Cost of goods sold.......................     398,072         381,143         493,526        508,195          92,419
  Selling, general and administrative......      93,276          99,045         114,021        109,876          30,820
  Royalty expense to affiliates............      20,190          33,672          38,640         43,650           9,507
  Company formation costs paid to
    affiliates.............................          --              --              --             --          10,400
  Interest and other non-operating expense
    to affiliates..........................       1,511             514             746            790              47
                                               --------        --------       ---------       --------        --------
  (Loss) income before income taxes........     (14,865)         (7,832)        (25,369)         6,427         (32,396)
  Provision (benefit) for income
    taxes(1)...............................      (5,010)             --           3,362             --              --
                                               --------        --------       ---------       --------        --------
  Net (loss) income to members.............      (9,855)         (7,832)        (28,731)         6,427         (32,396)
                                               ========        ========       =========       ========        ========
Pro forma provision (benefit) for income
  taxes (unaudited):
  (Loss) income before income taxes........                      (7,832)        (25,369)         6,427         (32,396)
  Pro forma provision (benefit) for income
    taxes(2)...............................                      (2,164)         (8,561)         3,667         (12,295)
                                                               --------       ---------       --------        --------
  Pro forma net (loss) income to
    members(3).............................                    $ (5,668)      $ (16,808)      $  2,760        $(20,101)
                                                               ========       =========       ========        ========

---------------

(1) NICC is a limited liability company and until December 26, 2001, was treated as a partnership for United States income tax purposes. Effective December 26, 2001, NICC became a wholly-owned subsidiary of Nestle Prepared Foods and taxed as a division of its corporate owner. See Notes 2(p) and 8 to NICC's Consolidated Financial Statements for further discussion.

(2) Pro forma provision (benefit) for income taxes is presented as if NICC had been a taxable entity for all periods prior to becoming a taxable entity. The pro forma effective tax rate differs from the statutory rate of 35% primarily due to state taxes and certain non-deductible items.

(3) Pro forma net (loss) income to members is calculated as (loss) income before income taxes plus pro forma provision (benefit) for income taxes.

(4) For the period from October 8, 1999 (inception) to December 31, 2001, NICC maintained a calendar fiscal year and interim periods. Subsequent to Nestle Prepared Foods' acquisition of the remaining 50% interest in NICC, NICC adopted a modified 52-week fiscal year. Interim periods are based on a 4 or 5 week month (13 weeks per quarter) with the exception that the full fiscal year ends on December 31.

                              NICC'S MANAGEMENT'S
               DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

        NICC's Management's Discussion and Analysis of Financial Condition and Results of Operations and Financial Statements should be read in conjunction with the consolidated financial statements and accompanying notes of NICC for the periods specified, included elsewhere in this proxy statement/prospectus. All dollar amounts in this discussion are in United States dollars and rounded to the nearest thousand. In 2001, NICC adopted Emerging Issues Task Force Issue No. 01-9, "Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products)," referred to as "EITF 01-9," which requires that the costs associated with coupons and costs related to trade promotions such as discounts, amounts paid to encourage retailers to offer temporary price reductions for the sale of NICC's products to consumers and amounts paid as new item performance funds to cover retailer expenses associated with providing distribution of new products be recorded as a reduction of revenue, which NICC refers to as net sales. Amounts presented in the Statements of Operations and discussed below relating to the year ended December 31, 2001 and prior have been retroactively reclassified to reflect the adoption of this issue.

        The following discussion contains forward-looking information and statements. The words "believes," "expects," "anticipates," "estimates" or similar expressions or other words or expressions referencing future events, conditions or circumstances identify forward-looking information or statements. The forward-looking information and statements involve risks and uncertainties. Actual results may differ materially from those contemplated by the forward-looking information and statements. You should understand that various factors described in this discussion and elsewhere in this proxy statement/ prospectus could affect the future results of NICC and could cause results to differ materially from those expressed in any forward-looking information or statements.

CRITICAL ACCOUNTING POLICIES

        NICC's management's discussion and analysis of financial condition and results of operations are based upon NICC's consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. NICC's critical accounting policies require estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses in NICC's consolidated financial statements. On an on-going basis, NICC re-evaluates the estimates related to trade promotions, coupon redemption and accounts receivable. NICC bases its estimates on outstanding commitments, historical experience and other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may materially differ from these estimates under different assumptions or conditions and as additional information becomes available in future periods.

        NICC believes the following policies include the most significant judgments and estimates used in the preparation of its consolidated financial statements.

        Trade Promotions. Trade promotions are an important component of the sales and marketing of NICC's products and are critical to the support of NICC's business. Trade promotion costs include amounts paid to encourage retailers to offer temporary price reductions, typically for two to four weeks, on the sale of NICC's products to consumers, new item performance funds and amounts paid to customers for promotional advertisements. Trade promotions are seasonal, with the highest levels of activity occurring during the spring and summer months. Accruals for trade promotions are recorded in the period in which the trade promotion occurs based on estimates of amounts incurred. Trade promotion programs may be either variable, which typically means a discount on each case of NICC products purchased by a customer, or fixed in nature, which typically means the discount or other liability associated with the trade promotion does not vary based on the number of cases purchased by the customer. Accruals for variable promotions, such as per case discounts, are estimated based on a customer's historical realization rate.

Accruals for fixed promotions, such as amounts paid for promotional advertisements are estimated based on contractual obligations. Settlement of these liabilities typically occurs in periods subsequent to the period in which trade promotions are accrued, either through a process in which customers submit claims to NICC for reimbursement or through authorized customer deductions from payments otherwise due to NICC for products. Receivables relating to customer deductions continue to be reported as trade receivables until the deduction is approved by NICC. As a result, the actual cost of a trade promotion program is dependent on the relative success of the promotional events and the actions and levels of deductions taken by NICC's customers and agreed to by NICC. If the actual cost of a trade promotion program were to vary materially from the estimated amount, adjustments to accruals would be required. Final resolution of amounts deducted by customers typically takes approximately six months but may take up to a year or longer.

        Coupon Redemption. NICC offers coupons to consumers in the normal course of business. Coupon offerings are seasonal, with the highest period of activity occurring in the spring and summer months. Coupon redemption costs are accrued in the period in which the coupons are offered, based on estimates of redemption rates that are developed by an independent coupon-redemption clearinghouse. The coupon-redemption clearinghouse used by NICC develops its estimated redemption rates based on historical information from NICC and other Nestle companies. It has been NICC's experience that the estimated redemption rates developed by the coupon-redemption clearinghouse materially correlate with NICC's actual coupon redemption rates. If actual redemption rates were to vary materially from the estimated amounts, adjustments to accruals would be required. Final determination of actual redemption rates typically takes approximately seven to eight months but may take up to a year.

        Accounts Receivable. NICC assesses the recoverability of trade accounts receivable based on estimated losses resulting from the inability of customers to make required payments. NICC's estimates are based on the aging of accounts receivable balances and historical write-off experience, net of recoveries. NICC reviews trade accounts receivable balances for recoverability on a regular basis and at such times as events or circumstances indicate that additional allowances might be required.

OVERVIEW

        NICC is a leading manufacturer and marketer of frozen desserts, including ice cream, frozen yogurt, gelato, sorbet and other frozen novelties. NICC's products include Haagen-Dazs(R) ice cream, Drumstick(R) ice cream sundae cones, Carnation(R) ice cream sandwiches, Dole(R) frozen juice bars and Nestle Crunch(R) and Butterfinger(R) ice cream bars. NICC's line of products is available in all 50 states. NICC's products are sold by NICC and its independent distributors to a variety of retail outlets, including grocery stores, convenience stores, club stores, restaurants, movie theaters, hotels and other retailers. NICC also provides ice cream in bulk to sit-down food service outlets, to Pillsbury for export and to Haagen-Dazs(R) retail shops. Additionally, NICC's frozen novelties and packaged items are provided to affiliates of Nestle and Pillsbury for export.


        NICC, a Delaware limited liability company, began operations on October 8, 1999 under the name Ice Cream Partners USA, LLC. NICC was created as a 50/50 joint venture between Nestle Prepared Foods and Pillsbury, and is comprised of Nestle's United States frozen dessert business and Pillsbury's United States Haagen-Dazs(R) frozen dessert business, excluding the franchising of Haagen-Dazs(R) retail shops. Effective December 26, 2001, Nestle Prepared Foods acquired the remaining 50% interest in the joint venture that was held by Pillsbury. In connection with the acquisition, two Swiss affiliates of Nestle Prepared Foods purchased a 99-year, fully paid-up license for use of the Haagen-Dazs(R) brand in the United States in connection with frozen dessert products, which rights were sublicensed to NICC. See "The
Transactions -- Contracts, Arrangements, Understandings or Relationships between Nestle and NICC or New Dreyer's -- Pillsbury Trademark/Technology and Other Proprietary Information Sublicenses" beginning on page 58.

SEASONALITY

        NICC's business is highly seasonal. NICC's sales are highest during the spring and summer months when demand is greatest due to the warmer weather throughout the United States and when there are generally higher levels of promotional activity. During the same period, sales of new products, which traditionally are launched in the first part of the year, are typically higher. NICC typically experiences the lowest sales volume in the fall and winter months. Annual sales can be adversely affected by unseasonably cool weather during the summer months. Sales of NICC's frozen novelties are typically about 200% higher during the summer months than during the winter months, and sales of NICC's packaged ice cream are typically about 35% higher during the summer months than during the winter months.

RESULTS OF OPERATIONS

  Nine Months Ended September 29, 2002 Compared with Nine Months Ended September 30, 2001


        Net Sales. Total net sales for the nine months ended September 29, 2002 decreased $8,358,000, or 2%, to $498,184,000 from $506,542,000 for the same period in 2001. Net sales represent gross sales less returns, rebates, credit memos, trade promotion and coupon costs. This decline was primarily due to decreased sales to Pillsbury, which declined $7,047,000 to $16,328,000 compared to $23,375,000 for the same period in 2001. Net sales to Pillsbury were included in net sales to affiliates in 2001 and prior periods but are classified as net sales to external customers starting in 2002 following Nestle Prepared Foods' purchase of Pillsbury's 50% interest in NICC. Sales of products to Pillsbury are expected to continue to decrease as Pillsbury continues to move product sourcing to its own manufacturing facilities or third party manufacturers, referred to as "co-packers." Costs related to trade promotions and coupon redemption for the nine months ended September 29, 2002 increased $28,248,000, or 46%, to $90,126,000 from $61,878,000 for the same period of 2001, primarily as a result of increased promotional activity following NICC product price increases in 2001 and 2002 and new product distribution in 2002. Pursuant to EITF 01-9, these expenses were recorded as a reduction of net sales, with a corresponding reduction of selling, general and administrative expenses.



        Net sales to external customers for the nine months ended September 29, 2002 increased $15,964,000, or 3%, to $494,816,000 from $478,852,000 for the same period in 2001. Net sales to external customers include both sales of products bearing NICC licensed or sublicensed brand names, including the Nestle(R), Haagen-Dazs(R) and Dole(R) brands, referred to as "NICC branded products," and sales of products distributed for other manufacturers, referred to as "partner branded products." Net sales to external customers for the nine months ended September 29, 2002 were comprised of $450,865,000 in net sales of NICC branded products to external customers other than Pillsbury, $16,328,000 in net sales of NICC branded products to Pillsbury (recorded in previous periods as net sales to affiliates) and $27,623,000 in net sales of partner branded products. NICC branded products sales of $450,865,000 includes sales of $41,896,000 from 35 new or renovated NICC branded frozen dessert products or flavors introduced during the nine months ended September 29, 2002. New and renovated products are an important part to NICC's business performance and strategy given the relatively short life cycle of frozen dessert products, particularly frozen novelties. NICC expects that new innovative and renovated products and flavors will continue to be important to its business in the future, but there can be no assurance that any new or renovated products will gain consumer acceptance. See "NICC Business -- Products" beginning on page 99. Net sales of NICC branded products excluding sales to Pillsbury for the nine months ended September 29, 2002 decreased $238,000, or less than 1% to $450,865,000 from $451,103,000 for the same period in 2001. On a liter basis, sales of NICC branded products excluding sales to Pillsbury for the nine months ended September 29, 2002 increased less than 1% to 133,318 thousand liters from 133,269 thousand liters for the same period in 2001. NICC branded product revenue per liter excluding sales to Pillsbury for the nine months ended September 29, 2002 decreased $0.02, or 1%, to $3.39 from $3.41 for the same period in 2001. The decrease in the revenue per liter sold was primarily due to increased trade promotion spending in 2002 compared to 2001. Excluding the impact of trade promotion costs, revenue per liter increased $0.20.

        Sales of partner branded products for the nine months ended September 29, 2002 decreased $127,000, or less than 1%, to $27,623,000 from $27,750,000 for the same period in 2001. Sales of partner branded products represented 6% of total net sales for the nine months ended September 29, 2002 and September 30, 2001. Sales were negatively impacted by Ben & Jerry's decision to terminate its distribution agreement with NICC effective March 2001 resulting in a decrease in sales of $10,200,000. Sales of partner branded products for the nine months ended September 29, 2002 were positively affected by new agreements with regional manufacturers for distribution of their products that increased sales by $5,693,000 and by the acquisition of independent distributors in 2001 that increased sales by $4,380,000.


        Net sales to affiliates for the nine months ended September 29, 2002 decreased $24,322,000, or 88%, to $3,368,000, from $27,690,000 for the same period in 2001. Net sales to Pillsbury were included in net sales to affiliates in 2001 but are recorded as net sales to external customers in 2002 following Nestle Prepared Foods' purchase of Pillsbury's 50% ownership interest in NICC. Net sales to Pillsbury for the nine months ended September 29, 2002 decreased $7,047,000, or 30%, to $16,328,000 from $23,375,000 for the same period in 2001.
The decline of net sales to Pillsbury is attributable to Pillsbury moving product sourcing to its own manufacturing facilities or co-packers. Sales of products to Pillsbury are expected to continue to decrease. Net sales to affiliates for the nine months ended September 29, 2002 represent sales of products to the affiliates of Nestle Prepared Foods. Net sales to affiliates of Nestle Prepared Foods for the nine months ended September 29, 2002 declined $947,000, or 22%, to $3,368,000 from $4,315,000 for the same period in 2001.


        Cost of Goods Sold. Cost of goods sold for the nine months ended September 29, 2002 increased $16,929,000, or 4%, to $398,072,000 from
$381,143,000 for the same period in 2001. While butter fat raw material costs have generally been favorable in 2002 as compared to 2001, the increase in cost of goods sold was primarily due to several factors that include higher direct store delivery system costs of $1,120,000, an increase in operating costs of $9,684,000 for distributors acquired in 2001 and 2002 and $854,000 for the start-up of company-owned operations in the Seattle market. Costs of goods sold also increased by $1,030,000 as a result of the butterfat hedge programs that were initiated in 2002 and by $6,720,000 due to increased inventory write-downs associated with packaging changes and retail spoils. These increases were partially offset by lower depreciation expense of $3,741,000 on property and equipment associated with the production of inventory. As NICC has expanded its direct store delivery system, the fixed costs associated with such system have also increased. NICC's gross margin for the nine months ended September 29, 2002 was 20%, a five percentage point decline, from the same period in 2001. This decline in gross margin was primarily due to higher promotion costs paid to external customers in 2002 as opposed to 2001. These promotion costs were recorded as a reduction of net sales in connection with the adoption of EITF 01-9. Excluding the impact of higher promotion costs, NICC's gross margin for the nine months ended September 29, 2002 was similar to the same period for 2001. NICC may maintain or possibly increase its current level of promotional costs and therefore gross margins in 2003 are unlikely to return to previous levels and could possibly decrease further. During the nine months ended September 29, 2002, butterfat costs were approximately 20% lower than for the same period in 2001; however, these costs were somewhat offset by increased vanilla costs. NICC cannot predict the cost of raw materials in the future, and increases in the cost of raw materials such as butterfat and vanilla could negatively affect cost of goods sold and gross margins and could have a material adverse effect on NICC's business, financial condition, liquidity and results of operations.



        Selling, General and Administrative Expenses. Selling, general and administrative expenses for the nine months ended September 29, 2002 decreased $5,769,000, or 6%, to $93,276,000 from $99,045,000 for the same period in 2001.
As a percent of total net sales, selling, general and administrative expenses for the nine months ended September 29, 2002 decreased to 19% compared with 20% for the same period in 2001. These decreases in selling, general and administrative expenses in both dollar amount and as a percent of net sales were primarily due to reduced media costs of $3,665,000 as NICC continued to air advertisements produced in 2001, and lower promotional expenses not classified as a reduction of revenue pursuant to EITF 01-9 of $5,545,000. NICC makes it annual advertisement plans based on specific business objectives for the brands and on the business climate and costs of the various media advertisement options such as television, radio and billboards. As a result, advertising expense may fluctuate on a year-to-year basis. Decreases in media and promotional expenses during the nine months ended September 29, 2002 were partially offset by higher depreciation on capitalized software development costs of $2,150,000 and higher sales commissions of $2,096,000.


        Royalty Expense to Affiliates. Royalty expense is comprised of royalties paid to affiliates for the use of trademarks or technology owned by such affiliates and licensed or sublicensed to NICC for use in the manufacture and sale of NICC's frozen dessert products. Royalty expense to affiliates for the nine months ended September 29, 2002 decreased $13,482,000, or 40%, to $20,190,000 from $33,672,000 for the same period in 2001. Royalty expense for 2002 decreased because of differences in the agreements pursuant to which the Haagen-Dazs(R) trademarks and other intellectual property and proprietary information were made available to NICC before and after Nestle Prepared Foods' purchase of Pillsbury's remaining 50% interest in NICC.

        Interest. Interest expense to affiliates for the nine months ended September 29, 2002 increased $997,000, or 194%, to $1,511,000 from $514,000 for the same period in 2001. The increase was due to increased borrowings from an affiliate of Nestle, partially offset by lower average interest rates on such borrowings. The weighted average interest rate on such borrowings for the nine months ended September 29, 2002 was 2.16% compared with 3.95% for the same period in 2001.

        Income Tax. NICC is a limited liability company. From inception through December 25, 2001, NICC was owned equally by Nestle Prepared Foods and Pillsbury and was treated as a partnership for United States income tax purposes. When it was treated as a partnership, NICC was not subject to taxation and any income tax liability was the responsibility of its members. Accordingly, NICC has not provided for income taxes for the period ended September 30, 2001. Effective December 26, 2001, Nestle Prepared Foods acquired from Pillsbury the 50% interest in NICC that Nestle Prepared Foods did not already own. Since that date, NICC has been taxed as a division of its corporate owner and must provide for income taxes as a taxable entity. The income tax benefit for the period ended September 29, 2002 was $5,010,000.

 12 Months Ended December 31, 2001 Compared with 12 Months Ended December 31,
 2000

        Net Sales. Total net sales for the year ended December 31, 2001 decreased $47,374,000, or 7%, to $621,564,000 from $668,938,000 for the year ended December 31, 2000. The decline was primarily due to decreased sales of partner branded products and decreased sales to affiliates, partially offset by increased sales of NICC branded products. Costs related to trade promotions and coupon redemption in 2001 increased $4,526,000, or 6%, to $78,125,000 from $73,599,000 for 2000. Pursuant to EITF 01-9, these expenses were recorded as a reduction of net sales, with a corresponding reduction of selling, general and administrative expenses.

        Net sales to external customers in 2001 was $588,394,000, comprised of $555,132,000 in sales of NICC branded products and $33,262,000 in sales of partner branded products. Sales of NICC branded products increased $9,934,000, or 2%, to $555,132,000 in 2001 from $545,198,000 for 2000. The increase in the dollar amount of sales of NICC branded products resulted from new product launches and higher average revenue per liter sold. On a liter basis, sales of NICC branded products decreased 5 million liters, or 3%, in 2001 to 164 million liters from 169 million liters in 2000. NICC introduced 20 new or renovated frozen dessert products or flavors in 2001, generating $37,489,000 in sales in 2001. NICC branded product revenue per liter sold in 2001 was $3.38, a 5% increase from 2000, primarily due to higher revenue per liter products comprising a larger percentage of branded product sales, increased sales through NICC-owned distribution and selected price increases implemented in the course of the year.

        Sales of partner branded products decreased $48,548,000, or 59%, to $33,262,000 in 2001 from $81,810,000 in 2000. Sales of partner branded products represented 5% of total net sales in 2001 compared to 12% in 2000. The decline resulted largely from the decision of Ben & Jerry's to terminate its distribution agreement with NICC effective March 2001. Sales by NICC of Ben & Jerry's(R) branded products decreased $64,016,000, or 86%, to $10,236,000 in 2001 from $74,252,000 for 2000. The loss of sales from the termination of the distribution agreement with Ben & Jerry's was minimally offset by new agreements with regional manufacturers for distribution of their products that increased sales by $5,396,000 and by the acquisition of independent distributors in 2001 that increased sales by $10,072,000.


        Net sales to affiliates, which during periods prior to 2002 were the affiliates of Pillsbury and Nestle Prepared Foods, decreased $8,760,000, or 21%, to $33,170,000 in 2001 from $41,930,000 in 2000. Of the $8,760,000 decrease, 91%
was attributable to decreased demand for products from Pillsbury as Pillsbury moved product sourcing to its own manufacturing facilities. Sales of products to Pillsbury are expected to continue to decrease as Pillsbury continues to move product sourcing to its own manufacturing facilities or co-packers.


        Cost of Goods Sold. Cost of goods sold decreased $14,669,000, or 3%, to $493,526,000 in 2001 from $508,195,000 in 2000 due to lower sales volumes. Gross margins decreased to 21% in 2001 from 24% in 2000 primarily due to increases in the costs of butterfat and vanilla. Increases in these two commodities alone accounted for approximately $21,500,000 of additional costs in 2001 compared to 2000. Although NICC has sought to compensate for the increased cost of raw materials through product price increases, the frozen dessert industry is highly competitive and there can be no guarantee that NICC will be able to raise prices to levels sufficient to offset increased costs of raw materials. In 2001, NICC implemented a number of price increases on some of its products. These price increases only partially offset the increased costs of raw materials. NICC cannot predict the cost of raw materials in the future, and additional increases in the cost of raw materials, such as butterfat and vanilla, could have a negative effect on cost of goods sold and gross margins and could have a material adverse effect on NICC's business, financial condition, liquidity and results of operations. Gross margins in 2001 were also negatively affected by a number of factors that included higher promotional costs of $4,741,000 paid to external customers, the impact of distributor acquisitions in 2001 that increased operating costs by $4,084,000, increased distribution costs of $2,976,000 due to warehouse consolidation and systems conversions and reduced inventory cost absorption resulting from lower inventory levels. These factors principally occurred during the fourth quarter of 2001.



        Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $4,145,000, or 4%, to $114,021,000 in 2001 from $109,876,000 in 2000. As a percent of net sales, selling, general and administrative expenses were 18% in 2001 compared with 16% in 2000. These costs include broker commissions, commissions to direct store delivery route sales employees, media, consumer promotion creation and insertion, syndicated research and employee-related costs pertaining to non-factory employees, such as the sales organization and corporate functions. Increased marketing expenses of $3,036,000, particularly expenditures against the non-grocery business were the primary causes of the increased selling, general and administrative expenses. However, the increase in selling, general and administrative expenses as a percentage of net sales was primarily the result of a $48,548,000 reduction in sales of partner branded products due to the termination of the distribution agreement with Ben & Jerry's and decreased sales to affiliates of $8,760,000.


        Royalty Expense to Affiliates. Royalty expense to affiliates decreased $5,010,000, or 11%, to $38,640,000 in 2001 from $43,650,000 in 2000. Royalty expense for 2001 decreased because of differences in the agreements pursuant to which the Haagen-Dazs(R) trademarks and other intellectual property and proprietary information were made available to NICC before and after Nestle Prepared Foods' purchase of Pillsbury's remaining 50% interest in NICC.

        Interest. Interest expense to affiliates decreased $44,000, or 6%, to $746,000 in 2001 from $790,000 in 2000. The decline was due to the capitalization of interest expense of $239,000 related primarily to NICC's implementation of a new computer system and to lower average interest rates on borrowings from affiliates. The weighted average interest rate on such borrowings was 3.31% in 2001 compared with 6.98% in 2000.

        Income Tax. NICC is a limited liability company. From inception through December 25, 2001, NICC was owned equally by Nestle Prepared Foods and Pillsbury and was treated as a partnership for United States income tax purposes. When it was treated as a partnership, NICC was not subject to taxation and any income tax liability was the responsibility of its members. Accordingly, NICC has not provided for income taxes for the period ended December 25, 2001. Effective December 26, 2001, Nestle Prepared Foods acquired from Pillsbury the 50% interest in NICC that Nestle Prepared Foods did not already own. Since that date, NICC has been taxed as a division of its corporate owner, and must provide for income taxes as a taxable entity. As a result of the change in NICC's status from a nontaxable entity to a taxable division, net deferred tax liabilities as of December 26, 2001 have been recorded as a charge to the consolidated statements of operations. Income tax expense was $3,362,000 in 2001 as a result of NICC's change in tax status and the acquisition of Rock Island Foods, Inc., a C corporation subject to federal and state income tax.

 Period from October 8, 1999 (inception) to December 31, 1999

        From October 8, 1999 to December 31, 1999, NICC generated total net sales of $110,797,000, comprised of net sales to external customers of $98,649,000 and net sales to affiliates of $12,148,000. Cost of goods sold for the period was $92,419,000 resulting in a gross margin of $18,378,000, or 17%, of net sales. Selling, general and administrative expenses were $30,820,000, or 28%, of net sales. Royalty expense to affiliates totaled $9,507,000 for the period. NICC incurred formation costs of $10,400,000 in 1999. NICC realized a net loss for this period in 1999 of $32,396,000.

LIQUIDITY AND CAPITAL RESOURCES

        NICC's primary cash needs have been to fund working capital requirements, make capital expenditures and finance acquisitions of distributors. NICC's primary sources of liquidity have been cash flows generated from operations and loans and capital contributions from Nestle Prepared Foods and Pillsbury. As of September 29, 2002, NICC had net working capital (current assets less current liabilities) of $13,647,000. Capitalization consisted of investment from members of $743,299,000 and debt obligations due to members (all of which are current liabilities) of $66,306,000 as of September 29, 2002.

        Cash flows provided by operations were $15,605,000 for the nine months ended September 29, 2002. Cash flows from operating activities benefitted from improved collections of trade accounts receivable and receivables due from member companies. Improved collections of receivables were partially offset by increased investment in inventories due to higher inventory volumes and use of cash related to decreases in accounts payable and accrued liabilities. Accounts payable and accrued liabilities decreased as of September 29, 2002 due principally to lower trade promotion accruals and reduced media expenses.

        Cash outflows from investing activities related to capital expenditures and the purchase of the assets of a distributor were $17,790,000 for the nine months ended September 29, 2002. Capital expenditures of $15,148,000 during such period were primarily attributable to costs related to replacing equipment and making other improvements, increasing the capacity of NICC's manufacturing plants in the normal course of business, expanding the product development lab at the Bakersfield plant, increasing retail freezers and product availability, and information technology and office-related capital expenditures. NICC expects 2002 capital expenditures to approximate 4% to 5% of total net sales. Capital expenditures of $48,067,000 during 2001 were primarily attributable to costs related to implementing a new computer system, replacing equipment and making other improvements, increasing the capacity of NICC's manufacturing plants and distribution centers in the normal course of business and increasing retail freezer purchases. Capital expenditures of $37,423,000 during 2000 were primarily attributable to costs related to replacing equipment and enhancing the capacity of NICC's manufacturing plants, increasing retail freezer purchases, increasing the capacity of company-owned distribution centers and establishing administrative offices in San Ramon, California and Bakersfield, California. During 2001 and 2002, NICC acquired several independent ice cream distributors, including Tom Rogers Distributor, Inc., Rock Island Foods, Inc. and Tropic Ice, Inc. for a combined purchase price of $23,869,000.

        Cash used in financing activities of $2,970,000 for the nine months ended September 29, 2002 primarily consisted of repayments of short-term financing from Nestle USA, Inc. of $5,136,000 partially offset by capital contributions from Nestle USA, Inc. of $2,166,000. NICC executed two demand notes in favor of Nestle USA, Inc. in the aggregate principal amounts of $50,000,000 and $60,000,000 on November 17, 2000 and September 4, 2001, respectively. Subsequent to the execution of the demand notes, Nestle USA, Inc. extended credit to NICC under the demand notes in an amount that exceeded the combined and overall agreed upon amounts under the demand notes. The excess borrowing by NICC did not constitute an event of default and the excess borrowing is subject to the same terms and provisions as amounts borrowed within the limits stated in the demand notes. The interest rate on the demand notes is the average daily one-month LIBOR BBA applied to the average monthly balance, increased by a margin of 29 basis points (0.29%). As of September 29, 2002, December 31, 2001 and December 31, 2000, the amounts outstanding under these demand notes were $66,306,000, $71,442,000 and $0, respectively. The weighted-average interest rates for the periods the demand notes were outstanding were 2.16%, 3.31% and 6.98% for the nine months ended September 29, 2002 and the years ended December 31, 2001 and December 31, 2000, respectively. As of October 27, 2002, an aggregate of approximately $63,911,000 remained outstanding under the demand notes and the interest rate was 2.03%. The principal of each of the demand notes is payable upon the demand of Nestle USA, Inc., regardless of whether or not an event of default exists under the demand notes. On or soon after the consummation of the transactions contemplated by the merger agreement, Nestle USA, Inc. intends to request repayment of all amounts then outstanding under the demand notes and thereafter will not extend any additional credit to NICC under such demand notes.

        As of September 29, 2002, NICC had $4,675,000 of standby letters of credit with Citibank N.A., of which $4,625,000 serves as a guarantee by the creditor bank to cover United States workers' compensation and automobile liability claims. NICC pays fees on the standby letters of credit. Nestle USA Inc. is co-obligor on these letters of credit.

        NICC has contractual and commercial obligations under operating lease agreements and under multi-year purchase commitment agreements and other similar agreements. Information about these obligations as of September 29, 2002 is presented in the table below. NICC has a commitment with a co-packer to purchase minimum quantities on an annual basis. As a result of managing production across its manufacturing facilities, NICC has not met these annual minimum purchase quantities under this agreement. In addition to the payments of $1,717,000 in 2001 and $1,700,000 in 2000 that NICC paid the co-packer to make up for the shortfall during these years, NICC anticipates it will not meet the minimum volume requirement under this co-packing agreement in 2002 and 2003 and expects that the payment for not meeting the minimum purchase requirements will be approximately $1,962,000 for 2002 and approximately $3,000,000 for 2003.

                                                  PAYMENTS DUE BY PERIOD(1)
                              -----------------------------------------------------------------
                                                                                        2007 &
                               TOTAL     2002     2003      2004      2005      2006     AFTER
                              -------   ------   -------   -------   -------   ------   -------
                                                   (DOLLARS IN THOUSANDS)
CONTRACTUAL CASH OBLIGATIONS
Operating Leases(2).........  $27,370   $2,885   $ 8,350   $ 5,486   $ 3,722   $2,860   $ 4,067
Purchase Commitments........   57,496    3,582    13,137    12,725    12,725    6,690     8,637
                              -------   ------   -------   -------   -------   ------   -------
TOTAL.......................  $84,866   $6,467   $21,487   $18,211   $16,447   $9,550   $12,704
                              =======   ======   =======   =======   =======   ======   =======

---------------

(1) Data for periods ending December 31st for each of the years presented.

(2) Operating Lease obligations are minimum contractual lease payments less contractual sublease income.

        Since inception, NICC has, on the whole, incurred a net loss and has been dependent on capital contributions and loans from members in order to meet its short-term and long-term liquidity needs, including those for working capital, capital expenditures and other cash needs and commitments. In particular, due to the seasonality of NICC's business and the increased capital needed in the spring and summer months, NICC will likely remain dependent on capital contributions or loans in order to fully meet its short-term liquidity needs. NICC's ability to fully meet its long-term liquidity needs without additional capital contributions or loans depends on NICC's future operating performance and cash flows, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond its control.

INFLATION AND CHANGING PRICES

        NICC's cost of goods sold and marketing, selling and general and administrative expenses are affected by inflation, and NICC may experience the effects of inflation in future periods. While NICC has historically mitigated the inflationary impact of increases in its costs by controlling its overall cost structure, it may not be able to mitigate inflationary impacts in the future.

        The largest component of NICC's cost of goods sold is raw materials, principally butterfat and other dairy ingredients, chocolate, liquid sugar and flavoring components, such as vanilla. During 2001, butterfat and vanilla costs rose substantially, which increased cost of goods sold by approximately $21,500,000 in 2001 as compared to 2000. During the nine months ended September 29, 2002, butterfat costs have declined while vanilla costs have continued to increase over 2001 levels. The net impact of these two primary raw ingredient components has resulted in a reduction in costs of approximately $5,545,000 during the nine months ended September 29, 2002 as compared to the same period in 2001. Due to the inherent volatility of the dairy and vanilla commodity markets, there can be no assurance that cost of goods savings of this magnitude will continue through the last three months of 2002.

RECENTLY ISSUED ACCOUNTING STANDARDS

        In June 2001, the Financial Accounting Standards Board, referred to as "FASB," issued FASB Statement No. 143, "Accounting for Asset Retirement Obligations." Statement 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and that the associated asset retirement costs be capitalized as part of the carrying value of the related long-lived asset. Statement 143 will be effective January 1, 2003 for NICC. NICC believes that adoption of Statement 143 will not have a material effect on its consolidated financial statements.

        In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other provisions, Statement 145 rescinds Statement 4, "Reporting Gains and Losses from Extinguishment of Debt." Accordingly, gains or losses from extinguishment of debt that do not meet the criteria of APB No. 30 should be reclassified to income from continuing operations in all prior periods presented. Statement 145 is effective for fiscal years beginning after May 15, 2002. NICC plans to adopt Statement 145 beginning in its fiscal year 2003. The effect of adopting Statement 145 is not expected to have a material effect on NICC's consolidated financial position or results of operations.

        In July 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Statement 146 supersedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." Under Statement 146, liabilities for costs associated with an exit or disposal activity are recognized when the liabilities are incurred, as opposed to being recognized at the date of the entity's commitment to an exit plan under EITF No. 94-3. Furthermore, Statement 146 establishes that fair value is the objective for initial measurement of the liabilities. This Statement will be effective for exit or disposal activities initiated after December 31, 2002.

NICC QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        Market risk generally represents the risk that losses may occur in the values of financial instruments as a result of movements in interest rates, foreign currency exchange rates and commodity prices. NICC generally does not enter into derivatives or other financial instruments for trading or speculative purposes.

        Interest Rate Risk. NICC centralizes any excess cash receipts with major relationship banks and uses that cash to pay down amounts outstanding under NICC's demand notes in favor of Nestle USA,

Inc. From time to time, NICC invests cash in interest-bearing accounts with major United States banks until such time as these funds are centralized into NICC's main treasury accounts and applied to amounts outstanding under the demand notes. Due to the short time the investments are outstanding and their general liquidity, these instruments are classified as cash on NICC's balance sheet and do not represent a material interest rate risk to NICC. NICC's only debt obligations are the demand notes in favor of Nestle USA, Inc. The interest rate on the demand notes is dependent upon LIBOR rates and, as a result, NICC is exposed to market risk caused by fluctuations in interest rates. As of October 27, 2002, the interest rate on the $63,911,000 outstanding under the demand notes was 2.03%. If variable interest rates increased ten percent from 2.03% to 2.23%, NICC's annual interest expense, assuming the average amount outstanding under the demand notes was $100,000,000, would increase by $203,000.

        Foreign Currency Risk. NICC does not transact any material business in foreign currencies. As such, NICC is not at risk due to changes in foreign currency exchange rates.

        Commodity Risk. NICC is subject to risks caused by the volatility of the price of commodities such as dairy products and vanilla. The primary factor causing volatility in NICC's dairy cost is the price of butter. Although butter is not used by NICC for the preparation of its products, the price of butterfat is linked to the price of butter as traded on the Chicago Mercantile Exchange. As the price of butter trading on the Chicago Mercantile Exchange increases, so does the cost of butterfat, which is a major component of many of the dairy ingredients used in the manufacturing of NICC's frozen dessert products. Because Haagen-Dazs(R) ice cream products contain high amounts of butterfat and low levels of added air, which is described as "overrun," the cost fluctuations have been more significant for NICC than competitors that produce ice cream with lower amounts of butterfat or higher levels of overrun. The Chicago Mercantile Exchange butter market is inherently volatile and is characterized by low trading volumes and a limited number of participants. Because of the low trading volume, large seasonal price fluctuations can occur. NICC believes that the general trend of volatility in dairy ingredient commodity costs may continue. The available futures markets for butter are still in the early stages of development and, even if NICC were to participate in such markets, they do not have sufficient liquidity to provide a hedge for any more than a very limited amount of NICC's requirements. These constraints prevent NICC from effectively hedging a large portion of its dairy costs.

        In 2001, butterfat costs rose an average of $0.70 per pound. During 2001, butterfat raw material costs increased by approximately $19,300,000 as compared to 2000. During the nine months ended September 29, 2002, butterfat raw material costs have been approximately 20% lower than during the same period in 2001. NICC believes that the price of butterfat raw materials in the last three months of 2002 will be comparable to the first nine months of 2002, but due to the inherent volatility, there can be no assurance that butterfat raw material prices will remain stable. NICC has entered into two agreements in an attempt to reduce the impact of the volatility of dairy ingredient costs in 2002. First, NICC has negotiated an agreement with a major supplier of cream at a fixed price. This agreement is for a one-year term, ending on December 31, 2002. Purchases under this agreement represented approximately 3% of the total volume of butterfat used by NICC in the nine months ended September 29, 2002. Second, NICC has negotiated a butter buy-back agreement with a butter manufacturer, which is designed to mitigate the impact of the volatility to less than 9% of NICC's total dairy raw material costs in 2002. Realized losses and mark-to-market adjustments related to unrealized losses recognized from the butter contracts during the nine months ended September 29, 2002 resulted in a total expense of $1,508,000, of which $605,000 was paid under settlement of contracts, leaving an outstanding liability totaling $903,000. Despite efforts to mitigate this risk, commodity price volatility still has the potential to materially and negatively affect NICC's business, financial condition, liquidity or results of operations.

        Vanilla is another significant component of the raw materials used to manufacture NICC's products. During the spring of 2000, Cyclone Hudah struck Madagascar, which damaged and significantly reduced the vanilla crop available to manufacturers in 2001. Due to this reduction in the supply of vanilla from Madagascar, worldwide prices of vanilla have increased from approximately $5.00 per pound in 2000 to approximately $22.00 per pound in 2002. The impact on NICC due to the cyclone's effect on vanilla prices will be greater in 2002 than 2001, in part because NICC had purchased much of its vanilla requirements for 2001 before the price increases. NICC's cost of vanilla in 2001 was approximately $2,200,000 higher than in 2000. NICC's cost of vanilla for the nine months ended September 29, 2002 was approximately $3,787,000 higher than for the same period in 2001, and NICC expects the cost of vanilla for the last three months of 2002 will be comparable to the first nine months of 2002. NICC has entered into two volume-based supply contracts with suppliers of Madagascar vanilla. These supply contracts generally provide for the supply of one calendar year's volume of vanilla at a fixed price.

        Electricity is another component of NICC's production costs. California has recently suffered a severe shortage of electricity. NICC's California facilities in Tulare and Bakersfield account for approximately 70% of NICC's total production by volume, including products manufactured through co-packing arrangements. In 2001, the total cost of electricity at NICC's California facilities was approximately $1,037,000 more than in 2000. For the nine months ended September 29, 2002, the total cost of electricity for the two California facilities was $1,388,000 greater than the same period in 2001. NICC anticipates that it is likely to incur higher costs for electricity at its California facilities throughout the remainder of 2002. A significant increase in the cost of electricity could have a material adverse effect on NICC's business, financial conditions, liquidity and results of operations. Additionally, NICC could experience material disruptions in its manufacturing operations if a blackout were to last any significant period of time.

NICC TRANSACTIONS WITH RELATED PARTIES

        NICC is a wholly-owned indirect subsidiary of Nestle and has entered into a number of transactions and agreements with Nestle and its affiliates. Under several license agreements, affiliates of Nestle granted NICC exclusive sublicenses to use certain trademarks (including the Haagen-Dazs(R), "Bon Bons(R)," "Carnation(R)," "Nestle Crunch(R)," "Push-Up(R)," "Drumstick(R)," "Butterfinger(R)," "Baby Ruth(R)," "Nesquick(R)" and "Sweetarts(TM)" trademarks), patents, inventions, trade secrets and other intellectual property and proprietary information in connection with NICC's frozen dessert products in the United States, and to the extent requested by Nestle Prepared Foods or its affiliates, co-packing frozen dessert products for resale outside of the United States under the terms of co-pack agreements. Certain of these licenses were acquired in connection with Nestle Prepared Food's purchase of Pillsbury's 50% interest in NICC in December 2001. See "The Transactions -- Contracts, Arrangements, Understandings or Relationships between Nestle and NICC or New Dreyer's -- Pillsbury Trademark/Technology and Other Proprietary Information Sublicenses," "The Transactions -- Contracts, Arrangements, Understandings or Relationships between Nestle and NICC or New Dreyer's -- Pillsbury/Nestec Ltd. Transition Services Agreement" and "The Transactions -- Contracts, Arrangements, Understandings or Relationships between Nestle and NICC or New Dreyer's -- Nestle Trademark/Technology and Other Proprietary Information License Agreements."

        On October 8, 1999, Nestle Prepared Foods and NICC entered into an agreement whereby NICC, on a non-exclusive basis, agreed to produce, package and supply selected products to Nestle Prepared Foods for resale outside the United States. Nestle Prepared Foods is obligated to pay NICC for all costs incurred by NICC which are allocable to the production, packaging, storage and supply of the products provided by NICC, as well as a share of NICC's fixed costs, regardless of Nestle Prepared Food's actual purchases. During 2000, 2001 and the nine months ended September 29, 2002, NICC had sales of approximately $5,729,000, $4,971,000 and $3,368,000, respectively, to Nestle Prepared Foods. See "The Transactions -- Contracts, Arrangements, Understandings or Relationships between Nestle and NICC or New Dreyer's -- Nestle International Co-Pack Agreement."

        Nestle and its affiliates provide several services and corporate support functions to NICC. The services and support functions are generally provided to NICC at Nestle's or its affiliates' cost to provide the services or support functions. See "The Transactions -- Contracts, Arrangements, Understandings or Relationships between Nestle and NICC or New Dreyer's -- Nestle's Provision of Services and Corporate Support Functions to NICC."

        Additionally, NICC has made a number of loans to NICC's employees, primarily in connection with the relocation of NICC's business to California in 1999. As of September 29, 2002, the current and non-current aggregate amount outstanding under such loans was $3,548,000, of which loans to officers of NICC totaled $1,520,000. Most of the loans are secured by second mortgages on residential properties. There are two types of employee loans outstanding. Under the first type, loans are non-interest bearing and are entirely forgiven over a five-year period from the date of the loan for as long as the employee remains employed with NICC. Under the second type of loan, loans to certain corporate employees are only 50% forgiven over a five-year period from the date of the loan for as long as the employee remains employed with NICC. The other 50% of the loan is non-interest bearing and subject to repayment on the third and sixth anniversaries of the loan. NICC is in the process of amending such loan to defer repayment until the sixth anniversary of the loan. These loans are subject to immediate repayment upon termination of employment with NICC if the employee resigns or is terminated by NICC on the basis of misconduct. If NICC terminates an employee's employment and no misconduct is involved, the employee's loan is forgiven.

                          INDEPENDENT AUDITORS' REPORT

The Member
Nestle Ice Cream Company, LLC:

        We have audited the accompanying consolidated balance sheets of Nestle Ice Cream Company, LLC, a Delaware limited liability company, (formerly known as Ice Cream Partners USA, LLC) (NICC), and subsidiary as of September 29, 2002, December 31, 2001 and December 31, 2000, and the related consolidated statements of operations, members' equity and cash flows for the nine months ended September 29, 2002, the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999. These consolidated financial statements are the responsibility of NICC's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of NICC and subsidiary as of September 29, 2002, December 31, 2001 and December 31, 2000, and the results of their operations, members' equity and cash flows for the nine months ended September 29, 2002 and the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.


                                                     KPMG LLP

November 22, 2002

San Francisco, California

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                                                                                DECEMBER 31,
                                                             SEPTEMBER 29,   -------------------
                                                                 2002          2001       2000
                                                             -------------   --------   --------
                                                                   (DOLLARS IN THOUSANDS)
                                             ASSETS
Current assets:
  Cash.....................................................    $  4,360      $  9,515   $     77
  Trade accounts receivable, net of allowance for doubtful
     accounts of $3,399 in 2002, $1,956 in 2001 and $2,017
     in 2000...............................................      79,246        82,147     56,028
  Trade accounts receivable due from affiliates............         472         1,111      3,313
  Other accounts receivable................................       4,056         4,970      2,010
  Inventories..............................................      72,349        65,927     76,944
  Prepaid and other assets.................................       1,998         6,397      1,655
  Due from Pillsbury.......................................          --        26,229      3,393
  Due from Nestle Prepared Foods...........................          --            --        356
  Deferred tax assets......................................      10,322         5,110         --
                                                               --------      --------   --------
          Total current assets.............................     172,803       201,406    143,776
                                                               --------      --------   --------
Property, plant and equipment, net.........................     210,638       214,922    180,215
Employee loans.............................................       2,669         3,980      3,677
Other assets...............................................      10,126         3,823      3,500
Goodwill...................................................     453,161       451,641         --
                                                               --------      --------   --------
          Total assets.....................................    $849,397      $875,772   $331,168
                                                               ========      ========   ========
                                LIABILITIES AND MEMBERS' EQUITY
Current liabilities:
  Accounts payable.........................................    $ 34,033      $ 40,811   $ 21,090
  Accounts payable to affiliates...........................         643           413        455
  Accrued liabilities......................................       9,233         8,659      6,655
  Accrued promotions.......................................      24,706        34,315     15,464
  Accrued payroll and related benefits.....................      16,984        10,827     14,741
  Royalties payable to members.............................       7,251         2,080     18,451
  Nestle USA Inc. Demand Notes.............................      66,306        71,442         --
  Due to Pillsbury.........................................          --        10,647         --
                                                               --------      --------   --------
          Total current liabilities........................     159,156       179,194     76,856
  Non-current benefit obligations..........................       2,462         7,348      3,174
  Deferred tax liabilities.................................      24,932         8,547         --
                                                               --------      --------   --------
          Total liabilities................................     186,550       195,089     80,030
                                                               --------      --------   --------
Commitments and contingencies
Members' equity:
  Investment from members..................................     743,299       735,383    277,107
  Accumulated net loss to members..........................     (80,452)      (54,700)   (25,969)
                                                               --------      --------   --------
          Total members' equity............................     662,847       680,683    251,138
                                                               --------      --------   --------
          Total liabilities and members' equity............    $849,397      $875,772   $331,168
                                                               ========      ========   ========

          See accompanying notes to consolidated financial statements.

                       NESTLE ICE CREAM COMPANY USA, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                                        PERIOD FROM
                                                                                                         OCTOBER 8,
                                          NINE MONTHS     NINE MONTHS                                       1999
                                             ENDED           ENDED        YEAR ENDED     YEAR ENDED    (INCEPTION) TO
                                         SEPTEMBER 29,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                             2002            2001            2001           2000            1999
                                         -------------   -------------   ------------   ------------   --------------
                                                          (UNAUDITED)
                                                                    (DOLLARS IN THOUSANDS)
Net sales to external customers........    $494,816        $478,852        $588,394       $627,008        $ 98,649
Net sales to affiliates................       3,368          27,690          33,170         41,930          12,148
                                           --------        --------        --------       --------        --------
          Total net sales..............     498,184         506,542         621,564        668,938         110,797
                                           --------        --------        --------       --------        --------
Cost of goods sold to external
  customers............................     394,704         353,816         460,356        466,265          80,271
Cost of goods sold to affiliates.......       3,368          27,327          33,170         41,930          12,148
                                           --------        --------        --------       --------        --------
          Total cost of goods sold.....     398,072         381,143         493,526        508,195          92,419
                                           --------        --------        --------       --------        --------
Selling, general and administrative....      93,276          99,045         114,021        109,876          30,820
Royalty expense to affiliates..........      20,190          33,672          38,640         43,650           9,507
Company formation costs paid to
  affiliates...........................          --              --              --             --          10,400
                                           --------        --------        --------       --------        --------
          Operating (loss) income......     (13,354)         (7,318)        (24,623)         7,217         (32,349)
Interest expense to affiliates.........       1,511             514             746            790              --
Other non-operating expense to
  affiliates...........................          --              --              --             --              47
                                           --------        --------        --------       --------        --------
  (Loss) income before income taxes....     (14,865)         (7,832)        (25,369)         6,427         (32,396)
Provision (benefit) for income taxes...      (5,010)             --           3,362             --              --
                                           --------        --------        --------       --------        --------
     Net (loss) income to members......    $ (9,855)       $ (7,832)       $(28,731)      $  6,427        $(32,396)
                                           ========        ========        ========       ========        ========
Pro forma provision (benefit) for
  income taxes (unaudited):
(Loss) income before income taxes......                    $ (7,832)       $(25,369)      $  6,427        $(32,396)
Pro forma provision (benefit) for
  income taxes.........................                      (2,164)         (8,561)         3,667         (12,295)
                                                           --------        --------       --------        --------
Pro forma net (loss) income to
  members..............................                    $ (5,668)       $(16,808)      $  2,760        $(20,101)
                                                           ========        ========       ========        ========

          See accompanying notes to consolidated financial statements.

                       NESTLE ICE CREAM COMPANY USA, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

                   CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY
         Period from October 8, 1999 (inception) to September 29, 2002

                                                                           ACCUMULATED
                                                              INVESTMENT   NET INCOME
                                                                 FROM       (LOSS) TO
                                                               MEMBERS       MEMBERS      TOTAL
                                                              ----------   -----------   --------
                                                                    (DOLLARS IN THOUSANDS)
Balance at October 8, 1999 (inception)......................   $246,946     $     --     $246,946
Capital contributions.......................................     15,177           --       15,177
Net loss to members.........................................         --      (32,396)     (32,396)
                                                               --------     --------     --------
Balance at December 31, 1999................................    262,123      (32,396)     229,727
Capital contributions.......................................     14,984           --       14,984
Net income to members.......................................         --        6,427        6,427
                                                               --------     --------     --------
Balance at December 31, 2000................................    277,107      (25,969)     251,138
Capital contributions.......................................     11,717           --       11,717
Capital contribution for acquisition of member's interest...    446,559           --      446,559
Net loss to members.........................................         --      (28,731)     (28,731)
                                                               --------     --------     --------
Balance at December 31, 2001................................   $735,383     $(54,700)    $680,683
Capital contributions.......................................      2,166           --        2,166
Capital contribution for acquisition costs..................      5,750           --        5,750
Tax sharing adjustment......................................         --      (15,897)     (15,897)
Net loss to members.........................................         --       (9,855)      (9,855)
                                                               --------     --------     --------
Balance at September 29, 2002...............................   $743,299     $(80,452)    $662,847
                                                               ========     ========     ========

          See accompanying notes to consolidated financial statements.

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                       PERIOD FROM
                                        NINE MONTHS     NINE MONTHS                                  OCTOBER 8, 1999
                                           ENDED           ENDED        YEAR ENDED     YEAR ENDED    (INCEPTION) TO
                                       SEPTEMBER 29,   SEPTEMBER 30,   DECEMBER 31,   DECEMBER 31,    DECEMBER 31,
                                           2002            2001            2001           2000            1999
                                       -------------   -------------   ------------   ------------   ---------------
                                                        (UNAUDITED)
                                                                  (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net (loss) income to members.......    $ (9,855)       $ (7,832)       $(28,731)      $  6,427        $(32,396)
  Depreciation and amortization
    expense..........................      18,443          19,045          25,930         23,352           5,485
  Non-cash charges from members......         400              --              --            358           1,277
  Tax sharing adjustment.............     (15,897)             --              --             --              --
  Deferred taxes.....................      11,173              --           3,437             --              --
  Loss on disposal of fixed assets...       1,252             650           1,021          1,487             886
  Changes in operating assets and
    liabilities:
    Receivables......................       5,126         (28,079)        (21,766)       (14,274)         19,706
    Accounts payable and accrued
      liabilities....................     (14,542)         39,765          34,533         11,372         (11,015)
    Prepaid expenses and other
      assets.........................       4,029             (78)         (3,811)         1,654          (3,855)
    Inventories......................      (6,146)          3,200          13,164         (9,931)          1,421
    Royalties payable to members.....       5,171          (6,621)        (16,371)         8,944           9,507
    Due to/from members and
      affiliates.....................      16,451         (25,666)        (11,833)        (6,549)          3,911
                                         --------        --------        --------       --------        --------
      Net cash (used in) provided by
        operating activities.........      15,605          (5,616)         (4,427)        22,840          (5,073)
                                         --------        --------        --------       --------        --------
Cash flows from investing activities:
  Capital expenditures...............     (15,148)        (36,629)        (48,067)       (37,423)         (8,799)
  Purchases of businesses, net of
    cash acquired....................      (2,642)         (6,902)        (21,227)            --              --
                                         --------        --------        --------       --------        --------
      Net cash used in investing
        activities...................     (17,790)        (43,531)        (69,294)       (37,423)         (8,799)
                                         --------        --------        --------       --------        --------
Cash flows from financing activities:
  Capital contributions from
    members..........................       2,166           8,155          11,717         14,626          13,900
  Net draws on Nestle USA, Inc.
    Demand Notes.....................      (5,136)         41,121          71,442             --              --
                                         --------        --------        --------       --------        --------
      Net cash provided by (used in)
        financing activities.........      (2,970)         49,276          83,159         14,626          13,900
                                         --------        --------        --------       --------        --------
      Net increase (decrease) in
        cash.........................      (5,155)            129           9,438             43              28
Cash, beginning of period............       9,515              77              77             34               6
                                         --------        --------        --------       --------        --------
Cash, end of period..................    $  4,360        $    206        $  9,515       $     77        $     34
                                         ========        ========        ========       ========        ========
Supplemental disclosure:
Cash paid during the period for
  interest...........................    $  1,511        $    514        $    746       $    790        $     --
                                         ========        ========        ========       ========        ========
Supplemental disclosure of non-cash
  transactions:
Increase in equity resulting from
  push-down of acquisition costs paid
  by Nestle Prepared Foods related to
  Dreyer's transaction (see Note
  2).................................    $  5,750        $     --        $     --       $     --        $     --
                                         ========        ========        ========       ========        ========
Increase in equity resulting from
  push-down of acquisition by Nestle
  Prepared Foods of 50% interest in
  NICC not previously owned, net of
  cash acquired (see Note 1).........    $     --        $     --        $446,559       $     --        $     --
                                         ========        ========        ========       ========        ========

          See accompanying notes to consolidated financial statements.

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

(1)  BASIS OF PRESENTATION

        Nestle Ice Cream Company, LLC (formerly known as Ice Cream Partners USA,
LLC), referred to as "NICC," began operations on October 8, 1999 (inception) as a joint venture between The Pillsbury Company, referred to as "Pillsbury," and Nestle USA -- Prepared Foods Division, Inc., referred to as "Nestle Prepared Foods" and together with Pillsbury, referred to as the "members." Nestle Prepared Foods is a wholly-owned subsidiary of Nestle Holdings, Inc., the United States holding company for the principal food and beverage operations of Nestle S.A., the ultimate parent company incorporated in Switzerland. Through October 31, 2001, Pillsbury was a wholly-owned subsidiary of Diageo PLC; thereafter, Pillsbury was a wholly-owned subsidiary of General Mills Inc. The term of the joint venture was established as 40 years. Pillsbury contributed assets and liabilities of its United States Haagen-Dazs frozen dessert business and Nestle Prepared Foods contributed assets and liabilities of its United States Haagen-Dazs frozen dessert business. The assets and liabilities of Pillsbury and Nestle Prepared Foods were contributed at predecessor book value.

        For the period from the inception date through December 25, 2001, Pillsbury and Nestle Prepared Foods were the only members of NICC and shared equally in the profits and losses of NICC. The members shared decision-making authority equally. Additional capital contributions were made by Pillsbury in December 1999 and March 2000 in accordance with the terms of the limited liability agreement of NICC. Capital contributions were made quarterly by Nestle Prepared Foods based on the amount of royalties paid by NICC to Swiss affiliates of Nestle Prepared Foods that owned trademarks and technology sublicensed to NICC. Royalties have been paid to affiliates of the members for use of trademarks and technology as detailed in Note 2(n) below. No other capital contributions were required from the members during 2001 or 2000. An allocated expense of $10,400,000 from the members related to the joint venture formation costs was included in 1999 results of operations, and a similar amount was reflected in contributed capital as such costs were incurred on behalf of NICC.

        Effective December 26, 2001, Nestle Prepared Foods acquired from Pillsbury the 50% interest in NICC that Nestle Prepared Foods did not already own for a cash purchase price of $560,742,000 which is net of cash acquired of $4,758,000 and includes acquisition-related costs of $7,100,000. The acquisition returned full control to Nestle Prepared Foods of its frozen dessert business as well as permitted it to assume control of the Haagen-Dazs frozen dessert business in the United States.

        The acquisition was accounted for using the purchase method of accounting and was pushed down to NICC. The purchase price has been allocated to the 50% interest in net assets acquired that Nestle Prepared Foods did not previously own based on appraisals of their estimated fair values. The fair value of the 50% of identifiable net assets not previously owned by Nestle Prepared Foods, excluding cash acquired, was $117,108,000, which was allocated as follows: $44,114,000 to receivables; $32,964,000 to inventories; $16,313,000 to other current assets; $113,088,000 to property, plant and equipment; $3,901,000 to other assets; $57,551,000 to accounts payable and accrued liabilities; and $35,721,000 to NICC's demand notes with Nestle USA, Inc. The transaction resulted in a purchase price allocation of $443,634,000 to goodwill, of which approximately $429,000,000 is expected to be deductible for income tax purposes, and a net contribution of capital for the acquisition of $446,559,000. The contribution of capital for the acquisition reflects the allocated goodwill net of the fair value adjustments to the carrying value of

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

assets acquired totaling $10,932,000 and an elimination in the amount of $8,007,000 to reflect the 50% pro rata portion of historical goodwill.

        The property, plant and equipment acquired of $113,088,000 reflects an adjustment of $10,932,000 to adjust the 50% of property, plant and equipment not previously owned by Nestle Prepared Foods to its fair value at the date of acquisition. The adjustment was based on 50% of the difference between the net book value of all property, plant, and equipment and the fair value as determined by individual asset appraisals, representing the pro rata allocation of the fair values of the assets acquired under the 50% acquisition. The $215,244,000 of total property, plant, and equipment at December 31, 2001 reflects the $113,088,000 of property, plant and equipment acquired in the acquisition and the $102,156,000 carrying value of property, plant and equipment owned by Nestle Prepared Foods prior to the acquisition. The carrying values of the remaining assets and liabilities acquired approximated their fair values and were not adjusted as a result of the acquisition.

        In connection with Nestle Prepared Foods' acquisition of Pillsbury's 50% interest in NICC, two Swiss affiliates of Nestle Prepared Foods purchased a 99-year license for use of certain Haagen-Dazs-related intellectual property and technology rights from Pillsbury and have sublicensed the use of such intellectual property and technology rights to NICC.

(2)  BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

  (A)  FISCAL PERIODS

        For the period from October 8, 1999 (inception) to December 31, 2001, NICC maintained a calendar fiscal year and interim periods. Subsequent to Nestle Prepared Foods' acquisition of the remaining 50% interest in NICC, NICC adopted a modified 52-week fiscal year. Interim periods are based on a 4 or 5 week month (13 weeks per quarter) with the exception that the full fiscal year ends on December 31.

  (B)  BUSINESS AND SEGMENT INFORMATION

        NICC operates in one business segment. NICC is engaged in the manufacturing, distribution and sale of frozen dessert products throughout the United States. NICC primarily sells ice cream, frozen yogurt, gelato, sorbet and novelty products under the Haagen-Dazs and Nestle brand names. The products have been produced and marketed and/or distributed under licenses or sublicenses from affiliates of NICC. NICC also manufactures and distributes other brands in selected areas. NICC sells its products to a variety of retail outlets, including grocery stores, convenience stores, club stores, restaurants, movie theaters, hotels and other retailers.

  (C)  REVENUE RECOGNITION

        Revenue from the sale of products is recognized when persuasive evidence of an arrangement exists, the seller's price is fixed or determinable, collectibility is reasonably assured, and title and risk of loss is transferred to the customer. Customers generally do not have the right to return products unless the products are damaged or defective.

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)


        Net sales represent gross sales less returns, rebates, credit memos, trade promotion and coupon costs. The Emerging Issues Task Force Issue No. 01-9, Accounting for Consideration Given by a Vendor to a Customer (Including a Reseller of the Vendor's Products) ("EITF Issue No. 01-9") addresses the recognition, measurement and income statement classification of sales incentives offered voluntarily by a vendor without charge to customers. EITF Issue No. 01-9 requires that NICC's promotion costs offered on either a limited or a continuous basis to a customer, including discounts, coupons and rebates be presented as a reduction of revenue upon adoption of EITF Issue No. 01-9. NICC has adopted EITF Issue No. 01-9 for all periods presented in the accompanying consolidated financial statements.


  (D)  USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates depending upon certain risks and uncertainties. Potential risks and uncertainties include such factors as the financial strength of the retail industry, the level of consumer spending for frozen dessert products, demand for NICC's frozen dessert products, NICC's ability to develop, market and sell new products, the success of planned advertising, marketing and promotional campaigns, competitors' marketing and promotional responses, the cost of energy used in manufacturing and distribution, the cost of dairy raw materials and other commodities used in NICC's products, legal proceedings and other contingent liabilities.

        Estimates are used for, but are not limited to: allowance for doubtful accounts, marketing and promotional accruals, inventory valuation, depreciable lives of assets, and useful lives of goodwill. Future events and their effects cannot be predicted with certainty. Accordingly, accounting estimates require the exercise of judgment. The accounting estimates used in the preparation of the accompanying consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as NICC's operating environment changes.

  (E)  PRINCIPLES OF CONSOLIDATION

        The consolidated financial statements include the accounts of NICC and its wholly-owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation.

  (F)  TRADE ACCOUNTS RECEIVABLE

        NICC assesses the recoverability of trade accounts receivable based on estimated losses resulting from the inability of customers to make required payments. NICC's estimates are based on the aging of accounts receivable balances and historical write-off experience, net of recoveries. NICC reviews trade accounts receivable balances for recoverability on a regular basis and at such times events or circumstances indicate that additional allowances might be required.

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

  (G)  INVENTORY


        Inventory is stated at the lower of cost (determined by the average cost method) or net realizable value. Cost includes materials, labor, manufacturing overhead and certain warehouse and distribution expenses. Inventories consist of raw materials and finished goods as follows:


                                         SEPTEMBER 29,   DECEMBER 31,   DECEMBER 31,
                                             2002            2001           2000
                                         -------------   ------------   ------------
                                                   (DOLLARS IN THOUSANDS)
Raw materials..........................     $12,859        $ 8,480        $ 6,624
Finished goods.........................      59,490         57,447         70,320
                                            -------        -------        -------
     Total.............................     $72,349        $65,927        $76,944
                                            =======        =======        =======

        NICC inventory on consignment with distributors included in the above balances totaled $82,000, $90,000 and $149,000 as of September 29, 2002, December 31, 2001 and December 31, 2000, respectively.

  (H)  PROPERTY, PLANT AND EQUIPMENT

        Property, plant and equipment are stated at cost, net of accumulated depreciation. A summary of property, plant and equipment follows:

                                         SEPTEMBER 29,   DECEMBER 31,   DECEMBER 31,
                                             2002            2001           2000
                                         -------------   ------------   ------------
                                                   (DOLLARS IN THOUSANDS)
Land...................................    $  7,418        $  7,418      $   6,453
Buildings and improvements.............      60,415          59,592         84,311
Machinery and equipment................      83,658          79,991        176,491
Freezers with customers and
  distributors.........................      40,581          37,653         37,582
Computer equipment.....................       3,584           3,805          1,856
Computer software and software
  development costs....................      16,505          16,296             --
Vehicles...............................       1,821           1,624            299
Construction in progress...............      11,034           8,865         25,479
                                           --------        --------      ---------
     Total property, plant, and
       equipment.......................     225,016         215,244        332,471
Accumulated depreciation...............     (14,378)           (322)      (152,256)
                                           --------        --------      ---------
     Property, plant, and equipment,
       net.............................    $210,638        $214,922      $ 180,215
                                           ========        ========      =========

        As discussed in Note 1, NICC has revised the recorded values of its fixed assets held as of December 26, 2001 based on the purchase price allocation for Nestle Prepared Food's acquisition of Pillsbury's 50% interest in NICC. The $215,244,000 of total property, plant, and equipment at December 31, 2001 reflects the $113,088,000 of property, plant and equipment included in the acquisition and the $102,156,000 carrying value of property, plant and equipment owned by Nestle Prepared Foods prior to the acquisition.

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

        NICC also revised the depreciable lives of its fixed assets based on the estimated remaining useful lives at the date of this acquisition. As a result, NICC has begun depreciating the revised cost basis of its fixed assets over their remaining useful lives from December 26, 2001, and has not presented the historical accumulated depreciation at December 31, 2001. Depreciation expense for the period between December 26, 2001 and December 31, 2001 is reflected in the accumulated depreciation balance of $322,000 at December 31, 2001. Depreciation expense has been computed using the straight-line method over the estimated useful lives of the assets as summarized below:

                                                                      PERIOD FROM
                                                 PERIOD FROM       DECEMBER 26, 2001
                                              OCTOBER 8, 1999 TO        THROUGH
                                              DECEMBER 25, 2001    SEPTEMBER 29, 2002
                                              ------------------   ------------------
Buildings and improvements..................     15-45 years           1-40 years
Machinery and equipment.....................     5-12 years            5-10 years
Freezers with customers and distributors....      3-8 years            5-8 years
Computer software and software development
  costs.....................................       5 years              5 years
Computer equipment..........................       3 years             2-3 years
Vehicles....................................      3-5 years            1-5 years

        The cost and accumulated depreciation of property, plant, and equipment disposed of are removed from the related accounts and any gain or loss is reflected in the consolidated statements of operations. Alterations and major overhauls that extend the useful lives or increase capacity of the assets are capitalized. Ordinary maintenance and repairs are charged to expense as incurred. NICC capitalizes software development costs for internal use in accordance with Statement of Position 98-1, Accounting for Costs of Computer Software Developed or Obtained for Internal Use. Capitalization of software development costs begins in the application development stage and ends when the asset is placed into service. NICC amortizes such costs using the straight-line basis over the estimated useful life of five years.

        NICC leases freezers to customers under short-term contracts. These short-term contracts are generally month-to-month arrangements. Rental income from these short-term leases was $1,511,000, $1,731,000, $2,577,000, $2,037,000, and $453,000 for the nine months ended September 29, 2002 and September 30, 2001, for the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999, respectively. The carrying amount of freezers with customers and distributors and related accumulated depreciation was $40,581,000 and $5,113,000, $37,653,000 and $103,000 and
$37,582,000 and $11,370,000 at September 29, 2002, December 31, 2001 and
December 31, 2000, respectively.

  (I)  DEFERRED ACQUISITION COSTS

        NICC defers costs incurred related to its anticipated merger with Dreyers (see Note 11). As of September 29, 2002, approximately $5,350,000 of deferred acquisition costs are included in other assets.

  (J)  TRADE PROMOTIONS

        Trade promotions are an important component of the sales and marketing of NICC's products and are critical to the support of NICC's business. Trade promotion costs include amounts paid to

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

encourage retailers to offer temporary price reductions, typically for two to four weeks, for the sale of NICC's products to consumers, new item performance funds and amounts paid to customers for promotional advertisements. Trade promotions are seasonal with the highest levels of activity occurring during the spring and summer months. Accruals for trade promotions are recorded in the period in which the trade promotion program occurs based on estimates of amounts incurred. Trade promotion programs may be either variable, which typically means a discount on each case of NICC products purchased by the customer, or fixed, which typically means the discount or other liabilities associated with the trade promotion does not vary based on the number of cases purchased by the customers. Accruals for variable promotions, such as per case discounts, are estimated based on a customer's historical realization rate. Accruals for fixed promotions, such as amounts paid for promotional advertisements, are estimated based on contractual obligations. Settlement of these liabilities typically occurs in periods subsequent to the period in which trade promotions are accrued, either through a process in which customers submit claims to NICC for reimbursement, or through authorized customer deductions from payments otherwise due to NICC for products. Receivables relating to customer deductions continue to be reported as trade receivables until the deduction is approved by NICC. As a result, the actual cost of a trade promotion program is dependent on the relative success of the promotional events and the actions and levels of deductions taken by NICC's customers and agreed to by NICC. If the actual cost of the trade promotion program were to vary materially from the estimated amount, adjustments to accruals would be required. Final resolution of amounts deducted by customers typically takes approximately six months but may take up to a year or longer.

  (K)  COUPONS

        NICC offers coupons to consumers in the normal course of business. Coupon offerings are seasonal with the highest period of activity occurring in the spring and summer months. Coupon redemption costs are accrued for in the period in which the coupons are offered, based on estimates of redemption rates that are developed by an independent coupon-redemption clearinghouse. The coupon-redemption clearinghouse develops its estimated redemption rates based on historical information from NICC and other Nestle companies. It has been NICC's experience that the estimated redemption rates developed by the coupon-redemption clearinghouse materially correlate with NICC's actual coupon redemption rates. If actual redemption rates were to vary materially from the estimated amounts, adjustments to accruals would be required. Final determination of actual redemption rates typically takes approximately seven to eight months but may take up to a year.

  (L)  COST OF GOODS SOLD

        Cost of goods sold includes direct costs of materials, labor and overhead. Overhead allocations are based on estimated time spent by employees, relative use of facilities and other related costs.

  (M)  SELLING, GENERAL AND ADMINISTRATIVE

        Selling, general and administrative expenses include all overhead costs associated with the business, including certain shared administrative functions provided to NICC by affiliates of Pillsbury and Nestle Prepared Foods. These shared services have been provided to NICC under a transition services

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

agreement dated October 8, 1999 (referred to as the "1999 Transition Services Agreement") at cost, and have included accounts receivable and payable processing, purchasing and sourcing, treasury, tax, information technology and support, risk management, payroll and human resource administration and legal services. In addition, under the limited liability agreement of NICC dated October 8, 1999, Pillsbury agreed to provide certain product research and development services to NICC at cost up to a maximum annual amount.

        Certain transition services which were billed by Pillsbury and Nestle Prepared Foods to NICC under the 1999 Transition Services Agreement starting January 2000 were not charged to NICC in 1999. NICC has estimated these transition service costs related to 1999 based upon the nature of the services provided, which are comparable to the services provided in 2000 under the 1999 Transition Services Agreement. NICC estimates that these transition service costs totaled approximately $1,277,000 for the period from October 8, 1999 (inception) to December 31, 1999 and has recorded this as additional selling, general and administrative expenses for the period from October 8, 1999 (inception) to December 31, 1999. Management believes that the methods used in estimating this charge are reasonable.

        Advertising production costs are expensed the first time the advertisement is run. Media (television and print) placement costs are expensed in the month the advertising appears. Advertising expense was $10,912,000, $13,775,000, $15,694,000, $13,582,000 and $6,019,000 for the nine months ended
September 29, 2002 and September 30, 2001, for the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999, respectively. NICC had prepaid advertising costs of $929,000, $4,930,000 and $371,000 at September 29, 2002, December 31, 2001 and December 31, 2000, respectively.

  (N)  ROYALTY EXPENSE

        Royalty expense is comprised of royalties paid to affiliates for the use of trademarks or technology owned by such affiliates and licensed or sublicensed to NICC for use in the manufacture and sale of NICC's frozen dessert products. Royalty expense is paid on a quarterly basis based on a percentage of total net sales of frozen dessert products that incorporate licensed trademarks or technology as defined in the trademark and technology license agreements entered into by NICC. Royalties paid to Pillsbury were subject to annual minimum royalty payments under the terms of the trademark and technology license agreements. All royalties due to Pillsbury as of December 26, 2001 were paid in conjunction with Nestle Prepared Food's purchase of Pillsbury's 50% interest in NICC on December 26, 2001.

        As discussed in Note 1, in connection with Nestle Prepared Food's acquisition of Pillsbury's 50% interest in NICC on December 26, 2001, two Swiss affiliates of Nestle Prepared Foods purchased a 99-year license for use of certain Haagen-Dazs-related intellectual properties and technology rights from Pillsbury and have sublicensed the use of such intellectual property and technology rights to NICC. In connection with this sublicense, NICC is paying royalties to certain Swiss affiliates of Nestle Prepared Foods in fiscal 2002 based on a percentage of revenues earned from sales of the related products. This sublicense has a five-year term that expires on December 31, 2006.

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

  (O)  FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying amounts of trade and other receivables, accounts payable and accrued liabilities approximate fair value due to the short-term nature of these amounts. As balances due to/from members and affiliates and amounts outstanding under the demand notes with Nestle USA, Inc. are payable on demand, the carrying value of these amounts represent management's best estimate of the fair value of these amounts. The carrying value of the employee loans approximates their fair values.

  (P)  BUTTER INVESTMENTS


        Under current federal and state regulations and industry practice, the price of cream, a primary ingredient in ice cream, is linked to the price of butter. In an effort to mitigate the effects of butter price volatility, during 2002 NICC began purchasing butter or butter forward contracts with the intent of reselling or settling its positions in order to lower its cream cost and overall exposure to the volatility of this market. NICC's investment in butter does not qualify as a hedge for accounting purposes. Consequently, it "marks to market" its investment at the end of each quarter and records any resulting gain or loss as a decrease or increase in cost of goods sold.


        Included in accrued liabilities are the following balances with respect to butter contracts:

                                                  SEPTEMBER 29,   DECEMBER 31,   DECEMBER 31,
                                                      2002            2001           2000
                                                  -------------   ------------   ------------
Balance, beginning of period....................  $          --   $         --   $         --
Realized losses on closed contracts.............      1,031,000             --             --
Unrealized losses on open contracts.............        477,000             --             --
Payments on settlement of contracts.............       (605,000)            --             --
                                                  -------------   ------------   ------------
Balance, end of period..........................  $     903,000   $         --   $         --
                                                  =============   ============   ============

        At September 29, 2002, NICC had butter contracts outstanding representing 1,481,000 pounds of butter acquired at a weighted average price of $1.14 per pound. The contracts outstanding at September 29, 2002 settle at future market rates on various settlement dates in October and November 2002.

  (Q)  INTANGIBLES AND LONG-LIVED ASSETS

        NICC reviews long-lived assets, including goodwill, for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of impairment is based on the estimated undiscounted future cash flows from operating activities compared with the carrying value of the assets. If the undiscounted future cash flows of an asset are less than the carrying value, a write-down will be recorded, measured by the amount of the difference between the carrying value and the fair value of the asset. Refer to Note 4 for a description of the adoption of Financial Accounting Board (FASB) Statements No. 141 and 142.

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

  (R)  INCOME TAXES

        NICC is a limited liability company. From inception through December 25, 2001, NICC was owned equally by Pillsbury and Nestle Prepared Foods and was treated as a partnership for United States income tax purposes. When it was treated as a partnership, NICC was not subject to taxation; rather, any income tax liability was the responsibility of its members. Accordingly, NICC has not provided for income taxes in the accompanying consolidated financial statements for its activity through December 25, 2001.

        Rock Island Foods, Inc., referred to as "Rock Island," is a wholly-owned taxable domestic corporation of NICC that was acquired on October 26, 2001. In connection with this acquisition, a deferred tax liability of $362,000 was recorded through goodwill in the purchase price allocation.

        Effective December 26, 2001, Nestle Prepared Foods acquired from Pillsbury the 50% interest in NICC that Nestle Prepared Foods did not already own. As of that date, NICC was taxed as a division of its corporate owner and must provide for income taxes as a taxable entity. As a result of the change in NICC's status from a nontaxable entity to a taxable division, net deferred tax liabilities as of December 26, 2001 have been recorded as a charge to the consolidated statements of operations.

        Effective December 26, 2001, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, and for tax losses and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.

        Effective December 26, 2001, when NICC became a taxable division, both NICC and Rock Island's taxable income was included in a consolidated income tax return with Nestle Holdings, Inc., referred to as "Nestle," and subsidiaries. The income tax provision for the period NICC was a taxable entity has been prepared as though NICC was a separate taxpayer. However, in accordance with Nestle's tax sharing policy, NICC is not entitled to a reimbursement for tax losses. As such, any intercompany taxes receivable are eliminated as an adjustment to members' equity.

        Pro forma provision (benefit) for income taxes is presented as if NICC had been a taxable entity for all periods prior to becoming a taxable entity. The pro forma effective tax rate differs from the statutory rate of 35% primarily due to state taxes and certain non-deductible items.

  (S)  LIABILITY OF MEMBERS

        Members are not liable for any acts, debts, or obligations of NICC.

  (T)  COMPREHENSIVE INCOME

        There were no items of other comprehensive income. Therefore, NICC's net income (loss) was equal to comprehensive income (loss) for the nine months ended September 29, 2002 and September 30,

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

2001, for the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999.

  (U)  RECLASSIFICATIONS

        Certain prior period amounts have been reclassified to conform to the current period's presentation.

  (V)  UNAUDITED INTERIM FINANCIAL STATEMENTS

        The accompanying consolidated statements of operations and cash flows for the nine months ended September 30, 2001 included herein have been prepared by NICC and are unaudited. The information furnished in the unaudited consolidated financial statements referred to above includes all adjustments that are, in the opinion of management, necessary for a fair presentation of such financial statements, and are of a normal recurring nature.


  (W)  RECENTLY ISSUED ACCOUNTING STANDARDS



        In June 2001, the Financial Accounting Standards Board, referred to as "FASB," issued FASB Statement No. 143, "Accounting for Asset Retirement Obligations." Statement 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred and that the associated asset retirement costs be capitalized as part of the carrying value of the related long-lived asset. Statement 143 will be effective January 1, 2003 for NICC. NICC believes that adoption of Statement 143 will not have a material effect on its consolidated financial statements.



        In April 2002, the FASB issued Statement No. 145, "Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections." Among other provisions, Statement 145 rescinds Statement 4, "Reporting Gains and Losses from Extinguishment of Debt." Accordingly, gains or losses from extinguishment of debt that do not meet the criteria of APB No. 30 should be reclassified to income from continuing operations in all prior periods presented. Statement 145 is effective for fiscal years beginning after May 15, 2002. NICC plans to adopt Statement 145 beginning in its fiscal year 2003. The effect of adopting Statement 145 is not expected to have a material effect on NICC's consolidated financial position or results of operations.



        In July 2002, the FASB issued Statement No. 146, "Accounting for Costs Associated with Exit or Disposal Activities." Statement 146 supercedes Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (Including Certain Costs Incurred in a Restructuring)." Under Statement 146, liabilities for costs associated with an exit or disposal activity are recognized when the liabilities are incurred, as opposed to being recognized at the date of the entity's commitment to an exit plan under EITF No. 94-3. Furthermore, Statement 146 establishes that fair value is the objective for initial measurement of the liabilities. This Statement will be effective for exit or disposal activities initiated after December 31, 2002.

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

(3)  RISKS AND CONCENTRATIONS


        NICC is subject to certain risks, including dependence on debt or equity financing from Nestle Prepared Foods to sustain operations, the uncertainty of availability of additional financing from third parties, dependence on key management and seasonality of the business.


        Financial instruments, which potentially subject NICC to concentrations of credit risk, consist principally of trade accounts receivable. NICC controls this risk through credit approvals, credit limits, an allowance for doubtful accounts and monitoring procedures.

        On June 14, 1994, an affiliate of Nestle entered into a distribution agreement with Dreyer's Grand Ice Cream, Inc., referred to as "Dreyer's," whereby Dreyer's would distribute frozen dessert products manufactured by or for the Nestle affiliate in certain areas. This agreement was replaced in November 2001 with a new distribution agreement between NICC and Dreyer's, whereby Dreyer's continues to sell NICC's frozen dessert products in the ordinary course of business and at prices consistent with those offered to other distributors. (Refer to Note 11).

        For the nine months ended September 29, 2002 and September 30, 2001, for the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999, Dreyer's accounted for approximately 10%, 12%, 11%, 11%, and 9% of net sales, respectively. Dreyer's accounted for 7%, 15% and 11% of trade receivables as of September 29, 2002, December 31, 2001 and December 31, 2000, respectively.

(4)  FINANCIAL ACCOUNTING STANDARDS BOARD STATEMENTS NO. 141 AND NO. 142

        In July 2001, the FASB issued Statement No. 141, Business Combinations ("Statement 141"), and Statement No. 142, Goodwill and Other Intangible Assets ("Statement 142"). Statement 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. Statement 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of Statement 142. Goodwill and intangible assets acquired in business combinations completed before July 1, 2001 will continue to be amortized and tested for impairment in accordance with the appropriate accounting requirements prior to the adoption of Statement 142. Statement 142 will also require that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

        NICC adopted Statement 142 as of January 1, 2002. Under the provisions of Statement 142, purchased goodwill and certain indefinite-lived intangibles are no longer amortized but are subject to testing for impairment upon adoption, and on at least an annual basis thereafter. The book value of goodwill as of January 1, 2002 was $451,641,000.

        The provisions of Statement 142 require that a two-step evaluation be performed to assess goodwill for impairment. First, the fair value of each reporting unit is compared to its carrying value. If the fair value exceeds the carrying value, goodwill is not impaired and proceeding to the second step is not required. If the carrying value of any reporting unit exceeds its fair value, then the implied fair value of

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

              September 29, 2002, December 31, 2001, 2000 and from
                October 8, 1999 (inception) to December 31, 1999
    (Information with respect to the nine months ended September 30, 2001 is unaudited)

the reporting unit's goodwill must be determined and compared to the carrying value of its goodwill (the second step). If the carrying value of a reporting unit's goodwill exceeds its implied fair value, then an impairment charge equal to the difference is recorded. NICC performed its transitional impairment test with regard to the carrying value of goodwill as of January 1, 2002, and concluded that no impairment of the carrying value of goodwill existed at that date.


        NICC also performed its annual impairment test as of June 30, 2002. The fair value of NICC's reporting unit was determined by NICC management using a combination of the income and the market valuation approaches. Under the income approach, the fair value of the reporting unit is based on the present value of estimated future cash flows that the reporting unit is expected to generate over its remaining life. Under the market approach, the value of the reporting unit is based on an analysis that compares the value of the reporting unit to values of publicly traded companies in similar lines of business. Other intangible assets were valued using a combination of the income approach and cost approaches. Under the cost approach, fair value is based on an estimate of the current costs to replace the asset with an asset of similar utility. In the application of the income, market and cost valuation approaches, NICC was required to make estimates of future operating trends and judgments on discount rates and other variables. Actual future results and other assumed variables could differ from these estimates. The results of this annual impairment test indicated the carrying value of goodwill and other intangible assets for its reporting unit did not exceed their implied or estimated fair values, and NICC concluded no impairment of the carrying value of goodwill and other intangible assets existed at that date.



        The following table provides a reconciliation of reported net (loss) income to members to adjusted net (loss) income to members for the nine months ended September 29, 2002 and September 30, 2001, for the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999:



                                      SEPTEMBER 29,   SEPTEMBER 30,
                                          2002            2001          2001       2000       1999
                                      -------------   -------------   --------   --------   --------
                                                          (DOLLARS IN THOUSANDS)
Reported net (loss) income to
  members...........................     $(9,855)        $(7,832)     $(28,731)  $  6,427   $(32,396)
Add back: goodwill amortization.....          --              72           144         --         --
                                         -------         -------      --------   --------   --------
Adjusted net (loss) income to
  members...........................     $(9,855)        $(7,760)     $(28,587)  $  6,427   $(32,396)
                                         =======         =======      ========   ========   ========


(5)  ACQUISITIONS

        On June 8, 2001, NICC purchased the principal assets of Tom Rogers Distributors, Inc., an Oregon corporation ("Tom Rogers"). On October 26, 2001, NICC acquired the outstanding capital stock of Rock Island, a California corporation. These transactions have been accounted for using the purchase method of accounting. The results of operations of the acquired businesses for the periods from the closing of the acquisitions to December 31, 2001 are reflected in the accompanying consolidated statements of operations and did not significantly affect the results of operations of NICC for that period.

        The combined purchase price of $21,227,000 which is net of cash acquired of $3,794,000 and includes acquisition related costs incurred of $442,000 was allocated to the tangible and intangible assets and liabilities acquired based on estimates of their respective fair values as follows: $5,414,000 to trade

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

accounts receivable, $2,147,000 to inventories, $1,254,000 to other current assets, $2,515,000 to property, plant and equipment, $6,261,000 to accrued liabilities and $16,158,000 to goodwill.

        In accordance with the transition guidance of Statement 142, the goodwill resulting from the Tom Rogers transaction has been amortized through December 31, 2001 based on its estimated useful life of 20 years and the goodwill resulting from the Rock Island transaction has not been amortized. Amortization expense for the year ended December 31, 2001 was $144,000.

        On April 5, 2002, NICC acquired the principal assets of Tropic Ice, Inc., a distributor of frozen dessert products. The transaction has been accounted for using the purchase method of accounting. The results of operations of the acquired business for the periods from the closing of the acquisition to June 30, 2002 are reflected in the accompanying consolidated statements of operations and did not significantly affect the results of operations of NICC for that period.

        The purchase price of $2,642,000 was paid in cash and includes acquisition-related costs of $64,000 and was allocated to the tangible and intangible assets acquired based on estimates of their respective fair values as follows: $276,000 to inventories; $146,000 to property, plant and equipment; $700,000 to acquired intangible assets included in other assets; and $1,520,000 to goodwill.

        In accordance with the guidance of Statement 142, the goodwill resulting from the Tropic Ice transaction has not been amortized. The $700,000 of acquired intangible assets is being amortized based over its estimated useful life of three years. Amortization expense recognized related to the intangible asset totaled $117,000 for the nine month period ended September 29, 2002, which is included in selling, general and administrative expenses in the accompanying consolidated statement of operations. Estimated annual amortization expense in future years is $233,000 through the end of the intangible asset's useful life in 2005.

(6)  RELATED PARTY TRANSACTIONS

  (A)  TRANSITION SERVICES AGREEMENTS

        As discussed in Note 2(m), NICC has relied on its member companies and their affiliates for a significant amount of administration and support services functions described in the accompanying consolidated financial statements. These services have been provided to NICC by the members under the 1999 Transition Services Agreement at cost. NICC recognized selling, general and administrative expense of $2,970,000, $6,251,000, $7,765,000, $10,046,000 and $2,433,000 for
such services for the nine months ended September 29, 2002 and September 30, 2001, for the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999, respectively. In connection with Nestle Prepared Food's purchase of Pillsbury's 50% interest in NICC, Pillsbury entered into another transition services agreement dated December 26, 2001, under which Pillsbury agreed that, until December 2002, it would continue to provide NICC transition services of the same level and quality, and under the same commercial terms and conditions, as it had previously provided to NICC.

        Under the 1999 Transition Services Agreement, in addition to other corporate functions described in Note 2(m), Nestle Prepared Foods or its affiliates provided claims reporting and monitoring of NICC's workers' compensation, general and automobile liability insurance policies. Nestle Prepared Foods or its affiliates calculated for NICC the specific expenses related to NICC's workers' compensation and related

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

claims. Retained-insurance liabilities may differ based on new events or circumstances that might materially impact the ultimate cost to settle these claims.

  (B)  NET SALES TO MEMBERS AND INVENTORY PURCHASES

        Prior to December 26, 2001, NICC sold products to its members at cost as specified in an International Co-Pack Agreement with Nestle Prepared Foods and Pillsbury. Subsequent to Nestle Prepared Foods' acquisition of Pillsbury's 50% interest in NICC on December 26, 2001, NICC continued to sell products at cost to Pillsbury under the same commercial terms and conditions that were effective during the duration of the joint venture agreement.

        NICC inventory purchases from Nestle Prepared Foods or its affiliates were $9,269,000, $10,671,000, $11,086,000, $22,120,000 and $814,000 for the nine months ended September 29, 2002 and September 30, 2001, for the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999, respectively. NICC made no inventory purchases from Pillsbury during these periods.

  (C)  DUE TO/FROM PILLSBURY AND NESTLE PREPARED FOODS

        As of December 31, 2001, due from Pillsbury consisted of a $26,229,000 receivable related to cash collections from customers made by Pillsbury on NICC's behalf which was owed to NICC. Due to Pillsbury consisted of a $9,711,000 payable related to cash disbursements by Pillsbury to NICC employees for one month's payroll on NICC's behalf and miscellaneous payables of $936,000.

        As of December 31, 2000, due from Pillsbury consisted of a $3,393,000 receivable and due from Nestle Prepared Foods consisted of a $356,000 receivable. These amounts at December 31, 2000 represented net changes in operating assets and liabilities of NICC for cash receipts received and payments made by Pillsbury and Nestle Prepared Foods on NICC's behalf.

  (D)  NESTLE USA INC. DEMAND NOTES

        On November 17, 2000, NICC executed a demand note in favor of Nestle USA, Inc. that provides for cash borrowings up to $50,000,000. On September 4, 2001, NICC executed a second demand note with Nestle USA, Inc. that provides for cash borrowings up to $60,000,000, for a total line of credit with Nestle USA, Inc. of $110,000,000. Subsequent to the execution of the demand notes, Nestle USA, Inc. extended credit to NICC under the demand notes in an amount that exceeded the combined and overall agreed upon amounts under the demand notes. The excess borrowing by NICC did not constitute an event of default and the excess borrowing is subject to the same terms and provisions as amounts borrowed within the limits stated in the demand footnotes. The interest rate on these demand notes is the average daily one-month USD LIBOR BBA applied to the average monthly balance, increased by a margin of 29 basis points (.29%). As of September 29, 2002, December 31, 2001 and December 31, 2000, the amounts outstanding under these demand notes were $66,306,000, $71,442,000 and $0, respectively. The weighted-average interest rates for the periods the loans were outstanding were 2.16%, 3.95%, 3.31% and 6.98% for the nine months ended September 29, 2002 and September 30, 2001 and for the years ended December 31, 2001 and 2000, respectively. The principal of each of the demand notes is payable

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

upon the demand of Nestle USA, Inc., regardless of whether any event of default exists under the demand notes.

  (E)  EMPLOYEE LOANS

        Employee loans are issued under the terms of employment agreements and most are secured by second mortgages on residential properties. These loans are non-interest bearing and are forgiven over a five-year period, and charged to the consolidated statements of operations as selling, general and administrative expense. As of September 29, 2002, December 31, 2001 and December 31, 2000, NICC had 48, 53 and 46 loans outstanding to employees, respectively. There are two types of employee loans outstanding. Under the first type, loans are non-interest bearing and are entirely forgiven over a five-year period from the date of the loan for as long as the employee remains employed with NICC. Under the second type of loan, loans to certain corporate employees are only 50% forgiven over a five-year period from the date of the loan for as long as the employee remains employed with NICC. The other 50% of the loan is non-interest bearing and subject to repayment on the third and sixth anniversaries of the loan. These loans are subject to immediate repayment upon termination of employment with NICC if the employee resigns or is terminated by NICC on the basis of misconduct. If NICC terminates an employee's employment and no misconduct is involved, the employee's loan is forgiven. The current portion of employee loans receivable of $879,000 at September 29, 2002 is included in other accounts receivable on the consolidated balance sheet. Compensation expense related to these loans was $446,000, $403,000, $523,000, $401,000 and $0 for nine months ended September 29, 2002 and September 30, 2001, for the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999, respectively.

(7)  COMPENSATION PLANS

  (A)  401(K) SAVINGS PLAN

        Effective April 1, 2000, NICC sponsored a 401(k) savings plan covering substantially all of its employees. Employees may contribute from 1% to 15% (highly compensated employees are limited to 10%) of eligible compensation on a pretax basis, limited to a maximum annual amount as set by the Internal Revenue Service. NICC matches employee contributions dollar for dollar up to 3% of eligible compensation. Matching contributions are vested 20% for each year of service. NICC's matching contributions to the plan totaled $1,818,000, $1,578,000, $2,088,000 and $1,287,000 for the nine months ended September 29,
2002 and September 30, 2001, and for the years ended December 31, 2001 and 2000, respectively. Employees participated in member plans from inception through March 31, 2000. Costs of the member plans have been charged to the joint venture through direct charges for payroll and benefit services.

  (B)  DEFINED CONTRIBUTION RETIREMENT PLAN

        Effective April 1, 2000, NICC sponsored a defined contribution retirement plan covering substantially all of its employees. NICC contributions range from 3% to 9% depending on age and years of service. An additional contribution of 3% of eligible compensation for ten years until retirement or until termination, whichever occurs first, is made for employees that meet certain eligibility requirements as of

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

April 1, 2000. NICC's contributions are vested 20% for each year of service. NICC's contributions to the plan totaled $4,131,000, $3,817,000, $5,018,000 and $3,017,000 for the nine months ended September 29, 2002 and September 30, 2001, and for the years ended December 31, 2001 and 2000, respectively. Employees participated in member plans through March 31, 2000. Costs of the member plans have been charged to the joint venture through direct charges for payroll and benefits services.

  (C)  SUPPLEMENTAL MANAGEMENT RETIREMENT AND SAVINGS PLAN

        Effective June 1, 2000, NICC sponsored a nonqualified, unfunded and unsecured retirement and savings plan for employees meeting certain eligibility requirements as defined by NICC. Participants annually may elect to defer a percentage of eligible compensation. Contributions commence upon reaching the annual qualified plan limits of the 401(k) savings plan (deferral limit of $11,000 or compensation limit of $200,000 for 2002) and are made at the same contribution rates elected for the 401(k) plan. NICC matches these contributions dollar for dollar up to 3% of eligible compensation. Participants also may elect to defer a portion of base compensation (up to 25%) and incentive compensation (up to 85%). NICC matches these deferrals at a rate of 3%. Interest has been credited monthly on participant balances at an annual rate of 9% from June 1, 2000 to December 31, 2001 and 8.5% for 2002. NICC contributions are vested 20% for each year of service.

        NICC also credits participants' accounts with additional amounts for those reaching the annual compensation limits of the qualified defined contribution retirement plan and made at the same contribution rates as under that plan. Employees who received transitional benefits while previously participating in plans of the members are credited with an additional 3% of eligible compensation. Interest has been credited monthly on participant balances at an annual rate of 9% from June 1, 2000 to December 31, 2001 and 8.5% for 2002. Amounts are vested 20% for each year of service.

        NICC also provides a supplemental benefit for certain eligible participants who were active employees of one of the members and participated in one of their plans as of March 31, 2000. The supplement is a one-time contribution to the supplemental management retirement and savings plan and is based on the present value of the excess of retirement benefits that would have been received (as actuarially determined) if participating under members' plans versus those that are projected as a participant of NICC's plans. Interest is credited monthly on participant balances at a fixed annual rate of 9.5%. The supplement was initially credited to participant accounts on April 1, 2001 in accordance with subsequent plan amendments and with interest for the period from April 1, 2000. Amounts are vested 51% beginning at age 55 with the vesting percentage increasing 7% each year until age 62, at which time balances are fully vested. NICC expense under this plan amounted to $340,000, $463,000, $632,000, and $158,000 for the nine months ended September 29, 2002 and September 30, 2001, for the year ended December 31, 2001, and for the period from June 1, 2000 to December 31, 2000, respectively.

  (D)  LONG TERM INCENTIVE COMPENSATION

        NICC has established long-term incentive compensation for key management personnel based on the economic and operating profitability of NICC for the three-year period ended December 31, 2002. Economic profit is defined as after-tax profit less a theoretical charge for capital employed in the business. Payments for these long-term incentives are expected to be paid in March 2003. Participants may elect to

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

defer all or part of any payment, at which time amounts earn a fixed rate of return and become a general unsecured liability of NICC. Participants will communicate to NICC their deferral elections in November 2002. Expense (benefit) for these long-term incentives was $(1,114,000), $5,078,000, $2,670,000 and
$2,790,000 for the nine months ended September 29, 2002 and September 30, 2001, and for the years ended December 31, 2001 and 2000, respectively.

(8)  INCOME TAXES

        The provision (benefit) for income taxes consists of the following for the nine months ended September 29, 2002 and September 30, 2001, for the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999, based on domestic (loss) income before taxes of $(14,865,000), $(7,832,000), $(25,369,000), $6,427,000, and $(32,396,000),
respectively:

                        SEPTEMBER 29,   SEPTEMBER 30,
                            2002            2001         2001      2000       1999
                        -------------   -------------   ------   --------   --------
                                           (DOLLARS IN THOUSANDS)
Current...............    $(16,183)       $     --      $  287   $     --   $     --
Deferred..............      11,173              --       3,075         --         --
                          --------        --------      ------   --------   --------
     Total............    $ (5,010)       $     --      $3,362   $     --   $     --
                          ========        ========      ======   ========   ========

        The provision (benefit) for income taxes differs from the amount of income tax determined by applying the United States statutory federal income tax rate to income (loss) before income taxes as a result of the following for the nine months ended September 29, 2002 and September 30, 2001, for the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999:

                        SEPTEMBER 29,   SEPTEMBER 30,
                            2002            2001         2001      2000       1999
                        -------------   -------------   -------   -------   --------
                                           (DOLLARS IN THOUSANDS)
Tax provision
  (benefit) at
  statutory rate......     $(5,203)        $(2,741)     $(8,879)  $ 2,249   $(11,339)
Partnership (earnings)
  losses not (taxed)
  benefited...........          --           2,741        9,108    (2,249)    11,339
State taxes (net of
  federal benefit)....        (430)             --           24        --         --
Change in taxable
  status..............          --              --        3,126        --         --
Other.................         623              --          (17)       --         --
                           -------         -------      -------   -------   --------
     Total............     $(5,010)        $    --      $ 3,362   $    --   $     --
                           =======         =======      =======   =======   ========

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

        The deferred tax assets and liabilities recorded on the balance sheet, which include current and non-current elements, are as follows at September 29, 2002 and December 31, 2001 and December 31, 2000:

                                             SEPTEMBER 29,
                                                 2002          2001       2000
                                             -------------   --------   --------
                                                   (DOLLARS IN THOUSANDS)
Deferred tax assets:
  Accrued liabilities......................    $  1,638      $    801   $     --
  Bad debts................................       1,205           738         --
  Inventory................................       1,910           663         --
  Employee benefits........................       5,748         4,786         --
  Package design...........................         752           913         --
  Other....................................           5             5         --
                                               --------      --------   --------
     Gross deferred tax assets.............      11,258         7,906         --
                                               --------      --------   --------
Deferred tax liabilities:
  Property, plant and equipment............     (16,597)      (11,255)        --
  Goodwill.................................      (9,103)           --         --
  Other....................................        (168)          (88)        --
                                               --------      --------   --------
     Gross deferred tax liabilities........     (25,868)      (11,343)        --
                                               --------      --------   --------
       Net deferred tax liability..........    $(14,610)     $ (3,437)  $     --
                                               ========      ========   ========

(9)  OPERATING LEASES

        NICC is committed under non-cancelable and certain cancelable and renewable month-by-month operating leases for commercial properties, freezers, warehousing and manufacturing and administrative equipment. Certain cancelable and renewable month-by-month leases are included in the minimum lease commitments given NICC's intention to continue to renew the leases through their maximum terms. Lease expense for the nine months ended September 29, 2002 and September 30, 2001, for the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999 was $9,157,000, $7,987,000, $9,978,000, $9,900,000 and $1,783,000, respectively.

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

        Minimum future lease commitments and sublease income as of September 29, 2002 were as follows:

                                                          MINIMUM
                                                           LEASE     SUBLEASE   NET LEASE
                                                          PAYMENTS    INCOME    PAYMENTS
                                                          --------   --------   ---------
                                                              (DOLLARS IN THOUSANDS)
Period ending December 31:
2002....................................................  $ 3,085    $  (200)    $ 2,885
2003....................................................    9,150       (800)      8,350
2004....................................................    6,286       (800)      5,486
2005....................................................    4,055       (333)      3,722
2006....................................................    2,860         --       2,860
2007....................................................    1,613         --       1,613
Thereafter..............................................    2,454         --       2,454
                                                          -------    -------     -------
                                                          $29,503    $(2,133)    $27,370
                                                          =======    =======     =======

        NICC currently subleases portions of its unused space. Sublease rental income totaled $600,000, $600,000, $800,000, $467,000 and $0 for the nine months ended September 29, 2002 and September 30, 2001, for the years ended December 31, 2001 and 2000, and for the period from October 8, 1999 (inception) to December 31, 1999, respectively.

(10)  COMMITMENTS AND CONTINGENCIES

        Legal Proceedings. From time to time, NICC has been subjected to certain lawsuits and claims and other actions arising in the normal course of business. Lawsuits and claims prior to October 8, 1999 (inception) are the responsibility of Pillsbury and Nestle Prepared Foods.

        Purchase Agreements. NICC uses third parties for the manufacturing of some of its products. Some of the manufacturing agreements with third parties contain minimum volume commitments. A specific manufacturing contract with a term through December 31, 2008 requires a minimum purchase quantity of 13,200,000 equivalent units annually. In 2004, NICC has the option to reduce the minimum purchase quantity to 10,000,000 equivalent units. The contract specifies a penalty of $0.39 per equivalent unit if the minimum purchase requirement is not met. The minimum commitment was not met and resulted in additional expense of $1,717,000 and $1,700,000 for the years ended December 31, 2001 and 2000, respectively. As of September 29, 2002, the estimated penalty for this supplier for 2002 is $1,962,000.

        Another manufacturing agreement with a term through December 31, 2003 specifies minimum purchase quantities of 15,000 cases per month for January through September and 10,000 cases per month for October through December. The contract specifies a penalty of $2.50 per case if the minimum purchase requirement is not met. The minimum purchase component of the agreement expires on December 31, 2003. All minimum purchase commitments under this agreement were met for the years ended December 31, 2001 and 2000.

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)

        Packaging and Ingredients Agreements. NICC has an exclusive supply arrangement with a supplier for purchases of packaging products that expires in October 2005. The contract does not require specific minimum quantities. NICC has exclusive supply arrangements with two suppliers for purchases of ingredients that do not require minimum quantities. One contract expires on December 31, 2002, and the other contract expires on August 31, 2006. Additionally, NICC has a contract with a supplier for purchases of ingredients at a fixed price through December 31, 2005. This contract requires minimum purchases at an estimated volume of $2,340,000 in 2002 and of $2,145,000 for years 2003 through 2005.

        Distribution Agreements. NICC has distribution agreements with various manufacturers to distribute its manufactured products through NICC's direct store delivery system. Ben & Jerry's Homemade Ice Cream, Inc., referred to as "Ben & Jerry's," gave notice of termination without cause of the distribution agreement between NICC and Ben & Jerry's effective March 4, 2001. While NICC continues to distribute Ben & Jerry's ice cream in a limited number of markets, the termination of this agreement substantially reduced the volume of Ben & Jerry's ice cream distributed under NICC's direct store delivery system. The accompanying consolidated financial statements include net sales of $499,000, $10,065,000, $10,236,000 and $74,252,000 for the nine months ended September 29,
2002 and September 30, 2001, and for the years ended December 31, 2001 and 2000, respectively, relating to Ben & Jerry's ice cream distributed by NICC.

        Other Agreements. NICC has a marketing research agreement that expires in 2005 with annual service purchase commitments of $2,564,000 in 2002 and $2,641,000 for 2003 through 2005. NICC has another agreement through 2006 with a freezer storage company with annual minimum quantity usage requirements from January through October. NICC has met the minimum commitments for these agreements in 2002.

        Standby Letters of Credit. At September 29, 2002, December 31, 2001 and 2000, NICC had $4,675,000, $3,675,000, and $1,410,000 of standby letters of credit with Citibank N.A., respectively. Of these amounts, $4,625,000, $3,625,000 and $1,000,000 served as a guarantee by the creditor bank to cover United States workers' compensation and automobile liability claims, respectively. NICC pays fees on the standby letters of credit. Borrowings against the letters of credit are subject to interest at various rates. Nestle USA, Inc. is a co-obligor on these letters of credit.

(11)  PLAN OF MERGER AND CONTRIBUTION

        On June 16, 2002, NICC Holdings, Inc., the sole member of NICC, and Nestle Holdings, Inc., a wholly-owned subsidiary of Nestle S.A., entered into an Agreement and Plan of Merger and Contribution with Dreyer's and its affiliates to combine NICC with Dreyer's. The combination will result in both NICC and Dreyer's becoming wholly-owned subsidiaries of a newly formed Delaware corporation. This transaction will be recorded under the purchase method of accounting and will be treated as a reverse acquisition with NICC deemed as the acquiror and Dreyer's deemed as the acquired entity for accounting purposes. Certain regulatory requirements and other conditions must be satisfied or waived before this transaction is completed.

                         NESTLE ICE CREAM COMPANY, LLC
                         (A Limited Liability Company)
                (Formerly known as Ice Cream Partners USA, LLC)
                                 AND SUBSIDIARY

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


              September 29, 2002, December 31, 2001, 2000 and from


                October 8, 1999 (inception) to December 31, 1999

    (Information with respect to the nine months ended September 30, 2001 is unaudited)


(12)  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)



        The following table shows certain quarterly financial data for 2002, 2001 and 2000 (in thousands):



                                                                          NET (LOSS)    PRO FORMA NET
                                                                          INCOME TO    (LOSS) INCOME TO
                                                 SALES     GROSS PROFIT    MEMBERS        MEMBERS(2)
                                                --------   ------------   ----------   ----------------
2002
1st Quarter...................................  $119,428     $ 17,835      $ (8,744)
2nd Quarter...................................   197,978       47,941         3,385
3rd Quarter...................................   180,778       34,336        (4,496)
                                                --------     --------      --------
     Nine months ended September 29,
       2002(1)................................  $498,184     $100,112      $ (9,855)
2001
1st Quarter...................................  $131,117     $ 27,907      $(10,026)       $ (6,643)
2nd Quarter...................................   187,590       51,878           671             445
3rd Quarter...................................   187,835       45,614         1,523           1,009
4th Quarter...................................   115,022        2,639       (20,899)        (11,619)
                                                --------     --------      --------        --------
     Year ended December 31, 2001.............  $621,564     $128,038      $(28,731)       $(16,808)
2000
1st Quarter...................................  $134,850     $ 30,356      $ (8,108)       $ (3,489)
2nd Quarter...................................   211,991       61,896        22,245           9,571
3rd Quarter...................................   195,905       53,413         3,405           1,465
4th Quarter...................................   126,192       15,078       (11,115)         (4,787)
                                                --------     --------      --------        --------
     Year ended December 31, 2000.............  $668,938     $160,743      $  6,427        $  2,760


---------------


(1) For the period from October 8, 1999 (inception) to December 31, 2001, NICC maintained a calendar fiscal year and interim periods. Subsequent to Nestle Prepared Foods' acquisition of the remaining 50% interest in NICC, NICC adopted a modified 52-week fiscal year. Interim periods are based on a 4 or 5 week month (13 weeks per quarter) with the exception that the full fiscal year ends on December 31.



(2) NICC is a limited liability company and until December 26, 2001, was treated as a partnership for United States income tax purposes. Effective December 26, 2001, NICC became a wholly-owned subsidiary of Nestle Prepared Foods and taxed as a division of its corporate owner. Pro forma net (loss) income to members is presented as if NICC had been a taxable entity for all periods prior to becoming a taxable entity. Pro forma net (loss) income to members is calculated by subtracting the pro forma provision (benefit) for income taxes from the (loss) income before income taxes. The quarterly pro forma provision (benefit) for income taxes is calculated by applying the full year pro forma effective tax rate to the quarterly (loss) income before income taxes.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of New December, Inc.

        In our opinion, the accompanying consolidated balance sheet presents fairly, in all material respects, the financial position of New December, Inc. and its subsidiary at October 7, 2002 in conformity with accounting principles generally accepted in the United States of America. This financial statement is the responsibility of the Company's management; our responsibility is to express an opinion on this financial statement based on our audit. We conducted our audit of this statement in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

PRICEWATERHOUSECOOPERS LLP

San Francisco, California
October 7, 2002

                               NEW DECEMBER, INC.

                           CONSOLIDATED BALANCE SHEET

                                                              AT OCTOBER 7,
                                                                  2002
                                                              -------------
ASSETS
  Cash......................................................       $20
                                                                   ===
LIABILITIES AND STOCKHOLDER'S EQUITY
  Common stock, $0.01 par value -- 100 shares authorized,
     issued and outstanding.................................       $ 1
  Capital in excess of par..................................        19
                                                                   ---
                                                                   $20
                                                                   ===

             See accompanying Notes to Consolidated Balance Sheet.

                               NEW DECEMBER, INC.

                      NOTES TO CONSOLIDATED BALANCE SHEET

1.  DESCRIPTION OF BUSINESS

        New December, Inc. (the Company) and its wholly-owned subsidiary, December Merger Sub, Inc. (Merger Sub), was incorporated on June 14, 2002 as a Delaware corporation solely for the purpose of effecting the Agreement and Plan of Merger and Contribution (the Merger) between Dreyer's Grand Ice Cream, Inc. (Dreyer's) and Nestle Ice Cream Company, LLC (NICC). As of October 7, 2002, the Company and Merger Sub have not conducted any activities other than those related to their formation.

        Upon completion of the Merger, Dreyer's and NICC will become wholly-owned subsidiaries of the Company and the business of the Company will be the businesses currently conducted by Dreyer's and NICC. Concurrently, Merger Sub will have been merged with and into Dreyer's, with Dreyer's surviving as a wholly-owned subsidiary of the Company and Merger Sub will cease to exist.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

CONSOLIDATION

        The consolidated balance sheet includes the accounts of New December, Inc. and Merger Sub. All intercompany balances have been eliminated.

FISCAL YEAR

        The Company's fiscal year is a calendar year ending on December 31.

USE OF ESTIMATES

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                                                                         Annex A

                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

                           Dated as of June 16, 2002

                                  BY AND AMONG

                        Dreyer's Grand Ice Cream, Inc.,

                              New December, Inc.,

                           December Merger Sub, Inc.,

                             Nestle Holdings, Inc.,

                                      and

                              NICC Holdings, Inc.

                               TABLE OF CONTENTS


                                                                               PAGE
                                                                               ----
ARTICLE I
Certain Definitions.........................................................    A-2
ARTICLE II
The Merger and Contribution; Closing........................................    A-7
Section 2.1.    Time and Place of Closing...................................    A-7
Section 2.2.    The Merger..................................................    A-7
Section 2.3.    Effective Time..............................................    A-7
Section 2.4.    Effects of the Merger.......................................    A-8
Section 2.5.    The Contribution; Exchange..................................    A-8
Section 2.6.    Certificate of Incorporation and Bylaws of Surviving
                Corporation.................................................    A-8
Section 2.7.    Name Change; Certificate of Incorporation and Bylaws of New
                Dreyer's....................................................    A-8
Section 2.8.    Officers and Directors......................................    A-8
Section 2.9.    Deliveries by Contributing Sub..............................    A-8
Section 2.10.   Deliveries by New Dreyer's..................................    A-9
Section 2.11.   Effect on Capital Stock.....................................    A-9
Section 2.12.   Exchange of Shares in the Merger............................    A-9
ARTICLE III
Representations and Warranties of Nestle....................................   A-11
Section 3.1.    Incorporation; Authorization; etc. .........................   A-11
Section 3.2.    Capitalization; Structure...................................   A-12
Section 3.3.    Financial Statements........................................   A-12
Section 3.4.    No Undisclosed Liabilities..................................   A-12
Section 3.5.    Sufficiency.................................................   A-13
Section 3.6.    Absence of Certain Changes..................................   A-13
Section 3.7.    Litigation; Orders..........................................   A-13
Section 3.8.    Intellectual Property.......................................   A-13
Section 3.9.    Licenses, Approvals, Other Authorizations, Consents,
                Reports, etc. ..............................................   A-14
Section 3.10.   Labor Matters...............................................   A-14
Section 3.11.   Compliance with Laws........................................   A-14
Section 3.12.   Insurance...................................................   A-14
Section 3.13.   Material Contracts..........................................   A-14
Section 3.14.   Brokers, Finders, etc. .....................................   A-15
Section 3.15.   Affiliated Transactions.....................................   A-15
Section 3.16.   Board Approval..............................................   A-15
Section 3.17.   No Required Vote............................................   A-15
Section 3.18.   Environmental Compliance....................................   A-15
Section 3.19.   Employee Benefit Plans......................................   A-16
Section 3.20.   Acquisition of Shares for Investment........................   A-17
Section 3.21.   Taxes.......................................................   A-18

                                                                               PAGE
                                                                               ----
ARTICLE IV
Representations and Warranties of Dreyer's..................................   A-19
Section 4.1.    Incorporation; Authorization; etc. .........................   A-19
Section 4.2.    Capitalization; Structure...................................   A-20
Section 4.3.    SEC Filings; Financial Statements...........................   A-20
Section 4.4.    No Undisclosed Liabilities..................................   A-21
Section 4.5.    Antitakeover Statute and Provisions.........................   A-21
Section 4.6.    Absence of Certain Changes..................................   A-21
Section 4.7.    Litigation; Orders..........................................   A-21
Section 4.8.    Intellectual Property.......................................   A-21
Section 4.9.    Licenses, Approvals, Other Authorizations, Consents,
                Reports, etc. ..............................................   A-22
Section 4.10.   Labor Matters...............................................   A-22
Section 4.11.   Compliance with Laws........................................   A-22
Section 4.12.   Insurance...................................................   A-22
Section 4.13.   Material Contracts..........................................   A-23
Section 4.14.   Brokers, Finders, etc. .....................................   A-23
Section 4.15.   Opinions of Dreyer's Financial Advisor......................   A-23
Section 4.16.   Board Approval; Rights Plan.................................   A-23
Section 4.17.   Required Vote...............................................   A-23
Section 4.18.   Environmental Compliance....................................   A-23
Section 4.19.   Employee Benefit Plans......................................   A-24
Section 4.20.   Taxes.......................................................   A-26
ARTICLE V
Covenants of the Parties....................................................   A-26
Section 5.1.    Investigation of Business; Access to Properties and
                Records.....................................................   A-26
Section 5.2.    Filings; Other Actions; Notification........................   A-27
Section 5.3.    Further Assurances; Assets and Liabilities..................   A-28
Section 5.4.    Conduct of Business.........................................   A-29
Section 5.5.    Public Announcements........................................   A-32
Section 5.6.    Intercompany Accounts.......................................   A-33
Section 5.7.    Voting of Shares............................................   A-33
Section 5.8.    Insurance...................................................   A-33
Section 5.9.    No Solicitation.............................................   A-33
Section 5.10.   Proxy Statement; Registration Statement; Blue Sky...........   A-35
Section 5.11.   Stockholders' Meeting; Board Recommendation.................   A-36
Section 5.12.   Certain Notices.............................................   A-37
Section 5.13.   Governance Agreement........................................   A-37
Section 5.14.   Nasdaq Listing..............................................   A-37
Section 5.15.   Dreyer's Rights Agreement...................................   A-37
Section 5.16.   The Nestle Stock Purchase Agreement.........................   A-37

                                                                               PAGE
                                                                               ----
ARTICLE VI
Employee Benefits Matters...................................................   A-37
Section 6.1.    Nestle Severance and Retention Plans........................   A-37
Section 6.2.    NICC Bonus Plans............................................   A-38
Section 6.3.    Dreyer's Employment Arrangements............................   A-38
Section 6.4.    Dreyer's Employee Stock Purchase Plans and Stock Option
                Plans.......................................................   A-38
Section 6.5.    Long Term Incentive Plan....................................   A-38
Section 6.6.    Continuation of Benefits....................................   A-38
Section 6.7.    Service Credits.............................................   A-39
Section 6.8.    Controlled Group Liability..................................   A-39
Section 6.9.    Reservation of Rights.......................................   A-39
ARTICLE VII
Tax Matters.................................................................   A-39
Section 7.1.    Tax-free Qualification......................................   A-39
Section 7.2.    FIRPTA Certificate..........................................   A-39
Section 7.3.    Indemnification.............................................   A-39
Section 7.4.    Cooperation.................................................   A-40
ARTICLE VIII
Conditions Precedent........................................................   A-40
Section 8.1.    Conditions to Each Party's Obligation.......................   A-40
Section 8.2.    Additional Conditions to Dreyer's Obligations...............   A-41
Section 8.3.    Additional Conditions to Nestle's Obligation................   A-41
ARTICLE IX
Survival....................................................................   A-42
Section 9.1.    Survival....................................................   A-42
ARTICLE X
Termination.................................................................   A-43
Section 10.1.   Termination.................................................   A-43
Section 10.2.   Procedure and Effect of Termination.........................   A-43
Section 10.3.   Termination Fees............................................   A-44
Section 10.4.   All Payments................................................   A-44
ARTICLE XI
Miscellaneous...............................................................   A-44
Section 11.1.   Counterparts................................................   A-44
Section 11.2.   Governing Law; Jurisdiction and Forum; Waiver of Jury
                Trial.......................................................   A-45
Section 11.3.   Entire Agreement; Beneficiaries.............................   A-45
Section 11.4.   Expenses....................................................   A-45
Section 11.5.   Notices.....................................................   A-45
Section 11.6.   Successors and Assigns......................................   A-46

                                                                               PAGE
                                                                               ----
Section 11.7.   Headings; Definitions.......................................   A-46
Section 11.8.   Amendments and Waivers......................................   A-46
Section 11.9.   Specific Performance........................................   A-47
Section 11.10.  Severability................................................   A-47
Section 11.11.  Mutual Drafting.............................................   A-47

List of Exhibits

Exhibit A  Form of Voting Agreement
Exhibit B Form of New December, Inc. Certificate of Incorporation Exhibit C Form of New December, Inc. Bylaws
Exhibit D  Form of Governance Agreement
Exhibit E  Form of CEO Employment Agreement
Exhibit F  Form of Employment Agreement

                 AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION

        THIS AGREEMENT AND PLAN OF MERGER AND CONTRIBUTION (the "Agreement"), dated as of June 16, 2002, is entered into by and among Dreyer's Grand Ice Cream, Inc., a Delaware corporation ("Dreyer's"), New December, Inc., a Delaware corporation and wholly owned subsidiary of Dreyer's ("New Dreyer's"), December Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Dreyer's ("Merger Sub"), Nestle Holdings, Inc., a Delaware corporation ("Nestle"), and NICC Holdings, Inc., a Delaware corporation and wholly owned indirect subsidiary of Nestle ("Contributing Sub"). Unless otherwise specified, capitalized terms herein shall have the meaning ascribed to them in Article I.

        WHEREAS, New Dreyer's is a newly formed corporation that has issued and outstanding 100 shares of capital stock, all of which are owned by Dreyer's;

        WHEREAS, Dreyer's has caused New Dreyer's to form Merger Sub, all of the outstanding capital stock of which is owned by New Dreyer's;

        WHEREAS, the respective Boards of Directors of Dreyer's and Merger Sub have approved this Agreement and the merger of Merger Sub with and into Dreyer's with Dreyer's continuing as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the respective Boards of Directors of Nestle, Contributing Sub and New Dreyer's have approved this Agreement and the contribution by Contributing Sub of all the equity interests of Nestle Ice Cream Company, LLC, a Delaware limited liability company which is wholly owned by Contributing Sub ("NICC"), to New Dreyer's in exchange for shares of Common Stock of New Dreyer's, with NICC becoming a wholly owned subsidiary of New Dreyer's (the "Contribution"), upon the terms and subject to the conditions set forth in this Agreement;

        WHEREAS, the respective Boards of Directors of New Dreyer's, Nestle and Contributing Sub have approved this Agreement and the contribution by Nestle, of the Nestle Shares (as defined herein) to New Dreyer's in exchange for shares of Class B Common Stock of New Dreyer's (the "Exchange" and collectively with the Contribution and the Merger, the "Transactions");

        WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that the Merger, Exchange and the Contribution, taken together, will qualify as a transaction described in Section 351 of the Code;

        WHEREAS, each outstanding share of Dreyer's Common Stock (other than shares of Dreyer's Common Stock held in the treasury of Dreyer's or shares contributed to New December immediately prior to the Merger) shall cease to exist and shall be converted into the right to receive one share of Class A Callable Puttable Common Stock of New Dreyer's;

        WHEREAS, as a condition to and inducement to Nestle's willingness to enter into this Agreement, simultaneously with the execution of this Agreement, Nestle is entering into a Voting Agreement in the form of Exhibit A hereto (the "Voting Agreement") with certain stockholders of Dreyer's.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                              Certain Definitions

        Section 1.1. (a) As used in this Agreement the following terms shall have the following respective meanings:

        "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission.

        "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

        "Ancillary Agreements" shall mean the Governance Agreement and the Voting Agreement.

        "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City are authorized or required by Law to remain closed.

        "Business Intellectual Property Rights" shall mean all Intellectual Property Rights (i) owned by the NICC Entities or (ii) owned by an Affiliate of NICC and licensed to NICC.

        "Business Licensed Intellectual Property Rights" shall mean the Intellectual Property Rights sublicensed to NICC pursuant to the agreements described in Items 1 and 2 of Section 5.3(e) of the Nestle Disclosure Schedule.

        "Continuing Affiliate" shall mean any Affiliate of Nestle, other than an NICC Entity and, after the Effective Time, other than New Dreyer's and its Subsidiaries.

        "Controlled Group Liability" shall mean any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that arise solely out of, or relate solely to, the Nestle Employee Arrangements or Dreyer's Employee Arrangements (as applicable).

        "Covered Losses" shall mean any and all losses, liabilities, claims, fines, deficiencies, damages, obligations, payments (including, without limitation, those arising out of any settlement, judgment or compromise relating to any Action), reasonable costs and expenses (including, without limitation, interest and penalties due and payable with respect thereto and reasonable attorneys' and accountants' fees and any other reasonable out-of-pocket expenses incurred in investigating, preparing, defending, avoiding or settling any Action), including, without limitation, any of the foregoing arising under, out of or in connection with any Action, order or consent decree of any Governmental Authority or award of any arbitrator of any kind, or any law, rule, regulation, contract, commitment or undertaking.

        "Dreyer's Benefit Arrangement" shall mean any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not a Dreyer's Employee Plan, (ii) is entered into, participated in, maintained, administered or contributed to, as the case may be, by Dreyer's or any of its Subsidiaries and (iii) covers any U.S. employee or former U.S. employee of Dreyer's or any of its Subsidiaries employed in the U.S.

        "Dreyer's Common Stock" shall mean the Common Stock, par value $1.00 per share, of Dreyer's, and the associated Rights issued pursuant to the Dreyer's Rights Agreement.

        "Dreyer's Employee Arrangement" shall mean any Dreyer's Benefit Arrangement, Dreyer's Employee Plan or Dreyer's International Plan.

        "Dreyer's Employee Plan" shall mean any "employee benefit plan," as defined in Section 3(3) of ERISA (other than a Multiemployer Plan), that (i) is subject to any provision of ERISA, (ii) is entered into, participated in, maintained, administered or contributed to by Dreyer's or any of its Subsidiaries and (iii) covers any employee or former employee of Dreyer's or any of its Subsidiaries.

        "Dreyer's Entities" shall mean Dreyer's and its Subsidiaries.

        "Dreyer's Financial Advisor" shall mean Merrill Lynch & Co.

        "Dreyer's Intellectual Property Rights" shall mean all Intellectual Property Rights owned by or registered in the name of Dreyer's or its Subsidiaries.

        "Dreyer's International Plan" shall mean any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Dreyer's Employee Plan or a Dreyer's Benefit Arrangement, (ii) is entered into, participated in, maintained, administered or contributed to by Dreyer's or any of its Subsidiaries and (iii) covers any employee or former employee of Dreyer's or any of its Subsidiaries.

        "Dreyer's Multiemployer Plan" shall mean any Multiemployer Plan that (i) is entered into, participated in, maintained, administered or contributed to by Dreyer's or any of its Subsidiaries and (ii) covers any employee or former employee of Dreyer's or any of its Subsidiaries.

        "Dreyer's Rights Agreement" shall mean the Amended and Restated Rights Agreement, dated as of March 4, 1991, as amended as of June 14, 1994, March 19, 1997 and May 15, 1997, between Dreyer's and ChaseMellon Shareholder Services, L.L.C.

        "Dreyer's Stockholders Approval" shall mean the approval and adoption of this Agreement and the Merger by the stockholders of Dreyer's by the Required Dreyer's Vote.

        "DGCL" shall mean the General Corporation Law of the State of Delaware.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" of any entity shall mean any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code or Section 4001(b)(1) or 4001(a)(14) of ERISA.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder.

        "Expenses" includes all reasonable out-of-pocket expenses (including, without limitation, all reasonable fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Registration Statement and Dreyer's Proxy Statement, as applicable, and the solicitation of stockholder approval and all other matters related to the transactions contemplated hereby.

        "GAAP" shall mean U.S. generally accepted accounting principles, consistently applied.

        "Governmental Authority" shall mean any U.S. federal, state or local, or any foreign, government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

        "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

        "Income Taxes" shall mean Taxes based on, or measured by, net income.

        "Intellectual Property Right" shall mean any trademark, service mark, trade name, Internet domain name, trade dress and general intangibles of like nature (together with goodwill), mask work, invention, trade secret, copyright, patent, know-how, proprietary or confidential information, process, formula, technology, discovery, method, research and development, drawing, artwork, customer list, software, database and compilation (including any and all collections of data and all documentation thereof), or any other similar type of proprietary or intellectual property right, including any registrations or applications for registration of any of the foregoing and renewals and extensions of registrations or patents.

        "Law" shall mean any U.S. federal, state or local, or any foreign, order, writ, injunction, judgment, award, decree, common law, statute, code, ruling, law, rule or regulation.

        "Lien" shall mean any imperfection of title, easement, encroachment, security interest, pledge, mortgage, lien (including, without limitation, environmental and Tax liens), charge, encumbrance, proxy, voting trust or voting agreement.

        "Multiemployer Plan" shall mean a multiemployer plan, as defined in
Section 3(37) of 4001 ERISA.

        "Nestle Benefit Arrangement" shall mean any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Nestle Employee Plan, (ii) is entered into, participated in, maintained, administered or contributed to, as the case may be, by any NICC Entity and (iii) covers any U.S. employee or former U.S. employee of any NICC Entity employed in the U.S.

        "Nestle Employee Arrangement" shall mean any Nestle Benefit Arrangement, Nestle Employee Plan or Nestle International Plan.

        "Nestle Employee Plan" shall mean any "employee benefit plan," as defined in Section 3(3) of ERISA (other than a Nestle Multiemployer Plan), that
(i) is subject to any provision of ERISA, (ii) is entered into, participated in, maintained, administered or contributed to by any NICC Entity and (iii) covers any employee or former employee of any NICC Entity.

        "Nestle Financial Advisor" shall mean Rhone Group LLC.

        "Nestle International Plan" shall mean any employment, severance or similar contract, plan, policy, fund or arrangement (whether or not written) providing for compensation, bonus, profit-sharing, stock option, or other stock-related rights or other forms of incentive or deferred compensation, perquisites, vacation benefits, insurance coverage (including any self-insured arrangements), health or medical benefits, disability benefits, workers' compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance or other benefits) that (i) is not an Nestle Employee Plan or a Nestle Benefit Arrangement, (ii) is entered into, participated in, maintained, administered or contributed to by any NICC Entity and (iii) covers any employee or former employee of any NICC Entity.

        "Nestle Multiemployer Plan" shall mean any Multiemployer Plan that (i) is entered into, participated in, maintained, administered or contributed to by any NICC Entity and (iii) covers any employee or former employee of any NICC Entity.

        "Nestle Shares" shall mean the shares of Dreyer's Common Stock held by Nestle or any Affiliate thereof immediately prior to the Effective Time.

        "Nestle Stock Purchase Agreement" shall mean that certain Stock and Warrant Purchase Agreement, dated as of June 14, 1994, by and between Dreyer's and Nestle, as amended.

        "NICC Entities" shall mean NICC and its Subsidiaries.

        "NICC Membership Interest" shall mean the membership interest of NICC.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation.

        "Permitted Liens" shall mean all Liens (i) which are reflected or reserved against in the Business Balance Sheet (up to the amounts so reflected or reserved against), (ii) which arise out of Taxes or general or special assessments not in default and payable without penalty or interest or the validity of which is being contested in good faith by appropriate proceedings,
(iii) of carriers, warehousemen, mechanics, materialmen and other similar persons or otherwise imposed by Law incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, (iv) which relate to deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, and (v) incurred in the ordinary course of business consistent with past practice and which do not materially impair the use of the asset subject thereof for the purposes for which currently used.

        "Person" shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "SEC" shall mean the U.S. Securities and Exchange Commission.

        "Securities Act" shall mean the Securities Act of 1933, as amended, and the regulations promulgated thereunder.

        "Subsidiary" shall mean, with respect to any Person, any other entity of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

        "Tax" or "Taxes" shall mean all federal, state, local or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, alternative minimum, environmental or other taxes, assessments, duties, fees, levies or other governmental charges of any nature whatsoever, whether disputed or not, together with any interest, penalties, additions to tax or additional amounts with respect thereto, whether disputed or not, in each case including such taxes for which a Person is or may be liable (i) as a result of Treasury Regulation Section 1.1502-6 (or a similar provision of state, local or foreign law) and (ii) as a result of being party to any agreement or any expressed or implied obligation to indemnify any Person.

        "Tax Authority" shall mean any Governmental Authority responsible for the collection or administration of any Tax.

        "Tax Returns" shall mean any returns, reports, claims for refund, information returns or statements (including any amended returns or information returns) required to be filed for purposes of a particular Tax.

        "Title IV Plan" shall mean a plan subject to Title IV of ERISA other than any Multiemployer Plan.

        "U.S." shall mean the United States of America.

        "Withdrawal Liability" shall mean liability to or with respect to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV or ERISA.

        (b) Each of the following terms is defined in the Section set forth opposite such term:

TERM                                                            SECTION
----                                                          -----------
2000 Financial Statements...................................  3.3
2001 Financial Statements...................................  3.3
Additional Nestle Shares....................................  2.5
Agreement...................................................  Preamble
Book Entry Shares...........................................  2.12(b)
Business....................................................  3.5
Business Balance Sheet......................................  3.3
Business Combination Proposal...............................  5.9(b)
Business Financial Statements...............................  3.3
Certificate of Merger.......................................  2.3
Certificates................................................  2.12(b)
Class A Common Stock........................................  2.11(a)
Class B Common Stock........................................  2.5
Closing.....................................................  2.1
Closing Date................................................  2.1(b)
Code........................................................  Recitals
Confidentiality Agreement...................................  5.1(c)
Contributing Sub............................................  Preamble
Contribution................................................  Recitals
Converted Dreyer's Option...................................  2.11(e)
Dreyer's....................................................  Preamble
Dreyer's Disclosure Schedule................................  Article IV
Dreyer's ESPP...............................................  5.4(b)(iv)
Dreyer's Material Adverse Effect............................  8.3(a)
Dreyer's Material Contracts.................................  4.13
Dreyer's Merger Consideration...............................  2.11(a)
Dreyer's Option.............................................  2.11(e)
Dreyer's Option Plans.......................................  2.11(e)
Dreyer's Proxy Statement....................................  5.10(a)
Dreyer's Representatives....................................  5.9(a)
Dreyer's SEC Reports........................................  4.3(a)
Dreyer's Stockholders Meeting...............................  5.11
Delaware Secretary of State.................................  2.3(u)
Disinterested Directors.....................................  Recitals
Effective Time..............................................  2.3
Employees...................................................  6.6

TERM                                                            SECTION
----                                                          -----------
Environmental Laws..........................................  3.18(a)
Exchange....................................................  Recitals
Exchange Agent..............................................  2.12(a)
Exchange Fund...............................................  2.12(a)
Governance Agreement........................................  5.13
Last Offering Period........................................  6.4
LTIP........................................................  6.5
Licenses....................................................  3.9(a)
Merger......................................................  Recitals
Merger Sub..................................................  Preamble
New Dreyer's................................................  Preamble
Nestle......................................................  Preamble
Nestle Disclosure Schedule..................................  Article III
NICC........................................................  Recitals
NICC Interests..............................................  2.5
NICC Material Adverse Effect................................  8.2(a)
NICC Material Contracts.....................................  3.13
NICC Subsidiary.............................................  7.3
Registration Statement......................................  5.10(a)
Required Dreyer's Vote......................................  4.17
Rights......................................................  4.2(a)
Superior Proposal...........................................  5.9(b)
Superior Proposal Notice....................................  5.9(d)
Surviving Corporation.......................................  2.2
Termination Date............................................  10.1(b)
Transactions................................................  Recitals
Voting Agreement............................................  Recitals

                                   ARTICLE II

                      The Merger and Contribution; Closing

        Section 2.1. Time and Place of Closing. The closing of the Transactions (the "Closing") shall take place (a) at 10:00 a.m., New York City time, at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, as promptly as practicable (but no later than the fifth Business Day) following the date on which the last to be satisfied or waived of the conditions set forth in Article VIII (other than those conditions that by their nature cannot be satisfied until the Closing Date, but subject to the satisfaction or, where permitted, waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (b) at such other place, time and/or date as Dreyer's and Nestle shall agree (the date of the Closing, the "Closing Date").

        Section 2.2. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, Merger Sub shall be merged with and into Dreyer's at the Effective Time (as defined below). Following the Merger, the separate corporate existence of Merger Sub shall cease and Dreyer's shall continue as the surviving corporation (the "Surviving Corporation").

        Section 2.3. Effective Time. Upon the Closing, Merger Sub and Dreyer's shall (a) file with the Secretary of State of the State of Delaware (the "Delaware Secretary of State") a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Dreyer's and Nestle shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

        Section 2.4. Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Dreyer's and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Dreyer's and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        Section 2.5.  The Contribution; Exchange.

        (a) Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, Nestle shall cause the Contributing Sub to, and Contributing Sub shall make the Contribution of all the membership interests of NICC (the "NICC Interests"), representing the entire equity interest in NICC, to New Dreyer's in return for 55,001,299 shares ("Additional Nestle Shares") of Class B Common Stock, par value $0.01 per share, of New Dreyer's ("Class B Common Stock").

        (b) Upon the terms and subject to the conditions set forth in this Agreement, immediately prior to the Effective Time, Nestle shall, in the Exchange, contribute all of the Nestle Shares to New Dreyer's in exchange for the issuance of one share of Class B Common Stock for each share of Dreyer's Common Stock that is a Nestle Share.

        Section 2.6. Certificate of Incorporation and Bylaws of Surviving Corporation. The certificate of incorporation of Dreyer's shall be amended to read in its entirety as the certificate of incorporation of Merger Sub, in effect immediately prior to the Effective Time. The bylaws of Dreyer's shall be amended to read in its entirety as the bylaws of Merger Sub in effect immediately prior to the Effective Time, until thereafter changed or amended as provided therein or by applicable Law.

        Section 2.7. Name Change; Certificate of Incorporation and Bylaws of New Dreyer's. At the Effective Time, Dreyer's shall cause New Dreyer's name to be changed to "Dreyer's Grand Ice Cream, Inc." Dreyer's shall cause New Dreyer's certificate of incorporation and bylaws to be amended as of immediately prior to the Effective Time to read in the form set forth on Exhibit B and C hereto, respectively, until thereafter changed or amended as provided therein or by applicable Law.

        Section 2.8. Officers and Directors. (a) The officers of Dreyer's at the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The Board of Directors of Merger Sub at the Effective Time shall be the Board of Directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a member of the Board of Directors or until their respective successors are duly elected and qualified.

        (b) Dreyer's shall take, and shall cause New Dreyer's to take, all action necessary to cause the Board of Directors of New Dreyer's to be comprised of ten members and to elect five designees of Nestle (who shall be designated in writing to Dreyer's by Nestle prior to the Effective Time) to the Board of Directors of New Dreyer's effective as of the Effective Time (as contemplated by Section 3.01 of the Governance Agreement).

        Section 2.9. Deliveries by Contributing Sub. At the Closing, Nestle shall cause the Contributing Sub to, and Contributing Sub shall deliver to New Dreyer's certificates or notarial assignment deed for, or such other instruments evidencing ownership under applicable law of, the NICC Interests, which constitute and will constitute as of the Closing, 100% of the issued and outstanding equity interests of NICC, and the Nestle Shares, in each case with appropriate instruments of transfer.

        Section 2.10. Deliveries by New Dreyer's. At the Closing, Dreyer's shall cause New Dreyer's to deliver to (i) the Contributing Sub a certificate for the Additional Nestle Shares, in definitive form, registered in the name of the Contributing Sub, bearing a legend or legends referencing restrictions under the Securities Act and under the Governance Agreement on transfer of the Additional Nestle Shares and (ii) Nestle a certificate for the shares of Class B Common Stock as provided for in Section 2.5(b).

        Section 2.11.  Effect on Capital Stock.

        (a) At the Effective Time, by virtue of the Merger, each share of Dreyer's Common Stock issued and outstanding immediately prior to the Effective Time (other than shares held in the treasury of Dreyer's, and not including the Nestle Shares, which will be exchanged immediately prior to such time pursuant to Section 2.5(b) and canceled at the Effective Time pursuant to Section 2.11(c)) shall cease to exist and be converted into the right to receive one share of Class A Callable Puttable Common Stock, par value $0.01 per share, of New Dreyer's ("Class A Common Stock") (collectively, the "Dreyer's Merger Consideration").

        (b) At the Effective Time, by virtue of the Merger, each share of the common stock, par value $0.01 per share of Merger Sub issued and outstanding immediately prior to the Effective Time shall cease to exist and be converted into the right to receive one share of common stock, par value $0.01, of the Surviving Corporation.

        (c) At the Effective Time, by virtue of the Merger, each Nestle Share owned by New Dreyer's issued and outstanding immediately prior to the Effective Time (after the Exchange) shall cease to exist.

        (d) At the Effective Time, by virtue of the Merger, each share of Dreyer's Common Stock held in the treasury of Dreyer's immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange thereof.

        (e) Each outstanding option to purchase Dreyer's Common Stock (each, a "Dreyer's Option"), issued pursuant to Dreyer's stock option plans (collectively, the "Dreyer's Option Plans") shall, without any action by the holder thereof and pursuant to the terms of the Dreyer's Option Plans, vest and become fully exercisable upon approval and adoption of the Merger by the Board of Directors of Dreyer's, and shall be converted as of the Effective Time into an option (a "Converted Dreyer's Option") to acquire (i) prior to the Redemption Date (as defined in the Governance Agreement) that number of shares of Class A Common Stock equal to the number of shares of Dreyer's Common Stock subject to such Dreyer's Option immediately prior to the Effective Time, at the price or prices per share in effect pursuant to the terms of such Dreyer's Option immediately prior to the Effective Time and (ii) at and after the Redemption Date or the effective time of the Short-Form Merger (as defined in the Governance Agreement), consideration of the same type and amount the holder thereof would have received had he or she exercised such Converted Dreyer's Option prior to the Redemption Date and received consideration pursuant to the Redemption (as defined in the Governance Agreement) at the price or prices per share in effect pursuant to the terms of such Dreyer's Option immediately prior to the Effective Time. Each Converted Dreyer's Option shall otherwise be subject to the same terms and conditions applicable to the original Dreyer's Option immediately prior to the Effective Time including any provision relating to acceleration by reason of any of the transactions contemplated by this Agreement. Notwithstanding the foregoing provisions of this Section 2.11(e), Dreyer's Options held by individuals who, pursuant to Section 6.3 hereof, have entered into or enter into employment agreements in the forms set forth in Exhibit F hereto shall be subject to the terms of such agreements. Prior to the Effective Time, Dreyer's and Nestle shall use their reasonable best efforts to effectuate this Section 2.11(e).

        Section 2.12. Exchange of Shares in the Merger. (a) At the Effective Time, New Dreyer's shall make available to an exchange agent selected by New Dreyer's (the "Exchange Agent"), for the benefit of those Persons who immediately prior to the Effective Time were the holders of shares of Dreyer's Common Stock (other than the Nestle Shares), a sufficient number of certificates representing shares of Class A Common Stock required to effect the delivery of the aggregate Dreyer's Merger Consideration required to be issued pursuant to
Section 2.11(a) (the certificates representing shares of

Class A Common Stock comprising such aggregate Dreyer's Merger Consideration being hereinafter referred to as the "Exchange Fund").

        (b) Promptly after the Effective Time, the Exchange Agent shall mail to each holder of record (other than Nestle or its Affiliates) of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Dreyer's Common Stock (the "Certificates") (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates for exchange therefor or for effecting the exchange of Certificates for shares of Class A Common Stock to be held in book entry form. Promptly after the Effective Time, the Exchange Agent shall also mail to each holder of record of shares of Dreyer's Common Stock held in book entry form ("Book Entry Shares") instructions for use in effecting the exchange of said Book Entry Shares for shares of Class A Common Stock. Upon surrender of Certificates to the Exchange Agent, together with such letter of transmittal duly executed and any other required documents, or, in the case of Book Entry Shares, compliance with the instructions for the exchange thereof, the holder of such Certificates or Book Entry Shares shall be entitled to receive for the Common Shares represented by such Certificates the Dreyer's Merger Consideration, and the Certificates so surrendered or Book Entry Shares so exchanged shall forthwith be canceled. Until so surrendered, Certificates, and until exchanged as contemplated by this Section 2.12(b), Book Entry Shares, shall represent solely the right to receive the Dreyer's Merger Consideration. No dividends or other distributions that are declared after the Effective Time on shares of Class A Common Stock and payable to the holders of record thereof after the Effective Time will be paid to Persons entitled by reason of the Merger to receive shares of Class A Common Stock until such Persons surrender their Certificates or comply with the procedures for exchanging Book Entry Shares. After such surrender or compliance, as the case may be, there shall be paid to the Person in whose name the shares of Class A Common Stock are issued any dividends or other distributions on such shares of Class A Common Stock which shall have a record date after the Effective Time and prior to such surrender and a payment date after such surrender, such payment shall be made on such payment date. In no event shall the Persons entitled to receive such dividends or other distributions be entitled to receive interest on such dividends or other distributions. If any Certificate representing shares of Class A Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall pay to the Exchange Agent any transfer or other Taxes required by reason of the issuance of certificates for such shares of Class A Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the shares of Class A Common Stock held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed with respect to such shares of Class A Common Stock for the account of the Persons entitled thereto.

        (c) Any portion of the Exchange Fund which remains unclaimed by the former holders of Dreyer's Common Stock for six months after the Effective Time shall be delivered to New Dreyer's, upon demand of New Dreyer's, and any former holders of Dreyer's Common Stock shall thereafter look only to New Dreyer's for payment of their claim for the Dreyer's Merger Consideration for the shares of Dreyer's Common Stock. If, after the Effective Time, Certificates or unexchanged Book Entry Shares representing shares of Dreyer's Common Stock outstanding prior to the Effective Time are presented to New Dreyer's, they shall be cancelled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Article II.

        (d) Notwithstanding anything to the contrary in this Agreement to the fullest extent permitted by Law, none of the Exchange Agent, New Dreyer's or the Surviving Corporation shall be liable to a holder of shares of Dreyer's Common Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        (e) Either New Dreyer's or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Dreyer's Common Stock such amounts as New Dreyer's (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code or any provision of any applicable state, local or foreign Tax Law. To the extent that amounts are so withheld by New Dreyer's or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the shares of Dreyer's Common Stock in respect of whom such deduction and withholding were made by New Dreyer's.

        (f) Tax-Free Treatment. The Parties intend that the Merger will meet the requirements of Section 368(a) of the Code and rules and regulations promulgated thereunder, that the Merger, the Exchange and the Contribution, taken together, will meet the requirements described in Section 351 of the Code and the rules and regulations promulgated thereunder, and that this Agreement shall constitute the plan of reorganization.

                                  ARTICLE III

                    Representations and Warranties of Nestle

        Except as set forth in the disclosure schedule delivered to Dreyer's by Nestle on the date hereof (the "Nestle Disclosure Schedule"), Nestle hereby represents and warrants to Dreyer's and Merger Sub as follows:

        Section 3.1. Incorporation; Authorization; etc. (a) Nestle is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and each NICC Entity is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization. Except as set forth in Section 3.1(a) of the Nestle Disclosure Schedule, each of the NICC Entities (i) has the requisite corporate or similar power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so organized or in good standing or to be duly qualified to transact business, or to have such power and authority, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities. For purposes of this
Article III, a "material adverse effect on the NICC Entities" shall mean a material adverse effect on the assets, liabilities, business, financial condition, results of operations and prospects of the NICC Entities, taken as a whole.

        (b) Nestle has the requisite corporate or similar power to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Nestle of this Agreement, the performance by Nestle of its obligations hereunder and the consummation by Nestle of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Nestle and no other corporate proceedings on the part of Nestle, its Board of Directors or stockholders are necessary therefor.

        (c) Except as set forth in Section 3.1(c) of the Nestle Disclosure Schedule, the execution, delivery and performance of this Agreement will not (i) violate any provision of Nestle's certificate of incorporation or by-laws, (ii) violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate or exercise (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any Lien upon or the creation of a security interest in any shares of capital stock or similar interest of any NICC Entity, or any of NICC Entity's assets or properties pursuant to, any Lien, agreement, instrument, order, arbitration award, judgment or decree to which Nestle or any NICC Entity is a party or by which any of them is bound, or (iii) violate or conflict with any other restriction of any kind or character to which Nestle, any Continuing Affiliate or any NICC Entity is subject, that, in the case of clauses (ii) or (iii) would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities or prevent the Transactions from occurring prior to the Termination Date or result in any material delay in the consummation of the Transactions. This Agreement has been duly executed and delivered by Nestle, and, assuming the due execution hereof by Dreyer's, New Dreyer's and Merger Sub, this Agreement constitutes the legal, valid and binding obligation of Nestle, enforceable against Nestle in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). Nestle has delivered to Dreyer's a true and correct copy of the certificate of formation and the operating agreement, each as amended to date, of NICC.

        Section 3.2. Capitalization; Structure. (a) Nestle owns indirectly 100% of the outstanding capital stock of Contributing Sub and Contributing Sub owns 100% of the authorized equity interests of NICC. The membership interests are validly issued, fully paid and non-assessable, and free of preemptive rights and free and clear of all Liens. The Nestle Shares constitute 9,563,016 shares of December Common Stock.

        (b) Section 3.2(b) of the Nestle Disclosure Schedule sets forth the name of each Subsidiary of NICC, its jurisdiction of incorporation or organization, the number of outstanding shares of its capital stock or other equity interests of each class and the name and number of shares owned by each holder of any such shares of capital stock or other equity interests. Except as set forth in Section 3.2 of the Nestle Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of the Subsidiaries of NICC have been validly issued, and are fully paid and non-assessable, are free of preemptive rights, and are owned directly by NICC as set forth in Section 3.2(b) of the Nestle Disclosure Schedule, free and clear of all Liens.

        (c) There are no outstanding options, warrants or other rights of any kind to acquire, or obligations to issue, shares, membership interests, capital stock of any class of, or other equity interests in, any NICC Entity. None of the NICC Entities owns any equity interest, directly or indirectly, in any Person other than the NICC Entities. There are no outstanding obligations of any NICC Entity (i) to repurchase, redeem or otherwise acquire any shares of capital stock or other equity interests in any NICC Entity or (ii) to grant preemptive or antidilutive rights with respect to any such shares or interests.

        Section 3.3. Financial Statements. Attached hereto as Section 3.3 of the November Disclosure Schedule hereto are true and complete copies of the audited consolidated statements of income, balance sheets and statements of cash flows, including all related notes and schedules thereto, of NICC as of and for the twelve months ended December 31, 2000 including all related notes and schedules thereto (the "2000 Financial Statements") and unaudited consolidated statements of income, balance sheets and statements of cash flows of the NICC Entities as of and for the twelve months ended December 31, 2001 (the "2001 Financial Statements" and together with the 2000 Financial Statements, the "Business Financial Statements"). The 2001 Financial Statements present fairly in all material respects the consolidated financial position and results of operations and cash flows of NICC for the period and as of the date set forth therein, in accordance with International Accounting Standards applied on a consistent basis throughout the period without notes (and except for changes resulting from normal and recurring year-end adjustments and except that such financial statements do not reflect any adjustments to reflect Nestle's purchase of the 50% membership interest in NICC from an Affiliate of The Pillsbury Company). The 2000 Financial Statements present fairly in all material respects the consolidated financial position and results of operations and cash flows of NICC for the period and as of the date set forth therein, in each case in accordance with GAAP applied on a consistent basis throughout the period. The Business Financial Statements have been prepared from and in all material respects in accordance with the books and records of the NICC Entities. The balance sheet as of December 31, 2001 included in the 2001 Financial Statements is referred to herein as the "Business Balance Sheet".

        Section 3.4. No Undisclosed Liabilities. Except for liabilities which are reflected or reserved against in the Business Balance Sheet or as set forth in Section 3.4 of the Nestle Disclosure Schedule, none of the NICC Entities has any liabilities or obligations that would be required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations arising in the ordinary course of business consistent with past practice since December 31, 2001, which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

        Section 3.5. Sufficiency. Except as set forth in Section 3.5 of the Nestle Disclosure Schedule, the assets and rights of the NICC Entities constitute all of the material assets and rights necessary in all material respects to own and operate the existing ice cream and frozen dessert products manufacturing and distribution business of Nestle and its subsidiaries in the United States (collectively, the "Business"), as reflected in the Business Financial Statements, in the manner currently being conducted. The NICC Entities collectively own or lease, or otherwise have good and valid rights to, all material assets, properties and other rights related to the Business, except as would not, individually or in the aggregate, have or reasonably be expected to have an material adverse effect on the NICC Entities.

        Section 3.6.  Absence of Certain Changes.  Except as set forth in
Section 3.6 of the Nestle Disclosure Schedule, since December 31, 2001, there has been no (a) change or development in or effect on the business or businesses of the NICC Entities that has had, or would reasonably be expected to have, a material adverse effect on the NICC Entities or (b) action taken by any NICC Entity prior to the date hereof which, if taken from the date hereof through the Closing, would violate any of Clauses (i)-(xxi) of Section 5.4(a).

        Section 3.7. Litigation; Orders. Except as set forth in Section 3.7 of the Nestle Disclosure Schedule, there are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or, to Nestle's or NICC's knowledge, threatened, against any NICC Entity that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against any NICC Entity or any of their respective properties or businesses that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

        Section 3.8. Intellectual Property. (a) Section 3.8(a) of the Nestle Disclosure Schedule sets forth an accurate and complete list of all material registered Business Intellectual Property Rights and material registered trademarks included in Business Licensed Intellectual Property Rights, including without limitation a list of all U.S. and foreign patents and patent applications, trademark registrations and applications, and copyright registrations of any of the NICC Entities. Except as set forth in Section 3.8(a) of the Nestle Disclosure Schedule, the NICC Entities or their Affiliates own exclusively all material Business Intellectual Property Rights free and clear of all Liens and restrictions. Except as set forth in Section 3.8(a) of the Nestle Disclosure Schedule, no material Business Intellectual Property Right or, to Nestle's knowledge, material Business Licensed Intellectual Property Rights, is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by the NICC Entities or restricting the licensing of any Business Intellectual Property Rights by Nestle or the NICC Entities to any Person. Except as set forth in Section 3.8 of the Nestle Disclosure Schedule, no use of the Business Intellectual Property Rights or, to Nestle's knowledge, material Business Licensed Intellectual Property Rights by any NICC Entity is infringing on any other Person's Intellectual Property Rights and, to the knowledge of Nestle and NICC, no Person is infringing on any Business Intellectual Property Rights or Business Licensed Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities. Except as set forth in Section 3.8 of the Nestle Disclosure Schedule, no NICC Entity is a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified in writing of, any alleged claim of infringement of any Intellectual Property Right and the NICC Entities have no outstanding claim or suit for any continuing infringement by any other Person of any Business Intellectual Property Rights.

        (b) Section 3.8(b) of the Nestle Disclosure Schedule sets forth an accurate and complete list of all material license, sublicense and royalty agreements entered into by any of the NICC Entities relating to Intellectual Property. Except as set forth in Section 3.8(b) of the Nestle Disclosure Schedule, no party to any such material agreement is in material breach or default under such agreement or has given notice of termination or repudiated any provision thereof.

        Section 3.9. Licenses, Approvals, Other Authorizations, Consents, Reports, etc. (a) Except as set forth in Section 3.9(a) of the Nestle Disclosure Schedule, all governmental licenses, permits, franchises and other authorizations of any Governmental Authority ("Licenses") possessed by or granted to any of the NICC Entities are in full force and effect, except for those whose failure to be in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities. No proceeding is pending or, to Nestle's or NICC's knowledge, threatened seeking the revocation or limitation of any such License which revocation or limitation would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

        (b) Section 3.9(b) of the Nestle Disclosure Schedule contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by Nestle or any NICC Entity with, to or from any Persons or Governmental Authorities in connection with the consummation of the Transactions, except for those with respect to which the failure to make, file, give or obtain would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

        Section 3.10. Labor Matters. Section 3.10 of the Nestle Disclosure Schedule sets forth a list of all agreements with labor unions or associations representing employees of any of the NICC Entities that are material to the Business. Except as set forth in Section 3.10 of the Nestle Disclosure Schedule, none of the NICC Entities is involved in or, to Nestle's or NICC's knowledge, threatened with any work stoppage, labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of any NICC Entity (excluding workers' compensation claims) that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

        Section 3.11.  Compliance with Laws.  Except as set forth in Section
3.11 of the Nestle Disclosure Schedule, the conduct of the business or businesses of each of the NICC Entities complies with all Laws applicable thereto, except for those violations of Law which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities; it being understood that nothing set forth in this Section
3.11 is intended to address any compliance issue that is the subject of any other representation or warranty set forth in Section 3.9, 3.18, or 3.19.

        Section 3.12. Insurance. Section 3.12 of the Nestle Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by the NICC Entities. All such policies are in full force and effect, all premiums due and payable have been paid, and no written notice of cancellation or termination has been received with respect to any such policy.

        Section 3.13. Material Contracts. As of the date hereof, except as set forth in Section 3.13 of the Nestle Disclosure Schedule, none of the NICC Entities is a party to or bound by any (a) agreement with a distributor which is not terminable on one year's (or less) notice; (b) material joint venture or similar contract or agreement; (c) contract which is terminable by the other party or parties thereto upon a change of control of any of the NICC Entities, other than such contracts the termination of which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities; (d) contract or agreement not terminable upon one year's (or less) notice that limits or purports to limit the ability of any of the NICC Entities or any Affiliates of an NICC Entity to compete in any material line of business or in any material geographic area; (e) any material contract or agreement between or among one or more NICC Entities on the one hand and Nestle or any Continuing Affiliate or any officer or director of any of the NICC Entities on the other hand; or (f) other contract, agreement or arrangement, entered into other than in the ordinary course of business, involving estimated future commitments in excess of $15 million. The contracts required to be so listed are referred to herein as "NICC Material Contracts." With respect to all NICC Material Contracts, (i) none of the NICC Entities, Nestle or any Continuing Affiliate, nor, to Nestle's or NICC's knowledge, any other party to any such Business Material Contract is in breach thereof or default thereunder, and (ii) there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events which in the case of clauses (i) and (ii) would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities. Section 3.13 of the Nestle Disclosure Schedule lists, as of the date hereof, each note, mortgage, indenture and other obligation and agreement and other instrument for or relating to any lending or borrowing (including assumed or guaranteed debt) of $10 million or more effected by any NICC Entity or to which any properties or assets of any of the NICC Entities are subject.

        Section 3.14. Brokers, Finders, etc. Except for the services of the Nestle Financial Advisors, neither Nestle nor any of its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

        Section 3.15.  Affiliated Transactions.  Except as described in Section
3.15 of the Nestle Disclosure Schedule, and except for agreements or transactions entered into in the ordinary course of business on terms not materially less favorable than those available from non-Affiliated parties, the NICC Entities have not been a party over the past 12 months to any transaction or agreement with Nestle or any Continuing Affiliate.

        Section 3.16. Board Approval. The Board of Directors of Nestle, by resolutions duly adopted by unanimous vote at a meeting duly called and held or by unanimous written consent in lieu of a meeting and not subsequently rescinded or modified in any way, has duly approved this Agreement and the transactions contemplated hereby. Contributing Sub, as sole member of NICC prior to the Contribution, has approved and adopted this Agreement and the transactions contemplated hereby.

        Section 3.17. No Required Vote. No vote of the holders of any class of capital stock of Nestle or its Affiliates is necessary to approve the transactions contemplated by this Agreement, other than the approval of Contributing Sub, an indirect wholly owned subsidiary of Nestle, in its capacity as sole member of NICC, which approval has been obtained.

        Section 3.18. Environmental Compliance. (a) Each NICC Entity has obtained all permits, licenses and other authorizations which are required with respect to the operation of the NICC Entities as presently conducted under any Law relating to pollution or protection of human health or the environment, including Laws relating to emissions, discharges, releases or threatened releases or discharges of Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants (as such terms are currently defined at 42 U.S.C. sec. 7602 and in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. sec. 300.5) into the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants (the "Environmental Laws"), except failures to have obtained such permits, licenses and other authorizations as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

        (b) The Business as presently conducted is in compliance with all terms and conditions of the permits, licenses and authorizations required by the Environmental Laws, and is now and has always been in compliance with all Environmental Laws, except for such noncompliance which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities. There is no civil, criminal or administrative action, suit, demand, notice of violation, investigation known to Nestle or NICC, proceeding, notice or demand letter pending relating to the property or business of any NICC Entity or, to the knowledge of Nestle and NICC, threatened against the business or property of any NICC Entity under Environmental Laws that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

        (c) Except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities, to the knowledge of Nestle and NICC none of the

NICC Entities nor any other Person has buried, released, dumped or disposed of any Hazardous Substances, Oils, Pollutants or Contaminants in quantities requiring investigation or cleanup, or incurring responsibility or liability, under Environmental Laws in each case which have been produced by, or resulting from, any business, commercial or industrial activities, operations, or processes, on, from, to or beneath, the property of any NICC Entity, including, to the knowledge of Nestle and NICC, properties formerly owned by any NICC Entity for which any NICC Entity has retained any material actual or potential liability or responsibility.

        (d) Except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities, no cleanup has occurred or is occurring at any property currently owned or operated by any NICC Entity, which would result or reasonably be expected to result in the assertion or creation of a material Lien on such property by any Governmental Authority with respect thereto, nor has any such assertion of a material Lien been made by any Governmental Authority with respect thereto.

        (e) Except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities, none of the NICC Entities has received any notice from any Governmental Authority or private or public entity or individual requesting information pursuant to Environmental Laws in connection with or advising it that it is in non-compliance with applicable Environmental Laws, or responsible for, or potentially responsible for, costs with respect to a release, a threatened release or clean-up of Air Pollutants, Hazardous Substances, Oils, Pollutants, or Contaminants generated, used, stored, treated, disposed of or transported by any NICC Entity, and no NICC Entity has entered into any agreement regarding the investigation or clean-up of any Hazardous Substances, Oils, Pollutants or Contaminants or responsibility or liability related thereto.

        (f)  Notwithstanding any other representation and warranty in this
Article III, the representations and warranties contained in this Section 3.18 constitute the sole representations and warranties of Nestle with respect to any Environmental Law, environmental permit or any Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants.

        Section 3.19. Employee Benefit Plans. (a) Nestle has made available or will make available to Dreyer's prior to the Closing Date with respect to each material Nestle Employee Plan and each material Nestle Benefit Arrangement (i) copies (or if there is no written plan document, any existing written descriptions) (and, if applicable, related trust agreements, and all amendments thereto together with the most recent annual report (Form 5500) including, if applicable, Schedule B thereto, (ii) each summary plan description and any material modifications thereto, (iii) each annual financial report and actuarial valuation report prepared in connection with any such Nestle Employee Plan, if applicable and (iv) all trust agreements, insurance contracts and other funding vehicles relating thereto. Section 3.19(a) of the Nestle Disclosure Schedule contains a complete list of all material Nestle Employee Plans, all material Nestle Benefit Arrangements and all Nestle Multiemployer Plans, and identifies each Nestle Employee Plan that is a Title IV Plan, maintained in connection with any trust described in Section 501(c)(9) of the Code or is funded through a welfare benefit fund within the meaning of Section 419 of the Code.

        (b) Each Nestle Employee Plan and Nestle Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code, except where the failure to be in compliance would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

        (c) Each Nestle International Plan has been maintained in substantial compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations (including any special provisions relating to registration or qualification where such Nestle International Plan was intended so to be registered or qualified) and has been maintained in good standing with applicable regulatory authorities, except where the failure to be in compliance or to maintain good standing would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities. Each such Nestle International Plan that is intended to be funded and/or book-reserved is fully funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

        (d)  Each Nestle Employee Plan that is intended to be qualified under
Section 401(a) of the Code and each trust created under any such Nestle Employee Plan that is intended to be exempt from tax under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service. Nestle has made available or will make available to Dreyer's prior to the Closing Date the most recent determination letter of the Internal Revenue Service relating to each such Nestle Employee Plan.

        (e) With respect to each Nestle Employee Plan that is a Title IV Plan, except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities: (i) there does not exist any accumulated funding deficiency within the meaning of Code Section 412 or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) all premiums to the PBGC have been timely paid in full; (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by any of the NICC Entities; (v) the actuarial present value of the accumulated plan benefits under such Title IV Plan (whether or not vested) as of the close of its most recent plan year did not exceed the fair market value of the assets allocable thereto, and, to Nestle's knowledge, there are no facts or circumstances that would materially change the funded status of any such Title IV Plan since the close of such plan year; and (vi) the PBGC has not instituted proceedings to terminate any such Title IV Plan and, to Nestle's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan.

        (f) None of the NICC Entities nor any of their respective ERISA Affiliates has incurred any material Withdrawal Liability that has not been satisfied in full. With respect to each Nestle Employee Plan that is a Multiemployer Plan and except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC
Entities: (i) if any of the NICC Entities or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no material Withdrawal Liability would be incurred; and (ii) none of the NICC Entities, nor any of their respective ERISA Affiliates has received any notification, nor does any of them have knowledge, that any such Nestle Employee Plan that is a Multiemployer Plan is in reorganization, has been terminated, is insolvent, or may reasonably be expected to be in reorganization, to be insolvent, or to be terminated.

        (g) Section 3.19(g) of the Nestle's Disclosure Schedule sets forth: (i) each Nestle Employee Arrangement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event such as termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of any NICC Entity.

        (h) There are no pending or, to NICC's knowledge, threatened claims (other than claims for benefits in the ordinary course), investigations, lawsuits or arbitrations which have been asserted or instituted against the Nestle Employee Arrangements, any fiduciaries thereof with respect to their duties to such Nestle Employee Arrangements or the assets of any of the trusts under any of such Nestle Employee Arrangements which would reasonably be expected to result in any liability of any NICC Entity to the PBGC, the Department of the Treasury, the Department of Labor, or any other U.S. or foreign Governmental Authority, or to any of such Nestle Employee Arrangements, any participant in any such Nestle Employee Arrangement, or any other party, except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the NICC Entities.

        Section 3.20. Acquisition of Shares for Investment. Nestle has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its acquisition of the Additional Nestle Shares, and has been provided access to personnel and books of Dreyer's and its Subsidiaries for purposes of making its evaluation. Nestle is acquiring the Additional Nestle Shares for investment and not with a view toward any distribution thereof, or with any present intention of distributing such shares. Nestle agrees that the Additional Nestle Shares, if any, may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act.

        Section 3.21. Taxes. (a) Each of the NICC Entities has duly filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Each of the NICC Entities has paid all Taxes required to be paid by it. The unpaid Taxes of the NICC Entities do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the Business Financial Statements, as adjusted for results of operations and cash flows through the date hereof. There are no pending or, to the knowledge of NICC, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to any of the NICC Entities, except for those that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the NICC Entities. There are no Liens for Taxes on any asset of any of the NICC Entities except for Taxes not yet due and payable, Liens for Taxes that are being contested in good faith by appropriate proceedings, and Liens for Taxes that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the NICC Entities. The assets of NICC do not include
(A) any entity, contract or agreement that is classified as a corporation or partnership for federal income tax purposes or (B) any entity that is treated as a disregarded entity for federal income tax purposed within the meaning of Treasury Regulation Section 301.7701-3. None of the NICC Entities has been a member of any group that has filed a combined, consolidated or unitary Tax Return other than with one or more corporations which are members of the affiliated group of corporations of which Nestle is the common parent and as would not individually or in the aggregate reasonably be expected to have a material adverse effect on the NICC Entities. None of the NICC Entities has liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any comparable provision of U.S. state or local or foreign law) or other law or by contract or otherwise, except as a result of the application of Treasury Regulation Section 1.1502-6 (and any comparable provision of U.S. state or local or foreign law) to corporations which are members of the affiliated group of corporations of which Nestle is the common parent and as would not individually or in the aggregate reasonably be expected to have a material adverse effect on the NICC Entities. None of the NICC Entities has made any election, or is required, to treat any of the assets owned by such NICC Entity as owned by another person for tax purposes. None of the NICC Entities has received or been subject to any written ruling of any Tax Authority related to Taxes or entered into any written and legally binding agreement with any Tax Authority relating to Taxes (and none of the assets owned by any NICC Entity is subject to or has been the topic of any such agreement). None of the NICC Entities is a party to or otherwise subject to any Tax allocation or sharing agreement. Since December 26, 2001, NICC has been organized as a limited liability company that is indirectly wholly owned by Nestle, and since such time has been disregarded as an entity separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b)(1)(ii). None of NICC, any of the NICC Entities or any other transferor of an interest in United States real property (within the meaning of Section 897(c) of the Code) hereunder is a foreign Person within the meaning of
Section 1445(b)(2) of the Code.

        (b) None of Nestle, NICC or their respective Subsidiaries has taken any action or knows of any fact that is reasonably likely to prevent (i) the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or (ii) the Merger, Exchange and the Contribution, taken together, from qualifying as a transaction described in Section 351 of the Code.

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

                                   ARTICLE IV

                   Representations and Warranties of Dreyer's

        Except as set forth in the disclosure schedule delivered to Nestle by Dreyer's on the date hereof (the "Dreyer's Disclosure Schedule"), Dreyer's hereby represents and warrants to Nestle as follows:

        Section 4.1. Incorporation; Authorization; etc. (a) Each of Dreyer's and each of its Subsidiaries is duly organized and validly existing and, with respect to each U.S. corporation, in good standing, under the laws of the jurisdiction of its organization. Except as set forth in Section 4.1(a) of the Dreyer's Schedule, each of Dreyer's and each of its Subsidiaries (i) has the requisite corporate or similar power and authority to own its properties and assets and to carry on its business as it is now being conducted and (ii) is in good standing and is duly qualified to transact business in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be so qualified, except where the failure to be so organized or in good standing or to be duly qualified to transact business, or to have such power and authority, would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's. For purposes of this Article IV, a "material adverse effect on Dreyer's" shall mean a material adverse effect on the assets, liabilities, business, financial condition, results of operations and prospects of Dreyer's and its Subsidiaries, taken as a whole.

        (b) Dreyer's, New Dreyer's and Merger Sub have the requisite corporate power to execute and deliver this Agreement and to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Dreyer's, New Dreyer's and Merger Sub of this Agreement, the performance by Dreyer's, New Dreyer's and Merger Sub of their obligations hereunder and the consummation by Dreyer's, New Dreyer's and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by the Disinterested Directors of Dreyer's and the Boards of Directors of New Dreyer's and Merger Sub and, except for the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and except for obtaining the approval by the stockholders of Dreyer's of the Merger by the Required Dreyer's Vote and by the sole stockholder of Merger Sub, no other corporate proceedings on the part of Dreyer's, New Dreyer's or Merger Sub, their respective Boards of Directors or stockholders are necessary therefor.

        (c) Except as set forth in Section 4.1(c) of the Dreyer's Disclosure Schedule, the execution, delivery and performance of this Agreement will not (i) violate any provision of Dreyer's or any of its Subsidiaries' respective certificate of incorporation or by-laws (or equivalent organizational documents or instruments), (ii) except as set forth in Section 4.1(c) of the Dreyer's Disclosure Schedule, violate any provision of, or be an event that is (or with the passage of time will result in) a violation of, or result in the acceleration of or entitle any party to accelerate or exercise (whether after the giving of notice or lapse of time or both) any obligation or right under, or result in the imposition of any Lien upon or the creation of a security interest in any shares of capital stock of Dreyer's or its Subsidiaries or any of Dreyer's or any of its Subsidiaries' assets or properties pursuant to, any Lien, agreement, instrument, order, arbitration award, judgment or decree to which Dreyer's or any of its Subsidiaries is a party or by which any of them is bound, or (iii) violate or conflict with any other restriction of any kind or character to which Dreyer's or any of its Subsidiaries is subject, that, in the case of clause (ii) or (iii) would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's or prevent the Transactions from occurring prior to the Termination Date or result in any material delay in the consummation of the Transactions. This Agreement has been duly executed and delivered by Dreyer's, New Dreyer's and Merger Sub, and, assuming the due execution hereof by Nestle, this Agreement constitutes the legal, valid and binding obligations of Dreyer's, New Dreyer's and Merger Sub, enforceable against Dreyer's, New Dreyer's and Merger Sub in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity). Dreyer's has delivered to

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

Nestle true and correct copies of the certificate of incorporation and by-laws, as amended to date, of Dreyer's.

        Section 4.2. Capitalization; Structure. (a) As of June 12, 2002, the authorized capital stock of Dreyer's consisted of (i) 60 million shares of Dreyer's Common Stock, of which 34,731,902 were issued and outstanding and no shares were held in the treasury of Dreyer's, (ii) 6,559,441 shares of Dreyer's Common Stock were issuable (and such number was reserved for issuance) upon exercise of options, warrants or similar instruments outstanding and 72,005 shares of Dreyer's Common Stock under the Dreyer's ESPP were issuable, and (iii) 10 million shares of Preferred Stock, par value $1.00 per share, of which none were outstanding, 150,000 of which have been designated Series A Participating Preferred and reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of shares of Dreyer's Common Stock pursuant to the Dreyer's Rights Agreement. Since June 12, 2002 to the date of this Agreement, there have been no issuances of shares of the capital stock of Dreyer's, or securities convertible into or exchangeable for such Dreyer's Common Stock, other than issuances of shares (and the related Rights) issued pursuant to options or rights to acquire 6,631,446 shares of Dreyer's Common Stock outstanding as of the date hereof. All of the issued and outstanding shares of Dreyer's Common Stock are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

        (b) The authorized capital stock of New Dreyer's, as of the date hereof, consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding. Dreyer's is the sole stockholder of New Dreyer's and is the legal and beneficial owner of all 100 issued and outstanding shares of New Dreyer's. New Dreyer's is the sole stockholder of Merger Sub and is the legal and beneficial owner of all 100 issued and outstanding shares of Merger Sub.

        (c) Section 4.2(c) of the Dreyer's Disclosure Schedule sets forth the name of each Subsidiary of Dreyer's, its jurisdiction of incorporation or organization, the number of outstanding shares of its capital stock or other equity interests of each class and the name and number of shares owned by each holder of any such shares of capital stock or other equity interests. All of the outstanding shares of capital stock or other equity interests of each of the Subsidiaries of Dreyer's have been validly issued, and are fully paid and non-assessable and free of preemptive rights, and are owned directly or indirectly by Dreyer's, free and clear of all Liens. Except as set forth in the Dreyer's SEC Reports, neither Dreyer's nor any of its Subsidiaries directly or indirectly owns any equity interest in any Person, other than the Subsidiaries of Dreyer's, that is or would be expected to be material to Dreyer's and its Subsidiaries taken as a whole. Except for (i) the Rights and (ii) options and other stock-based awards covering up to 6,631,446 shares of Dreyer's Common Stock outstanding on June 12, 2002, as of the date hereof there are no outstanding options, warrants or other rights of any kind to acquire from Dreyer's or any of its Subsidiaries, or obligations of Dreyer's or its Subsidiaries to issue, shares of capital stock of any class of, or other equity interests in, Dreyer's or any of its Subsidiaries.

        (d) All of the Additional Nestle Shares, when issued in connection with the Contribution will be duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

        Section 4.3. SEC Filings; Financial Statements. (a) Except as set forth in Section 4.3(a) of the Dreyer's Disclosure Schedule, Dreyer's has timely filed all forms, reports, definitive proxy statements, schedules and documents (including all Exhibits, Schedules and Annexes thereto) required to be filed by it under the Securities Act or the Exchange Act, as the case may be, since December 31, 2001, including any amendments or supplements thereto (collectively, the "Dreyer's SEC Reports"). As of their respective dates, each of the Dreyer's SEC Reports (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing)
(i) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Dreyer's SEC Report, and (ii) did not at the time they were filed (or if amended or superseded by a filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

        (b) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Dreyer's SEC Reports was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each presented fairly the financial position, results of operations and cash flows of Dreyer's and its consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

        (c) As of the date hereof, no "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) filed as an exhibit to the Form 10-K has been amended or modified, except for such amendments or modifications which have been filed as an exhibit to a subsequently dated Dreyer's SEC Report or are not required to be filed with the SEC.

        Section 4.4. No Undisclosed Liabilities. Except as disclosed in the Dreyer's SEC Reports filed since December 31, 2001 and prior to the date hereof, and except for liabilities which are reflected or reserved against in the unaudited consolidated balance sheet of Dreyer's and its Subsidiaries as of March 31, 2002 included in the Dreyer's SEC Reports, none of Dreyer's and its Subsidiaries has any liabilities or obligations that would be required to be reflected on a consolidated balance sheet of Dreyer's and its Subsidiaries or in the notes thereto prepared in accordance with GAAP, except for liabilities or obligations arising in the ordinary course of business consistent with past practice since March 31, 2002, which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

        Section 4.5. Antitakeover Statute and Provisions. Dreyer's has taken all action necessary to exempt this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, including the Merger, from (i) the restrictions on business combinations contained in Section 203 of the DGCL and (ii) Article TENTH of the Dreyer's certificate of incorporation. True and complete copies of all of the Board of Directors of Dreyer's resolutions reflecting such actions have been provided to Nestle. No other state takeover statute or similar statute or regulation is applicable to or purports to be applicable to the Merger or any other transaction contemplated by this Agreement or any Ancillary Agreement.

        Section 4.6. Absence of Certain Changes. Except as set forth in the Dreyer's SEC Reports filed prior to the date hereof, since December 31, 2001, there has been no (a) change or development in or effect on the business or businesses of Dreyer's and its Subsidiaries that has had, or would reasonably be expected to have, a material adverse effect on Dreyer's, or (b) action taken by Dreyer's or any of its Subsidiaries prior to the date hereof which, if taken from the date hereof through the Closing, would violate any of clauses
(i)-(xxii) of Section 5.4(b).

        Section 4.7. Litigation; Orders. Except as set forth in the Dreyer's SEC Reports filed prior to the date hereof or in Section 4.7 of the Dreyer's Disclosure Schedule, there are no lawsuits, actions, administrative or arbitration or other proceedings or governmental investigations pending or, to Dreyer's knowledge, threatened against Dreyer's or any of its Subsidiaries that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's. There are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Dreyer's or any of its Subsidiaries or any of their respective properties or businesses that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

        Section 4.8. Intellectual Property. (a) Section 4.8(a) of the Dreyer's Disclosure Schedule sets forth an accurate and complete list of all material registered Dreyer's Intellectual Property Rights, including without limitation a list of all U.S. and foreign patents and patent applications, trademark registrations and applications, and copyright registrations of Dreyer's or any of its Subsidiaries. Except as set forth in Section 4.8(a) of the Dreyer's Disclosure Schedule, Dreyer's and its Subsidiaries own exclusively the Dreyer's Intellectual Property Rights free and clear of all Liens and restrictions. No material Dreyer's Intellectual Property Right is subject to any outstanding judgment, injunction, order, decree or agreement restricting the use thereof by Dreyer's or any of its Subsidiaries or restricting the licensing thereof by Dreyer's or any of its Subsidiaries to any Person. No use of the Dreyer's Intellectual Property Rights by Dreyer's or any of its Subsidiaries is infringing on any other Person's Intellectual Property Rights and, to the knowledge of Dreyer's and each of its Subsidiaries, no Person is infringing on any Dreyer's Intellectual Property Rights, except, in either case, as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on the Dreyer's Entities. Neither Dreyer's nor any of its Subsidiaries is a defendant in any action, suit, investigation or proceeding relating to, or otherwise was notified in writing of, any alleged claim of infringement of any Intellectual Property Right, and Dreyer's and its Subsidiaries have no outstanding claim or suit for any continuing infringement by any other Person of any Dreyer's Intellectual Property Rights.

        (b) Section 4.8(b) of the Dreyer's Disclosure Schedule sets forth an accurate and complete list of all material license, sublicense and royalty agreements entered into by Dreyer's or any of its Subsidiaries relating to Intellectual Property. Except as set forth in Schedule 4.8(b) of the Dreyer's Disclosure Schedule, no party to any such material agreement is in material breach or default under such agreement or has given notice of termination or repudiated any provision thereof.

        Section 4.9. Licenses, Approvals, Other Authorizations, Consents, Reports, etc. (a) Except as set forth in the Dreyer's SEC Reports filed prior to the date of this Agreement, all Licenses possessed by or granted to Dreyer's or any of its Subsidiaries are in full force and effect except for those whose failure to be in full force and effect would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's. No proceeding is pending or, to Dreyer's knowledge, threatened seeking the revocation or limitation of any such License which revocation or limitation would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

        (b) Section 4.9(b) of the Dreyer's Disclosure Schedule contains a list of all registrations, filings, applications, notices, consents, approvals, orders, qualifications and waivers required to be made, filed, given or obtained by Dreyer's or any of its Subsidiaries with, to or from any Persons or Governmental Authorities in connection with the consummation of the Transactions, except for those with respect to which the failure to make, file, give or obtain would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

        Section 4.10. Labor Matters. Section 4.10 of the Dreyer's Disclosure Schedule sets forth a list of all material agreements with labor unions or associations representing employees of Dreyer's or any of its Subsidiaries. Except as set forth in Section 4.10 of the Dreyer's Disclosure Schedule, neither Dreyer's nor any of its Subsidiaries is involved in or, to Dreyer's knowledge, threatened with any work stoppage, labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of Dreyer's or any of its Subsidiaries (excluding workers' compensation claims) that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

        Section 4.11.  Compliance with Laws.  Except as set forth in Section
4.11 of the Dreyer's Disclosure Schedule and the Dreyer's SEC Reports filed prior to the date hereof, the conduct of the businesses of Dreyer's and its Subsidiaries complies with all Laws applicable thereto, except for those violations of Law which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's; it being understood that nothing set forth in this Section 4.11 is intended to address any compliance issue that is the subject of any other representation or warranty set forth in Section 4.9, 4.18 or 4.19 or in Article VII.

        Section 4.12. Insurance. Section 4.12 of the Dreyer's Disclosure Schedule lists material policies of liability, property, casualty and other forms of insurance owned or held by Dreyer's or its

Subsidiaries. All such policies are in full force and effect, all premiums due and payable have been paid and no written notice of cancellation or termination has been received with respect to any such policy.

        Section 4.13. Material Contracts. As of the date hereof, except as set forth in the Dreyer's SEC Reports filed prior to the date hereof or as set forth on Section 4.13 of the Dreyer's Disclosure Schedule (such exceptions, the "Dreyer's Material Contracts"), neither Dreyer's nor any of its Subsidiaries is a party to or bound by any (a) "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (b) contract or agreement not terminable upon one year's (or less) notice that materially limits or purports to materially limit the ability of any of Dreyer's or any of its Affiliates to compete in any material line of business or in any material geographic area, (c) agreement with a distributor which is not terminable on one year's (or less) notice, (d) material joint venture or similar contract or agreement, or (e) contract which is terminable by the other party or parties thereto upon a change of control of Dreyer's or any of its Subsidiaries other than such contracts the termination of which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's. With respect to all Dreyer's Material Contracts, (i) neither Dreyer's nor any of its Subsidiaries nor, to Dreyer's knowledge, any other party to any such Dreyer's Material Contract is in breach thereof or default thereunder, and (ii) there does not exist under any provision thereof, any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default, except for such breaches, defaults and events which in the case of clauses (i) and (ii) would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

        Section 4.14. Brokers, Finders, etc. Except for the services of the Dreyer's Financial Advisors, neither Dreyer's nor any of its Subsidiaries has employed, or is subject to any valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission in connection with such transactions.

        Section 4.15. Opinions of Dreyer's Financial Advisor. The Board of Directors of Dreyer's has received the opinion of the Dreyer's Financial Advisor, dated the date of this Agreement, to the effect that the exchange of the Dreyer's Common Stock for Class A Common Stock in the Merger is fair, from a financial point of view, to the holders of Dreyer's Common Stock (other than Nestle and its Affiliates).

        Section 4.16. Board Approval; Rights Plan. (a) The Board of Directors of Dreyer's, by a unanimous vote of all those present at a meeting duly called and held at which all directors other than Messrs. Robert Helman and M. Steven Langman were in attendance by resolutions not subsequently rescinded or modified in any way, have duly (i) determined that the transactions contemplated by this Agreement are advisable, fair to and in the best interests of Dreyer's and its stockholders, (ii) approved this Agreement and (iii) determined to recommend to the stockholders of Dreyer's that such stockholders approve the Merger and adopt this Agreement and the transactions contemplated thereby.

        (b) The Board of Directors of Dreyer's has taken the requisite action such that neither Nestle nor any of its Affiliates shall become an "Acquiring Person," and no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Dreyer's Rights Agreement) will occur, by reason of the approval, execution or delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby.

        Section 4.17. Required Vote. The affirmative vote of a majority of the votes of the outstanding shares of Dreyer's Common Stock at a stockholders' meeting is the only vote of the holders of any class of capital stock of Dreyer's necessary to approve and adopt this Agreement and the Merger (the "Required Dreyer's Vote").

        Section 4.18. Environmental Compliance. (a) Dreyer's and each of its Subsidiaries has obtained all permits, Licenses and other authorizations which are required with respect to the operation of Dreyer's and each of its Subsidiaries as presently conducted under Environmental Laws, except failures to have obtained such permits, licenses and other authorizations as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

        (b) The business of Dreyer's and each of its Subsidiaries as presently conducted is in compliance with all terms and conditions of the permits, licenses and authorizations required by the Environmental Laws, and is now and has always been in compliance with all Environmental Laws, except for such non-compliance which would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's. There is no civil, criminal or administrative action, suit, demand, notice of violation, investigation known to Dreyer's or any of its Subsidiaries, proceeding, notice or demand letter pending relating to the property or business of Dreyer's or any of its Subsidiaries or, to the knowledge of Dreyer's and its Subsidiaries, threatened against the business or property of Dreyer's or any of its Subsidiaries under Environmental Laws, that would, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

        (c) Except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's, to the knowledge of Dreyer's and its Subsidiaries, neither Dreyer's nor any of its Subsidiaries nor any other Person has buried, released, dumped or disposed of any Hazardous Substances, Oils, Pollutants or Contaminants in quantities requiring investigation or cleanup, or incurring responsibility or liability, under Environmental Laws, in each case which have been produced by, or resulting from, any business, commercial or industrial activities, operations, or processes, on, from, to or beneath, the property of Dreyer's or any of its Subsidiaries, including, to the knowledge of Dreyer's and its Subsidiaries, properties formerly owned by Dreyer's or any of its Subsidiaries for which Dreyer's or any of its Subsidiaries has retained any material actual or potential liability or responsibility.

        (d) Except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's, no cleanup has occurred or is occurring at any property currently owned or operated by Dreyer's or any of its Subsidiaries which would result or reasonably be expected to result in the assertion or creation of a material Lien on such property by any Governmental Authority with respect thereto, nor has any such assertion of a material Lien been made by any Governmental Authority with respect thereto.

        (e) Except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's, neither Dreyer's nor any of its Subsidiaries has received any notice from any Governmental Authority or private or public entity or individual requesting information pursuant to Environmental Laws in connection with or advising it that it is in non-compliance with applicable Environmental Laws, or responsible for, or potentially responsible for, costs with respect to a release, a threatened release or cleanup of Air Pollutants, Hazardous Substances, Oils, Pollutants, or Contaminants generated, used, stored, treated, disposed of or transported by Dreyer's or any of its Subsidiaries, and neither Dreyer's nor any of its Subsidiaries has entered into any agreement regarding the investigation or cleanup of any Hazardous Substances, Oils, Pollutants or Contaminants or responsibility or liability related thereto.

        (f)  Notwithstanding any other representation and warranty in this
Article III, the representations and warranties contained in this Section 4.18 constitute the sole representations and warranties of Dreyer's and its Subsidiaries with respect to any Environmental Law, environmental permit or any Air Pollutants, Hazardous Substances, Oils, Pollutants or Contaminants.

        Section 4.19. Employee Benefit Plans. (a) Dreyer's has made available or will make available to Nestle prior to the Closing Date with respect to each material Dreyer's Employee Plan and each material Dreyer's Benefit Arrangement
(i) copies (or if there is no written plan document, any existing written descriptions) and, if applicable, related trust agreements, and all amendments thereto together with the most recent annual report, if applicable (Form 5500) including, if applicable, Schedule B thereto); (ii) summary plan description, if applicable, and any material modifications thereto; (iii) annual financial report and actuarial valuation report prepared in connection with any such Dreyer's Employee Plan, if applicable; and (iv) all trust agreements, insurance contracts and other funding vehicles relating thereto. Section 4.19(a) of the Dreyer's Disclosure Schedule contains a complete list of all material Dreyer's Employee Plans, material Dreyer's Benefit Arrangements and all Dreyer's Multiemployer Plans, and identifies each Dreyer's Employee Plan that is a Title IV Plan, maintained in connection with any trust described in Section 501(c)(9) of the Code or is funded through a welfare benefit fund within the meaning of Section 419 of the Code.

        (b) Each Dreyer's Employee Plan and each Dreyer's Benefit Arrangement has been maintained in compliance with its terms and with the requirements prescribed by any and all applicable statutes, orders, rules and regulations, including ERISA and the Code, except where the failure to be in compliance would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

        (c)  There are no Dreyer's International Plans.

        (d)  Each Dreyer's Employee Plan that is intended to be qualified under
Section 401(a) of the Code and each trust created under any such Dreyer's Employee Plan that is intended to be exempt from tax under Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service. December has made available or will make available to Nestle prior to the Closing Date the most recent determination letter of the Internal Revenue Service relating to each such Dreyer's Employee Plan.

        (e) With respect to each Dreyer's Employee Plan that is a Title IV Plan, except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's: (i) there does not exist any accumulated funding deficiency within the meaning of Code Section 412 or Section 302 of ERISA, whether or not waived; (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this Agreement will not result in the occurrence of any such reportable event; (iii) all premiums to the PBGC have been timely paid in full;
(iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by any of the NICC Entities; (v) the actuarial present value of the accumulated plan benefits under such Title IV Plan (whether or not vested) as of the close of its most recent plan year did not exceed the fair market value of the assets allocable thereto, and, to Dreyer's knowledge, there are no facts or circumstances that would materially change the funded status of any such Title IV Plan since the close of such plan year; and (vi) the PBGC has not instituted proceedings to terminate any such Title IV Plan and, to Dreyer's knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Title IV Plan.

        (f) None of Dreyer's, its Subsidiaries, nor any of their respective ERISA Affiliates has incurred any material Withdrawal Liability that has not been satisfied in full. With respect to each Dreyer's Employee Plan that is a Multiemployer Plan and except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's:
(i) if any of Dreyer's, its Subsidiaries or any of their respective ERISA Affiliates were to experience a withdrawal or partial withdrawal from such plan, no material Withdrawal Liability would be incurred; and (ii) none of Dreyer's, its Subsidiaries, nor any of their respective ERISA Affiliates has received any notification, nor does any of them have knowledge, that any such Dreyer's Employee Plan that is a Multiemployer Plan is in reorganization, has been terminated, is insolvent or may reasonably be expected to be in reorganization, to be insolvent or to be terminated.

        (g) Section 4.19 of the Dreyer's Disclosure Schedule sets forth each Dreyer's Employee Arrangement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either alone or in conjunction with any other event such as termination of employment) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Dreyer's or any of its Subsidiaries.

        (h) There are no pending or, to Dreyer's knowledge, threatened claims (other than claims for benefits in the ordinary course), investigations, lawsuits or arbitrations which have been asserted or instituted against the Dreyer's Employee Arrangements, any fiduciaries thereof with respect to their duties to such Dreyer's Employee Arrangements or the assets of any of the trusts under any of such Dreyer's Employee Arrangements which would reasonably be expected to result in any liability of Dreyer's or any of its Subsidiaries to the PBGC, the Department of the Treasury, the Department of Labor, or any other U.S. or foreign Governmental Authority, or to any of such Dreyer's Employee Arrangements, any participant in any such Dreyer's Employee Arrangement, or any other party, except as would not, individually or in the aggregate, have or reasonably be expected to have a material adverse effect on Dreyer's.

        Section 4.20. Taxes. (a) Each of the Dreyer's Entities has duly filed all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Each of the Dreyer's Entities has paid all Taxes required to be paid by it. The unpaid Taxes of the Dreyer's Entities do not exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and tax income) set forth on the Dreyer's Financial Statements, as adjusted for results of operations and cash flows through the date hereof. There are no pending or, to the knowledge of Dreyer's, threatened audits, examinations, investigations, deficiencies, claims or other proceedings in respect of Taxes relating to any of the Dreyer's Entities, except for those that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Dreyer's Entities. There are no Liens for Taxes on any asset of any of the Dreyer's Entities except for Taxes not yet due and payable, Liens for Taxes that are being contested in good faith by appropriate proceedings, and Liens for Taxes that individually or in the aggregate would not reasonably be expected to have a material adverse effect on the Dreyer's Entities. None of the Dreyer's Entities has been a member of any group that has filed a combined, consolidated or unitary Tax Return other than the affiliated group of corporations of which Dreyer's is the common parent and as would not individually and in the aggregate reasonably be expected to have a material adverse effect on the Dreyer's Entities. None of the Dreyer's Entities has liability for Taxes of any person under Treasury Regulation Section 1.1502-6 (or any comparable provision of U.S. state or local or foreign law) or other law or by contract or otherwise, except as a result of the application of Treasury Regulation Section 1.1502-6 (and any comparable provision of U.S. state or local or foreign law) to the affiliated group of corporations of which Dreyer's is the common parent and as would not individually and in the aggregate reasonably be expected to have a material adverse effect on the Dreyer's Entities. None of the Dreyer's Entities has made any election, or are required, to treat any of the assets owned by such Dreyer's Entity as owned by another person for tax purposes. None of the Dreyer's Entities has received or been subject to any written ruling of any Tax Authority relating to Taxes or entered into any written and legally binding agreement with any Tax Authority relating to Taxes (and none of the assets owned by any Dreyer's Entity is subject to or has been the topic of any such agreement). Dreyer's is not, and has not been, a U.S. real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

        (b) None of the Dreyer's Entities has taken any action or knows of any fact that is reasonably likely to prevent (A) the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code or (B) the Merger, the Exchange and the Contribution, taken together, from qualifying as a transaction described in Section 351 of the Code.

                                   ARTICLE V

                            Covenants of the Parties

        Section 5.1. Investigation of Business; Access to Properties and Records. (a) Subject to Section 5.2(b), from the date hereof through the Closing, Nestle shall, and shall cause NICC and its other Subsidiaries to, afford to Dreyer's and Dreyer's accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to the offices, plants, properties, books and records and to employees of the NICC Entities and, to the extent related to the Business, Nestle and its other Subsidiaries, and their agents and consultants, subject to any applicable

Laws and compliance with any policies of the NICC Entities with respect to plant visits, in order that Dreyer's may make reasonable investigations of the affairs of the Business and the NICC Entities.

        (b) Subject to Section 5.2(b), from the date hereof through the Closing, Dreyer's shall, and shall cause its Subsidiaries to, afford to Nestle and Nestle's accountants, counsel and other representatives reasonable access during regular business hours, upon reasonable advance notice, to the offices, plants, properties, books and records and to employees of Dreyer's and its Subsidiaries, and their agents and consultants, subject to any applicable Laws and compliance with any policies of Dreyer's and its Subsidiaries with respect to plant visits, in order that Nestle may make reasonable investigations of the affairs of Dreyer's and its Subsidiaries.

        (c) Any information provided to Dreyer's or Nestle or their respective representatives pursuant to this Agreement shall be subject to the terms of the Confidentiality Agreement dated June 6, 2002 between Nestle and Dreyer's (the "Confidentiality Agreement"). If the Effective Time occurs, Nestle and Dreyer's agree that the Confidentiality Agreement shall terminate and be of no further force and effect and that information provided under the Confidentiality Agreement shall be covered by Section 7.01 of the Governance Agreement.

        Section 5.2. Filings; Other Actions; Notification. (a) Each of the parties hereto shall use (and shall cause their respective Subsidiaries, officers and directors, and shall use reasonable best efforts to cause their Affiliates, employees, agents, attorneys, accountants and representatives, to use) their respective reasonable best efforts as soon as practicable to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable on its part under this Agreement, the Governance Agreement and any applicable Law to consummate and make effective the Transactions and any other transaction contemplated by this Agreement or the Governance Agreement, including (i) preparing and filing with the SEC the Registration Statement and the Dreyer's Proxy Statement and all necessary amendments or supplements to those filings; (ii) preparing, providing and filing all documentation and other information to effect all necessary notices, reports, applications, filings and other submissions, and to obtain as promptly as is practicable all consents, approvals, waivers, licenses, permits, authorizations, registrations, qualifications, decisions, determinations or other permissions or actions necessary or advisable to be obtained from any Governmental Authority or any other Person in order to consummate the Transactions or any other transaction contemplated by this Agreement or the Governance Agreement (it being understood with respect to (i) and (ii) above and (iii) below that no party shall be obligated to prepare or present (or cause its Affiliates to prepare or present) financial statements or reconciliations other than in accordance with the accounting principles currently followed in preparing or presenting such financial statements); (iii) providing all such information concerning such party, its Subsidiaries and its officers, directors, employees, members, partners and Affiliates as may be necessary or reasonably requested in connection with any of the foregoing; and (iv) avoiding the issuance or entry of, or have vacated or terminated, any decree, order, injunction, judgment, decision or determination that would, in whole or in part, restrain, prevent or delay the consummation of the Transactions or any other transaction contemplated by this Agreement or the Governance Agreement.

        (b) Subject to applicable Laws relating to the exchange of information, the parties hereto shall have the right to review in advance, and to the extent practicable to consult the other parties on, all the information relating to the NICC Entities or Dreyer's, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any Governmental Authority or any other Person in connection with the Transactions and any other transaction contemplated by this Agreement or the Ancillary Agreements; provided, however, that either Dreyer's or Nestle may restrict access to any documents or information to the extent that it reasonably concludes, after consultation with outside counsel, that (i) any legal provision of any Governmental Authority applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information, (ii) providing such access would result in the loss of the attorney-client privilege,
(iii) such document discusses the pricing or dollar value of the transactions contemplated by this Agreement or (iv) the documents contain competitively sensitive information, the sharing of which could constitute a violation of any applicable Laws, and provided, further, that the parties may restrict access to those contracts which by their terms require the consent of third parties to permit disclosure, if such consent has not been obtained. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as is practicable.

        (c) The parties hereto shall keep the other parties reasonably apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by such parties or any of their respective Subsidiaries from any third party and/or any Governmental Authority with respect to the transactions contemplated by this Agreement.

        (d) Without limiting the generality of the undertakings provided in this Section 5.2, the parties hereto agree to take or cause to be taken the following actions: (i) the prompt provision to any Person with standing to enforce any applicable Laws of information and documents reasonably requested by any such Person or necessary, proper or advisable to permit consummation of the Transactions or any other transaction contemplated by this Agreement or the Governance Agreement; and (ii) commit to take all necessary steps if such action should be reasonably necessary or advisable to avoid the entry or issuance of any decree, injunction, or judgment that could delay the closing of the Transaction beyond the Termination Date; and (iii) use reasonable best efforts to defend through litigation and to take promptly, in the event that any permanent or preliminary injunction or other decree, order, judgment, decision or determination is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any lawsuit, investigation, inquiry, action or proceeding that would make consummation, in whole or in part, of the Transactions or any other transaction contemplated by this Agreement or the Governance Agreement unlawful or that would prevent or delay, in whole or in part, consummation of the Transactions or any other transaction contemplated by this Agreement or the Governance Agreement, any and all steps (including the taking of any appeal, the posting of any bond or the taking of the steps contemplated by clause (ii) of this paragraph) necessary to vacate, modify or suspend such injunction, decree, order, judgment, decision or determination so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement and the Governance Agreement. The parties agree that none of the steps or actions required to be taken pursuant to this Section 5.2 shall be considered an NICC Material Adverse Effect or Dreyer's Material Adverse Effect. Notwithstanding the foregoing or any other provision of this Agreement, neither party nor any of their parents, subsidiaries or affiliates shall be required to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of, or any limitation on, the acquisition, ownership, operation, effective control or exercise of full rights of ownership of any asset or assets of Nestle, Dreyer's or any of their respective subsidiaries or affiliates that individually or in the aggregate would be material (from the perspective of the parties hereto as to the date hereof) in relation to the continuing operations of the combined businesses of Dreyer's and NICC and their consolidated subsidiaries.

        Section 5.3. Further Assurances; Assets and Liabilities. (a) The parties hereto agree that, from time to time, whether before, at or after the Closing Date, each of them will execute and deliver such further instruments of conveyance and transfer and take such other actions as may be necessary to carry out the purposes and intents of this Agreement.

        (b) Between the date hereof and the Closing, the parties will use their reasonable best efforts to ensure that the NICC Entities hold only assets of the Business and liabilities of the Business and no other assets or liabilities.

        (c) Following the Closing, (A) to the extent any material tangible assets primarily related to the Business (specifically excluding Business Intellectual Property Rights and Business Licensed Intellectual Property Rights and excluding assets used in the international business of Nestle or its Affiliates) have been retained by Nestle and the Continuing Affiliates, Nestle shall and shall cause the Continuing Affiliates to use their respective reasonable best efforts to convey such assets to the NICC Entities as promptly as practicable (and pending such conveyance to provide the NICC Entities with the benefit of such assets) and (B) to the extent any material tangible assets related to, but not primarily related to, the Business (specifically excluding Business Intellectual Property Rights and excluding assets described in or related to the services described in Section 3.8 of the Nestle Disclosure Schedule, have been retained by Nestle and the Continuing Affiliates, Nestle shall and shall cause the Continuing Affiliates to use their respective reasonable best efforts to make such assets available to the NICC Entities on commercially reasonable terms.

        (d) Nestle covenants that the NICC Entities will not at the Effective Time include any obligations or liabilities to the extent they relate to any business of Nestle or its Affiliates other than the Business (or any past ice cream or frozen novelty products business of Nestle or its Affiliates). All such obligations or liabilities shall remain the obligations and liabilities of Nestle and its Affiliates after the Effective Time, and Nestle shall indemnify Dreyer's to the extent thereof.

        (e) At and immediately after the Effective Time, the NICC Entities shall have a valid and enforceable license or sublicense with respect to the Business Intellectual Property Rights and Business Licensed Intellectual Property Rights set forth in Section 5.3(e) of the Nestle Disclosure Schedule, on financial terms that are substantially the same as the financial terms under which the NICC Entities use such Business Intellectual Property Rights and Business Licensed Intellectual Property Rights currently (including a term of no less than five years in each case).

        Section 5.4. Conduct of Business. (a) Conduct of the NICC Entities. Nestle agrees, as to the NICC Entities, that, from the date hereof until the Effective Time, except as set forth in Section 5.4 of the Nestle Disclosure Schedule, as expressly contemplated by this Agreement (including (i) actions taken pursuant to Section 5.2, or (ii) as required by applicable Law), or as otherwise agreed to in writing by Dreyer's, the business of the NICC Entities shall be conducted in the ordinary and usual course and, to the extent consistent therewith (and subject to the restrictions set forth in this Section 5.4(a)), the NICC Entities will use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers, distributors and other Persons with which the NICC Entities as a group have significant business relations. Without limiting the foregoing, Nestle agrees that, from the date hereof until the Effective Time, except as set forth in Section 5.4 of the Nestle Disclosure Schedule, as expressly contemplated by this Agreement (including (i) actions taken pursuant to Section
5.2 or (ii) as required by applicable Law), or as otherwise agreed to in writing by Dreyer's and Nestle shall not and shall cause its Subsidiaries not to, directly or indirectly do, or commit to do, any of the following with respect to the NICC Entities:

               (i) declare or pay any dividend or other distribution with respect to any of its membership interests or shares of capital stock other than dividends and other distributions of cash consistent with past practices;

               (ii) repurchase, redeem or otherwise acquire any membership interests or shares of capital stock or other securities of, or other ownership interests in, any of the NICC Entities;

               (iii) issue, deliver, pledge, encumber or sell any membership interests or shares of capital stock of or other equity interests in any NICC Entity, or any securities convertible into any such shares of capital stock or other equity interests, or any rights, warrants or options to acquire any such shares of capital stock or other equity interests;

               (iv) amend its certificate of formation, operating agreement, certificate of incorporation or by-laws or other comparable organizational documents or amend any terms of the outstanding membership interests or securities of any NICC Entity;

               (v) consummate or enter into an agreement with respect to a merger, consolidation, or other business combination;

               (vi) sell, lease, license or otherwise dispose of any NICC Entity or any assets, securities, rights or property of any NICC Entity, directly or indirectly, other than (A) sales or leases of inventory and equipment in the ordinary course of business consistent with past practice or (B) transactions that are in the ordinary course and not individually in excess of $5 million or in the aggregate in excess of $10 million;

               (vii) incur any indebtedness for borrowed money, guarantee any such indebtedness, enter into any new or amend existing facilities relating to indebtedness, issue or sell any debt securities or warrants or other rights to acquire any debt securities or guarantee any debt securities, other than indebtedness incurred to fund working capital and capital expenditures;

               (viii) enter into, modify or amend any employment agreement or arrangement with, or grant any bonuses, salary increases, or retention pay to, any officer, director, consultant or employee, other than (A) in the ordinary course of business consistent with past practice with respect to non-officer employees, (B) as set forth in Article VI, (C) in connection with promotions or other changes in positions or responsibilities of employees that do not involve an increase in compensation, severance or benefits, (D) 2002 salary increases consistent with past practices for executives who report directly to NICC's Chief Executive Officer and (E) as may be required by applicable Laws; provided, however, that if the Closing has not occurred on or prior to April 1, 2003, NICC may make base salary increases for its employees consistent with past practice.

               (ix) enter into, adopt or amend any Nestle Benefit Arrangement, except (A) as set forth in Article VI, (B) as shall be required by applicable Laws or (C) as does not materially increase the aggregate expenses of providing benefits under the Nestle Benefits Arrangements;

               (x) notwithstanding the foregoing provisions Sections 5.4(a)(viii)-(ix), enter into, modify or amend any plan, agreement or arrangement so as to provide for new or increased severance pay or benefits to any officer, director, consultant or employee, except as set forth in
     Article VI;

               (xi) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (B) enter into any agreement or exercise any right to provide for acceleration of payment or performance as a result of a change of control of any NICC Entity if the transactions contemplated hereby would constitute a change of control under such agreement;

               (xii) renew or enter into any non-compete, exclusivity or similar agreement, excluding distribution agreements, that would restrict or limit the operations of the NICC Entities or, after the Effective Time, of New Dreyer's or its Subsidiaries;

               (xiii) except in the ordinary course of business, modify in any material respect, amend in any material respect or terminate any Business Material Contract (other than distributor agreements);

               (xiv) renew, enter into, amend in any material respect or waive any material right under any distributor agreement which is not terminable on one year's (or less) notice, other than distributor agreements with small regional distributors entered into the ordinary course of business;

               (xv) settle or compromise any litigation, or waive, release or assign any material uninsured claims, liabilities or obligations, in any such case with a value (in Nestle's reasonable judgment) in excess of $7.5 million individually;

               (xvi) enter into any new collective bargaining agreement except for renewals in the ordinary course of business;

               (xvii) adopt any material change, other than as required by GAAP, in its accounting policies, procedures or practices;

               (xviii) sell, license, lease or otherwise dispose of any material license agreement;

               (xix) incur or commit to incur any capital expenditures in excess of $55 million in the aggregate in fiscal year 2002 and $55 million in fiscal year 2003;

               (xx) make any change in any method of accounting for Tax purposes, make any Tax election, settle or compromise any Tax liability or waive or extend the period for assessment or collection of any Taxes, or file any Tax Return, in each case, other than in a manner consistent with past practice as would individually or in the aggregate reasonably be expected to have a material adverse effect on the NICC Entities; or

               (xxi)  agree or commit to do any of the foregoing.

        (b) Conduct by Dreyer's. Dreyer's agrees that from the date hereof until the Effective Time, except as set forth in Section 5.4 of the Dreyer's Disclosure Schedule, as expressly contemplated by this Agreement (including actions taken pursuant to Section 5.2 or as required by applicable Law), or as otherwise agreed to in writing by Nestle, the business of Dreyer's and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith (and subject to the restrictions set forth in this Section 5.4(b)), Dreyer's and its Subsidiaries will use all reasonable best efforts to preserve and maintain existing relations and goodwill with employees, customers, brokers, suppliers and other Persons with which Dreyer's and its Subsidiaries as a group have significant business relations. Without limiting the foregoing, Dreyer's agrees, as to itself and its Subsidiaries, that, from the date hereof until the Effective Time, except as set forth in Section 5.4 of the Dreyer's Disclosure Schedule, as expressly contemplated by this Agreement (including actions taken pursuant to Section 5.2 or as required by applicable
Law), or as otherwise agreed to in writing by Nestle, Dreyer's shall not and shall cause its Subsidiaries not to, directly or indirectly do, or commit to do, any of the following:

               (i) in the case of Dreyer's only, amend or otherwise change its certificate of incorporation or by-laws, or amend, modify or terminate the Dreyer's Rights Agreement except as provided in Sections 4.16 and 5.9(g);

               (ii) in the case of Dreyer's only, (A) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (other than regular quarterly dividends consistent with past practices, including any increases consistent with past practice), (B) split, combine or reclassify its outstanding shares of capital stock, or (C) repurchase, redeem or otherwise acquire, except in connection with any employee benefit plans or arrangements, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of Dreyer's capital stock or any securities convertible into or exchangeable or exercisable for any shares of Dreyer's capital stock;

               (iii) (A) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization or (B) enter into any agreement or exercise any right to provide for acceleration of payment or performance as a result of a change of control of Dreyer's;

               (iv) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of its capital stock of any class or other equity interests, other than issuances of shares of Dreyer's Common Stock upon the exercise of any Dreyer's Option outstanding as of the date hereof, including for this purpose, options outstanding as of the date hereof to purchase Dreyer's Common Stock under the Dreyer's Section 423 Employee Stock Purchase Plan (the Dreyer's ESPP);

               (v) consummate or enter into an agreement with respect to a merger, consolidation, or other business combination;

               (vi) sell, lease, license or otherwise dispose of Dreyer's or any of its Subsidiaries or any assets, securities, rights or property of Dreyer's or any of its Subsidiaries, directly or indirectly, other than (A) sales or leases of inventory and equipment in the ordinary course of business consistent with past practice or (B) transactions that are in the ordinary course and not individually in excess of $5 million or in the aggregate in excess of $10 million;

               (vii) renew or enter into any non-compete, exclusivity or similar agreement, excluding distribution agreements, that would restrict or limit the operations of Dreyer's or any of its Subsidiaries or, after the Effective Time, of New Dreyer's or its Subsidiaries;

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               (viii)  except in the ordinary course of business, modify in any material respect, amend in any material respect or terminate any Dreyer's Material Contract (other than distributor agreements);

               (ix) enter into any new collective bargaining agreement, except for renewals in the ordinary course of business;

               (x) sell, license, lease or otherwise dispose of any material license agreement;

               (xi) enter into, modify or amend any employment agreement or arrangement with, or grant any bonuses, salary increases, or retention pay to, any officer, director, consultant or employee, other than (A) in the ordinary course of business consistent with past practice with respect to non-officer employees, (B) as set forth in Article VI, (C) in connection with promotions or other changes in positions or responsibilities of employees that do not involve an increase in compensation, severance or benefits provided to any officer, director, consultant or employee, except as contemplated by Section 6.3, and (D) as may be required by applicable Laws; provided, however, that if the Closing has not occurred on or prior to February 1, 2003, Dreyer's may make base salary increases for its employees consistent with past practices;

               (xii) renew, enter into, amend in any material respect or waive any material right under any distributor agreement which is not terminable on one year's (or less) notice, other than distributor agreements with small regional distributors in the ordinary course of business;

               (xiii) settle or compromise any litigation, or waive, release or assign any material uninsured claims, liabilities or obligations, in any such case with a value (in Dreyer's reasonable judgment) in excess of $7.5 million individually;

               (xiv) adopt any material change, other than as required by GAAP, in its accounting policies, procedures or practices;

               (xv) incur or commit to incur any capital expenditures in excess of $55 million in the aggregate in fiscal year 2002 and $55 million in fiscal year 2003;

               (xvi) engage in butter trading activities involving amounts in excess of current limits approved by the Dreyer's Board of Directors;

               (xvii) subject to Section 5.9(i), modify, amend or terminate, or waive, release or assign any material rights or claims with respect to any confidentiality or standstill agreement to which Dreyer's is a party and which relates to a business combination involving Dreyer's;

               (xviii) subject to Section 5.9(i), take any action to render inapplicable, or to exempt any third party from, the provisions of Section 203 of the DGCL or any other state takeover Law or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares;

               (xix) enter into, adopt or amend any Dreyer's Benefit Arrangement, except (A) as set forth in Article VI, (B) as shall be required by applicable Laws or (C) as does not materially increase the aggregate expenses of providing benefits under the Dreyer's Benefits Arrangements;

               (xx) notwithstanding the foregoing provisions of Section 5.4(b)(vi) and (xix), enter into, modify or amend any plan, agreement or arrangement so as to provide for new or increased severance pay or benefits to any officer, director, consultant or employee, except as set forth in
     Article VI or in the ordinary course of business consistent with past practice;

               (xxi) modify or amend the existing joint venture licenses or partner brand agreements set forth in Section 5.4(b)(xxi) or enter into any new material joint venture or partner brand license agreements; or

               (xxii)  agree or commit to do any of the foregoing.

        Section 5.5. Public Announcements. Subject to their respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), Dreyer's and Nestle will consult

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

with each other before issuing, or permitting any agent or Affiliate to issue, and provide each other the opportunity to review and make reasonable comment upon, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the Nasdaq National Market System, will not issue any such press release or make any such public statement prior to such consultation; provided, however, that each of Dreyer's and Nestle may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous press releases, public disclosures or public statements made by Dreyer's or Nestle and do not reveal non-public information regarding the other party or its respective Subsidiaries.

        Section 5.6. Intercompany Accounts. At the Effective Time, all intercompany receivables, payables and loans then existing between Nestle or any Continuing Affiliate, on the one hand, and the NICC Entities, on the other hand, shall be settled in accordance with their terms, other than the indebtedness of the Business (representing indebtedness of NICC Entities to Nestle and its Continuing Affiliates), in the amount of $135,000,000 as of May 31, 2002 (as such amount may increase or decrease in the ordinary course of business consistent with the Company's working capital and capital expenditure needs so long as such increases are not in breach of Section 5.4) which subject to
Section 5.3(d), shall remain in place.

        Section 5.7. Voting of Shares. Nestle agrees to vote the Nestle Shares in favor of adoption of this Agreement and the Merger at the Dreyer's Stockholders Meeting.

        Section 5.8. Insurance. From the date hereof to the Effective Time, Nestle and Dreyer's will cooperate reasonably to develop and implement a transition plan with respect to insurance coverage for the NICC Entities, with the goal of ensuring continuing insurance coverage and transfer at the Effective Time of the responsibility for risk management relating to the NICC Entities from Nestle to Dreyer's.

        Section 5.9. No Solicitation. (a) Neither Dreyer's nor any of its Subsidiaries nor any of the officers and directors of any of them shall, and Dreyer's shall direct and use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives, including any investment banker, attorney or accountant retained by it or any of its Subsidiaries (Dreyer's, its Subsidiaries and their respective officers, directors, employees, agents and representatives being the "Dreyer's Representatives") not to, directly or indirectly through another Person, (i) solicit, initiate or encourage or otherwise facilitate any inquiries (including by way of furnishing any non-public information or otherwise) or the making of any inquiry, proposal or offer from any Person which constitutes a Business Combination Proposal with respect to Dreyer's (or would reasonably be expected to lead to such a Business Combination Proposal) or (ii) participate or engage in any discussions or negotiations regarding a Business Combination Proposal with respect to Dreyer's, except to notify such person as to the existence of these provisions, provided, however, that nothing contained in this Agreement shall prevent Dreyer's or its Board of Directors from (A) furnishing non-public information to, or entering into discussions with, any person or entity in connection with an unsolicited bona fide written Business Combination Proposal by such Person if and only to the extent that (1) Dreyer's is not then in breach of its obligations under this
Section 5.9(a), (2) the Board of Directors of Dreyer's believes in good faith (after consultation with its financial advisors and outside legal counsel) that such Business Combination Proposal constitutes or would reasonably be expected to result in a Superior Proposal and (3) prior to furnishing such nonpublic information to, or entering into discussions or negotiations with, such Person, such Board of Directors receives from such Person an executed confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement or (B) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act with regard to a Business Combination Proposal.

        (b) For purposes of this Agreement, "Business Combination Proposal" means any direct or indirect inquiry, proposal or offer relating to any (i) direct or indirect acquisition or purchase of a business or asset of Dreyer's or any of its Subsidiaries that constitutes 20% or more of the net revenues, net income or assets of Dreyer's and its Subsidiaries, taken as a whole; (ii) direct or indirect acquisition or purchase of 20% or more of any class of equity securities, or 20% of the voting power, of Dreyer's or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Dreyer's and its Subsidiaries, taken as a whole; (iii) tender offer or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity securities, or 20% of the voting power, of Dreyer's or any of its Subsidiaries whose business constitutes 20% or more of the net revenues, net income or assets of Dreyer's and its Subsidiaries, taken as a whole; or (iv) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Dreyer's or any of its Subsidiaries whose business constitutes 20% or more of the net revenue, net income or assets of Dreyer's and its Subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement. For purposes of this Agreement, "Superior Proposal" means any bona fide written proposal (A) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving Dreyer's as a result of which the other party thereto or its shareholders shall own 50% or more of the combined voting power of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof), and (B) that is (i) obtained not in breach of this Section 5.9 and (ii) on terms that the Board of Directors of Dreyer's, or a committee thereof, determines in good faith to be superior from a financial point of view to its stockholders (other than Nestle and its Affiliates) to the Transactions (after consultation with its financial advisors and outside legal counsel and taking into account all the terms and conditions of such Business Combination Proposal including without limitation, legal and regulatory terms, any break up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation and the ability of the party making such a proposal to obtain financing for such Business Combination Proposal and such other factors as the Board deems relevant.

        (c) Promptly after receipt of any Business Combination Proposal or any request for non-public information or inquiry which it reasonably believes could lead to a Business Combination Proposal, Dreyer's shall promptly (but in any event within one Business Day) notify Nestle orally and in writing of any Business Combination Proposal or any inquiry regarding the making of any Business Combination Proposal, indicating, in connection with such notice, the name of the Person making such Business Combination Proposal or inquiry, the terms and conditions of any such Business Combination Proposal, request or inquiry, and a copy of all written materials provided in connection with such Business Combination Proposal, request or inquiry. After receipt of the Business Combination Proposal, request or inquiry, Dreyer's shall promptly keep Nestle informed in all material respects of the status and details (including material amendments or proposed material amendments thereto) of any such Business Combination Proposal, request or inquiry and shall promptly provide to Nestle (to the extent permitted by law) a copy of all written materials subsequently provided in connection with such Business Combination Proposal, request or inquiry.

        (d) If the Board of Directors of Dreyer's or a committee thereof determines that a Business Combination Proposal constitutes a Superior Proposal, Dreyer's shall promptly provide written notice to Nestle which notice shall include a description of all the material terms and conditions of the Superior Proposal (the "Superior Proposal Notice").

        (e) Neither the Board of Directors nor any committee thereof shall (i) approve any letter of intent, agreement in principle, acquisition agreement or similar agreement (other than a confidentiality agreement) providing for any Business Combination Proposal or (ii) approve or recommend, or publicly propose to approve or recommend any Business Combination Proposal, in each case unless this Agreement shall have been terminated in accordance with its terms.

        (f) This Agreement may be terminated and the Transactions abandoned by Dreyer's at any time prior to the Dreyer's Stockholder Meeting if each of the following conditions is met:

               (i)   Dreyer's is not in breach of Section 5.9 of this Agreement;

               (ii) Dreyer's shall have received a Superior Proposal prior to the date of the Dreyer's Stockholders Meeting, delivered a Superior Proposal Notice to Nestle and notified Nestle of its intent to terminate this Agreement;

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

               (iii) During the five Business Day period following Nestle's receipt from Dreyer's of a Superior Proposal Notice, (x) if requested by Nestle, Dreyer's shall have provided Nestle with a reasonable opportunity to revise this Agreement and the Ancillary Agreements so that the Business Combination Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal and (y) Nestle shall have failed to make an offer to Dreyer's that the Board of Directors of Dreyer's shall have reasonably concluded, in good faith (after consultation with its financial advisors and outside legal counsel), would cause the Business Combination that is the subject of the Superior Proposal Notice, in light of such offer, to no longer be a Superior Proposal; and

               (iv) Dreyer's shall have made the payment of the termination fee required by Section 10.3(a).

        (g) Dreyer's shall immediately as of the date hereof, terminate, and shall cause each of its Subsidiaries and the Dreyer's Representatives to immediately terminate, all discussions or negotiations, if any, with any third party with respect to, or any that could reasonably be expected to lead to, a Business Combination Proposal. Dreyer's shall immediately demand that each person which has heretofore executed a confidentiality agreement with Dreyer's or any of its Affiliates or Subsidiaries or any of the Dreyer's Representatives with respect to such Person's consideration of a possible Business Combination Proposal to immediately return or destroy all confidential information heretofore furnished by Dreyer's or any of its Affiliates or Subsidiaries or any of the Dreyer's Representatives to such Person or any of its Affiliates or Subsidiaries or any of the Dreyer's Representatives.

        (h) Dreyer's hereby waives the provisions of Section 6.1 of the Nestle Stock Purchase Agreement with respect to any proposal made by Nestle pursuant to
Section 5.9(f)(iii).

        (i) Notwithstanding anything to the contrary contained in this Agreement, the prohibitions contained in Sections 5.4(b)(i), (xvii) or (xviii) shall not be applicable with respect to a Person who has submitted a Superior Proposal to Dreyer's.

        Section 5.10. Proxy Statement; Registration Statement; Blue Sky. (a) Each of New Dreyer's, Dreyer's and Nestle shall cooperate and promptly prepare and New Dreyer's shall file as promptly as practicable the Registration Statement (together with all amendments thereto, the "Registration Statement"), which shall include the proxy statement to be sent to Dreyer's stockholders in connection with the Dreyer's Stockholders Meeting (the "Dreyer's Proxy Statement"). New Dreyer's, Dreyer's and Nestle (with respect to information supplied by it or its Affiliates) will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder. Each of New Dreyer's, Dreyer's and Nestle shall use its respective reasonable best efforts to have the Registration Statement cleared by the SEC as promptly as practicable after such filing. No filing of, or amendment or supplement to, the Registration Statement shall be made by Dreyer's, and no filing of, or amendment or supplement to, the Dreyer's Proxy Statement shall be made by Dreyer's, in each case, without providing Nestle a reasonable opportunity to review and comment thereon, which comments shall be considered in good faith. Each of Dreyer's and Nestle will advise the other, promptly after it receives notice thereof, of the time when the Dreyer's Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, the suspension of the qualification of the Dreyer's Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Registration Statement or the Dreyer's Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

        (b) New Dreyer's, Dreyer's and Nestle each agrees, as to itself and its Affiliates, that none of the information supplied or to be supplied by it or its Affiliates for inclusion or incorporation by reference in the Registration Statement or the Dreyer's Proxy Statement, and any amendment or supplement thereto will, at the time the Registration Statement becomes effective and on the date of mailing of the Dreyer's Proxy Statement to stockholders and at the time or times of the Dreyer's Stockholders Meeting, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. If at any time prior to the date of the Dreyer's Stockholders Meeting any information relating to New Dreyer's, Dreyer's or Nestle, or any of their respective Affiliates, officers or directors, should be discovered by New Dreyer's, Dreyer's or Nestle which should be set forth in an amendment or supplement to the Registration Statement or the Dreyer's Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party and, to the extent required by applicable law, an appropriate amendment or supplement describing such information shall be filed promptly with the SEC and, to the extent required by law, disseminated to the Dreyer's stockholders.

        (c) Each of New Dreyer's, Dreyer's and Nestle will use its reasonable best efforts to cause the Dreyer's Proxy Statement, respectively, to be mailed to the Dreyer's stockholders as promptly as practicable after the date hereof.

        (d) As promptly as practicable following the execution of this Agreement, Nestle shall complete the preparation of and deliver to Dreyer's and New Dreyer's complete copies of the audited consolidated statements of income, balance sheets and statements of cash flows, including all related notes and schedules thereto, of NICC as of and for the twelve months ended December 31, 2001, prepared in accordance with GAAP. Nestle shall use reasonable best efforts to also deliver to Dreyer's as promptly as practicable such other financial statements or information relating to the NICC Entities as Dreyer's or New Dreyer's may reasonably request in connection with the preparation of the Registration Statement and the clearance of the Registration Statement by the SEC.

        (e) Each of New Dreyer's, Dreyer's and Nestle will use its respective reasonable best efforts to obtain prior to the Effective Time all necessary state securities or "blue sky" permits and approvals required to permit the distribution of the shares of Class A Common Stock to be issued in accordance with the provisions of this Agreement.

        Section 5.11. Stockholders' Meeting; Board Recommendation. Dreyer's will take all action necessary to convene a meeting of the stockholders of Dreyer's at which the stockholders of Dreyer's shall consider approval and adoption of this Agreement and the Merger (the "Dreyer's Stockholders Meeting") as promptly as practicable after the Dreyer's Proxy Statement has been cleared by the SEC; provided that the meeting shall be scheduled for not later than 45 days from the date the Dreyer's Proxy Statement is mailed to stockholders of Dreyer's (or, subject to applicable Law, earlier if such scheduled date would otherwise be within five Business Days prior to the Termination Date) unless Nestle agrees to or specifies a longer period of time. In connection with the Dreyer's Stockholders Meeting and the transactions contemplated hereby, Dreyer's will (i) subject to applicable Law, use its reasonable best efforts (including postponing or adjourning the Dreyer's Stockholders Meeting for up to 30 days (or until such earlier time as the previously established record date for such meeting would no longer be valid) to obtain a quorum or to solicit additional proxies) to obtain the necessary approvals by its stockholders of this Agreement and the Merger and (ii) otherwise comply with all legal requirements applicable to the Dreyer's Stockholders Meeting. The Board of Directors of Dreyer's shall recommend to its stockholders the approval of the matters to be submitted to its stockholders at the Dreyer's Stockholders Meeting, which recommendation shall be set forth in the Dreyer's Proxy Statement and shall use reasonable best efforts to solicit approval, except that the Dreyer's Board of Directors may, to the extent required, withdraw or modify in a manner adverse to Nestle such recommendation if the Dreyer's Board of Directors determines, in good faith, after consultation with, outside legal counsel, that such action is required in order for the Dreyer's directors to comply with their fiduciary duties to Dreyer's stockholders under applicable law; it being understood that the obligation of Dreyer's and its Board of Directors' to use reasonable best efforts to solicit and obtain such approval and to otherwise comply with their other obligations under this Agreement shall not be affected by the Dreyer's Board of Directors' decision to withdraw or modify in a manner adverse to Nestle such recommendation (except for the act of such withdrawal or modification). The Dreyer's Stockholders Meeting will be held regardless of any failure to make such recommendation or any change in such recommendation.

        Section 5.12. Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied or (b) the failure of Dreyer's or Nestle, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.12 shall not cure any breach of any representation or warranty, the failure to comply with any covenant, the failure to meet any condition or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

        Section 5.13. Governance Agreement. Nestle and New Dreyer's each agree to execute the Governance Agreement, in the form set forth in Exhibit D hereto ("Governance Agreement"), at or immediately prior to the Effective Time.

        Section 5.14. Nasdaq Listing. Dreyer's, New Dreyer's and Nestle shall cooperate with each other and shall use their reasonable best efforts to cause the shares of Class A Common Stock to be issued in the Merger to be approved for listing on the Nasdaq National Market System, subject to official notice of issuance, prior to the Closing Date; provided, that such reasonable best efforts shall not require either party to forego any financial benefit or other benefit of the transactions contemplated by this Agreement or the Governance Agreement, other than agreeing to the modifications contemplated by Section 3.03(a) of the Governance Agreement to the extent such action would be required thereunder).

        Section 5.15. Dreyer's Rights Agreement. Prior to the Effective Time, the Board of Directors of Dreyer's will take the requisite action such that (i) neither Nestle nor any of its Affiliates shall become an "Acquiring Person," and no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Dreyer's Rights Agreement) will occur, solely by reason of the approval, execution or delivery of this Agreement, the Ancillary Agreements or the consummation of the transactions contemplated hereby and thereby and (ii) the Dreyer's Rights Agreement will terminate and the Rights will expire concurrently with the Effective Time.

        Section 5.16. The Nestle Stock Purchase Agreement. Dreyer's hereby acknowledges and agrees that the negotiation and execution of this Agreement and the transactions contemplated hereunder has not breached or violated the standstill and/or transfer restrictions contained in Section 6.1 of the Nestle Stock Purchase Agreement, and that the execution of this Agreement, the performance by Nestle and/or its Affiliates of their obligations hereunder and the enforcement by Nestle and/or its Affiliates of their rights hereunder does not and will not breach or violate the standstill and/or transfer restrictions contained in Section 6.1 of the Nestle Stock Purchase Agreement. Nestle and Dreyer's agree that at the Effective Time, the Nestle Stock Purchase Agreement shall terminate and be of no further force and effect effective as of the Effective Date.

                                   ARTICLE VI

                           Employee Benefits Matters

        Section 6.1. NICC Severance and Retention Plans. At any time prior to the Effective Time, Nestle and its Subsidiaries may adopt a severance plan and a retention plan for NICC employees consistent with the terms and conditions set forth in the term sheets set forth in Section 6.1 of the Nestle Disclosure Schedule; provided, that Dreyer's shall have the right to review and comment upon all plan documents, plan summaries, participant communications and other writings setting forth the terms and conditions of such plans, and no such documents, communications or writings shall be adopted or disseminated to NICC employees without the prior approval of Dreyer's, which approval shall not be unreasonably withheld. After the Effective Time, New Dreyer's shall cause NICC to continue such plans according to their terms without any change adverse to the employees covered thereunder, until all payments required to be made thereunder have been made.

        Section 6.2. NICC Bonus Plans. If the Effective Time occurs prior to December 31, 2002, Nestle may either (i) at any time prior to the Effective Time, terminate NICC annual bonus and long-term incentive plans and pay pro-rata bonuses to the plans' participants with respect to the truncated performance period ending on the date of the termination of such plans based on actual performance during the truncated period or (ii) maintain such plans as in effect immediately prior to the date hereof until December 31, 2002. In any event, if the Effective Time occurs on or prior to December 31, 2002, Nestle shall ensure that NICC does not establish any new performance periods thereunder. If the Effective Time occurs after December 31, 2002, NICC may establish new performance periods under its annual bonus and long term incentive plans commencing on January 1, 2003, on terms and conditions consistent with its past practice; provided, however, that if NICC chooses to establish such new performance periods, Nestle shall in any event cause NICC to terminate such plans no later than the Effective Date and pay pro-rata bonuses to the plans' participants with respect to the truncated performance period ending on the date of the termination of such plans based on actual performance during the truncated period.

        Section 6.3. Dreyer's Employment Arrangements. Dreyer's has entered into employment agreements as of the date hereof with the individuals listed as such on Section 6.3(a) of the Dreyer's Disclosure Schedule in the forms attached as Exhibits E and F hereto. From and after the date hereof, Dreyer's may enter into employment agreements with the individuals listed as such on Section 6.3(b) of the Dreyer's Disclosure Schedule, in forms providing terms and conditions of employment and severance pay and benefits that are no more favorable to such individuals than Exhibit F hereto.

        Section 6.4. Dreyer's Employee Stock Purchase Plans and Stock Option Plans. Dreyer's shall take all actions reasonably necessary to ensure, with respect to the Dreyer's ESPP, that (i) the open offering period ending August 14, 2002 shall be completed in accordance with the terms thereof, (ii) the rights of participants to purchase shares of Dreyer's Common Stock under the open offering period ending February 25, 2003 (the "Last Offering Period") shall be converted into rights to acquire shares of Class A Common Stock at the price at which such participants could have purchased Dreyer's Common Stock under the Dreyer's ESPP, (iii) from and after the date hereof, no new enrollment period will be offered to participants under the Dreyer's ESPP and (iv) the Dreyer's ESPP will be terminated effective as of the completion of the Last Offering Period. Dreyer's shall also take all actions reasonably necessary to ensure that as of the Effective Time (i) the Dreyer's Secured Employee Stock Purchase Plan is terminated without offering any additional opportunities to purchase Dreyer's Common Stock to participants thereunder and (ii) no additional options or awards with respect to Dreyer's Common Stock are granted under the Dreyer's Option Plans.

        Section 6.5. Long Term Incentive Plan. As soon as reasonably practicable after the Effective Time, New Dreyer's shall implement a long term incentive plan (the "LTIP") as provided in Section 6.5 of the Dreyer's Disclosure Schedule.

        Section 6.6. Continuation of Benefits. From the Effective Time through December 31, 2005, New Dreyer's shall provide, or shall cause Dreyer's or NICC to provide, to those individuals who are employees of Dreyer's and NICC and their respective Subsidiaries as of the Effective Time, other than those subject to collective bargaining obligations or agreements, who remain employed by New Dreyer's or any of its Subsidiaries following the Effective Time (the "Employees"), compensation and employee benefits that are, in the aggregate, substantially comparable to those provided to the employees of Dreyer's and its Subsidiaries immediately before the Effective Time, excluding any stock option, stock purchase or other equity compensation plans maintained by Dreyer's and its Subsidiaries prior to the Effective Time and not taking into account the LTIP, subject to such changes to benefits and compensation as New Dreyer's determines necessary to provide benefits and compensation that are competitive with changes in market practice.

        Section 6.7. Service Credits. For purposes of determining eligibility to participate, vesting, entitlement to benefits and in all other respects where length of service is relevant under any employee benefit plan or arrangement of New Dreyer's, Dreyer's, NICC or their respective Subsidiaries, including for severance benefits but not for pension accruals, the Employees shall receive service credit for service with Dreyer's, NICC and their respective Subsidiaries and predecessors, as the case may be, to the same extent such service was credited under their respective benefit plans or arrangements immediately prior to the Effective Time.

        Section 6.8. Controlled Group Liability. Nestle shall indemnify and hold Dreyer's, its Subsidiaries and the NICC Entities harmless from any and all Controlled Group Liability.

        Section 6.9. Reservation of Rights. Nothing contained in this Agreement shall confer upon any Employee any right with respect to continuation of employment by New Dreyer's, Dreyer's, NICC or their respective Subsidiaries nor shall anything herein interfere with their right to terminate the employment of any of the Employees at any time, with or without cause, or restrict them in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of the Employees, except to the extent provided otherwise by any written employment agreement with the Employee. No provision of this Agreement shall create any third party beneficiary rights in any Employee, any beneficiary or dependents thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and benefits that may be provided to any Employee or under any benefit plan or arrangement.

                                  ARTICLE VII

                                  Tax Matters

        Section 7.1. Tax-free Qualification. Dreyer's and Nestle shall each use its reasonable best efforts to (i) cause the Merger to qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the Merger, the Exchange and the Contribution taken together, to qualify as a transaction described in Section 351 of the Code and (ii) obtain the opinions of counsel referred to in Sections 8.2(e) and 8.3(d). Dreyer's and Nestle shall each use its reasonable best efforts not to take any action that would prevent or impede the Merger from qualifying as a "reorganization" within the meaning of
Section 368(a) of the Code or the Merger, the Exchange and the Contribution, taken together, from qualifying as an exchange described in Section 351 of the Code.

        Section 7.2. FIRPTA Certificate. On or prior to the Closing, Nestle shall furnish to New Dreyer's a certificate in form and substance reasonably satisfactory to Dreyer's duly executed and acknowledged certifying facts that would exempt the transfer of NICC and its assets hereunder from the provisions of the Foreign Investment in Real Property Tax Act.

        Section 7.3. Indemnification. Nestle shall be liable for, and shall indemnify, defend and hold the Dreyer's Entities harmless from and against any and all obligations or liabilities (a) arising out of fraud or gross or intentional misconduct by Nestle or its Affiliates (during the time such entities were Affiliates of Nestle) with respect to Taxes imposed on the NICC Entities with respect to any period (or part thereof) ending on or prior to the Closing (treating for this purpose the Closing Date as the end of a Tax period whether or not the Tax period so ends), (b) for U.S. federal Income Taxes of another Person with respect to periods beginning prior to the Closing which are imposed on the NICC Entities pursuant to Treasury Regulations Section 1.1502-6,
(c) for U.S. federal Income Taxes of Rock Island Foods, Inc. ("NICC Subsidiary") with respect to any period beginning after October 26, 2001 and ending on or prior to the Closing (treating for this purpose the Closing Date as the end of a Tax period whether or not the Tax period so ends), (d) for U.S. state Income Taxes of the NICC Entities with respect to any period ending on or prior to the Closing (treating for this purpose the Closing Date as the end of a Tax period whether or not the Tax period so ends) that are includable in Nestle's or its Affiliates' Taxable income as a result of Contributing Sub's ownership of the NICC Membership Interest, provided however that for purposes of this Section 7.3 such state Income Taxes shall not exceed 5% of the aggregate amount of all

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

distributions paid by NICC to Nestle or its Affiliates pursuant to Section 5.4(a)(i), and (e) to the extent such obligations or liabilities are in excess of $5,000,000 and to the extent that such obligations or liabilities are not indemnified by the preceding clauses (a) through (d), for (x) Taxes of NICC with respect to any period (or any part thereof) ending on or prior to the Closing (treating for this purpose the Closing Date as the end of a Tax period whether or not the Tax period so ends) and (y) Taxes of NICC Subsidiary with respect to any period (or part thereof) beginning after October 26, 2001 (treating for this purpose October 26, 2001 as the end of a Tax period whether or not the Tax period so ends) and ending on or prior to the Closing (treating for this purpose the Closing Date as the end of a Tax period whether or not the Tax period so ends).

        Section 7.4. Cooperation. After the Closing Date, each of Nestle and Dreyer's shall (and shall cause their respective Affiliates to), at the reasonable request of the other party, (a) assist the other party in preparing and filing any Tax Returns, and (b) cooperate fully with the other party in connection with any Tax matters relating to the Business. Such assistance and cooperation shall include providing the other party and, at the direction of the other party, any Tax Authority, with copies (at the other party's expense) of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities. Each of Nestle and Dreyer's shall make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder to the other party and, at the direction of the other party, any Tax Authority. In connection therewith, Nestle and Dreyer's shall not dispose of any Tax work papers, books or records relating to any of the NICC Entities or the Business until the later of the expiration of the six-year period following the Closing Date or expiration of the statute of limitations of the Tax period to which such Tax Returns and other documents relate, without regard to extensions, except to the extent notified by the other party in writing of such extensions of the respective Tax periods. Any information obtained under this Section 7.4 shall be kept confidential except as may be otherwise necessary in connection with the applicable Tax matter.

                                  ARTICLE VIII

                              Conditions Precedent

        Section 8.1. Conditions to Each Party's Obligation. The respective obligations of Nestle, New Dreyer's, Merger Sub and Dreyer's to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by applicable Law:

        (a) Receipt of Stockholder Approval. Dreyer's shall have obtained the Required Dreyer's Vote in connection with the approval and adoption of this Agreement and the Merger by the stockholders of Dreyer's.

        (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Authority of competent jurisdiction shall be in effect having the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

        (c) HSR Act. The waiting period (and any extension thereof) applicable to the Transactions under the HSR Act shall have been terminated or shall have expired.

        (d) Governmental and Regulatory Approvals. Other than the filings pursuant to the HSR Act, all consents, approvals and actions of, filings with and notices to any Governmental Authority required of Dreyer's, Nestle or any of their respective Subsidiaries to consummate the Transactions and the other transactions contemplated hereby, the failure of which to be obtained or made would have or would reasonably be expected to have an NICC Material Adverse Effect as defined in Section 8.2(a) or a Dreyer's Material Adverse Effect as defined in Section 8.3(a) shall have been obtained or made.

        (e) Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose, and no similar proceeding with respect to the Dreyer's Proxy Statement, shall be initiated by, pending before or threatened by the SEC.

        (f) Governance Agreement. Nestle and Dreyer's shall have executed the Governance Agreement.

        Section 8.2. Additional Conditions to Dreyer's Obligations. The obligations of Dreyer's to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of all of the following additional conditions:

        (a) Representations and Warranties of Nestle. Each of the representations and warranties of Nestle set forth in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing (except for those representations and warranties which expressly address matters only as of the date of this Agreement or any other particular date, which need only be true and correct in all respects as of such date), except to the extent that any failures of such representations and warranties to be true and correct, individually or when aggregated with any other such failures, does not constitute an NICC Material Adverse Effect (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, all qualifications based on the word "material" or "material adverse effect" or similar phrases contained in such representations and warranties shall be disregarded). For purposes of this Section 8.2(a), an "NICC Material Adverse Effect" shall mean a material adverse effect on the value of the business of the NICC Entities from the perspective of a long term strategic acquiror taken as a whole, or on the ability of Nestle and NICC to consummate the transactions contemplated hereby; provided, that none of the following shall be considered in determining whether an NICC Material Adverse Effect has occurred: (A) changes in general economic conditions in the U.S. or in conditions affecting the ice cream and frozen dessert manufacturing and distribution industry generally and (B) changes resulting from the announcement of the transactions contemplated hereby. Changes (to the extent not resulting from (A) or (B) above) in the assets, liabilities, business, financial condition, results of operations and prospects of the NICC Entities may be taken into account solely for purposes of determining whether an NICC Material Adverse Effect has occurred.

        (b) Performance of Obligations of Nestle. Nestle shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date.

        (c) Certificate. Dreyer's shall have received at the Closing a certificate dated the Closing Date and validly executed by an executive officer of Nestle to the effect that the conditions specified in paragraphs (a) and (b) of this Section 8.2 have been satisfied.

        (d) Tax Opinion of Dreyer's Counsel. Dreyer's shall have received an opinion of Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Dreyer's, dated the date of the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for U.S. federal income tax purposes the stockholders of Dreyer's should not recognize gain or loss on the exchange of Dreyer's Common Stock for Class A Common Stock in the Merger. In rendering such opinion, Wachtell, Lipton, Rosen & Katz may receive and rely upon representations contained in certificates of New Dreyer's, Dreyer's and others, and the parties hereto agree to provide Wachtell, Lipton, Rosen & Katz with such certificates as it may reasonably request in connection with rendering its opinion.

        Section 8.3. Additional Conditions to Nestle's Obligation. Nestle's obligation to consummate the Transactions shall be subject to the satisfaction on or prior to the Closing Date of all of the following additional conditions:

        (a) Representations and Warranties of Dreyer's. Each of the representations and warranties of Dreyer's set forth in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing (except for those representations and warranties which expressly address matters only as of the date of this Agreement or any other particular date, which shall be true and correct in all respects only as of such date), except to the extent that any failures of such representations and warranties to be true and correct, individually or when aggregated with any other such failures, does not constitute a Dreyer's Material Adverse Effect (it being understood that, for purposes of determining the truth and correctness of such representations and warranties, all qualifications based on the word "material" or "material adverse effect" or similar phrases contained in such representations and warranties shall be disregarded). For purposes of this Section 8.3(a), a "Dreyer's Material Adverse Effect" shall mean a material adverse effect on the value of the business of the Dreyer's Entities from the perspective of a long term strategic acquiror taken as a whole; provided, that none of the following shall be considered in determining whether a Dreyer's Material Adverse Effect has occurred: (A) changes in general economic conditions in the U.S. or in conditions affecting the ice cream and frozen dessert manufacturing and distribution industry generally and (B) changes resulting from the announcement of the transactions contemplated hereby. Changes (to the extent not resulting from (A) or (B) above) in the assets, liabilities, business, financial condition, results of operations and prospects of Dreyer's may be taken into account solely for purposes of determining whether a Dreyer's Material Adverse Effect has occurred.

        (b) Performance of Obligations of Dreyer's. Dreyer's, New Dreyer's and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing

        (c) Date Certificate. Nestle shall have received at the Closing a certificate dated the Closing Date and validly executed by an executive officer of Dreyer's to the effect that the conditions specified in paragraphs (a) and
(b) of this Section 8.3 have been satisfied.

        (d) Nestle shall have received an opinion of Latham & Watkins, in form and substance reasonably satisfactory to Nestle, dated the date of the Contribution, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, for U.S. federal income tax purposes the Merger, the Exchange and the Contribution, taken together, will be treated as a transfer of property to New Dreyer's qualifying under Section 351 of the Code. In rendering such opinion, Latham & Watkins may receive and rely upon representations contained in certificates of New Dreyer's, Contributing Sub and others, and the parties hereto agree to provide Latham & Watkins with such certificates as it may reasonably request in connection with rendering its opinion.

        (e) As of the Closing, there shall be no more than 41,393,348 shares of Dreyer's Common Stock outstanding (calculated on a fully diluted basis and including all shares of Dreyer's Common Stock issuable upon exercise of options (whether vested or unvested), warrants or similar instruments outstanding and all other equity interests convertible into or exchangeable for Dreyer's Common Stock) and there shall be no shares of or rights to acquire Dreyer's preferred stock outstanding.

                                   ARTICLE IX

                                    Survival

        Section 9.1. Survival. (a) None of the representations and warranties of Nestle contained in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Ancillary Agreements) shall survive the Effective Time.

        (b) The covenants and agreements of the parties hereto contained in this Agreement which by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX shall survive the Effective Time.

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

                                   ARTICLE X

                                  Termination

        Section 10.1. Termination. This Agreement may be terminated at any time prior to the Closing, in writing:

        (a) by Dreyer's and Nestle by mutual written consent, by action of their respective Boards of Directors;

        (b) by either Dreyer's or Nestle, if the Effective Time shall not have occurred prior to the close of business on the anniversary of the date hereof ("Termination Date"); provided, further, pursuant to this Section 10.1(b) shall not be available to (i) Dreyer's, if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date or (ii) Nestle, if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

        (c) by either Dreyer's or Nestle, if any Governmental Authority shall have issued an order, decree or ruling or taken any other action (which such party shall have used its reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.2) permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order, decree, ruling or other action shall have become final and nonappealable;

        (d) by either Dreyer's or Nestle, if the Dreyer's Stockholders Approval shall not have been obtained in connection with the approval and adoption of this Agreement and the Merger upon the taking of such vote at a duly held meeting of stockholders of Dreyer's or at any adjournment thereof;

        (e) by Nestle, if Dreyer's shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Dreyer's prior to the Termination Date and (2) renders any condition under Sections 8.3(a) or (b) incapable of being satisfied prior to the Termination Date;

        (f) by Dreyer's, if Nestle shall have breached in any material respect any of its representations or warranties or failed to perform in any material respect any of its covenants or other agreements contained in this Agreement, which breach or failure to perform (1) is incapable of being cured by Nestle prior to the Termination Date and (2) renders any condition under Sections 8.2(a) or (b) incapable of being satisfied prior to the Termination Date;

        (g) by Nestle, if the Board of Directors of Dreyer's shall have (i) withdrawn or modified in any manner adverse to Nestle its recommendation that the stockholders of Dreyer's approve and adopt this Agreement and the Merger or shall have resolved to take any such action or (ii) approved or recommended, or shall have resolved to approve or recommend, to the stockholders of Dreyer's, a Business Combination Proposal or (iii) has failed to hold the Dreyer's Stockholders Meeting by the fifth Business Day prior to the Termination Date (unless Dreyer's has not materially breached its obligation to call the Dreyer's Stockholders Meeting in accordance with Section 5.11); or

        (h)  by Dreyer's, in accordance with Section 5.9(f).

        Section 10.2. Procedure and Effect of Termination. In the event of termination of this Agreement by either or both of Nestle and Dreyer's pursuant to Section 10.1, written notice thereof shall forthwith be given by the terminating party to the other, and this Agreement shall thereupon terminate and become void and have no effect, and the transactions contemplated hereby shall be abandoned without further action by the parties hereto, except that the provisions of Section 5.1(c), Section 10.3 and Article XI shall survive the termination of this Agreement; provided, however, that such termination shall not relieve any party hereto of any liability for any willful breach of this Agreement.

        (a) Nestle Expenses. Nestle and Dreyer's agree that if this Agreement is terminated pursuant to Section 10.1(e), then Dreyer's shall pay Nestle an amount equal to the sum of Nestle's Expenses not to exceed $25 million.

        (b) Dreyer's Expenses. Nestle and Dreyer's agree that if this Agreement is terminated pursuant to Section 10.1(f), then Nestle shall pay Dreyer's an amount equal to the sum of Dreyer's Expenses not to exceed $25 million.

        (c) Payment of Expenses. Payment of Expenses pursuant to Sections 10.2(b) and 10.2(c) shall be made not later than two Business Days after delivery to the other part of notice of demand for payment and a documented itemization setting forth in reasonable detail all Expenses of the party entitled to receive payment (which itemization may be supplemented and updated from time to time by such party until the ninetieth day after such party delivers such notice of demand for payment).

        Section 10.3. Termination Fees. (a) In the event that this Agreement is terminated by Dreyer's pursuant to Section 10.1(h), Dreyer's shall pay to Nestle a termination fee of Seventy-Five Million Dollars ($75,000,000) prior to and as a condition to such termination.

        (b) In the event this Agreement is terminated pursuant to Section 10.1(g), Dreyer's shall pay to Nestle, within two Business Days following written notice of such termination, a termination fee in an amount equal to Seventy-Five Million Dollars ($75,000,000) in immediately available funds.

        (c) In the event that this Agreement is terminated pursuant to Section 10.1(d) and, at any time after the date of this Agreement and before the Dreyer's Stockholders Meeting, any offer or proposal that would be a Business Combination Proposal shall have been publicly announced or otherwise become known to the stockholders of Dreyer's generally and not withdrawn or rejected by Dreyer's, and Dreyer's enters into a definitive agreement with respect to, or consummates, such Business Combination Proposal within six months of such termination, Dreyer's shall pay to Nestle, within two Business Days after the earlier of the consummation of such Business Combination Proposal or execution of a definitive agreement with respect to such Business Combination Proposal, a fee of Seventy-Five Million Dollars ($75,000,000). For purposes of this Section 10.3(c), the endorsement by the Board of Directors of Dreyer's, of a tender offer within six months of a termination contemplated by this Section 10.3(c) shall be treated as if Dreyer's had entered into a definitive agreement with respect to such tender offer. For purposes of this Section 10.3(c), the percentages in the definition of Business Combination Proposal shall be 50% in lieu of 20%.

        Section 10.4. All Payments. All payments under Sections 10.2 and 10.3 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. Dreyer's and Nestle acknowledge that the agreements contained in Sections 10.2 and 10.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Dreyer's nor Nestle would enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to Sections 10.2 and 10.3 and, in order to obtain such payment, Dreyer's or Nestle, as applicable, commences a suit which results in a judgment against the other party for the fee set forth in Sections 10.2 and 10.3, such defaulting party shall pay to the prevailing party its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made.

                                   ARTICLE XI

                                 Miscellaneous

        Section 11.1. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        Section 11.2. Governing Law; Jurisdiction and Forum; Waiver of Jury Trial. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to the choice of law principles thereof.

        (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court of appropriate jurisdiction in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such Delaware state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such Action. The parties further agree, to the extent permitted by applicable Law, that any final and unappealable judgment against any of them in any Action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the U.S. by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

        (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

        (d) Each party waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any Action arising out of or relating to this Agreement. Each party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 11.2.

        Section 11.3. Entire Agreement; Beneficiaries. This Agreement and the Governance Agreement, the Schedules and Exhibits hereto and thereto, and the Confidentiality Agreement contain the entire agreement between the parties with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Nothing expressed, referred to or implied by or in this Agreement will be construed to give any Person (other than the parties to this Agreement) any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns permitted by Section 11.6.

        Section 11.4. Expenses. (a) Except as set forth in this Agreement, whether the Transactions are or are not consummated, all legal, investment banking and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses. For the avoidance of doubt, any costs incurred in connection with the Agreement and the transactions contemplated hereby by Nestle and its Subsidiaries (including the NICC Entities) prior to the Closing, including any arrangements referred to in Section 3.14 with respect to the Nestle Financial Advisors (including any indemnity obligations to the Nestle Financial Advisors), shall be deemed incurred by Nestle or one or more of the Continuing Affiliates, and not by any of the NICC Entities.

        (b) Nestle and Dreyer's shall share equally all costs associated with filings pursuant to the HSR Act and any filings with and noticed to any Governmental Authority.

        Section 11.5. Notices. All notices hereunder shall be sufficiently given for all purposes hereunder if in writing and delivered personally, sent by documented overnight delivery service or, to the extent receipt is confirmed, telecopy, telefax or other electronic transmission service to the appropriate address or number as set forth below. Notices to Nestle shall be addressed to:

                  Nestle Holdings, Inc.
                  c/o Nestle USA, Inc.
                  800 North Brand Boulevard
                  Glendale, California 91203
                  Attn: General Counsel
                  Telecopy: 818-549-6713

                  with a copy to:

                  Latham & Watkins
                  633 West Fifth Street
                  Los Angeles, CA 90071-2007
                  Attn.: Mary Ellen Kanoff, Esq.
                  Telecopy No.: (213) 891-8763

or at such other address and to the attention of such other person as Nestle may designate by written notice to Dreyer's. Notices to Dreyer's, New Dreyer's or Merger Sub shall be addressed to:

                  Dreyer's Grand Ice Cream, Inc.
                  5929 College Avenue
                  Oakland, California 94618
                  Attn: General Counsel
                  Telecopy No. (510) 450-4592

                  with a copy to:

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019
                  Attn.: Seth A. Kaplan, Esq.
                  Telecopy No.: (212) 403-2000

or at such other address and to the attention of such other person as Dreyer's may designate by written notice to Nestle.

        Section 11.6. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto will assign its rights or delegate any or all of its obligations under this Agreement without the express prior written consent of each other party hereto. Nothing in this Agreement is intended to confer upon any Person that is not a party to this Agreement any rights or remedies of any nature whatsoever under or by reason of this Agreement.

        Section 11.7. Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms. The terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including all of the Exhibits hereto) and not to any particular provision of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including without limitation" unless the context otherwise requires or unless otherwise specified. All references in this Agreement to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

        Section 11.8. Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by the party against whom enforcement of any such modification or amendment is sought; provided, that after the Effective Time, an amendment by Dreyer's shall require action by a majority of the non-Nestle nominees of the Dreyer's Board of Directors. Any party hereto may, only by an instrument in writing, waive compliance by another party hereto with any term or provision of this Agreement on the part of such other party hereto to be performed or complied with. The waiver by any party hereto of a breach of any term or provision of this Agreement shall not be construed as a waiver of any subsequent breach.

        Section 11.9. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any party fails to consummate the transactions contemplated by this Agreement in accordance with the terms of this Agreement and that the parties shall be entitled to specific performance in such event, in addition to any other remedy or law or in equity.

        Section 11.10. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

        Section 11.11. Mutual Drafting. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first written above.

                                          DREYER'S GRAND ICE CREAM, INC.

                                          By: /s/ T. GARY ROGERS
                                            ------------------------------------
                                              Name: T. Gary Rogers
                                              Title:  Chairman of the Board of
                                              Directors and
                                                      Chief Executive Officer

                                          NEW DECEMBER, INC.

                                          By: /s/ TIMOTHY F. KAHN
                                            ------------------------------------
                                              Name: Timothy F. Kahn
                                              Title:  President

                                          DECEMBER MERGER SUB, INC.

                                          By: /s/ TIMOTHY F. KAHN
                                            ------------------------------------
                                              Name: Timothy F. Kahn
                                              Title:  President

                                          NESTLE HOLDINGS, INC.

                                          By: /s/ KRISTIN ADRIAN
                                            ------------------------------------
                                              Name: Kristin Adrian
                                              Title:  Senior Vice President,
                                              General Counsel

                                          NICC HOLDINGS, INC.

                                          By: /s/ KRISTIN ADRIAN
                                            ------------------------------------
                                              Name: Kristin Adrian
                                              Title:  Secretary

                                AMENDMENT NO. 1

        AMENDMENT No. 1 (this "Amendment"), dated October 25, 2002, to the Agreement and Plan of Merger and Contribution, dated as of June 16, 2002 (the "Merger Agreement"), by and among Dreyer's Grand Ice Cream, Inc. ("Dreyer's"), New December, Inc. ("New Dreyer's"), December Merger Sub, Inc. ("Merger Sub"), Nestle Holdings, Inc. ("Nestle") and NICC Holdings, Inc. ("Contributing Sub"). All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

        WHEREAS, Dreyer's, New Dreyer's, Merger Sub, Nestle and Contributing Sub (together, the "Parties") have heretofore executed and entered into the Merger Agreement;

        WHEREAS, pursuant to Section 11.8 of the Merger Agreement, the Parties may amend the Merger Agreement by a written instrument executed by each of them; and

        WHEREAS, all acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Parties have been in all respects duly authorized by the Parties;

        NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

        1. Section 2.7 of the Merger Agreement is hereby amended by replacing "Dreyer's Grand Ice Cream, Inc." with "Dreyer's Grand Ice Cream Holdings, Inc." in the first sentence thereof and references to "Dreyer's Grand Ice Cream, Inc." in the Form of Governance Agreement set forth as Exhibit D to the Merger Agreement (other than in the first recital of such Governance Agreement) are hereby conformed to read "Dreyer's Grand Ice Cream Holdings, Inc.".

        2. Except as expressly set forth herein, this Amendment to the Merger Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Merger Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

        3. This Amendment may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

        4. Section 11.2 of the Merger Agreement ("Governing Law; Jurisdiction and Forum; and Waiver of Jury Trial") is made a part of and applicable to this Amendment as fully and with such effect as if such section were repeated here in its entirety with reference to this Amendment.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first above written.

                                          DREYER'S GRAND ICE CREAM, INC.

                                          By: /s/ T. GARY ROGERS
                                            ------------------------------------
                                              Name: T. Gary Rogers
                                              Title:  Chief Executive Officer

                                          NEW DECEMBER, INC.

                                          By: /s/ TIMOTHY F. KAHN
                                            ------------------------------------
                                              Name: Timothy F. Kahn
                                              Title:  President

                                          DECEMBER MERGER SUB, INC.

                                          By: /s/ TIMOTHY F. KAHN
                                            ------------------------------------
                                              Name: Timothy F. Kahn
                                              Title:  President

                                          NESTLE HOLDINGS, INC.


                                          By: /s/ KRISTIN ADRIAN
                                            ------------------------------------
                                              Name: Kristin Adrian
                                              Title:  Senior Vice President,
                                              General Counsel


                                          NICC HOLDINGS, INC.


                                          By: /s/ KRISTIN ADRIAN
                                            ------------------------------------
                                              Name: Kristin Adrian
                                              Title:  Senior Vice President,
                                              General Counsel

                                                                         Annex B
                                                               Conformed Copy(1)

                                    FORM OF

                              GOVERNANCE AGREEMENT

                                  Dated as of

              ---------------------------------------------------

                                     Among

                             Nestle Holdings, Inc.,

                                  Nestle S.A.

                                      and

                    Dreyer's Grand Ice Cream Holdings, Inc.

1. Conformed to reflect Amendment No. 1 to the Agreement and Plan of Merger and Contribution.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
ARTICLE I     REDEMPTION AND REPURCHASE OF CLASS A COMMON STOCK...........   B-1

Section
  1.01.       Redemption and Repurchase of Class A Common Stock...........   B-1
Section
  1.02.       Options.....................................................   B-2

ARTICLE II    NESTLE STANDSTILL AND PAYMENT PROVISIONS....................   B-2

Section
  2.01.       Standstill; Substantial Adverse Change Determination........   B-2
Section
  2.02.       Additional Limitation.......................................   B-2
Section
  2.03.       Payments....................................................   B-3

ARTICLE III   GOVERNANCE..................................................   B-4

Section
  3.01.       Composition of Board of Directors at the Effective Time.....   B-4
Section
  3.02.       Additional Board Matters....................................   B-5
Section
  3.03.       Public Company; Listing; Dividends..........................   B-6
Section
  3.04.       Director Approval Required for Certain Actions..............   B-6
Section
  3.05.       Voting of Shares............................................   B-6

ARTICLE IV    RESTRICTIONS ON TRANSFER OF COMMON STOCK....................   B-7

Section
  4.01.       Restrictions on Transfer of Stock...........................   B-7

ARTICLE V     REGISTRATION RIGHTS.........................................   B-7

Section
  5.01.       Registration................................................   B-7
Section
  5.02.       Registration Procedures.....................................   B-7
Section
  5.03.       Conditions to Offerings.....................................  B-10
Section
  5.04.       Additional Conditions.......................................  B-11
Section
  5.05.       Registration Expenses.......................................  B-11
Section
  5.06.       Indemnification; Contribution...............................  B-11
Section
  5.07.       Rule 144....................................................  B-13
Section
  5.08.       No Inconsistent Agreements, etc.............................  B-13
Section
  5.09.       Assignment of Registration Rights...........................  B-13

ARTICLE VI    REPRESENTATIONS AND WARRANTIES..............................  B-14

Section
  6.01.       Representations of the Company..............................  B-14
Section
  6.02.       Representations of NSA and Nestle...........................  B-14

ARTICLE VII   ADDITIONAL COVENANTS........................................  B-14

Section
  7.01.       Confidentiality.............................................  B-14
Section
  7.02.       Annual Business Plan and Budget.............................  B-15
Section
  7.03.       Company Information.........................................  B-16
Section
  7.04.       Inspection of Property......................................  B-17
Section
  7.05.       Quality Standards...........................................  B-17

                                                                            PAGE
                                                                            ----

ARTICLE VIII  MISCELLANEOUS...............................................  B-17


Section
  8.01.       Notices.....................................................  B-17

Section
  8.02.       Amendments; No Waivers......................................  B-18

Section
  8.03.       Successors and Assigns......................................  B-18

Section       Governing Law Jurisdiction and Forum; Waiver of Jury
  8.04.       Trial.......................................................  B-18

Section
  8.05.       Counterparts; Effectiveness.................................  B-19

Section
  8.06.       Specific Performance........................................  B-19

Section
  8.07.       Termination.................................................  B-19

Section
  8.08.       Entire Agreement; Beneficiaries.............................  B-19

Section
  8.09.       Headings; Definitions.......................................  B-19

Section
  8.10.       Enforcement.................................................  B-19

Section
  8.11.       Further Understandings......................................  B-20

Section       D & O Insurance; Indemnification of Officers and
  8.12.       Directors...................................................  B-20

Section
  8.13.       Definitions.................................................  B-20

                              GOVERNANCE AGREEMENT

        THIS GOVERNANCE AGREEMENT, dated as of           between Nestle
Holdings, Inc., a Delaware corporation ("Nestle"), Dreyer's Grand Ice Cream Holdings, Inc. (formerly known as New December, Inc.), a Delaware corporation (the "Company"), and solely with respect to Articles I, II and VIII hereof, Nestle S.A., a corporation organized under the laws of Switzerland and parent of Nestle ("NSA").

        WHEREAS, the Company, [          ], a Delaware corporation (prior to the
Effective Time, known as Dreyer's Grand Ice Cream, Inc.) ("Old Dreyer's") and wholly owned subsidiary of the Company, December Merger Sub, Inc., a Delaware corporation ("Merger Sub"), Nestle, and NICC Holdings, Inc., a Delaware corporation and wholly owned indirect subsidiary of Nestle ("Contributing Sub"), have entered into an Agreement and Plan of Merger and Contribution, dated as of June 16, 2002 (the "Merger Agreement") pursuant to which, among other things,
(i) Merger Sub is merged (the "Merger") with and into Old Dreyer's on the date hereof, (ii) Nestle contributed its shares of the Company's Common Stock, par value $1.00 per share, to the Company (the "Exchange") and (iii) Nestle caused Contributing Sub to contribute (the "Contribution" and collectively with the Merger and the Exchange, the "Transactions") the equity interests of Nestle Ice Cream Company, LLC, a Delaware limited liability corporation and wholly owned indirect subsidiary of Nestle, to the Company;

        WHEREAS, in connection with the Transactions, among other things, all shares of the Dreyer's Common Stock, par value $1.00 per share, were converted into shares of Class A Callable Puttable Common Stock, par value $0.01 per share (the "Class A Common Stock"), of the Company, all upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, in return for certain contributions to the Company, Nestle and its Affiliates received shares of Class B Common Stock, par value $0.01 per share (the "Class B Common Stock"), of the Company, all upon the terms and subject to the conditions set forth in the Merger Agreement;

        WHEREAS, Nestle, NSA and the Company have agreed to set forth in this Agreement the terms and conditions upon which the Company shall redeem the Class A Common Stock;

        WHEREAS, Nestle, NSA and the Company have agreed to establish in this Agreement certain terms and conditions concerning the corporate governance of the Company; and

        WHEREAS, Nestle, NSA and the Company also have agreed to establish in this Agreement certain terms and conditions concerning the acquisition and disposition of securities of the Company by Nestle and its Affiliates.

        NOW, THEREFORE, in consideration of the foregoing and the mutual promises and agreements contained herein, the parties hereby agree as follows:

                                   ARTICLE I.

               REDEMPTION AND REPURCHASE OF CLASS A COMMON STOCK

        Section 1.01 Redemption and Repurchase of Class A Common Stock. (a) The Company shall, promptly upon receipt of a written request from Nestle for the redemption of the Class A Common Stock, designate a depositary (the "Depositary") for such redemption in accordance with the Company's certificate of incorporation (the "Certificate of Incorporation") and notify Nestle of such designation. The Company shall give, or cause to be given, the Call Notification (as defined in the Certificate of Incorporation) in accordance with the Certificate of Incorporation and the Company shall set as the date of redemption (the "Redemption Date") the date set forth in Nestle's written request for redemption; provided that such date shall be consistent with the notice requirements provided in the Certificate of Incorporation and the Redemption Date shall in no event be later than June 30, 2007.

        (b) On the first day of each Put Period (as defined in the Certificate of Incorporation), the Company shall (i) designate the Depositary for making payments to, and receiving shares from, holders of Class A Common Stock in connection with exercises of the Put (as defined in the Certificate of

Incorporation) in accordance with the Certificate of Incorporation and notify Nestle of such designation and (ii) give, or cause to be given, the Put Notification (as defined in the Certificate of Incorporation) in accordance with Article FIFTH, Section (c)(ii)(B) of the Certificate of Incorporation.

        (c) In the event that, at any time, Nestle and its Affiliates beneficially own at least 90% of the Company's issued and outstanding voting stock and all outstanding shares of Class A Common Stock are converted into shares of Class B Common Stock in accordance with Article FIFTH of the Certificate of Incorporation ("Short-Form Merger Trigger"), NSA will promptly cause a short-form merger ("Short-Form Merger") of the Company with Nestle or another Affiliate of NSA in which the remaining shares of Class B Common Stock (resulting from the conversion of the Class A Common Stock into Class B Common Stock pursuant to the Certificate of Incorporation), other than those owned by Nestle and its Affiliates, shall be converted into cash consideration per share equal to the Put Price or in the event the Short Form Merger follows a Triggering Event, the Triggering Event Price (each as defined in the Certificate of Incorporation).

        Section 1.02 Options. Nestle and the Company will make appropriate arrangements to make available to holders of any valid and fully vested options (or, in the case of a Triggering Event, to holders of all options, whether or not fully vested) issued by the Company and convertible into or exercisable or exchangeable for shares of Class A Common Stock outstanding on the Redemption Date or on the effective date of the Short-Form Merger (whether or not convertible, exercisable or exchangeable on such date) for consideration of the same amounts (less the amount of any exercise price) as the holders thereof would have received had they converted, exercised or exchanged such options prior to the Redemption Date or the effective time of the Short-Form Merger. Until surrendered and cancelled by the holders thereof, such options shall represent only the right to receive the consideration described above, which shall be paid to the holders thereof only upon surrender of such options.

                                  ARTICLE II.

                    NESTLE STANDSTILL AND PAYMENT PROVISIONS

        Section 2.01 Standstill; Substantial Adverse Change Determination. Except in connection with the Put, the Call (including in connection with a Triggering Event), the Short-Form Merger and any purchase of Class A Common Stock that Nestle or NSA may elect to make pursuant to Section 2.03 of this Agreement, prior to July 1, 2007, Nestle and its Affiliates shall not engage in any material transaction with the Company in which they have a material interest without the approval of a majority of the Noninvestor Directors. Nestle or its Affiliates may from time to time reasonably request that the Independent Directors consider making a Substantial Adverse Change Determination, and any such request shall not be deemed to violate the provisions of this Agreement. The Company shall provide NSA and Nestle with ten business days written notice of a proposal to consider the making of a Substantial Adverse Change Determination; provided that NSA and Nestle in their sole discretion may waive such notice requirement.


        Section 2.02 Additional Limitation. Except under the Put, the Call (including in connection with a Triggering Event), the Short-Form Merger and any purchase of Class A Common Stock that Nestle or NSA may elect to make pursuant to Section 2.03 of this Agreement, Nestle and its Affiliates shall not, prior to July 1, 2008, directly or indirectly, purchase or otherwise acquire, or propose or offer to purchase or acquire, or propose or offer to purchase or acquire, an amount of Equity Securities (as defined below), whether by tender offer, exchange offer, market purchase, privately negotiated purchase, merger or otherwise, that would cause Nestle's Voting Interest (as defined below) immediately after such acquisition to exceed 67%, provided that Nestle and its Affiliates shall be permitted to take such actions on or after July 1, 2007 at a price per share for the Class B Common Stock not less than the Redemption Price. For purposes of this Agreement, (i) "Equity Security" means any (A) voting stock of the Company (other than shares of voting stock not having the right to vote generally in any election of directors of the Company), (B) securities of the Company convertible into or exchangeable for such voting stock, and (C) options, rights and warrants issued by the Company to acquire such voting stock; and (ii) "Nestle's

Voting Interest" means the percentage of votes for elections of directors of the Company generally controlled directly or indirectly by Nestle and its Affiliates, assuming the conversion, exchange or exercise into or for voting stock of all Equity Securities (whether or not then convertible or exercisable and whether or not they constitute Options Out of the Money) and not taking into account any voting agreements or arrangements granting to a third party control over the voting of voting stock (including those contained herein) beneficially owned (as defined in Rule 13d-3 promulgated under the 1934 Act).

        Section 2.03 Payments. (a)(i) Subject to Section 2.03 (a)(ii) below, NSA or Nestle shall contribute to the Depositary, on behalf of the Company, immediately prior to the time that any amounts are required to be deposited with the Depositary for payment to the holders of Class A Common Stock pursuant to Article FIFTH, Section (c)(iii)(A)(2) of the Certificate of Incorporation, funds in an amount equal to the product of the number of shares of Class A Common Stock with respect to which the Put has been properly exercised multiplied by the Put Price (as defined in the Certificate of Incorporation) (the "Put Amount"). In exchange for such payment, the Company will issue to NSA or Nestle a number of duly authorized and validly issued shares of Class B Common Stock equal to the number of shares of Class A Common Stock acquired thereby by the Company.

        (i) Section 2.03(a)(i) shall be void and of no further force and effect if, in lieu thereof, NSA or Nestle shall elect, at their sole discretion, to offer to purchase, and make all arrangements necessary (including compliance by NSA or Nestle with federal securities laws) to purchase, and shall consummate the purchase of, at the relevant periods during the Put Period, directly from the holders of the Class A Common Stock at the Put Price all shares of Class A Common Stock which such holders elect to have purchased; provided, however, that in no event shall NSA or Nestle be required to expend any amounts in excess of the Put Amount to purchase such shares, other than its transaction-related costs.

        (b) If a Triggering Event occurs, NSA or Nestle shall, within 10 days after the occurrence of such Triggering Event, make the election in its sole discretion to either (x) make immediately the written request to the Company pursuant to Section 1.01 hereof to redeem the Class A Common Stock and make the contributions to the Depositary, as contemplated by Section 2.03(c)(i) or (y) offer to purchase shares directly from the holders of the Class A Common Stock pursuant to the procedures contemplated by Section 2.03(c)(ii), in each case at the Triggering Event Price.

        (c) (i) If Nestle has delivered the request contemplated by Section 1.01(a), NSA or Nestle shall contribute to the Depositary, on behalf of the Company, no less than one Business Day prior to the Redemption Date, the aggregate Redemption Price (or, if following a Triggering Event, the aggregate Triggering Event Price) in respect of all outstanding shares of Class A Common Stock. In exchange for such payment, the Company will issue to NSA or Nestle a number of duly authorized and validly issued shares of Class B Common Stock equal to the number of shares of Class A Common Stock acquired thereby by the Company.

        (ii) Section 2.03(c)(i) shall be void and of no further force and effect if, in lieu thereof, NSA or Nestle shall elect, at their sole discretion, to offer to purchase, and make all arrangements necessary (including compliance by NSA or Nestle with federal securities laws) to purchase, and shall consummate the purchase of, on the earliest reasonably practicable date permitted by law, directly from the holders of the Class A Common Stock at the Redemption Price (or, if following a Triggering Event, at the Triggering Event Price) all shares of Class A Common Stock which such holders elect to have purchased; provided, however, that in no event shall NSA or Nestle be required to expend any amount in excess of the aggregate Redemption Price (or, if following a Triggering Event, the aggregate Triggering Event Price) to purchase such shares, other than transaction related costs.

        (iii) Notwithstanding the foregoing, in the event the Company is released of its obligations in respect of any Put pursuant to Article FIFTH, Section (c)(ii) of the Certificate of Incorporation, the Company shall or shall cause the Depositary to refund promptly to NSA or Nestle any amounts held by the Depositary that have not been paid to holders of shares of Class A Common Stock, in connection with the Put. To the extent any such amount is not refunded, any payments required to be made by Nestle or

NSA in connection with the Triggering Event pursuant to Section 2.03(b) shall be correspondingly reduced.

        (d) The Company shall instruct the Depositary to cause any and all funds delivered by Nestle or NSA to the Depositary hereunder to (i) always be held in a segregated account by the Depositary and not be subject to any lien or attachment of any creditor of any Person (including, without limitation, the Depositary), (ii) never, whether in whole or in part, be transferred directly to the Company or become subject to the Company's control or dominion, (iii) not be commingled with any other funds of the Company or any other Person and (iv) be used solely by the Depositary for the purposes set forth herein. Nestle or NSA shall be entitled to receive any interest or income on funds held by the Depositary and such interest or income shall be returned to Nestle or NSA promptly after the end of an Put Period or Redemption Date. In furtherance of the foregoing, any and all funds held by the Depositary (other than any interest or investment returns thereon) shall only be paid to, or, in the case of any withholdings, on behalf of, the holders of Class A Common Stock, and no other Person or Persons shall be paid any portion of such funds (other than any interest or investment returns thereon) or have any interest therein or right thereto. Any agreements between the Company and any Depositary shall expressly include provisions effectuating the limitations set forth in this Section 2.03(d).

        (e) NSA or Nestle shall be entitled to deduct and withhold from the consideration payable to any holder of shares of Class A Common Stock, such amounts as NSA or Nestle shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code") or any provision of applicable state, local or foreign tax law.

        (f) The agreements of NSA and Nestle to perform under Articles I and II hereof are non-contingent and are not conditioned in any way on the performance of the Company or any other party under this Agreement, the Merger Agreement or any agreement related to the transactions contemplated hereby and thereby; provided, however, that NSA and Nestle's performance may be delayed for such period caused by the Company's failure to perform its obligations. Neither NSA nor Nestle shall take any action or engage in any transactions or series of actions with the intention of causing any benefits created under Articles I or II hereof not to be realized.

                                  ARTICLE III.

                                   GOVERNANCE

        Section 3.01  Composition of Board of Directors at the Effective
Time. (a) At and after the effective time of the Merger and the Contribution ("Effective Time"), the number of directors comprising the Board of Directors of the Company ("Board") shall be ten unless changed in accordance with the provisions of the By-Laws of the Company (the "By-Laws"). Subject to Section 3.03(a), the Board shall include five nominees of Nestle, including Peter Brabeck-Letmathe, who will serve as Vice Chairman of the Board at the Effective Time. At each stockholders meeting at which directors will be elected or in connection with any solicitation of written consents for the election of directors, Nestle shall be entitled, any time prior to the mailing of the applicable proxy statement or information statement of the Company, to propose and nominate five persons as members of the Board. The Company and the Board will include the persons nominated by Nestle in each slate of directors proposed, recommended or nominated for election by the Company or the Board and will recommend and use the same efforts to cause the election of, such persons as used with respect to all other Board nominees. The Company agrees to use all reasonable efforts to solicit proxies for such nominees for director from all holders of voting stock entitled to vote thereon. Such nominees shall serve in a manner consistent with the terms of the Certificate of Incorporation and By-Laws. At the Effective Time, the Board shall include T. Gary Rogers, who will serve as Chairman of the Board for so long as he is the Chief Executive Officer and William F. Cronk III ("Executive Directors"), and the other three directors shall be independent directors nominated by the Company (together with their successors elected in accordance with Section 3.02(a), the "Independent Directors"), who comply with the Independence Standards, who shall serve in a manner consistent with the terms of the Certificate of Incorporation and By-Laws. The directors nominated by Nestle, including those nominated by Nestle pursuant to Section 3.03(a) (together with their successors elected in accordance with Section 3.02(a)) hereunder, are referred to herein as "Investor Directors." For purposes of this Agreement, the Certificate of Incorporation and the By-Laws, the "Continuing Investor Directors" shall include any Investor Directors nominated by Nestle other than any independent directors that were required to be nominated pursuant to Section 3.03(a). The Independent Directors, together with the Executive Directors are referred to herein as "Noninvestor Directors"; it being understood, that only the initial Noninvestor Directors as of the Effective Time, as well as any successors to the Independent Directors nominated by the Independent Directors pursuant to Section 3.02(a), shall be Noninvestor Directors for purposes of this Agreement.


        (b) Notwithstanding any other provision of this Agreement, the Certificate of Incorporation or By-Laws or applicable law, until July 1, 2007, at all times 50% of the then-serving members of the Board shall be individuals nominated by Nestle, and Nestle shall use its reasonable best efforts to make sure that Investor Directors do not comprise more than 50% of the then-serving members of the Board.

        (c) From July 1, 2007 to July 1, 2008, Nestle agrees that at least three directors of the Company shall be independent directors who meet the Independence Standards and Nestle shall use its reasonable best efforts to cause such condition to be complied with.

        Section 3.02 Additional Board Matters. (a) Nestle shall have the right to nominate any replacement for an Investor Director at the termination of such director's term or upon death, resignation, retirement, disqualification, removal from office or other cause. The Independent Directors shall have the right to nominate any replacement for an Independent Director at the termination of such director's term or upon death, resignation, retirement, disqualification, removal from office or other cause, and such successor director shall be an Independent Director for purpose of this Agreement. In each case, to the extent permitted by the Certificate of Incorporation or By-Laws, the Board shall elect each such person so nominated as soon as possible, and either one of the Noninvestor Directors or one of the Investor Directors, as applicable, will not vote in connection with the Board until such replacement director is elected in order to ensure that with respect to any matter submitted for action by the Board, neither the Noninvestor Directors nor the Investor Directors constitute more than 50% of the then-serving members of the Board entitled to participate therein.

        (b) In the event an Executive Director terminates such director's term as director due to death, resignation, retirement, disqualification, removal from office or other cause, (i) in the event such director is not the Chairman and Chief Executive Officer of the Company, the Noninvestor Directors shall not replace such director and in lieu thereof, Nestle will cause one of its Investor Directors to resign from the Board and the parties shall cause the size of the Board to be reduced by both directorships and (ii) in the event such director is the Chairman and Chief Executive Officer of the Company, the Vice Chairman of the Board shall be elected the interim Chairman until a new chairman is selected; provided that Nestle shall cause one of the Investor Directors to not vote in connection with the actions of the Board until such replacement Chairman and Chief Executive Officer is elected. Such replacement Chairman or CEO shall not be considered a Noninvestor Director.

        (c) The audit committee shall consist of the Independent Directors; provided that any independent director meeting the Independence Standards nominated by Nestle pursuant to Section 3.03(a) may be added to the audit committee if such director is appointed by the affirmative vote of a majority of the then authorized number of directors. At the Effective Time, the entire Board, excluding directors who are or who have been in the last five years officers of the Company, shall serve the function of a compensation committee. Any committee except the audit committee maintained after the Effective Time shall contain at least one Continuing Investor Director.

        (d) The Company shall permit and make arrangements to allow all directors to fully participate in Board meetings (and applicable Board committee meetings) through the use of a conference telephone or other communications equipment. No director shall be excluded from any Board or committee meeting or any portion of a Board or committee meeting because he or she elects to participate through the use of a conference telephone or other communications equipment.

        Section 3.03 Public Company; Listing; Dividends. (a) If at the Effective Time, the Class A Common Stock is listed on the Nasdaq National Market System, then prior to July 1, 2007, Nestle will cooperate with the Company in keeping its Class A Common Stock quoted on the Nasdaq National Market System and shall not take any action (including voting its shares or through the Investor Directors) to the contrary. Notwithstanding anything to the contrary in Section 3.01, if prior to July 1, 2007, the rules and listing standards of the National Association of Securities Dealers are amended such that the Company, in order for the Class A Common Stock to remain quoted on the Nasdaq National Market System, is required to increase the number or percentage of independent directors on its Board that meet the Independence Standards, Nestle shall use its reasonable best efforts to cause the resignation of one, or if necessary, two Investor Directors with the directors filling such vacancies being nominated (both initially and in connection with each election or appointment thereafter) by Nestle if permissible under the rules and listing standards (in which case, they shall become Investor Directors for purposes of this Agreement), and if it is not permissible thereunder for Nestle to nominate such directors, by the affirmative vote of a majority of the then-authorized directors. Notwithstanding the foregoing provisions of this Section 3.03, in no event shall Nestle be entitled to nominate less than three Continuing Investor Directors. If after Nestle has caused the resignation of two Investor Directors, an additional independent director is required in order for the Class A Common Stock to remain quoted on the Nasdaq National Market System, the Company and the Noninvestor Directors shall each use their reasonable best efforts to cause the resignation of the Noninvestor Director who is not an Independent Director and is not then serving as Chief Executive Officer of the Company, with the director filling such vacancy being nominated (both initially and in connection with each election or appointment thereafter) by the Noninvestor Directors.

        (b) The dividend policy of the Company shall be to pay a dividend not less than the greater of (i) $0.24 per share on an annualized basis or (ii) 30% of the Company's net income per share for the preceding calendar year (net income, calculated for this purpose by excluding from net income the ongoing non-cash impact of accounting entries arising from the accounting for the Transactions, including increases in amortization or depreciation expenses resulting from required write-ups, and entries related to recording of the Put or Call) unless the Board, in discharging its fiduciary duties, determines not to declare a dividend.

        Section 3.04 Director Approval Required for Certain Actions. In addition to any other vote required by law, notwithstanding anything to the contrary herein, until July 1, 2007, the affirmative vote of a majority of the then-authorized number of directors shall be required to approve or authorize the Company to take any of the actions listed in Section (b) of Article FIFTH of the Certificate of Incorporation. Until July 1, 2007, the Company and its officers, directors, employees and agents, shall not, and each shall have no power or authority to, take, cause to be taken or agree or commit to take, whether by written or oral contract or otherwise, any actions listed in Section
(b) of Article FIFTH of the Certificate of Incorporation prior to such action having been specifically approved by the majority of the then-authorized number of directors.

        Section 3.05 Voting of Shares. In any election of directors, Nestle and its Affiliates will vote their shares of voting stock for all nominees in proportion to the votes cast by the holders of Class A Common Stock; provided that Nestle and its Affiliates may cast all of their votes in favor of any nominee nominated or proposed for nomination by Nestle pursuant to the provisions of this Agreement. Notwithstanding the immediately preceding sentence, if any "person" or "group" (each as defined in Rule 13d-3 promulgated under the 1934 Act) other than any person or group who had a Schedule 13D or
Schedule 13G on file with the SEC on June 14, 2002, is or becomes the "beneficial owner" (as defined in Rule 13d-3 promulgated under the 1934 Act) of 15% or more of the then-outstanding shares of Class A Common Stock, then Nestle and its Affiliates will vote their shares of voting stock for the nominees for director that are nominated by Nestle and the nominees for director that are nominated by the Noninvestor Directors.

                                  ARTICLE IV.

                    RESTRICTIONS ON TRANSFER OF COMMON STOCK

        Section 4.01 Restrictions on Transfer of Stock. Nestle agrees that it and its Affiliates will not, directly or indirectly, sell or otherwise transfer any shares of Class B Common Stock prior to July 1, 2007 except to any Subsidiary that is directly or indirectly majority owned by NSA; provided that any such Subsidiary, prior to or concurrently with such transfer, shall agree in writing to be bound by this Agreement as if it were a signatory hereto; provided, further, that no such transfer shall relieve Nestle of any of its obligations hereunder. Notwithstanding the restrictions in the immediately preceding sentence, Nestle and its Affiliates shall have the right to transfer any shares of Class B Common Stock to the extent necessary to comply with law.

                                   ARTICLE V.

                              REGISTRATION RIGHTS

        Section 5.01 Registration. (a) The Company agrees that, at any time from and after July 1, 2007 or such earlier date as it shall have become illegal for Nestle, NSA or any of their respective Affiliates to continue to own (beneficially or otherwise) any or all of the shares of Class B Common Stock (in which case, the rights hereunder shall only be exercisable to the extent necessary to comply with law), upon the request of Nestle, it will file a Registration Statement as to the kind and number of shares of Registrable Securities specified in such request; provided that, subject to Section 5.04, the Company shall not be required to file more than three Registration Statements that become effective and remain effective for the period referred to in Section 5.01(b) below. Any such registration requested shall hereinafter be referred to as a "Demand Registration."

        (b) The Company agrees to use its best efforts to have any registration of the Registrable Securities declared effective as promptly as practicable after the filing thereof. The Company shall be deemed to have effected a Demand Registration if the Registration Statement relating to such Demand Registration is declared effective by the Securities and Exchange Commission (the "SEC") and remains effective until the earlier of such time as all the Registrable Securities covered by such Registration Statement have been sold or withdrawn, or ninety days; provided, however, that no Demand Registration shall be deemed to have been effected if (i) such Demand Registration, after it has become effective, is interfered with by any stop order, inspection or other order of the SEC or other governmental agency or court, or (ii) the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such Demand Registration are not satisfied.

        (c) The Company shall effect any registration requested by Nestle under this Section 5.01 by the filing of a Registration Statement on such form as Nestle may determine in its sole discretion.

        Section 5.02  Registration Procedures.  Subject to the provisions of
Section 5.01 hereof, in connection with the registration of shares of Registrable Securities hereunder, the Company will as expeditiously as possible:

        (a) prior to the filing of a Registration Statement, (1) furnish to Nestle and the underwriters copies of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such Registration Statement (including each preliminary prospectus) and such other documents in such quantities as Nestle may reasonably request from time to time (each a "Public Document"), (2) allow Nestle and underwriters a reasonable opportunity to review and comment upon each such Public Document, (3) make the Company's representatives available for discussion and consultation regarding the contents of each such Public Document and (4) consider in good faith all comments proposed by Nestle on each such Public Document;

        (b) prepare and file with the SEC a Registration Statement relating to the applicable Demand Right, including all exhibits and financial statements required by the SEC to be filed therewith, and use its best efforts to cause such Registration Statement to become effective under the 1933 Act; and prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective for the applicable periods specified in the foregoing section; cause the related prospectus to be supplemented by any required prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the 1933 Act; and comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such Registration Statement during the applicable period in accordance with the intended methods of disposition set forth in such Registration Statement as so amended or in such prospectus as so supplemented;

        (c) use its best efforts to register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdiction as Nestle reasonably requests and do any and all other acts and things as may be reasonably necessary or advisable to enable Nestle to consummate the disposition in such jurisdictions of the Registrable Securities; provided that the Company will not be required to (1) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (c), or (2) subject itself to taxation in any such jurisdiction;

        (d) use its best efforts to cause the Registrable Securities to be registered with or approved by such other federal or state governmental agencies or authorities as may be necessary to enable Nestle to consummate the disposition of the Registrable Securities;

        (e) notify Nestle and the managing underwriters promptly: (1) when the prospectus or any prospectus supplement or post-effective amendment has been filed, and with respect to the Registration Statement or any post-effective amendment, when the same has become effective, (2) of any request by the SEC for amendments or supplements to a Registration Statement or the prospectus or for additional information, (3) of the issuance of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (4) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such propose, (5) if at any time the representations and warranties of the Company contained in any agreement contemplated by Section 5.02(n) (including any underwriting agreement) cease to be true and correct in any material respect, or (6) of the existence of any fact which results in the Registration Statement or the prospectus containing an untrue statement of material fact or omitting to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances in which they were made;

        (f) use its best efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment;

        (g) enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities;

        (h) if requested by Nestle or the managing underwriters immediately incorporate in a prospectus supplement or post-effective amendment such information as Nestle and the managing underwriters agree should be included therein relating to the plan of distribution with respect to such Registrable Securities, including, without limitation, information with respect to the amount of Registrable Securities being sold to such underwriters, the purchase price being paid thereof by such underwriters and with respect to any other terms of the underwritten (or best efforts underwritten) offering of the Registrable Securities to be sold in such offering and make all required filings of such prospectus supplement or such post-effective amendment as soon as practicable after the Company has received notification of the matters to be incorporated in such prospectus supplement or post-effective amendment;

        (i) furnish to Nestle and each managing underwriter without charge, at least one signed copy of the Registration Statement and any post-effective amendment thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

        (j) deliver to Nestle and the underwriters without charge, as many copies of the prospectus or prospectuses relating to such Registrable Securities (including each preliminary prospectus) and any amendment or supplement thereto as such persons may reasonably request (it being understood that the Company hereby consents to the use of such prospectus or each amendment or supplement thereto by Nestle and the underwriters in connection with the offering and sale of the Registrable Securities covered by such prospectus or any amendment or supplement thereto) and such other documents as Nestle may reasonably request in order to facilitate the disposition of the Registrable Securities by Nestle and the underwriters;

        (k) cooperate with Nestle and the managing underwriters to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, shall request at least two business days prior to any sale of Registrable Securities to the underwriters;

        (l) if any fact contemplated by paragraph (e)(6) above shall exist, prepare a supplement or post-effective amendment to the Registration Statement or the related prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities, the prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

        (m) not later than the effective date of the applicable Registration Statement, (i) engage in an appropriate transfer and, provide the applicable transfer agent with printed certificates for the Registerable Securities which are in a form eligible for deposit with Depositary Trust Company, and (ii) provide a CUSIP number for the Registrable Securities, if needed;

        (n) enter into agreements (including underwriting agreements) and take all other appropriate actions in order to expedite or facilitate the disposition of such Registrable Securities and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an underwritten registration: (1) make such representations and warranties to Nestle and the underwriters, in form, substance and scope as are customarily made by issuers to underwriters in primary underwritten offerings; (2) obtain opinions of counsel to the Company (which counsel shall have relevant expertise in the matters opined upon) and updates thereof addressed to Nestle and the underwriters, covering the matters customarily covered in opinions requested in underwritten offerings and such other matters as may be reasonably requested by Nestle and underwriters; (3) obtain "cold comfort" letters and updates thereof from the Company's independent certified public accountants addressed to Nestle and the underwriters, such letters to be in customary form and covering matters of the type customarily covered in "cold comfort" letters by underwriters in connection with primary underwritten offerings; (4) if an underwriting agreement is entered into, cause the same to set forth in full the indemnification provisions and procedures of Section 5.06 hereof with respect to all parties to be indemnified pursuant to said Section; and (5) deliver such documents and certificates as may be requested by Nestle and the managing underwriters to evidence compliance with paragraph (l) above and with any customary conditions contained in the underwriting agreement or other agreement entered into by the Company;

The above shall be done at the effectiveness of such Registration Statement, each closing under any underwriting or similar agreement as and to the extent required thereunder and from time to time as may be requested by Nestle in connection with the disposition of Registrable Securities pursuant to such Registration Statement.

        (o) make available for inspection by a representative of Nestle, any underwriter participating in any disposition pursuant to such Registration Statement, and any attorney, accountant or other agent retained by Nestle or any underwriter, all financial and other records, pertinent corporate documents and properties of the Company to the extent necessary to conduct a reasonable investigation within the meaning of the 1933 Act, and cause the Company's officers, directors and employees to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with the registration; provided that any records, information or documents that are designated by the Company in writing as confidential shall be kept confidential by such Persons unless (x) the disclosure of such Records or information is necessary to avoid or correct a misstatement or omission in the Registration Statement or (y) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction. Nestle shall use reasonable efforts, prior to any such disclosure to inform the Company that such disclosure is necessary to avoid or correct a misstatement or omission in the Registration Statement. Nestle further agrees that it will, upon learning that disclosure of such Records or information is sought in a court or governmental authority, give notice to the Company and allow the Company, at the expense of the Company, to undertake appropriate action to prevent disclosure of the Records or information deemed confidential;

        (p) otherwise use its best efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, as soon as reasonably practicable, an earnings statement no later than 45 days after the end of any twelve month period (or 90 days, if such period is a fiscal year) covering a period of twelve months, beginning within three months after the effective date of the registration, which earnings statement shall satisfy the provisions of Section 11(a) of the 1933 Act and Rule 158 thereunder;

        (q) cooperate and assist in any filings required to be made with NASD and in the performance of any due diligence investigation by any underwriter (including any "qualified independent underwriter" that is required to be retained in accordance with the rules and regulations of the NASD);

        (r) use all reasonable efforts to cause all Registrable Securities to be listed on each securities exchange on which similar securities issued by the Company are listed; and

        (s) in connection with any underwritten offering, cause appropriate members of management to cooperate and participate on a reasonable basis in the underwriters, "road show" conferences related to such offering.

        Section 5.03 Conditions to Offerings. The obligations of the Company to take the actions contemplated by Sections 5.01 and 5.02 with respect to an offering of Registrable Securities shall be subject to the following conditions:

        (a) With respect to each Demand Registration, the Registrable Securities specified in such request must constitute either 2% of the outstanding Registrable Securities or have a market value of not less than $25.0 million (based on the final sale price of the Class A Common Stock, or if not then listed or quoted, the Class B Common Stock, on the date the request for a Demand Registration is received by the Company) and shall be distributed in an underwritten firm commitment public offering. Nestle shall have the right to select the investment banker or bankers and lead manager or managers to administer the offering and its or their counsel; provided that the Company shall have the right to make a reasonable objection to such selection if such objection is based upon the Company's prior experience or relationship with such banker or manager;

        (b)  There shall not have been an offering registered pursuant to
Section 5.01 within the immediately preceding six months;

        (c) Nestle shall conform to all applicable requirements of the 1933 Act and the 1934 Act with respect to the offering and sale of securities and advise each underwriter, broker or dealer through which any of the Registrable Securities are offered that the Registrable Securities are part of a distribution that is subject to the prospectus delivery requirements of the 1933 Act;

        (d) The Company may require Nestle to furnish to the Company such information regarding Nestle or the distribution of the Registrable Securities as the Company may from time to time reasonably request in writing, in each case only as required by the 1933 Act or the rules and regulations thereunder or under state securities or blue sky laws; and

        (e) Nestle agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.02(e)(6) hereof, Nestle will forthwith discontinue disposition of Registrable Securities pursuant to the registration covering such shares of Registrable Securities until Nestle's receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.02(e)(6) hereof.


        Section 5.04 Additional Conditions. The Company's obligations pursuant to Section 5.01 shall be suspended for a reasonable period of time not in excess of three months if the Company is advised in writing by an investment banker of national standing that the sale of all shares of Registrable Securities requested to be registered by Nestle would materially and adversely affect the market price of the Company's equity securities; provided, however, that the Company shall be entitled to exercise its rights under this Section 5.04 only once in every twelve month period.


        Section 5.05 Registration Expenses. (a) All expenses incident to the performance of or compliance with this Article by the Company, including, without limitation, (i) all registration and filing fees (including with respect to filings required to be made with the SEC and the NASD) and fees and expenses of compliance with federal or state securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (ii) rating agency fees and printing expenses (including expenses of printing certificates for the Registrable Securities in a form eligible with the Depositary Trust Company and of printing prospectuses), (iii) messenger, telephone and delivery expenses, internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties), (iv) the fees and expenses incurred in connection with the listing of the securities to be registered on each securities exchange on which similar securities issued by the Company are then listed, (v) fees and disbursements of counsel for each of the Company, the underwriters and Nestle (subject to the provisions of Section 5.05(b) hereof), (vi) fees and disbursements of the Company's independent certified public accountants (including the expenses of any special audit and "cold comfort" letters required by or incident to such performance), (vii) securities acts liability insurance (if the Company elects to obtain such insurance), (viii) fees and expenses associated with any NASD filing required to be made in connection with the Registration Statement, including, if applicable, the fees and expenses of any "qualified independent underwriter" (and its counsel) that is required to be retained in accordance with the rules and regulations of the NASD, (ix) fees and disbursements of underwriters (excluding discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals relating to the distribution of the Registrable Securities or legal expenses of any Person other than the Company, the underwriters and Nestle) customarily paid by issuers, and (ix) the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and the fees and expenses of other Persons retained by the Company will be borne by the Company.

        (b) In connection with each Registration Statement required hereunder, the Company will reimburse Nestle pursuant to such Registration Statement for the fees and disbursements of not more than one counsel chosen by Nestle.

        Section 5.06 Indemnification; Contribution. (a) Indemnification by the Company. The Company agrees to indemnify, to the fullest extent permitted by law, Nestle, its directors, officers employees and agents and each Person who controls Nestle (within the meaning of either the 1933 Act or the 1934 Act) (each such Person referred to herein as a "Nestle Indemnitee") against any and all losses, claims, damages, liabilities and expenses (including costs of investigation and attorneys' fees) arising out of or based upon any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus (each as amended and or supplemented, if the Company shall have furnished any amendments or supplements thereto), or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that the Company shall not be required to indemnify any Nestle Indemnitee for any losses, claims, damages, liabilities or expenses arising out of or based upon any such untrue statement or omission if such untrue statement or omission is made in reliance on and conformity with any information furnished by Nestle to the Company expressly for use therein. This indemnity will be in addition to any liability which the Company may otherwise have. In connection with an underwritten offering, the Company will indemnify each underwriter thereof, the officers and directors of such underwriter, and each Person who controls such underwriter (within the meaning of either the 1933 Act or 1934 Act) to the same extent as provided above with respect to the indemnification of Nestle Indemnitee; provided that such underwriter agrees to indemnify the Company to the same extent as provided below with respect to the indemnification of the Company by Nestle.

        (b) Indemnification by Nestle. In connection with any registration in which Nestle is participating, Nestle will furnish to the Company in writing such information and affidavits with respect to Nestle as the Company reasonably requests for use in connection with any such registration, prospectus, or preliminary prospectus and agrees to indemnify the Company, its directors, its officers who sign the Registration Statement and each Person, if any, who controls the Company (within the meaning of either the 1933 Act or of the 1934
Act) to the same extent as the foregoing indemnity from the Company to the Nestle Indemnitees, but only with respect to information relating to Nestle furnished to the Company in writing by Nestle expressly for use in the Registration Statement, the prospectus, any amendment or supplement thereto, or any preliminary prospectus.


        (c) Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation or inquiry) shall be instituted involving any person or entity in respect of which indemnity may be sought pursuant to Section 5.06(a) or Section 5.06(b), such person or entity (hereinafter called the indemnified party) shall promptly notify the entity against whom such indemnity may be sought (hereinafter called the indemnifying party) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party shall have failed to assume the defense of such action or proceeding or has failed to employ counsel reasonably satisfactory to the indemnified party, or (iii) there may be one or more legal defenses available to the indemnified party that are different from or additional to those available to the indemnifying party (in which case, if such indemnified party notifies the indemnifying party that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action or proceeding on behalf of such indemnified party, it being understood, however, that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred). In the case of any such separate firm for the indemnified parties, such firm shall be designated in writing by the indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes (i) an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding, (ii) is accompanied or preceded by reimbursement of expenses of each such indemnified party and (iii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.


        (d)  Contribution.  If the indemnification provided for in this Section
5.06 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 5.06, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 5.06(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.06(d) were determined by pro rata allocation or by any other method of allocation which does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 5.06(d), no Nestle Indemnitee shall not be required to contribute any amount in excess of the net proceeds from the offering received by such Nestle Indemnitee. No person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. If indemnification is available under this Section 5.06, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 5.06(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this
Section 5.06(d).

        Section 5.07 Rule 144. The Company covenants that it will file the reports required to be filed by it under the 1933 Act and the 1934 Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as Nestle may reasonably request, all to the extent required from time to time to enable Nestle on or after July 1, 2007 to sell shares of Class A Common Stock and Class B Common Stock without registration under the 1933 Act within the limitation of the exemptions provided by (a) Rule 144 under the 1933 Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of Nestle, the Company will deliver to Nestle a written statement as to whether it has complied with such information requirements.

        Section 5.08 No Inconsistent Agreements, etc. (a) The Company will not hereafter enter into any agreement with respect to its securities which is inconsistent with the rights granted to Nestle in this Agreement or otherwise conflicts with the provisions hereof. The Company represents and warrants that the rights granted to Nestle in this Agreement do not in any way conflict with and are not inconsistent with the rights granted to the holders of the Company's securities under any agreement in effect on the date hereof.

        (b)  Any determination required to be made by the Company under this
Article V shall be made by the Independent Directors.

        Section 5.09 Assignment of Registration Rights. All or a portion of the rights to cause the Company to register Registrable Securities pursuant to this Article V may be assigned (but only with all related obligations in this Article V) by Nestle to a transferee or assignee of such securities that (i) is an Affiliate of Nestle, or (ii) acquires Registrable Securities with a market value of at least $10 million (based on the final sale price of the Class A Common Stock, or if not then listed or quoted, the Class B Common Stock, as of the date of the transfer), provided that the Company is, prior to the exercise of any rights by the transferee or assignee, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and, if less than three, the number of Demand Registrations being assigned or transferred.

                                  ARTICLE VI.

                         REPRESENTATIONS AND WARRANTIES

        Section 6.01 Representations of the Company. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

        (b) The execution, delivery and performance by the Company of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the federal securities laws; and (ii) compliance with any applicable foreign or state securities or blue sky laws.

        (c) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby do not and will not (i) contravene or conflict with the Certificate of Incorporation or By-Laws, and (ii) assuming compliance with the matters referred to in Section 6.01(b), contravene or conflict with or constitute a violation of, provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to the Company.

        Section 6.02 Representations of NSA and Nestle. (a) The execution, delivery and performance by NSA and Nestle of this Agreement and the consummation by NSA and Nestle of the transactions contemplated hereby are within NSA's and Nestle's corporate powers and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of NSA and Nestle, enforceable against NSA and Nestle in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, liquidation, dissolution, moratorium or other similar laws relating to or affecting the rights of creditors generally and to the effect of the application of general principles of equity (regardless of whether considered in proceedings at law or in equity).

        (b) The execution, delivery and performance by NSA and Nestle of this Agreement require no action by or in respect of, or filing with, any governmental body, agency, official or authority, other than (i) compliance with any applicable requirements of the federal securities laws; and (ii) compliance with any applicable foreign or state securities or blue sky laws.

        (c) The execution, delivery and performance by NSA and Nestle of this Agreement and the consummation by Nestle of the transactions contemplated hereby do not and will not (i) contravene or conflict with the certificate of incorporation or by-laws of NSA or Nestle, and (ii) assuming compliance with the matters referred to in Section 6.01(b), contravene or conflict with or constitute a violation of any provision of any law, regulation, judgment, injunction, order or decree binding upon or applicable to NSA or Nestle.

                                  ARTICLE VII.

                              ADDITIONAL COVENANTS

        Section 7.01  Confidentiality.

        (a) Nestle and the Company (each, a "Disclosing Party") understand and acknowledge that it will, throughout the term of this Agreement, provide and have provided, prior to the date of this Agreement and pursuant to a Confidentiality Agreement, dated June 6, 2002, by and between Dreyers and Nestle, certain information of a confidential nature to the other party (the "Receiving Party"). Each

Receiving Party agrees that, without the prior written consent of the Disclosing Party, any information relating to the Disclosing Party or any of its Affiliates provided to the Receiving Party or persons nominated by a Receiving Party to the Board, in connection with or in furtherance of this Agreement or under the above-mentioned confidentiality agreement, which is either confidential, proprietary, or otherwise not generally available to the public (in each party's case, the "Confidential Information") will be used (A) by Nestle and its Affiliates, (i) for the purposes of evaluating their investment in the Company, facilitating the operation and oversight of the Company's business and ensuring compliance with the approval rights set forth in Section 3.1(b) of the By-Laws of the Company, (ii) for assurances of quality control by the Company, (iii) in connection with Nestle and its Affiliates tax, stock exchange, financial and other reporting obligations, and (iv) for Nestle and its Affiliates strategic considerations and other long-term planning goals pertaining to the Company and
(B) by the Company, solely for the purposes consented to by Nestle, and will be kept confidential by the Receiving Party, its Affiliates and their respective directors, officers, employees, agents and other representatives ("Representatives"), using the same standard of care in safeguarding the Confidential Information as the Receiving Party employs in protecting its own proprietary information which the Receiving Party desires not to disseminate or publish, and will not be disclosed to any Person, except as otherwise set forth above and except to the extent required by any legal or governmental process or otherwise by foreign or domestic law, including any regulatory agency having authority to examine such Confidential Information or any portion thereof. The term Confidential Information does not include information which (i) is or becomes generally available to the public other than as a result of a breach of this Agreement by the Receiving Party or its Representatives, (ii) was within the Receiving Party's possession prior to its being furnished to it by or on behalf of the Disclosing Party, or (iii) is or becomes available to the Receiving Party on a non-confidential basis from a source other than the Disclosing Party or any of its Representatives; in either case (ii) or (iii) above, provided that such source was not known by the Receiving Party to be bound by a confidentiality agreement with, or other contractual, legal or fiduciary obligation of confidentiality to, the Disclosing Party or any other party with respect to such information. It is understood (i) that such Affiliates and Representatives shall be informed by the Receiving Party of the confidential nature of the Confidential Information, (ii) that such Affiliates and Representatives shall be bound by the provisions of this Section 7.01 as a condition of receiving the Confidential Information and (iii) that, in any event, the Receiving Party shall be responsible for any breach of this Agreement by any of its Affiliates or Representatives.

        (b) If a Receiving Party or any of its Representatives are requested or required (by oral question, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose the Disclosing Party's Confidential Information, the Receiving Party will, as soon as practicable, notify the Disclosing Party of such request or requirement so that the Disclosing Party may seek an appropriate protective order. If, in the absence of a protective order, the Receiving Party, its Affiliates or any of their respective Representatives are, in the opinion of the Receiving Party's counsel, compelled to disclose the Disclosing Party's Confidential Information or else stand liable for contempt or suffer other censure or significant penalty, the Receiving Party or its Affiliates may disclose only such of the Disclosing Party's Confidential Information to the party compelling disclosure as is required by law. The Receiving Party and its Affiliates shall not be liable for the disclosure of the Disclosing Party's Confidential Information pursuant to the preceding sentence. The Receiving Party and its Affiliates will, at the Disclosing Party's expense, cooperate with the Disclosing Party's reasonable efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Disclosing Party's Confidential Information.

        Section 7.02 Annual Business Plan and Budget. Before the end of each calendar year, the Company shall cause management to present to the Board an operating plan, including a budget (an "Annual Plan") for the following fiscal year. In addition, each year, before such an Annual Plan is presented, management shall present to the Board for the Board's review and approval, as required by Section 3.4(a) of this Agreement and Section 3.1(b) of the By-Laws, a three year business plan (each, a "Business Plan"). Each such Business Plan shall include at least three years of financial statement projections, capital and financing requirements, and strategic marketing and product development plans. In the even that the Board does not approve the Annual Plan prior to commencement of a fiscal year, the Company shall not in any case exceed the capital spending levels specified in the prior year's Annual Plan.

        Section 7.03 Company Information. The Company shall cause to be prepared and sent to Nestle and any Affiliates of Nestle designated by Nestle, the following information so that, among other things, Nestle may effectively participate in the corporate governance of the Company:

        (a) within 30 days following the end of each fiscal year of the Company or as soon thereafter as reasonably practicable, a report that shall include all necessary information reasonably requested by Nestle and its Affiliates for the preparation of their federal, state and local income or franchise tax or information returns or for preparation of any foreign tax filings, returns or requirements;

        (b) a copy of the Company's and any of its Subsidiaries' federal, state and local income tax or information returns for each fiscal year, concurrent with the filing of such returns;

        (c) within 90 days after the end of each fiscal year, the Company shall provide Nestle and its Affiliates with an audited consolidated balance sheet, income statement and statement of cash flow for the year then ended (including, in each case, the notes thereto) prepared in accordance with generally accepted accounting principles as applied in the United States ("GAAP") applied (except as may be indicated in the notes thereto) on a consistent basis through the periods indicated (except as may be indicated in the notes thereto) which have been examined and reported on by independent public accountant of recognized national standing;

        (d) within 90 days after the end of each fiscal year, the Company shall provide Nestle and its Affiliates with an audited consolidated balance sheet, income statement and statement of cash flow for the year then ended (including, in each case, the notes thereto) prepared in accordance with International Accounting Standards ("IAS") applied (except as may be indicated in the notes thereto) on a consistent basis through the periods indicated (except as may be indicated in the notes thereto) which have been examined and reported on by independent public accountant of recognized national standing;

        (e) within (i) 20 days after the end of each fiscal year, and (ii) 20 days after the end of each fiscal quarter, the Company shall provide Nestle and its Affiliates with an unaudited balance sheet, income statement and statement of cash flow for the year or quarter (as appropriate) then ended, prepared in accordance with GAAP, which have been certified as to their accuracy by the chief financial officer of the Company, as well as such other financial information as Nestle and its Affiliates may reasonably request to enable Nestle and its Affiliates to prepare their quarterly and annual financial statements;

        (f) within (i) 20 days after the end of each fiscal year, and (ii) 20 days after the end of each fiscal quarter, the Company shall provide Nestle and its Affiliates with an unaudited balance sheet, income statement and statement of cash flow for the year or quarter (as appropriate) then ended, prepared in accordance with IAS, which have been certified as to their accuracy by the chief financial officer of the Company, as well as such other financial information as Nestle and its Affiliates may reasonably request to enable Nestle and its Affiliates to prepare their consolidated quarterly and annual financial statements;

        (g) within 20 days after the end of each month, the Company shall provide Nestle and its Affiliates with unaudited balance sheet, statements of income and cash flows for the previous month, prepared in accordance with GAAP, which have been certified as to their accuracy by the chief financial officer of the Company;

        (h) within 20 days after the end of each month, the Company shall provide Nestle and its Affiliates with unaudited balance sheet, statements of income and cash flows for the previous month, prepared in accordance with IAS, which have been certified as to their accuracy by the chief financial officer of the Company;

        (i) within 5 days after such package becomes available, provide to Nestle and its Affiliates a copy of the Company's monthly management executive summary or any substantially similar replacement therefor for the third month of each fiscal quarter; and

        (j) promptly after the delivery of any compliance certificate provided to lenders in respect of indebtedness of the Company and its Subsidiaries and, with reasonable promptness, provide to Nestle and its Affiliates such other financial information and other data of the Company and its Subsidiaries as Nestle and its Affiliates may reasonably request, including, but not limited to, operating financial information for each facility owned or operated by the Company or any of its Subsidiaries.

        Section 7.04 Inspection of Property. Subject to applicable law, the Company shall permit representatives of Nestle and its Affiliates to visit and inspect, at Nestle's or such Affiliate's expense, any of the properties of the Company and its Subsidiaries, to examine the corporate books and make copies or extracts therefrom and to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the principal officers of the Company, all at such reasonable times, upon reasonable notice and as Nestle or its Affiliates may reasonably request.

        Section 7.05 Quality Standards. Within 30 days following the date of this Agreement, the Company shall submit its written standards of quality regarding the production, manufacturing, packaging, transfer, storage and supply of its products (collectively, the "Quality Standards") to representatives of Nestle and its Affiliates. The Company shall cooperate with such representatives to review and revise the Quality Standards and shall consider in good faith any amendments, modifications or revisions to the Quality Standards requested by such representatives. The Company shall thereafter produce, package, manufacture, transport, store and/or supply its products in strict accordance with the Quality Standards. By no later than 120 days prior to the end of each fiscal year of the Company, the Company shall, in consultation with representatives of Nestle, review the Quality Standards from the prior year and consider in good faith any amendments, modifications or revisions requested by such representatives for the following fiscal year. The Company will be responsible for ensuring that its products strictly comply with the Quality Standards, regardless of whether its products are produced or packaged at a facility owned or operated by the Company or a third party. Nestle and its Affiliates and their respective representatives shall have the right to request production line samples and quality records or other documentation relating to the production of the Company's products at any time for purposes of quality evaluation. If such samples are located at a facility owned or operated by a third party, the Company shall provide the requested quality records and existing documentation to Nestle to the fullest extent available to it. The Company shall notify Nestle as soon as practicable if it or any of its officers, or to its knowledge, employees or agents become aware of any improper ingredients in its products which would cause such products to be adulterated or become aware of any hazardous or adulterated ingredients in products which are either works-in-process or finished that present a known or potential threat to consumer safety. The Company shall notify Nestle as soon as practicable if it or any of its officers, or to its knowledge, employees or agents becomes aware of, receives notice of, or incurs any penalty or citation in connection with, any material violation of any law, regulation, rule or standard regarding the production, packaging, storage, transport or supply of its products.

                                 ARTICLE VIII.

                                 MISCELLANEOUS

        Section 8.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

          If to the Company:

                  Dreyer's Grand Ice Cream Holdings, Inc.
                  5929 College Avenue
                  Oakland, CA 94618
                  Attn: General Counsel
                  Telecopy: 510-450-4592

          With a copy to:

                  Seth A. Kaplan, Esq.
                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York 10019
                  Telecopy: 212-403-2000

          If to Nestle:

                  c/o Nestle USA, Inc.
                  800 North Brand Boulevard
                  Glendale, California 91203
                  Attn.: General Counsel
                  Telecopy No.: (818) 549-6713

          with a copy to:

                  Latham & Watkins
                  633 West Fifth Street
                  Los Angeles, CA 90071-2007
                  Attn.: Mary Ellen Kanoff, Esq.
                  Telecopy No.: (213) 891-8763

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices shall be deemed to have been received on the date of personal delivery, upon the transmission and confirmation of the facsimile, on the third Business Day after the mailing thereof or on the first day after delivery by overnight courier.

        Section 8.02 Amendments; No Waivers. (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective; provided that no such amendment or waiver by the Company shall be effective without the approval of a majority of the Noninvestor Directors.

        (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

        Section 8.03 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, except as provided in Section 5.09, no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

        Section 8.04  Governing Law Jurisdiction and Forum; Waiver of Jury
Trial.

        (a) This Agreement shall be construed in accordance with and governed by the law of the State of Delaware, without giving effect to principles of conflict of laws.

        (b) Each of the parties hereto irrevocably submits to the exclusive jurisdiction of any Delaware state or federal court of appropriate jurisdiction in any action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such action may be heard and determined in such Delaware state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action. The parties further agree, to the extent permitted by applicable Law, that any final and unappealable judgment against any of them in any action contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.

        (c) To the extent that any party hereto has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement.

        (d) Each party waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any action arising out of or relating to this Agreement. Each party certifies that it has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications set forth above in this Section 8.04.

        Section 8.05 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by the other party hereto.

        Section 8.06 Specific Performance. Each party to this Agreement acknowledges and agrees that each other party's respective remedies at law for a breach or threatened breach of any of the provisions of this Agreement would be inadequate and, in recognition of that fact, agrees that, in the event of a breach or threatened breach by any party of the provisions of this Agreement, in addition to any remedies at law, any party, without posting any bond shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

        Section 8.07  Termination.  This Agreement (other than Sections 1.03 and
1.04 hereof) shall terminate in its entirety at such time as Nestle and its Affiliates beneficially own 100% of the voting stock of the Company. Articles III and IV of this Agreement (other than Section 3.01(c)) shall terminate on July 1, 2007, unless earlier terminated pursuant to the preceding sentence.

        Section 8.08 Entire Agreement; Beneficiaries. This Agreement and the Merger Agreement contain the entire agreement between the Company, Nestle and NSA with respect to the subject matter hereof and there are no agreements, understandings, representations or warranties between the parties other than those set forth or referred to herein. Other than as set forth in Section 8.12, nothing expressed, referred to, or implied directly or indirectly by or in this Agreement will be construed to give any Person other than the Company, Nestle and NSA to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns permitted by Section 8.03.

        Section 8.09 Headings; Definitions. The section and article headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections or Articles contained herein mean Sections or Articles of this Agreement unless otherwise stated. All capitalized terms defined herein are equally applicable to both the singular and plural forms of such terms. The terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. The word "including" and words of similar import when used in this Agreement shall mean "including without limitation" unless the context otherwise requires or unless otherwise specified. All references in this Agreement to any period of days shall be deemed to be to the relevant number of calendar days unless otherwise specified.

        Section 8.10 Enforcement. The Company shall take (and shall have no corporate power or capacity to refuse to take) such actions as may be necessary to enforce the obligations of Nestle and NSA under this Agreement directly against Nestle and NSA, or in the event of assignment by Nestle or NSA, against Nestle, NSA and any Affiliate of NSA to which any assignment is made, and all determinations with respect to the manner of enforcement of such obligations on behalf of the Company shall be made by a majority of the Noninvestor Directors, provided that, if there are no Noninvestor Directors after July 1, 2007, such determinations shall be made by the independent directors referred to in Section 3.01(c).

        Section 8.11 Further Understandings. NSA, Nestle and the Company expressly intend, acknowledge and agree that this agreement does not constitute a contract of the type described in section 365(c)(2) of the United States Bankruptcy Code, and NSA, Nestle and the their respective Affiliates shall not have rights under such section or section 365(e)(2)(B) of the United States Bankruptcy Code. It is the intention of NSA, Nestle and the Company that amounts required to be paid in connection with the Put or Call shall be paid at the earliest possible time in accordance with the terms of this Agreement and the Certificate of Incorporation and as permitted by law.

        Section 8.12 D & O Insurance; Indemnification of Officers and Directors. The Company shall maintain in effect for the benefit of all of the Company's directors and officers an insurance and indemnification policy that provides coverage for acts or omissions with coverage limits and such other terms at reasonable levels consistent with industry practice. The Certificate of Incorporation shall, from and after the Effective Time, contain provisions no less favorable with respect to limitation of liabilities of directors or officers and indemnification than are set forth as of the date hereof in the Certificate of Incorporation, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors or officers of the Company. So long as the Company is using its reasonable best efforts to pursue reimbursement from the Company's director and officer insurance policies, Nestle shall indemnify the officers and directors of the Company against all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) ("Losses") arising out of the redemption (pursuant to the Call or the Put) of the Class A Common Stock in accordance with the provisions of this Agreement or the Short-Form Merger, other than any such Losses that result primarily from actions taken or omitted in bad faith by the indemnified person or from the indemnified person's gross negligence or willful misconduct; provided, however, that the foregoing indemnification obligation shall apply only to the extent the Losses incurred by such officers and directors are not reimbursed or advanced by the Company or the insurers under the Company's director and officer insurance policies, and provided, further, that Nestle shall have any subrogation rights of the indemnitee against the Company or the insurer.

        Section 8.13  Definitions.

        "1933 Act" shall mean the Securities Act of 1933, as amended, including the rules and regulations promulgated there under.

        "1934 Act" shall mean the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated there under.

        "Affiliate" shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person; it being understood that NSA and its Subsidiaries shall be Affiliates of Nestle but that the Company and its Subsidiaries shall not be considered to be Affiliates of NSA or Nestle. As used in this definition, "control" (including, with correlative meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

        "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City are authorized or required by Law to remain closed.

        "Independence Standard" shall mean the standard of independence necessary for a director to qualify as an "Independent Director" as such term (or any replacement term) is used under the rules and listing standards of the National Association of Securities Dealers, as such rules and listing standards may be amended from time to time.

        "Insolvency Event" shall have the meaning assigned to such term in the Certificate of Incorporation.

        "Law" shall mean any United States federal, state or local, or any foreign, order, writ, injunction, judgment, award, decree, statute, law, rule or regulation.

        "NASD" shall mean the National Association of Securities Dealers, Inc.

        "Options Out of the Money" shall mean, as of any specified date, all options, rights, warrants or other securities of the Company convertible into or exchangeable for Class A Common Stock or Class B Common Stock for which the exercise or conversion price exceeds the Quoted Price of such Class A Common Stock or Class B Common Stock.

        "Person" shall mean any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

        "Quoted Price" shall mean the last reported sale price of the outstanding shares of Class A Common Stock as reported by the Nasdaq National Market System on any trading day, or if the outstanding shares of Class A Common Stock are listed on a national securities exchange, the last reported sales price of the outstanding Class A Common Stock on such exchange (which shall be for consolidated trading if applicable to such exchange), or if neither is so reported or listed, the last reported bid price of the outstanding shares of Class A Common Stock.

        "Registrable Securities" shall mean all shares of Class A Common Stock and Class B Common Stock. Registrable Securities shall also include any securities which may be issued or distributed with respect to, or in exchange for, such Registrable Securities pursuant to a stock dividend, stock split or other distribution, merger, consolidation, recapitalization or reclassification or similar transaction; provided, however, that, any such Registrable Securities shall cease to be Registrable Securities to the extent (i) a Registration Statement with respect to the sale of such Registrable Securities has been declared effective under the 1933 Act and such Registrable Securities have been disposed of in accordance with the plan of distribution set forth in such Registration Statement, or (ii) such Registrable Securities are distributed pursuant to Rule 144 (or any similar provision then in force) under the 1933 Act.

        "Registration Statement" shall mean any registration statement of the Company under the 1933 Act that covers any of the Registrable Securities pursuant to the provisions of this Agreement, including the related prospectus, any preliminary prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

        "Subsidiary" shall mean, with respect to any Person, any other Person of which securities or other ownership interests having ordinary power to elect a majority of the board of directors or other Persons performing similar functions are at any time directly or indirectly owned by such Person.

        "Substantial Adverse Change Determination" shall have the meaning assigned to such term in the Certificate of Incorporation.

        "Triggering Event" shall mean either a Substantial Adverse Change Determination or an Insolvency Event.

                          LIST OF OTHER DEFINED TERMS

                                    Section
                                    -------
1933 Act..........................      3.03
1934 Act..........................      2.02
Agreement.........................  Preamble
Annual Plan.......................      7.02
Board.............................   3.01(a)
Business Plan.....................      7.02
By-Laws...........................   3.01(a)
Certificate of Incorporation......   1.01(a)
Code..............................   1.01(d)
Class A Common Stock..............  Recitals
Class B Common Stock..............  Recitals
Company...........................  Preamble
Code..............................   1.01(a)
Confidential Information..........   7.01(a)
Confidentiality Agreement.........   4.01(d)
Continuing Investor Directors.....   3.01(a)
Contributing Sub..................  Recitals
Contribution......................  Recitals
Demand Registration...............   5.01(a)
Depositary........................   1.01(a)
DGCL..............................   1.01(c)
Disclosing Party..................   7.01(a)
Effective Time....................   3.01(a)
Equity Security...................      2.02
Executive Directors...............   3.01(a)
GAAP..............................   7.04(c)
IAS...............................   7.04(d)
Independent Directors.............   3.01(a)
Investor Directors................      3.01

                                    Section
                                    -------
Losses............................      7.06
Merger............................  Recitals
Merger Agreement..................  Recitals
Merger Sub........................  Recitals
Nestle............................  Preamble
Nestle's Voting Interest..........      2.02
Noninvestor Directors.............      3.01
November Indemnitee...............   5.06(a)
NSA...............................   2.03(b)
Put Amount........................   2.03(a)
Quality Standards.................      7.05
Receiving Party...................   7.01(a)
Registration Expenses.............      5.05
Registration Statement............   5.01(a)
Representatives...................   7.01(a)
SEC...............................   5.01(b)
Short-Form Merger.................   1.01(c)
Short-Form Merger Trigger.........   1.01(c)
Transactions......................  Recitals

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                          DREYER'S GRAND ICE CREAM HOLDINGS,
                                            INC.

                                          By
                                            ------------------------------------
                                             Name:
                                             Title:

                                          NESTLE HOLDINGS, INC.

                                          By
                                            ------------------------------------
                                             Name:
                                             Title:

                                          Nestle S.A., solely with respect to
                                          Articles I, II and VIII hereof

                                          By
                                            ------------------------------------
                                             Name:
                                             Title:

                                                                         Annex C

                                    FORM OF
                     RESTATED CERTIFICATE OF INCORPORATION
                             OF NEW DECEMBER, INC.

        The present name of the corporation is New December, Inc. ("Corporation"). The corporation was incorporated under the name "New December, Inc." by the filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware on June 14, 2002. This Restated Certificate of Incorporation of the Corporation, which both restates and further amends the provisions of the Corporation's Certificate of Incorporation, was duly adopted in accordance with the provisions of Section 242 and 245 of the General Corporation Law of the State of Delaware (the "General Corporation Law") and by written consent of its sole stockholder in accordance with Section 228 of the General Corporation Law. The Certificate of Incorporation of the Corporation is hereby amended and restated to read in its entirety as follows:

        FIRST:  The name of this Corporation is NEW DECEMBER, INC.

        SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the city of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

        THIRD: Notwithstanding anything to the contrary contained herein, any provision in this Certificate of Incorporation may be amended, altered, changed or repealed in any respect by the affirmative vote of the holders of 100% of the then-issued and outstanding shares of the Corporation.

        FOURTH: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

        FIFTH: (a) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, Class A Callable Puttable Common Stock and Class B Common Stock. The total number of shares which the Corporation is authorized to issue is 128,224,979 shares. 31,830,332 shares shall be designated Class A Callable Puttable Common Stock, par value $0.01 per share ("Class A Common Stock"), and 96,394,647 shares shall be designated Class B Common Stock, par value $0.01 per share ("Class B Common Stock").

        (b)  Class Voting Rights.

        (i) Class B Voting Rights. In addition to any other vote required by law, until July 1, 2007, the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock (at a meeting or by written consent) shall be required to approve or authorize the Corporation to take any of the following actions:

        (A) any acquisition of any business or assets that would constitute a Substantial Portion (as defined below) of the business or assets of the Corporation and its subsidiaries whether such acquisition be by merger or consolidation or the purchase of stock or assets or otherwise or disposition (by the way of sale, lease, license, transfer or other disposal) of all or a Substantial Portion of the business or assets of the Corporation and its subsidiaries other than in the ordinary course of business;

        (B) any issuance of securities (including, debt, options, warrants and other convertible securities) or other capital stock of the Corporation or its subsidiaries (other than pursuant to options outstanding as of June 16, 2002), including the repurchase or redemption of any equity securities or other capital stock of the Corporation or its subsidiaries (other than redemptions required by the terms thereof);

        (C) execution of any arrangement with respect to a joint venture or partnership involving the Corporation or its subsidiaries;

        (D) amendment to this Certificate of Incorporation or the By-Laws of the Corporation whether by merger, consolidation or otherwise;

        (E) declaration or payment of any dividends or other distributions with respect to any of the capital stock of the Corporation;

        (F) declaration of bankruptcy or the taking or institution of any proceeding for the winding up, reorganization or dissolution of the Corporation;

        (G) termination of any Key Executives of the Corporation or the adoption, approval or termination of any employee benefit plan, individual or group employee retirement plan or any other welfare benefit plan or policy of the Corporation or any of its subsidiaries or any modifications of any of the foregoing (other than changes or replacements of employee welfare plans that do not increase the Corporation's anticipated annual expenses (in comparison to expenses under the plan that is to be modified or replaced) by more than $5 million);

        (H) removal or change of the Corporation's certified public accountants or material change in accounting procedures or principles;

        (I) approval of long term plans (including entering into new lines of business outside of the frozen dessert products business) and annual business plans of the Corporation and its subsidiaries;

        (J) approval of material transactions between the Corporation or its subsidiaries, on the one hand, and any director or officer of the Corporation (or an Affiliate of such director or officer) on the other hand;

        (K) entering into long-term agreements or extensions or renewals of existing long-term agreements by the Corporation or any of its subsidiaries (including extensions of existing agreements) involving, in the reasonable judgment of management, aggregate payments (with respect to individual or related contracts) in excess of $25 million that are not terminable before or upon 90 Business Days' notice after June 30, 2007;

        (L) exercise of the right of first refusal pursuant to the Supply Agreement dated October 8, 1999 by and between The Pillsbury Company and Nestle Ice Cream Company, LLC or determination to own or operate or franchise any new ice cream shops by the Corporation or any of its subsidiaries or the use of Nestle brands or trademarks on new products by the Corporation or any of its subsidiaries;

        (M) material change in insurance coverage, risk management policies or standards or policies relating to manufacturing, safety or health of the Corporation or its subsidiaries;

        (N) settlement of any claim, suit, action, case or proceeding involving payment by the Corporation or its subsidiaries in excess of $7.5 million (after taking into account insurance proceeds payable in connection therewith to the Corporation) or injunctive relief against the Corporation or any of its subsidiaries;

        (O) execution of leases or contracts by the Corporation or any of its subsidiaries outside the ordinary course of business involving aggregate payments in excess of $10 million, entry into any non-competition agreement or other agreement by the Corporation or any of its subsidiaries which purports to apply to or be binding on Nestle or any Affiliates of Nestle other than non-competition agreements entered into in the ordinary course of business relating solely to the frozen desserts products business of the Corporation and its subsidiaries within the territory of the United States so long as no such agreement would cover or purport to cover the food service business of Nestle or its Affiliates;

        (P) any determination of a condition of Disability (as that term is defined in any employment agreement between the Corporation and any Key Executive) of any Key Executive;

        (Q) any (a) increase in, material amendment to or replacement of, the Corporation's existing revolving line of credit; or (b) incurrence of other indebtedness for borrowed money not to exceed $5 million individually or $25 million in the aggregate; and

        (R) any capital expenditures by the Corporation or any of its subsidiaries in excess of 115% of the capital expenditures specified in the then applicable annual plan.

        Until July 1, 2007, the Corporation and its officers, directors, employees and agents, shall not, and each shall have no power or authority to, take, cause to be taken or agree or commit to take, whether by written or oral contract or otherwise, any actions listed above prior to such action having been specifically approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock (at a meeting or by written consent). The requirements of Section (b) of Article FIFTH shall be suspended during any time period when the then-serving Continuing Investor Directors (as defined in the Governance Agreement dated as of ____________, among Nestle Holdings, Inc., a Delaware corporation ("Nestle"), Nestle S.A., a corporation organized under the laws of Switzerland ("Nestle S.A."), and the Corporation, as such agreement may be amended from time to time (such agreement, as amended from time to time, the "Governance Agreement") constitute at least 50% of the total then-authorized number of directors of the Corporation.

        (ii) Class A Voting Rights. In addition to any other vote required by law, until July 1, 2007, the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock (excluding shares of Class A Common Stock held by Nestle and its Affiliates) shall be required to approve a merger (other than a Short-Form Merger, as such term is defined in the Governance Agreement), consolidation or combination (except on the Conversion Date or in connection with the Put, the Call, or any Class A Common Stock that Nestle or its Affiliates may elect to purchase pursuant to the Governance Agreement) combination in which the shares of Class A Common Stock are to be exchanged for or changed into any other stock or securities, cash and/or other property.

        (c) Other Rights. The holders of Class A Common Stock and Class B Common Stock shall, on all matters submitted to a vote of the stockholders of the Corporation, each be entitled to one vote per share, voting together as a single class unless otherwise provided for in this Certificate of Incorporation or required by applicable law. The rights, preferences, privileges and restrictions of Class A Common Stock and Class B Common Stock shall be identical in all respects, except as follows and as set forth above in Section (b) of this Article FIFTH:

        (i) Redemption. Subject to and in accordance with the provisions of the Governance Agreement, the Class A Common Stock may be redeemed, in whole but not in part (the "Call") during the periods and at the prices and upon the terms and conditions set forth below out of funds legally available therefor. A copy of the Governance Agreement will be provided to any stockholder upon written request to the Secretary of the Corporation. If a Triggering Event (as defined below) occurs prior to January 1, 2007, the shares of Class A Common Stock shall be redeemed in whole but not in part.

        (A) Redemption Period and Price. The redemption period shall be January 1, 2007 to June 30, 2007 and the price per share for redemption during such period shall be $88.00, adjusted as set forth in paragraph (C) below (the "Redemption Price"). The price per share for redemption following a Triggering Event shall be the Triggering Event Price (as defined below), adjusted as set forth in paragraph (C) below.

        (B) Notice. Notice of any proposed redemption of the Class A Common Stock shall be given by mailing a copy of such notice (the "Call Notification"), postage prepaid, to the holders of record of the shares of Class A Common Stock at their respective addresses then appearing on the books of the Corporation, not more than 30 or less than 10 days prior to the date fixed for redemption, but neither failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceeding for the redemption of the Class A Common Stock.

        (C) Adjustments. If the Corporation shall at any time after the initial issuance of any Class A Common Stock pay any dividend on Class A Common Stock payable in Class A Common Stock or effect a subdivision or combination of the Class A Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Class A Common Stock, then in each such case the Redemption Price or the Triggering Event Price, as the case may be, shall be adjusted by multiplying such price in effect immediately prior to such event by the ratio of the number of shares of Class A Common Stock outstanding immediately prior to such event to the number of shares of Class A Common Stock outstanding immediately after such event.

        (D) Conditions to the Corporation's Obligations. Notwithstanding any other provision of this Article FIFTH, the Corporation's obligation to pay the Redemption Price in respect of shares of Class A Common Stock (and to deposit or cause to be deposited with the Depositary funds pursuant to Section
(c)(iii)(A)(1) of this Article FIFTH) shall be conditioned upon the Corporation's having received from Nestle or Nestle S.A. the aggregate Redemption Price or Triggering Event Price, as applicable, required to be deposited pursuant to this Article FIFTH.

        (ii)  Put by Holders.  Subject to the other provisions of this clause
(ii), during each Put Period (as defined below), each holder of the Class A Common Stock shall have the option (the "Put") to require the Corporation to redeem all or part of the Class A Common Stock held by such holder. Upon the occurrence of a Triggering Event, the Corporation shall be immediately relieved of its obligations in respect of any Put and any amounts deposited with the Depositary and not yet paid to holders shall not be used to pay the Put Price. The Put shall not be exercisable following the occurrence of a Triggering Event, and no Class A Common Stock shall be redeemed pursuant to the Put after the occurrence of a Triggering Event notwithstanding any proper exercise of the Put prior such Triggering Event.

        (A) Price. In connection with the exercise of the Put by any holder of Class A Common Stock, the Corporation shall redeem each share of Class A Common Stock subject to the Put at a redemption price per share equal to the Put Price (as defined below). The holder shall have the right to require the Corporation to redeem all or part of the Class A Common Stock held by such holder by delivery of the Put Notice (as defined below) during any Put Period to the Corporation or the Depositary electing to have shares of Class A Common Stock redeemed by the Corporation and specifying therein the number of whole shares of Class A Common Stock which such holder has elected to cause the Corporation to redeem, accompanied by a certificate or certificates representing such shares or in the case of shares held in book entry form, evidence of compliance with the instructions for the surrender thereof.

        (B) Notice. On the first day of each Put Period the Corporation shall mail the Put Notification (as defined below) to each holder of Class A Common Stock at such holder's address as it appears on the transfer books of the Corporation and to each holder of an option to purchase shares of the Class A Common Stock at the address for such holder set forth in the records of the Corporation, in each case together with a form of Put Notice to be used by such holder in exercising the Put. The Put Notification shall comply in all respects with applicable provisions of the Securities Exchange Act (as defined below) as in effect at the time the Put Notification is given, including publication and dissemination requirements. A notice similar to the Put Notification shall be given by the Corporation by publication in a newspaper of general circulation in the State of New York, City of New York on the first day of the Put Period. Subject to applicable laws, and notwithstanding anything to the contrary, if the Corporation shall fail to give the Put Notification to the holders of Class A Common Stock on the first day of a Put Period as provided herein, the rights of the holders of Class A Common Stock shall not be prejudiced thereby and the expiration of that Put Period, as well as the dates on which payment would otherwise be made to holders pursuant to Section (c)(iii)(A)(2) of this Article FIFTH, shall be extended by the same number of days by which the Put Notice was delayed. To facilitate the giving of the Put Notification to the holders of Class A Common Stock, the Board of Directors may fix a record date for determination of holders of Class A Common Stock entitled to receive the Put Notification, which record date shall not be prior to the date of resolution fixing such record date and which record date shall not be more than five days prior to the date the Put Notification is given pursuant to this paragraph (B).

        (C) Adjustments. If the Corporation shall at any time after the initial issuance of any Class A Common Stock effect a subdivision or combination of the Class A Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Class A Common Stock, then in each such case the Put Price shall be adjusted by multiplying the Put Price in effect immediately prior to such event by the ratio of the number of shares of Class A Common Stock outstanding immediately prior to such event to the number of shares of Class A Common Stock outstanding immediately after such event.

        (D) Condition to the Corporation's Obligations. Notwithstanding any other provision of this Article FIFTH, the Corporation's obligation to pay the Put Price in respect of shares of Class A Common Stock with respect to which the Put has been properly exercised (and to deposit or cause to be deposited with the Depositary funds pursuant to Section (c)(iii)(A)(2) of this Article FIFTH) shall be conditioned upon the Corporation's having received from Nestle, S.A. or Nestle, funds in an amount equal to the product of the number of shares of Class A Common Stock with respect to which the Put has been properly exercised multiplied by the Put Price.

        (E) Enforcement. The Corporation shall take (and shall have no corporate power or capacity to refuse to take) such actions as may be necessary to enforce the obligations of Nestle S.A. and Nestle under the Governance Agreement directly against Nestle S.A. and Nestle, and all determinations with respect to the manner of enforcement of such obligations on behalf of the Corporation shall be made by a majority of the Noninvestor Directors (as defined in the Governance Agreement).

        (iii)  Procedures.

        (A) Payment. (1) At least one Business Day prior to the date of any redemption of any Class A Common Stock pursuant to the Call, the Corporation shall deposit or cause to be deposited the aggregate Redemption Price or Triggering Event Price, as applicable (in each case, together with declared but unpaid dividends to such date) of the shares to be redeemed with the Depositary, in trust for payment to the holders of the Class A Common Stock, and deliver irrevocable written instructions authorizing the Depositary to apply such deposit solely to the redemption of the shares to be redeemed. The amount of funds required to be deposited in connection with the Call pursuant to the first sentence of this Section (c)(iii)(A) shall be reduced by the aggregate Redemption Price or the Triggering Event Price, as applicable of any shares of Class A Common Stock deposited by Nestle, in lieu of such funds. In the case of the exercise of the Call, each holder of shares of Class A Common Stock will be paid within three Business Days following the surrender of the certificate or certificates representing such shares to the Depositary together with a properly executed letter of transmittal covering such shares of stock, or, in the case of book entry shares, in a manner which is in compliance with the instructions for the exchange thereof, the Redemption Price or the Triggering Event Price, as applicable, for such shares. The Call Notification having been duly given, or the Depositary having been irrevocably authorized by the Corporation to give said notice, and the Redemption Price or the Triggering Event Price, as applicable (together with declared but unpaid dividends to such redemption date) of the shares to be redeemed having been deposited, then all shares of Class A Common Stock with respect to which such deposit shall have been made pursuant to exercise of the Call shall forthwith, whether or not the date fixed for such redemption shall have occurred or the certificates for such shares shall have been surrendered for cancellation or, in the case of book entry shares, the instructions for the exchange thereof complied with, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except the right of the holders of such shares to receive, out of such deposit in trust, on the redemption date the Redemption Price or the Triggering Event Price, as applicable (together with declared but unpaid dividends to such redemption date) to which they are entitled, without interest.

        (2) (x) No later than January 2, 2006, the Corporation shall deposit or cause to be deposited with the Depositary funds in an amount sufficient to pay the Put Price for all shares of Class A Common Stock with respect to which the Put has been properly exercised and for which certificates representing such shares (or, in the case of book entry shares, evidence of the exchange thereof), together with a properly executed Put Notice, have been surrendered to the Depositary during the period commencing on December 1, 2005 and ending on or prior to December 30, 2005. Each holder of shares of Class A Common Stock who has properly exercised the Put on or prior to December 30, 2005, and who has surrendered the shares (or in the case of book entry shares, complied with the instructions for the surrender thereof) of Class A Common Stock with respect to which the Put has been exercised, together with a properly executed Put Notice, shall be paid as promptly as possible after January 1, 2006 (and in no event later than two Business Days thereafter). During the ten Business Day period after December 30, 2005, the Corporation shall, daily but no more than once daily, on an as-needed basis, deposit or cause to be deposited with the Depositary funds in an amount sufficient to pay the Put Price for all shares of Class A Common Stock with respect to which the Put has been properly exercised and for which certificates representing such shares (or, in the case of book entry shares, evidence of the exchange thereof), together with a properly executed Put Notice, have been surrendered to the Depositary during such period. Each holder of shares of Class A Common Stock who has properly exercised the Put during the ten Business Day period after December 30, 2005, and who has surrendered the shares (or in the case of book entry shares, complied with the instructions for the surrender thereof) of Class A Common Stock with respect to which the Put has been exercised, together with a properly executed Put Notice, shall be paid promptly upon the surrender of the shares (or in the case of book entry shares, compliance with the instructions for the surrender thereof). In the event of the exercise of the Put for less than all of the shares of Class A Common Stock represented by a certificate, a new certificate representing the shares of Class A Common Stock as to which the Put was not exercised (or shares of Class B Common Stock into which the shares of Class A Common Stock not redeemed pursuant to the exercise of the Put have been converted pursuant to Section (c)(iv) of this Article FIFTH) shall be issued to the holder of such shares and a similar provision shall be made for holders of book entry shares. The dates on which the Corporation is required to take actions in this paragraph may be delayed to such later dates as may be necessary in order to comply with federal securities laws.

        (y) No later than May 1, 2006, the Corporation shall deposit or cause to be deposited with the Depositary funds in an amount sufficient to pay the Put Price for all shares of Class A Common Stock with respect to which the Put has been properly exercised and for which certificates representing such shares (or, in the case of book entry shares, evidence of the exchange thereof), together with a properly executed Put Notice, have been surrendered to the Depositary during the period commencing on April 3, 2006 and ending on or prior to April 28, 2006. Each holder of shares of Class A Common Stock who has properly exercised the Put on or prior to April 28, 2006, and who has surrendered the shares (or in the case of book entry shares, complied with the instructions for the surrender thereof) of Class A Common Stock with respect to which the Put has been exercised, together with a properly executed Put Notice, shall be paid as promptly as possible after May 1, 2006 (and in no event later than two Business Days thereafter). During the ten Business Day period after April 28, 2006, the Corporation shall, daily but not more than once daily, on an as-needed basis, deposit or cause to be deposited with the Depositary funds in an amount sufficient to pay the Put Price for all shares of Class A Common Stock with respect to which the Put has been properly exercised and for which certificates representing such shares (or, in the case of book entry shares, evidence of the exchange thereof), together with a properly executed Put Notice, have been surrendered to the Depositary during such period. Each holder of shares of Class A Common Stock who has properly exercised the Put during the ten Business Day period after April 28, 2006, and who has surrendered the shares (or in the case of book entry shares, complied with the instructions for the surrender thereof) of Class A Common Stock with respect to which the Put has been exercised, together with a properly executed Put Notice, shall be paid promptly upon the surrender of the shares (or in the case of book entry shares, complied with the instructions for the surrender thereof). In the event of the exercise of the Put for less than all of the shares of Class A Common Stock represented by a certificate, a new certificate representing the shares of Class A Common Stock as to which the Put was not exercised (or shares of Class B Common Stock into which the shares of Class A Common Stock not redeemed pursuant to the exercise of the Put have been converted pursuant to Section (c)(iv) of this Article FIFTH) shall be issued to the holder of such shares and a similar provision shall be made for holders of book entry shares. The dates on which the Corporation is required to take actions in this paragraph may be delayed to such later dates as may be necessary in order to comply with federal securities laws.

        (z) The Depositary shall be entitled to deduct and withhold from the consideration payable to any holder of shares of Class A Common Stock pursuant to this Section (c)(iii)(A), such amounts as the Corporation or the Depositary shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code or any provision of any applicable state, local or foreign tax law.

        (B) Redeemed Shares. All shares of Class A Common Stock redeemed by the Corporation pursuant to the Call or the Put, as the case may be, shall be retired and certificates representing such shares cancelled promptly after the redemption thereof. No shares of Class A Common Stock shall be issued after the date of redemption of the Class A Common Stock pursuant to the Call.

        (C)  All funds delivered to the Depositary pursuant to this Section
(c)(iii) shall: (1) always be held in a segregated account by the Depositary and not be subject to any lien or attachment of any creditor (including without limitation, the Depositary) of any person or entity, (2) never, whether in whole or in part, be transferred directly to the Corporation or become subject to the Corporation's control or dominion, (3) not be commingled with any other funds of the Corporation or any other person or entity and (4) be used solely by the Depositary for the purposes expressly set forth in this Section (iii). Any agreements between the Corporation and any Depositary shall expressly include provisions effectuating the limitations set forth in (1) through (4) above. In furtherance of the foregoing, any and all funds held by the Depositary (other than any interest or investment returns thereon) shall only be paid to, or, in the case of any withholdings by the Depositary pursuant to Article Fifth, Section (c)(iii)(A)(2)(Z), on behalf of, the holders of Class A Common Stock, and no other person or entity shall be paid any portion or all of such funds (excluding any interest or investment returns) or have any interest therein or right thereto.

        (iv) Conversion. Each share of Class A Common Stock outstanding following (a) the close of business on June 30, 2007 or (b) the date on which Nestle and its Affiliates own at least 90% of the Corporation's issued and outstanding voting stock, (each of (a) and (b), a "Conversion Date"), shall, unless previously called for redemption on or prior to such date, automatically be converted into one share of Class B Common Stock in accordance with the terms and conditions set forth below; provided, however, that the conversion provided in this Section (c)(iv) shall not impair or otherwise affect the right of the holder of any Class A Common Stock to receive the Put Price for any shares of Class A Common Stock with respect to which the Put has been exercised prior to the Conversion Date.

        (A) Notice; Replacement of Shares. Notice of the Conversion Date shall be given by mailing a copy of such notice, postage prepaid, to the holders of record of the shares of Class A Common Stock at their respective addresses then appearing on the books of the Corporation, not more than 30 nor less than 10 days prior to the Conversion Date, but neither failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the conversion of the Class A Common Stock. Upon request of any holder, the Corporation shall issue and deliver to the holder as promptly as practicable after the Conversion Date a replacement certificate for the number of shares issuable upon conversion of such Class A Common Stock. Thereafter, all Class A Common Stock shall immediately cease to be outstanding for any purpose, except the right to request Class B Common Stock certificates upon surrender of the certificates representing Class A Common Stock and the right to receive declared but unpaid dividends on such Class A Common Stock. No shares of Class A Common Stock shall be issued after the Conversion Date.

        (B) Reservation of Shares. The Corporation shall reserve, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares of Class B Common Stock to provide for the conversion of all issued and outstanding shares of Class A Common Stock on the Conversion Date. The Corporation covenants that all shares of Class B Common Stock which may be issued upon conversion of Class A Common Stock will upon issue be fully paid and non-assessable by the Corporation and free from all taxes, liens and charges with respect to the issue thereof. The Corporation further covenants that, if on the June 30, 2007, the Class A Common Stock shall be listed on the New York Stock Exchange or on any other national securities exchange or the NASDAQ National Market System, the Corporation will, if permitted by the rules of such exchange, seek to list on each such exchange or the NASDAQ National Market System, as the case may be, all Class B Common Stock issuable upon conversion of the Class A Common Stock.

        (v) Dividends, etc. Subject to any other provisions of this Certificate of Incorporation, holders of Class A Common Stock and Class B Common Stock shall be entitled to receive such dividends and other distributions in cash, stock of any corporation other than the Corporation or property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. Notwithstanding the foregoing, in the case of dividends or other distributions payable in stock of the Corporation, including distributions pursuant to stock splits or divisions of stock of the Corporation, only shares of Class B Common Stock shall be paid or distributed with respect to Class B Common Stock and only shares of Class A Common Stock in an amount per share equal to the amount per share paid or distributed with respect to Class B Common Stock shall be paid or distributed with respect to Class A Common Stock. In the case of any combination or reclassification of the Class A Common Stock or the Class B Common Stock, the shares of Class B Common Stock or the Class A Common Stock, as the case may be, shall also be combined or reclassified so that the number of shares of Class A Common Stock outstanding immediately following such combination or reclassification shall bear the same relationship to the number of shares of Class A Common Stock outstanding immediately prior to such combination or reclassification as the number of shares of Class B Common Stock outstanding immediately following such combination or reclassification bears to the number of shares of Class B Common Stock outstanding immediately prior to such combination or reclassification.

        (vi) Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Class B Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case, each share of Class A Common Stock shall at the same time be similarly exchanged or changed into an amount per share, equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Class B Common Stock is changed or exchanged; provided that any such stock may be made redeemable on terms no less favorable to the holder thereof than the terms upon which the Class A Common Stock is redeemable; and provided further, that any such stock shall be subject to a right on the part of the holder to put such stock on terms no less favorable to the holder thereof than the terms upon which the Class A Common Stock is required to be redeemed by the Corporation pursuant to the Put.

        (vii) Legend. Each certificate representing shares of Class A Common Stock shall bear the following legend:

        "The shares of Class A Callable Puttable Common Stock represented hereby are subject to (i) redemption at the option of the Corporation during the periods, at the prices and on the terms and conditions specified in the Corporation's Certificate of Incorporation, (ii) an option on the part of the holder, under certain circumstances, to require the Corporation to redeem such shares of Callable Putable Common Stock, at the price and on the terms and conditions specified in the Corporation's Certificate of Incorporation, and (iii) conversion into Class B Common Stock, par value $0.01, of the Corporation on the date specified, and upon the terms and conditions set forth in, such Certificate of Incorporation. After redemption the shares represented by this certificate shall cease to be outstanding for all purposes and the holder hereof shall be entitled to receive only the redemption price of such shares, without interest. After conversion this certificate shall represent the shares of Class B Common Stock into which the shares of Class A Callable Puttable Common Stock represented hereby shall have been converted, and this certificate may be exchanged for a new certificate representing such shares of Class B Common Stock."

        (d) Certain Definitions. For purposes of this Article FIFTH, the following terms shall have the following meaning:

        (1) "Affiliate" shall have the same meaning as such term is defined in Article Eleventh.

        (2) "Business Day" shall mean any day that is not a Saturday, Sunday or other day on which the commercial banks in New York City are authorized or required by law to remain closed.

        (3) "Depositary" shall mean the bank or trust company in the Borough of Manhattan, the City and State of New York, which is appointed by the Corporation to serve as agent for the purpose of receiving certificates representing shares of the Class A Common Stock upon exercise of the Put or Call, as the case may be, and distributing the Redemption Price or the Put Price therefor, as the case may be.

        (4) "Insolvency Event" shall mean (i) the filing by the Corporation of a voluntary petition in bankruptcy, or seeking a reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (the "Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect, or
(ii) the filing or commencement of any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors against the Corporation and the same is not dismissed within 30 days, or the filing by the Corporation of an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition, or (iii) the adjudication of the Corporation as a bankrupt, or the entry of an order for relief against the Corporation by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

        (5) "Key Executives" shall mean those five individuals who entered into employment agreements with the Corporation on June 16, 2002.

        (6) "Put Notice" shall mean a written notice electing to have shares of Class A Common Stock redeemed by the Corporation pursuant to the exercise of the Put.

        (7) "Put Notification" shall mean a written notice from the Corporation to the holders of the Class A Common Stock and the holders of options to purchase shares of the Class A Common Stock informing each such holder of (A) the rights of such holder to cause the Corporation to redeem shares of Class A Common Stock during the Put Period, (B) the date of the commencement and termination of the applicable Put Period, (C) the Put Price, (D) the identity and address of the Depositary, (E) the different timing of payments depending on when the Put is exercised and (F) instructions as to how to exercise the Put. The Put Notification shall, in all respects, comply with the requirements of the Securities Exchange Act (as defined below).

        (8) "Put Period" shall mean each of the following periods, subject to paragraph (B) of subsection (c) (ii) of this Article FIFTH: (i) the period commencing on December 1, 2005 and ending on the close of business on January 13, 2006 or such later date as may be required under applicable law and (ii) the period commencing on April 3, 2006 and ending on the close of business on May 12, 2006 or such later date as may be required under applicable law.

        (9) "Put Price" shall mean a purchase price of $83.00 per share of Class A Common Stock, subject to adjustment as provided in paragraph (C) of subsection (c) (ii) of this Article FIFTH.

        (10) "Securities Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

        (11) "Substantial Adverse Change Determination" shall mean a good faith determination by the Independent Directors (as defined in the Governance Agreement) of the Corporation in their sole discretion, after consulting with financial and legal experts of national standing, made prior to January 1, 2007, that there has been a substantial adverse change in the business viability or financial viability of the Corporation and its subsidiaries, taken as a whole, since the date of the Governance Agreement.

        (12) "Substantial Portion" shall mean a portion of the business or assets of the Corporation accounting for 10% of the consolidated total assets or revenues of the Corporation and its consolidated subsidiaries as reflected in the audited financial statements for and as of the most recently completed fiscal year.

        (13) "Triggering Event" shall mean either a Substantial Adverse Change Determination or an Insolvency Event.

        (14) "Triggering Event Price" shall mean the Put Price discounted at a rate of 4.6% per annum based on a 365-day year for the period starting on the date of such Triggering Event and ending on January 1, 2006.

        SIXTH: In furtherance and not in limitation of the powers conferred by statute, but subject to the provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind from time to time any or all of the By-Laws of the Corporation; provided that until July 1, 2007, such action, whether by merger, consolidation or otherwise shall require, in addition to any other vote required by law both (a) the affirmative vote of not less than a majority of the then-serving Noninvestor Directors (as such term is defined in the Governance Agreement) and (b) the affirmative vote of not less than a majority of the then-serving Continuing Investor Directors (as such term is defined in the Governance Agreement). In addition, until July 1, 2007, new by-laws may be adopted or the By-Laws may be amended or repealed by the stockholders of the Corporation; provided that in addition to any affirmative vote required by law or this Certificate of Incorporation, such adoption, amendment or repeal by stockholders, whether by merger, consolidation or otherwise shall require the affirmative vote of the holders of a majority of the voting power of the shares represented at the meeting, either in person, by proxy or by written consent, and entitled to vote thereat (other than those shares beneficially owned by Nestle and its Affiliates).

        SEVENTH: The number of directors which shall constitute the whole Board of Directors of this Corporation shall be as specified in the By-Laws of this Corporation.

        EIGHTH: Special meetings of the stockholders of this Corporation for any purpose or purposes may be called at any time by the Board of Directors, the Chairman of the Board of Directors, the Vice Chairman of the Board of Directors, the President or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the By-Laws of this Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons.

        NINTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereinafter prescribed by statute, and all rights conferred by stockholders herein are granted subject to this reservation. In addition to any affirmative vote required by law or this Certificate of Incorporation, until July 1, 2007, any amendment of the provisions of this Certificate of Incorporation, whether by merger, consolidation or otherwise, shall require (a) both (i) the affirmative vote of not less than a majority of the then-serving Noninvestor Directors and (ii) the affirmative vote of not less than a majority of the then-serving Continuing Investor Directors and (b) the affirmative vote of the holders of a majority of the voting power of the shares represented at the meeting, either in person or by proxy, and entitled to vote thereat (other than those shares beneficially owned by Nestle and its affiliates).

        TENTH: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

                                                                         Annex D

                                    FORM OF
                                    BY-LAWS
                                       OF
                               NEW DECEMBER, INC.

                          AMENDED AND RESTATED BY-LAWS
                             OF NEW DECEMBER, INC.
                             A DELAWARE CORPORATION

                                   ARTICLE I.
                                    OFFICES

Section 1.1  Principal Office.

        (a) The principal executive office of NEW DECEMBER, INC. (herein called the "Corporation") shall be 5929 College Avenue, Oakland, California 94618.

        (b) The Board of Directors (the "Board") shall have full power and authority to change the location of the principal executive office.

Section 1.2  Registered Office.

        The registered office in the State of Delaware is hereby fixed and located at The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801. The Board is hereby granted full power and authority to change the place of said registered office within the State of Delaware.

Section 1.3  Other Offices.

        The Corporation may also have from time to time branch or substitute offices at such other places as the Board may deem appropriate.

                                  ARTICLE II.
                             STOCKHOLDERS' MEETINGS

Section 2.1  Place.

        Meetings of the stockholders shall be at such place within or outside the State of Delaware as the Board shall designate by resolution. In the absence of such designation, stockholders' meetings shall be held at the principal executive office of the Corporation.

Section 2.2  Annual Meetings.

        The annual meetings of stockholders shall be held on any day and at any time during either the month of May or such other month as determined by resolution of the Board. At such meeting directors shall be elected, and any other business may be transacted which is within the powers of the stockholders if properly brought before the meeting as provided herein.

        Written notice of each annual meeting shall be mailed to each stockholder entitled to vote, addressed to such stockholder at his address appearing on the books of the Corporation or given by him to the Corporation for the purpose of notice. Unless otherwise required by law, all such notices shall be mailed, postage prepaid, to each stockholder entitled thereto not less than ten (10) days nor more than sixty (60) days before each annual meeting. Such notices shall specify the place, the day, and the hour of such meeting, the names of the nominees for election and those matters which the Board intends to present for action by the stockholders, and shall state such other matters, if any, as may be expressly required by statute. Any previously scheduled annual meeting of the stockholders may be postponed by resolution of the Board.

Section 2.3  Special Meetings.

        Special meetings of the stockholders, for any purpose or purposes, may be called at any time by the Board, the Chairman of the Board, Vice Chairman of the Board, the President, or by a committee of the Board which has been duly designated by the Board and whose powers and authority, as provided in a resolution of the Board or in the By-Laws of the Corporation, include the power to call such meetings, but such special meetings may not be called by any other person or persons. Except in special cases where other express provision is made by statute, notice of such special meeting shall be given in the same manner as for an annual meeting of stockholders. Said notice shall specify the purpose for which such special meeting is called. No business shall be transacted at a special meeting except as stated in the notice sent to stockholders. Upon written request to the Chairman of the Board, Vice Chairman of the Board, the President or the Secretary or any Vice President of the Corporation by any person (but not the Board) entitled to call a special meeting of stockholders, the person receiving such request shall cause a notice to be given to stockholders entitled to vote thereat, that a special meeting will be held at a time requested by the person calling the meeting not less than thirty-five (35) nor more than sixty (60) days after the receipt of the request. Any previously scheduled special meeting of the stockholders may be postponed by resolution of the Board.

Section 2.4  Nomination and Stockholder Business.

        (a)  Annual Meetings of Stockholders.

             (1) Nominations of persons for election to the Board and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (A) pursuant to the Corporation's notice of meeting (or any supplement thereto) in accordance with that
        certain Governance Agreement dated as of                , 200  by and
        between November, a Delaware corporation and the Corporation, as such agreement may be amended from time to time (the "Governance Agreement"),
        (B) by or at the direction of the Board in accordance with the Governance Agreement, or (C) by any stockholder of the Corporation (until July 1, 2007, other than November and its affiliates) who was a stockholder of record at the time of giving of notice provided for in this Section 2.4 who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 2.4.

             (2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (c) of subparagraph (a)(1) of this Section 2.4, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a stockholder's notice shall be delivered to the Secretary at the principal executive office of the Corporation not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 70 days from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. In no event will the public announcement of an adjourned or postponed meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above. Such stockholder's notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or re-election as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected);
        (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to brought before the meeting (including the text of any resolutions proposed for consideration and in the event that such business includes a proposal to amend the By-Laws of the Corporation, the language of the proposed amendment), the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation's books, and of such beneficial owner, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination, and (iv) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee and/or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. The foregoing notice requirements shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his or her intention to present a proposal at an annual meeting in compliance with Rule 14a-8 (or any successor thereof) promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

             (3) Notwithstanding anything in the second sentence of subparagraph (a)(2) of this Section 2.4 to the contrary, in the event that the number of directors to be elected to the Board of the Corporation is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board made by the Corporation at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section 2.4 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation.

        (b) Special Meetings of Stockholders. Nominations of persons for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting (A) by or at the direction of the Board in accordance with the Governance Agreement or (B) by any stockholder of the Corporation (until July 1, 2007, other than November and its affiliates) who is a stockholder of record at the time of giving of notice provided for in this Section 2.4, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this
Section 2.4. Nominations by stockholders of persons for election to the Board may be made at such special meeting of stockholders if the stockholder's notice required by subparagraph (a)(2) of this Section 2.4 shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. In no event shall the public announcement of an adjournment or postponement of a special meeting commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

        (c)  General.

             (1) Only such persons who are nominated in accordance with the procedures set forth in this Section 2.4 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.4. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.4 and, if any proposed nomination or business is not in compliance with this Section 2.4, to declare that such defective proposal shall be disregarded. Notwithstanding the foregoing provisions of this Section 2.4, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

             (2) For purposes of this Section 2.4, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

             (3) Notwithstanding the foregoing provisions of this Section 2.4, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.4. Nothing in this Section 2.4 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 2.5  Waiver of Notice.

        Transactions at a meeting of stockholders, however called and noticed and wherever held, shall be valid as though transacted at a meeting duly held after regular call and notice if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the persons entitled to vote, not present at the meeting in person or by proxy, gives a waiver of notice. Attendance by a person at a meeting shall constitute a waiver of notice of such meeting, except when the person objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened, and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required by law to be in the notice of the meeting but not so included, if that objection is expressly made at the meeting. All such waivers, consents, or approvals shall be filed with the corporate records or made a part of the minutes of the meeting. The waiver of notice need not specify either the business to be transacted or the purpose of any annual or special meeting of stockholders.

Section 2.6  Quorum.

        A majority of the voting power of the outstanding shares of stock entitled to vote at the meeting, represented in person or by proxy, constitutes a quorum for the transaction of business. No business may be transacted at a meeting in the absence of a quorum other than the adjournment of such meeting, except that if a quorum is present at the commencement of a meeting, business may be transacted until the meeting is adjourned even though the withdrawal of stockholders results in less than a quorum. If a quorum is present at a meeting, the affirmative vote of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting, represented at the meeting shall be the act of the stockholders unless the vote of a larger number is required by law, the Certificate of Incorporation or these By-Laws. If a quorum is present at the commencement of a meeting but the withdrawal of stockholders results in less than a quorum, the affirmative vote of the voting power of the outstanding shares of stock entitled to vote at the meeting, required to constitute a quorum shall be the act of the stockholders unless the vote of a larger number is required by law, the Certificate of Incorporation or these By-Laws. Any meeting of stockholders, whether or not a quorum is present, may be adjourned by the Chairman of the meeting or by the vote of voting power of the outstanding shares of stock entitled to vote at the meeting, represented at the meeting.

Section 2.7  Adjourned Meetings and Notice Thereof.

        Any stockholders' meeting, annual or special, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the voting power of the outstanding shares of stock entitled to vote at the meeting which are either present in person or represented by proxy thereat.

        Notice of an adjourned meeting need not be given if (a) the meeting is adjourned for thirty (30) days or less, (b) the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, and (c) no new record date is fixed for the adjourned meeting. Otherwise, notice of the adjourned meeting shall be given as in the case of an original meeting.

Section 2.8  Voting.

        Except as provided below or as otherwise provided by the Certificate of Incorporation or by law, a stockholder shall be entitled to one vote for each share held of record on the record date fixed for the determination of the stockholders entitled to vote at a meeting or, if no such date is fixed, the date determined in accordance with law. If any share is entitled to more or less than one vote on any matter, all references herein to a majority or other proportion of shares shall refer to a majority of other proportion of the voting power of shares entitled to vote on such matter. The Board, in its discretion, or the officer presiding at a meeting of stockholders in his discretion, may require that any votes cast at such meeting, including a vote for directors, be by written ballot.

Section 2.9  Proxies.

        A stockholder may be represented at any meeting of stockholders by a written proxy signed by the person entitled to vote or by such person's duly authorized attorney-in-fact. A proxy must bear a date within three (3) years prior to the meeting, unless the proxy specifies a different length of time. A revocable proxy is revoked by a writing delivered to the Secretary of the Corporation stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing the proxy.

Section 2.10  Inspectors of Election.

        (a) In advance of a meeting of stockholders, the Board may appoint inspectors of election to act at the meeting. If inspectors of election are not so appointed, or if any persons so appointed fail to appear or refuse to act, the Chairman of the meeting may, and on request of a stockholder shall, appoint inspectors of election (or persons to replace those who so fail or refuse) for the meeting. The number of inspectors shall be either one or three. If appointments are to be made at a meeting on the request of a stockholder, the majority of stockholder votes represented in person or by proxy shall determine whether the number of inspectors shall be one or three. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his ability.

        (b) Such inspectors of election shall (i) determine the number of shares outstanding, the number of shares represented at the meeting, the voting power of each share, the existence of a quorum, and the validity of proxies;
(ii) receive votes, ballots, or consents; (iii) hear and determine all challenges and questions arising in connection with the right to vote; (iv) count and tabulate votes or consents; (v) determine the result of an election;
(vi) determine and retain for a reasonable period of time of this disposition of any challenges made to any determination by the inspectors; (vii) certify their determination of the numbers of shares of capital stock of the Corporation represented at the meeting and such inspector's count of all votes and ballots;
(viii) do such other acts as may be proper in order to conduct the election with fairness to all stockholders; and (ix) perform such other duties as may be prescribed by law. The Chairman of the meeting shall announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at the meeting. If there are three inspectors of election, the decision of a majority shall be effective in all respects as the decision of all.

Section 2.11  List of Stockholders.

        The Secretary of the Corporation shall prepare and make, at least ten
(10) days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. If the meeting is held at a place, then the list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communications, then the list shall be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of meeting.

                                  ARTICLE III.
                                   DIRECTORS

Section 3.1  Powers and Duties.

        (a) The business and affairs of the Corporation shall be managed and all corporate powers shall be exercised, by or under the direction of the Board, subject to any limitations contained in these By-Laws, the Certificate of Incorporation or the General Corporation Law. The Board may delegate the management of the day-to-day operation of the business of the Corporation, provided that the business and affairs of the Corporation shall remain under the ultimate direction of the Board.

        (b) In addition to any other vote required by law or the Certificate of Incorporation, notwithstanding anything to the contrary herein, until July 1, 2007 the affirmative vote of a majority of the then-authorized number of directors shall be required to approve or authorize the Corporation to take any of the actions listed in Section (b)(i) of Article FIFTH of the Certificate of Incorporation. Until July 1, 2007, the Corporation and its officers, directors, employees and agents, shall not, and each shall have no power or authority to, take, cause to be taken or agree or commit to take, whether by written or oral contract or otherwise, any actions listed in Section (b)(i) of Article FIFTH of the Certificate of Incorporation prior to such action having been specifically approved by the majority of the then-authorized number of directors.

Section 3.2  Number of Directors.

        The authorized number of directors shall be ten or such lesser number as specified in a board resolution not inconsistent with the Governance Agreement approved by the affirmative vote of a majority of the then-authorized directors.

Section 3.3  Election and Term of Office.

        Each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

Section 3.4  Resignation, Removal and Vacancies.

        (a) A director may resign by giving written notice to the Board, the Chairman of the Board, the Vice Chairman of the Board, the President or the Secretary. Such resignation shall take effect upon receipt of such notice or at a later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. If the resignation of a director is effective at a future time, the Board may elect a successor to take office when the resignation becomes effective.

        (b) No reduction in the number of directors shall have the effect of removing any director prior to the expiration of his term.

        (c) Any vacancies in the Board for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled by the Board in accordance with the Governance Agreement, acting only by a majority of the authorized number of directors or, if there is not then serving on the Board a majority of the authorized number of directors, by a majority of the directors then in office, although less than a quorum or by a sole remaining director; and any directors so chosen shall hold office until the next election of directors and until their successors shall be elected and qualified.

Section 3.5  Place of Meeting.

        The Board may by resolution designate a place within or without the State of Delaware, including a location in New York, New York or any other location, where a regular or special meeting of the Board shall be held. In the absence of such designation, meetings of the Board shall be held at a location in New York, New York designated by the mutual agreement of the Chairman of the Board and the Vice Chairman of the Board.

Section 3.6  Meetings by Conference Telephone.

        A meeting of the Board may be held through the use of conference telephone or other communications equipment, so long as all members participating in such meeting can hear one another. Participation in such a meeting shall constitute presence at such meeting. Directors are entitled to participate in any and all Board meetings through the use of conference telephone or other communications equipment. No director shall be excluded from any Board meeting or any portion of a Board meeting because such director elects to participate though the use of conference telephone or other communications equipment and the Corporation shall make all necessary arrangements to allow directors to participate in Board meetings through the use of a conference telephone or other communications equipment. No notice of meeting shall require any director to attend a Board meeting in person.

Section 3.7  Regular Meetings.

        No call or notice of any regular meeting of the Board shall be necessary.

Section 3.8  Special Meetings and Notice.

        A special meeting of the Board for any purpose may be called at any time by the Chairman of the Board, the Vice Chairman of the Board, the President, the Secretary, or any two directors. Notice of any special meeting of directors shall be given to each director at his business or residence in writing by hand delivery, first-class or overnight mail or courier service, telegram or facsimile transmission, or orally by telephone. If mailed by first-class mail, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five (5) days before such meeting. If by telegram, overnight mail or courier service, such notice shall be deemed adequately delivered when the telegram is delivered to the telegraph company or the notice is delivered to the overnight mail or courier service company at least forty-eight (48) hours before such meeting. If by facsimile transmission, such notice shall be deemed adequately delivered when the notice is transmitted at least twenty-four (24) hours before such meeting, If by telephone or by hand delivery, the notice shall be given at least twenty-four (24) hours prior to the time set for the meeting. Notice need not be given to any director who gives a waiver of notice (whether before or after the meeting) or who attends the meeting without protesting the lack of notice prior to its commencement.

Section 3.9  Waiver of Notice.

        Transactions at any meeting of the Board, however called and noticed and wherever held, shall be valid as though transacted at a meeting duly held, after regular call and notice, if (i) a quorum is present, (ii) no director present protests lack of notice prior to the commencement of the meeting, and (iii) each director not present at the meeting gives a written waiver of notice, a consent to holding such meeting, or an approval of the minutes thereof. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 3.10  Quorum.

        A majority of the authorized number of directors shall constitute a quorum for the transaction of business. Except as otherwise provided by the Certificate of Incorporation or these By-Laws, every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present is the act of the Board. A majority of the directors present at a meeting, whether or not a quorum is present, may adjourn the meeting to another time and place.

Section 3.11  Adjournment and Notice Thereof.

        Any meeting of the Board, whether or not a quorum is present, may be adjourned by a majority vote of the directors present. If the meeting is adjourned for more than 24 hours, notice of any adjournment to another time or place shall be given prior to the time of the adjourned meeting to the directors who were not present at the time of the adjournment.

Section 3.12  Action Without Meeting.

        Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board individually or collectively consent to such action in accordance with applicable law. Any consent in writing or by electronic transmissions shall be filed with the minutes of the proceedings of the Board. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form. Such action by written consent shall have the same force and effect as a unanimous vote of the directors at a duly held meeting of the Board.

Section 3.13  Compensation.

        Directors and members of committees may be paid such compensation for their services as may be determined by resolution of the Board. This section shall not be construed to preclude any director from serving the Corporation in any other capacity as an officer, agent, employee, or otherwise, and receiving compensation for those services.

Section 3.14  Committees.

        (a) The Board may, by resolution adopted by a majority of the authorized number of directors, designate one or more committees, each consisting of two or more directors, the composition of which shall be in compliance with the Governance Agreement, to serve at the pleasure of the Board. In the absence or disqualification of any member of a committee of the Board, the other members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board to act in the place of such absent or disqualified member. The Board may designate one or more directors as alternate members of a committee who may replace any absent member at any meeting of the committee. To the extent permitted by resolution of the Board, a committee may exercise all of the authority of the Board to the extent permitted by Section 141(c)(2) of the General Corporation Law, except with respect to:

             (1) the approval of any action which, under the General Corporation Law, also requires stockholders' approval or approval of the outstanding shares;

             (2)  the filling of vacancies on the Board or in any committee;

             (3) the fixing of compensation of the directors for serving on the Board or on any committee;

             (4) the amendment or repeal of the By-Laws or the adoption of new By-Laws;

             (5)  the amendment or repeal of any resolution of the Board;

             (6) a distribution to the stockholders of the Corporation, except at a rate or in a periodic amount or within a price range determined by the Board; or

             (7) the appointment of any other committees of the Board or the members of these committees.

        (b) Meetings and action of committees shall be governed by, and held and taken in accordance with, the provisions of Article III of these By-Laws,
Section 3.5 (place of meeting), Section 3.6 (meetings by conference telephone),
Section 3.7 (regular meetings), Section 3.8 (special meetings and notice),
Section 3.9 (waiver of notice), Section 3.10 (quorum), Section 3.11 (adjournment and notice), and Section 3.12 (action without meeting), with such changes in the context of those By-Laws as are necessary to substitute the committee and its members of the Board and its members, except that the time of regular meetings of committees may be determined either by resolution of the Board or by resolution of the committee; special meetings of committees may also be called by resolution of the Board or by resolution of the committee; special meetings of committees may also be called by resolution of the Board; and notice of special meetings of committees shall also be given to all alternate members, who shall have the right to attend all meetings of the committee. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these By-Laws.

Section 3.15  Right of Inspection.

        Each director shall have the right at any reasonable time to inspect and copy all books, records and documents of every kind and to inspect the physical properties of the Corporation and its subsidiary corporations, domestic or foreign. Such inspection by a director may be made in person or by agent or attorney and includes the right to copy and make extracts.

                                  ARTICLE IV.
                                    OFFICERS

Section 4.1  Officers.

        The Corporation shall have (i) a Chairman of the Board or a President (or both), (ii) a Vice President, (iii) a Secretary, and (iv) a Chief Financial Officer. The Corporation may also have, at the discretion of the Board, one or more other Vice Presidents, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers, and such other officers as the Board may deem appropriate. Any number of offices may be held by the same person.

Section 4.2  Additional Officers.

        Officers other than the Chairman of the Board, the President, the Secretary and the Chief Financial Officer are herein referred to as Additional Officers. The Board may elect, and may empower the President to appoint, such Additional Officers as the Board may deem appropriate. Each Additional Officer shall hold office for such period, shall have such authority, and shall perform such duties, as are provided in these By-Laws or as the Board may designate.

Section 4.3  Election and Term.

        Except as otherwise herein provided, the officers and the Vice Chairman of the Corporation shall be elected by the Board at its regular organizational meeting or at a subsequent meeting. Each officer and Vice Chairman shall hold office at the pleasure of the Board, or until his death, resignation or removal.

Section 4.4  Resignation and Removal.

        (a) An officer may resign at any time by giving written notice to the Corporation. Such resignation shall be without prejudice to any rights the Corporation may have under any contract to which the officer is a party. Such resignation shall take effect upon the receipt of such notice or at a later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

        (b) The Board may remove any officer with or without cause, and such action shall be conclusive upon the officer so removed. The Board may authorize any officer to remove subordinate officers. Any removal shall be without prejudice to rights the officer may have under any employment contract with the Corporation.

Section 4.5  Vacancies.

        A vacancy in any office because of death, resignation, removal, disqualification, or any other cause shall be filled in the manner prescribed in these By-Laws for election or appointment to such office.

Section 4.6  Chairman of the Board.

        The Chairman of the Board, if there be such an officer, shall preside at all meetings of the Board at which he is present and shall exercise and perform such other powers and duties as may be prescribed by the Board or By-Laws. Even if there is a president, the Chairman of the Board shall in addition be the Chief Executive Officer of the Corporation unless another person shall have been appointed as Chief Executive Officer. The Chief Executive Officer of the Corporation shall have and be vested with general supervisory power and authority over the business and affairs of the Corporation. He shall see that all orders and resolutions of the Board are carried into effect. He shall sign or countersign or authorize another officer of the Corporation to sign all certificates contracts, and other instruments of the Corporation as authorized by the Board, shall make reports to the Board and stockholders and shall perform all such other duties as may be directed by the Board or the By-Laws. He shall vote, in the name of the Corporation, stock in other corporations or interests in other associations held by the Corporation, unless another officer is designated by the Board.

Section 4.7  Vice Chairman.

        The Vice Chairman of the Board shall not be an officer of the Corporation. If the Board appoints a Vice Chairman of the Board, he or she shall, in the absence or disability of the Chairman of the Board, perform the duties and exercise the powers of the Chairman of the Board and shall perform such other duties and possess such other powers as are assigned by the Board.

Section 4.8  President.

        The President shall have and be vested with general supervisory power and authority over the business and affairs of the Corporation and shall perform all such duties as may be directed by the Board or these By-Laws, subject at all times to the authority of the Chief Executive Officer. The President shall also have and exercise all of the duties, power and authority prescribed for the Chief Executive Officer except with respect to such specific authority as the Chairman of the Board may from time to time reserve unto himself.

Section 4.9  Vice Presidents.

        Vice Presidents shall have such powers and duties as may be prescribed by the Board or the President. A Vice President designated by the Board shall, in the absence or disability of the President, perform all the duties of the President; and when so acting such Vice President shall have all the powers of the President.

Section 4.10  Chief Financial Officer.

        The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings, and shares. The books of account shall at all reasonable times be open to inspection by any director.

        The Chief Financial Officer shall deposit all monies and other valuables in the name and to the credit of the Corporation with such depositaries as may be designated by the Board. He shall disburse the funds of the Corporation as may be ordered by the Board, shall render to the President and directors, whenever they request it, an account of all of his transactions as Chief Financial Officer and of the financial condition of the Corporation, and shall have other powers and perform such other duties as may be prescribed by the Board or the By-Laws.

        If there be any Treasurer, the Treasurer shall, in the event of absence, disability or refusal to act of the Chief Financial Officer, perform the duties and exercise the powers of the Chief Financial Officer, and shall have such powers and discharge such duties as may be assigned from time to time by the President or by the Board.

Section 4.11  Secretary.

        (a) The Secretary shall keep or cause to be kept full and accurate records of all meetings of stockholders and all meetings of directors. Such records shall include books of minutes of all meetings of stockholders, meetings of the Board, and meetings of committees. The information in such books of minutes shall include the names of those present at Board and committee meetings and the number of shares represented at stockholders' meetings.

        (b) The Secretary shall give or cause to be given notice of all meetings of stockholders, of the Board, and of any committees, whenever such notice is required by law or these By-Laws.

        (c) The Secretary shall keep or cause to be kept at the principal executive office, or at the office of the Corporation's transfer agent or registrar if either be appointed, a share register, or a duplicate share register, showing the names of the stockholders and their addresses, the number and classes of shares held by each, the number and date of certificates issued for such shares, and the number and date of cancellation of every certificate surrendered for cancellation.

        (d) The Secretary shall keep or cause to be kept a copy of the By-Laws of the Corporation at the principal executive office.

        (e)  The Secretary shall keep the corporate seal in safe custody.

        (f) The Secretary shall have all the powers and duties ordinarily incident to the office of a secretary of a corporation and such other duties as may be prescribed by the Board.

        (g) If there be any Assistant Secretaries, one or more Assistant Secretaries, in order of seniority, shall, in the event of the absence, disability or refusal to act of the Secretary, perform the duties and exercise the powers of the Secretary, and shall have such powers and discharge such duties as may be assigned from time to time by the President or by the Board.

Section 4.12  Compensation.

        The Board may fix, or may appoint a committee to fix, the compensation of all officers and employees of the Corporation. The Board may authorize any officer upon whom the power of appointing subordinate officers may have been conferred to fix the compensation of such subordinate officers.

                                   ARTICLE V.
                             DIVIDENDS AND FINANCE

Section 5.1  Dividends.

        (a) Dividends upon the capital stock of the Corporation, subject to the provisions of the Certificate of Incorporation, if any, may be declared by the Board at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation.

        (b) Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for such other purpose as the directors shall think conducive to the interest of the Corporation, and the directors may modify or abolish any such reserve in the manner in which it was created.

Section 5.2  Deposits and Withdrawals.

        The monies of the Corporation shall be deposited in the name of the Corporation in such bank or banks or trust company or trust companies as the Board shall designate, and shall be drawn out only by check signed by persons designated by resolutions of the Board.

Section 5.3  Fiscal Year.

        The fiscal year of the Corporation shall be a 52-53 week year ending the last Saturday in December in each year unless otherwise provided by the Board.

                                  ARTICLE VI.
                                 MISCELLANEOUS

Section 6.1  Record Date.

        The Board may fix a time, in the future, not more than sixty (60) nor less than ten (10) days prior to the date of any meeting of stockholders, nor more than sixty (60) days prior to the date fixed for the payment of any dividend or distribution, or for the allotment of rights, or when any change or conversion or exchange of shares shall go into effect, nor more than ten (10) days after the resolution of the Board to determine the stockholders entitled to consent to corporate action in writing without a meeting, as a record date for the determination of the stockholders entitled to notice of and to vote at any such meeting, or entitled to receive any such dividend or distribution, or such allotment of rights, or to exercise the rights in respect to any such change, conversion, or exchange of shares, or entitled to consent to corporate action in writing and in such case except as provided by law, only stockholders of record on the date so fixed shall be entitled to notice of and to vote at such meeting or to receive such dividend, distribution or allotment of rights, or to exercise such rights, or to consent in writing as the case may be, notwithstanding any transfer of any shares on the books of the Corporation after any record date fixed as aforesaid. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting unless the Board fixes a new record date.

Section 6.2  Maintenance and Inspection of Share Register.

        The Corporation shall keep at its principal executive office, or at the office of its transfer agent or registrar, if either be appointed and as determined by resolution of the Board, a record of its stockholders, giving the names and addresses of all stockholders and the number and class of shares held by each stockholder.

Section 6.3  Registered Stockholders.

        Registered stockholders only shall be entitled to be treated by the Corporation as the holders in fact of the shares standing in their respective names and the Corporation shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other person, whether or not it shall have express or other notice thereof, except as expressly provided by the laws of Delaware.

Section 6.4  Inspection of By-Laws.

        The Corporation shall keep at its principal executive office the original or a copy of these By-Laws as amended to date, which copy shall be open to inspection by stockholders at reasonable times during office hours. If it should ever occur that the principal executive office is outside of California and the Corporation has no principal business office in California, the Corporation shall, upon the written request of any stockholder, furnish such stockholder with a copy of these By-Laws as amended to date.

Section 6.5  Corporate Seal.

        The corporate seal shall be circular in form, and shall have inscribed thereon the name of the Corporation, the date of its incorporation and the word "Delaware."

Section 6.6  Certificates of Stock.

        (a) Every holder of shares of the Corporation shall be entitled to certificates certifying the number of shares owned by the stockholder and the class or series of such shares. Each certificate shall be signed in the name of the Corporation by (i) the Chairman of the Board, a Vice Chairman of the Board, the President, or a Vice President, and (ii) the Treasurer, an Assistant Treasurer, the Secretary, or an Assistant Secretary. Any of the signatures on the certificate may be facsimile. If any officer, transfer agent or registrar whose signature appears on the certificate shall cease to be such an officer, transfer agent or registrar before such certificate is issued, the certificate may be issued by the Corporation with the same effect as if such person continued to be an officer, transfer agent or registrar at the date of issue.

        (b) To the fullest extent permitted by law, certificates for shares may be issued prior to full payment under such restrictions and for such purposes as the Board may lawfully provide; provided, however, that on any certificate issued to represent any partly paid shares, the total amount of the consideration to be paid therefor and the amount paid thereof shall be stated.

        (c) Except as provided in this Section 6.6, no new certificate for shares shall be issued in lieu of an old one unless the old certificate is surrendered and canceled at the same time. The Corporation may, however, in case any certificate is alleged to have been lost, stolen or destroyed, authorize the issuance of a new certificate in lieu thereof; and the Corporation may require that it be given a bond or other adequate security sufficient to indemnify the Corporation against any claim that may be made against it (including expense or liability) on account of the alleged loss, theft or destruction of such certificate or the issuance of such new certificate.

        (d) Prior to due presentation of transfers for registration in the stock transfer book of the Corporation, the registered owner of shares shall be treated as the person exclusively entitled to vote, to receive notice, and to exercise all other rights and receive all other entitlements of stockholders, except as may be provided otherwise by Delaware law.

Section 6.7  Execution of Written Instruments.

        As used in these By-Laws, the term "written instruments" includes without limitation any note, mortgage, evidence of indebtedness, contract, share certificate, conveyance, and any assignment or endorsement of the foregoing. All written instruments shall be binding upon the Corporation if signed on its behalf by the Chief Executive Officer or if signed in such other manner as may be authorized by the Board, or within the agency power of the officer executing it, so long as the party seeking to enforce such obligations had no actual knowledge that the signing officer was without authority to execute such written instrument.

Section 6.8  Representation of Shares of Other Corporations.

        The Chairman of the Board, President, any Vice President, the Secretary, the Chief Financial Officer and such other officers as the Board may designate by resolution are each authorized to exercise on behalf of the Corporation all rights incident to shares of any other corporation standing in the name of the Corporation.

Section 6.9  Indemnification and Insurance.

        (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another company or of a partnership, joint venture, trust or other enterprise including, without limitation, an employee benefit plan, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his heirs, executors and administrators. The right to indemnification conferred in this Section 6.9 (a) shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that if the General Corporation Law requires, the advance payment of such expenses incurred by a director or officer in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Section 6.9 or otherwise. Notwithstanding anything in this Section 6.9 to the contrary, except for actions seeking the advancement of expenses as provided for herein the Corporation shall be required to indemnify any person in connection with a proceeding (or part thereto) commenced by such person only if the commencement of such proceeding (or part thereof) was authorized by the Board.

        (b) Application to a Court. If a written claim for indemnification under this Section 6.9 made by a director or officer of the Corporation is not paid in full within thirty days after such claim has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the General Corporation Law for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, independent legal counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the General Corporation Law, nor an actual determination by the Corporation (including its Board, independent legal counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        (c) Non-Exclusivity of Rights. The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Section 6.9 is a contract right and shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Corporation's Certificate of Incorporation, by-law, agreement, vote of stockholders or disinterested directors or otherwise.

        (d) Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such. The extent of the protection afforded by such insurance need not be limited by any restrictions on the Corporation's power to indemnify such persons.

Section 6.10  Construction.

        Unless the context otherwise requires, the general provisions, rules of construction and definitions contained in the General Corporation Law shall govern the construction of these By-Laws. Without limiting the generality of this provision, the singular includes the plural, plural number includes the singular, and the term "person" includes both a corporation and a natural person.

Section 6.11  Amendment of These By-Laws.

        New By-Laws of this Corporation may be adopted or these By-Laws may be amended or rescinded only as set forth in Article SIXTH of the Certificate of Incorporation.

                                                                         ANNEX E

                          STOCKHOLDER VOTING AGREEMENT
                                  BY AND AMONG

                             NESTLE HOLDINGS, INC.,

                                T. Gary Rogers,
                              Kathleen T. Rogers,
         individually and as Co-Trustees of the Rogers Revocable Trust,
                  and as Co-Trustees of the Four Rogers Trust,

                                      and

                             William F. Cronk, III,
                                Janet M. Cronk,
         individually and as Co-Trustees of the Cronk Revocable Trust,

                           Dated as of June 16, 2002

                          STOCKHOLDER VOTING AGREEMENT

     This STOCKHOLDER VOTING AGREEMENT (this "Agreement") is entered into as of June 16, 2002, by and among Nestle Holdings, Inc., a Delaware corporation ("Nestle"), T. Gary Rogers, Kathleen T. Rogers, individually and as Co-Trustees of the Rogers Revocable Trust and the Four Rogers Trust, and William F. Cronk, III and Janet M. Cronk, individually and as Co-Trustees of the Cronk Revocable Trust (collectively, the "Stockholders").

                                  WITNESSETH:

     WHEREAS, as of the date hereof, each Stockholder has voting power or power to direct the voting of the number of shares of common stock, par value $1.00 per share (the "Common Stock"), of Dreyer's, a Delaware corporation ("Dreyer's"), set forth opposite such Stockholder's name on Schedule I hereto, as such shares may be adjusted by stock dividend, stock split, recapitalization, combination, merger, consolidation, reorganization or other change in the capital structure of Dreyer's affecting the Common Stock (such shares of Common Stock, together with any other shares of Common Stock the voting power over which is acquired by any Stockholder during the period from and including the date hereof through and including the date on which this Agreement is terminated in accordance with its terms, are collectively referred to herein as the "Subject Shares");

     WHEREAS, Nestle, NICC Holdings, Inc., a Delaware corporation and wholly owned subsidiary of Nestle ("Contributing Subsidiary"), Dreyer's, New Dreyer's, Inc., a Delaware corporation and wholly-owned subsidiary of Dreyer's ("New Dreyer's"), and December Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of New Dreyer's ("Merger Sub") propose to enter into an Agreement and Plan of Merger and Contribution, dated as of the date hereof (the "Merger Agreement"), pursuant to which (i) Nestle will cause Contributing Subsidiary to, and Contributing Subsidiary will, contribute to New Dreyer's all of the equity interests of Nestle Ice Cream Company, LLC, a Delaware limited liability company ("NICC") and wholly-owned subsidiary of Contributing Subsidiary with NICC becoming a wholly-owned subsidiary of New Dreyer's, (ii) Nestle will contribute the shares of common stock of Dreyer's owned by it to New Dreyer's in exchange for shares of New Dreyer's, and (iii) Merger Sub will merge with and into Dreyer's, with Dreyer's as the surviving corporation in the Merger becoming a wholly-owned subsidiary of New Dreyer's (the "Merger");

     WHEREAS, as a condition to and inducement to Nestle's and Contributing Subsidiary's willingness to enter into the Merger Agreement, and in consideration therefor, each Stockholder is executing this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

     SECTION 1.1 CAPITALIZED TERMS. For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement.

     SECTION 1.2  OTHER DEFINITIONS.  For purposes of this Agreement:

     (a) "Affiliate" means, with respect to any specified Person, any Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. For purposes of this Agreement, with respect to each Stockholder, the term "Affiliate" shall not include Dreyer's and the Persons that directly, or indirectly through one or more intermediaries, are controlled by Dreyer's.

     (b) "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or group.

     (c) "Representative" means, with respect to any particular Person, any director, officer, employee, accountant, consultant, legal counsel, investment banker, advisor, agent or other representatives of such Person.

                                   ARTICLE II
                     VOTING AGREEMENT AND IRREVOCABLE PROXY

     SECTION 2.1 AGREEMENT TO VOTE THE SUBJECT SHARES. Each Stockholder, in its capacity as such, hereby agrees that, during the period commencing on the date hereof and continuing until the termination of this Agreement (such period, the "Voting Period"), at any meeting (or any adjournment or postponement thereof) of Dreyer's stockholders, however called, such Stockholder shall be present at such meeting and shall vote (or cause to be voted) its Subject Shares
(x) in favor of the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby (and any actions required in furtherance thereof), (y) against any action, proposal, transaction or agreement that would result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of Dreyer's contained in the Merger Agreement or of any Stockholder contained in this Agreement, and (z) except with the written consent of Nestle, against the following actions or proposals (other than the transactions contemplated by the Merger Agreement):
(i) any Business Combination Proposal; and (ii) (A) any change in the Persons who constitute the board of directors of Dreyer's that is not approved in advance by at least a majority of the persons who were directors of Dreyer's as of the date of this Agreement (or their successors who were so approved); (B) any material change in the capitalization of Dreyer's or any amendment of Dreyer's certificate of incorporation or bylaws; (C) any other material change in Dreyer's corporate structure or business; or (D) any other action or proposal involving Dreyer's or any of its subsidiaries that is intended, or could reasonably be expected, to prevent, impede, interfere with, delay, postpone or adversely affect the transactions contemplated by the Merger Agreement; provided, however, that nothing in this Agreement shall limit or affect any signatory hereto solely in his capacity as a member of the board of directors or officer of Dreyer's; provided, further, that nothing in this Agreement shall be interpreted as obligating the Stockholders to exercise any options to acquire shares of Common Stock. Any such vote shall be cast or consent shall be given in accordance with such procedures relating thereto so as to ensure that it is duly counted for purposes of determining that a quorum is present and for purposes of recording the results of such vote or consent. Each Stockholder agrees not to enter into any agreement or commitment with any Person the effect of which would be inconsistent with or violative of the provisions and agreements contained in this Agreement or the Merger Agreement.

     SECTION 2.2 GRANT OF IRREVOCABLE PROXY. Each Stockholder hereby appoints Nestle and any designee of Nestle, and each of them individually, as such Stockholder's proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote or act by written consent during the Voting Period with respect to the Subject Shares in accordance with Section 2.1. This proxy is given to secure the performance of the duties of each Stockholder under this Agreement. The Stockholders shall promptly cause a copy of this Agreement to be deposited with Dreyer's at its principal place of business. Each Stockholder shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this proxy.

     SECTION 2.3 NATURE OF IRREVOCABLE PROXY. The proxy and power of attorney granted pursuant to Section 2.2 by each Stockholder shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by such Stockholder. The power of attorney granted by each Stockholder herein is a durable power of attorney and shall survive the dissolution, bankruptcy, death or incapacity of such Stockholder. The proxy and power of attorney granted hereunder shall terminate upon the termination of this Agreement.

                                  ARTICLE III
                                   COVENANTS

     SECTION 3.1 GENERALLY. (a) Except for pledges in existence as of the date hereof, each stockholder agrees that during the Voting Period, except as contemplated by the terms of this Agreement, it shall not (i) sell, transfer, tender, pledge, encumber, assign or otherwise dispose of (collectively, a "Transfer"), or enter into any contract, option or other agreement with respect to, or consent to, a Transfer of, any or all of the Subject Shares; or (ii) take any action that would have the effect of preventing, impeding, interfering with or adversely affecting its ability to perform its obligations under this Agreement.

     (b) In the event of a stock dividend or distribution, or any change in the Common Stock by reason of any stock dividend or distribution, split-up, recapitalization, combination, exchange of shares or the like, the term "Subject Shares" shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

     SECTION 3.2 STANDSTILL OBLIGATIONS OF STOCKHOLDERS. Each Stockholder, jointly and severally, covenants and agrees with Nestle that, during the Voting
Period:

     (a) Such Stockholder shall not, nor shall such Stockholder permit any controlled Affiliate of such Stockholder to, nor shall such Stockholder act in concert with or permit any controlled Affiliate to act in concert with any Person to make, or in any manner participate in, directly or indirectly, a "solicitation" of "proxies" (as such terms are used in the rules of the Securities and Exchange Commission) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Common Stock in connection with any vote or other action on any matter related to a Business Combination, other than to recommend that stockholders of Dreyer's vote in favor of the approval and adoption of the Merger Agreement, the Merger and the transactions contemplated thereby and otherwise as expressly provided by Article II of this Agreement.

     (b) Such Stockholder shall not, nor shall such Stockholder permit any controlled Affiliate of such Stockholder to, nor shall such Stockholder act in concert with or permit any controlled Affiliate to act in concert with any Person to, deposit any shares of Common Stock in a voting trust or subject any shares of Common Stock to any arrangement or agreement with any Person with respect to the voting of such shares of Common Stock, except as provided by
Article II of this Agreement.

     (c) Such Stockholder shall not, and shall cause its Representatives not to, directly or indirectly, through any officer, director, agent or otherwise, nor shall such Stockholder permit any controlled Affiliate of such Stockholder to, take any action or in contravention or which could reasonably be deemed to be in contravention of the terms and provisions set forth in Section 5.9 of the Merger Agreement. Such Shareholder agrees that it will, and shall cause its Representatives and controlled Affiliates to, take all actions in support of and in furtherance of the terms and provisions set forth in Section 5.9 of the Merger Agreement.

                                   ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

     Each Stockholder hereby represents and warrants, jointly and severally, to Nestle as follows:

     SECTION 4.1 AUTHORIZATION. The execution, delivery and performance by each Stockholder of this Agreement are within the powers of each Stockholder and, if Stockholder is an entity, such execution, delivery and performance have been duly authorized by all necessary action of such entity and the individual signing this Agreement on behalf of such Stockholder represents he or she is authorized to bind the entity thereby. This Agreement constitutes a valid and binding Agreement of each Stockholder, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the rights of creditors generally and the effect of general principles of equity.

     SECTION 4.2 OWNERSHIP OF SHARES. Schedule I sets forth, opposite each Stockholder's name, the number of shares of Common Stock over which such Stockholder has record and voting power as of the date hereof. As of the date hereof, each Stockholder is the lawful owner of the shares of Common Stock denoted as being owned by such Stockholder on Schedule I and has the sole power to vote (or cause to be voted) such shares of Common Stock. Except as set forth on such Schedule I, no Stockholder nor any Affiliate of a Stockholder owns or holds any right to acquire any additional shares of any class of capital stock of Dreyer's or other securities of Dreyer's or any interest therein or any voting rights with respect to any securities of Dreyer's. Each Stockholder has not granted any proxies or entered into any voting agreement and has good and valid title to the Common Stock denoted as being owned by such Stockholder on
Schedule I, free and clear of any and all pledges, mortgages, liens, charges, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever.

     SECTION 4.3 NO CONFLICTS. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by any Stockholder and (ii) none of the execution and delivery of this Agreement by the Stockholders or compliance by any Stockholder with any of the provisions hereof shall (A) conflict with or result in any breach of the organizational documents of any Stockholder, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any Stockholder is a party or by which any Stockholder or any of its Subject Shares or assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair any Stockholder's ability to perform its obligations under this Agreement.

     SECTION 4.4 RELIANCE BY NESTLE. Each Stockholder understands and acknowledges that Nestle is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Stockholder.

                                   ARTICLE V
                    REPRESENTATIONS AND WARRANTIES OF NESTLE

     Nestle hereby represents and warrants to the Stockholders as follows:

     SECTION 5.1 AUTHORIZATION. Nestle is a company duly organized and validly existing under the laws of the jurisdiction of its incorporation. Nestle has all necessary corporate power and authority to execute and deliver this Agreement. The execution and delivery of this Agreement by Nestle have been duly authorized by all necessary action on the part of Nestle.

     SECTION 5.2 NO CONFLICTS. (i) No filing with any governmental authority, and no authorization, consent or approval of any other Person is necessary for the execution of this Agreement by Nestle and (ii) none of the execution and delivery of this Agreement by Nestle shall (A) conflict with or result in any breach of the organizational documents of Nestle, (B) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Nestle is a party or by which Nestle or any of its assets may be bound, or (C) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as could not reasonably be expected to impair Nestle's ability to perform its obligations under this Agreement.

     SECTION 5.3 RELIANCE BY THE STOCKHOLDERS. Nestle understands and acknowledges that the Stockholders are entering into this Agreement in reliance upon the execution and delivery of the Merger Agreement by Nestle.

                                   ARTICLE VI
                                  TERMINATION

     SECTION 6.1 TERMINATION. This Agreement shall terminate, and none of Nestle or any Stockholder shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of (i) the mutual consent of Nestle and the Stockholders, (ii) the date following the conclusion of the Dreyer's Stockholders Meeting (after any adjournments or postponements thereof) and (iii) the date of termination of the Merger Agreement in accordance with its terms, provided, however, that termination of this Agreement shall not prevent any party hereunder from seeking any remedies (at law or in equity) against any other party hereto for such party's breach of any of the terms of this Agreement. Notwithstanding the foregoing, (i) Sections 7.1, 7.6, 7.7, 7.8, 7.16, and 7.17 of this Agreement shall survive the termination of this Agreement and (ii) if the Required Dreyer's Vote is obtained at the Dreyer's Stockholders Meeting, then the covenant set forth in Section 3.1(a) shall survive until the earlier to occur of the Effective Time or the date of termination of the Merger Agreement in accordance with its terms.

     SECTION 6.2 RIGHT OF FIRST REFUSAL AGREEMENTS. The parties hereto acknowledge and agree that the Right of First Refusal Agreement, by and between
T. Gary Rogers and Kathleen T. Rogers, individually and as Co-Trustees of the Rogers Revocable Trust and Nestle Holdings, Inc., dated as of June 14, 1994, the Agreement regarding Right of First Refusal, among Nestle Holdings, Inc., Bank of America National Trust and Savings Association and T. Gary Rogers and Kathleen
T. Rogers, individually and as Co-Trustees of the Rogers Revocable Trust and as Co-Trustees of the Four Rogers Trust, dated as of June 14, 1994, the Right of First Refusal Agreement, by and between William F. Cronk, III, and Janet M. Cronk, individually and as Co-Trustees of the Cronk Revocable Trust and Nestle Holdings, Inc., dated as of June 14, 1994, and the Agreement Regarding Right of First Refusal, among Nestle Holdings, Inc., Bank of America National Trust and Savings Association and William F. Cronk, III and Janet M. Cronk, individually and as Co-Trustees of the Cronk Revocable Trust, dated as of June 14, 1994 (the "ROFR Agreements") shall be terminated, so long as there has been no breach of the ROFR Agreements, as of the Effective Time. The ROFR Agreements shall remain in full force and effect between the date hereof and the Effective Time and, in the event that the Effective Time does not occur for any reason, the ROFR Agreements shall continue to remain in effect in all respects in accordance with their terms.

                                  ARTICLE VII
                                 MISCELLANEOUS

     SECTION 7.1 APPRAISAL RIGHTS. Each Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger that it may have under applicable law.

     SECTION 7.2 PUBLICATION. Each Stockholder hereby permits Nestle to publish and disclose in the Dreyer's Proxy Statement and the Dreyer's Registration Statement (including all documents and schedules filed with the Securities and Exchange Commission) its identity and ownership of shares of Common Stock and the nature of its commitments, arrangements and understandings pursuant to this Agreement; provided, however, that such publication and disclosure is subject in all cases to the prior review and comment by the Stockholders.

     SECTION 7.3 HSR REQUIREMENTS. Each Stockholder agrees promptly to make all necessary filings, if any, and thereafter make any other required submissions, if any, with respect to the Merger Agreement, the Merger and the transactions contemplated by the Merger Agreement required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, any antitrust and competition laws of any other applicable jurisdiction and any other applicable law. Each Stockholder shall cooperate with Nestle in connection with the making of any such filings referenced in the preceding sentence, including providing copies of all such documents to Nestle and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith.

     SECTION 7.4 FURTHER ACTIONS. Each of the parties hereto agrees that it will use its reasonable best efforts to do all things necessary to effectuate this Agreement.

     SECTION 7.5 FEES AND EXPENSES. Each of the parties shall be responsible for its own fees and expenses (including, without limitation, the fees and expenses of financial consultants, investment bankers, accountants and counsel) in connection with the entering into of this Agreement and the consummation of the transactions contemplated hereby and by the Merger Agreement.

     SECTION 7.6 AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

     SECTION 7.7 SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedies at law or in equity.

     SECTION 7.8 PUBLIC ANNOUNCEMENTS. Subject to its respective legal obligations (including requirements of stock exchanges and other similar regulatory bodies), each Stockholder agrees to consult with Nestle before issuing, or permitting any agent or Affiliate to issue, and provide Nestle with the opportunity to review and make reasonable comment upon, any press releases or otherwise making or permitting any agent or Affiliate to make, any public statements with respect to the Merger Agreement or this Agreement and the transactions contemplated thereby and hereby and, except as may be required by applicable Law, will not issue any such press release or make any such public statement prior to such consultation.

     SECTION 7.9 NOTICES. Any notices or other communications required or permitted under, or otherwise in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission (with confirmation) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

     If to Nestle, addressed to it at:

     Nestle Holdings, Inc.
     c/o Nestle USA, Inc.
     800 North Brand Boulevard
     Glendale, CA 91203
     Attn: General Counsel

     with a copy to:

     Latham & Watkins
     633 West Fifth Street, Suite 4000
     Los Angeles, CA 90071
     Fax: (213) 891-8763
     Attn: Mary Ellen Kanoff

     If to any Stockholder, addressed as per the Stockholder's address on
Schedule I.

     SECTION 7.10 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 7.11 SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     SECTION 7.12 ENTIRE AGREEMENT. This Agreement (together with the Merger Agreement, to the extent referred to herein) constitutes the entire agreement of the parties and supersedes all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

     SECTION 7.13 ASSIGNMENT. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the parties, except that Nestle may assign and transfer its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Nestle.

     SECTION 7.14 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     SECTION 7.15 MUTUAL DRAFTING. Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

     SECTION 7.16  GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF TRIAL BY
JURY.

     (a) This Agreement and the transactions contemplated hereby, and all disputes between the parties under or related to the Agreement or the facts and circumstances leading to its execution, whether in contract, tort or otherwise, shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the application of Delaware principles of conflicts of laws.

     Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any Delaware State court, or Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such Delaware State court or, to the extent permitted by law, in such Federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such Delaware State or Federal court, (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such Delaware State or Federal court, and (v) hereby appoints RLF Service Corp., One Rodney Square, P. O. Box 551, Wilmington, Delaware 19899, as agent for service of process in Delaware. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.10. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by law.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND

DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.16(b).

     SECTION 7.17 COUNTERPARTS. This Agreement may be executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                           *     *     *     *     *

     IN WITNESS WHEREOF, Nestle and each Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

                                          NESTLE HOLDINGS, INC.
                                          a Delaware corporation

                                          By: /s/ KRISTIN ADRIAN
                                            ------------------------------------
                                            Name: Kristin Adrian
                                            Title:  Senior Vice President,
                                                    General Counsel

                                              /s/ T. GARY ROGERS
                                          --------------------------------------
                                          T. Gary Rogers, individually and as
                                          Co-Trustee of the Rogers Revocable
                                          Trust and as Co-Trustee of the Four
                                          Rogers Trust

                                              /s/ KATHLEEN T. ROGERS
                                          --------------------------------------
                                          Kathleen T. Rogers, individually and
                                          as Co-Trustee of the Rogers Revocable
                                          Trust and as Co-Trustee of the Four
                                          Rogers Trust

                                              /s/ WILLIAM F. CRONK, III
                                          --------------------------------------
                                          William F. Cronk, III, individually
                                          and as Co-Trustee of the Cronk
                                          Revocable Trust

                                              /s/ JANET M. CRONK
                                          --------------------------------------
                                          Janet M. Cronk, individually and as
                                          Co-Trustee of the Cronk Revocable
                                          Trust

                                   SCHEDULE I

                           OWNERSHIP OF COMMON STOCK

                                                               Number of
Name and Address of Stockholder                                 Shares
-------------------------------                                ---------
T. Gary Rogers and Kathleen T. Rogers, .....................   2,767,072
as Co-Trustees of the Rogers Revocable Trust and as
Co-Trustees of the Four Rogers Trust
c/o Dreyer's Grand Ice Cream, Inc.
5929 College Ave
Oakland, CA 94618

William F. Cronk, III and Janet M. Cronk, ..................   1,299,922
as Co-Trustees of the Cronk Revocable Trust
c/o Dreyer's Grand Ice Cream, Inc.
5929 College Ave
Oakland, CA 94618

Each of Mr. Rogers and Mr. Cronk owns options to purchase 1,248,260 shares of Common Stock. If any such options are exercised during the term of this Agreement, such shares shall become "Subject Shares" for purposes of this Agreement. In addition, as described in the Company's Proxy Statement dated April 8, 2002, Mr. Rogers holds shares in a savings plan account as to which he has no voting power.

                                                                         Annex F

                                                          Investment Banking

                                                          Corporate and
                                                          Institutional
                                                          Client Group

                                                          World Financial Center
                                                          North Tower
                                                          New York, New York
                                                          10281-1330
                                                          212 449 1000 Main
[MERRILL LYNCH LOGO]
                                                       June 16, 2002

Board of Directors
Dreyer's Grand Ice Cream, Inc.
5929 College Avenue
Oakland, California 94618

Dear Members of the Board of Directors:

     Dreyer's Grand Ice Cream, Inc. (the "Company"), New December, Inc., a wholly owned subsidiary of the Company ("New Dreyer's"), December Merger Sub, Inc., a wholly owned subsidiary of New Dreyer's ("Merger Sub"), Nestle Holdings, Inc. ("Nestle"), and NICC Holdings, Inc., a wholly owned indirect subsidiary of Nestle ("Contributing Sub"), propose to enter into an Agreement and Plan of Merger and Contribution, dated as of June 16, 2002 (the "Agreement"), in which
(i) Contributing Sub will contribute all of its outstanding membership interests in Nestle Ice Cream Company, LLC, a limited liability company and wholly owned subsidiary of Contributing Sub ("NICC"), into New Dreyer's in exchange for Class B common stock, par value $.01 per share (the "Class B Common Stock"), of New Dreyer's (the "Contribution"), (ii) Nestle will exchange all of the shares of common stock of the Company, par value $1.00 per share (the "Company Common Stock"), owned by it or its affiliates for an equal number of Class B Common Stock (collectively, the "Exchange"), and (iii) Merger Sub will merge into the Company with the Company surviving (the "Merger" and, together with the Contribution and the Exchange, the "Transactions"). In connection with the Merger, each share of Company Common Stock (other than shares held in the treasury of the Company or by Nestle or its affiliate, which will be contributed in the Exchange and canceled in the Merger) shall cease to exist and be converted into the right to receive one share of Class A Callable Puttable Common Stock, par value $.01 per share, of New Dreyer's (the "Class A Common Stock"). The Class A Common Stock will provide for a right on the part of the holders of such shares to require New Dreyer's to redeem such shares during the time period between December 1, 2005 and January 13, 2006 and between April 3, 2006 and May 12, 2006, in each case as such time period may be extended due to applicable law (each, a "Put"), for $83 per share. The Class A Common Stock will also be redeemable in whole, but not in part, at New Dreyer's option between January 1 and June 30, 2007 for $88 per share (the "Call"). If a Triggering Event (as defined in the proposed Form of Restated Certificate of

Board of Directors
June 16, 2002
Page  2

Incorporation of New Dreyer's as a substantial adverse change determination or an insolvency event) occurs prior to January 1, 2007, the Class A Common Stock shall be redeemed for $83 per share discounted at a rate of 4.6% per annum for the period starting on the date of the Triggering Event and ending on January 1, 2006. New Dreyer's obligation to complete the Call, any Put or the redemption on a Triggering Event is conditioned on it receiving from Nestle or its parent, Nestle, S.A., sufficient funds to complete the Call, any Put or the redemption on a Triggering Event. Nestle or Nestle, S.A. is required to provide such funds or to purchase or to offer to purchase directly from the holders of the Class A Common Stock pursuant to a Governance Agreement (the "Governance Agreement") to be entered into among New Dreyer's, Nestle and Nestle, S.A. in connection with the Transactions.

     The Governance Agreement, also provides, among other things, the following:
(i) that, unless the board of directors of New Dreyer's in discharging its fiduciary duties determines not to declare a dividend, the dividend rate to the New Dreyer's stockholders shall not be less than the greater of (x) 30% of the Company's net income (as defined in the Governance Agreement) per share for the preceding calendar year and (y) $0.24 per share, (ii) an option to Nestle to cause New Dreyer's to exercise the Call, (iii) limitations on business combinations with and acquisitions of additional New Dreyer's securities by Nestle, (iv) restrictions on transfers of shares of New Dreyer's by Nestle, and
(v) the composition of the board of directors of New Dreyer's.

     You have asked us whether, in our opinion, the exchange of the Company Common Stock for Class A Common Stock in the Merger is fair from a financial point of view to the holders of the Company Common Stock (other than Nestle and its affiliates).

     In arriving at the opinion set forth below, we have, among other things:

          1. Reviewed certain publicly available business and financial information relating to the Company and NICC that we deemed to be relevant;

          2. Reviewed certain information including financial forecasts relating to the business, earnings, cash flows, assets, liabilities and prospects of the Company and NICC, as well as the amount and timing of the cost savings and related expenses and synergies expected to result from the Transactions (the "Expected Synergies"), based on publicly available information and information furnished to us by senior management of the Company and Nestle;

Board of Directors
June 16, 2002
Page  3

          3. Conducted discussions with members of senior management of the Company concerning the matters described in clauses (1) and (2) above, as well as their respective businesses and prospects before and after giving effect to the Transactions and the Expected Synergies;

          4. Reviewed the market prices and valuation multiples for the Company Common Stock and compared it with those of certain publicly traded companies that we deemed to be relevant;

          5. Reviewed the results of operations of the Company and compared them with those of certain publicly traded companies that we deemed to be relevant;

          6. Compared the proposed financial terms of the Merger with the financial terms of certain other transactions that we deemed to be relevant;

          7. Participated in certain discussions and negotiations among representatives of the Company and Nestle and their legal advisors;

          8.  Reviewed the potential pro forma impact of the Transactions; and

          9. Reviewed a draft of the Agreement dated as of June 16, 2002, and drafts of the Form of Governance Agreement and the proposed Form of Restated Certificate of Incorporation of New Dreyer's received June 16, 2002.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us, discussed with or reviewed by or for us, or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or NICC or been furnished with any such evaluation or appraisal. In addition, we have not assumed any obligation to conduct any physical inspection of the properties or facilities of the Company or NICC. With respect to the financial forecast information and the Expected Synergies furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company or NICC and the Expected Synergies. We have assumed that the final form of the Agreement and the related documents described in item 9 above will be substantially similar to the last drafts reviewed by us. We have also assumed that the Class A Common Stock will be listed on the Nasdaq National Market System.

Board of Directors
June 16, 2002
Page  4

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on, and on the information made available to us as of, the date hereof. We assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof. We have assumed that in the course of obtaining the necessary regulatory or other consents or approvals (contractual or otherwise) for the Transactions, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Transactions. We have further assumed that the Merger will be consummated on a tax-free basis.

     In connection with the preparation of this opinion, we have not been authorized by the Company or the Board of Directors to solicit, nor have we solicited, third-party indications of interest for the acquisition of all or any part of the Company.

     We are acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, all of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We have, in the past, provided financial advisory and financing services to the Company and Nestle and may continue to do so and have received, and may receive, fees for the rendering of such services. In the ordinary course of our business, we may actively trade the Company Common Stock and other securities of the Company, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


     This opinion is for the use and benefit of the Board of Directors of the Company. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger or any matter related thereto.


     We are not expressing any opinion herein as to the price at which the Company Common Stock will trade between the announcement and the consummation of the Merger, and we are not expressing any opinion herein as to the prices at which any shares of New Dreyer's will trade following consummation of the Merger. We also are not expressing any opinion on the Contribution or the Exchange.

Board of Directors
June 16, 2002
Page  5


     This opinion shall not be reproduced, disseminated, quoted, summarized or referred to at any time, in any manner or for any purpose, nor shall any public references to Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") or any of its affiliates be made by the Company or any of its affiliates, without the prior written consent of Merrill Lynch. We hereby consent, however, to the inclusion of this opinion as an exhibit to any proxy or registration statement distributed in connection with the Merger.


     On the basis of and subject to the foregoing, we are of the opinion that, as of the date hereof, the exchange of the Company Common Stock for Class A Common Stock in the Merger is fair from a financial point of view to the holders of the Company Common Stock (other than Nestle and each of its affiliates).

                                          Very truly yours,


                                          /s/  Merrill Lynch, Pierce, Fenner &
                                               Smith Incorporated
                                          -------------------------------------


                                          MERRILL LYNCH, PIERCE, FENNER &
                                          SMITH INCORPORATED

                                    PART II



                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Delaware law permits a corporation to adopt a provision in its certificate of incorporation eliminating or limiting the personal liability of a director, but not an officer in his or her capacity as such, to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except that such provision shall not limit the liability of a director for (1) any breach of the director's duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) liability under
Section 174 of the Delaware General Corporation Law for unlawful payment of dividends or stock purchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit. The New Dreyer's amended and restated certificate of incorporation provides that no New Dreyer's director shall be personally liable to New Dreyer's or New Dreyer's stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such an exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law.

        Under Delaware law, a corporation may indemnify any individual made a party or threatened to be made a party to any type of proceeding, other than action by or in the right of the corporation, because he or she is or was an officer, director, employee or agent of the corporation or was serving at the request of the corporation as an officer, director, employee or agent of another corporation or entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such proceeding:
(1) if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; or
(2) in the case of a criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. A corporation may indemnify any individual made a party or threatened to be made a party to any threatened, pending or completed action or suit brought by or in the right of the corporation because he or she was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other entity, against expenses actually and reasonably incurred in connection with such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, provided that such indemnification will be denied if the individual is found liable to the corporation, unless, in such a case, the court determines the person is nonetheless entitled to indemnification for such expenses. A corporation must indemnify a present or former director or officer who successfully defends himself or herself in a proceeding to which he or she was a party because he or she was a director or officer of the corporation against expenses actually and reasonably incurred by him or her. Expenses incurred by an officer or director, or any employees or agents as deemed appropriate by the board of directors, in defending civil or criminal proceedings may be paid by the corporation in advance of the final disposition of such proceedings upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation. The Delaware law regarding indemnification and expense advancement is not exclusive of any other rights which may be granted by the New Dreyer's amended and restated certificate of incorporation or amended and restated by-laws, a vote of stockholders or disinterested directors, agreement or otherwise.

        Under the Delaware General Corporation Law, termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that such person is prohibited from being indemnified.

        The New Dreyer's amended and restated by-laws provide for the indemnification and advancement of expenses to the fullest extent permitted by law of any individual made, or threatened to be made, a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of New Dreyer's or is or was a director or officer of New Dreyer's serving any other enterprise at the request of New Dreyer's. However, New

Dreyer's will not indemnify a director or officer who commences any proceeding (except for proceedings to enforce rights of indemnification), unless the commencement of that proceeding was authorized or consented to by the New Dreyer's board of directors.

        After the completion of the transactions, New Dreyer's has agreed to indemnify each present and former director and officer of Dreyer's against all costs or expenses, judgments, fines, losses, claims, damages or liabilities in connection with any claim, action, suit, proceeding or investigation brought within six years of the completion of the transactions for acts or omissions, existing or occurring before the completion of the transactions, to the fullest extent permitted under applicable law.

        Under the governance agreement, so long as New Dreyer's is using reasonable best efforts to pursue reimbursement from New Dreyer's director and officer insurance policies, Nestle has agreed to indemnify the officers and directors of New Dreyer's against all losses, claims, damages, liabilities and expenses arising out of the redemption of New Dreyer's class A callable puttable common stock under the put right or call right in accordance with the governance agreement or the short form merger other than any losses, claims, damages, liabilities and expenses that result primarily from actions taken or omitted in bad faith by the indemnified person or from the indemnified person's gross negligence or willful misconduct. However, the foregoing indemnification obligation will apply only to the extent the losses, claims, damages, liabilities and expenses incurred by the officers and directors of New Dreyer's are not reimbursed or advanced by New Dreyer's or the insurers under New Dreyer's director and officer insurance policies, except that Nestle will have any subrogation rights of the indemnitee against New Dreyer's or the insurer.

        In addition, under the governance agreement, New Dreyer's will be required to maintain for the benefit of the directors and officers of New Dreyer's an insurance and indemnification policy that provides coverage for acts or omissions with coverage limits and other terms at reasonable levels consistent with industry practice.

        New Dreyer's may purchase a policy of directors' and officers' liability insurance for acts and omissions, which protection under such policy need not be limited by any restrictions on New Dreyer's power to indemnify such persons.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS


EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
  2.1     --    Agreement and Plan of Merger and Contribution, dated as of
                June 16, 2002, and Amendment No. 1 thereto, dated as of
                October 25, 2002 (attached as Annex A to the proxy
                statement/ prospectus which is a part of this registration statement)

  3.1     --    Form of Amended and Restated Certificate of Incorporation of
                Registrant (attached as Annex C to the proxy
                statement/prospectus which is a part of this registration
                statement)

  3.2     --    Form of Amended and Restated By-Laws of Registrant (attached as Annex D to the proxy statement/prospectus which is a part of this registration statement)

  4.1     --    Specimen Certificate of Registrant Class A Callable Puttable
                Common Stock, par value $0.01 per share

  4.2     --    Form of Governance Agreement to be entered into among
                Registrant, Nestle Holdings, Inc. and Nestle S.A. (attached as Annex B to the proxy statement/prospectus which is a part of this registration statement)

  5.1     --    Opinion of Mark LeHocky, Esq., regarding the legality of the securities being registered

  8.1     --    Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters

  9.1     --    Stockholder Voting Agreement dated as of June 16, 2002
                (attached as Annex E to the proxy statement/prospectus which is a part of this registration statement)

 10.1     --    Employment Agreement dated as of June 16, 2002, by and
                between Registrant and T. Gary Rogers**

EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
 10.2     --    Employment Agreement dated as of June 16, 2002, by and
                between Registrant and Thomas M. Delaplane**

 10.3     --    Employment Agreement dated as of June 16, 2002, by and
                between Registrant and Timothy F. Kahn**

 10.4     --    Employment Agreement dated as of June 16, 2002, by and
                between Registrant and William R. Oldenburg**

 10.5     --    Employment Agreement dated as of June 16, 2002, by and
                between Registrant and J. Tyler Johnston**

 23.1     --    Consent of PricewaterhouseCoopers LLP

 23.2     --    Consent of KPMG LLP

 23.3     --    Consent of PricewaterhouseCoopers LLP

 23.4     --    Consent of Wachtell, Lipton, Rosen & Katz (included in
                Exhibit 8.1)

 99.1     --    Consent of Merrill Lynch, Pierce, Fenner & Smith
                Incorporated

 99.2     --    Form of Proxy Card of Dreyer's Grand Ice Cream, Inc.

 99.3     --    Consent of T. Gary Rogers to be named as a director**

 99.4     --    Consent of Peter Brabeck-Letmathe to be named as a director*

 99.5     --    Consent of William F. Cronk, III to be named as a director**

 99.6     --    Consent of Jan L. Booth to be named as a director**

 99.7     --    Consent of John W. Larson to be named as a director**

 99.8     --    Consent of Timothy P. Smucker to be named as a director**


---------------

*  To be filed by amendment.

** Previously filed as an exhibit to the Registrant's registration statement on Form S-4 (File No. 333-10152) filed with the Commission on November 6, 2002.

ITEM 22. UNDERTAKINGS

        (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        (b) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the prospectus and furnished pursuant and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        (c)(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

        (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

        (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, New December, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Oakland, California, on January 17, 2003.


                                          NEW DECEMBER, INC.

                                          By:      /s/ TIMOTHY F. KAHN
                                            ------------------------------------
                                              Name:  Timothy F. Kahn
                                              Title:  President

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


                SIGNATURE                                   TITLE                          DATE
                ---------                                   -----                          ----

           /s/ TIMOTHY F. KAHN                      President and Director           January 17, 2003
------------------------------------------      (Principal Executive Officer)
             Timothy F. Kahn




          /s/ WILLIAM C. COLLETT                    Treasurer and Director           January 17, 2003
------------------------------------------     (Principal Financial Officer and
            William C. Collett                  Principal Accounting Officer)




             /s/ MARK LEHOCKY                       Secretary and Director           January 17, 2003
------------------------------------------
               Mark LeHocky

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                  DESCRIPTION
-------                                 -----------
  2.1     --    Agreement and Plan of Merger and Contribution, dated as of
                June 16, 2002, and Amendment No. 1 thereto, dated as of
                October 25, 2002 (attached as Annex A to the proxy
                statement/prospectus which is a part of this registration
                statement)

  3.1     --    Form of Amended and Restated Certificate of Incorporation of
                Registrant (attached as Annex C to the proxy
                statement/prospectus which is a part of this registration
                statement)

  3.2     --    Form of Amended and Restated By-Laws of Registrant (attached as Annex D to the proxy statement/prospectus which is a part of this registration statement)

  4.1     --    Specimen Certificate of Registrant Class A Callable Puttable
                Common Stock, par value $0.01 per share

  4.2     --    Form of Governance Agreement to be entered into among
                Registrant, Nestle Holdings, Inc. and Nestle S.A. (attached as Annex B to the proxy statement/prospectus which is a part of this registration statement)

  5.1     --    Opinion of Mark LeHocky, Esq., regarding the legality of the securities being registered

  8.1     --    Opinion of Wachtell, Lipton, Rosen & Katz as to tax matters

  9.1     --    Stockholder Voting Agreement dated as of June 16, 2002
                (attached as Annex E to the proxy statement/prospectus which is a part of this registration statement)

 10.1     --    Employment Agreement dated as of June 16, 2002, by and
                between Registrant and T. Gary Rogers**

 10.2     --    Employment Agreement dated as of June 16, 2002, by and
                between Registrant and Thomas M. Delaplane**

 10.3     --    Employment Agreement dated as of June 16, 2002, by and
                between Registrant and Timothy F. Kahn**

 10.4     --    Employment Agreement dated as of June 16, 2002, by and
                between Registrant and William R. Oldenburg**

 10.5     --    Employment Agreement dated as of June 16, 2002, by and
                between Registrant and J. Tyler Johnston**

 23.1     --    Consent of PricewaterhouseCoopers LLP

 23.2     --    Consent of KPMG LLP

 23.3     --    Consent of PricewaterhouseCoopers LLP

 23.4     --    Consent of Wachtell, Lipton, Rosen & Katz (included in
                Exhibit 8.1)

 99.1     --    Consent of Merrill Lynch, Pierce, Fenner & Smith
                Incorporated

 99.2     --    Form of Proxy Card of Dreyer's Grand Ice Cream, Inc.

 99.3     --    Consent of T. Gary Rogers to be named as a director**

 99.4     --    Consent of Peter Brabeck-Letmathe to be named as a director*

 99.5     --    Consent of William F. Cronk, III to be named as a director**

 99.6     --    Consent of Jan L. Booth to be named as a director**

 99.7     --    Consent of John W. Larson to be named as a director**

 99.8     --    Consent of Timothy P. Smucker to be named as a director**


---------------

 * To be filed by amendment

** Previously filed as an exhibit to the Registrant's Registration Statement on Form S-4 (File No. 333-101052) filed with the Commission on November 6, 2002.